     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 12, 2002.

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                                PMR CORPORATION
             (Exact name of registrant as specified in its charter)

                DELAWARE                                   8093                                  23-2491707
      (State or other jurisdiction             (Primary Standard Industrial                   (I.R.S. Employer
   of incorporation or organization)           Classification Code Number)                 Identification Number)

                             ---------------------
1565 HOTEL CIRCLE SOUTH, 2ND FLOOR, SAN DIEGO, CALIFORNIA 92108, (619) 610-4001
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------
                                 FRED D. FURMAN
                 PRESIDENT AND GENERAL COUNSEL, PMR CORPORATION
 1565 HOTEL CIRCLE SOUTH, 2ND FLOOR, SAN DIEGO, CALIFORNIA 92108 (619) 610-4001 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                   COPIES TO:

                    THOMAS P. MASON, ESQ                                        LEE C. DILWORTH, ESQ.
                   VINSON & ELKINS L.L.P.                                       SUSAN V. SIDWELL, ESQ.
                       THE TERRACE 7                                  HARWELL HOWARD HYNE GABBERT & MANNER, P.C.
                2801 VIA FORTUNA, SUITE 100                                315 DEADERICK STREET, SUITE 1800
                    AUSTIN, TEXAS 78746                                       NASHVILLE, TENNESSEE 37238
                       (512) 542-8400                                               (615) 256-0500

                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the registration statement becomes effective and the effective time of the proposed merger as described in the enclosed joint proxy statement/prospectus.
                             ---------------------
    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                     PROPOSED MAXIMUM     PROPOSED MAXIMUM        AMOUNT OF
           TITLE OF EACH CLASS OF                 AMOUNT TO BE           OFFERING            AGGREGATE           REGISTRATION
         SECURITIES TO BE REGISTERED               REGISTERED        PRICE PER SHARE       OFFERING PRICE            FEE
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value                     7,568,906(1)             N/A             $10,294,872(2)            $948
---------------------------------------------------------------------------------------------------------------------------------
Contingent Value Rights(3)                         2,905,162               N/A                  N/A                  N/A
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Based upon the estimated maximum number of shares of common stock, $0.01 par value per share, of PMR Corporation, including shares issuable upon exercise of options, that may be issued in connection with the merger described herein.

(2) Solely for purposes of calculating the registration fee required by the Securities Act of 1933, as amended, and pursuant to Rule 457(f)(2) under the Securities Act, the proposed maximum aggregate offering price has been calculated as the aggregate book value of the capital stock of Psychiatric Solutions, Inc. computed as of March 31, 2002.

(3) PMR Corporation intends to distribute Contingent Value Rights to its stockholders prior to the effective time of the merger.
                             ---------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(PMR CORPORATION LOGO)                                                (PSI LOGO)

                 PROPOSED MERGER -- YOUR VOTE IS VERY IMPORTANT

     Dear stockholders:

     The boards of directors of PMR Corporation, a Delaware corporation, and Psychiatric Solutions, Inc., a Delaware corporation, have approved a merger between Psychiatric Solutions and a wholly-owned subsidiary of PMR. The merger agreement, as amended, provides for the merger of PMR Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of PMR, with and into Psychiatric Solutions, pursuant to which:

     - each outstanding share of Psychiatric Solutions common stock will be converted into the right to receive 0.156648 shares of common stock of PMR;

     - each outstanding share of Psychiatric Solutions Series A preferred stock will be converted into the right to receive 0.336020 shares of common stock of PMR; and

     - each outstanding share of Psychiatric Solutions Series B preferred stock will be converted into the right to receive 0.425707 shares of common stock of PMR.

     In connection with and as a condition to the proposed merger, PMR is also proposing an amendment to its charter in order to effect a 1-for-2 1/2 reverse stock split. The foregoing exchange ratios give effect to this proposed reverse stock split. Except for the effect of the reverse stock split, each outstanding share of PMR common stock will remain outstanding as a share of PMR common stock. Psychiatric Solutions stockholders will have dissenters' rights under Delaware law in connection with the merger. PMR and Psychiatric Solutions stockholders will own, respectively, approximately 28% and 72% of the common stock of PMR after the merger.

     On May 3, 2002, the last full trading day prior to the public announcement of the proposed merger, PMR common stock closed at $2.38 per share, without
giving effect to the reverse stock split. On          , 2002, the last trading
day prior to the date of this joint proxy statement/prospectus, PMR common stock
closed at $[               ] per share, without giving effect to the reverse
stock split. PMR stockholders and Psychiatric Solutions stockholders are urged to obtain current market quotations for PMR common stock prior to making any decision with respect to the merger.

     The boards of directors of PMR and Psychiatric Solutions have unanimously determined that the merger is in the best interest of their stockholders, and each board recommends voting "FOR" approval of the merger agreement, as amended, and the transactions contemplated by the merger agreement.

     THE MERGER CANNOT BE COMPLETED UNLESS THE STOCKHOLDERS OF BOTH COMPANIES APPROVE THE MERGER AGREEMENT, AS AMENDED, AND THE PMR STOCKHOLDERS APPROVE AN AMENDMENT TO PMR'S CHARTER TO (I) INCREASE THE NUMBER OF AUTHORIZED SHARES OF PMR COMMON STOCK TO FACILITATE THE ISSUANCE OF PMR COMMON STOCK IN CONNECTION WITH THE MERGER, (II) EFFECT THE 1-FOR-2 1/2 REVERSE STOCK SPLIT, AND (III) CHANGE THE NAME OF PMR TO "PSYCHIATRIC SOLUTIONS, INC." WE HAVE EACH SCHEDULED SPECIAL MEETINGS FOR OUR STOCKHOLDERS TO VOTE ON THE MERGER AGREEMENT AND RELATED MATTERS. YOUR VOTE IS VERY IMPORTANT.

     You are cordially invited to attend the special meeting of stockholders of your respective company. In the material accompanying this letter, you will find a notice of special meeting of stockholders, the joint proxy statement/prospectus and a proxy card to allow you to vote your shares. We urge you to read carefully the joint proxy statement/prospectus which more fully describes the merger agreement, the merger and the transactions contemplated by the merger agreement. A copy of the merger agreement as amended is attached as Annex A to the joint proxy statement/prospectus.

     The date, times and places of the special meetings are as follows:

        For PMR stockholders:                      For Psychiatric Solutions stockholders:
        [        ] on             , 2002           [        ] on             , 2002
        PMR Corporation                            Harwell Howard Hyne Gabbert & Manner, P.C.
        1565 Hotel Circle South, 2nd Floor         315 Deaderick Street, Suite 1800
        San Diego, California 92108                Nashville, Tennessee 37238

     WHETHER OR NOT YOU PLAN TO ATTEND YOUR COMPANY'S SPECIAL MEETING, IT IS IMPORTANT THAT YOU VOTE. PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. If you attend the special meeting, you may vote in person, if you wish, even if you previously returned your proxy card.

     This document is a prospectus of PMR relating to the issuance of PMR common stock in connection with the merger and a proxy statement for both PMR and Psychiatric Solutions to use in soliciting proxies for our special stockholder meetings. It contains answers to frequently asked questions and a summary description of the merger (beginning on page 1), followed by a more detailed discussion of the merger and related matters. You should also review the "Risk Factors" beginning on page 29. We urge you to read this entire document carefully.

        /s/ Fred D. Furman                         /s/ Joey A. Jacobs
        Fred D. Furman                             Joey A. Jacobs
        President and General Counsel              President and Chief Executive Officer
        PMR Corporation                            Psychiatric Solutions, Inc.

     This joint proxy statement prospectus is dated          , 2002, and is
being first mailed to stockholders on or about           , 2002.

                                PMR CORPORATION
                       1565 Hotel Circle South, 2nd Floor
                          San Diego, California 92108

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON           , 2002

To the Stockholders of PMR Corporation:

     A special meeting in lieu of annual meeting of the holders of common stock of PMR Corporation, a Delaware corporation ("PMR"), will be held at
[               ] local time, on [               ,                ], 2002 at PMR
Corporation, 1565 Hotel Circle South, 2nd Floor, San Diego, California 92108. At the PMR special meeting, the holders of common stock of PMR will:

     1. Consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of May 6, 2002, by and between Psychiatric Solutions, Inc., a Delaware corporation, PMR and PMR Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of PMR ("Merger Sub"), as amended by Amendment No. 1 to Agreement and Plan of Merger dated as of June 10, 2002, pursuant to which, among other things, Merger Sub will merge with and into Psychiatric Solutions, Merger Sub will cease to exist and Psychiatric Solutions will survive as a wholly-owned subsidiary of PMR;

     2. Consider and vote upon a proposal to approve and adopt an amendment to PMR's charter to (a) increase the number of authorized shares of PMR common stock to facilitate the issuance of PMR common stock in connection with the merger, (b) provide for a 1-for-2 1/2 reverse stock split of PMR common stock prior to the closing of the merger, and (c) change the name of PMR to "Psychiatric Solutions, Inc."; and

     3. Transact any other business that may properly come before the special meeting or any adjournments of the special meeting.

     The board of directors has fixed the close of business on
[               ], 2002, as the record date for determining which stockholders are entitled to notice of, and to vote at, the special meeting or any adjournments of the special meeting.

     THE BOARD OF DIRECTORS OF PMR UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT, AS AMENDED, AND "FOR" THE PROPOSED AMENDMENT TO THE CHARTER. The affirmative vote of the holders of a majority of the outstanding shares of PMR common stock is required to approve and adopt the merger agreement and to approve and adopt the proposed amendment to the charter. If you do not send in your proxy or vote at the special meeting, it will have the same effect as if you voted against the merger and the amendment to the charter.

     Holders of PMR common stock, even if they expect to be present at the special meeting, are requested to sign, vote and date the enclosed proxy and return it promptly in the enclosed envelope. Any stockholder giving a proxy has the power to revoke it any time prior to the special meeting. Stockholders who are present at the special meeting may withdraw their proxies and vote in person.

                                          By Order of the Board of Directors,

                                          /s/ Fred D. Furman
                                          President and General Counsel

San Diego, California
[               ], 2002

                          PSYCHIATRIC SOLUTIONS, INC.
                         113 Seaboard Lane, Suite C-100
                           Franklin, Tennessee 37067
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                     TO BE HELD ON [               ], 2002

To the Stockholders of Psychiatric Solutions, Inc.:

     A special meeting of the holders of capital stock of Psychiatric Solutions,
Inc., a Delaware corporation, will be held at [               ] local time, on
[               ],[               ], 2002, at Harwell Howard Hyne Gabbert &
Manner, P.C., 315 Deaderick Street, Suite 1800, Nashville, Tennessee 37238. At the Psychiatric Solutions special meeting, the holders of capital stock of Psychiatric Solutions will:

     1. Consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of May 6, 2002, by and between Psychiatric Solutions, PMR Corporation, a Delaware corporation and PMR Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of PMR ("Merger Sub"), as amended by Amendment No. 1 to Agreement and Plan of Merger dated as of June 10, 2002, pursuant to which, among other things, Merger Sub will merge with and into Psychiatric Solutions, Merger Sub will cease to exist and Psychiatric Solutions will survive as a wholly-owned subsidiary of PMR. As a result of the merger:

        - each outstanding share of Psychiatric Solutions common stock will be converted into the right to receive 0.156648 shares of common stock of PMR;

        - each outstanding share of Psychiatric Solutions Series A preferred stock will be converted into the right to receive 0.336020 shares of common stock of PMR; and

        - each outstanding share of Psychiatric Solutions Series B preferred stock will be converted into the right to receive 0.425707 shares of common stock of PMR.

     2. Transact any other business that may properly come before the special meeting or any adjournments or postponements of the special meeting.

     The board of directors has fixed the close of business on [               ,
               ], 2002 as the record date for determining which stockholders are entitled to notice of, and to vote at, the special meeting or any adjournments of the special meeting.

     THE BOARD OF DIRECTORS OF PSYCHIATRIC SOLUTIONS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT, AS AMENDED. The affirmative vote of the holders of a majority of the outstanding shares of Psychiatric Solutions common stock and the holders of a majority of the outstanding shares of Psychiatric Solutions Series A preferred stock and Series B preferred stock, voting together as a single class, is required to approve and adopt the merger agreement.

     If you do not send in your proxy or vote at the special meeting, it will have the same effect as if you voted against the merger.

     Holders of Psychiatric Solutions capital stock, even if they expect to be present at the special meeting, are requested to sign, vote and date the enclosed proxy and return it promptly in the enclosed envelope. Any stockholder giving a proxy has the power to revoke it any time prior to the special meeting. Stockholders who are present at the special meeting may withdraw their proxies and vote in person.

                                          By Order of the Board of Directors,

                                          /s/ Joey A. Jacobs
                                          President and Chief Executive Officer
Franklin, Tennessee
[               ], 2002

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION, DATED JUNE 12, 2002

(PMR CORPORATION LOGO)                                                (PSI LOGO)

                   PROPOSED MERGER -- YOUR VOTE IS IMPORTANT

     The boards of directors of PMR Corporation and Psychiatric Solutions, Inc. have approved an agreement to merge PMR Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of PMR, with and into Psychiatric Solutions, with Psychiatric Solutions surviving as a wholly-owned subsidiary of PMR.

     As a result of the merger, holders of Psychiatric Solutions common stock will receive 0.156648 shares of PMR common stock in exchange for each share of the Psychiatric Solutions common stock that they own. Holders of Psychiatric Solutions Series A preferred stock will receive 0.336020 shares of PMR common stock in exchange for each share of Psychiatric Solutions Series A preferred stock that they own. Holders of Psychiatric Solutions Series B preferred stock will receive 0.425707 shares of PMR common stock in exchange for each share of Psychiatric Solutions Series B preferred stock that they own. Psychiatric Solutions stockholders will own approximately 72% of the common stock of PMR after the merger.

     PMR stockholders will continue to own their existing shares of PMR common stock after the merger, which will represent approximately 28% of the common stock of PMR.

     PMR common stock trades on the Nasdaq National Market under the symbol "PMRP." PMR common stock will continue to be listed on the Nasdaq National Market following the merger. PMR has reserved the symbol "PSYS" and upon completion of the merger the common stock of the combined company will trade under this symbol on the Nasdaq National Market.

     This document is a prospectus of PMR relating to the issuance of shares of PMR's common stock in connection with the merger and a proxy statement for both PMR and Psychiatric Solutions to use in soliciting proxies for our special meetings.

     This document also constitutes a prospectus of PMR with respect to contingent value rights of PMR proposed to be issued to holders of PMR common stock prior to the merger. The contingent value rights represent the right to receive cash payments from PMR in connection with the collection of certain accounts receivable and other amounts of PMR following the merger.

     We can only complete the merger if the PMR stockholders and the Psychiatric Solutions stockholders approve the merger agreement, as amended. In addition, the PMR stockholders must also approve an amendment to the PMR charter to (i) increase the number of authorized shares of PMR common stock, (ii) effect a 1-for-2 1/2 reverse stock split, and (iii) change the name of PMR to "Psychiatric Solutions, Inc." In this document, all share and per share amounts of PMR common stock are on a post-split basis unless otherwise indicated.

     We have scheduled special meetings for the PMR stockholders and the Psychiatric Solutions stockholders to vote on these matters.

     YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND YOUR SPECIAL MEETING, PLEASE TAKE THE TIME TO VOTE BY COMPLETING AND MAILING THE ENCLOSED PROXY CARD TO US.

     Each of our boards of directors has unanimously determined that the terms of the merger agreement, as amended, are in the best interests of our stockholders and has approved and adopted the merger agreement, as amended. Accordingly, the PMR board of directors unanimously recommends that PMR stockholders vote "for" the approval and adoption of the merger agreement, as amended, and the amendment to the PMR charter. The board of directors of Psychiatric Solutions unanimously recommends that Psychiatric Solutions stockholders vote "for" the approval and adoption of the merger agreement, as amended.

     This document provides you with detailed information about the merger and related matters. It contains answers to frequently asked questions and a summary description of the merger (beginning on page 1), followed by a more detailed discussion of the merger and related matters. We encourage you to read this entire document carefully.

     You should also carefully consider the matters discussed under "Risk Factors" beginning on page 29 before voting on the merger.

     Neither the Securities and Exchange Commission nor any state securities regulators have approved the merger, the PMR common stock to be issued in the merger or the fairness or the merits of the merger or have determined whether the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.

     This joint proxy statement/prospectus is dated [               ], 2002, and
is first being mailed to PMR stockholders and Psychiatric Solutions stockholders
on or about [               ], 2002.

                      REFERENCES TO ADDITIONAL INFORMATION

     This document incorporates important business and financial information about PMR that is not included in or delivered with this document. This information is available without charge to you upon written or oral request at PMR's address and telephone number listed on page 4. See also "Where You Can Find More Information" beginning on page 149. To obtain timely delivery, you
must request the information no later than           , 2002.

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
QUESTIONS AND ANSWERS ABOUT THE MERGER......................      1
SUMMARY.....................................................      5
  The Companies.............................................      5
  Risks Associated with the Merger..........................      6
  The Merger................................................      6
  Reasons for the Merger....................................      6
  What PMR Stockholders Will Receive in the Merger..........      7
  What Psychiatric Solutions Stockholders Will Receive in
     the Merger.............................................      7
  Recommendation of Each Company's Board of Directors to
     Stockholders...........................................      7
  Fairness Opinions of Financial Advisors...................      8
  Accounting Treatment......................................      8
  Material U.S. Federal Income Tax Consequences.............      8
  Regulatory Approvals......................................      8
  Appraisal Rights..........................................      8
  Federal Securities Laws Consequences; Resale
     Restrictions...........................................      9
  Interests of Certain Directors, Officers and Stockholders
     of Psychiatric Solutions and PMR in the Merger.........      9
  The Merger Agreement......................................     10
  Stockholder Voting Agreements.............................     12
  Contingent Value Rights...................................     12
  Voting....................................................     12
  Directors and Officers of the Combined Company Following
     the Merger.............................................     13
  How the Rights of Psychiatric Solutions Stockholders Will
     Differ as PMR Stockholders.............................     14
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF PMR......     15
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF
  PSYCHIATRIC SOLUTIONS.....................................     17
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
  FINANCIAL STATEMENTS OF PMR AND PSYCHIATRIC SOLUTIONS.....     18
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
  FINANCIAL STATEMENTS......................................     22
COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND
  INFORMATION...............................................     27
COMPARATIVE PER SHARE DATA..................................     28
RISK FACTORS................................................     29
  Risks Related to the Merger...............................     29
  Risks Related to the Business of Each of PMR and
     Psychiatric Solutions..................................     34
  Risks Related Solely to the Business of PMR...............     35
  Risks Related Solely to the Business of Psychiatric
     Solutions..............................................     35
FORWARD-LOOKING STATEMENTS..................................     38
BUSINESS OF PMR.............................................     40
  Health Services Programs..................................     40
  Regulatory Matters........................................     42
  Insurance.................................................     48
  Properties................................................     48

                                                               PAGE
                                                               ----
  Legal Proceedings.........................................     48
  Employees.................................................     49
PMR MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.......................     50
  Overview..................................................     50
  Sources of Revenue........................................     51
  Results of Continuing Operations..........................     52
  Quarter Ended January 31, 2002 Compared to Quarter Ended
     January 31, 2001.......................................     52
  Nine Months Ended January 31, 2002 Compared to Nine Months
     Ended January 31, 2001.................................     53
  Fiscal Year Ended April 30, 2001 Compared to Fiscal Year
     Ended April 30, 2000...................................     55
  Fiscal Year Ended April 30, 2000 Compared to Fiscal Year
     Ended April 30, 1999...................................     56
  Liquidity and Capital Resources...........................     58
  Impact of Inflation.......................................     59
  PMR's Changes in and Disagreements With Accountants on
     Accounting and Financial Disclosure....................     60
  Critical Accounting Policies..............................     60
PMR'S QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET
  RISK......................................................     60
  Interest Rate Sensitivity.................................     60
  Exchange Rate Sensitivity.................................     61
BUSINESS OF PSYCHIATRIC SOLUTIONS...........................     62
  Overview..................................................     62
  Industry Background.......................................     62
  Business Strategy.........................................     63
  Operations................................................     64
  Regulatory Matters........................................     68
  Sources of Revenue........................................     74
  Properties................................................     75
  Legal Proceedings and Insurance...........................     75
  Employees.................................................     75
  Competition...............................................     75
  Recent Developments.......................................     76
  Related Party Transactions................................     77
PSYCHIATRIC SOLUTIONS MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS..........     78
  Overview..................................................     78
  Impact of Acquisitions....................................     78
  Sources of Revenue........................................     79
  Results of Continuing Operations..........................     79
  Liquidity and Capital Resources...........................     82
  Impact of Inflation.......................................     85
  Critical Accounting Policies..............................     85
  Changes in or Disagreements with Accountants on Accounting
     and Financial Disclosure...............................     86
THE MERGER..................................................     86
  General...................................................     86
  Background of the Merger..................................     86

                                                               PAGE
                                                               ----
  Reasons for the Merger....................................     88
  Recommendation of Each Company's Board of Directors.......     91
  Opinion of PMR's Financial Advisor........................     92
  Opinion of Psychiatric Solutions' Financial Advisor.......     98
  Accounting Treatment......................................    105
  Material U.S. Federal Income Tax Consequences.............    105
  Regulatory Matters; Legal Matters.........................    107
  Nasdaq Market Quotation...................................    108
  Appraisal Rights..........................................    108
  Federal Securities Laws Consequences; Resale
     Restrictions...........................................    110
INTERESTS OF CERTAIN DIRECTORS, OFFICERS AND STOCKHOLDERS IN
  THE MERGER................................................    110
  Director and Officer Positions with Combined Company......    110
  Acceleration of PMR Options...............................    111
  Extension of Option Exercise Periods for Certain PMR
     Officers...............................................    111
  Severance Arrangements for Certain PMR Officers...........    111
  Payment of Preferential Amounts to Psychiatric Solutions
     Preferred Stockholders.................................    112
  Amendments to Promissory Notes of Certain PMR Officers and
     Directors..............................................    112
  Certain Fees to be Paid to an Entity Owned and Controlled
     by PMR Director........................................    112
  Indemnification of Certain Persons........................    113
  Psychiatric Solutions Affiliate Letters...................    113
  Allen Tepper Employment Agreement.........................    113
  Contingent Value Rights Representative....................    113
THE MERGER AGREEMENT........................................    113
  Effective Time of the Merger..............................    113
  Psychiatric Solutions Stock Options.......................    114
  Psychiatric Solutions Employee Benefits...................    115
  Conditions to the Merger..................................    115
  Representations and Warranties of PMR and Psychiatric
     Solutions..............................................    118
  Conduct of the Business of PMR and Psychiatric Solutions
     Prior to the Merger....................................    119
  No Solicitation of Acquisition Transactions...............    122
  Conduct of the Business of the Combined Company Following
     the Merger.............................................    123
  Board, Committees and Officers of PMR.....................    123
  Termination, Amendment or Waiver..........................    124
  Termination Fee...........................................    125
  Expenses..................................................    125
  Indemnification and Insurance.............................    126
STOCKHOLDER VOTING AGREEMENTS...............................    126
  Psychiatric Solutions Stockholder Voting Agreement........    126
  PMR Stockholder Voting Agreement..........................    127
CONTINGENT VALUE RIGHTS AGREEMENT...........................    127
PMR SPECIAL MEETING.........................................    130
  Time and Place; Purpose...................................    130
  Amendment of PMR's Charter................................    130

                                                               PAGE
                                                               ----
  Record Date; Voting Rights and Proxies....................    133
  Solicitation of Proxies...................................    133
  Quorum....................................................    133
  Required Vote; Failure to Vote and Broker Non-Votes.......    134
PSYCHIATRIC SOLUTIONS SPECIAL MEETING.......................    134
  Time and Place; Purpose...................................    134
  Record Date; Voting Rights and Proxies....................    134
  Solicitation of Proxies...................................    135
  Quorum....................................................    135
  Required Vote, Failure to Vote and Broker Non-Votes.......    135
BENEFICIAL OWNERSHIP OF PMR CAPITAL STOCK...................    136
BENEFICIAL OWNERSHIP OF PSYCHIATRIC SOLUTIONS CAPITAL
  STOCK.....................................................    139
DIRECTORS AND OFFICERS OF COMBINED COMPANY FOLLOWING THE
  MERGER....................................................    140
  Directors.................................................    140
  Executive Officers........................................    142
  Executive Compensation....................................    143
  Aggregated Option/SAR Exercises in Last Fiscal Year and
     Fiscal Year-End Option/SAR Values......................    143
COMPARISON OF STOCKHOLDER RIGHTS............................    144
  General...................................................    144
  Number, Classification and Removal of Directors...........    144
  Cumulative Voting.........................................    145
  Power to Call Special Meeting.............................    145
  Stockholder Vote Required for Certain Transactions........    145
  Action by Written Consent in Lieu of a Stockholder
     Meeting................................................    145
  Amendments to Certificates of Incorporation...............    146
  Amendment to Bylaws.......................................    146
  Preferred Stock...........................................    147
  Preemptive Rights.........................................    147
DESCRIPTION OF PMR CAPITAL STOCK............................    148
  Authorized Capital Stock..................................    148
  Common Stock..............................................    148
  Preferred Stock...........................................    148
  Transfer Agent and Registrar..............................    148
  Stock Exchange Listing....................................    148
INDEPENDENT PUBLIC ACCOUNTANTS..............................    148
LEGAL MATTERS...............................................    149
EXPERTS.....................................................    149
STOCKHOLDER PROPOSALS.......................................    149

                                                               PAGE
                                                               ----
WHERE YOU CAN FIND MORE INFORMATION.........................    149
INDEX TO PMR CONSOLIDATED FINANCIAL STATEMENTS..............   FA-1
INDEX TO PSYCHIATRIC SOLUTIONS CONSOLIDATED FINANCIAL
  STATEMENTS................................................   FB-1
ANNEX A: AGREEMENT AND PLAN OF MERGER, AS AMENDED...........    A-1
ANNEX B: AMENDMENT TO PMR AMENDED AND RESTATED CERTIFICATE
  OF INCORPORATION..........................................    B-1
ANNEX C: OPINION OF RAYMOND JAMES & ASSOCIATES, INC. .......    C-1
ANNEX D: OPINION OF BRENTWOOD CAPITAL ADVISORS LLC. ........    D-1
ANNEX E: DELAWARE GENERAL CORPORATION LAW SECTION 262
  RELATING TO APPRAISAL RIGHTS..............................    E-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  WHAT WILL HAPPEN IN THE MERGER?

A: The merger will combine the businesses of PMR and Psychiatric Solutions. To combine the companies, a newly-formed, wholly-owned subsidiary of PMR will merge with and into Psychiatric Solutions. As a result, Psychiatric Solutions will become a wholly-owned subsidiary of PMR. Psychiatric Solutions stockholders will become PMR stockholders and will own approximately 72% of the PMR common stock outstanding immediately after the merger. Current PMR stockholders will own the remaining approximately 28%. The current officers of Psychiatric Solutions will manage the combined company, which will be renamed "Psychiatric Solutions, Inc." and will trade on the Nasdaq National Market under the symbol "PSYS." The merger agreement, as amended, which is a contract among PMR, Psychiatric Solutions, and a subsidiary of PMR, is attached to this joint proxy statement/prospectus as Annex A. You should read the merger agreement carefully in its entirety because it is the legal document describing the parties' rights.

Q:  WHAT WILL I RECEIVE IN THE MERGER?

A: In connection with the merger, holders of Psychiatric Solutions capital stock will receive varying amounts of PMR common stock depending on the class and number of shares of Psychiatric Solutions capital stock they hold. Each Psychiatric Solutions stockholder (other than Psychiatric Solutions stockholders who perfect their appraisal rights under Delaware law) will receive:

     - 0.156648 shares of PMR common stock in exchange for each share of Psychiatric Solutions common stock owned;

     - 0.336020 shares of PMR common stock in exchange for each share of Psychiatric Solutions Series A preferred stock owned; and

     - 0.425707 shares of PMR common stock in exchange for each share of Psychiatric Solutions Series B preferred stock owned.

     Following the merger, PMR stockholders will continue to own their existing shares of PMR common stock, as adjusted for the reverse stock split, and Psychiatric Solutions stockholders and PMR stockholders will own approximately 72% and 28% of the common stock of PMR, respectively. Options to acquire Psychiatric Solutions common stock will be converted into options to purchase shares of PMR common stock based on the common stock exchange ratio used in the merger.

Q:  WHY ARE PMR AND PSYCHIATRIC SOLUTIONS PROPOSING THE MERGER?

A: Our companies are proposing the merger because we believe that the combined businesses will be able to compete more effectively for and secure growth opportunities. We believe that the combined businesses will realize financial and operating synergies, offer more diverse services, allow us to better serve our constituencies, and have a stronger financial position. Please read the more detailed description of our reasons for the merger beginning on page 88.

Q:  WHAT WILL THE NEW COMPANY BE CALLED AND WHERE WILL IT BE HEADQUARTERED?

A: The new company will be called "Psychiatric Solutions, Inc." and will be headquartered in Franklin, Tennessee.

Q:  WHAT WILL HAPPEN TO SHARES OF PMR COMMON STOCK IN CONNECTION WITH THE
    MERGER?

A: A 1-for-2 1/2 reverse stock split of PMR common stock is a condition to the merger. As a result of the reverse stock split, the approximately 7,262,907 shares of PMR common stock outstanding on May 31, 2002 will become approximately 2,905,162 shares of common stock, not including the shares of PMR common stock issued to Psychiatric Solutions stockholders in the merger. Any other shares issued before the effectiveness of the reverse stock split will be similarly adjusted. In addition, each option to purchase PMR common stock outstanding on the effective date will be adjusted so that the number of shares of PMR common stock issuable upon its exercise will be divided by 2.5, and the exercise price of each option will be multiplied by 2.5. Corresponding adjustments will be made to the number of shares vested under each outstanding option.

Q:  WHEN ARE THE SPECIAL STOCKHOLDERS' MEETINGS?

A:  Each company's special meeting of stockholders will take place on
              , 2002. The time and location of each annual meeting is specified on the second page of this document.

Q:  WHAT WILL HAPPEN AT THE SPECIAL STOCKHOLDERS' MEETINGS?

A: At the stockholder meeting, Psychiatric Solutions stockholders will vote on the merger agreement and the transactions contemplated by the merger agreement, as amended. At the PMR special meeting, PMR stockholders will vote on:

     - the merger agreement, as amended, and the transactions contemplated by the merger agreement; and

     - an amendment to PMR's charter to:

      - increase the number of authorized shares of PMR common stock;

      - effect a 1-for-2 1/2 reverse stock split of PMR's common stock; and

      - change the name of PMR to "Psychiatric Solutions, Inc."

     We cannot complete the merger unless, among other things:

     - stockholders of both companies vote to approve the merger agreement and the transactions contemplated by the merger agreement, as amended, including the merger; and

     - PMR stockholders vote to approve the amendment to PMR's charter.

Q:  HOW DO I VOTE?

A: After reading this document, please fill out and sign your proxy card. Then mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares will be represented at your special meeting. If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the proposal(s) submitted at your special meeting.

Q:  WHAT HAPPENS IF I DO NOT RETURN A PROXY CARD?

A: The failure to return a proxy card for Psychiatric Solutions stockholders will have the same effect as voting against the merger. For PMR stockholders, failure to return a proxy card will have the same effect as voting against the merger and the amendment to the charter.

Q:  MAY I VOTE IN PERSON?

A: Yes. You may attend your special meeting and vote your shares in person, even if you sign and mail your proxy card.

Q:  MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You can change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of the following three ways:

     - you can send a written notice stating that you would like to revoke your proxy;

     - you can complete and submit a new proxy card; or

     - you can attend the meeting and vote in person. Your attendance alone will not, however, revoke your proxy.

     If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares, following the directions provided by your broker.

Q:  WHAT ARE THE TAX CONSIDERATIONS OF THE MERGER?

A: The merger generally will be tax free to the stockholders of each of PMR and Psychiatric Solutions for federal income tax purposes (other than with respect to cash that stockholders of Psychiatric Solutions may receive in the merger instead of fractional shares and payments received by stockholders of Psychiatric Solutions relating to the exercise of dissenters' appraisal rights). To review the tax considerations of the transaction in greater detail, see page 105.

Q: ARE THERE RISKS ASSOCIATED WITH THE MERGER THAT I SHOULD CONSIDER IN DECIDING HOW TO VOTE?

A: Yes. There are risks associated with all business combinations, including the merger. A number of risks are discussed in this document. Please read carefully the more detailed description of the risks associated with the merger beginning on page 29.

Q:  WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

A: We expect to complete the merger as quickly as possible once all the conditions to the merger, including obtaining the approvals of our stockholders, are fulfilled or waived. Fulfilling some of these conditions, such as receiving the consent of Psychiatric Solutions' senior lender, are not entirely within our control. We are working to complete the merger as soon as possible, and currently expect to complete the merger by the end of August 2002. In this document, we sometimes refer to the time we complete the merger as the effective time.

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, we will send you written instructions that explain how to exchange your stock certificates for new stock certificates. You will not be required to pay transfer costs or other fees in connection with the exchange of your certificates. Please do not send in any stock certificates until you receive these written instructions and the letter of transmittal.

Q:  WHO WILL COUNT THE VOTES?

A: The chairman of the board of directors of each company will select an inspector of the election for its stockholders meeting. The inspector will ascertain the number of shares outstanding and the voting power of the shares, determine the shares represented at the meeting, determine the validity of proxies and ballots, count all votes, and determine the results of the voting.

Q: WILL PSYCHIATRIC SOLUTIONS STOCKHOLDERS BE ABLE TO TRADE THE PMR COMMON STOCK THAT THEY RECEIVE IN THE MERGER?

A: Yes. The common stock will be listed on the Nasdaq National Market under the symbol "PSYS." However, persons who are affiliates of Psychiatric Solutions will not be able to sell their shares received in the merger unless they comply with Rule 145 under the Securities Act of 1933, as amended.

Q:  AM I ENTITLED TO APPRAISAL OR DISSENTERS' RIGHTS?

A: Psychiatric Solutions stockholders have dissenters' rights, sometimes called appraisal rights, under Delaware law in connection with the merger. Under Delaware General Corporation Law, stockholders with dissenters' rights are entitled to dissent from the merger and obtain payment of the fair value of their shares if the transactions are consummated. The exercise of dissenters' rights will not be tax-free. Please review the information under the caption "Material U.S. Federal Income Tax Consequences -- Treatment of
    Dissenting Psychiatric Solutions Stockholders" beginning on page   for a
    description of the U.S. federal income tax consequences of exercising dissenters' rights. Attached as Annex E to this document is a copy of Section 262 of the Delaware General Corporation Law regarding appraisal rights. See "The Merger -- Appraisal Rights."

Q: WILL THE RIGHTS OF A PSYCHIATRIC SOLUTIONS STOCKHOLDER CHANGE AS A RESULT OF THE MERGER?

A: Yes. Psychiatric Solutions stockholders will become PMR stockholders as a result of the merger and, accordingly, their rights after the merger will be governed by PMR's charter and bylaws. Please read carefully the summary of the material differences between the rights of PMR stockholders and Psychiatric Solutions stockholders under the heading "Comparison of Stockholder Rights."

Q: IF I HAVE MORE QUESTIONS ABOUT THE MERGER OR THE TWO COMPANIES, WHERE CAN I FIND ANSWERS?

A: You can contact the companies at the following addresses if you have any questions regarding the merger or this document.

    For PMR stockholders:                         For Psychiatric Solutions stockholders:
    PMR Corporation                               Psychiatric Solutions, Inc.
    1565 Hotel Circle South, 2nd Floor            113 Seaboard Lane, Suite C-100
    San Diego, CA 92108                           Franklin, TN 37067
    (619) 610-4001                                (615) 312-5700

     In addition to reading this document and its annexes, you can find more information about the merger in PMR's filings with the SEC.

                                    SUMMARY

     This summary, together with the preceding questions and answers section, highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more detailed description of the legal terms of the merger, you should read carefully this entire document and the documents to which we have referred you, including the merger agreement, as amended, attached as Annex A, the proposed amendment to the amended and restated certificate of incorporation of PMR attached as Annex B, the opinion of Raymond James & Associates, Inc., attached as Annex C, the opinion of Brentwood Capital Advisors LLC attached as Annex D and the other documents to which we refer. See "Where You Can Find More Information" on page 149. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

THE COMPANIES
PMR CORPORATION
1565 Hotel Circle South, 2nd Floor
San Diego, California 92108
Telephone: (619) 610-4001

     Over the past fourteen years PMR has been a leader in the development and management of specialized mental health care programs and disease management services designed to treat individuals diagnosed with a serious mental illness. PMR currently manages, administers or provides consulting services for outpatient and community-based psychiatric services for serious mental illness patients, consisting of two outpatient programs and case management programs for a case management agency in and around the Nashville, Tennessee area.

     For the nine months ended January 31, 2002, PMR had net income of $1.5 million, or $0.21 per share on a pre-split basis. PMR generated earnings before interest, taxes, depreciation and amortization of $1.4 million for the nine months ended January 31, 2002, which includes the impact of a recovery of $3.2 million in the provision for doubtful accounts.

PSYCHIATRIC SOLUTIONS, INC.
113 Seaboard Lane, Suite C-100
Franklin, Tennessee 37067
Telephone: (615) 312-5700

     Psychiatric Solutions, Inc., based in Nashville, Tennessee, was founded in 1996 to become a leading provider of behavioral health care services in the United States. Through Psychiatric Solutions' freestanding specialty psychiatric hospitals and managed behavioral care facilities, Psychiatric Solutions offers a continuum of behavioral health programs to critically ill children, adolescents and adults. Its services include crisis stabilization, acute psychiatric services, acute chemical dependency services, partial hospitalization programs, intensive adolescent weekend services, outpatient services and support group services. Currently, Psychiatric Solutions is organized into two operating divisions:

     - ownership and operation of freestanding specialty psychiatric hospitals; and

     - management of psychiatric units in facilities owned by third parties.

     For the year ended December 31, 2001, Psychiatric Solutions had net income of $2.6 million, or $0.11 per fully diluted share. Psychiatric Solutions generated earnings before interest, taxes, depreciation and amortization of $5.8 million for the year ended December 31, 2001.

RISKS ASSOCIATED WITH THE MERGER (SEE PAGES 29 AND 76)

     In evaluating the merger agreement, you should carefully read this joint proxy statement/prospectus and especially consider the risks relating to the merger described under "Risk Factors" on page 29 and items included under "Business of Psychiatric Solutions -- Recent Developments" on page 76.

THE MERGER (SEE PAGE 86)

     At the effective time of the merger, PMR Acquisition Corporation, a newly-formed, wholly-owned subsidiary of PMR, will merge with and into Psychiatric Solutions. Psychiatric Solutions will be the surviving corporation in the merger, and will become a wholly-owned subsidiary of PMR. In exchange for their stock in Psychiatric Solutions, stockholders of Psychiatric Solutions will receive newly-issued shares of PMR representing 72% of the shares outstanding. Immediately following the merger, PMR will change its name to "Psychiatric Solutions, Inc." Psychiatric Solutions will change its name to "Psychiatric Solutions Hospitals, Inc."

     The current senior management of Psychiatric Solutions will operate the combined entities. The following persons will serve as the seven directors of the combined company, representing the applicable company before the merger, and having the class and term, noted:

DIRECTOR                                            COMPANY BEFORE MERGER   CLASS   TERM EXPIRES
--------                                            ---------------------   -----   ------------
Christopher Grant, Jr.............................  Psychiatric Solutions    I        2003
Charles C. McGettigan.............................           PMR             I        2003
Mark P. Clein.....................................           PMR             II       2004
(1)...............................................       Independent         II       2004
Joey A. Jacobs....................................  Psychiatric Solutions   III       2005
Edward K. Wissing.................................  Psychiatric Solutions   III       2005
David S. Heer.....................................  Psychiatric Solutions   III       2005

---------------

(1) One director will be designated by the purchasers of the senior subordinated notes proposed to be issued by Psychiatric Solutions prior to the closing of the merger.

     The closing of the merger will occur as soon as practical after all conditions to the merger, other than those conditions that by their nature are to be satisfied at the closing, have been satisfied or waived, unless we agree on another time. As early as practicable on the closing date of the merger, we will file a certificate of merger with the Secretary of State of Delaware. The merger will become effective at or about the time we file the certificate of merger. We currently anticipate that we will complete the merger shortly after the PMR and Psychiatric Solutions special stockholder meetings, assuming our respective stockholders approve the merger and the other matters contemplated by the merger agreement, and that all other conditions to the merger have been satisfied or waived. The merger is conditioned upon approval by PMR's stockholders of an amendment to PMR's charter to (i) increase the number of authorized shares of PMR common stock, (ii) effect a 1-for-2 1/2 reverse stock split, and (iii) change the name of PMR to "Psychiatric Solutions, Inc." We will file the certificate of amendment to PMR's charter immediately before we file the certificate of merger.

REASONS FOR THE MERGER (SEE PAGE 88)

     We believe that the merger will create a company with the strategic diversity and financial resources to enhance stockholder value in ways that are unlikely to be achieved by PMR or Psychiatric Solutions alone. The merger will create a significant provider of diverse mental and behavioral health services, including disease management, brain injury, outpatient and inpatient programs. The combined company will be a substantially larger enterprise than either company is today, with combined pro forma 2002 revenues of approximately $28.0 million.

     The merger also accomplishes certain strategic goals of each company. For PMR, the merger concludes a lengthy process of terminating selected operations and participating in a strategic transaction it believes is more likely to achieve greater stockholder value. For Psychiatric Solutions, the transaction creates a more diversified operating company, consolidates its various classes of equity into a single class, and facilitates potential access to public equity markets.

     After the merger, the combined company expects to increase profitability through revenue enhancements, cost savings and operating efficiencies resulting from the elimination of redundant services, functions and facilities. The estimated cost savings reflect cost reduction opportunities and efficiencies through consolidating separate operations into a single enterprise. While the combined company expects that it will be able to realize the cost savings, no assurance can be given that it will actually be able to do so. Any cost savings realized will not result in a dollar-for-dollar increase in profitability. We also believe that after the merger, the combined company will be able to achieve additional long-term synergies but similarly can give no assurance in that regard.

WHAT PMR STOCKHOLDERS WILL RECEIVE IN THE MERGER

     Each outstanding share of PMR common stock will remain outstanding after the merger, subject to being reduced by the proposed reverse stock split. PMR stockholders will own approximately 28% of the common stock of the combined company after the merger.

WHAT PSYCHIATRIC SOLUTIONS STOCKHOLDERS WILL RECEIVE IN THE MERGER

     Except for Psychiatric Solutions stockholders who perfect their appraisal rights under Delaware law, Psychiatric Solutions stockholders will receive shares of PMR common stock in the merger in the following amounts. Holders of Psychiatric Solutions common stock will receive 0.156648 shares of PMR common stock in exchange for each share of Psychiatric Solutions common stock that they own. Holders of Psychiatric Solutions Series A preferred stock will receive
0.336020 shares of PMR common stock in exchange for each share of Psychiatric Solutions Series A preferred stock that they own. Holders of Psychiatric Solutions Series B preferred stock will receive 0.425707 shares of PMR common stock in exchange for each share of Psychiatric Solutions Series B preferred stock that they own. Psychiatric Solutions stockholders will own approximately 72% of the common stock of the combined company after the merger.

RECOMMENDATION OF EACH COMPANY'S BOARD OF DIRECTORS TO STOCKHOLDERS (SEE PAGE
91)

 PMR BOARD

     The PMR board of directors believes that the merger is in your best interests and unanimously recommends that you vote "for":

     - approval of the merger agreement; and

     - approval of an amendment to the PMR charter to:

      - increase the number of authorized shares of PMR common stock,

      - effectuate a 1-for-2 1/2 reverse stock split of PMR common stock, and

      - change the name of PMR to "Psychiatric Solutions, Inc."

 PSYCHIATRIC SOLUTIONS BOARD

     The Psychiatric Solutions board of directors believes that the merger is in your best interests and unanimously recommends that you vote "for" approval of the merger agreement.

FAIRNESS OPINIONS OF FINANCIAL ADVISORS (SEE PAGES 92 AND 98)

     In deciding to approve the merger, we considered opinions from our financial advisors as to the fairness to you of the exchange ratios from a financial point of view.

     PMR received a written opinion dated April 29, 2002 of its financial advisor, Raymond James & Associates, Inc., to the effect that the exchange ratios are fair from a financial point of view to PMR stockholders.

     Psychiatric Solutions received a written opinion dated April 30, 2002 of its financial advisor, Brentwood Capital Advisors LLC, to the effect that the exchange ratios are fair from a financial point of view to Psychiatric Solutions stockholders and, in particular, to Psychiatric Solutions' common stockholders relative to Psychiatric Solutions' preferred stockholders.

     The full texts of these opinions describe the bases and assumptions on which they were rendered and are attached to this joint proxy statement/prospectus as Annexes C and D. We encourage you to read these opinions carefully before voting on the merger.

ACCOUNTING TREATMENT (SEE PAGE 105)

     The merger will be accounted for by the combined company under the "purchase" method of accounting.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES (SEE PAGE 105)

     We have structured the merger so that neither the stockholders of PMR nor the stockholders of Psychiatric Solutions will recognize any gain or loss for U.S. federal income tax purposes as a result of the merger, except for taxes payable by each Psychiatric Solutions stockholder:

          - on the difference, if any, between cash received for fractional shares pursuant to the merger and the stockholder's adjusted tax basis in such fractional share interest; and

          - in connection with any exercise of dissenters' appraisal rights.

     As a condition to the merger, Psychiatric Solutions must receive an opinion from its independent accountants that the merger will be tax free unless this condition is waived. Psychiatric Solutions does not intend to waive this condition.

     Tax matters are very complicated and the tax consequences of the merger to you will depend on the facts of your own situation. You should seek tax advice for a full understanding of the tax consequences of the merger to you.

REGULATORY APPROVALS (SEE PAGE 107)

     Neither PMR nor Psychiatric Solutions is aware of any material governmental or regulatory approval required for completion of the merger, other than the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part, approval for trading of the PMR common stock issuable to the Psychiatric Solutions stockholders on either the Nasdaq National Market or the Nasdaq SmallCap Market, and compliance with applicable corporate law of Delaware.

APPRAISAL RIGHTS (SEE PAGE 108 AND ANNEX E)

 PSYCHIATRIC SOLUTIONS STOCKHOLDERS

     Under Delaware law, Psychiatric Solutions stockholders will be entitled to appraisal rights. Any holder of Psychiatric Solutions capital stock who does not wish to accept PMR common stock in the merger has the right under Delaware law to have the fair value of the holder's shares determined by the Delaware Court of Chancery. This right to appraisal is subject to a number of restrictions and technical requirements. Generally, in order to exercise appraisal rights, each holder of Psychiatric Solutions capital stock seeking appraisal:

     - must send a written demand to Psychiatric Solutions for appraisal in compliance with Delaware law before the vote on the merger;

     - must not vote in favor of the merger; and

     - must continuously hold the Psychiatric Solutions capital stock from the date of the holder's written demand for appraisal through the closing of the merger.

     Merely voting against the merger will not protect a holder's appraisal rights. Annex E to the joint proxy statement/prospectus contains a copy of the Delaware statute governing appraisal rights. A holder of Psychiatric Solutions capital stock that does not follow the steps required by Delaware law may lose appraisal rights. In addition to reading Annex E, see "Appraisal Rights" on page 108.

 PMR STOCKHOLDERS

     Under Delaware law, PMR stockholders do not have any right to an appraisal of the value of their shares in connection with the merger.

FEDERAL SECURITIES LAWS CONSEQUENCES; RESALE RESTRICTIONS (SEE PAGE 110)

     All shares of PMR common stock received by Psychiatric Solutions stockholders in connection with the merger will be freely transferable except for any Psychiatric Solutions stockholder who is considered an affiliate of Psychiatric Solutions under the Securities Act of 1933. Shares of PMR common stock received by affiliates of Psychiatric Solutions at the time the merger is submitted to the stockholders for vote or consent may only be sold pursuant to Rule 145 of the Securities Act of 1933 or pursuant to a registration statement or exemption from the requirements of the Securities Act of 1933.

INTERESTS OF CERTAIN DIRECTORS, OFFICERS AND STOCKHOLDERS OF PSYCHIATRIC SOLUTIONS AND PMR IN THE MERGER (SEE PAGE 110)

     When considering the recommendation of PMR's and Psychiatric Solutions' boards of directors, you should be aware that some of the directors, executive officers and stockholders of each company have interests in the merger that are different from, or are in addition to, yours. These interests include:

     - Continued Director Positions. Four directors of Psychiatric Solutions and two directors of PMR will become members of the board of directors of the combined company, and Joey A. Jacobs (currently the Chief Executive Officer of Psychiatric Solutions) will become the Chairman of the board of directors of the combined company upon the closing of the merger.

     - Accelerated Option Vesting. As a result of the merger, all option holders, including all officers and directors, of PMR will receive accelerated vesting of their outstanding stock options. In addition, in connection with the merger, PMR will extend the exercise periods under outstanding options held by certain officers and directors of PMR.

     - Severance Arrangements. In connection with the merger, certain officers of PMR will be entitled to cash severance payments and other benefits in connection with their resignation or termination of employment with PMR.

     - Preferential Stockholder Treatments. In the merger, holders of Psychiatric Solutions' Series A preferred stock and Series B preferred stock will receive additional shares of PMR stock, relative to holders of Psychiatric Solutions common stock, in satisfaction of their preferential rights under Psychiatric Solutions' charter.

     - Amendment of Promissory Notes. In connection with the merger, the terms of certain outstanding promissory notes issued by certain officers and directors of PMR have been amended to provide for more favorable repayment terms.

     - Financial Advisor Fee. Upon the consummation of the merger, an entity owned and controlled by a director and significant stockholder of PMR will receive a fee from PMR for the provision of certain financial services to PMR in connection with the merger.

     - Indemnification and Insurance. The combined company will indemnify each present and former Psychiatric Solutions officer and director against liabilities arising out of such person's services as an officer or director and the transactions contemplated by the merger agreement, and PMR will maintain Psychiatric Solutions' officers' and directors' liability insurance to cover any such liabilities for the next six years (subject to certain limitations).

     - Potential Stock Liquidity. It is anticipated that the trading volume of the combined company will increase, which may facilitate the sale of an increased number of shares under Rule 144 of the Securities Act of 1933 for certain affiliates of PMR.

     - Employment of PMR Chairman. In connection with the closing of the merger, Allen Tepper, currently the Chairman of the Board of Directors and Chief Executive Officer of PMR, may enter into an employment agreement with the combined company pursuant to which he would receive a monthly salary and would be eligible for health benefits.

     - Engagement of PMR President. Fred D. Furman, the President and General Counsel of PMR, will serve as the representative of the holders of the contingent value rights pursuant to the contingent value rights agreement. As the representative, Mr. Furman will be entitled to certain compensation for services rendered.

The board of directors of each of PMR and Psychiatric Solutions took into account these interests in considering whether the merger was in the best interests of the PMR and Psychiatric Solutions stockholders, as applicable.

THE MERGER AGREEMENT (SEE PAGE 113)

     The merger agreement, as amended, is attached as Annex A to this document. For purposes of this joint proxy statement/prospectus, the term merger agreement includes amendment no. 1 to the merger agreement. We encourage you to read the merger agreement because it is the legal document that governs the merger.

 CONDITIONS TO THE MERGER (SEE PAGE 115)

     We will complete the merger only if the conditions of the merger agreement are satisfied or, if permitted, waived. These conditions include:

     - Approval of Merger Agreement. The adoption and approval of the merger agreement by the stockholders of PMR and Psychiatric Solutions;

     - Approval of PMR Charter Amendment. The amendment to PMR's charter to (i) increase the number of authorized shares of common stock, (ii) approve a 1-for-2 1/2 reverse stock split, and (iii) change the name of PMR to "Psychiatric Solutions, Inc.";

     - NASDAQ Listing. The approval for trading on either the Nasdaq National Market or Nasdaq Small Cap Market of the shares of PMR common stock to be issued in the merger, subject to official notice of issuance;

     - Absence of Intervention. The absence of any law, court order, or proceeding that prohibits or threatens the merger;

     - Receipt of Consents. The receipt of material consents and approvals, including consent of Psychiatric Solutions' senior lender;

     - Effectiveness of Registration Statement. The registration statement on Form S-4 filed by PMR with the Securities and Exchange Commission being declared effective;

     - Covenants, Representations and Warranties. Both parties having complied with their covenants and agreements under the merger agreement and their representations and warranties being true and complete, in both cases in all material respects;

     - Tax Opinion. Psychiatric Solutions having received a tax opinion from independent accountants concerning the tax-free nature of the merger; and

     - Minimum PMR Cash Balance. PMR having on hand no less than $5.05 million in cash equivalents at the effective time of the merger.

     The party entitled to the benefit of these conditions may waive the conditions, provided that:

     - after the Psychiatric Solutions stockholders have approved the merger, no waiver or extension of the merger agreement which reduces or changes the consideration paid to the Psychiatric Solutions stockholders will be valid unless it is further approved by the Psychiatric Solutions stockholders; and

     - after the PMR stockholders have approved the merger, no waiver or extension of the merger agreement which increases or changes the consideration paid to the Psychiatric Solutions stockholders will be valid unless it is further approved by the PMR stockholders.

Any such extension or waiver must be agreed to in writing by the party or parties to be bound thereby and must comply with law.

 NO SOLICITATION OF ACQUISITION TRANSACTIONS (SEE PAGE 122)

     The merger agreement contains detailed provisions prohibiting PMR and Psychiatric Solutions from seeking a competing business transaction. These no solicitation provisions prohibit PMR and Psychiatric Solutions, as well as their subsidiaries, officers, directors, employees and representatives, from taking any action to solicit a competing acquisition transaction proposal.

 TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 124)

     We may jointly agree to terminate the merger agreement at any time, even after stockholder approval. In addition, either of us can terminate the merger agreement on our own without completing the merger under various circumstances, including the following:

     - No Closing by December 31, 2002. The merger is not completed by December 31, 2002, other than due to a breach of the merger agreement by the terminating party;

     - No Stockholder Approval. The stockholders of either PMR or Psychiatric Solutions fail to give the required approvals;

     - Legal Intervention. A court or other governmental authority permanently prohibits the merger;

     - Material Breach. Material breach or failure to perform by the other party which is incapable of being cured or is not cured within 30 days of notice of such breach or failure; or

     - Superior Proposal. The terminating company determines, under specific circumstances, to accept a superior offer from a third party, provides the other party with five business days' prior notice and complies with additional requirements, including payment of a termination fee.

 TERMINATION FEE (SEE PAGE 125)

     If the merger agreement is terminated by either party in specific circumstances involving a business transaction with a third party, the party entering into the other transaction will be required to pay a termination fee of $750,000 and reimburse up to $250,000 of the other party's out-of-pocket expenses.

STOCKHOLDER VOTING AGREEMENTS (SEE PAGE 126)

     As more fully described in this joint proxy statement/prospectus, a number of stockholders of each of PMR and Psychiatric Solutions have agreed to vote all of their shares of PMR or Psychiatric Solutions capital stock, as the case may be, in favor of the merger. The PMR voting agreements provide that certain PMR stockholders will vote their shares of PMR common stock in favor of the approval and adoption of the merger agreement and approval of the merger. The Psychiatric Solutions voting agreements provide that certain Psychiatric Solutions stockholders will vote their shares of Psychiatric Solutions capital stock in favor of the merger transaction. The PMR stockholders who have agreed with Psychiatric Solutions to vote in favor of the merger transaction collectively
owned approximately    % of the outstanding PMR common stock as of the PMR
record date. The Psychiatric Solutions stockholders who have agreed with PMR to vote in favor of the merger transaction collectively owned over 80% of the outstanding Psychiatric Solutions capital stock as of the Psychiatric Solutions record date.

CONTINGENT VALUE RIGHTS (SEE PAGE 127)

     The merger agreement permits PMR to issue Contingent Value Rights ("CVRs") prior to the effective time of the merger to each holder of outstanding PMR common stock pursuant to a CVR agreement to be entered into among PMR, Fred D. Furman, as representative of the CVR holders, and a trustee. In the event that PMR issues the CVRs, CVR holders would be entitled to receive:

     - a cash distribution within 90 days of the effective time of the merger equal to the amount of PMR's cash and cash equivalents in excess of $5.05 million as of the effective time of the merger; and

     - quarterly cash payments equal to the cash and cash equivalents collected on certain PMR accounts receivable during the two-year period following the effective time of the merger.

Although PMR presently intends to issue the CVRs, it may determine not to issue the CVRs if the cash amount distributable in respect of the CVRs is not likely to be sufficient to justify the costs and expenses associated with the CVRs, due to (i) collection by PMR of the designated accounts receivable prior to the effective time of the merger, (ii) a determination by PMR that a significant amount of these accounts receivable are not likely to be collected, or (iii) a combination of these factors.

VOTING

  TIME AND LOCATION OF SPECIAL MEETINGS (SEE PAGES 130 AND 134)

     PMR.  The PMR special meeting will be held at [          ] on [          ],
[          ], 2002, at PMR Corporation, 1565 Hotel Circle South, 2nd Floor, San
Diego, California 92108.

     Psychiatric Solutions.  The Psychiatric Solutions special meeting will be
held at [          ] on [          ], [          ], 2002, at Harwell Howard Hyne
Gabbert & Manner, P.C., 315 Deaderick Street, Suite 1800, Nashville, Tennessee 37238.

  RECORD DATE; VOTING POWER (SEE PAGES 133 AND 134)

     PMR.  You may vote at the PMR special meeting if you owned shares as of the
close of business on [          ], [          ], 2002, the PMR record date. You
may cast one vote for each share of PMR common stock you own.

     Psychiatric Solutions.  You may vote at the Psychiatric Solutions special
meeting if you owned shares as of the close of business on [          ],
[          ], 2002, the Psychiatric Solutions record date. You may cast one vote for each share of Psychiatric Solutions capital stock you own.

  STOCKHOLDER VOTE REQUIRED TO APPROVE THE MERGER AND CERTAIN PMR CHARTER AMENDMENTS (SEE PAGES 134 AND 135)

     PMR. Approval of the merger agreement requires the favorable vote of a majority of the outstanding shares of PMR common stock. Approval of the amendment to PMR's charter requires the favorable vote of a majority of the outstanding shares of PMR common stock.

     Your failure to vote will have the effect of a vote against:

     - the merger; and

     - the proposed amendment to PMR's charter to (i) increase the number of authorized shares of PMR common stock, (ii) effectuate the 1-for-2 1/2 reverse stock split of PMR common stock, and (iii) change the name of PMR to "Psychiatric Solutions, Inc."

     Psychiatric Solutions. Approval of the merger agreement requires the favorable vote of the holders of a majority of the outstanding shares of Psychiatric Solutions common stock and the holders of a majority of the outstanding shares of Psychiatric Solutions Series A preferred stock and Series B preferred stock, voting together as a single class. Your failure to vote will have the effect of a vote against the merger.

  SHARE OWNERSHIP AND VOTING OF MANAGEMENT, DIRECTORS AND THEIR AFFILIATES

     PMR. As of the record date for the PMR special meeting, PMR directors, executive officers and their affiliates owned approximately __% of the outstanding shares of PMR common stock. Mark P. Clein, Charles C. McGettigan and Allen Tepper, directors of PMR, and their affiliates have entered into voting agreements dated May 6, 2002, whereby they agreed to vote all shares of PMR common stock owned by them in favor of the merger agreement. See "PMR Stockholder Voting Agreements" on page 127.

     Psychiatric Solutions. As of the record date for the Psychiatric Solutions special meeting, Psychiatric Solutions' directors, executive officers and their affiliates owned approximately 81% of the outstanding shares of Psychiatric Solutions capital stock. Joey A. Jacobs and Dr. Richard Treadway, M.D., each a director of Psychiatric Solutions, as well as affiliates of other Psychiatric Solutions directors David Heer, Chris Grant, Eileen Moore and Bill Cook, executed voting agreements dated May 6, 2002, whereby they agreed to vote all their shares of Psychiatric Solutions capital stock in favor of the merger transaction. See "Psychiatric Solutions Stockholder Voting Agreements" on page 126.

DIRECTORS AND OFFICERS OF THE COMBINED COMPANY FOLLOWING THE MERGER (SEE PAGE
140)

     At the effective time, PMR shall:

     - cause the board of directors to be comprised of:

      - Joey A. Jacobs,

      - Edward K. Wissing,

      - David S. Heer,

      - Christopher Grant, Jr.,

      - a representative of the holders of the senior subordinated convertible notes proposed to be issued by Psychiatric Solutions prior to the effective time of the merger,

      - Charles C. McGettigan, and

      - Mark P. Clein; and

     - cause the executive officers of PMR to consist of:

      - Joey A. Jacobs, Chairman, Chief Executive Officer and President,

      - Steven T. Davidson, Chief Development Officer and Secretary,

      - Jack R. Salberg, Chief Operating Officer, and

      - Jack Polson, Controller.

HOW THE RIGHTS OF PSYCHIATRIC SOLUTIONS STOCKHOLDERS WILL DIFFER AS PMR STOCKHOLDERS (SEE PAGE 144)

     When Psychiatric Solutions stockholders become PMR stockholders after the merger, their rights will be governed by PMR's certificate of incorporation and bylaws. Those rights differ from current rights of Psychiatric Solutions stockholders under Psychiatric Solutions' certificate of incorporation and bylaws. In general, preferential rights of the Psychiatric Solutions preferred stock will no longer apply, and all stockholders of the combined company will have the rights of holders of PMR common stock.

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF PMR

     The following table sets forth selected historical consolidated financial data of PMR as of the dates and for the periods indicated. The historical consolidated financial data for each of the years ended April 30, 2001, 2000, 1999, 1998 and 1997 are derived from the audited consolidated financial statements of PMR and its predecessors. The historical consolidated financial data as of and for the nine months ended January 31, 2002 and 2001 are derived from unaudited financial statements. The unaudited financial statements include, in the opinion of PMR's management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its financial condition and results of operations for these periods. Operating results for the nine months ended January 31, 2002 are not necessarily indicative of the results that may be expected for the entire year ended April 30, 2002. The following data should be read in conjunction with "PMR Management's Discussion and Analysis of Financial Condition and Results of Operations," the historical financial statements of PMR and the related notes thereto contained elsewhere in this joint proxy statement/prospectus.

                                                      NINE MONTHS
                                                   ENDED JANUARY 31,             FISCAL YEAR ENDED APRIL 30,
                                                   -----------------   -----------------------------------------------
                                                    2002      2001      2001      2000      1999      1998      1997
                                                   -------   -------   -------   -------   -------   -------   -------
                                                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Historical Consolidated Statements of Earnings
  Data:
    Revenues from continuing operations(1).......  $14,326   $13,545   $17,682   $42,510   $55,823   $67,524   $56,637
    Net income (loss) from continuing
      operations(2)(3)(7)........................    1,501    (7,045)  (10,770)  (11,667)      (46)    1,788     3,107
    Net income (loss) from discontinued
      operations, net of gain on sale(1).........       --        --        --       664      (401)       --        --
    Net income (loss)(4).........................    1,501    (7,045)  (10,770)  (11,003)     (447)    1,788     3,107
    Net income (loss) per share from continuing
      operations(8):
      Basic......................................     0.52     (2.49)    (3.79)    (4.42)    (0.02)     0.75      1.65
      Diluted....................................     0.52     (2.49)    (3.79)    (4.42)    (0.02)     0.68      1.38
Historical Consolidated Balance Sheets Data:
    Working capital(5)...........................  $17,825   $16,968   $15,430   $29,926   $52,233   $52,150   $17,036
    Total assets.................................   22,272    25,892    21,359    40,736    67,052    70,449    32,450
    Long-term debt...............................        5       109        81       196       294       392        --
    Total liabilities............................    7,331     8,730     7,892     9,734    14,401    16,573    16,202
    Stockholders' equity(5)(6)...................   14,941    17,162    13,467    31,002    52,651    53,876    16,248

---------------

(1) During fiscal year 2000, PMR sold substantially all of its interest in Stadt Solutions LLC, a majority-owned subsidiary partially-owned by Stadt Holdings (formerly Stadtlander Drug Distribution Co., Inc.). For fiscal years 2000 and 1999, PMR's revenues related to this discontinued business segment, which commenced in July 1998, were approximately $27 million and $30 million, respectively.

(2) In fiscal year 1999, PMR wrote-off costs after income taxes of approximately $951,000 relating to a terminated acquisition.

(3) In fiscal years 2001 and 2000, PMR incurred non-cash stock compensation expense of approximately $95,000 and $203,000, respectively.

(4) In the fourth quarter of fiscal year 2000, PMR established a tax asset valuation allowance of $5.9 million and reversed a current year net tax benefit of approximately $1.5 million to reserve fully for its deferred tax assets in conformity with SFAS No. 109, Accounting for Income Taxes. The reserve resulted in a total non-cash income tax expense of $7.4 million for the quarter and fiscal year ended April 30, 2000. In the third quarter of fiscal year 2001, PMR recognized an income tax benefit of approximately $929,000 resulting from federal and various state tax refunds for the fiscal year ended April 30, 2000.

(5) In the third quarter of fiscal year 2001, PMR's Board of Directors declared a special cash dividend of $2.50 per share of common stock payable on December 29, 2000 to stockholders of record on December 21, 2000. The total amount of the dividend was approximately $7.3 million. In the third quarter of fiscal year 2000, PMR's Board of Directors declared a special cash dividend of $3.75 per share of common stock payable on January 31, 2000 to stockholders of record on January 26, 2000. The total amount of the dividend was approximately $10.6 million.

(6) PMR's Stockholders' Equity includes notes receivable from employees and officers of approximately $539,000 at April 30, 2001 and $332,000 at April 30, 2000. Also included are unrealized gains (losses) on investments of approximately $50,000 at April 30, 2001 and ($154,000) at April 30, 2000 and treasury shares of approximately $27,500 at April 30, 2001.

(7) During the nine months ended January 31, 2002, PMR recovered $3.2 million in provision for doubtful accounts. The recovery was primarily due to the collection of approximately $1.9 million of previously reserved accounts receivable relating to closed outpatient programs and a change in estimate on the collectability of certain other related receivables.

(8) The basic and diluted income (loss) per share give effect to the proposed 1-for-2 1/2 reverse stock split in connection with and as a condition to the proposed merger with Psychiatric Solutions.

               SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF
                             PSYCHIATRIC SOLUTIONS

     The following table sets forth selected historical financial and operating data of Psychiatric Solutions for, or as of the end of, each of the five years ended December 31, 2001, and the three months ended March 31, 2002 and March 31, 2001. During 2000, the board of directors entered into a formal plan of disposal for its physician practice management, employee assistance program and ancillary business segments. Accordingly, the selected historical financial data has been restated to reflect these discontinued operations. The selected historical financial data as of and for each of the five years ended December 31, 2001 were derived from the audited consolidated financial statements of Psychiatric Solutions. The selected historical financial data as of March 31, 2002 and 2001 were derived from Psychiatric Solutions' unaudited consolidated financial statements. These unaudited consolidated financial statements include all adjustments necessary (consisting of normal recurring accruals) for a fair presentation of the financial position and the results of operations for these periods. Operating results for the three months ended March 31, 2002, are not necessarily indicative of the results that may be expected for the full year ending December 31, 2002. The table should be read in conjunction with the Consolidated Financial Statements and notes thereto included elsewhere in this proxy statement/prospectus and "Psychiatric Solutions Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                         THREE MONTHS
                                        ENDED MARCH 31,            FISCAL YEAR ENDED DECEMBER 31,
                                       -----------------   -----------------------------------------------
                                        2002      2001      2001      2000      1999      1998      1997
                                       -------   -------   -------   -------   -------   -------   -------
                                                                 (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenue..............................  $23,188   $ 7,219   $43,999   $23,502   $ 4,500   $ 1,533   $ 1,768
Salaries, wages and employee
  benefits...........................   13,970     4,272    26,183    15,256     4,350     2,819     2,016
Professional fees....................    3,108     1,124     7,039     3,771       990       288       683
Provision for doubtful accounts......      715        72       662       467       529        68        --
Other operating expenses.............    2,861       527     4,284     2,055       619       705       514
Depreciation and amortization........      386       235       945       757       234       122       467
Interest expense.....................    1,372       405     2,660     1,723       371        98        13
                                       -------   -------   -------   -------   -------   -------   -------
                                        22,412     6,635    41,773    24,029     7,093     4,100     3,693
Income (loss) from continuing
  operations before income taxes and
  extraordinary item.................      776       584     2,226      (527)   (2,593)   (2,567)   (1,925)
Provision for income taxes(1)........       21        --        --        --        --        --        39
                                       -------   -------   -------   -------   -------   -------   -------
Income (loss) from continuing
  operations before extraordinary
  item...............................      755       584     2,226      (527)   (2,593)   (2,567)   (1,964)
Extraordinary loss on extinguishment
  of debt............................       --        --    (1,237)       --        --        --        --
                                       -------   -------   -------   -------   -------   -------   -------
Income (loss) from continuing
  operations.........................  $   755   $   584   $   989   $  (527)  $(2,593)  $(2,567)  $(1,964)
BALANCE SHEET DATA:
Total assets.........................  $55,901   $24,691   $54,294   $26,356   $13,154   $10,161   $ 9,770
Total liabilities....................   45,516    17,976    45,056    20,120     7,338     3,106       795
Long term obligations, including
  current portion....................   38,022   15,960..   37,261    17,240     6,428        --        95
Redeemable preferred stock...........   19,276    18,333    19,052    18,336    16,050    10,500    10,500

---------------

(1) Tax valuation allowance.

     The Company has recorded a valuation allowance against the deferred tax assets for each of the five years ended December 31, 2001 and the three month periods ended March 31, 2002 and 2001. The provision for income taxes for the year ended December 31, 1997 and the three months ended March 31, 2002 relates to current state income taxes.

              UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
             FINANCIAL STATEMENTS OF PMR AND PSYCHIATRIC SOLUTIONS

     On May 6, 2002, PMR entered into the merger agreement with Psychiatric Solutions. Pursuant to the merger agreement, Psychiatric Solutions will merge with a newly created subsidiary of PMR. Immediately following the merger, the former stockholders of Psychiatric Solutions will own approximately 72% of the common stock of PMR. PMR stockholders will continue to own their existing shares of PMR common stock after the merger, which will represent approximately 28% of the common stock of PMR.

     Inasmuch as Psychiatric Solutions stockholders will own more than half of the surviving corporation's outstanding common stock immediately after the merger, Psychiatric Solutions will be treated as the acquiring company for accounting purposes. The acquisition will be accounted for using the purchase method of accounting, and accordingly, the purchase price will be allocated to the net tangible and intangible assets of PMR acquired and liabilities of PMR assumed in connection with the merger based on their fair values as of the acquisition date (see Note 1 to the unaudited pro forma condensed combined consolidated financial statements). The surviving company will use Psychiatric Solutions' fiscal year, which ends on December 31.

     The following unaudited pro forma condensed combined consolidated balance sheet as of March 31, 2002 is based on the following:

     - The historical balance sheet as of March 31, 2002 for each of PMR and Psychiatric Solutions;

     - The unaudited pro forma balance sheet assumes the proposed merger occurred on March 31, 2002.

     The unaudited pro forma condensed combined consolidated statement of earnings for the three months ended March 31, 2002 is based on the following:

     - The historical results of operations for the three months ended March 31, 2002 for each of PMR and Psychiatric Solutions;

     - The unaudited pro forma statement of earnings is presented as if the proposed merger occurred on January 1, 2002.

     The unaudited pro forma condensed combined consolidated statement of operations for the year ended December 31, 2001 is based on the following:

     - The historical results of operations for the year ended December 31, 2001 for each of PMR and Psychiatric Solutions;

     - The results of operations of Cypress Creek Hospital and West Oaks Hospital, assuming both were acquired by Psychiatric Solutions on January 1, 2001 (actual acquisition date for both hospitals was September 1, 2001) (Note 2);

     - The results of operations of Texas NeuroRehab Hospital as if such were acquired by Psychiatric Solutions on January 1, 2001 (actual acquisition date for this hospital was on November 1, 2001) (Note 2);

     - The results of operations of Holly Hill Hospital as if such were acquired by Psychiatric Solutions on January 1, 2001 (actual acquisition date for Holly Hill Hospital was on December 1, 2001) (Note 2); and

     - The unaudited pro forma statement of earnings assumes the proposed merger occurred on January 1, 2001.

     The unaudited pro forma condensed combined consolidated financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes of PMR and Psychiatric Solutions included in this joint proxy statement/prospectus and the summary selected historical consolidated financial data included elsewhere in this joint proxy statement/prospectus. The unaudited pro forma condensed combined consolidated financial statements are not intended to represent or be indicative of the consolidated results of operations or financial condition that would have been reported had the merger been completed as of the dates presented, and should not be taken as representative of future consolidated results of operations or financial condition of the combined company.

       UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET
                        OF PMR AND PSYCHIATRIC SOLUTIONS

                                 MARCH 31, 2002
                                 (IN THOUSANDS)

                                            HISTORICAL
                                       ---------------------
                                       PSYCHIATRIC               PRO FORMA               PRO FORMA
                                        SOLUTIONS      PMR      ADJUSTMENTS    NOTES     COMBINED
                                       -----------   -------    -----------    -----     ---------
ASSETS
  Current assets:
     Cash and cash equivalents.......    $ 1,157     $11,508      $(6,449)     (A),(D)    $ 6,216
     Short-term investments..........         --       8,093       (8,093)         (A)         --
     Accounts receivable, net........     19,192       1,404                               20,596
     Other current assets............        920         435                                1,355
                                         -------     -------      -------                 -------
       Total current assets..........     21,269      21,440      (14,542)                 28,167
  Property, plant and equipment,
     net.............................     17,858         230                               18,088
  Amortizable intangible asset,
     net.............................      1,620          --                                1,620
  Goodwill and other intangible
     assets, net.....................     15,042          --       15,854          (B)     30,896
  Other assets.......................        112         570                                  682
                                         -------     -------      -------                 -------
  Total assets.......................    $55,901     $22,240      $ 1,312                 $79,453
                                         =======     =======      =======                 =======
LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities:
     Short-term borrowings...........    $16,393     $    --                              $16,393
     Accounts payable................      2,981         184        1,000       Note 1      4,165
     Accrued compensation and
       employee benefits.............      2,297       1,405                                3,702
     Other accrued liabilities.......      2,216       1,921                                4,137
                                         -------     -------      -------                 -------
       Total current liabilities.....     23,887       3,510        1,000                  28,397
  Long-term debt.....................     20,624          --                               20,624
  Other liabilities..................      1,004       3,750                                4,754
                                         -------     -------      -------                 -------
  Total liabilities..................     45,515       7,260        1,000                  53,775
  Series A preferred stock...........     10,497          --      (10,497)         (C)         --
  Series B preferred stock...........      8,779          --       (8,779)         (C)         --
  Common stock.......................         73          73          (45)         (E)        101
  Additional paid-in capital.........        187      31,295        3,681          (F)     35,163
  Notes receivable from employees and
     officers........................         --        (436)                                (436)
  Accumulated other comprehensive
     income..........................         --           8           (8)         (I)         --
  Accumulated deficit................     (9,150)    (15,764)      15,764          (G)     (9,150)
  Treasury stock.....................                   (196)         196          (H)         --
                                         -------     -------      -------                 -------
  Total stockholders' equity.........     10,386      14,980          312                  25,678
                                         -------     -------      -------                 -------
  Total liabilities and stockholders'
     equity..........................    $55,901     $22,240      $ 1,312                 $79,453
                                         =======     =======      =======                 =======

 See accompanying notes to unaudited pro forma condensed combined consolidated financial statements

   UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF EARNINGS
                        OF PMR AND PSYCHIATRIC SOLUTIONS

                       THREE MONTHS ENDED MARCH 31, 2002
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                 HISTORICAL
                                            ---------------------
                                            PSYCHIATRIC              PRO FORMA             PRO FORMA
                                             SOLUTIONS      PMR     ADJUSTMENTS   NOTES    COMBINED
                                            -----------   -------   -----------   ------   ---------
Revenue...................................    $23,188     $ 4,804                           $27,992
                                              -------     -------      -----                -------
Expenses:
  Direct operating expenses...............     19,037       4,157                            23,194
  Marketing, general and administrative...        902         660                             1,562
  Provision for (recovery of) doubtful
     accounts.............................        715      (1,931)                           (1,216)
  Depreciation and amortization...........        386         116                               502
  Special charge..........................         --         (18)                              (18)
                                              -------     -------      -----                -------
          Total expenses..................     21,040       2,984         --                 24,024
Interest expense..........................     (1,372)         (2)                           (1,374)
Other income -- interest..................         --         109        (73)      (I)           36
                                              -------     -------      -----                -------
Earnings from continuing operations before
  taxes...................................        776       1,927        (73)                 2,630
Provision (benefit) for taxes.............         21         (88)                 (J)          (67)
                                              -------     -------      -----                -------
Net earnings from continuing operations...    $   755     $ 2,015      $ (73)               $ 2,697
                                              =======     =======      =====                =======
  Net earnings per common share from
     continuing operations
     Basic................................    $  0.10     $  0.70                           $  0.27
                                              =======     =======                           =======
     Diluted..............................    $  0.03     $  0.70                           $  0.25
                                              =======     =======                           =======
  Shares used in computing earnings per
     share:
     Basic................................      7,317       2,868                 Note 4     10,055
                                              =======     =======                           =======
     Diluted..............................     26,558       2,882                 Note 4     10,902
                                              =======     =======                           =======

See accompanying notes to unaudited pro forma condensed combined consolidated financial statements

  UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF OPERATIONS
                        OF PMR AND PSYCHIATRIC SOLUTIONS

                          YEAR ENDED DECEMBER 31, 2001
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                   PSYCHIATRIC SOLUTIONS
                           --------------------------------------
                                              PRO
                                             FORMA          PRO     HISTORICAL    PRO FORMA             PRO FORMA
                           HISTORICAL   ACQUISITIONS(2)    FORMA       PMR       ADJUSTMENTS   NOTES    COMBINED
                           ----------   ---------------   -------   ----------   -----------   ------   ---------
Revenue..................   $43,999         $48,094       $92,093    $18,213                            $110,306
                            -------         -------       -------    -------      --------              --------
Expenses:
  Direct operating
     expenses............    35,477          40,464        75,941     15,208                              91,149
  Research and
     development.........        --              --            --        678                                 678
  Marketing, general and
     administrative......     2,028           1,358         3,386      5,326                               8,712
  Provision for (recovery
     of) doubtful
     accounts............       662           2,157         2,819     (1,038)                              1,781
  Depreciation and
     amortization........       945             669         1,614      1,144                               2,758
  Software development
     amortization........        --              --            --      1,380                               1,380
  Special charge.........        --              --            --      2,083                               2,083
                            -------         -------       -------    -------      --------              --------
     Total expenses......    39,112          44,648        83,760     24,781                             108,541
Interest expense.........    (2,660)         (1,948)       (4,608)       (15)                             (4,623)
Other
  income -- interest.....        --              --            --        804          (291)        (I)       513
                            -------         -------       -------    -------      --------              --------
Earnings (loss) from
  continuing operations
  before taxes...........     2,227           1,498         3,725     (5,779)         (291)               (2,345)
Provision (benefit) for
  taxes..................        --              83            83       (929)                      (J)      (846)
                            -------         -------       -------    -------      --------              --------
Net earnings (loss) from
  continuing
  operations.............   $ 2,227         $ 1,415       $ 3,642    $(4,850)     $   (291)             $ (1,499)
                            =======         =======       =======    =======      ========              --------
     Net earnings (loss)
       per common share
       from continuing
       operations
     Basic...............   $  0.31                                  $ (1.68)                           $  (0.15)
                            =======                                  =======                            ========
     Diluted.............   $  0.10                                  $ (1.68)                           $  (0.15)
                            =======                                  =======                            ========
  Shares used in
     computing earnings
     (loss) per share:
     Basic...............     7,291                                    2,888                   Note 4     10,061
                            =======                                  =======                            ========
     Diluted.............    25,516                                    2,888                   Note 4     10,061
                            =======                                  =======                            ========

See accompanying notes to unaudited pro forma condensed combined consolidated financial statements

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                       CONSOLIDATED FINANCIAL STATEMENTS

1.  BASIS OF PRO FORMA PRESENTATION

     For financial accounting purposes, Psychiatric Solutions is treated as the acquirer of PMR. Under that method, the purchase price for accounting purposes is established using the fair market value of 2,905,163 shares of outstanding PMR common stock of $5.13 per share (determined using the average of the closing prices of PMR stock after payment of the $1.70 per share cash dividend for each of the four days starting May 28, 2002 through May 31, 2002 as adjusted for the 1 for 2.5 reverse stock split), the fair value of assumed options to acquire 510,441 shares of PMR common stock and warrants to acquire 600 shares of PMR common stock as of May 31, 2002 (calculated using the Black-Scholes valuation model with the following assumptions: risk free interest rate of 5%, a volatility factor of 82.6%, a contractual life of three years and no dividend yield) and Psychiatric Solutions' estimated direct transaction costs, as follows (in thousands):

Fair value of PMR common stock, 2,905 shares on May 31, 2002
  at $5.13 per share........................................   $14,889
Fair value of PMR options and warrants assumed..............       830
Estimated direct transaction cost...........................     1,000
                                                               -------
Estimated purchase price....................................   $16,719
                                                               =======

     In connection with and as a condition to the proposed merger, PMR is also proposing an amendment to its charter in order to effect a proposed 1-for-2 1/2 reverse stock split. For purposes of the pro forma financial statements, the exchange ratios discussed below give effect to this proposed reverse stock split.

     Except for the effect of the reverse stock split, each outstanding share of PMR common stock will remain outstanding as a share of PMR common stock. PMR and Psychiatric Solutions stockholders will own, respectively, approximately 28% and 72% of the common stock of PMR after the merger.

     The unaudited pro forma condensed combined consolidated financial statements provide for the issuance of approximately 7.187 million shares of PMR common stock, based upon an exchange ratio (after a 1-for-2 1/2 reverse stock split) of 0.156648 shares of PMR common stock for each share of the Psychiatric Solutions common stock, 0.33602 shares of PMR common stock for each share of Psychiatric Solutions Series A preferred stock, and 0.425707 shares of PMR common stock for each share of Psychiatric Solutions Series B preferred stock. The actual number of shares of PMR common stock to be issued will be determined based on the actual number of shares of Psychiatric Solutions common stock outstanding at the completion of the merger.

2.  PRO FORMA ACQUISITIONS BY PSYCHIATRIC SOLUTIONS

     The following table is an unaudited pro forma presentation of acquisitions made by Psychiatric Solutions during the year ended December 31, 2001 as if such acquisitions occurred on January 1, 2001:

                        UNAUDITED PRO FORMA ACQUISITIONS
                            OF PSYCHIATRIC SOLUTIONS

                          YEAR ENDED DECEMBER 31, 2001
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                        CYPRESS    WEST      TEXAS                  PRO FORMA            PRO FORMA
                         CREEK     OAKS      NEURO    HOLLY HILL   ADJUSTMENTS   NOTES   COMBINED
                        -------   -------   -------   ----------   -----------   -----   ---------
Revenue...............  $10,465   $13,153   $14,539     $9,937                            $48,094
                        -------   -------   -------     ------      --------              -------
Expenses:
  Direct operating
     expenses.........    9,156    11,350    12,585      7,373                             40,464
  Marketing, general
     and
     administrative...      515       650       722        301          (830)    (a)        1,358
  Provision for
     doubtful
     accounts.........      413       726       324        694                              2,157
  Depreciation and
     amortization.....      210       143       277        517          (478)    (b)          669
  Special charge......       --        --        --      1,910        (1,910)    (c)           --
                        -------   -------   -------     ------      --------              -------
     Total expenses...   10,294    12,869    13,908     10,795        (3,218)              44,648
Interest expense......     (333)     (564)   (1,344)       (23)          316     (d)       (1,948)
Other
  income -- interest..       --        --        --         80           (80)    (e)           --
                        -------   -------   -------     ------      --------              -------
Earnings (loss) from
  continuing
  operations before
  taxes...............     (162)     (280)     (713)      (801)        3,454                1,498
Provision for taxes...       --        --        --         --            83     (f)           83
                        -------   -------   -------     ------      --------              -------
Net earnings (loss)
  from continuing
  operations..........  $  (162)  $  (280)  $  (713)    $ (801)     $  3,371              $ 1,415
                        =======   =======   =======     ======      ========              =======

---------------

(a) To eliminate management fees charged by previous owners, net of incremental overhead costs associated with the hospital acquisitions calculated as follows:

Management fees charged by previous owners..................   $(2,188)
Corporate overhead costs allocable to pre-acquisition
  financial statements based upon historical cost under
  Psychiatric Solutions ownership, capital structure, and
  budget estimates..........................................     1,358
                                                               -------
Net adjustment..............................................   $  (830)
                                                               =======

(b) The adjustment to depreciation is as follows:

Acquired hospitals' depreciation expense prior to
  acquisition...............................................   $(1,090)
Pro forma depreciation expense based on asset
  re-valuation..............................................       612
                                                               -------
Net adjustment..............................................   $  (478)
                                                               =======

(c) To eliminate an impairment charge incurred by Holly Hill Hospital in its preacquisition financial statements which was recorded based upon an excess of net book value of assets to be sold to

    Psychiatric Solutions over the purchase price negotiated with Psychiatric Solutions. The impairment charge is the subject of a pro forma adjustment as there were no indicators of impairment identified other than the proposed sale to Psychiatric Solutions (i.e. Holly Hill Hospital generated significant positive cash flows in the year of disposition). The sale of Holly Hill Hospital to Psychiatric Solutions was executed as part of a strategy of the previous owners to exit the psychiatric hospital business.

(d) The adjustment to interest expense is as follows:

Interest expense prior to acquisition.......................   $(2,264)
Pro forma interest expense on debt related to acquisition...     1,948
                                                               -------
Net adjustment..............................................   $  (316)
                                                               =======

Psychiatric Solutions' total debt of $28.61 million related to the acquisition of the four hospitals consists of an $11.53 million term loan at an interest rate of 10% per annum, $12.57 million from a revolving credit facility at 7.25%, and $4.5 million in seller notes at 9.0%.

(e) To eliminate interest earned at Holly Hill Hospital related to cash retained by the prior owner. Psychiatric Solutions did not acquire the cash and cash equivalents of the hospital.

(f) To record state income tax expense as a result of the conversion of Holly Hill Hospital from a limited liability company to a corporation.

3. PRO FORMA ADJUSTMENTS

     The pro forma adjustments included in the unaudited pro forma condensed combined consolidated financial statements are as follows:

          (A) Pursuant to the merger agreement, PMR shall be entitled to declare and pay cash dividends in respect of PMR Common Stock, on one or more occasions, provided that, after giving pro forma effect to the declaration and payment of any such dividend, the aggregate amount of cash, cash equivalents and short-term investments of PMR at closing would not be less than $5.05 million.

          (B) Under the purchase method of accounting, the total estimated purchase price as shown in the table above is allocated to PMR's tangible and intangible assets acquired and liabilities assumed, based on their estimated fair values as of the date of the completion of the merger. The preliminary estimated purchase price is allocated as follows (in thousands):

Total assets acquired by Psychiatric Solutions:
  Total assets at 3/31/02...................................   $22,240
  Less cash and short-term investments not acquired by
     Psychiatric Solutions (Note A).........................    14,551
                                                               -------
  Subtotal..................................................     7,689
  Add notes receivable from employees and officers..........       436
                                                               -------
  Total assets acquired by Psychiatric Solutions............     8,125
PMR liabilities assumed.....................................    (7,260)
Goodwill/Unallocated purchase price.........................    15,854
                                                               -------
Total preliminary estimated purchase price..................   $16,719
                                                               =======

          The allocation of the purchase price is preliminary. The actual purchase price allocation to reflect the fair values of assets acquired and liabilities assumed will be based upon the combined company's evaluation of such assets and liabilities upon completion of the merger. Accordingly, the adjustments included herein will change based upon the final allocation of the total purchase price, as adjusted to reflect the actual assets and liabilities in existence at the date upon which the merger is completed, stock values, value of the stock options and warrants assumed and transaction costs incurred. Deferred taxes have not been adjusted under the assumption that goodwill is the only asset subject to a purchase accounting adjustment. To the extent that assets other than goodwill are increased or decreased under the final purchase price allocation, adjustments to deferred taxes will be required to account for the disparity between book basis and tax basis of the assets acquired. A corresponding adjustment to goodwill will also be required to serve as an offset to any additional deferred tax assets or liabilities. That allocation may differ significantly from the preliminary allocation included in this joint proxy statement/prospectus.

          (C) Conversion of 15.473 million shares of Psychiatric Solutions preferred stock into 5.645 million shares of PMR common stock and reclassification of amounts into common stock at par value and additional paid-in capital (Notes E and F).

          (D) Conversion of 928,000 shares of Psychiatric Solutions warrants into 928,000 shares of Psychiatric Solutions preferred stock immediately prior to the close of the merger, at an exercise price of $.01 per share. Such preferred shares shall subsequently convert into 395,000 shares of PMR common stock (Notes E and F).

          (E) Conversion of 7.328 million shares of Psychiatric Solutions common stock into 1.148 million shares of PMR common stock. Adjustments to common stock are as follows (in thousands):

Conversion of Psychiatric Solutions common stock into PMR
  common stock and reclassification of amounts into common
  stock at par and additional paid-in capital (Note F)......   $(73)
Effect of 1-for-2 1/2 reverse split on outstanding PMR
  common stock..............................................    (44)
Issuance of 7.188 million shares of PMR common stock, at
  $.01 par value (Notes C & D)..............................     72
                                                               ----
                                                               $(45)
                                                               ====

          (F) Adjustments to additional paid-in capital are as follows (in thousands):

Conversion of Psychiatric Solutions preferred stock to PMR
  common stock (Note C).....................................   $ 19,276
Conversion of Psychiatric Solutions warrants to PMR common
  stock (Note D)............................................          9
Conversion of Psychiatric Solutions common stock to PMR
  common stock (Note E).....................................         73
Valuation of PMR common stock outstanding (Note 1)..........     14,889
$.01 par value of post-merger estimated common stock
  outstanding of 10,093 shares, (2,905 outstanding PMR
  shares after 1-for-2 1/2 reverse split plus 7,187 shares
  to be issued to Psychiatric Solutions)....................       (101)
Fair value of PMR outstanding options and warrants to be
  assumed (Note 1)..........................................        830
Elimination of PMR additional paid-in capital...............    (31,295)
                                                               --------
Net adjustment to additional paid-in capital................   $  3,681
                                                               ========

          (G) To eliminate PMR's accumulated deficit.

          (H) To cancel PMR's treasury stock.

          (I) To reflect lost interest income due to reduction in cash, cash equivalents and short-term investments balances pursuant to item (A) above.

          (J) PMR tax net operating loss carryforwards will be subject to limitation under change in ownership provisions of Internal Revenue Code
     Section 382 and, as a result, the ability to recognize the tax net operating losses will be dependent upon future earnings of the company.

4.  PRO FORMA EARNINGS PER SHARE

     The pro forma basic and diluted net earnings (loss) per share is computed by dividing the pro forma net earnings (loss) by the pro forma basic and diluted weighted average number of shares outstanding, assuming Psychiatric Solutions and PMR had merged at the beginning of each period presented. In addition, the basic and diluted PMR and combined common shares shown in the table below give effect to the proposed 1-for-2 1/2 reverse stock split.

     The following table sets forth the computation of basic and diluted earnings per share (in thousands, except per share amounts):

                                                   MARCH 31, 2002                              DECEMBER 31, 2001
                                        ------------------------------------   --------------------------------------------------
                                        PSYCHIATRIC                            PSYCHIATRIC   PSYCHIATRIC
                                         SOLUTIONS       PMR       PRO FORMA    SOLUTIONS     SOLUTIONS       PMR       PRO FORMA
                                        HISTORICAL    HISTORICAL   COMBINED    HISTORICAL     PROFORMA     HISTORICAL   COMBINED
                                        -----------   ----------   ---------   -----------   -----------   ----------   ---------
Numerator:
  Net earnings (loss) from continuing
    operations........................    $   755       $2,015      $ 2,697      $ 2,227       $ 3,642      $(4,850)     $(1,499)
  Interest expense on convertible debt
    outstanding.......................         81           --           81          324           324           --          324
                                          -------       ------      -------      -------       -------      -------      -------
  Net earnings (loss) available to
    common stockholders...............    $   836       $2,015      $ 2,778      $ 2,551       $ 3,966      $(4,850)     $(1,175)
                                          -------       ------      -------      -------       -------      -------      -------
Denominator:
  Weighted-average common shares
    outstanding.......................      7,317        2,868       10,055        7,291         7,291        2,888       10,061
  Effect of dilutive employee stock
    options outstanding...............        954           14          149          306           306
  Effect of dilutive warrants
    outstanding.......................      1,269                        41          901           901
  Assumed converted preferred
    shares............................     15,473                                 15,473        15,473
  Effect of dilutive conversion
    options related to debt
    outstanding.......................      1,545                       657        1,545         1,545
                                          -------       ------      -------      -------       -------      -------      -------
  Shares used in computing earnings
    (loss) per share..................     26,558        2,882       10,902       25,516        25,516        2,888       10,061
                                          -------       ------      -------      -------       -------      -------      -------
Basic earnings (loss) per share.......    $  0.10       $ 0.70      $  0.27      $  0.31       $  0.50      $ (1.68)     $ (0.15)
                                          =======       ======      =======      =======       =======      =======      =======
Diluted earnings (loss) per share.....    $  0.03       $ 0.70      $  0.25      $  0.10       $  0.16      $ (1.68)     $ (0.15)
                                          =======       ======      =======      =======       =======      =======      =======
Pro forma weighted-average common
  shares outstanding:
  PMR weighted-average common shares
    outstanding after a 1-for-2 1/2
    reverse split.....................                                2,868                                                2,888
  Pro forma common shares to be issued
    to Psychiatric Solutions (Note
    F)................................                                7,187                                                7,173
                                                                    -------                                              -------
Total pro forma weighted average
  common shares outstanding...........                               10,055                                               10,061
                                                                    =======                                              =======

          No dilutive common shares were included in the computation of diluted earnings per share under PMR Historical and Pro forma combined for the year ended December 31, 2001 because the inclusion thereof would have had an antidilutive effect.

          COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

PMR

     PMR's common stock is listed on the Nasdaq National Market under the symbol "PMRP".

     The following table sets forth, for fiscal quarters indicated, the high and low sales prices for a share of PMR common stock as reported on the Nasdaq National Market. The stock prices have not been adjusted to reflect the proposed 1-for-2 1/2 reverse stock split.

                                                              HIGH     LOW
                                                              -----   -----
Quarters for the fiscal year ended April 30, 2002
  First Quarter.............................................  $1.75   $1.21
  Second Quarter............................................  $2.03   $1.23
  Third Quarter.............................................  $2.14   $1.46
  Fourth Quarter............................................  $2.56   $1.83
Quarters for the fiscal year ended April 30, 2001
  First Quarter.............................................  $4.00   $2.56
  Second Quarter............................................  $2.84   $2.00
  Third Quarter.............................................  $3.00   $1.13
  Fourth Quarter............................................  $1.97   $1.31

     As of May 31, 2002, there were 102 holders of record of PMR's common stock. On May 3, 2002, the last full trading day prior to the public announcement of the proposed merger, PMR common stock closed at $2.38 per share, without giving
effect to the reverse stock split. On [          ], 2002, the last trading day
prior to the date of this joint proxy statement/prospectus, PMR common stock
closed at $[          ] per share, without giving effect to the reverse stock
split. PMR stockholders and Psychiatric Solutions stockholders are urged to obtain current market quotations for PMR common stock prior to making any decision with respect to the merger.

     In the third quarter of fiscal year 2000, PMR's board of directors declared a special dividend of $1.50 per share, without giving effect to the reverse stock split, of common stock payable to stockholders of record on January 26, 2000. The total amount of the dividend was approximately $10.6 million. In the third quarter of fiscal year 2001, PMR's board of directors declared a special cash dividend of $1.00 per share of common stock payable on December 29, 2000 to stockholders of record on December 21, 2000. The total amount of the dividend was approximately $7.3 million. On May 6, 2002, PMR's board of directors declared a special cash dividend of $1.70 per share, without giving effect to the reverse stock split, of common stock payable on May 24, 2002 to the stockholders of record as of the close of business on May 17, 2002. The total amount of the dividend was approximately $12.3 million.

     PMR's board may declare an additional dividend prior to the closing of the merger, subject to the closing condition in the merger agreement requiring PMR to have on hand a minimum of $5.05 million in cash and cash equivalents at the effective time.

PSYCHIATRIC SOLUTIONS

     Psychiatric Solutions common stock is not presently traded on an established public trading market. As of May 31, 2002, there were 7,327,627 shares of common stock outstanding, held by 62 holders. In addition, as of May 31, 2002, there were 10,497,000 shares of Series A preferred stock outstanding held by 41 holders and 4,975,736 shares of Series B preferred stock outstanding held by 18 holders.

     Psychiatric Solutions has never declared or paid any cash dividends on its capital stock. Psychiatric Solutions and the combined company currently intend to retain any future earnings to finance the growth and development of the business and therefore do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of the board of directors and will be dependent upon the combined company's financial condition, results of operations, capital requirements, general business conditions, and other factors that the board of directors deems relevant.

                           COMPARATIVE PER SHARE DATA

     The following table sets forth certain historical earnings (loss), dividend and book value per share data for PMR and Psychiatric Solutions and pro forma consolidated and equivalent pro forma earnings (loss) dividend, and book value per share data, excluding the effects of the conversion of Psychiatric Solutions preferred shares and other dilutive securities. The pro forma earnings (loss), dividend, and book value per share data are derived from the historical and pro forma financial data presented elsewhere in this document, which gives effect to the 1 for 2 1/2 stock split and the proposed merger under the purchase method of accounting at the estimated exchange ratio of 0.156648 of a share of PMR stock for each share of Psychiatric Solutions common stock at the beginning of the period presented. You should read the information set forth below along with the historical consolidated financial statements, including the notes to them and the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements of PMR and Psychiatric Solutions including the notes to that data, included elsewhere in this document. The pro forma consolidated per share data in the table below are presented for information purposes. You should not rely on the pro forma amounts as indicating the financial position or results of operations of the consolidated company that would have actually occurred had the 1 for 2 1/2 stock split and the merger been effective during the periods presented or the future financial position or future results of operations of PMR and Psychiatric Solutions.

                                              FOR THE YEAR ENDED                    FOR THE THREE MONTHS
                                              DECEMBER 31, 2001                     ENDED MARCH 31, 2002
                                     ------------------------------------   ------------------------------------
                                                         PRO FORMA                              PRO FORMA
                                                         COMBINED                               COMBINED
                                                      PMR/PSYCHIATRIC                        PMR/PSYCHIATRIC
                                     HISTORICAL   SOLUTIONS EQUIVALENT(1)   HISTORICAL   SOLUTIONS EQUIVALENT(1)
                                     ----------   -----------------------   ----------   -----------------------
Psychiatric Solutions Common Stock:
  Earnings (loss) per share........     0.31                (.02)              0.10                .04
  Dividends per share..............       --                  --                 --                 --
  Book value per share.............    (1.35)               0.36              (1.21)              0.37
PMR Corporation Common Stock(2):
  Earnings (loss) per share........    (1.68)               (.15)              0.70                .27
  Dividends per share..............       --                                     --
  Book value per share.............     4.48                2.28               5.22               2.36

---------------

(1) The Psychiatric Solutions per share equivalents were calculated by multiplying the pro forma combined per share amounts by the estimated exchange ratio of 0.156648 of a share of PMR Corporation common stock for each share of Psychiatric Solutions common stock pursuant to the merger agreement.

(2) PMR has a fiscal year end of April 30. The above PMR information has been presented to coincide with Psychiatric Solutions' fiscal year end of December 31.

                                  RISK FACTORS

     Following the merger, PMR and Psychiatric Solutions will operate as a combined company in a market environment that cannot be predicted and that involves significant risks, many of which will be beyond its control. In addition to the other information contained in, or incorporated by reference into, this joint proxy statement/prospectus, you should carefully consider the risks described below before deciding how to vote your shares. Additional risks and uncertainties not presently known to PMR and Psychiatric Solutions, or that are not currently believed to be important to you, if they materialize, also may adversely affect the merger and PMR and Psychiatric Solutions as a combined company.

RISKS RELATED TO THE MERGER

  THE MARKET VALUE OF PMR COMMON STOCK THAT PSYCHIATRIC SOLUTIONS STOCKHOLDERS WILL RECEIVE IN THE MERGER MAY DECREASE PRIOR TO AND FOLLOWING THE MERGER.

     Psychiatric Solutions stockholders will not receive consideration in the merger with a set market value or a minimum market value. If the merger is completed, each Psychiatric Solutions stockholder (other than Psychiatric Solutions stockholders who perfect their appraisal rights under Delaware law) will receive:

     - 0.156648 shares of PMR common stock in exchange for each share of Psychiatric Solutions common stock owned;

     - 0.336020 shares of PMR common stock in exchange for each share of Psychiatric Solutions Series A preferred stock owned; and

     - 0.425707 shares of PMR common stock in exchange for each share of Psychiatric Solutions Series B preferred stock owned.

     No adjustment will be made to the number of shares of PMR common stock to be received by Psychiatric Solutions stockholders in the event of any increase or decrease in the market price of PMR common stock.

     The market price of PMR common stock when the merger takes place may vary from the market price on the date of this joint proxy statement/prospectus. On May 3, 2002 (the last trading day prior to the execution of the merger agreement), the closing market price of PMR common stock was $2.38 per share, without giving effect to the reverse stock split. During the twelve-month period ending on May 31, 2002, the closing market price of PMR common stock varied from a low of $1.25 to a high of $3.76, without giving effect to the reverse stock split. In addition, the market value of the combined company stock may be volatile after the merger is completed for the reasons described under "-- The combined company's stock price could be volatile."

  INTEGRATING BUSINESS OPERATIONS MAY BE DISRUPTIVE TO THE COMBINED COMPANY'S BUSINESS.

     The combination of PMR and Psychiatric Solutions involves the integration of separate companies that prior to the closing of the merger transaction have operated independently. The process of combining the companies may be disruptive to our businesses and may cause an interruption of, or a loss of momentum in, these businesses as a result of the following difficulties, among others:

     - loss of key employees or consultants;

     - failures or delays in getting new contracts with present and potential customers of PMR or Psychiatric Solutions as a result of their concerns related to the integration of PMR and Psychiatric Solutions;

     - possible inconsistencies in standards, controls, procedures and policies between PMR and Psychiatric Solutions and the need to implement, integrate and harmonize various business-specific operating procedures and systems, as well as company-wide financial, accounting, information and other systems; and

     - the diversion of management's attention from the day-to-day business of the combined company as a result of the need to deal with integration issues and the possible need to add management resources to do so.

     These disruptions and difficulties, if they occur, may cause material adverse short-term and long-term effects on the operating results and financial condition of the combined company.

  THE COMBINED COMPANY MAY BE OBLIGATED TO INDEMNIFY FORMER PMR CLIENTS FOR MATERIAL AMOUNTS.

     In connection with its outpatient programs, PMR maintains reserves on its financial books to cover the potential impact of two significant uncertainties:

     - PMR may be obligated to indemnify certain of its provider-clients for some portions of the management fee they paid PMR if any portion of such fee is disallowed, and therefore not reimbursed to the client, upon audit of the provider's cost report by fiscal intermediaries; and

     - PMR may not receive full payment of the management fees owed it by a provider if adjusted by fiscal intermediaries during the periodic review of the provider's claims.

     From time to time, PMR has recognized charges to its operating income as a result of particular uncertainties with the health care reimbursement rules as they apply to outpatient programs. Historically, a portion of PMR's revenue has been derived from managing outpatient programs. Because substantially all of the patients of outpatient programs are eligible for Medicare, collection of a significant component of PMR's management fees is dependent upon reimbursement of claims submitted to fiscal intermediaries by the hospitals or community mental health centers for which PMR managed these programs. Certain of PMR's management contracts with providers contain warranty obligations that require PMR to indemnify such providers for the portion of PMR's management fees, if any, disallowed for reimbursement by Medicare's fiscal intermediaries.

     In certain cases, PMR clients have made claims to PMR and PMR fulfilled its indemnity obligation. In other cases, PMR is aware that payors or fiscal intermediaries have disallowed claims from PMR's clients for amounts paid to PMR, yet the clients have not, to date, pursued a claim against PMR. In many cases, PMR has no knowledge of action by payors and fiscal intermediaries, although no claim has been made against PMR. In these events, claims may be made against PMR, and the combined company, after closing, should fiscal intermediaries or payors decline to reimburse PMR's client for fees and expenses paid to PMR.

     As of January 31, 2002, PMR had recorded approximately $3.8 million in contract settlement reserves to provide for such indemnity obligations. Subsequent to January 31, 2002, PMR reduced this reserve to $2.0 million based on an analysis of the estimated contract settlement reserve performed in the fourth quarter. PMR classifies these reserves as non-current since the ultimate determination of substantially all potential contract disallowances, if any, is not expected to occur in the current fiscal year. There can be no assurance that the amount of fees disallowed, and therefore owed by PMR, will not be greater than the amount of such reserves. Also, PMR's obligation to pay such amounts, if and when they become due, could have a material adverse effect on the short-term liquidity of the combined company. PMR believes that certain factors may lessen the impact of any such effect, including PMR's expectation that (i) if claims arise, they will likely arise on a periodic basis over several years, and (ii) disallowances may be offset, at least partially, by amounts owed to PMR by providers.

     In addition, PMR has been advised by the Centers for Medicare & Medicaid Services, formerly the Health Care Financing Administration, that certain program-related costs are not allowable for reimbursement. Thus, PMR may be obligated to reimburse amounts previously received from providers. Although PMR believes that the potential liability to satisfy such requirements has been adequately reserved in its financial statements, there can be no assurance that such reserves will be adequate. PMR's obligation to pay the amounts so reserved, if and when they become due, could have a material adverse effect on the cash flows and liquidity of the combined company and, if greater amounts become due, upon the combined company's business, financial condition and results of operations.

  CURRENT PMR STOCKHOLDERS WILL NOT HAVE CONTROL OVER THE FUTURE DIRECTION OF THE COMBINED COMPANY.

     Immediately after the merger, PMR stockholders will hold approximately 28% of the outstanding shares of the combined company's common stock and, as a group, will not be able to elect a majority of the combined company's directors or control the future direction of the combined company.

  THE COMBINED COMPANY WILL HAVE A HIGHER DEBT LEVEL THAN PMR CURRENTLY HAS, WHICH MAY REQUIRE THE ALLOCATION OF A SUBSTANTIAL PORTION OF OPERATING CASH FLOW TO PAY INTEREST.

     The combined company will have higher levels of debt and interest expense after the merger than PMR on a stand-alone basis. The increased debt level will require us to use a substantial portion of the combined company's operating cash flow to pay interest on our debt instead of for other corporate purposes. The following table compares debt, leverage and interest coverage statistics for PMR and for the combined company on a pro forma basis:

                                                                    PRO FORMA
                                                                    COMBINED
                                                              PMR    COMPANY
                                                              ---   ---------
Total long-term debt as of March 31, 2002 (thousands).......  --     20,624
Debt/capitalization ratio as of March 31, 2002..............  --      .45:1
Ratio of EBITDA to interest expense for the year ended
  December 31, 2001.........................................  1.31:1  1.81:1

     The unaudited pro forma combined information should be read together with the historical consolidated financial statements of PMR and Psychiatric Solutions and the unaudited pro forma condensed combined financial statements contained elsewhere in this document. EBITDA represents income from continuing operations before interest expense (net of interest income), income taxes, depreciation, amortization and extraordinary items. Debt/capitalization ratio is calculated as long-term debt less current maturities divided by the sum of long-term debt less current maturities and total stockholders' equity. Ratio of EBITDA to interest expense is calculated as EBITDA, as defined above, divided by total interest expense.

  THE COMBINED COMPANY'S STOCK PRICE COULD BE VOLATILE.

     The market price of the combined company's common stock could fluctuate significantly in response to various factors, including:

     - problems relating to the integration of the companies;

     - problems in achieving revenue enhancements and operating efficiencies;

     - actual and estimated earnings and cash flows;

     - quarter-to-quarter variations in operating results;

     - changes in market conditions in the mental health or behavioral health care industries;

     - changes in general economic conditions;

     - fluctuations in the securities markets in general;

     - operating results differing from analysts' estimates; and

     - changes in analysts' earnings estimates.

  LOSS OF KEY PERSONNEL MAY HAVE A MATERIAL ADVERSE IMPACT ON THE COMBINED COMPANY.

     The operations of the combined company will be managed by a small number of key executive officers, the loss of any of whom could have a material adverse effect on the combined company. We cannot assure you that those individuals will remain with the combined company.

  GENERAL UNCERTAINTY RELATED TO THE MERGER COULD HARM PMR AND PSYCHIATRIC SOLUTIONS.

     PMR's or Psychiatric Solutions' clients may, in response to the announcement of the proposed merger, delay or defer decisions to engage PMR's or Psychiatric Solutions' services. If PMR's or Psychiatric Solutions' clients delay or defer decisions to engage our services, the revenues of PMR and Psychiatric Solutions, respectively, could materially decline or any anticipated increase in revenue could be lower than expected. Also, speculation regarding the likelihood of the closing of the merger could increase the volatility of PMR's share price.

  CERTAIN OF PMR'S AND PSYCHIATRIC SOLUTIONS' OFFICERS, DIRECTORS AND STOCKHOLDERS HAVE CONFLICTS OF INTEREST THAT MAY INFLUENCE THEM TO SUPPORT OR APPROVE THE MERGER.

     Some of the directors and executive officers of PMR and Psychiatric Solutions, and certain stockholders of Psychiatric Solutions, participate in arrangements that provide them with interests in the merger that are different from yours, including, among other things, the following:

     - Continued Director Positions. Four directors of Psychiatric Solutions and two directors of PMR will become members of the board of directors of the combined company, and Joey A. Jacobs (currently the Chief Executive Officer of Psychiatric Solutions) will become the Chairman of the board of directors of the combined company upon the closing of the merger.

     - Accelerated Option Vesting. As a result of the merger, all option holders, including officers and directors, of PMR will receive accelerated vesting of their outstanding stock options. In addition, in connection with the merger, PMR will extend the exercise periods under outstanding options held by certain officers and directors of PMR.

     - Severance Arrangements. In connection with the merger, certain officers of PMR will be entitled to cash severance payments and other benefits in connection with their resignation or termination of employment.

     - Amendment of Promissory Notes. In connection with the merger, the terms of certain outstanding promissory notes issued by certain officers and directors of PMR have been amended to provide for more favorable repayment terms.

     - Financial Advisor Fee. Upon the consummation of the merger, an entity owned and controlled by a director and significant stockholder of PMR will receive a fee from PMR for the provision of certain financial services to PMR in connection with the merger.

     - Indemnification and Insurance. The combined company will indemnify each present and former Psychiatric Solutions officer and director against liabilities arising out of such person's services as an officer or director and the transactions contemplated by the merger agreement, and PMR will maintain Psychiatric Solutions' officers' and directors' liability insurance to cover any such liabilities for the next six years (subject to certain limitations).

     - Preferential Stockholder Treatment. In the merger, holders of Psychiatric Solutions' Series A preferred stock and Series B preferred stock will receive additional shares of PMR stock, relative to holders of Psychiatric Solutions common stock, in satisfaction of their preferential rights under Psychiatric Solutions' charter.

     - Potential Stock Liquidity. We anticipate that the trading volume of the combined company will increase, which may facilitate the sale of more shares under Rule 144 of the Securities Act of 1933 by the officers, directors and other affiliates of PMR.

     - Employment of PMR Chairman. In connection with the closing of the merger, Allen Tepper, currently the Chairman of the Board of Directors and Chief Executive Officer of PMR, may enter into an employment agreement with the combined company pursuant to which he would receive a monthly salary and would be eligible for health benefits.

     - Engagement of PMR President. Fred D. Furman, the President and General Counsel of PMR, will serve as the representative of holders of contingent value rights pursuant to the contingent value rights agreement. As the representative, Mr. Furman will be entitled to certain compensation for services rendered.

For a more detailed description of these interests, see "Interests of Certain Directors, Officers and Stockholders in the Merger" that begins on page 110 of this document.

  DURING THE PENDENCY OF THE MERGER, PMR AND PSYCHIATRIC SOLUTIONS MAY NOT BE ABLE TO ENTER INTO A MERGER OR BUSINESS COMBINATION WITH ANOTHER PARTY AT A FAVORABLE PRICE BECAUSE OF RESTRICTIONS IN THE MERGER AGREEMENT.

     Covenants in the merger agreement may impede the ability of PMR or Psychiatric Solutions to make acquisitions or complete other transactions that are not in the ordinary course of business pending completion of the merger. As a result, if the merger is not completed, the parties may be at a disadvantage to their competitors. In addition, while the merger agreement is in effect and subject to very narrowly defined exceptions, each party is prohibited from soliciting, initiating, encouraging or entering into certain extraordinary transactions, such as a merger, sale of assets or other business combinations, with any third party.

  FAILURE TO COMPLETE THE MERGER MAY RESULT IN PMR OR PSYCHIATRIC SOLUTIONS PAYING A TERMINATION FEE TO THE OTHER AND COULD HARM PMR'S COMMON STOCK PRICE AND PMR'S OR PSYCHIATRIC SOLUTIONS' FUTURE BUSINESS OPERATIONS.

     If the merger is not completed, PMR or Psychiatric Solutions may be subject to the following risks:

     - if the merger agreement is terminated under certain circumstances, PMR or Psychiatric Solutions will be required to pay the other a termination fee of $750,000 plus such other party's out of pocket expenses up to $250,000;

     - the price of PMR common stock may decline to the extent the current market price of PMR common stock reflects a market assumption that the merger will be completed, or to reflect PMR's cash dividend made to shareholders in contemplation of the merger; and

     - costs related to the merger, such as legal, accounting and certain financial advisory fees, must be paid even if the merger is not completed.

     In addition, if the merger agreement is terminated and PMR's or Psychiatric Solutions' board of directors, as the case may be, determines to seek another merger or business combination, there can be no assurance that it will be able to find a partner willing to pay an equivalent or more attractive price than the price to be paid in the merger.

  CHARGES TO EARNINGS RESULTING FROM THE APPLICATION OF THE PURCHASE METHOD OF ACCOUNTING MAY ADVERSELY AFFECT THE MARKET VALUE OF THE COMBINED COMPANY'S COMMON STOCK FOLLOWING THE MERGER.

     If the benefits of the merger are not achieved, the combined company's financial results, including earnings per share, could be adversely affected. In accordance with United States generally accepted accounting principles, the combined company will account for the merger using the purchase method of accounting. The combined company will allocate the total estimated purchase price to PMR's net tangible assets and amortizable intangible assets acquired and net liabilities assumed based on their fair values as of the date of completion of the merger, and record the excess of the purchase price of those fair values as goodwill. The combined company will incur amortization expense over the estimated useful lives of certain of the intangible assets acquired in connection with the merger. In addition, to the extent the value of goodwill or intangible assets with indefinite lives becomes impaired, the combined company may be required to incur material charges relating to the impairment of those assets.

RISKS RELATED TO THE BUSINESS OF EACH OF PMR AND PSYCHIATRIC SOLUTIONS

  THE HEALTH CARE INDUSTRY IN WHICH PMR AND PSYCHIATRIC SOLUTIONS OPERATE IS SUBJECT TO EXTENSIVE REGULATION; THE FAILURE TO COMPLY WITH SUCH REGULATIONS CAN HAVE A MATERIAL ADVERSE IMPACT ON EACH OF PMR AND PSYCHIATRIC SOLUTIONS.

     The health care industry is subject to extensive federal, state and local regulation relating to licensure, billing, privacy, conduct of operations, ownership of facilities, referrals, kickbacks, addition of facilities and services and prices for services. There can be no assurance that future regulatory changes will not have an adverse impact on PMR or Psychiatric Solutions. Many of these laws and regulations are expansive, and PMR and Psychiatric Solutions do not always have the benefit of significant regulatory or judicial interpretation. Different interpretations or enforcement of these laws and regulations could subject the current or past practices of each of PMR and Psychiatric Solutions to allegations of impropriety or illegality or could require each of PMR and Psychiatric Solutions to make changes in its respective facilities, equipment, personnel, services, capital expenditure programs, operating procedures, and contractual arrangements.

     If PMR or Psychiatric Solutions fails to comply with applicable laws and regulations, it could be subjected to liabilities, including:

     - criminal penalties,

     - civil penalties, including monetary penalties and the loss of licenses to operate one or more of its facilities, and

     - exclusion of one or more facilities from participation in the Medicare, Medicaid and other federal and state health care programs.

     A number of initiatives have been proposed during the past several years to reform various aspects of the health care system at the federal level. Current or future legislative initiatives or government regulation may have a material adverse effect on each of PMR and Psychiatric Solutions.

  OTHER COMPANIES WITHIN THE HEALTH CARE INDUSTRY CONTINUE TO BE THE SUBJECT OF FEDERAL AND STATE INVESTIGATIONS, WHICH INCREASES THE RISK THAT EACH OF PMR AND PSYCHIATRIC SOLUTIONS MAY BECOME SUBJECT TO INVESTIGATIONS IN THE FUTURE.

     Both federal and state government agencies as well as private payors have heightened and coordinated civil and criminal enforcement efforts as part of numerous ongoing investigations of health care organizations. These investigations relate to a wide variety of topics, including:

     - cost reporting and billing practices,

     - quality of care,

     - financial relationships with referral sources, and

     - medical necessity of services provided.

     The Office of Inspector General of the Department of Health and Human Services and the U.S. Department of Justice have, from time to time, undertaken national enforcement initiatives that focus on specific billing practices or other suspected areas of abuse. Moreover, health care providers are subject to civil and criminal false claims laws, including the federal False Claims Act, which allows private parties to bring whistleblower lawsuits against private companies doing business with or receiving reimbursement under government programs. Some states have adopted similar state whistleblower and false claims provisions. Publicity associated with the substantial amounts paid by other health care providers to settle these lawsuits may encourage current and former employees of PMR, Psychiatric Solutions and other health care providers to bring whistleblower lawsuits. Any investigations of PMR or Psychiatric Solutions or their respective executives or managers could result in significant liabilities or penalties as well as adverse publicity.

  AS A PROVIDER OF HEALTH CARE SERVICES, EACH OF PMR AND PSYCHIATRIC SOLUTIONS IS SUBJECT TO CLAIMS AND LEGAL ACTIONS BY PATIENTS AND OTHERS.

     Hospitals acquired by Psychiatric Solutions may have unknown or contingent liabilities, including liabilities related to patient care and liabilities for failure to comply with health care laws and regulations, which could result in large claims and significant defense costs. Although Psychiatric Solutions generally seeks indemnification covering these matters from prior owners of hospitals it acquires, material liabilities for past activities of acquired hospitals may exist and such prior owners may not be able to satisfy their indemnification obligations. Each of PMR and Psychiatric Solutions is also susceptible of being named in claims brought related to patient care and other matters at facilities owned by third parties and operated by PMR or Psychiatric Solutions, as the case may be.

     To protect PMR and Psychiatric Solutions from the cost of these claims, professional malpractice liability insurance and general liability insurance coverage is maintained in amounts and with deductibles common in the industry. This insurance coverage may not cover all claims or continue to be available at a reasonable cost, especially given the significant increase in insurance premiums generally experienced in the health care industry.

  IF FEDERAL OR STATE HEALTH CARE PROGRAMS OR MANAGED CARE COMPANIES REDUCE REIMBURSEMENT FOR SERVICES PROVIDED, REVENUES MAY DECLINE.

     A large portion of each of PMR's and Psychiatric Solutions' revenues come from the Medicare and Medicaid programs. In recent years, federal and state governments made significant changes in these programs. These changes have, in certain instances, decreased the amount of money each of PMR and Psychiatric Solutions receive for services. Future federal and state legislation may further reduce the payments received for services provided.

     Insurance and managed care companies and other third parties from whom PMR and Psychiatric Solutions receive payment are increasingly attempting to control health care costs by requiring that hospitals discount their services in exchange for exclusive or preferred participation in their benefit plans. This trend may continue and may reduce the payments received by each of PMR and Psychiatric Solutions for its services.

RISKS RELATED SOLELY TO THE BUSINESS OF PMR

  PMR DEPENDS ON ONE CUSTOMER FOR THE VAST MAJORITY OF ITS REVENUE, AND THE LOSS OF THIS CUSTOMER WOULD SIGNIFICANTLY REDUCE PMR'S REVENUE.

     Approximately 92% of PMR's revenue for the nine month period ended January 31, 2002 was derived from two subsidiaries of Magellan Health Services, Inc. who receive funds under the Tennessee TennCare Partners State Medicaid Managed Care Program for the provision of mental health services, including case management services. PMR contracts with these subsidiaries to provide these services through a Nashville-based case management agency. It is anticipated that as of July 31, 2002 all of the covered patients of these two subsidiaries will be transferred to one of the subsidiaries. PMR's operating results in the foreseeable future will depend on this single customer. Therefore, the loss of this customer or the termination of PMR's agreement with the Nashville-based case management agency would significantly reduce PMR's revenue.

RISKS RELATED SOLELY TO THE BUSINESS OF PSYCHIATRIC SOLUTIONS

  IF COMPETITION DECREASES THE ABILITY TO ACQUIRE ADDITIONAL HOSPITALS ON FAVORABLE TERMS, PSYCHIATRIC SOLUTIONS MAY BE UNABLE TO EXECUTE ITS ACQUISITION STRATEGY.

     Competition among hospitals and other health care providers in the United States has intensified in recent years due to cost containment pressures, changing technology, changes in government regulation and reimbursement, changes in practice patterns (such as shifting from inpatient to outpatient treatments), the impact of managed care organizations and other factors. An important part of the Psychiatric Solutions business strategy is to acquire hospitals in growing urban markets. Some hospitals and health care providers that compete with Psychiatric Solutions have greater financial resources and a larger, more experienced development staff focused on identifying and completing acquisitions. In addition, some competitors are owned by governmental agencies or not-for-profit corporations supported by endowments and charitable contributions, and can finance capital expenditures on a tax-exempt basis. Any or all of these factors may impede Psychiatric Solutions' business strategy.

  IF PSYCHIATRIC SOLUTIONS FAILS TO IMPROVE THE OPERATIONS OF ACQUIRED HOSPITALS, IT MAY BE UNABLE TO ACHIEVE ITS GROWTH STRATEGY.

     Some of the hospitals acquired or to be acquired had or may have operating losses prior to the time they were acquired. Psychiatric Solutions may be unable to operate profitably any hospital or other acquired facility, effectively integrate the operations of any acquisitions or otherwise achieve the intended benefit of its growth strategy.

  STATE EFFORTS TO REGULATE THE SALE OF HOSPITALS OPERATED BY NOT-FOR-PROFIT ENTITIES COULD PREVENT PSYCHIATRIC SOLUTIONS FROM ACQUIRING ADDITIONAL HOSPITALS AND EXECUTING ITS BUSINESS STRATEGY.

     Hospital acquisitions generally require a longer period to complete than acquisitions in many other industries and are subject to additional regulatory uncertainty. Many states have adopted legislation regarding the sale or other disposition of hospitals operated by not-for-profit entities. In other states that do not have specific legislation, the attorneys general have demonstrated an interest in these transactions under their general obligations to protect charitable assets from waste. These legislative and administrative efforts focus primarily on the appropriate valuation of the assets divested and the use of the proceeds of the sale by the non-profit seller. In addition, the acquisition of hospitals in certain states requires advance regulatory approval under "certificate of need" or state licensure regulatory regimes. These state-level procedures could seriously delay or even prevent Psychiatric Solutions from acquiring hospitals, even after significant transaction costs have been incurred.

  PSYCHIATRIC SOLUTIONS DEPENDS ON ITS RELATIONSHIPS WITH PHYSICIANS WHO USE ITS FACILITIES.

     Psychiatric Solutions' business depends upon the efforts and success of the physicians who provide health care services at its facilities and the strength of the relationships with these physicians.

     The business of Psychiatric Solutions could be adversely affected if a significant number of physicians or a group of physicians:

     - terminate their relationship with, or reduce their use of, the facilities,

     - fail to maintain acceptable quality of care or to otherwise adhere to professional standards,

     - suffer damage to their reputation, or

     - exit the market entirely.

  PSYCHIATRIC SOLUTIONS DEPENDS ON ITS KEY MANAGEMENT PERSONNEL.

     Psychiatric Solutions is highly dependent on its senior management team, which has many years of experience addressing the broad range of concerns and issues relevant to the business of Psychiatric Solutions. Employment agreements are in place with Joey A. Jacobs, Chief Executive Officer, and Jack Salberg, Chief Operating Officer, and include non-competition and non-solicitation provisions, but key man life insurance policies are not maintained on any member of senior management other than Mr. Jacobs. The loss of key management or the inability to attract, retain and motivate sufficient numbers of qualified management personnel could have a material adverse effect on Psychiatric Solutions. Psychiatric Solutions' Chief Financial Officer position is currently vacant.

  PSYCHIATRIC SOLUTIONS HAS A LIMITED OPERATING HISTORY.

     Psychiatric Solutions began operations in 1997 and acquired its first hospital in 2001. Because of its limited operating history, Psychiatric Solutions has limited insight into trends that may emerge in its industry and that affect its business. As a result, there can be no assurance that Psychiatric Solutions will achieve satisfactory operating results.

  ADDITIONAL FINANCING MAY BE NECESSARY TO FUND PSYCHIATRIC SOLUTIONS' ACQUISITION PROGRAM AND CAPITAL EXPENDITURES, AND ADDITIONAL FINANCING MAY NOT BE AVAILABLE WHEN NEEDED.

     Psychiatric Solutions' acquisition program requires substantial capital resources. Likewise, the operation of existing hospitals requires ongoing capital expenditures for renovation, expansion and the upgrade of equipment and technology.

     Psychiatric Solutions may not receive additional financing on satisfactory terms. In addition, Psychiatric Solutions' level of indebtedness at any time may restrict its ability to borrow additional funds. If Psychiatric Solutions is not able to obtain financing, then it may not be in a position to consummate acquisitions or undertake capital expenditures.

  RECENTLY ACQUIRED BUSINESSES OF PSYCHIATRIC SOLUTIONS AND BUSINESSES ACQUIRED BY THE COMBINED COMPANY IN THE FUTURE WILL EXPOSE THE COMBINED COMPANY TO INCREASED OPERATING RISKS.

     Psychiatric Solutions acquired four hospitals in 2001 and has entered into a letter of intent to acquire a fifth hospital in June 2002.

     This expansion exposes the combined company to additional business and operating risk and uncertainties, including:

     - our ability to effectively manage the expanded activities;

     - our ability to realize our investment in the expanded facilities;

     - our exposure to unknown liabilities; and

     - our ability to meet contractual obligations.

     If the combined company is unable to manage this expansion efficiently or effectively, or is unable to attract and retain additional qualified management personnel to run the expanded operations, this could result in a material adverse effect on the combined company.

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

                           FORWARD-LOOKING STATEMENTS

     This document and documents referred to in this document include "forward-looking statements" as defined by the SEC. "Forward-looking statements" are those concerning the companies' plans, synergies, expectations and objectives for future operations. When used or referred to in this document, forward-looking statements may be preceded by, followed by, or otherwise include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or similar expressions, or statements that some events or conditions "will" or "may" occur. All statements, other than statements of historical facts, included in this document that address activities, events or developments that the companies expect, believe or anticipate will or may occur in the future are forward-looking statements and include statements relating to the following matters:

     - completion of the proposed merger;

     - future financial performance;

     - future results of operations;

     - prospects for commercial or government contracts;

     - pro forma financial information;

     - financial position and liquidity;

     - labor and supply costs; and

     - selling, general and administrative costs.

     These statements occur in:

     - "Questions and Answers About the Merger";

     - "Summary";

     - "Selected Historical Consolidated Financial Data of PMR";

     - "Selected Historical Consolidated Financial Data of Psychiatric
       Solutions";

     - "Unaudited Pro Forma Condensed Combined Consolidated Financial Statements of PMR and Psychiatric Solutions";

     - "Comparative Per Share Market Price and Dividend Information";

     - "Risk Factors";

     - "Business of PMR";

     - "Business of Psychiatric Solutions";

     - "The Merger -- Reasons for the Merger";

     - "The Merger -- Recommendation of Each Company's Board of Directors";

     - "The Merger -- Opinion of PMR's Financial Advisor";

     - "The Merger -- Opinion of Psychiatric Solutions' Financial Advisor"; and

     - Statements contained elsewhere in this document concerning PMR's and Psychiatric Solutions' plans for their growth and future operations or financial position.

     These forward-looking statements are based on assumptions, which the companies believe are reasonable, but which are subject to a wide range of uncertainties and business risks including:

     - risks related to the integration of the two companies;

     - risks arising from competition in the marketplace;

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

     - risks related to dependence on significant customers;

     - risks related to reimbursement rates;

     - risks related to regulatory matters;

     - the combined company's ability to manage its growth; and

     - additional risks identified in "Risk Factors."

     We cannot assure you that developments affecting PMR, Psychiatric Solutions, or the combined company will be those anticipated by us.

     "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this document regarding each company's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of the risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" beginning on page 29 of this document.

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

                                BUSINESS OF PMR

     Over the past fourteen years PMR (and its subsidiaries) has been a leader in the development and management of specialized mental health care programs and disease management services designed to treat individuals diagnosed with a serious mental illness ("SMI"), primarily schizophrenia and bipolar disorder (i.e., manic-depressive illness). PMR currently manages, administers or provides consulting services for outpatient and community-based psychiatric services for SMI patients, consisting of two outpatient programs (the "Outpatient Programs") and case management programs for a case management agency in and around the Nashville, Tennessee area (the "Case Management Programs"). We refer to these programs in this document as "Health Services Programs".

     During the fiscal year ended April 30, 2002, PMR continued to focus on maximizing cash flow in the Health Services Programs.

     In July 2001, after exploring numerous strategic alternatives, PMR terminated the operations of its Infoscriber subsidiary and licensed the Infoscriber application to Conundrum Communications, Inc. on an exclusive and perpetual basis in the behavioral and social services areas.

     InfoScriber Corporation had a business plan to become a leading provider of strategic health information for pharmaceutical companies, medical device companies, managed care organizations and health care providers. PMR made significant progress in the completion of the software program, the signing and implementation of a group of select physicians as well as significant discussions with purchasers of the associated data. As anticipated, InfoScriber was using cash and PMR had hoped to seek additional third-party financing to fund the growth of the subsidiary. However, given the state of the capital markets and the need for significant additional investment to bring the InfoScriber subsidiary to profitability, it was determined in July 2001 that it would be in the stockholders' best interest to terminate the operations of InfoScriber. In addition, on July 30, 2001, PMR agreed to license the InfoScriber application to Conundrum. Conundrum will have the opportunity to grow the InfoScriber application in the behavioral health and social services areas while PMR's InfoScriber subsidiary will be eligible to receive royalties for a period of five years.

     PMR was incorporated in the State of Delaware in 1988. The operations of PMR include the operations of its wholly-owned subsidiaries, Psychiatric Management Resources, Inc., Collaborative Care Corporation, InfoScriber, and PMR Acquisition Corporation. The principal executive offices of PMR are located at 1565 Hotel Circle South, 2nd Floor, San Diego, California 92108. PMR's telephone number is (619) 610-4001.

HEALTH SERVICES PROGRAMS

 OUTPATIENT PROGRAM MANAGEMENT SERVICES

     One aspect of PMR's historical business is the provision of management, administrative and consulting services to acute care hospitals, psychiatric hospitals and community mental health centers ("CMHCs") with respect to their outpatient programs, specifically Outpatient Programs for patients diagnosed with SMI ("Outpatient Program Management Services"). PMR does not render any medical or clinical services in connection with its Outpatient Program Management Services; all of these services are provided by the hospitals, CMHCs, and their personnel.

     The Outpatient Programs that PMR currently manages or administers consist primarily of psychiatric partial hospitalization programs. In these programs, the patient is ambulatory, but requires intensive, coordinated clinical services for SMI. In general, these programs are an alternative to inpatient care. They involve patients in crisis or recovering from crisis who, thus, require more intensive clinical services than those generally available in a traditional outpatient setting.

     As of June 1, 2002, PMR manages or provides consulting services to two Outpatient Programs. These services are provided under a contract, which has a remaining term of approximately two years, with an acute care hospital. This contract governs the method by which PMR provides consulting or management services, the responsibility of the hospital provider for licensure, billing, staff, insurance and the provision of health care services and the manner in which PMR will be compensated. At each program location, PMR provides a program administrator, proprietary software and data systems, policies and procedures, clinical protocols and curricula and other technical and administrative information that enhance the quality of care and the efficiency of administration of the program.

     As of March 1, 2002, this contract provides for payment of a fixed monthly fee by the hospital. Previously, the fees payable to PMR were based on the services that PMR provided. The hospital maintains responsibility for substantially all direct program costs under the contract.

     Historically, the costs incurred by the providers (hospitals or CMHCs) for PMR's Outpatient Program Management Services have been recovered by the provider through reimbursement by third party payors, typically Medicare and Medicaid. In that regard, the providers submitted invoices to the third party payors or requests for reimbursement in accordance with the regulations applicable to the governmental programs. The changing regulatory environment in recent years has resulted in the denial by Medicare or its fiscal intermediaries of claims for patient services rendered by the provider with respect to PMR's services and/or disallowance of reimbursement to the providers for portions of PMR's fees. Under the terms of some of PMR's terminated or expired contracts, PMR is required to indemnify the providers for some or all of PMR's fees if the fees were disallowed by Medicare or its fiscal intermediaries, or if the claims associated with PMR's fees for services rendered to patients were denied. In some instances, PMR is required to indemnify the hospital for certain of the hospital's direct costs if the claims associated with PMR's fees for services rendered to patients were denied. For further information regarding this matter, see "PMR Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources".

     The Outpatient Programs contributed revenues of $3.3 million for the fiscal year ended April 30, 2001, a decrease of $23.6 million, or 87.8%, as compared to fiscal year 2000. None of the Outpatient Programs that PMR administered during fiscal years 2001 and 2000 contributed more than 10% of PMR's consolidated revenues from continuing operations for the respective years.

 CASE MANAGEMENT PROGRAMS

     PMR acquired the model for its Case Management Programs in 1993. That model, as refined by PMR since then, constitutes a proprietary system for managing, in a managed care environment, treatment, rehabilitation and support for a limited population of individuals diagnosed with SMI.

     Specifically, PMR's Case Management Programs provide SMI patients with personalized, one-on-one services designed to stabilize their daily lives and to provide early intervention in crisis situations. In this fashion, PMR's programs limit the incurrence of the costs related to catastrophic events leading to inpatient hospitalization. Each program utilizes a case manager whose responsibilities include consumer education, crisis plan development, crisis event response, patient needs assessment, review of patient treatment plans, linking patients to emergency services and reviewing and authorizing services. Depending upon the needs of the specific case management population and the varying markets, these services may include 24-hour case management, crisis intervention, respite services, housing assistance, medication management and routine health screening. In providing case management services, PMR does not provide medical or clinical services; such services are performed by the case management agency with whom PMR contracts.

     PMR's Case Management Programs are located in and around Nashville, Tennessee. Prior to May 31, 2002, PMR also managed a Case Management Program in Memphis, Tennessee. In Tennessee, mental health care services for the Medicaid and qualified indigent population are provided under the Tennessee TennCare Partners State Medicaid Managed Care Program ("TennCare"). TennCare contracts with two behavioral health organizations ("BHOs") that are subsidiaries of Magellan Health Services, Inc. and that are at risk for the required services throughout the State of Tennessee. The BHOs in turn contract with various providers, including a wholly-owned subsidiary of PMR, for the provision of services to TennCare enrollees. As of July 31, 2002, it is anticipated that all of the covered patients will be transferred to one of the BHOs. However, this should not have a material impact on PMR. The contracts between TennCare and the BHOs expire on or about December 31, 2003 and it is unknown whether the contracts will be extended or whether and how TennCare might initiate a bidding process for contracts after December 31, 2003, all of which creates uncertainty as to the future of the current arrangement. In general, PMR fulfills its contractual obligations to the BHOs pursuant to an exclusive agreement with the Nashville case management agency.

     The Nashville Case Management Program is administered pursuant to a management and affiliation agreement with the contracting case management agency. PMR is responsible for clinical systems, financial analysis, support services, contract development and other management and administrative services. Pursuant to the terms of the management and affiliation agreement, PMR manages and operates the delivery of case management and other covered psychiatric services. The case management agency is, however, responsible for staff personnel and program facilities, and retains final discretionary authority to approve the related policy manual, staffing issues and overall program operations. The term of the Nashville management and affiliation agreement has been extended to April 30, 2007 and may only be terminated upon the occurrence of events such as (i) a loss of accreditation or other required licensing or regulatory qualifications, (ii) material breach by either party, and (iii) certain legislative or administrative changes that may adversely affect the continued operation of the program. Through the Nashville Case Management Program, PMR currently provides case management services in and around Nashville to approximately 4,300 individuals residing primarily in the Nashville area.

     PMR had a second Case Management Program in Memphis, Tennessee and the agreement with that case management agency expired on May 31, 2002.

     Case management contracts in Tennessee accounted for 82% and 34% of PMR's consolidated revenues from continuing operations for fiscal year 2001 and fiscal year 2000, respectively.

 COMPETITION

     In general, the operation of psychiatric programs is characterized by intense competition. General, community and specialty providers, including national companies and their subsidiaries, provide many different health care programs and services. Many other companies engaged in the management of outpatient psychiatric programs compete with PMR for the establishment of affiliations with acute care providers. Many of these present and future competitors are substantially more established and have greater financial and other resources than PMR does. In addition, PMR's current and potential providers may choose to manage mental health programs themselves rather than contract with PMR.

     There can be no assurance that PMR will be able to compete effectively with its present or future competitors, and any such inability could have a material adverse effect on PMR's business, financial condition and results of operations.

REGULATORY MATTERS

 COMPLIANCE WITH MEDICARE GUIDELINES; REIMBURSEMENT FOR PARTIAL HOSPITALIZATION PROGRAMS

     With respect to PMR's revenues derived from payments made by providers to PMR for Outpatient Program Management Services, PMR bills its fees to the provider as a purchased management, administrative and consultative support service. Substantially all of the patients admitted to these programs are eligible for Medicare coverage and thus, the providers rely upon payment from Medicare for the services. Many of the patients are also eligible for Medicaid payments.

     As discussed below, there are at least three factors that will affect the revenue received by hospitals for Outpatient Programs managed by PMR: (i) coverage of services by third party payors, principally Medicare, i.e., payors will not pay any amount unless the services are covered; (ii) the amounts paid by third party payors, principally Medicare, for covered services; and (iii) the amounts paid by patients or their secondary payors for "coinsurance". To the extent that a hospital deems revenue for a program PMR managed to be inadequate, it may seek to terminate its contract with PMR or not renew the contract.
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

Similarly, PMR will not obtain new contracts for Outpatient Program Management Services if prospective customers do not believe that such programs will generate sufficient revenue.

 MEDICARE COVERAGE

     Medicare has published criteria limiting its coverage for partial hospitalization services to patients whose conditions are quite severe. The proper interpretation of Medicare's coverage criteria is often not clear. In addition, "intermediaries," or private contractors, who administer the Medicare program as contractors to the government, often interpret the Medicare coverage criteria in a very restrictive manner. Even when a patient should be found to meet the Medicare coverage, Medicare may deny coverage because the patient's condition was not documented adequately in the patient's medical record.

     Some adverse coverage determinations are made at the time the claim is presented. In such cases, Medicare does not pay for the services it deems not to be covered. In other instances, Medicare conducts coverage audits after claims have been paid. Often such audits are based on a sample of claims from a period, and the results of the sample are extrapolated to the universe of claims submitted for the entire period. In such instances, Medicare may demand repayment from the provider of several hundreds of thousands of dollars or more. Because the Office of the Inspector General of the Department of Health and Human Services ("OIG") as well as the Centers for Medicine and Medicinal Services ("CMS"), formerly the Health Care Financing Administration of the Department of Health and Human Services, have both identified partial hospitalization services as having often been billed to and paid by Medicare even though the services did not meet Medicare's coverage criteria, PMR expects the frequency and intensity of coverage reviews and audits of partial hospitalization services to continue or even to increase in the future.

     Coverage denials can have a direct adverse impact on PMR because some of its terminated contracts obligate PMR to refund to the provider fees paid to PMR, and in some instances certain of the hospital's direct costs, with respect to services for which coverage is denied. See "PMR Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     Depending on the basis for the denial of coverage, the provider may be able to appeal the coverage denial. PMR has assisted providers in appealing coverage denials and have, to date, prevailed in many of the cases PMR has pursued, resulting in restoration of PMR's fees previously not paid because of the denial. There can be no assurance that coverage denials for services managed by PMR will be overturned at that rate in the future. In addition, PMR does not undertake to appeal all services and may decide in the future not to pursue any such appeals. The appeal process can often extend for more than a year.

 MEDICARE PAYMENT RATES FOR COVERED SERVICES

     On or about August 1, 2000, under a new Medicare payment formula called the outpatient prospective payment system, Medicare began paying a pre-established rate to providers for outpatient services. Under the new formula, Medicare pays $206.82 per day (adjusted up or down for differences in wages from area to area) of partial hospitalization service, assuming that the services meet Medicare's coverage criteria (see "-- Medicare Coverage"). Medicare pays this amount regardless of whether it is more or less than a hospital's actual costs, although there is a three-year transition period during which hospitals whose aggregate costs for Medicare outpatients exceed the Medicare rates will receive some additional Medicare payments, but not up to the level of full costs. The Medicare rates for outpatient services should be updated annually, but in the past when Medicare has adjusted other rates similar to its new rates for hospital outpatient services, the updates have often been increases in amounts that were less than the increase in the "hospital market basket," i.e., the increase in costs of items and services purchased by hospitals. In some instances, Medicare has reduced rates in the updating process.

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

  PATIENT COINSURANCE, MEDICAID COVERAGE OF MEDICARE COINSURANCE AMOUNTS, AND MEDICARE ALLOWABLE BAD DEBTS

     Although Medicare has established a rate for partial hospitalization services of $206.82 per day, Medicare will not pay that full amount to a hospital. It will deduct from that rate an amount for patient "coinsurance," or the amount that the patient is expected to pay.

     Most of the patients receiving services in partial hospitalization programs managed by PMR are unable to pay the coinsurance amount. If such patients are also covered by Medicaid, the Medicaid program usually will not pay the Medicare coinsurance amount in states where PMR furnishes Outpatient Program Management Services such as where PMR's two existing programs are located. Thus, the Medicare coinsurance amount will go uncollected by the provider except to the extent that the provider is partially reimbursed that amount as a Medicare "bad debt" as described in the following paragraph.

     To the extent that neither a Medicare patient nor any secondary payor for that patient pays the Medicare coinsurance amount after a documented reasonable collection effort or the patient's indigence is documented, the provider is entitled to be paid 55 percent of this "bad debt" by Medicare. However, there are many instances when Medicare denies reimbursement for all or part of claimed bad debts for coinsurance on Medicare patients on grounds that the provider did not engage in a reasonable collection effort or that the provider failed to maintain adequate documentation of its collection effort or of the patient's indigence.

  MEDICARE COST REIMBURSEMENT FOR PARTIAL HOSPITALIZATION FOR SERVICES FURNISHED PRIOR TO MEDICARE'S OUTPATIENT PROSPECTIVE PAYMENT SYSTEM

     Prior to the implementation of Medicare's outpatient prospective payment system, Medicare paid for partial hospitalization services on the basis of "reasonable cost," subject to coinsurance of 20 percent of the provider's charges. Medicare made interim payments to a provider based on an estimate of the provider's cost, and then made a final settlement based on an annual cost report filed by the provider. Providers claimed fees paid to PMR as part of their allowable costs for serving Medicare covered patients. Under the applicable Medicare principles of reimbursement, PMR's fees should be allowed if they are "reasonable" and relate to covered services. Medicare's policy directs that generally the reasonableness of PMR's fees should be evaluated by the market value of the services furnished by PMR. PMR believes that its fees are and have been fair market value for the services furnished. Nevertheless, there have been occasions when Medicare has disallowed a portion of PMR's fees, and that may occur in the future as Medicare conducts audits of cost reports for periods through July 31, 2000 (or such time as cost reimbursement ends for hospital outpatient services). In some instances, PMR has a contractual obligation to repay a provider the amount of PMR's fees, which are disallowed.

  MEDICARE CRITERIA FOR "PROVIDER-BASED" SITES

     In order for Medicare to cover partial hospitalization services, the services must be furnished by a hospital or a CMHC. In many instances, PMR has managed Outpatient Programs for a hospital or CMHC in which the program has been conducted away from the main campus of the provider. Such services have been covered by Medicare as the provider's services on the basis that the site where the services were furnished was a "provider-based" site. In 1996, Medicare published a policy that defined more narrowly than prior practice what was a "provider-based" site. In April 2000, Medicare published a final regulation that further defined what is a "provider-based" site. As a result of the Benefits Improvement and Protection Act of 2000, facilities treated as provider-based as of October 1, 2000 shall continue to be treated as provider-based until October 1, 2002, the effective date of the April 2000 final regulation. In addition, the April 2000 final regulation specifies instances when there may be retrospective recoveries of amounts previously paid by Medicare if a determination is made that a site was not "provider-based." On May 9, 2002, CMS published a rule that proposes to further extend the "grandfathering" of provider-based entities. Under the proposed rule, a facility will continue to be treated as provider based until the start of the hospital's first cost reporting period beginning on or after July 1,

2003. The proposed rule also specifies that in addition to possible recoupment of amounts previously paid, future payments may be adjusted to approximate the amounts that would be paid for the same services furnished by a freestanding facility. PMR is unable to predict when or if the provisions of this proposed rule will be adopted in final form.

     PMR believes that the sites it presently manages are provider-based within the meaning of the April 2000 final regulation, and PMR expects that its provider customers will obtain, or have obtained, determinations of such provider-based status from Medicare. However, it is possible that such sites will not obtain approval as provider-based sites or will lose such approval in the future. In such instances, there may be a loss of Medicare coverage for services furnished at that site and there may be a retrospective recovery by Medicare.

     There also is a risk that Medicare will determine that sites where PMR furnished Outpatient Program Management Services in the past were not provider-based. Such a determination would not necessarily trigger a demand for repayment from the provider because there is a "good faith" exception to demanding recoupment of amounts paid if the site: (i) was held out to the public as part of the provider; (ii) was part of the provider's licensed premises (if licensure was required); (iii) the provider billed Medicare a facility charge; and (iv) the physicians practicing at the site properly indicated the site of service on their bills to Medicare for professional services. PMR believes, but cannot assure, that the sites PMR managed met the good faith exception for retrospective recoveries. If a site managed by PMR in the past were found not to have been provider-based and the "good faith" exception not met, Medicare would demand repayment in full for the amounts it had paid for partial hospitalization services for all periods, which are subject to reopening at the time of the determination (generally the 5 preceding years, but it could be more in individual circumstances). If such demands were made upon providers that had contracted with PMR, it is possible that the providers would seek indemnity or damages from PMR. In some instances, it is possible that a court would interpret PMR's contract with a provider as requiring PMR to indemnify the provider asserting such a claim.

  COMPLIANCE WITH MEDICAID REGULATIONS AND POTENTIAL CHANGES

     PMR cannot predict the extent or scope of changes which may occur in the ways in which state Medicaid programs contract for and deliver services to Medicaid recipients. All Medicaid funding is generally conditioned upon financial appropriations to state Medicaid agencies by the state legislatures and there are political pressures on such legislatures in terms of controlling and reducing such appropriations. With respect to PMR's Case Management Programs reimbursed by behavioral health organizations, the overall trend is generally to impose lower reimbursement rates including incentives to assume risk not only by licensed managed care organizations with whom state Medicaid agencies contract, but by subcontracted providers, such as PMR. Consequently, any significant reduction in funding for Medicaid programs could have a material adverse effect on PMR's business, financial condition and results of operations.

     Some states may adopt substantial health care reform measures which could modify the manner in which all health services are delivered and reimbursed, especially with respect to Medicaid recipients and with respect to other individuals funded by public resources. The reduction in other public resources could have an impact upon the delivery of services to Medicaid recipients.

  SPECIFIC LICENSING OF PROGRAMS

     PMR's Outpatient Programs are operated as outpatient departments of providers, thus subjecting such programs to regulation by federal, state and local agencies. These regulations govern licensure and conduct of operations at the facilities, review of construction plans, addition of services and facilities and audit of cost allocations, cost reporting and capital expenditures. The facilities occupied by the programs must comply with the requirements of municipal building, health and fire codes. Inclusion of hospital space where the Outpatient Programs are furnished within the providers' license, when required under applicable state laws, is a prerequisite to participation in the Medicare programs. Additionally, the provider's premises and programs are subject to periodic inspection and recertification.

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

  FALSE CLAIMS INVESTIGATIONS AND ENFORCEMENT OF HEALTH CARE FRAUD LAWS

     The OIG, as well as other federal, state, and private organizations, are aggressively enforcing their interpretation of Medicare and Medicaid laws and policies, and other applicable standards. Often in such enforcement efforts, the government has relied on the Federal Civil False Claims Act ("False Claims Act"). Under that law, if the government prevails in a case, it is entitled to treble damages plus not less than $5,000 nor more than $10,000 per claim, plus reasonable attorney fees and costs. In addition, a person found to have submitted false claims, or who caused the submission of false claims, can be excluded from governmental health care programs including Medicare and Medicaid. If a provider contracting with PMR were excluded from governmental health programs, no services furnished by that provider would be covered by any governmental health program. PMR could also be excluded from government health care programs if there were a finding that PMR had violated its obligations to those programs. If PMR were excluded, providers would as a practical matter, cease contracting for PMR's Outpatient Program Management Services. If PMR were excluded from governmental health programs, providers contracting with PMR could not be reimbursed for amounts paid to PMR.

     To prevail in a False Claims Act case, the government need show only that a person submitted, or "caused" to be submitted, incorrect claims with "reckless disregard" or in "deliberate ignorance" of the applicable Medicare law. The government does not have to prove that the claims were submitted with the intent to defraud a governmental or private health care payor. The qui tam provisions of the False Claims Act permit individuals also to bring suits under the False Claims Act. The incentive for an individual to do so is that he or she will usually be entitled to approximately 15% to 30% of any ultimate recovery. Under the False Claims Act, the Department of Justice has successfully made demands on thousands of providers to settle alleged improper billing disputes at double alleged damages or more. Although PMR does not bill governmental programs directly, PMR could possibly be liable under the False Claims Act to the extent that PMR is found to have "caused" false claims to have been presented.

     There are many other civil and criminal statutes at the federal and state levels that may penalize conduct related to submitting false claims for health care services. The penalties under many of those statutes are severe, and the government often need not prove intent to defraud in order to prevail. Management believes that PMR is in material compliance with applicable regulatory and industry standards. However, in light of the complexity of the policies governing governmental health care programs together with changing and uncertain interpretations of those policies, it is impossible to be absolutely assured that the government (or a qui tam relator in the name of the government) will not assert that some of PMR's conduct, or conduct by one of PMR's customers, has given rise to a potentially large liability.

     In the past, there have been occasions when Medicare fiscal intermediaries have denied coverage for all or substantially all of the claims submitted by the providers where PMR had a management or administrative services contract. Such denials have occurred even though a physician has certified that the Outpatient Program services were medically necessary. Notwithstanding PMR's ongoing efforts to assure that the Outpatient Program services furnished under contract are consistent with PMR's understanding of the Medicare coverage criteria, it is possible that there will be future occasions when a substantial number of services furnished at a site managed by PMR will be denied coverage. The Health Insurance Portability and Accountability Act of 1996 ("HIPAA") grants the U.S. Department of Health and Human Services broad authority to impose civil monetary penalties on providers for certain activities. Among those activities are the repeated submission of claims for services which are not medically necessary. If there were again to be occasions when a Medicare fiscal intermediary denied a large number of claims for a site managed by us, it is possible that the government would seek sanctions from the provider and possibly from PMR. While PMR believes that it would be inappropriate for the government to seek such sanctions for services for which the coverage criteria are interpreted differently at different times and which have been ordered by a physician, it is not clear at this time how the government will apply this new authority.

  ANTI-REMUNERATION LAWS

     Medicare and Medicaid law prohibits an entity from paying or receiving, subject to certain exceptions and "safe harbors," any remuneration to induce the referral of Medicare or Medicaid beneficiaries, or the purchase or arranging for or recommending of the purchase of items or services that may receive payment under Medicare, Medicaid, or other federally-funded health care programs. Several states have similar laws, which are not limited to services for which Medicare or Medicaid payments are made. Sanctions for violating these federal and state anti-remuneration laws may include imprisonment, criminal and civil fines, and exclusion from participation in Medicare, Medicaid or other applicable programs.

     The courts, OIG and administrative agencies interpret the federal anti-remuneration law broadly. Because of the federal statute's broad scope, the regulations establish certain safe harbors from liability. Some of PMR's practices do not satisfy all of the requirements necessary to fall under the applicable safe harbor. A practice that does not fall under a safe harbor, although not necessarily unlawful, may be subject to scrutiny and challenge. PMR believes that it is in substantial compliance with the legal requirements imposed by these laws and regulations, but there can be no assurance that PMR will not be subject to scrutiny or challenge under such laws or regulations. Such scrutiny or challenge may have a material adverse effect on PMR's business, financial condition and results of operations.

  PRIVACY AND CONFIDENTIALITY LEGISLATION

     Most of PMR's activities require PMR to receive or use confidential medical information about individual patients. In addition, PMR has used aggregated unidentified patient data for research and analysis purposes and with respect to PMR's InfoScriber business. Federal and some state legislation restrict the use and disclosure of confidential medical information and the fact of treatment. There are specific requirements permitting disclosure, but inadequate or incorrect disclosure, even if inadvertent or negligent, can trigger substantial criminal and other penalties. To date, no such legislation has been enacted that adversely impacts PMR's ability to provide its services.

     HIPAA requires the Department of Health and Human Services ("HHS") to promulgate standards for health information privacy and security, as well as develop standards for electronic health transactions. These HIPAA rules, referred to collectively as Administrative Simplification, apply only to those entities defined as covered entities (health plans, "clearinghouses," and those providers who transmit any health information in electronic form in connection with a standard transaction). HHS has published final regulations to protect the privacy of individually identifiable health information, setting forth the rights of individuals who are the subject of protected health information, and establishing the permitted uses and disclosures of personally identifiable health information. The effective date of the privacy regulations for compliance purposes is April 14, 2003. HHS has also published standards for electronic transactions which are effective for compliance purposes on October 16, 2002. This compliance date may be extended by one year to October 16, 2003, if the provider files a compliance extension form with the Centers for Medicare and Medicaid Services ("CMS") by October 15, 2002. Additionally, HHS has issued a Notice of Proposed Rulemaking titled "Security and Electronic Signature Standards" to protect the security of health information when it is electronically maintained or transmitted. It is unknown at this time when these security regulations will be finalized.

     In connection with case management services PMR may electronically conduct activities, such as transmitting health care claims or equivalent encounter data, that may be classified as standard transactions under HIPAA. Therefore, PMR may need to convert its systems to adapt to the required HIPAA format to accommodate any covered entity clients that are directly subject to HIPAA rules and regulations. Under HIPAA, covered entities are obligated to enter into contractual agreements with any other entity to which they disclose protected health information and obligate such entities to protect the privacy and security of health information. Accessing the protected health information of its covered entity clients may make PMR the business associates of covered entities, or it is feasible that in certain circumstances PMR and/or its wholly-owned subsidiaries may be considered covered entities themselves. In either case, these HIPAA agreements may obligate PMR to install certain technical security protections and to establish new policies and procedures to insure the confidentiality and integrity of health information.

     The HHS Office of Civil Rights is the enforcement agency for HIPAA Administrative Simplification and may assess civil penalties which range from $100 to $25,000 per year for each violation of an identical requirement or prohibition of the standards, to civil and criminal penalties of up to $250,000 and 10 years of prison for wrongful disclosure of health information for commercial advantage, personal gain, or malicious harm. Additionally, there are various state laws governing the protection of medical information, including certain statutes which may provide enhanced protections for sensitive health information, such as mental health records. HIPAA's civil and criminal sanctions apply only to covered entities. To the extent that PMR is not considered a covered entity itself, PMR's HIPAA liability under Administrative Simplification would be limited to any contractual agreements PMR makes.

     The costs of conforming PMR's systems to provide the privacy, security, and transaction standard conformance required by HIPAA Administrative Simplification and PMR's covered entity customers may require substantial cost investment in PMR's software, computers, policies and procedures, employee training, and other goods and services.

 UNLICENSED PRACTICE OF MEDICINE

     Many states prohibit physicians from splitting fees with non-physicians and prohibit non-physician entities from practicing medicine. These laws vary from state to state and are interpreted by courts and regulatory agencies with broad discretion. PMR believes that its contractual arrangements do not violate these laws. PMR's contractual arrangement and services, like InfoScriber, with some providers could possibly be challenged on the basis of being an alleged unlicensed practice of medicine, or the enforceability of provisions in that arrangement may be limited. In the event a regulatory authority limits or prohibits PMR or an affiliate from conducting PMR's business, PMR's contractual arrangements may require organizational modification or restructuring.

INSURANCE

     Mental health care and information services are always subject to the risk of liability. In recent years, participants in the mental health care industry have become subject to an increasing number of lawsuits that allege malpractice or other related legal theories. These lawsuits often involve large claims and incur significant defense costs. PMR maintains liability insurance intended to cover such claims, which is renewable annually. PMR believes that its insurance coverage conforms to industry standards. There are no assurances, however, that PMR's insurance will cover all claims (e.g., claims for punitive damages), or that claims in excess of PMR's insurance coverage will not arise. A successful lawsuit against PMR that is not covered by, or is in excess of, PMR's insurance coverage may have a material adverse effect on PMR's business, financial condition and results of operations. There are no assurances that PMR will be able to obtain liability insurance coverage on commercially reasonable terms in the future or that such insurance will provide adequate coverage against potential claims.

PROPERTIES

     PMR owns no real property. PMR currently subleases approximately 3,500 square feet comprised of a lease for its corporate headquarters at 1565 Hotel Circle South, 2nd Floor, San Diego, California expiring on September 30, 2002, with an option to renew for six months. PMR carries property and liability insurance as required by its sublessors. PMR believes that its facilities are adequate for its short-term needs.

LEGAL PROCEEDINGS

     From time to time, PMR has been involved in routine litigation incidental to the conduct of its business. There are currently no material pending litigation proceedings to which PMR is a party.

EMPLOYEES

     As of May 31, 2002, PMR employed approximately 28 employees, of whom 24 are full-time employees. Approximately 13 are direct program employees and approximately 15 are in corporate management including finance, accounting, development, utilization review, training and education, information systems, member services, human resources and legal areas. None of PMR's employees is subject to a collective bargaining agreement and PMR believes that its employee relations are good.

                  PMR MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with "Selected Historical Consolidated Financial Data of PMR" and the consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties, such as statements of plans, objectives, expectations and intentions. The cautionary statements made in this joint proxy statement/prospectus should be read as applying to all related forward-looking statements wherever they appear in this joint proxy statement/prospectus. The actual results could differ materially from those anticipated in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed in "Risk Factors" and "Business of PMR" as well as those discussed elsewhere.

OVERVIEW

     During the nine months ended January 31, 2002, PMR continued to focus on maximizing cash flow. PMR had $2.1 million in net income during the three months ended January 31, 2002, versus a loss of $2.9 million for the same period in the prior year. The income for the quarter ended January 31, 2002 included a recovery of bad debt expense of $1.9 million resulting primarily from the collection of approximately $600,000 of previously reserved accounts receivable relating to closed outpatient programs and a change in estimate on the collectability of certain other related receivables. Excluding the effects of this recovery of bad debt expense, $23,000 in special charge recovery due to the sale of idle and previously retired assets, and a $44,000 tax benefit, PMR's net income from operations was approximately $47,000.

     During the fiscal year ended April 30, 2001, PMR continued to focus on maximizing cash flow in the Health Services Programs and on reducing the number of Outpatient Programs managed by PMR, hence minimizing its exposure to the changing regulatory environment. The Outpatient Programs are heavily dependent on reimbursement by Medicare and Medicaid. The reduction in these services was the result of a management decision predicated on regulatory changes that (i) increased obstacles to the marketability of PMR's services and (ii) increased costs of compliance with the regulatory environment.

     At April 30, 2001, the Company's cash and short-term investments totaled $17.8 million, as compared to $27.8 million at April 30, 2000. The decrease in cash and short-term investments resulted primarily from $6.1 million cash used related to InfoScriber, a cash dividend of $7.3 million, $0.4 million for furniture and equipment, partially offset by cash generated from operations of $3.8 million. In the third quarter of fiscal year 2001, the Board of Directors declared a special cash dividend of $2.50 per share of common stock payable on December 29, 2000 to stockholders of record on December 21, 2000. The total amount of the dividend was approximately $7.3 million.

     On February 15, 2001, PMR announced its intention to explore strategic alternatives to maximize stockholder value. PMR initially retained SunTrust Equitable Securities, and has now retained Raymond James and Associates, Inc. to assist it in evaluating the sale or merger of its health service operations, or the sale, merger, or strategic financing of InfoScriber. PMR also engaged the firm of McGettigan, Wick & Co. to assist in an advisory role. A principal of McGettigan, Wick & Co. serves on the Company's Board of Directors.

     On July 30, 2001, PMR agreed to license the InfoScriber application to Conundrum Communications, Inc. ("Conundrum"). Conundrum will have the opportunity to grow the InfoScriber application in the behavioral health and social service areas while PMR's InfoScriber subsidiary will be eligible to receive royalties for a period of five years. As of January 31, 2002, no royalties have been earned by PMR. Other than some transition services that were already reimbursed by Conundrum, and certain termination costs, already accounted for as part of PMR's special charges for the quarter ended July 31, 2001, PMR does not anticipate incurring any further costs associated with the InfoScriber subsidiary.

SOURCES OF REVENUE

 OUTPATIENT PROGRAMS

     PMR continues to manage or administer two outpatient programs with one acute care hospital. PMR does not intend to continue to devote resources to develop additional outpatient programs. PMR expects that revenues from outpatient programs will decrease in fiscal year 2002 due to the restructuring of the existing contract.

     Revenues under the outpatient programs are recognized at estimated net realizable amounts when services are rendered based upon PMR's contractual arrangement with the hospital. Under the terms of some of PMR's terminated or expired contracts, PMR is required to indemnify the providers for some or all of PMR's fees if the fees were disallowed by Medicare or its fiscal intermediaries, or if the claims associated with PMR's fees for services rendered to patients were denied. In some instances, PMR is required to indemnify the hospital for certain of the hospital's direct costs if the claims associated with PMR's fees for services rendered to patients were denied. As of January 31, 2002, PMR had recorded $3.8 million in contract settlement reserves to provide for an estimate of possible amounts ultimately owed to its provider customers resulting from disallowance of costs by Medicare and Medicare cost report settlement adjustments. Such reserves are classified as long-term liabilities because ultimate determination of substantially all of the potential contract disallowances, if any, is not anticipated to occur during the current fiscal year.

 CASE MANAGEMENT PROGRAMS

     For its case management programs in Tennessee, PMR receives a monthly case rate fee from the managed care consortium responsible for managing TennCare. Revenue under the TennCare program is recognized in the period in which the related service is to be provided and may fluctuate based on rates set by the managed care consortium as well as level of patient enrollment.

RESULTS OF CONTINUING OPERATIONS

     The following table sets forth, for the periods indicated, the percentage of revenue represented by the respective financial items:

                                                                                    NINE MONTHS
                                                       YEARS ENDED APRIL 30,     ENDED JANUARY 31,
                                                      ------------------------   -----------------
                                                       2001     2000     1999     2002      2001
                                                      ------   ------   ------   -------   -------
Revenue from continuing operations..................  100.0%   100.0%   100.0%   100.0%    100.0%
                                                      ------   ------   ------   ------    ------
Direct operating expenses...........................   86.5%    81.5%    69.1%    84.1%     88.8%
Research and development............................    5.6%     0.0%     0.0%     1.4%      4.9%
Marketing, general and administrative...............   46.9%    20.1%    19.8%    19.7%     47.7%
Provision for doubtful accounts.....................    4.1%    12.1%     7.9%     0.2%      4.1%
Recovery of provision for doubtful accounts.........    0.0%     0.0%     0.0%   (22.5%)     0.0%
Depreciation and amortization.......................    7.7%     2.4%     2.0%     3.1%      4.9%
Software development amortization...................   15.6%     0.0%     0.0%     0.0%     12.7%
Special charge (credit).............................    7.0%     3.4%    (0.5%)    7.2%      3.6%
Acquisition expense.................................    0.0%     0.0%     2.9%     0.0%      0.0%
                                                      ------   ------   ------   ------    ------
Total expenses......................................  173.4%   119.5%   101.2%    93.2%    166.7%
                                                      ------   ------   ------   ------    ------
Interest expense....................................   (0.1%)   (0.1%)   (0.7%)    0.0%     (0.1%)
Other income -- interest............................    7.4%     3.5%     3.6%     3.6%      7.8%
(Loss) income from continuing operations before
  income taxes and cumulative change................  (66.1%)  (16.1%)    1.7%    10.4%    (59.0%)
Income tax (benefit) expense........................   (5.3%)   11.5%     0.7%    (0.3%)    (6.9%)
                                                      ------   ------   ------   ------    ------
Net (loss) income from continuing operations before
  cumulative change.................................  (60.8%)  (27.6%)    1.0%    10.7%    (52.1%)
Cumulative change, net of income tax benefit........    0.0%     0.0%     1.1%     0.0%      0.0%
Net loss from continuing operations.................  (60.8%)  (27.6%)   (0.1%)   10.7%    (52.1%)
                                                      ======   ======   ======   ======    ======

QUARTER ENDED JANUARY 31, 2002 COMPARED TO QUARTER ENDED JANUARY 31, 2001

     Revenue. Revenues increased from $4.1 million for the quarter ended January 31, 2001 to $4.9 million for the quarter ended January 31, 2002, an increase of $787,000 or 19.2%. The outpatient programs recorded revenues of $348,000 for the quarter ended January 31, 2002, a decrease of approximately $216,000 or (38.2%) as compared to $564,000 for the quarter ended January 31, 2001. This decrease was primarily the result of PMR's changed business strategy and the associated reduction in PMR's outpatient programs. Revenues from PMR's case management programs increased from $3.5 million for the quarter ended January 31, 2001 to $4.5 million for the quarter ended January 31, 2002, an increase of $1.0 million or 28.4%. The increase was primarily due to an increase in patient enrollment as well as an increase in reimbursement rates from TennCare.

     Direct Operating Expenses. Direct operating expenses consist of costs incurred at the program sites and costs associated with the field management responsible for administering the programs. Direct operating expenses were $4.2 million in the third quarter of fiscal year 2002, compared to $3.7 million a year ago, an increase of 12.8%. As a percentage of revenues, direct operating expenses decreased to 86.2% for the quarter ended January 31, 2002 from 91.1% for the quarter ended January 31 2001. The decrease was primarily attributable to the termination of the InfoScriber operations.

     Research and Development. PMR stopped incurring research and development costs with the termination of the InfoScriber operations in July 2001.

     Marketing, General and Administrative. Marketing, general and administrative expenses from continuing operations were $665,000 for the quarter ended January 31, 2002 versus $2.5 million for the quarter ended January 31, 2001. As a percentage of total revenues, marketing, general and administrative expenses improved from 60.4% for the quarter ended January 31, 2001 to 13.6% for the quarter ended January 31, 2002. The improvement was primarily due to the elimination of marketing, general and administrative expenses related to the terminated InfoScriber operations.

     Recovery of Provision for Doubtful Accounts. During the quarter ended January 31, 2002, PMR recovered $1.9 million in provision for doubtful accounts. The recovery was primarily due to the collection of approximately $600,000 of previously reserved accounts receivable relating to closed outpatient programs and a change in estimate on the collectability of certain other related receivables.

     Depreciation and Amortization. Depreciation and amortization expenses decreased from $198,000 for the quarter ended January 31, 2001 to $128,000 for the quarter ended January 31, 2002, a decrease of $70,000 or (35.4%). The decrease was primarily due to disposal and write-off of assets as a result of contract terminations or expirations.

     Special Charge. During the quarter ended January 31, 2002, PMR recorded a recovery of special charges totaling $23,000 primarily due to the sale of idle and previously retired assets. For the same period in the preceding year, PMR incurred special charges totaling $273,000 related to contract terminations or expirations.

     Net Interest Income. Interest income, net of interest expense, decreased from $364,000 for the quarter ended January 31, 2001 to $176,000 for the quarter ended January 31, 2002, a decrease of $188,000 or (51.6%). The decrease was primarily due to lower cash, cash equivalents, and short-term investments at January 31, 2002 versus January 31, 2001. The reduction in the interest-bearing assets was primarily a result of cash dividends of approximately $7.3 million paid in December 2000 and the cash burn from InfoScriber, offset by positive cash flows for the nine months ended January 31, 2002.

     Income Tax Benefit. PMR has received refunds amounting to $44,000 from various State tax authorities during the quarter ended January 31, 2002. For the same quarter in the previous year, PMR recorded refunds from the Internal Revenue Service and various State tax authorities for the sum of $929,000 associated with PMR's income tax returns for the fiscal year ended April 30, 2000. PMR has treated the entire amount of such refunds as income tax benefit during both quarters ended January 31, 2002 and 2001 because PMR had previously recognized a valuation allowance against all of its deferred tax assets. The valuation allowance was originally established because realization of the deferred tax assets was uncertain in light of the changes in PMR's core business and associated business risks.

     Net Income (Loss). PMR's net income for the quarter ended January 31, 2002 was $2.1 million versus a $2.9 million net loss for the same period in the preceding year. Excluding the effects of the recovery of bad debt expense (see Recovery of Provision for Doubtful Accounts), a $23,000 in special charge recovery due to the sale of idle and previously retired assets, and a $44,000 tax benefit, PMR's net income from operations was approximately $47,000.

NINE MONTHS ENDED JANUARY 31, 2002 COMPARED TO NINE MONTHS ENDED JANUARY 31,
2001

     Revenue. Revenues for the nine months ended January 31, 2002 were $14.3 million, a $781,000 increase, or 5.8%, from $13.5 million for the same period the previous year. Outpatient program revenues decreased from $2.8 million during the nine months ended January 31, 2001 to $1.1 million during the nine months ended January 31, 2002. The decrease was primarily the result of PMR's changed business strategy and the associated reduction in PMR's outpatient programs. The case management program revenues increased by $2.4 million from $10.8 million during the nine months ended January 31, 2001 to $13.2 million during the nine months ended January 31, 2002, or 22.9%. The increase in case management program revenues was primarily due to an increase in patient enrollment as well as an increase in reimbursement rates from TennCare.

     Direct Operating Expenses. Direct operating expenses consist of costs incurred at the program sites and costs associated with the field management responsible for administering the programs. Direct operating expenses remained unchanged at $12.0 million during the nine months ended January 31, 2001 and 2002. As a percentage of revenues, direct operating expenses decreased to 84.1% for the nine months ended January 31, 2002 from 88.8% for the nine months ended January 31, 2001. The decrease was primarily attributable to the termination of the InfoScriber operations.

     Research and Development. PMR stopped incurring research and development costs with the termination of the InfoScriber operations in July 2001.

     Marketing, General and Administrative. Marketing, general and administrative expenses from continuing operations were $2.8 million for the nine months ended January 31, 2002 versus $6.5 million for the nine months ended January 31, 2001. As a percentage of total revenues, marketing, general and administrative expenses improved from 47.7% for the nine months ended January 31, 2001 to 19.7% for the nine months ended January 31, 2002. The improvement was primarily due to the elimination of marketing, general and administrative expenses related to the terminated InfoScriber operations.

     Recovery of Provision for Doubtful Accounts. During the nine months ended January 31, 2002, PMR recovered $3.2 million in provision for doubtful accounts. The recovery was primarily due to the collection of approximately $1.9 million of previously reserved accounts receivable relating to closed outpatient programs and a change in estimate on the collectability of certain other related receivables.

     Depreciation and Amortization. Depreciation and amortization expenses decreased from $661,000 for the nine months ended January 31, 2001 to $438,000 for the nine months ended January 31, 2002, a decrease of $223,000 or (33.6%). The decrease was primarily due to disposal and write-off of assets as a result of contract terminations or expirations.

     Special Charges. During the nine months ended January 31, 2002, PMR recorded special charges, net of recoveries, totaling $1.0 million. These charges were primarily for severance and other costs related to the termination of the InfoScriber operations as well as marketing and administrative services that were terminated during the period. For the same period in the preceding year, PMR incurred a charge of $484,000 related to contract terminations or expirations.

     Net Interest Income. Interest income, net of interest expense, decreased from $1.1 million for the nine months ended January 31, 2001 to $510,000 for the nine months ended January 31, 2002, a decrease of $549,000 or (51.9%). The decrease was primarily due to lower cash, cash equivalents, and short-term investments at January 31, 2002 versus January 31, 2001. The reduction in the interest-bearing assets was primarily a result of cash dividends of approximately $7.3 million paid in December 2000 and the cash burn from InfoScriber, offset by positive cash flows for the nine months ended January 31, 2002.

     Income Tax Benefit. PMR has received refunds amounting to $44,000 from various State tax authorities during the nine months ended January 31, 2002. For the same period in the previous year, PMR recorded refunds from the Internal Revenue Service and various State tax authorities for the sum of $929,000 associated with PMR's income tax returns for the fiscal year ended April 30, 2000. PMR has treated the entire amount of such refunds as income tax benefit during both nine month periods ended January 31, 2002 and 2001 because PMR had previously recognized a valuation allowance against all of its deferred tax assets. The valuation allowance was originally established because realization of the deferred tax assets was uncertain in light of the changes in PMR's core business and associated business risks.

     Net Income (Loss). PMR's net income for the nine months ended January 31, 2002 was $1.5 million versus a loss of $7.0 million for the same period in the preceding year, an improvement of $8.5 million. The improvement in net income was primarily due to reduced operating expenses during the first nine months of fiscal year 2002 resulting from the termination of the InfoScriber operations as well as the $3.2 million recovery in provision for doubtful accounts.

FISCAL YEAR ENDED APRIL 30, 2001 COMPARED TO FISCAL YEAR ENDED APRIL 30, 2000

     Revenues. Revenue from continuing operations decreased from $42.5 million for the fiscal year ended April 30, 2000 to $17.7 million for the fiscal year ended April 30, 2001, a decrease of $24.8 million, or (58.4%). The decrease was primarily due to the termination of numerous outpatient program contracts during fiscal year 2001. The outpatient programs recorded revenues of $3.3 million for the fiscal year ended April 30, 2001, a decrease of $23.6 million or (87.7%) as compared to fiscal year 2000. Case Management Program revenues remained relatively unchanged between fiscal years 2000 and 2001.

     Direct Operating Expenses. Direct operating expenses from continuing operations consist of costs incurred at program sites and costs associated with field management responsible for administering the programs. Direct operating expenses decreased from $34.6 million for the fiscal year ended April 30, 2000 to $15.3 million for the fiscal year ended April 30, 2001, a decrease of $19.3 million, or (55.8%). As a percentage of revenues, direct operating expenses were 86.5%, slightly up from 81.5% for the fiscal year ended April 30, 2000 as a result of lower revenues in fiscal year 2001.

     Research and Development. PMR incurred, in fiscal year 2001, approximately $1.0 million in research and development costs related to the development of Version 2 of its InfoScriber medication management system. PMR will not incur significant additional research and development costs for InfoScriber in the future based upon the anticipated termination of the operations of InfoScriber.

     Marketing, General and Administrative. Marketing, general and administrative expenses for the fiscal year ended April 30, 2001 were relatively unchanged from that for the fiscal year ended April 30, 2000.

     Provision for Doubtful Accounts. Provision for doubtful accounts from continuing operations decreased from $5.1 million for the fiscal year ended April 30, 2000 to $723,000 for the fiscal year ended April 30, 2001, a decrease of approximately $4.4 million or (85.9%). As a percentage of revenues, the provision for doubtful accounts decreased to 4.1% in the fiscal year ended April 30, 2001 from 12.1% in fiscal year 2000. The decrease was due to lower revenues in fiscal year 2001 and the additional reserves taken in fiscal year 2000 due to anticipated difficulties in the collection of receivables related to outpatient program locations closed throughout fiscal year 2000. PMR expects the allowance for non-collectible accounts to fluctuate based on the amount of claims from its outpatient programs under review and the number of Health Services Programs that it manages.

     Depreciation and Amortization. Depreciation and amortization expense increased from $1.0 million for the fiscal year ended April 30, 2000 to $1.4 million for the fiscal year ended April 30, 2001, an increase of $400,000 or 40.0%. This increase was primarily due to the addition of computer equipment for InfoScriber and the change in estimate of useful life of certain assets related to the Case Management Program.

     Software Development Amortization. Amortization of the InfoScriber medication management software commenced upon its completion and commercial release in August 2000. Research for and development of Version 2 of the software started immediately thereafter. Version 2 was expected to completely replace Version 1 and was anticipated to be technically feasible shortly after April 30, 2001. Accordingly, PMR amortized the total capitalized cost of Version 1 of approximately $2.8 million through April 30, 2001. Given PMR's plan to terminate the operations of its InfoScriber subsidiary, PMR does not intend to develop Version 2 of the software.

     Special Charge. Special charges of approximately $1.2 million were recorded in fiscal year 2001 for lease termination costs, severance costs, and write-off of various assets related to closures of numerous outpatient program locations and the impairment charge incurred on InfoScriber's furniture, equipment, and certain other current assets under the provisions of SFAS No.
121. The accruals for special charges included in the liabilities sections in the consolidated balance sheets at April 30, 2001 and 2000 were $265,000 and $376,000, respectively.

     Net Interest Income. Interest income, net of interest expense, decreased from $1.5 million for the fiscal year ended April 30, 2000 to $1.3 million for the fiscal year ended April 30, 2001, a decrease of

$200,000 or (13.3%). This decrease resulted from lower interest bearing cash, cash equivalent, and short-term investment balances primarily due to the negative cash flow from InfoScriber and a $7.3 million cash dividend payment at the end of the third quarter of fiscal year 2001.

     Loss Before Income Taxes and Cumulative Change. For the fiscal year ended April 30, 2001, PMR's loss before income taxes was $11.7 million versus a loss from continuing operations before income taxes of $6.8 million in fiscal year 2000, a $4.9 million increase or 72.1%. The increase in loss was due primarily to program closures in fiscal year 2001, as well as operating, research and development, restructuring charges, and general and administrative costs incurred for InfoScriber during fiscal year 2001.

     Income Tax (Benefit) Expense. The income tax benefit of $929,000 in fiscal year 2001 is related to the federal and various state tax refunds recognized for the fiscal year ended April 30, 2000. Income tax expense for fiscal year 2000 was $4.9 million as a result of establishing a non-cash valuation allowance to fully reserve for deferred tax assets in conformity with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. The valuation allowance was recognized in fiscal year 2000 because realization of the deferred tax assets was uncertain in light of the changes in PMR's core business and associated business risks, including an unproven history of earnings in InfoScriber. PMR continued to fully reserve for its tax assets in fiscal year 2001.

     Results from Discontinued Operation. In the third quarter of fiscal year 2000, PMR sold substantially all of its interest in Stadt Solutions. The transaction, which eliminated PMR's ownership interest, resulted in cash proceeds of $3.3 million and a gain of $664,000, net of operating losses related to Stadt Solutions during fiscal year 2000. There were no discontinued operations in fiscal year 2001.

FISCAL YEAR ENDED APRIL 30, 2000 COMPARED TO FISCAL YEAR ENDED APRIL 30, 1999

     Revenues. Revenue from continuing operations decreased from $55.8 million for the year ended April 30, 1999 to $42.5 million for the year ended April 30, 2000, a decrease of $13.3 million, or (23.8%). The decrease was primarily due to the termination and restructuring of numerous outpatient program contracts during fiscal year 2000. The outpatient programs recorded revenues of $26.9 million for the year ended April 30, 2000, a decrease of $16.8 million or (38.4%) as compared to fiscal year 1999. This decrease in revenues was partially offset by a $3.8 million or 36.2% increase in Case Management Program revenues. The increase in Case Management Program revenues from $10.5 million in fiscal year 1999 to $14.3 million in fiscal year 2000 was due to a corresponding increase in patient enrollment during the year.

     Direct Operating Expenses. Direct operating expenses from continuing operations consist of costs incurred at program sites and costs associated with field management responsible for administering the programs. Direct operating expenses decreased from $38.6 million for the year ended April 30, 1999 to $34.6 million for the year ended April 30, 2000, a decrease of $4.0 million, or (10.4%). As a percentage of revenues, direct operating expenses were 81.5%, up from 69.1% for the year ended April 30, 1999. Deterioration in the overall expense ratio for continuing operations was primarily due to the decrease in outpatient program business, which historically has had a lower expense ratio than the other business segments. Case Management revenues as a percentage of total revenues from continuing operations increased to 33.6% in fiscal year 2000 from 18.9% in the preceding year. Moreover, direct operating expenses for Case Management as a percentage of Case Management revenues was 88% for both fiscal years 2000 and 1999, a rate materially higher than the 72% and 67% expense ratios for outpatient programs in fiscal years 2000 and 1999, respectively.

     Marketing, General and Administrative. Marketing, general and administrative expenses decreased from $11.0 million for the fiscal year ended April 30, 1999 to $8.6 million for the fiscal year ended April 30, 2000, a decrease of $2.4 million, or (21.8%). This 21.8% decrease is consistent with the aforementioned 23.8% decrease in revenues from continuing operations. Marketing, general and administrative expenses as a percentage of revenue remained constant at approximately 20% for the fiscal years ended April 30, 2000 and 1999. However, included in marketing, general and administrative expenses are costs of approximately $1.3 million for development of InfoScriber and the recognition of approximately $200,000 in non-cash stock compensation expense for key employees and contractors in fiscal year 2000.

     Provision for Doubtful Accounts. Provision for doubtful accounts from continuing operations increased from $4.4 million for the year ended April 30, 1999 to $5.1 million for the year ended April 30, 2000, an increase of $700,000 or 15.9%. As a percentage of revenues, the provision for doubtful accounts increased to 12.1% in the year ended April 30, 2000 from 7.9% in fiscal year 1999. The increase was due to anticipated difficulties associated with collection of receivables relating to outpatient program locations closed throughout fiscal year 2000. In the third quarter of fiscal year 2000, PMR incurred charges of $3.0 million for additional reserves needed to write down receivables primarily related to closed outpatient programs. PMR expects the allowance for non-collectible accounts to fluctuate based on the amount of claims from its outpatient programs under review and the number of Health Services Programs that it manages.

     Depreciation and Amortization. Depreciation and amortization expense decreased from $1.1 million for the year ended April 30, 1999 to $1.0 million for the year ended April 30, 2000, a decrease of $100,000 or (9.1%). This slight decrease was due to the disposal and write-off of assets as a result of termination and restructure of several outpatient program contracts.

     Acquisition Expense. Acquisition expenses for the fiscal year ended April 30, 1999 consists of legal, advisory, accounting, consulting, and other costs previously capitalized related to the terminated definitive merger agreement with Behavioral Health Corporation. There were no acquisition expenses recorded in fiscal year 2000.

     Special Charge (Credit). Special charges of $1.4 million were recorded in fiscal year 2000 for lease termination costs, severance costs, and write-off of various assets related to closures of numerous outpatient program locations during the year. As of April 30, 2000, the accrual for special charges included in the liabilities section in the consolidated balance sheet was $376,000. A special credit of $262,000 was recognized in fiscal year 1999 primarily due to a favorable settlement of disputes with a provider.

     Net Interest Income. Interest income, net of interest expense, decreased from $1.6 million for the year ended April 30, 1999 to $1.5 million for the year ended April 30, 2000, a decrease of $100,000 or 6.3%. This decrease resulted from lower interest bearing cash, cash equivalent, and short-term investment balances due to a $10.6 million cash dividend payment at the end of the third quarter of fiscal year 2000.

     Income (Loss) Before Income Taxes and Cumulative Change. For the year ended April 30, 2000, PMR's loss from continuing operations before income taxes and cumulative change was $6.8 million versus net income before income taxes of $926,000 in fiscal year 1999. The decrease in profitability was due primarily to losses incurred relating to program closures in fiscal year 2000 as well as general and administrative costs incurred during fiscal year 2000 for the establishment and development of the InfoScriber subsidiary.

     Income Tax Expense. Income tax expense increased from $379,000 for the fiscal year ended April 30, 1999 to $4.9 million for the fiscal year ended April 30, 2000, an increase of $4.5 million. In the fourth quarter of fiscal year 2000, PMR established a non-cash valuation allowance of $9.2 million to fully reserve for its deferred tax assets in conformity with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. The valuation allowance was recognized in fiscal year 2000 because realization of the deferred tax assets is now uncertain due primarily to changes in PMR's core business and associated business risks, including an unproven history of earnings in the new business segment. The increase in income tax expense as compared to the prior year resulted primarily from the establishment of this reserve.

     Cumulative Change. The cumulative change of $593,000 in fiscal year 1999 represents the effect, net of income tax benefit of $411,000, of writing off previously capitalized start-up costs. PMR adopted this change in accounting principle consistent with the requirements of Accounting Standards Executive Committee's Statement of Position 98-5, Reporting on Costs of Start-up Activities. There were no cumulative changes in fiscal year 2000.

     Results from Discontinued Operation. In the third quarter of fiscal year 2000, PMR sold substantially all of its interest in Stadt Solutions. The transaction, which eliminated PMR's ownership interest, resulted in cash proceeds of $3.3 million and a gain of $664,000, net of operating losses related to Stadt Solutions during fiscal year 2000.

LIQUIDITY AND CAPITAL RESOURCES

     For the fiscal year ended April 30, 2001, net cash used in operating activities was $1.5 million as compared to net cash provided by operating activities of $7.5 million in fiscal year 2000. The decrease in cash flows from operating activities was primarily due to increased expenses for InfoScriber and reduced collection of receivables from closed Outpatient Program sites. At April 30, 2001, the Company's cash and short-term investments totaled $17.8 million, as compared to $27.8 million at April 30, 2000. The decrease in cash and short-term investments resulted primarily from $6.1 million cash used related to InfoScriber, a cash dividend of $7.3 million, $0.4 million for furniture and equipment, partially offset by cash generated from operations of $3.8 million. In the third quarter of fiscal year 2001, the Board of Directors approved the payment of special cash dividend of $2.50 per share of common stock to stockholders of record on December 21, 2000. The total amount of the dividend, which was paid on December 29, 2000 for 2,902,007 shares of common stock was $7.3 million. For the nine months ended January 31, 2002, net cash provided by operating activities was $1.6 million versus net operating cash used of $1.1 million during the same period in the prior year. The improvement in cash flow was primarily due to the reduction in operating expenditures and collection of receivables from closed programs.

     Working capital at April 30, 2001 was $15.4 million, a decrease of $14.5 million, or (48.5%), as compared to working capital of $29.9 million at April 30, 2000. Cash and cash equivalents and short-term investments at April 30, 2001 were $17.8 million, a decrease of $10.0 million, or (36.0%) as compared to $27.8 million at April 30, 2000. The decrease in working capital was primarily due to the decrease in cash and investments. Working capital at January 31, 2002 was approximately $17.8 million, an increase of $2.4 million, versus working capital at April 30, 2001. Cash, cash equivalents and short-term investments totaled $19.5 million at January 31, 2002, an increase of $1.8 million versus April 30, 2001. The increase in working capital was primarily due to the collection of approximately $1.9 million of previously reserved accounts receivable relating to closed outpatient programs and a change in estimate on the collectability of certain other related receivables.

     Working capital is anticipated to improve during fiscal year 2002 as a result of PMR's termination of its InfoScriber operations, positive cash flow from its existing operations, and the continued collection on accounts receivable balances from closed programs. Actual cash usage may fluctuate and vary depending upon PMR's success in executing strategic alternatives or based on further changes in PMR's outpatient programs and case management programs.

     Additionally, the PMR board of directors has authorized the repurchase of up to 15% of the Company's outstanding common stock. Purchased shares will be used for corporate purposes including issuance under PMR's stock compensation plans. The purchases will be made from time to time in open market transactions. During fiscal year 2001, the Company repurchased 4,000 shares of its common stock at an average price of $6.88 per share or $27,500 in open market transactions. During the nine months ended January 31, 2002, PMR repurchased 39,830 shares of its common stock at an average price of $4.23 per share, or $168,007 in open market transactions. All shares repurchased are held in treasury.

     Working capital may also be used, from time to time, to pay dividends to PMR's stockholders. No dividends were paid during the nine months ended January 31, 2002. In connection with the execution of the merger agreement, on May 6, 2002, the Board of Directors of PMR declared a special cash dividend in the amount of $4.25 per share which resulted in approximately $12.3 million, payable on May 24, 2002, to the stockholders of record as of the close of business on May 17, 2002. Pursuant to the merger agreement with Psychiatric Solutions, PMR shall be entitled to declare and pay cash dividends in respect of PMR common stock, on one or more occasions, provided that, after giving pro forma effect to the declaration and payment of any such dividend, the aggregate amount of cash, cash equivalents and short-term investments of PMR at closing would not be less than $5.05 million.

     In connection with its outpatient programs, PMR maintains reserves to cover the potential impact of two significant uncertainties: (i) PMR may have an obligation to indemnify certain providers for some portions of its management fee which may be subject to disallowance upon audit of a provider's cost report by fiscal intermediaries; and (ii) PMR may not receive full payment of the management fees owed by a provider during the periodic review of the provider's claims by the fiscal intermediaries.

     From time to time, PMR recognizes charges to operations as a result of particular uncertainties associated with the health care reimbursement rules as they apply to the outpatient programs. During the fiscal years 2000 and 2001 and the first nine months of fiscal year 2002, a portion of PMR's revenue was derived from the management of the outpatient programs. Because substantially all of the patients of the outpatient programs are eligible for Medicare, collection of a significant component of PMR's management fees is dependent upon reimbursement of claims submitted to fiscal intermediaries by the hospitals or community mental health centers on whose behalf these programs are managed. Certain of PMR's contracts with providers contain warranty obligations that require PMR to indemnify such providers for the portion of PMR's management fees disallowed for reimbursement by Medicare's fiscal intermediaries. As of April 30, 2001 and January 31, 2002, PMR had recorded $4.2 million and $3.8 million, respectively, in contract settlement reserves to provide for such indemnity obligations. These reserves have been classified as non-current because the ultimate determination of substantially all potential contract disallowances, if any, is not anticipated to occur during the current fiscal year. Although PMR believes that its potential liability to satisfy such requirements has been adequately reserved in the financial statements, there can be no assurance that the amount of fees disallowed will not be greater than the amount of such reserves. Also, the obligation to pay such amounts, if and when they become due, could have a material adverse effect on PMR's short-term liquidity. Certain factors are, in management's view, likely to lessen the impact of any such effect, including the expectations that (i) if claims arise, they will arise on a periodic basis over several years and (ii) any disallowance may be offset against obligations already owed by the provider to PMR.

     In addition, PMR has been advised by the Centers for Medicare & Medicaid Services (CMS), formerly Health Care Financing Administration, that certain program-related costs are not allowable for reimbursement. Thus, PMR may be responsible for reimbursement of the amounts previously paid to PMR that are disallowed pursuant to obligations that exist with certain providers. Although PMR believes that the potential liability to satisfy such requirements has been adequately reserved in the financial statements, there can be no assurance that such reserves will be adequate. The obligation to pay the amounts so reserved, if and when they become due, could have a material adverse effect upon PMR's cash flows and liquidity and, if greater amounts became due, on PMR's business, financial condition, and results of operations.

     Previously, PMR had a credit agreement with a bank permitting borrowings for working capital needs of up to a specified level. PMR did not pursue renewal of this agreement and it expired on October 31, 2000.

     Management believes that PMR has the financial resources needed to meet its business requirements throughout fiscal year 2002. PMR will continue to evaluate the allocation of its financial resources including, but not limited to, the sale or merger of its health service operations, dividend distributions, and funding of on-going working capital requirements. PMR may also, from time to time, use working capital, issue debt or equity securities, or a combination thereof, to finance other selective acquisitions of assets or businesses or for general corporate purposes. PMR's ability to effect any such issuance will be dependent on its results of operations, its financial condition, current market conditions and other factors beyond its control.

IMPACT OF INFLATION

     A substantial portion of PMR's revenue is subject to reimbursement rates that are regulated by the federal and state governments and that do not automatically adjust for inflation. As a result, increased operating costs due to inflation, such as labor and supply costs, without a corresponding increase in reimbursement rates, may adversely affect PMR's earnings in the future.

PMR'S CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     There has not been any change of accountants or any disagreements with PMR's accountants on any matter of accounting practice or financial disclosure during the reporting periods.

CRITICAL ACCOUNTING POLICIES

     PMR's consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. In preparing its financial statements, PMR is required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses included in the financial statements. PMR bases its estimates on historical experience and other information currently available, the results of which form the basis of PMR's estimates and assumptions. While PMR believes its estimation processes are reasonable, actual results could differ from those estimates. The following represent the estimates that PMR considers most critical to its operating performance and involve the most subjective and complex assumptions and assessments.

 ALLOWANCE FOR DOUBTFUL ACCOUNTS

     PMR estimates the allowance for doubtful accounts for receivables under its management contracts primarily based upon the specific identification of potential collection issues. PMR continually monitors its accounts receivable balances and utilizes cash collection data to support its estimates of the provision for doubtful accounts. The allowance for doubtful accounts is approximately 74.0% of the accounts receivable balance at March 31, 2002. The primary collection risk is attributable to contract disputes.

 CONTRACT SETTLEMENT RESERVES

     Revenue under the acute outpatient psychiatric programs is recognized when services are rendered based upon contractual arrangements with customers at the estimated net realizable amounts. Under certain management contracts, PMR is obligated under warranty provisions to indemnify the customers for all or some portions of PMR's management fees that may be disallowed as reimbursable to the providers by Medicare's fiscal intermediaries. PMR has recorded contract settlement reserves to provide for possible amounts ultimately owed to its customers resulting from disallowance of costs by Medicare and Medicare cost report settlement adjustments. Disallowance of costs by Medicare are pertinent only for services rendered through September 30, 2000 inasmuch as the Medicare program converted to the prospective payment methodology for the reimbursement of outpatient services effective October 1, 2000.

                       PMR'S QUANTITATIVE AND QUALITATIVE
                         DISCLOSURES ABOUT MARKET RISK

INTEREST RATE SENSITIVITY

     PMR's financial instruments include an equipment note payable and investments in debt securities, including U.S. Treasury securities, commercial paper and certificates of deposit. The equipment note payable, due in November 2002, has an effective interest rate of 8.36%. There was approximately $188,000 outstanding under this note at April 30, 2001 and approximately $102,000 outstanding under this note at January 31, 2002.

     At April 30, 2001, the fair market value of PMR's investment in debt securities was approximately $4.1 million, which includes an unrealized holding gain of approximately $50,000. These securities bear interest rates ranging from 4.57 percent to 7.55 percent and are generally short-term and readily marketable. At January 31, 2002, the fair market value of the investment in debt securities was approximately $8.2 million, which includes an unrealized gain of approximately $52,000. These securities bear interest rates ranging from 1.82% to 7.88% and are generally short-term and readily marketable.

     PMR does not and has not used derivative financial instruments for any purpose, including hedging or mitigating interest rate risk, and PMR believes the increase in the fair value of its investments in debt securities due to interest rate sensitivity is temporary in nature. This determination was based on the marketability of the instruments, PMR's ability to retain its investment in the instruments, past market movements and reasonably possible, near-term market movements. Therefore, PMR does not believe that potential, near-term gains or losses in future earnings, fair values, or cash flows from changes in interest rates are likely to be material.

EXCHANGE RATE SENSITIVITY

     PMR does not currently have financial instruments that are sensitive to foreign currency exchange rates.

                       BUSINESS OF PSYCHIATRIC SOLUTIONS

OVERVIEW

     Since its formation in 1996, Psychiatric Solutions has become a leading provider of behavioral health care services in the United States. Psychiatric Solutions initially developed a services-oriented, broad-based platform to provide both inpatient and outpatient behavioral health care services. These services included psychiatric physician practice management, outpatient treatment facilities, employee assistance plans and psychiatric contract management services to general acute care hospitals. During the first two years of operations, Psychiatric Solutions' management made select acquisitions, evaluated their primary business lines and witnessed dramatic change in the market for behavioral health providers.

     In 1999, management began to reposition Psychiatric Solutions to focus on inpatient hospital settings. To that end, two post-acute geropsychiatric unit management companies, Cornerstone Behavioral Health Management and Sunrise Behavioral Health, Ltd. were acquired in 1999 and 2000, respectively. Psychiatric Solutions discontinued its physician practice management unit and related activities during 2000 and sold its employee assistance plan division in 2001. In 2001, Psychiatric Solutions continued its focus on the ownership of inpatient facilities by acquiring four freestanding specialty hospitals. Psychiatric Solutions has signed a letter of intent to acquire a fifth inpatient facility, the acquisition of which is expected to close in June 2002. Through its managed and freestanding psychiatric hospitals, Psychiatric Solutions now offers an extensive continuum of behavioral health programs to critically ill children, adolescents and adults.

     Psychiatric Solutions was incorporated in the State of Delaware in September 1996. The principal executive offices of Psychiatric Solutions are located at 113 Seaboard Lane, Suite C-100, Franklin, Tennessee 37067. Psychiatric Solutions' telephone number is (615) 312-5700.

INDUSTRY BACKGROUND

     CMS estimates that total health expenditures were $1.3 trillion in 2000. This represents a compound annual growth rate of 8.6% since 1980. According to Mental Health: A Report by the Surgeon General, the direct cost to treat mental health disorders accounted for 7% of total U.S. health care expenditures in 1996, or approximately $69.0 billion. Assuming this same 7% as a percentage of total health care expenditures, Salomon Smith Barney estimates that the direct cost to treat mental health disorders was approximately $91.0 billion in 2000. This estimate includes the total direct cost to treat the most common manifestations of mental illness, such as anxiety, psychosis and depression.

     According to the 2000 census, there are approximately 280 million people in the United States. Salomon Smith Barney estimates that approximately 245 million people have some form of health insurance coverage, either through the private sector or through government entitlement programs such as Medicare and Medicaid. According to Open Minds, a behavioral health research and consulting firm, approximately 209 million beneficiaries were covered by some form of behavioral managed health care plan as of July 2000.

     The Surgeon General estimates that approximately 21% of Americans, or roughly 59 million individuals, suffer from a diagnosable mental disorder in any given year, with the most common being disorders of anxiety and mood (i.e. depression and bipolar disorder). Approximately 10% of the U.S. adult population utilizes mental health services each year, with another 5% seeking such services from social service agencies, schools, religious groups or self-help groups. The American Psychiatric Association estimates that more than 5% of Americans, or nearly 15 million people, suffer from severe depression. Additionally, it is estimated that some form of mild depression affects 20% to 26% of women and 8% to 12% of men over the course of a lifetime.

     The freestanding psychiatric hospital industry underwent a significant correction during the 1990s, including a decrease in the number of beds, hospitals and average length of stay per admission. The decreases were attributable to managed care providers who drove down the average lengths of psychiatric stays from approximately 30 days in 1987 to 10 days in 1999. This trend created overcapacity in several psychiatric markets, resulting in numerous hospital closures. For example, in Houston, Psychiatric Solutions operates two of the remaining five freestanding psychiatric hospitals. At one time, there were twenty-eight freestanding psychiatric hospitals in Houston.

     Psychiatric Solutions believes that this correction in over capacity has run its course and a rebound is underway. Key indicators include (i) average lengths of stay in the industry stabilizing at 10 days per admission for the past four years, (ii) increases during 2000 and 2001 in admissions and census, and (iii) increases during 2000 and 2001 in average reimbursement rates.

     Psychiatric Solutions believes that these increases parallel the improved results experienced by general acute care hospitals and reflect true increases in demand by patients and a stronger bargaining position by providers that have survived the correction. The combination of a large population of insured beneficiaries, increasing demand for acute psychiatric services and increasing reimbursement rates should create a favorable industry environment going forward.

BUSINESS STRATEGY

     With the acquisition of four psychiatric hospitals in the past 12 months, Psychiatric Solutions initiated its consolidation plan for the freestanding psychiatric hospital industry. Psychiatric Solutions plans to continue to acquire additional hospitals at a significant rate, although no assurance can be given that Psychiatric Solutions will be able to successfully execute this plan. Psychiatric Solutions believes that there are a number of attractive freestanding hospital acquisition candidates available for purchase at attractive valuations. Psychiatric Solutions utilizes the following acquisition criteria:

     - Number one or two market position within growing, urban areas with low capital expenditure requirements;

     - Minimum licensed hospital beds of 50 to 75;

     - Positive EBITDA; and

     - Opportunity for revenue growth and margin improvement through introducing new programs, intensive marketing and recruiting additional inpatient psychiatrists.

     Psychiatric Solutions has developed a strong pipeline of potential specialty psychiatric hospital acquisitions in various stages of evaluation and negotiation. On May 10, 2002, Psychiatric Solutions signed a non-binding letter of intent to acquire Riveredge Hospital, in Forest Park, Illinois. See "Business of Psychiatric Solutions -- Recent Developments" on page 76.

     Psychiatric Solutions' strategy upon acquiring an inpatient facility is to improve operations by focusing on continuing to provide high quality cost effective patient care. The focus on revenue growth is to maintain and grow that facilities' admissions and revenues through improvements to marketing and community education. A key opportunity for revenue growth is renegotiating managed care agreements. Further organic growth occurs through adding capacity in existing programs.

     Psychiatric Solutions also increases the focus on reducing costs by challenging staffing ratios and benefits costs. Psychiatric Solutions also includes the acquired hospital into its group purchasing cooperative to reduce supplies expense.

     Psychiatric Solutions believes that substantial opportunities exist to provide psychiatric contract management services to general acute care hospitals in the United States. General acute care hospitals are increasingly outsourcing key clinical departments to independent management companies because they lack the expertise to (i) manage and operate specialized clinical programs, (ii) assess the programs for effectiveness and results, (iii) market and develop programs, and (iv) design and operate programs that satisfy specialized regulatory, licensing, accreditation and reimbursement requirements.

     Psychiatric Solutions plans to continue to add new management contracts and increase the number of third-party operations it manages, although no assurance can be given that Psychiatric Solutions will be able to achieve this goal.

OPERATIONS

     Currently, Psychiatric Solutions is organized into two operating divisions:
(i) owning and operating freestanding psychiatric inpatient hospitals and (ii) managing psychiatric units owned by third parties. Through its freestanding and managed psychiatric hospitals, Psychiatric Solutions offers an extensive continuum of behavioral health programs to critically ill children, adolescents and adults.

  FREESTANDING SPECIALTY HOSPITAL DIVISION.

     The freestanding specialty hospital division is currently comprised of four hospitals that offer a complement of behavioral health care treatment and crisis stabilization services for critically ill children, adolescents and adults with psychiatric, emotional, substance abuse and behavioral disorders. Psychiatric Solutions' hospitals work closely with mental health professionals, non-psychiatric physicians, emergency rooms and community agencies that interact with individuals who may need treatment for mental illness or substance abuse.

     A typical treatment program integrates physicians and other patient-care professionals. For those patients who do not have a personal psychiatrist or other specialist, Psychiatric Solutions' hospital will arrange for the patient to be seen by a member of its medical staff. Psychiatric Solutions' hospitals provide 24-hour skilled nursing observation, daily interventions and oversight by psychiatrists, and intensive, coordinated treatments by physician-led teams of mental health care professionals. In addition to traditional inpatient programs, the hospitals also offer less costly treatment alternatives such as residential treatment, intensive adolescent weekend services, and other intensive and non-intensive outpatient programs and support group services.

     Over the past 12 months, Psychiatric Solutions has acquired the following hospitals:

     WEST OAKS HOSPITAL, HOUSTON, TEXAS (SOUTHWEST HOUSTON). Psychiatric Solutions acquired West Oaks in September 2001. West Oaks is a 142-bed private acute care psychiatric facility licensed by the Texas Department of Health and accredited by the JCAHO, with 20 beds licensed by the Texas Commission on Alcohol and Drug Abuse. As a Medicare, Medicaid and managed care provider, West Oaks offers a comprehensive continuum of inpatient, day treatment and outpatient services and programs for critically ill children, adolescents and adults.

     West Oaks operates the following programs:

                                                                NUMBER OF
PROGRAM                                                       LICENSED BEDS
-------                                                       -------------
Adult Psychiatric Intensive Care............................     20 beds
Adult General Psychiatric Care..............................     20 beds
Substance Abuse Program.....................................     18 beds
Adult Psychiatry Dual Diagnosis Program.....................     20 beds
Adolescent Psychiatric Care.................................     32 beds
Child Psychiatric Care......................................     16 beds
Texas Commission on Alcohol and Drug Abuse Adult Residential
  Treatment Center..........................................     16 beds

     West Oaks Demographics. According to 2000 census information, Houston is the seventh largest city in the United States with a population of more than
1.95 million. The population of Houston and surrounding counties is growing more than 1.6% annually. Between 1990 and 1999 the population of the Houston Metropolitan Service area grew approximately 20.4% as compared to the national average of 9.7%.

     West Oaks Hospital Strategy. Since acquiring this hospital, Psychiatric Solutions has established key objectives for fiscal year 2002. These objectives include: (i) achieving a substantial overall increase in managed care reimbursement rates, (ii) continuing to increase inpatient admission volume,
(iii) recruiting

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

additional psychiatrists to the facility, (iv) controlling operating expenses in a competitive labor environment, and (v) establishing both a new dual disorder unit and a second adolescent inpatient unit.

     West Oaks Payor Mix. West Oaks' payor base for the fiscal year ended December 31, 2001 consisted of approximately 66% commercial and managed care, 26% Medicare and 8% Medicaid.

     CYPRESS CREEK HOSPITAL, HOUSTON, TEXAS (NORTHWEST HOUSTON). Psychiatric Solutions acquired Cypress Creek in September 2001. Cypress Creek is a 114-bed private acute care psychiatric facility licensed by the Texas Department of Health, the JCAHO and the Texas Commission on Alcohol and Drug Abuse. As a Medicare, Medicaid and managed care provider, Cypress Creek provides a comprehensive continuum of inpatient, day treatment and outpatient services and programs for critically ill children, adolescents and adults.

     Cypress Creek operates the following programs:

                                                                 NUMBER OF
PROGRAM                                                        LICENSED BEDS
-------                                                        -------------
Adult Psychiatric Intensive Care............................      16 beds
Adult Intermediate Psychiatric Care.........................      14 beds
Adult General Psychiatric Care..............................      32 beds
Adolescent Psychiatric Care.................................      24 beds
Child Psychiatric Care......................................       8 beds
Substance Abuse Detoxification..............................      20 beds

     Cypress Creek Demographics. According to 2000 census information, Houston is the seventh largest city in the United States with a population of more than
1.95 million. The population of Houston and surrounding counties is growing more than 1.6% annually. Between 1990 and 1999 the population of the Houston Metropolitan Service area grew approximately 20.4% as compared to the national average of 9.7%.

     Cypress Creek Hospital Strategy. Since acquiring this hospital, Psychiatric Solutions has established key objectives for fiscal year 2002. These objectives include: (i) achieving a substantial overall increase in managed care reimbursement rates, (ii) increasing inpatient admission volume, (iii) recruiting additional psychiatrists to the facility, (iv) controlling operating expenses with specific emphasis on salary and benefit costs, and (v) opening a new detoxification unit.

     Cypress Creek Payor Mix. Cypress Creek's payor base for the fiscal year ended December 31, 2001 consisted of approximately 72% commercial and managed care, 23% Medicare and 5% Medicaid.

     TEXAS NEUROREHAB CENTER, AUSTIN, TEXAS (TRAVIS COUNTY). Psychiatric Solutions acquired Texas NeuroRehab in November 2001. Texas NeuroRehab is a 127-bed private specialty neuropsychiatric/ neurobehavioral hospital and residential treatment center which offers an extensive range of medical rehabilitation, brain injury and neurobehavioral treatment programs for children, adolescents and adults. Long term acute care ("LTAC") beds comprise 31 of the 127 beds at Texas NeuroRehab. Texas NeuroRehab is licensed by the Texas Department of Health and the Texas Department of Protective and Regulatory Services.

     Texas NeuroRehab operates the following programs:

                                                                NUMBER OF
PROGRAM                                                       LICENSED BEDS
-------                                                       -------------
LTAC Specialty Hospital.....................................     31 beds
Neuropsychiatric/Neurobehavioral Hospital...................     28 beds
Residential Treatment Center................................     68 beds

     Texas NeuroRehab Demographics. According to 2000 census information, the Austin metropolitan area is the fourth largest area in Texas, with a population of more than 1.1 million. Austin's population has

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

increased 41.0% from 465,600 in 1990 to 657,000 in 2000. According to the census, historical data indicates that Austin's population has doubled every 20 years.

     Texas NeuroRehab Growth Strategy. Since acquiring this hospital, Psychiatric Solutions has established key objectives for fiscal year 2002. These objectives include: (i) achieving increases in managed care reimbursement rates,
(ii) recruiting additional management, (iii) controlling operating expenses, and
(iv) identifying new product lines, such as youth based residential treatment facilities.

     Texas NeuroRehab Payor Mix. Texas NeuroRehab's payor base for the fiscal year ended December 31, 2001 consisted of approximately 44% commercial and managed care, 18% Medicare and 38% Medicaid.

     HOLLY HILL HOSPITAL, RALEIGH, NORTH CAROLINA (WAKE COUNTY). Psychiatric Solutions acquired Holly Hill in December 2001. Holly Hill is a 108-bed private acute care psychiatric and substance abuse facility that provides a comprehensive continuum of inpatient, day treatment, employee assistance programs and intensive outpatient services and programs for children, adolescents and adults.

     Holly Hill operates the following programs:

                                                                NUMBER OF
PROGRAM                                                       LICENSED BEDS
-------                                                       -------------
Adult Psychiatric Care......................................     28 beds
Adult Chemical Dependency...................................     28 beds
Adolescent Psychiatric Care.................................     25 beds
Child Psychiatric Care......................................     27 beds

     Holly Hill Demographics. According to 2000 census information, the Raleigh metropolitan area is one of the fastest growing areas in North Carolina with a population of more than 1.13 million. Wake county's population has increased 17.0% from 518,466 in 1996 to 606,403 in 2000.

     Holly Hill Hospital Strategy. Since acquiring this hospital, Psychiatric Solutions has established key objectives for fiscal year 2002. These objectives include: (i) achieving a significant overall increase in managed care reimbursement rates, (ii) increasing inpatient admission volume, (iii) recruiting additional psychiatrists to the facility, (iv) controlling operating expenses and (v) improving service quality.

     Holly Hill Payor Mix. Holly Hill's payor base for the fiscal year ended December 31, 2001 consisted of approximately 60% commercial and managed care, 25% Medicare and 15% Medicaid.

     POTENTIAL ACQUISITION OF RIVEREDGE HOSPITAL. On May 10, 2002, Psychiatric Solutions entered into a non-binding letter of intent to acquire Riveredge Hospital, a 210 bed inpatient psychiatric facility in Forest Park, Illinois that offers a full continuum of behavioral health care. For a description of this transaction and hospital, see "Business of Psychiatric Solutions -- Recent Developments" on page 76.

  PSYCHIATRIC UNIT MANAGEMENT DIVISION.

     The psychiatric unit management division develops, organizes and manages geriatric behavioral health care programs within general acute care hospitals owned and operated by third parties. The division's experienced team administers a broad range of psychiatric health services designed to meet specific hospital requirements. As of April 30, 2002, Psychiatric Solutions managed 44 behavioral health units, making Psychiatric Solutions the second largest provider of psychiatric contract management services in the United States. Psychiatric Solutions has four new management contracts to open programs in 2002, although none of these programs has opened yet.

     The psychiatric unit management division is dedicated to providing quality programs with integrity, innovation and sufficient flexibility to develop individual programs that meet specific facility requirements. The increased demand for better quality, lower costs and simplified systems places additional burdens on management teams and clinical departments within hospitals. As a result, many general acute care

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

hospitals are increasing efficiency by outsourcing key clinical departments and functions to independent contract managers that can provide focused expertise.

     Psychiatric Solutions offers hospitals a complete menu of management options, including:

     - Clinical and management infrastructure;

     - Personnel recruitment, staff orientation and supervision;

     - Corporate consultation; and

     - Performance improvement plans.

     Psychiatric Solutions and the client hospital determine the programs and services to be offered by the hospital. Each contract is tailored to address the differing needs of the client hospital and its community. Under the contracts, the hospital is the actual provider of the mental health services and utilizes its own facilities (including beds for inpatient programs), support services (such as billing, dietary and housekeeping), and generally its own nursing staff in connection with the operation of its programs.

     Generally, Psychiatric Solutions provides the behavioral health unit of the client hospital with:

     - a psychiatric director who provides medico-administrative management services and professional direction in all psychiatric matters relating to patients admitted to the unit, and determines if patients meet the clinical criteria for admission to the unit.

     - a program manager, who maintains a direct reporting relationship to the chief executive officer of the client hospital with respect to the day-to-day operations of the unit. In addition, the program manager generally:

      - provides administrative and training services;

      - assists with the administrative and clinical criteria for admission to the unit;

      - determines whether a patient meets the administrative criteria for admission;

      - advises client hospital with respect to issues relating to compliance with licensing, certification, accreditation and survey requirements;

      - establishes performance improvement standards in conjunction with the client hospital that are consistent with the hospital's standards; and

      - completes, in conjunction with the hospital, annual performance evaluations of all unit patient care staff.

     - A medical director who provides direction in all non-psychiatric phases of patient care and provides physician coverage, including medical care for patients who do not have a primary physician relationship.

     While each of the management contracts is tailored to the specific needs of the client hospital, in general the contracts have an initial term of two to five years and are extended for successive one year periods unless terminated by either party. Psychiatric Solutions has successfully retained over 80% of the management contracts since it acquired its contract management division in 1999 and 2000. Substantially all of the management contracts contain non-compete and confidentiality provisions. In addition, the management contracts typically prohibit the client hospital from soliciting employees of Psychiatric Solutions during term of the contract and for a specified period thereafter.

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

  MANAGEMENT CONTRACTS

     At June 5, 2002, Psychiatric Solutions had a total of 44 management contracts with general acute care hospitals located in 14 states as shown below:

                                                              NUMBER OF
STATE                                                         CONTRACTS
-----                                                         ---------
Arkansas....................................................      2
California..................................................      1
Indiana.....................................................      3
Iowa........................................................      1
Louisiana...................................................      3
Minnesota...................................................      4
Mississippi.................................................      5
Missouri....................................................      4
Ohio........................................................      6
Oklahoma....................................................      4
Pennsylvania................................................      3
Tennessee...................................................      6
Texas.......................................................      1
Washington..................................................      1
                                                                 --
  Total Contracts...........................................     44
                                                                 ==

REGULATORY MATTERS

     Psychiatric Solutions, as a participant in the health care industry, is affected by the numerous laws and regulations that govern the operations of its facilities and programs at the federal, state and local levels. These laws and regulations include, but are not necessarily limited to, matters such as licensure, accreditation, government health care program participation requirements, reimbursement for patient services, quality of patient care and Medicare and Medicaid fraud and abuse. Changes in these laws and regulations, such as reimbursement policies of Medicare and Medicaid programs, budget cuts or other legislative, regulatory or judicial actions could have an unforeseen material adverse effect on the financial position, results of operations and cash flows of the company.

  MEDICARE REVENUE

     Psychiatric Solutions' owned facilities each derive approximately 23% of their revenue from Medicare. As psychiatric hospitals, these facilities are exempt from the inpatient services prospective payment system ("PPS") applicable to general acute care hospitals. Services are cost reimbursed by Medicare, subject to a per discharge ceiling (see "-- Medicare Payment Rates for Covered Services" for further reimbursement discussion). Medicare pays for inpatient psychiatric services on the basis of actual cost, subject to a deductible and coinsurance of 20% of the provider's charges. Medicare makes interim payments to the provider based on an estimate of the provider's cost, and then makes a final settlement based on an annual cost report filed by the provider.

     With respect to revenues derived from psychiatric unit management services, Psychiatric Solutions bills its fees to the provider as a purchased management, administrative and consultative support service. Substantially all of the patients admitted to these programs are eligible for Medicare coverage. As a result, the providers rely upon payment from Medicare for the services. Many of the patients are also eligible for Medicaid payments. To the extent that a hospital deems revenue for a program Psychiatric Solutions manages to be inadequate, it may seek to terminate its contract with Psychiatric Solutions or not renew

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

the contract. Similarly, Psychiatric Solutions may not necessarily solicit new unit management contracts if prospective customers do not believe that such programs will generate sufficient revenue.

  MEDICARE PAYMENT RATES FOR COVERED SERVICES

     In the mid-1980's, changes in reimbursement rates and procedures included the creation of the prospective payment system ("PPS") using predetermined reimbursement rates for diagnosis related groups ("DRGs"). Behavioral health facilities, such as Psychiatric Solutions' freestanding hospitals, are excluded from the inpatient services PPS, and are instead reimbursed by the Medicare program based on actual cost, generally subject to a per discharge ceiling. Capital related costs are not included, but are reimbursed separately at a rate of 85% of allowable costs. In the Balanced Budget Act of 1997 ("BBA-97"), Congress significantly revised the Medicare payment provisions for PPS-excluded hospitals, including psychiatric hospitals. Effective for Medicare cost reporting periods beginning on or after October 1, 1997, different caps are applied to psychiatric hospitals' target amounts depending upon whether a hospital was excluded from PPS before or after that date, with higher caps for hospitals excluded before that date.

     Consistent with reimbursement trends for other segments of the health care services industry, Medicare is expected to shift to PPS for inpatient psychiatric hospitals in the next several years, possibly as soon as October 2004. The PPS reimbursement system involves a determination by the federal government of an average, or fair price, for a fixed unit of health care services, adjusted for regional differences in cost. Psychiatric Solutions believes, although cannot guarantee, that it will benefit under a PPS system as a relatively low-cost provider of behavioral health care services.

     Mental health services provided by acute care hospitals which qualify for a PPS exemption are deemed to be Distinct Part Units ("DPUs") and are not included in the DRG system. Services provided by DPUs are reimbursed on an actual cost basis, subject to certain limitations. The mental health programs managed by Psychiatric Solutions which are eligible for reimbursement by the Medicare program currently meet the applicable requirements for designation as DPUs and are exempt from the DRG system. In the future, however, it is possible that Medicare reimbursement for mental health services, including those provided by programs managed by Psychiatric Solutions, could be under the PPS system or otherwise altered.

     On or about August 1, 2000, under a new Medicare payment formula called the "outpatient prospective payment system", Medicare began paying a pre-established rate to providers for outpatient services. Under the new final payment formula for year 2001, Medicare pays $206.82 per day (adjusted up or down for differences in wages from area to area) of partial hospitalization service, assuming that the services meet Medicare's coverage criteria (see "-Medicare Revenue"). Medicare pays this amount regardless of whether it is more or less than a hospital's actual costs, although there is a three-year transition period during which hospitals whose aggregate costs for Medicare outpatients exceed the Medicare rates will receive some additional Medicare payments, but not up to the level of full costs. The Medicare rates for outpatient services should be updated annually, but in the past when Medicare has adjusted other rates similar to its new rates for hospital outpatient services, the updates have often been increases in amounts that were less than the increase in the "hospital market basket," i.e., the increase in costs of items and services purchased by hospitals. In some instances, Medicare has reduced rates in the updating process.

  PATIENT COINSURANCE, MEDICAID COVERAGE OF MEDICARE COINSURANCE AMOUNTS, AND MEDICARE ALLOWABLE BAD DEBTS

     Although Medicare uses a cost-based reimbursement formula for psychiatric hospital inpatient services, and has established a rate for partial hospitalization services of $206.82 per day, Medicare will not pay these full amounts to a hospital. It will deduct from that rate an amount for patient "coinsurance," or the amount that the patient is expected to pay. Many patients are unable to pay the coinsurance amount. Even if these patients are also covered by Medicaid, some states' Medicaid programs will not pay the Medicare coinsurance amount. As a result, the Medicare coinsurance amount will go uncollected by the provider except to the extent that the provider is partially reimbursed that amount as a Medicare "bad debt" as described in the following paragraph.

     To the extent that neither a Medicare patient nor any secondary payor for that patient pays the Medicare coinsurance amount after a reasonable collection effort or the patient's indigence is documented, the provider is entitled to be paid 70% of this "bad debt" by Medicare. However, there are instances when Medicare denies reimbursement for all or part of claimed bad debts for coinsurance on Medicare patients on grounds that the provider did not engage in a reasonable collection effort or that the provider failed to maintain adequate documentation of its collection effort or of the patient's indigence.

  MEDICARE CRITERIA FOR TREATING MANAGED UNITS AS "PROVIDER-BASED" SITES

     The services Psychiatric Solutions provides through psychiatric unit management contracts have historically been covered by Medicare, as if provided by the host provider on the basis that the site where the services were furnished was a "provider based" site. Historically, a site could assert provider based status simply by claiming the designation. In April 2000, CMS adopted new rules requiring a CMS determination that a facility has provider based status before a provider can bill Medicare for the services rendered at the facility. The new rules have been construed by CMS to apply to inpatient mental health units, and therefore they impact Psychiatric Solutions' psychiatric unit management operations.

     As a result of the Benefits Improvement and Protection Act of 2000, facilities treated as provider-based as of October 1, 2000 will be treated as provider-based until October 1, 2002, the effective date of the April 2000 final regulation. In addition, the April 2000 final regulation specifies instances when there may be retrospective recoveries of amounts previously paid if Medicare determines that a site was not "provider-based". The regulation also places significant restrictions on which personnel can be management employees if the provider based facility is operated under a management contract.

     On May 9, 2002, CMS published a rule that proposes to further extend the "grandfathering" of provider-based entities. Under the proposed rule, a facility will continue to be treated as provider based until the start of the hospital's first cost reporting period beginning on or after July 1, 2003. The proposed rule makes important changes to some of the management contract requirements that will ease the restrictions on management personnel imposed in the April 2001 final regulation. The proposed rule also specifies that in addition to possible recoupment of amounts previously paid, future payments may be adjusted to approximate the amounts that would be paid for the same services furnished by a freestanding facility. Psychiatric Solutions is unable to predict when or if the provisions of this proposed rule will be adopted, or if there will be further changes to the rule before it is adopted in final form.

     Psychiatric Solutions believes the sites it presently manages are provider-based within the meaning of the April 2000 final regulation, and Psychiatric Solutions expects that its provider customers will obtain, or have obtained, determinations of such provider-based status from Medicare. However, it is possible that such sites will not obtain approval as provider-based sites or will lose such approval in the future. In such instances, there may be a loss of Medicare coverage for services furnished at that site and there may be a retrospective recovery by Medicare. It is also possible that the provider based rules could result in termination or non-renewal of management contracts if, under the rule as finally adopted, it is not possible for a provider to obtain a determination of provider-based status of an inpatient unit operated under a management contract. Further, adoption of a final rule that has restrictive management personnel provisions could have a material adverse impact on the structure and profitability of Psychiatric Solutions' inpatient programs as currently operated.

  COMPLIANCE WITH MEDICAID REGULATIONS AND POTENTIAL CHANGES

     Psychiatric Solutions cannot predict the extent or scope of changes which may occur in the ways in which state Medicaid programs contract for and deliver services to Medicaid recipients. All Medicaid funding is generally conditioned upon financial appropriations to state Medicaid agencies by the state legislatures and there are political pressures on such legislatures in terms of controlling and reducing such appropriations. With respect to both the freestanding specialty hospital and the psychiatric unit management divisions, the overall trend is generally to impose lower reimbursement rates and add risk-sharing incentives. Consequently, any significant reduction in funding for Medicaid programs could have a material adverse effect on Psychiatric Solutions' business, financial condition and results of operations.

     Some states may adopt substantial health care reform measures which could modify the manner in which all health services are delivered and reimbursed, especially with respect to Medicaid recipients and with respect to other individuals funded by public resources. The reduction in other public resources could have an impact on the delivery of services to Medicaid recipients. Any significant changes in Medicaid funding, the structure of a particular state's Medicaid program, the contracting process or reimbursement levels could have a material adverse impact on the combined company.

  SPECIFIC LICENSING OF PROGRAMS

     The hospitals Psychiatric Solutions owns and operates are subject to various federal, state and local regulations, including use, licensure and inspection requirements. The facilities are required to obtain annual licensure renewal and are subject to annual surveys and inspections in order to be certified for participation in the Medicare and Medicaid programs. In order to maintain their state operating license and certification for participation in Medicare and Medicaid programs, the facilities must meet certain statutory and administrative requirements. In granting and renewing a facility's licenses, government agencies generally consider, among other factors, the physical condition of the facility, the qualifications of the administrative and professional staff, the quality of professional and other services, and the continuing compliance of the facility with the laws and regulations applicable to its operations. Psychiatric Solutions assists its client hospitals in obtaining required approvals for new programs. Some approval processes may lengthen the time required for programs to begin operations. Such requirements are subjective and subject to change. Many states also have certificate of need laws intended to avoid the proliferation of unnecessary or under-utilized health care services and facilities.

     Additionally, certain of the personnel working at facilities owned and operated by Psychiatric Solutions are subject to state laws and regulations governing their particular area of professional practice. Psychiatric Solutions strives for its hospitals and personnel, as well as the mental health programs it manages and the facilities of the client hospitals used in the operation of such programs, to comply in all material respects with applicable licensing and certification requirements.

  FALSE CLAIMS INVESTIGATIONS AND ENFORCEMENT OF HEALTH CARE FRAUD LAWS

     The OIG, as well as other federal, state, and private organizations, are aggressively enforcing their interpretation of Medicare and Medicaid laws and policies, and other applicable standards. Often in such enforcement efforts, the government has relied on the Federal Civil False Claims Act ("False Claims Act"). Under that law, if the government prevails in a case, it is entitled to treble damages plus not less than $5,500 nor more than $11,000 per violation, plus reasonable attorney fees and costs. In addition, a person found to have submitted false claims, or who caused the submission of false claims, can be excluded from governmental health care programs including Medicare and Medicaid. If a provider contracting with Psychiatric Solutions were excluded from government health programs, no services furnished by that provider would be covered by any government health program. Psychiatric Solutions could also be excluded from government health care programs if there were a finding that Psychiatric Solutions had violated its obligations to those programs. If Psychiatric Solutions were excluded from government health programs, owned facilities would not be eligible for reimbursement by any government-funded payors. In addition, providers would as a practical matter, cease contracting for Psychiatric Solutions' psychiatric unit management services because they could not be reimbursed for any management fee amounts they paid to Psychiatric Solutions.

     To prevail in a False Claims Act case, the government need show only that a person submitted, or "caused" to be submitted, incorrect claims with "reckless disregard" or in "deliberate ignorance" of the applicable Medicare law. The government does not have to prove that the claims were submitted with the intent to defraud a governmental or private health care payor. The qui tam provisions of the False Claims

Act permit individuals also to bring suits under the False Claims Act. The incentive for an individual to do so is that he or she will usually be entitled to approximately 15% to 30% of any ultimate recovery. Under the False Claims Act, the Department of Justice has successfully made demands on thousands of providers to settle alleged improper billing disputes at double alleged damages or more. Psychiatric Solutions could possibly be liable under the False Claims Act to the extent that Psychiatric Solutions is found either to have presented false claims directly, or to have "caused" false claims to be presented.

     There are many other civil and criminal statutes at the federal and state levels that may penalize conduct related to submitting false claims for health care services. The penalties under many of those statutes are severe, and the government often need not prove intent to defraud in order to prevail. Management believes that Psychiatric Solutions is in material compliance with applicable regulatory and industry standards. However, in light of the complexity of the policies governing government health care programs together with changing and uncertain interpretations of those policies, it is impossible to be absolutely assured that the government (or a qui tam relator in the name of the government) will not assert that some of Psychiatric Solutions' conduct, or conduct by one of Psychiatric Solutions' clients, has given rise to a potentially large liability.

     The Health Insurance Portability and Accountability Act of 1996 ("HIPAA") grants the U.S. Department of Health and Human Services broad authority to impose civil monetary penalties on providers for certain activities. Among those activities are the repeated submission of claims for services which are not medically necessary. If there were to be occasions when a Medicare fiscal intermediary denied a large number of claims for a site owned or managed by Psychiatric Solutions, it is possible that the government would seek sanctions from Psychiatric Solutions or the host provider of the managed program. While Psychiatric Solutions believes it would be inappropriate for the government to seek such sanctions for services for which the coverage criteria are interpreted differently at different times and which have been ordered by a physician, it is not clear at this time how the government will apply this new authority.

  ANTI-REMUNERATION LAWS AND ENFORCEMENT OF HEALTH CARE FRAUD LAWS

     Various state and federal laws regulate the relationships between health care providers and referral sources, including federal and state fraud and abuse laws prohibiting individuals and entities from knowingly and willfully offering, paying, soliciting or receiving remuneration in order to induce referrals for the furnishing of health care services or items. These federal laws generally apply only to referrals for items or services reimbursed under the Medicare or Medicaid programs or any state health care program. The objective of these laws is generally to ensure that the purpose of a referral is not for monetary gain at the expense of a government reimbursed health care program.

     Anti-Kickback.  The Medicare and Medicaid anti-kickback statute, 42 U.S.C.
Section I 320a-7b, prohibits the knowing and willful solicitation or receipt of any remuneration "in return for" referring an individual, or for recommending or arranging for the purchase, lease, or ordering, of any item or service for which payment may be made under Medicare or a state health care program. In addition, the statute prohibits the offer or payment of remuneration "to induce" a person to refer an individual, or to recommend or arrange for the purchase, lease, or ordering of any item or service for which payment may be made under the Medicare or state health care programs. The statute contains exceptions for certain practices defined in regulatory safe harbors.

     Psychiatric Solutions has entered into agreements with physicians to serve as medical directors at its owned hospitals, as well as at mental health programs and facilities it manages. These agreements generally provide for payments to such physicians by Psychiatric Solutions as compensation for their administrative services. These medical directors also generally provide professional services at these programs and facilities. Strictly construed, payments to physicians under these contracts could be viewed as "remuneration" within the meaning of the anti-kickback statute. However, regulations issued under federal fraud and abuse laws created certain "safe harbors" for relationships between health care providers and referral sources, including safe harbors for personal services arrangements and for management contracts. A relationship that fully satisfies the terms of the safe harbor is considered permitted. Failure to satisfy every element of a safe harbor, however, does not mean that the relationship is necessarily unlawful. Psychiatric Solutions strives for the contracts and relationships between Psychiatric Solutions and its client hospitals and medical directors to meet the elements to qualify for safe harbor protection. However, there can be no assurance that one or more of these contractual arrangements will not be challenged at some point by regulatory authorities.

     Stark. The Omnibus Budget Reconciliation Act of 1993 contains provisions ("Stark II") prohibiting physicians from referring Medicare and Medicaid patients to an entity with which the physician has a "financial relationship" for the furnishing of any "designated health services," including physical therapy, occupational therapy, hospital inpatient and outpatient services, and others. If a financial relationship exists, the entity is generally prohibited from claiming payment for such services under the Medicare or Medicaid programs. Compensation arrangements with physicians are generally exempted from Stark's prohibitions if, among other things, the compensation to be paid is set in advance, is at fair market value and is not determined in a manner that takes into account the volume or value of any referrals or other business generated between the parties. Unlike the anti-kickback statute however, Stark is absolute. If all elements of an exception are not met, then the statute is violated. Psychiatric Solutions strives for its contractual arrangements with physicians to meet the requirements of the Stark law and its applicable exceptions.

     HIPAA. HIPAA granted expanded enforcement authority to HHS and the U.S. Department of Justice ("DOJ"), and provided enhanced resources to support the activities and responsibilities of the Office of Inspector General ("OIG") of HHS and DOJ by authorizing large increases in funding for investigating fraud and abuse violations relating to health care delivery and payment. On January 24, 1997, the OIG issued guidelines for the Fraud and Abuse Control Program as mandated by the Act, and on February 19, 1997 issued an interim final rule establishing procedures for seeking advisory opinions on the application on the anti-kickback statute and certain other fraud and abuse laws. The 1997 Balanced Budget Act also includes numerous health fraud provisions, including expanded exclusion authority and penalties.

     Additional Regulation. In addition, federal and some state laws impose restrictions on referrals for certain designated health services by physicians and, in a few states, psychologists and other mental health care professionals to entities with which they have financial relationships. Psychiatric Solutions strives for its operations to comply with these restrictions to the extent applicable, although no assurance can be given regarding compliance in any particular factual situation. Federal legislation has been considered to expand current law from its application to Medicare and Medicaid business to all payors and to additional health services. Certain states are considering adopting similar restrictions or expanding the scope of existing restrictions. There can be no assurance that the federal government or other states in which Psychiatric Solutions operates will not enact similar or more restrictive legislation or restrictions that could under certain circumstances adversely impact Psychiatric Solutions' operations.

  PRIVACY AND CONFIDENTIALITY LEGISLATION

     Most of Psychiatric Solutions' activities require Psychiatric Solutions to receive or use confidential medical information about individual patients. Federal and some state legislation restrict the use and disclosure of confidential medical information and the fact of treatment. There are specific requirements permitting disclosure, but inadequate or incorrect disclosure, even if inadvertent or negligent, can trigger substantial criminal and other penalties. To date, no such legislation has been enacted that adversely impacts Psychiatric Solutions' ability to provide its services.

     The Administrative Simplification Provisions of the Health Insurance Portability and Accountability Act of 1996 require the use of uniform electronic data transmission standards for health care claims and payment transactions submitted or received electronically. These provisions are intended to encourage electronic commerce in the health care industry. On August 17, 2000, CMS published final regulations establishing electronic data transmission standards that all health care providers must use when submitting

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

or receiving certain health care transactions electronically. Compliance with these regulations is required by October 16, 2002, although the compliance date can be extended by one year if the provider submits a plan by October 16, 2002 showing how the provider plans to meet the transactions standards.

     The Administrative Simplification Provisions also require CMS to adopt standards to protect the security and privacy of health-related information. CMS proposed regulations containing security standards on August 12, 1998. These proposed security regulations have not been finalized, but as proposed, would require health care providers to implement organizational and technical practices to protect the security of electronically maintained or transmitted health-related information. CMS released final regulations containing privacy standards in December 2000. These privacy regulations are effective April 14, 2001, but compliance with these regulations is not required until April 14, 2003. In addition, on March 27, 2002, CMS proposed additional changes to the privacy regulations to remove consent requirements which were anticipated to hinder access to care, as well as to clarify other provisions related to oral communications, parental access to children's records and prohibition of certain marketing without patient authorization.

     The HHS Office of Civil Rights is the enforcement agency for HIPAA Administrative Simplification and may assess civil penalties which range from $100 to $25,000 per year for each violation of an identical requirement or prohibition of the standards, to civil and criminal penalties of up to $250,000 and 10 years of prison, for wrongful disclosure of health information for commercial advantage, personal gain, or malicious harm. Additionally, various state laws govern the protection of medical information, including certain statutes which may provide enhanced protections for sensitive health information, such as mental health records. Psychiatric Solutions will continue to remain subject to any Federal or state privacy-related laws that are more restrictive than the privacy regulations issued under the Administrative Simplification Provisions. These statutes vary and could impose additional penalties.

     The costs of conforming Psychiatric Solutions' systems to provide the privacy, security and transaction standard conformance required by HIPAA may require substantial cost investment in software, computers, policies and procedures, employee training and other goods and services. HIPAA gives the Department of Health and Human Services authority to make changes to the privacy rules prior to April 14, 2003. As a result, until the standards are implemented in final form, Psychiatric Solutions cannot know the full extent of these costs for implementing the requirements the regulations impose.

  UNLICENSED PRACTICE OF MEDICINE

     Many states prohibit physicians from splitting fees with non-physicians and prohibit non-physician entities from practicing medicine. These laws vary from state to state and are interpreted by courts and regulatory agencies with broad discretion. Psychiatric Solutions believes that its contractual arrangements do not violate these laws. Psychiatric Solutions' contractual arrangements and services with some providers could possibly be challenged on the basis of being an alleged unlicensed practice of medicine, or the enforceability of provisions in that arrangement may be limited. In the event a regulatory authority limits or prohibits Psychiatric Solutions or an affiliate from conducting Psychiatric Solutions' business, Psychiatric Solutions' arrangements may require contractual or organizational modification or restructuring.

SOURCES OF REVENUE

     In its freestanding psychiatric hospital division, Psychiatric Solutions receives payment for services rendered from private insurers, including managed care plans, the federal government under the Medicare program, state governments under their respective Medicaid programs and directly from patients. For the year ended December 31, 2001, approximately 60% of Psychiatric Solutions' revenues were generated from commercial providers and other sources, while federal and state Medicare and Medicaid programs comprised approximately 40%.

     The fees received by Psychiatric Solutions for its services under management contracts are paid directly by its client hospitals. The client hospitals receive reimbursement under either Medicare or Medicaid programs or from payments from insurers, self-funded benefit plans or third-party payors for the mental health services provided to patients of the programs managed by Psychiatric Solutions. Subject to

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

certain recently enacted caps in reimbursement amounts, the Medicare program reimburses general acute care hospitals for the cost of providing mental health services to eligible patients. These costs include Psychiatric Solutions' management fee, as well as allocated overhead costs to the facility.

PROPERTIES

     Other than the property acquired with the hospital acquisitions which is described above, Psychiatric Solutions leases approximately 7,745 square feet in an office building in Franklin, Tennessee for its executive offices. Psychiatric Solutions believes its executive offices and its hospital property and equipment are generally well maintained, in good operating condition and adequate for its present needs.

LEGAL PROCEEDINGS AND INSURANCE

     Mental health services are always subject to the risk of liability. In recent years, participants in the mental health care industry have become subject to an increasing number of lawsuits that allege malpractice or other related legal theories. These lawsuits often involve large claims and incur significant defense costs. Psychiatric Solutions maintains liability insurance intended to cover such claims, which is renewable annually. Psychiatric Solutions believes that its insurance coverage conforms to industry standards. There are no assurances, however, that Psychiatric Solutions' insurance will cover all claims (e.g., claims for punitive damages), or that claims in excess of Psychiatric Solutions' insurance coverage will not arise. A successful lawsuit against Psychiatric Solutions that is not covered by, or is in excess of, its insurance coverage may have a material adverse effect on Psychiatric Solutions' business, financial condition and results of operations. There are no assurances that such insurance will provide adequate coverage against potential claims or that Psychiatric Solutions will be able to obtain liability insurance coverage on commercially reasonable terms, especially given the general increase in insurance premiums experienced by the health care industry.

     Psychiatric Solutions is subject to various claims and legal actions which arise in the ordinary course of business. In the opinion of management, Psychiatric Solutions is currently not a party to any proceeding which would have a material adverse effect on Psychiatric Solutions' business financial condition or results of operations.

EMPLOYEES

     As of May 1, 2002, Psychiatric Solutions employed approximately 1,555 employees, of whom approximately 892 are full-time employees. Approximately 1,111 employees staff the freestanding Psychiatric hospitals, approximately 421 employees staff the management contracts and approximately 23 are in corporate management including finance, accounting, development, utilization review, training and education, information systems, member services, human resources and legal areas. None of Psychiatric Solutions' employees is subject to a collective bargaining agreement and Psychiatric Solutions believes that its employee relations are good.

COMPETITION

     The freestanding psychiatric hospital industry and the psychiatric unit management industry are both highly competitive and highly fragmented. The industry is subject to continual changes in the method in which services are provided and the types of companies providing such services. Psychiatric Solutions competes with several national competitors and many regional and local competitors, some of which have greater resources than Psychiatric Solutions. In addition, some of its competitors are owned by governmental agencies and supported by tax revenues, and others are owned by nonprofit corporations and may be supported to a large extent by endowments and charitable contributions. Such support is not available to Psychiatric Solutions' hospitals.

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

     The largest competitors in the freestanding psychiatric hospital and psychiatric unit management industry are:

     - Ardent Health Services, which operates 23 psychiatric facilities and two medical/surgical hospitals;

     - Universal Health Services (NYSE: UHS), which operates 38 psychiatric facilities and 35 acute care facilities; and

     - Horizon Health Corporation (NasdaqNM: HORC), which operates 124 psychiatric unit management contracts, 26 rehabilitation unit contracts and employee assistance programs covering 2.3 million lives.

     In addition, Psychiatric Solutions' freestanding psychiatric hospitals and managed psychiatric units compete for patients with other providers of mental health care services, including other freestanding psychiatric hospitals, general acute care hospitals, independent psychiatrists and psychologists.

     Psychiatric Solutions also competes with hospitals, nursing homes, clinics, physicians' offices and contract nursing companies for the services of registered nurses. Registered nurses are in limited supply and there can be no assurance that Psychiatric Solutions will be able to attract a sufficient number of registered nurses for its growing needs.

RECENT DEVELOPMENTS

     Acquisition of Riveredge Hospital. On May 10, 2002, Psychiatric Solutions entered into a non-binding letter of intent to acquire the stock of Aeries Healthcare Corporation, the owner of Riveredge Hospital in Forest Park, Illinois, for approximately $16.1 million in cash. Psychiatric Solutions is currently engaged in discussions with Aeries Healthcare Corporation with respect to the negotiation of definitive documentation relating to this proposed transaction. Completion of this transaction will be subject to customary conditions. Riveredge Hospital is licensed as a 210-bed inpatient psychiatric facility and currently operates the following programs:

                                                                NUMBER OF
PROGRAM                                                       LICENSED BEDS
-------                                                       -------------
Adult Geriatric Psychiatric Care............................     36 beds
Adult General and Dual Diagnosis Psychiatric Care...........     36 beds
Adolescent Psychiatric Intensive Care.......................     25 beds
Young Adult General Psychiatric Care........................     18 beds
Adolescent Psychiatric Care.................................     72 beds
Child Psychiatric Care......................................     18 beds

     Issuance of Senior Subordinated Notes and Warrants. Psychiatric Solutions has agreed upon the provisions of a preliminary term sheet dated March 27, 2002 for the issuance of $20 million of senior subordinated notes with detachable nominal warrants. The proceeds of these securities, if issued, would be utilized to fund acquisitions of free-standing psychiatric hospitals (including Riveredge Hospital), to reduce current indebtedness and for general working capital purposes. The notes have a term of seven years and bear interest at 12% annually, payable quarterly. The warrants are expected to be exercisable at a nominal price into approximately 2.9 million shares of Psychiatric Solutions common stock, which following the merger will be exercisable into approximately 409,000 shares of common stock of the combined company. The documents related to the notes will provide for a prepayment penalty to be paid by Psychiatric Solutions if the notes are repaid prior to maturity and will require Psychiatric Solutions to comply with financial and other covenants. The documents related to the warrants are expected to provide for anti-dilution protection, pre-emptive rights and registration rights. These documents are also expected to allow the holders of the notes to designate one director to the board of directors of Psychiatric Solutions. The issuance of these securities is subject to customary terms and conditions. The transaction is expected to close in June 2002 to facilitate the acquisition of Riveredge Hospital.

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

     HUD Refinancing. Psychiatric Solutions is also in the process of refinancing a portion of its senior credit facility with various loans guaranteed by the U.S. Department of Housing and Urban Development (HUD). These loans are expected to be in the aggregate amount of approximately $25.0 million and would be secured by real estate and other fixed assets of West Oaks Hospital, Cypress Creek Hospital, Holly Hill Hospital and Texas NeuroRehab Center. This refinancing is expected to close in four installments (one per hospital) after July 15, 2002. Management anticipates that this refinancing will result in annual interest expense savings of approximately $420,000. These projected savings are not reflected in the Unaudited Pro Forma Condensed Combined Financial Statements of PMR and Psychiatric Solutions.

     Neither the acquisition of Riveredge Hospital, the issuance of senior subordinated notes nor the HUD refinancing is contingent upon the merger, nor is the merger contingent upon any of these events.

RELATED PARTY TRANSACTIONS

     During 2001 and 2000, Psychiatric Solutions leased office space from a company whose chief executive officer is Dr. Richard Treadway, the chairman of Psychiatric Solutions' board of directors. The term of the lease was from March 16, 1999 to July 2002 and was terminated on December 7, 2001. Rent expense for this space totaled $142,154 for the year ended December 31, 2001. Psychiatric Solutions believes the terms of this lease were at fair market value.

     Currently Psychiatric Solutions leases 7,745 square feet of office space for its executive offices from a company in which Dr. Treadway is a minority investor. Affiliates of other Psychiatric Solutions stockholders are also investors. The lease was entered into in October 2001 and has a term of approximately six years. The annual rent under this lease is approximately $92,000. Psychiatric Solutions believes the terms of this lease are at fair market value.

     Joey Jacobs, Psychiatric Solutions' Chief Executive Officer, serves as a member of the board of directors of Stones River Hospital, a hospital in which Psychiatric Solutions manages a unit pursuant to a management agreement. The term of the third amendment to the management agreement is two years, and automatically renews for one year terms unless terminated by either party. Total revenue from this management agreement was $678,243 for the year ended December 31, 2001. Psychiatric Solutions believes the terms of the management agreement are consistent with management agreements negotiated at arms-length.

     Jack Salberg, Psychiatric Solutions' Chief Operating Officer, is a minority owner of the entity which owns Riveredge Hospital and is on Riveredge Hospital's board of directors. Riveredge Hospital is the hospital in Forest Park, Illinois which Psychiatric Solutions has entered into a letter of intent to acquire. Mr. Salberg has disclosed his interest to the board of directors and is not directly involved in the negotiation of the definitive agreements.

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

         PSYCHIATRIC SOLUTIONS MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with "Selected Historical Consolidated Financial Data of Psychiatric Solutions" and the consolidated financial statements and related notes thereto included in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties, such as statements of plans, objectives, expectations, and intentions. The cautionary statements made in this joint proxy statement/prospectus should be read as applying to all related forward-looking statements wherever they appear in this joint proxy statement/prospectus. The actual results could differ materially from those anticipated in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed in "Risk Factors", as well as those discussed elsewhere. See "Risk Factors" and "Forward-Looking Statements".

OVERVIEW

     Psychiatric Solutions was organized in September 1996. It currently has two operating divisions: (i) the ownership and operation of freestanding inpatient psychiatric hospitals and (ii) the operation of psychiatric units in facilities owned by third parties.

     As of March 31, 2002, Psychiatric Solutions owned and operated four free-standing psychiatric hospitals which provided psychiatric services to patients in and around the Houston, Texas, Austin, Texas, and Raleigh, North Carolina areas and managed 44 psychiatric units for third party acute care hospitals in 14 states. Psychiatric Solutions' objective is to provide high-quality, cost-effective psychiatric services in the communities it serves. Through its managed and freestanding psychiatric hospitals, Psychiatric Solutions offers an extensive continuum of behavioral health programs to critically ill children, adolescents and adults.

IMPACT OF ACQUISITIONS

     Acquiring free-standing psychiatric hospitals is a key part of Psychiatric Solutions' business strategy. Since Psychiatric Solutions has grown through acquisitions accounted for as purchases, it is difficult to make meaningful comparisons between its financial statements for the fiscal periods presented. In addition, since Psychiatric Solutions owns a relatively small number of hospitals, an individual acquisition may have a material effect on its overall operating performance. At the time a hospital is acquired, a number of measures to lower costs are implemented and significant investments may also be made in the facility. Therefore, the financial performance of a newly acquired hospital may adversely affect its overall performance in the short-term.

     On August 31, 1999 Psychiatric Solutions purchased all of the outstanding stock of Cornerstone Behavioral Health Services Inc. ("Cornerstone") for approximately $4.6 million. Cornerstone is the manager of approximately 20 geropsychiatric units in acute care hospitals situated primarily in suburban communities in the south and midwest.

     Effective May 1, 2000, Psychiatric Solutions acquired the equity of Sunrise Behavioral Health, Ltd. ("Sunrise"), a manager of inpatient psychiatric units in acute care hospitals, for approximately $15.1 million. The acquisition was financed through the assumption of certain liabilities, borrowings under a credit agreement, and the issuance of seller-financed subordinated convertible notes.

     On September 1, 2001, Psychiatric Solutions acquired the assets of Cypress Creek Hospital and West Oaks Hospital in Houston, Texas for approximately $14.2 million. The acquisition was financed through a seller-financed subordinated convertible note as well as other long-term borrowings.

     Effective November 1, 2001, Psychiatric Solutions acquired the assets of Texas NeuroRehab Hospital in Austin, Texas for approximately $8.4 million, which was financed through a seller-financed subordinated convertible note and additional long-term borrowings.

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

     On December 1, 2001, Psychiatric Solutions acquired the assets of Holly Hill Hospital in Raleigh, North Carolina for approximately $8.4 million which was financed through long-term borrowings under a line of credit.

SOURCES OF REVENUE

 PATIENT SERVICE REVENUE

     Patient service revenue is generated by Psychiatric Solutions' hospitals as a result of services provided to patients within the hospital setting. Patient service revenue is reported on the accrual basis in the period in which services are rendered, at established rates, regardless of whether collection in full is expected. Patient service revenue includes amounts estimated by management to be reimbursable by Medicare and Medicaid under provisions of cost or prospective reimbursement formulas in effect. Amounts received are generally less than the established billing rates of the facilities and the differences are reported as deductions from patient service revenue at the time the service is rendered. For the quarter ended March 31, 2002, patient service revenue comprised approximately 72.6% of total revenue.

 MANAGEMENT FEE REVENUE

     Management fee revenue is earned by Psychiatric Solutions' unit management division. The Psychiatric Unit Management division receives contractually determined management fees and director fees from hospitals and clinics for providing psychiatric management and development services. For the quarter ended March 31, 2002, management fee revenue comprised approximately 27.4% of total revenue.

RESULTS OF CONTINUING OPERATIONS

     The following table sets forth, for the periods indicated, Psychiatric Solutions operating results:

                                                                                                        UNAUDITED
                                                    YEARS ENDED DECEMBER 31,                   THREE MONTHS ENDED MARCH 31,
                                      ----------------------------------------------------   --------------------------------
                                           2001              2000               1999              2002              2001
                                      ---------------   ---------------   ----------------   ---------------   --------------
                                      AMOUNT      %     AMOUNT      %     AMOUNT      %      AMOUNT      %     AMOUNT     %
                                      -------   -----   -------   -----   -------   ------   -------   -----   ------   -----
                                                                      (DOLLARS IN THOUSANDS)
Revenue.............................  $43,999   100.0%  $23,502   100.0%  $ 4,500    100.0%  $23,188   100.0%  $7,219   100.0%
Salaries, wages, and employee
  benefits..........................   26,183    59.5%   15,256    64.9%    4,350     96.7%   13,970    60.2%  4,272     59.1%
Professional fees...................    7,039    16.0%    3,771    16.1%      990     22.0%    3,108    13.4%  1,124     15.6%
Provision for doubtful accounts.....      662     1.5%      467     2.0%      529     11.7%      715     3.1%     72      1.0%
Other operating expenses............    4,284     9.7%    2,055     8.7%      619     13.8%    2,861    12.3%    527      7.3%
                                      -------   -----   -------   -----   -------   ------   -------   -----   ------   -----
EBITDA(1)...........................    5,831    13.3%    1,953     8.3%   (1,988)   (44.2%)   2,534    11.0%  1,224     17.0%
Depreciation and amortization.......      945     2.1%      757     3.2%      234      5.2%      386     1.7%    235      3.3%
Interest expense....................    2,660     5.5%    1,723     7.3%      371      8.2%    1,372     4.6%    405      5.6%
                                      -------   -----   -------   -----   -------   ------   -------   -----   ------   -----
Income (loss) from continuing
  operations before income taxes and
  extraordinary items...............    2,226     5.6%    (527)    (2.2%)  (2,593)   (57.6%)     776     4.7%    584      8.1%
Provision for income taxes..........       --     0.0%       --     0.0%       --      0.0%       21     0.0%     --      0.0%
                                      -------   -----   -------   -----   -------   ------   -------   -----   ------   -----
Income (loss) from continuing
  operations before extraordinary
  items.............................    2,226     5.6%    (527)    (2.2%)  (2,593)   (57.6%)     755     4.7%    584      8.1%
Extraordinary loss from early
  retirement of Debt................  (1,237)    (2.8%)      --     0.0%       --      0.0%       --     0.0%     --      0.0%
                                      -------   -----   -------   -----   -------   ------   -------   -----   ------   -----
Net income (loss) from continuing
  operations........................  $   989     2.8%  $ (527)    (2.2%) $(2,593)   (57.6%) $   755     4.7%  $ 584      8.1%
                                      =======   =====   =======   =====   =======   ======   =======   =====   ======   =====

---------------

(1) EBITDA is defined as income from continuing operations before interest expense (net of interest income), income taxes, depreciation, amortization, and extraordinary items. While you should not consider EBITDA in isolation or as a substitute for net income, operating cash flows or other cash flow statement data determined in accordance with accounting principles generally accepted in the United States, management understands that EBITDA is a commonly used analytical indicator within

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

    the health care industry and also serves as a measure of leverage capacity and debt service ability. EBITDA, as presented, may not be comparable to similarly titled measures of other companies.

 QUARTER ENDED MARCH 31, 2002 COMPARED TO QUARTER ENDED MARCH 31, 2001

     Revenue. Revenue from continuing operations was $7.2 million for the quarter ended March 31, 2001 compared to $23.2 million for the quarter ended March 31, 2002, an increase of $16.0 million or 222.2%. Acquisitions during the third and fourth quarters of 2001 accounted for approximately $16.8 million of the increase in revenues for the quarter ended March 31, 2002.

     Salaries, wages, and employee benefits. Salaries, wages, and employee benefits was $4.3 million for the quarter ended March 31, 2001 compared to $14.0 million for the quarter ended March 31, 2002, an increase of $9.7 million or 225.6%. Of this increase, $10.0 million related to acquisitions completed during the third and fourth quarters of fiscal 2001.

     Professional fees. Professional fees were $1.1 million for the quarter ended March 31, 2001 compared to $3.1 million for the quarter ended March 31, 2002, an increase of $2.0 million or 181.8%. Acquisitions during the third and fourth quarters of fiscal 2001 account for approximately $2.1 million of the increase. Professional fees as a percentage of revenue decreased from 15.6% for the quarter ended March 31, 2001 to 13.4% for the quarter ended March 31, 2002. This decrease is due to the acquisitions completed during the third and fourth quarters of fiscal 2001. Professional fees on the facilities acquired represent a lower percentage of net revenues than do professional fees on revenues from Psychiatric Solutions' unit management business.

     Provision for doubtful accounts. The provision for doubtful accounts was $72,000 for the quarter ended March 31, 2001, compared to $715,000 for the quarter ended March 31, 2002, an increase of $643,000. The provision for doubtful accounts for the acquisitions during the third and fourth quarters of 2001 was approximately $400,000. The provision for doubtful accounts as a percentage of revenue increased from 1.0% for the quarter ended March 31, 2001 to 3.1% for the quarter ended March 31, 2002. This increase is attributable to a change in the mix of accounts receivable from management contract receivables as of March 31, 2001 compared to a combination of management contract and patient accounts receivables as of March 31, 2002. Collection characteristics differ with regard to these two types of receivables.

     Other operating expenses. Other operating expenses were $527,000 for the quarter ended March 31, 2001 compared to $2.9 million for the quarter ended March 31, 2002, an increase of $2.3 million or 443%. Acquisitions during the third and fourth quarters of fiscal 2001 accounted for the increase. As a percentage of revenues, other operating expenses increased from 7.3% for the quarter ended March 31, 2001 to 12.3% for the quarter ended March 31, 2002. This increase is due to other operating expenses being a greater percentage of net revenues for the hospitals acquired in the third and fourth quarters of fiscal 2001.

     Depreciation and amortization. Depreciation and amortization expense was $235,000 for the quarter ended March 31, 2001, compared to $386,000 for the quarter ended March 31, 2002, an increase of approximately $151,000 or 64%. Acquisitions during the third and fourth quarters of fiscal 2001 accounted for substantially all of this increase.

     Interest expense. Interest expense was $405,000 for the quarter ended March 31, 2001, compared to $1.4 million for the quarter ended March 31, 2002, an increase of $995,000 or 245.7%. The increase in interest expense is due to borrowings under Psychiatric Solutions' line of credit as well as seller-financed convertible notes to fund acquisitions during the third and fourth quarters of fiscal 2001.

 FISCAL YEAR ENDED DECEMBER 31, 2001 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 2000

     Revenue. Revenue from continuing operations was $23.5 million for the fiscal year ended December 31, 2000 compared to $44.0 million for the fiscal year ended December 31, 2001, an increase of $20.5 million or 87.2%. Acquisitions of hospitals during fiscal 2001 accounted for approximately $16.0 million of the increase in revenues during the fiscal year ended December 31, 2001. Additionally, the

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

increase reflects the fact that the operations of Sunrise are included for eight months during 2000 as compared to twelve months for 2001.

     Salaries, wages, and employee benefits. Salaries, wages, and employee benefits expense was $15.3 million for the fiscal year ended December 31, 2000, compared to $26.2 million for the fiscal year ended December 31, 2001, an increase of $10.9 million or 71.2%. Of this increase, $9.5 million related to additional personnel stemming from fiscal 2001 acquisitions. Salaries, wages, and employee benefits as a percentage of revenue increased from 34.7% for the fiscal year ended December 31, 2000 to 59.5% for the fiscal year ended December 31, 2001. This increase is due to the fact that the acquired entities, which consist of psychiatric hospitals, are much more labor-intensive than that experienced under Psychiatric Solutions' management contracts.

     Professional fees. Professional fees were $3.8 million for the fiscal year ended December 31, 2000, compared to $7.0 million for the fiscal year ended December 31, 2001, an increase of $3.2 million. This increase relates to the acquisition of Sunrise in May 2000 and that the acquisition of Cornerstone in September 1999 represents only four months of operation in that year.

     Provision for doubtful accounts. The provision for doubtful accounts was $467,000 for the fiscal year ended December 31, 2000, compared to $662,000 for the fiscal year ended December 31, 2001, an increase of $195,000. This increase is attributable to approximately $400,000 of provision for doubtful accounts related to hospital acquisitions which is offset by improved collections experience related to Psychiatric Solutions management contracts. The provision for doubtful accounts as a percentage of revenue increased from 1.1% for the fiscal year ended December 31, 2000 to 1.5% for the fiscal year ended December 31, 2001.

     Other operating expenses. Other operating expenses were approximately $2.1 million for the fiscal year ended December 31, 2000, compared to $4.3 million for the fiscal year ended December 31, 2001, an increase of $2.2 million or approximately 108.5%. This increase is attributable to acquisitions during fiscal 2001.

     Depreciation and amortization. Depreciation and amortization expense was $757,000 for the fiscal year ended December 31, 2000, compared to $945,000 for the fiscal year ended December 31, 2001, an increase of approximately $188,000 or 24.8%. This increase is attributable to acquisitions during fiscal 2001.

     Interest expense. Interest expense was $1.7 million for the fiscal year ended December 31, 2000, compared to $2.6 million for the fiscal year ended December 31, 2001, an increase of $937,000 or 54.46%. The increase in interest expense is due to borrowings under Psychiatric Solutions' line of credit as well as seller-financed convertible notes to fund 2001 acquisitions.

 FISCAL YEAR ENDED DECEMBER 31, 2000 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 1999

     Revenue. Revenue from continuing operations were $4.5 million for the fiscal year ended December 31, 1999 compared to $23.5 million for the fiscal year ended December 31, 2000, an increase of $19.0 million or 422.2%. The acquisition of Sunrise during May 2000 accounted for approximately $13.3 million of the increase in revenues during the fiscal year ended December 31, 2000. Additionally, the operations of Cornerstone are included in Psychiatric Solutions results for four months in 1999 as compared to twelve months in 2000.

     Salaries, wages, and employee benefits. Salaries, wages, and employee benefits expense was $4.4 million for the fiscal year ended December 31, 1999, compared to $15.3 million for the fiscal year ended December 31, 2000, an increase of $10.9 million or 247.7%. Of this increase, $8.3 million related to the acquisition of Sunrise during May 2000. Salaries, wages, and employee benefits as a percentage of revenue decreased from 97.8% for the fiscal year ended December 31, 1999 to 64.9% for the fiscal year ended December 31, 2000. This decrease is due to the Sunrise acquisition in May 2000 and the Cornerstone acquisition in September 1999 diluting the total Psychiatric Solutions overhead to continuing operations.

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

     Professional fees. Professional fees were $1.0 million for the fiscal year ended December 31, 1999, compared to $3.8 million for the fiscal year ended December 31, 2000, an increase of $2.8 million. The Sunrise acquisition in May 2000 represents $1.7 million of this increase and the Cornerstone acquisition in September 1999 represents $1.0 million of this increase due to a full year reported in 2000.

     Provision for doubtful accounts. The provision for doubtful accounts was $529,000 for the fiscal year ended December 31, 1999, compared to $467,000 for the fiscal year ended December 31, 2000. The provision for doubtful accounts as a percentage of revenue decreased from 11.8% for the fiscal year ended December 31, 1999 to 2.0% for the fiscal year ended December 31, 2000. This decrease is due to improved collection efforts and termination of unprofitable contracts.

     Other operating expenses. Other operating expenses were approximately $619,000 for the fiscal year ended December 31, 1999, compared to $2.1 million for the fiscal year ended December 31, 2000, an increase of approximately $1.4 million or approximately 232.0%. The acquisition of Sunrise during May 2000 accounted for approximately $800,000 of the increase and the Cornerstone acquisition in September 1999 accounted for approximately $500,000 of the increase due to a full year reported in 2000.

     Depreciation and amortization. Depreciation and amortization expense was $234,000 for the fiscal year ended December 31, 1999, compared to $757,000 for the fiscal year ended December 31, 2000, an increase of approximately $523,000 or 223.5%. The acquisition of Sunrise during May 2000 accounted for $300,000 of this increase.

     Interest expense. Interest expense was $371,000 for the fiscal year ended December 31, 1999, compared to $1.7 million for the fiscal year ended December 31, 2000, an increase of $1.3 million or 350.4%. The increase in interest expense is due to borrowings under Psychiatric Solutions' line of credit to fund the Sunrise acquisition during May 2000.

LIQUIDITY AND CAPITAL RESOURCES

     As of March 31, 2002, Psychiatric Solutions had a working capital deficit of $2.7 million, including cash and cash equivalents of $1.2 million. The working capital deficit as of December 31, 2001 was $3.6 million. Included in the working capital deficit is approximately $11.9 million and $11.1 million at March 31, 2002 and December 31, 2001, respectively, which is attributable to terms of Psychiatric Solutions' revolving credit agreement which requires that all non-governmental cash receipts be applied to reduce the outstanding balance under the revolving line of credit agreement. Such amounts can then be re-borrowed to the extent that borrowing capacity remains under the revolving line of credit. The decrease in the working capital deficit is due to a transitional and seasonal increase in accounts receivable. The working capital deficit at December 31, 2001 compares to $4.6 million at December 31, 2000. The decrease in the working capital deficit is due to cash flows from continuing operating activities during fiscal 2001 of approximately $6.8 million compared to cash used in continuing operating activities of approximately $200,000 in fiscal 2000.

     Cash provided by operating activities decreased from $200,000 for the three months ended March 31, 2001 to cash used in operating activities of $300,000 for the three months ended March 31, 2002. Cash provided by operating activities for the fiscal year ended December 31, 2001 was $6.8 million as compared to cash used in operating activities of $200,000 for the fiscal year ended December 31, 2000. The increase in cash flows from operating activities was due to the acquisition of the hospitals in the third and fourth quarters of 2001. Cash provided by investing activities decreased from approximately $1.3 million for the three months ended March 31, 2001 to cash used in investing activities of $300,000 for the three months ended March 31, 2002. This decrease was due to additional initial cash requirements needed to finance the hospital working capital, related to seasonal and transitional issues. Cash provided by investing activities for the fiscal year ended December 31, 2001 was $2.0 million compared to cash used in investing activities of approximately $8.7 million for the fiscal year ended December 31, 2000. The increase in cash provided by investing activities was due to proceeds on the disposition of the employee assistance program segment during fiscal 2001. Additionally, the 2001 acquisitions were funded via non-cash transactions (e.g. seller financed notes payable) while the 2000 acquisitions were financed by the use of cash.

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

     Cash used in financing activities decreased from $1.6 million for the three months ended March 31, 2001 to cash provided by financing activities of $500,000 for the three months ended March 31, 2002. This increase was due to additional financing required as a result of delays in receiving certain amounts due from The Brown Schools and North Carolina Medicaid as well as seasonal variations. Such amounts were subsequently collected in April 2002. Cash used in financing activities for the fiscal year ended December 31, 2001 was $7.8 million compared to cash provided by financing activities of $8.1 million for the fiscal year ended December 31, 2000. The increase in cash used in financing activities was due to the use of cash generated by operations to repay bank borrowings during 2001. Additionally, cash provided by financing activities in fiscal 2000 includes proceeds on long-term debt used to fund fiscal 2000 acquisitions.

     In conjunction with its hospital acquisition in November 2001, Psychiatric Solutions entered into a senior credit facility of $33.2 million ("2001 Senior Credit Facility"). The 2001 Senior Credit Facility includes two lines of credit, a $15.7 million non-revolving term loan and a $17.5 million revolving working capital line of credit. Both lines are secured by substantially all of Psychiatric Solutions' assets and stock of its subsidiaries. The term loan accrues interest at the Citibank, N.A. prime rate plus 4.25%. The revolving line of credit accrues interest at the Citibank, N.A. prime rate plus 2% and is due in November 2004. At March 31, 2002, the interest rate was 7.25%. Until the due date, Psychiatric Solutions may borrow, repay and re-borrow an amount not to exceed the lesser of $17.5 million or the borrowing base (as defined in the 2001 Senior Credit Facility). As of December 31, 2001 there was $14.7 million available under the revolving line of credit compared to $3.4 million as of March 31, 2002. Under the revolving line of credit, all of Psychiatric Solutions' collections, except for Medicare and Medicaid payments, are deposited into lockbox accounts controlled by the lender. The funds deposited in the lockbox are applied to outstanding borrowings with the lender on a daily basis. As a result, the outstanding borrowings under the revolving line of credit are classified as short term as of December 31, 2001 and March 31, 2002. Psychiatric Solutions must pay an unused fee in the amount of 0.05% per month of the monthly unused portion of the 2001 Senior Credit Facility. Such fees were approximately $4,000 as of December 31, 2001.

     The 2001 Senior Credit Facility contains customary covenants which include
(i) a specified monthly patient census for any owned, operated or leased hospitals, (ii) a limitation on capital expenditures, sales of assets, mergers, changes of ownership and management, new lines of business and dividends and
(iii) various financial covenants. As of December 31, 2001 and March 31, 2002, Psychiatric Solutions was in compliance with all applicable debt covenant requirements. Should Psychiatric Solutions' results of operations or cash flows decline and result in violation of one or more of these covenants, amounts outstanding under the 2001 Senior Credit Facility could become immediately payable and additional borrowings could be restricted. As of March 31, 2002, approximately $11.9 million was outstanding with approximately $3.4 million available.

     In connection with the 2001 Senior Credit Facility, Psychiatric Solutions was required to expense the remaining deferred loan costs associated with its prior credit facility in the amount of $418,639 and incurred early termination penalties of $818,156.

     In October 2000 Psychiatric Solutions issued subordinated notes totaling $1.0 million with certain of its stockholders (the "Bridge Loan"). In connection with the Bridge Loan, Psychiatric Solutions issued warrants to purchase a total of 398,579 shares of its Series B preferred stock. These warrants expire in October 2005. The Bridge Loan was used to fund short-term working capital requirements and accrued interest at 10% per annum, payable monthly. The Bridge Loan was paid in full in April 2002.

     In connection with the acquisition of Sunrise in May 2000, Psychiatric Solutions issued subordinated convertible notes in the amount of $3.6 million. These convertible notes are due May 1, 2005 and accrue interest at 9% per annum. The principal amount of these convertible notes are convertible into shares of Psychiatric Solutions' Series B preferred stock based on conversion prices of $2.00 to $3.00 per share.

     Psychiatric Solutions also issued promissory notes totaling $4.5 million in connection with its acquisitions of three hospitals. One note in the amount of $2.5 million accrues interest at 9% per annum and matures on June 30, 2002. Psychiatric Solutions intends to pay off this note with a portion of the proceeds of its subordinated debt offering described below. The remaining $2.0 million note accrues

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

interest at 9% per annum and is due June 30, 2005. Among other customary covenants, both notes contain cross default covenants triggered by a default of any other indebtedness of at least $1.0 million. Psychiatric Solutions was in compliance with these covenants as of December 31, 2001 and March 31, 2002.

     Psychiatric Solutions has agreed upon the provisions of a preliminary term sheet dated March 27, 2002 for the issuance of up to $20 million of senior subordinated notes with detachable nominal warrants. The offering is expected to close in June 2002 and it is expected that a portion of the initial proceeds will be used to pay off the $2.5 million promissory note described above and approximately $6.0 million will be used to fund the acquisition of Riveredge Hospital. The remaining net proceeds of these securities will be utilized to fund future acquisitions of free-standing psychiatric hospitals and for general working capital purposes. The notes are expected to have a term of seven years and accrue interest at 12% annually, payable quarterly. The warrants are expected to be exercisable at a nominal price into approximately 2.6 million shares of Psychiatric Solutions common stock, which following the merger will be exercisable into approximately 370,000 shares of common stock of the combined company. It is anticipated that the documents related to the notes will provide for a prepayment penalty to be paid by Psychiatric Solutions if the notes are repaid prior to maturity and will require Psychiatric Solutions to comply with financial and other covenants. The warrants are anticipated to provide for anti-dilution protection, pre-emptive rights and registration rights. These documents are also expected to allow the holders of the notes to designate one director to the board of directors of Psychiatric Solutions or the combined company, as applicable. The final documentation of the securities to be issued has not been completed at this time, and is subject to additional changes. The issuance of these securities is subject to customary terms and conditions, including the completion of definitive documentation.

     Psychiatric Solutions believes that its working capital on hand and the availability under the existing line of credit are sufficient to meet operating and capital needs for the next 12 months. Psychiatric Solutions intends to acquire additional psychiatric hospitals and is actively seeking acquisitions that fit its corporate growth strategy. These acquisitions may, however, require financing in addition to the working capital on hand and future cash flows from operations. Management continually assesses its capital needs and may seek additional financing, including debt or equity, as considered necessary to fund potential acquisitions or for other corporate purposes.

                                             PAYMENTS DUE BY PERIOD AS OF DECEMBER 31, 2001
                                          ----------------------------------------------------
                                          LESS THAN                            AFTER
CONTRACTUAL CASH OBLIGATION:               1 YEAR     1-3 YEARS   4-5 YEARS   5 YEARS   TOTAL
----------------------------              ---------   ---------   ---------   -------   ------
                                                             (IN THOUSANDS)
Long term debt..........................   15,387       3,316       5,473     12,163    36,339
Operating leases........................      561         769         156        287     1,773
                                           ------       -----       -----     ------    ------
  Subtotal..............................   15,948       4,085       5,629     12,450    38,112
                                           ======       =====       =====     ======    ======

                                               AMOUNT OF COMMITMENT EXPIRATION PER PERIOD
                                          ----------------------------------------------------
                                                             (IN THOUSANDS)
                                          LESS THAN                            AFTER
OTHER COMMITMENTS:                         1 YEAR     1-3 YEARS   4-5 YEARS   5 YEARS   TOTAL
------------------                        ---------   ---------   ---------   -------   ------
Letter of credit........................      100          --          --         --       100
                                           ------       -----       -----     ------    ------
  Subtotal..............................      100          --          --         --       100
                                           ======       =====       =====     ======    ======
  Total obligations and commitments.....   16,048       4,085       5,629     12,450    38,212
                                           ======       =====       =====     ======    ======

     The carrying amount of our total long-term debt, including current maturities, of $36.3 million and $16.6 million at December 31, 2001 and 2000, respectively, approximated fair value. We had $26.8 million of variable rate debt outstanding at December 31, 2001. At the December 31, 2001 borrowing level, a hypothetical 10% adverse change in interest rates, would have a $2.7 million decrease to net income and cash flows.

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

IMPACT OF INFLATION

     Although inflation has not had a material impact on Psychiatric Solutions results of operations, the health care industry is very labor intensive and salaries and benefits are subject to inflationary pressures as are rising supply costs which tend to escalate as vendors pass on the rising costs through price increases. Some of Psychiatric Solutions' freestanding specialty psychiatric hospitals are experiencing the effects of the tight labor market, including a shortage of nurses, which has caused and may continue to cause an increase in its salaries, wages and benefits expense in excess of the inflation rate. Although Psychiatric Solutions cannot predict its ability to cover future cost increases, management believes that through adherence to cost containment policies, labor management and reasonable price increases, the effects of inflation on future operating margins should be manageable. Psychiatric Solutions' ability to pass on increased costs associated with providing health care to Medicare and Medicaid patients is limited due to various federal, state and local laws which have been enacted that, in certain cases, limit its ability to increase prices. In addition, as a result of increasing regulatory and competitive pressures and a continuing industry wide shift of patients into managed care plans, Psychiatric Solutions' ability to maintain margins through price increases to non-Medicare patients is limited.

     The psychiatric health care industry is typically not directly impacted by periods of recession, erosions of consumer confidence or other general economic trends as most health care services are not considered a component of discretionary spending. However, Psychiatric Solutions' facilities may be indirectly negatively impacted to the extent such economic conditions result in decreased reimbursements by federal or state governments or managed care payers. Psychiatric Solutions is not aware of any economic trends that would lead it to believe that Psychiatric Solutions will not be able to remain in compliance with all debt covenants and meet all required obligations and commitments in the near future.

CRITICAL ACCOUNTING POLICIES

     Psychiatric Solutions' consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. In preparing its financial statements, Psychiatric Solutions is required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses included in the financial statements. Estimates are based on historical experience and other information currently available, the results of which form the basis of such estimates. While Psychiatric Solutions believes its estimation processes are reasonable, actual results could differ from those estimates. The following represent the estimates considered most critical to Psychiatric Solutions' operating performance and involve the most subjective and complex assumptions and assessments.

 ALLOWANCE FOR DOUBTFUL ACCOUNTS

     Psychiatric Solutions' ability to collect outstanding patient receivables from third party payors and receivables due under its management contracts is critical to its operating performance and cash flows.

     With regard to patient receivables, the allowance for doubtful accounts is approximately 19.7% of the accounts receivable balance net of contractual discounts as of March 31, 2002. The primary collection risk for these receivables lies with uninsured patient accounts or patient accounts for which primary insurance has paid but a patient portion remains outstanding. Psychiatric Solutions estimates the allowance for doubtful accounts primarily based upon the age of the accounts since patient discharge date. Psychiatric Solutions continually monitors its accounts receivable balances and utilizes cash collection data to support its estimates of the provision for doubtful accounts. Significant changes in payor mix or business office operations could have a significant impact on Psychiatric Solutions' results of operations and cash flows.

     With regard to receivables due under management contracts, the allowance for doubtful accounts is approximately 32.7% of the accounts receivable balance at March 31, 2002. The primary collection risk is attributable to contractual disputes. Psychiatric Solutions estimates the allowance for doubtful accounts for these receivables based primarily upon the specific identification of potential collection issues. As with its

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

patient receivables, Psychiatric Solutions continually monitors its accounts receivable balances and utilizes cash collection data to support its estimates of the provision for doubtful accounts.

 ALLOWANCES FOR CONTRACTUAL DISCOUNTS

     For the three months ended March 31, 2002, Medicare and Medicaid revenues accounted for approximately 40.8% of total gross patient revenues. The Medicare regulations and various managed care contracts are often complex and may include multiple reimbursement mechanisms for different types of services provided in Psychiatric Solutions' facilities and cost settlement provisions requiring complex calculations and assumptions subject to interpretation. Psychiatric Solutions estimates the allowance for contractual discounts on a payer-specific basis given its interpretation of the applicable regulations or contract terms. The services authorized and provided and related reimbursement are often subject to interpretation that could result in payments that differ from Psychiatric Solutions' estimates. Additionally, updated regulations and contract renegotiations occur frequently necessitating continual review and assessment of the estimation process by management.

CHANGES IN OR DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     Psychiatric Solutions has not experienced a change of accountants or any disagreements with its accountants on any matter of accounting practice or financial disclosure during the reporting periods.

                                   THE MERGER

GENERAL

     The following summarizes the material terms of the merger agreement. A copy of the merger agreement is included in this joint proxy statement/prospectus as Annex A. The merger agreement is incorporated in this document by reference. We urge you to read the merger agreement in its entirety for a more complete description of the terms and conditions upon which the merger is to be effected.

     If the merger agreement is approved and adopted by the stockholders of PMR and Psychiatric Solutions and all conditions to the merger agreement are satisfied or waived, a wholly-owned subsidiary of PMR will be merged with and into a Psychiatric Solutions, with the wholly-owned subsidiary ceasing to exist and Psychiatric Solutions surviving as a wholly-owned subsidiary of PMR.

BACKGROUND OF THE MERGER

     In pursuing strategies to enhance stockholder value, both PMR and Psychiatric Solutions have from time to time considered opportunities for acquisitions, dispositions and strategic alliances. The companies have remained aware of each other and have periodically met to discuss potential synergies in their operations. Toward that end, the companies executed a Confidentiality Agreement having a five-year term on June 6, 1999.

     At meetings of the board of directors of PMR held during the first several months of 2001, the board of directors of PMR discussed the possibility of exploring strategic alternatives for PMR, including a possible sale of the company or the possible acquisition of another company. To assist it in the process, on February 8, 2001, PMR engaged McGettigan, Wick & Co., Inc. and on May 18, 2001, PMR engaged Raymond James & Associates, Inc., in each case to render financial advising services related to the exploration of these strategic alternatives.

     On July 3, 2001, Mark Clein, a current director and then-officer of PMR, and Joey Jacobs, President & Chief Executive Officer of Psychiatric Solutions, met in Nashville to discuss the possibility of a transaction between the companies. Also in attendance were Riley Sweat and Burk Lindsey, representatives of PMR's financial advisor, Raymond James, as well as Psychiatric Solutions directors David Heer and Bill Cook. The participants discussed the background and current operations of each entity, as well as the possibility of a strategic transaction. Subsequent to that meeting, Mr. Clein presented

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

to the PMR board of directors an overview of the business and operations of Psychiatric Solutions and reviewed with the PMR board the discussions held with Psychiatric Solutions regarding a potential strategic transaction. The PMR board determined not to pursue a transaction with Psychiatric Solutions at that time.

     On February 13, 2002, Mr. Jacobs again met with Messrs. Sweat and Lindsey at the Nashville offices of Raymond James. Mr. Jacobs provided an update regarding Psychiatric Solutions' operations and recent acquisitions and Mr. Sweat updated Mr. Jacobs on PMR's process of evaluating strategic alternatives.

     On March 5, 2002, Messrs. Clein, Jacobs, Sweat and Lindsey, as well as PMR's President and General Counsel, Fred Furman, met at the Nashville offices of Raymond James. The principals agreed to consider the terms of a potential strategic transaction, and PMR's financial advisor provided a financial business analysis to the participants later that day.

     The PMR board of directors held a meeting on March 14, 2002 during which it discussed the structure of a potential acquisition transaction with Psychiatric Solutions. The Psychiatric Solutions board of directors held a meeting on March 21, 2002 in which it discussed the structure of a potential strategic transaction with PMR. Mr. Sweat of Raymond James joined a portion of the meeting by telephone and outlined potential benefits of the proposed transaction with Psychiatric Solutions. The PMR board of directors met again on March 25, 2002 to discuss and consider potential strategic acquisition alternatives. Mr. Sweat of Raymond James summarized for the PMR board the structure of the proposed transaction with Psychiatric Solutions.

     Over the following week, senior management of each company and their advisors negotiated a term sheet outlining a proposed transaction between the two companies. The boards of directors of PMR and Psychiatric Solutions reviewed this term sheet at meetings on April 1, 2002 and April 2, 2002, respectively, but took no action. The term sheet was further negotiated during the following week.

     On April 9, 2002, counsel for Psychiatric Solutions delivered a draft of a merger agreement to counsel for PMR. During the remainder of April, the senior management of each company and their legal and financial advisors conducted an extensive due diligence review of the other and negotiated a merger agreement and related documentation. During April 10-12, 2002, counsel to Psychiatric Solutions performed due diligence review on-site at PMR's offices in San Diego. During April 17-19, 2002, PMR's senior management and legal counsel performed due diligence review of Psychiatric Solutions in Nashville.

     On April 26, 2002, Psychiatric Solutions engaged its financial advisors, Brentwood Capital Advisors, to provide a fairness opinion in addition to the advisory services it had already been providing.

     On April 29, 2002, the PMR board of directors held a special meeting at which PMR's senior management and its financial and legal advisors were present. At this meeting, the PMR board of directors reviewed and considered the proposed transaction with Psychiatric Solutions. Raymond James made a presentation with respect to the financial aspects of the proposed merger with Psychiatric Solutions and delivered its oral opinion, subsequently confirmed in writing dated as of April 29, 2002, that the consideration to be paid by PMR in the merger was fair from a financial point of view to the stockholders of PMR. PMR's legal advisor then reviewed with the PMR board of directors the terms of the proposed merger agreement and the fiduciary duties of the PMR board of directors. PMR's legal advisor also reviewed the results of the due diligence review it had conducted with respect to Psychiatric Solutions on behalf of PMR.

     The PMR board of directors reconvened on May 1, 2002 and, during this meeting, PMR's financial and legal advisors updated the PMR board of directors on developments regarding the terms of the merger agreement and other matters. At the May 1, 2002 meeting, the PMR board of directors approved the merger agreement with Psychiatric Solutions and authorized the officers of PMR to finalize and execute the merger agreement. At this meeting, the PMR board of directors also authorized the payment of a dividend of $1.70 per share of its common stock to holders of record on May 17, 2002, payable on May 24, 2002. In addition, the PMR board of directors authorized the amendment of the employment agreements of Mr. Furman and Susan D. Erskine, PMR's Executive Vice President-Development and

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

Secretary, that would entitle each to receive specified severance payments if their employment is terminated by either PMR or the employee in contemplation of a change of control of PMR, or within 180 days thereafter. The PMR board of directors also approved amendments to the promissory notes relating to amounts owed by each of Mr. Clein, Mr. Furman, and Ms. Erskine to permit the payment of the outstanding principal and interest through the delivery of shares of PMR common stock valued at the higher of the average closing price of PMR common stock for the five trading days prior to such delivery or a specified price which was $2.64, $2.94, and $2.00 for Mr. Clein, Mr. Furman, and Ms. Erskine, respectively.

     On April 30, 2002, the Psychiatric Solutions board of directors reviewed the proposed transaction in detail and authorized Mr. Jacobs to finalize and execute the merger agreement. On May 2, 2002, Mr. Clein traveled to Nashville to facilitate finalizing the merger agreement. The merger agreement was signed by PMR, PMR Acquisition Corporation and Psychiatric Solutions on May 6, 2002, and the transaction was announced by PMR through a press release.

     During late May and early June 2002, legal counsel to both PMR and Psychiatric Solutions discussed the advisability of an amendment to the merger agreement that would require PMR, as a condition to the closing of the merger, to amend its charter in order to effect a reverse stock split and a name change. During the first week of June 2002, legal counsel to PMR presented to PMR's board of directors, PMR's management, and PMR's financial advisors a draft of amendment no. 1 to the merger agreement. On June 7, 2002, PMR's board of directors approved amendment no. 1 to the merger agreement by unanimous written consent and authorized the officers of PMR to finalize and execute such amendment. PMR, PMR Acquisition Corporation, and Psychiatric Solutions signed amendment no. 1 to the merger agreement on June 10, 2002.

REASONS FOR THE MERGER

     PMR and Psychiatric Solutions believe that the merger will create significant value for their respective stockholders. Both boards of directors believe that the merger agreement and the terms of the merger are in the best interests of their respective stockholders and unanimously recommend that the stockholders vote "for" the adoption of the merger agreement.

     Each of PMR and Psychiatric Solutions believe that the combined company can achieve enhanced earnings by:

     - Potential Revenue Enhancement. The potential enhancement of revenues based on the combined company's attractiveness as a more comprehensive provider of mental health care services resulting from complementary capabilities, broader service offerings and strengthened financial base;

     - Potential Expense Efficiencies. Realizing annual cost savings through the merger, including through the consolidation of the corporate headquarters of the two companies, the elimination of duplicative staff and expenses, and potential access to capital and less expensive credit.

     Board of Director Considerations. In reaching their decision to recommend the merger to their stockholders, each company's board of directors consulted with their management, as well as their respective financial and legal advisors, and considered various factors, including without limitation:

     - Strategic Assessment of Merger Partner. Information regarding the financial performance and condition, business operations and prospects of each of PMR and Psychiatric Solutions, and each company's respective future performance and prospects as a separate entity and on a combined basis;

     - External Factors. Current industry, economic and market conditions and how each relates to business combinations or strategic alliances in the behavioral health care services industry;

     - Market Valuations. Recent and historical prices of PMR's common stock and the value assigned to Psychiatric Solutions' common stock;

     - Potential Revenue Enhancement. The potential enhancement of revenues based on the combined company's attractiveness as a more comprehensive provider of mental health care services resulting from its complementary capabilities, broader service offerings and strengthened financial base;

     - Fairness Opinions. The financial analyses provided to them by their respective financial advisors, as described below, and the respective opinions of each company's financial advisors that the exchange ratio is fair from a financial point of view to their respective stockholders;

     - Potential Synergies. The potential consolidation benefits that are expected to be available to the combined entity, primarily in the form of improved efficiencies from operations and corporate cost reductions;

     - Due Diligence. Discussions with management and each company's advisors concerning the results of their due diligence investigation of the other company;

     - Likelihood of Closing. The likelihood that the merger would be completed; and

     - Transaction Structure and Terms. The proposed structure of the transaction and the other terms of the merger agreement and related agreements including:

      - Exchange Ratios. Exchange ratios for each class of Psychiatric Solutions capital stock that provide certainty about the number of shares of PMR common stock that will be issued in the merger;

      - Representations, Warranties and Covenants. The representations, warranties and covenants made by each company;

      - Tax-Free Reorganization. The expected treatment of the merger as a tax-free reorganization;

      - Flexibility Regarding Superior Proposals. The ability of each company to respond to unsolicited alternative acquisition proposals which the board of directors of that company determines, after consultation with its financial advisors, would result in a transaction more favorable to that company's stockholders than the merger;

      - Termination Fee Provisions. The provisions of the merger agreement that may require the party entering into another transaction, in circumstances involving the termination of the merger agreement, to pay the other party to the merger agreement a termination fee and reimburse the other party's out-of-pocket expenses; and

      - Limitations on Pre-Closing Activities. Restrictions on specified transactions by each of the companies during the period prior to the completion of the merger.

     Additional PMR Considerations. The board of directors of PMR considered these additional factors:

     - Leverage. The increased levels of debt and interest costs that the combined company would have compared to PMR on a stand-alone basis;

     - Board Composition. The continued board representation for the current PMR stockholders through the two seats on the combined company's board of directors;

     - Voting Agreements. The voting agreements entered into by the certain stockholders of PMR and Psychiatric Solutions supporting the merger;

     - Size.  The greater size and diversification of the combined company;

     - Stockholder Distributions. The ability to make distributions to its stockholders prior to the closing of the merger, provided that PMR has not less than $5.05 million of cash and cash equivalents at the time of the closing of the merger, which provision allowed PMR to pay a cash dividend of $1.70 per share of its common stock on May 24, 2002;

     - Contingent Value Rights. The ability of PMR to distribute contingent value rights to its stockholders prior to the closing of the merger that would, if issued, entitle the holders to receive

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       additional cash payments based on any cash and cash equivalents of PMR in excess of $5.05 million as of the closing of the merger and based on the collection of specified accounts receivable of PMR after the closing of the merger relating to closed management contracts;

     - Comparable Benefits. The potential benefits of a merger with Psychiatric Solutions as compared to the potential distribution to PMR's stockholders if PMR were to wind down its existing business operations and subsequently dissolve; and

     - Certain Interests in the Merger. The interest that certain PMR executive officers and directors may have with respect to the merger in addition to their interests as stockholders of PMR. See "Interests of Certain Directors, Officers and Stockholders in the Merger."

     Additional Psychiatric Solutions Considerations. The board of directors of Psychiatric Solutions considered these additional factors:

     - PMR Stock Price. The then-current and historical market prices of PMR common stock;

     - Industry Leadership Position. The board's belief that the merger will position Psychiatric Solutions to become an industry leader in providing behavioral health care services;

     - Board Composition. The continued representation for current Psychiatric Solutions stockholders through the four seats on the combined company's board of directors and the continued role of Psychiatric Solutions' President and Chief Executive Officer as Chairman, President and Chief Executive Officer of the combined company, of Psychiatric Solutions' Chief Development Officer as Chief Development Officer and Secretary of the combined company, of Psychiatric Solutions' Chief Operating Officer as Chief Operating Officer of the combined company, and of Psychiatric Solutions' Controller as Controller of the combined company;

     - Continuation of PMR Contract. The likelihood that the combined company will be able to continue to servicing PMR's management and affiliation agreement with Mental Health Cooperative, Inc.;

     - Equity Structure. The simplification of Psychiatric Solutions' capital structure by reducing its three classes of capital stock into a single class;

     - Public Company Status. The potential benefits of being a public company, including possible access to equity markets and liquidity for stockholders; and

     - Name and Headquarters. The fact that after the merger PMR's name will be changed to "Psychiatric Solutions, Inc." and the consolidated headquarters will be in Franklin, Tennessee.

     Selected Risks and Disadvantages. Each board of directors also considered certain risks and potential disadvantages associated with the merger, including without limitation:

     - Potential Distraction. The potential disruptive effects of the merger on the business and operation on each of PMR and Psychiatric Solutions due to additional and competing demands on management;

     - Integration of Operations. The risk that operations of the two companies may not be successfully integrated;

     - Integration of Acquisitions. The risk that the operations of inpatient psychiatric hospitals recently acquired by Psychiatric Solutions will not be successfully integrated;

     - Unrealized Efficiencies. The risk that expected cost savings may not be realized to the degree anticipated;

     - Failure to Close. The risk that the merger might not be completed as a result of a failure to satisfy the conditions to the merger agreement, including receiving the consent of Psychiatric Solutions' senior lender;

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     - Public Company Status.  The costs, disclosure obligations and other potential disadvantages of being a public company;

     - Adverse Effects of Failing to Close. The potential adverse effect on each company's business, operations and financial condition should it not be possible to complete the merger, as well as adverse effects resulting from the expenses incurred by each company in connection with the merger and the possibility of paying a termination fee to the other party;

     - Lack of Post-Closing Remedies. The absence of contractual indemnification and other meaningful post-merger remedies for breaches or inaccuracies regarding each company's representations and warranties;

     - Loss of Directors. The loss of guidance from longstanding directors of each company who will not continue as directors of the combined companies after the merger;

     - Unknown Liabilities. The risk that material unknown and/or contingent liabilities associated with the other company may arise after the merger;

     - Benefits Not Achieved. The risk that benefits sought from the merger might not be fully achieved; and

     - Other Risk Factors.  Other matters described under "Risk Factors."

     Each board of directors determined that the potential advantages of the merger substantially outweigh the risks and disadvantages described above. The above discussion of factors considered by the boards of directors is not intended to be exhaustive but is believed to include material factors considered by each. In reaching its decision to approve the merger, each company's board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors.

RECOMMENDATION OF EACH COMPANY'S BOARD OF DIRECTORS

     After considering all of the factors described above, at a meeting held on May 1, 2002, PMR's board of directors unanimously approved the merger agreement and the related transactions. At a meeting held on April 30, 2002, Psychiatric Solutions' board of directors approved the merger agreement and the related transactions.

     In considering the recommendation of the PMR board of directors and the Psychiatric Solutions board of directors with respect to the merger, the merger agreement and the related transactions, PMR and Psychiatric Solutions stockholders should be aware that some officers and directors of PMR and Psychiatric Solutions have interests in the proposed merger that are different from and in addition to the interests of PMR and Psychiatric Solutions stockholders generally. Each of the PMR and the Psychiatric Solutions board of directors was aware of these additional conflicts of interests and considered them in approving the merger and merger agreement. For a description of these interests, see "Interests of Certain Directors, Officers and Stockholders in the Merger" that begins on page 110 of this document.

     The PMR board of directors and the Psychiatric Solutions board of directors each believe that the merger agreement and the terms of the merger are in the best interests of PMR and Psychiatric Solutions stockholders, respectively, and recommend that the stockholders of PMR and Psychiatric Solutions, respectively, vote "for" the adoption of the merger agreement.

     In addition to voting "for" the approval and adoption of the merger, the PMR board of directors also recommends that the stockholders for PMR vote "for" an amendment to PMR's charter to:

     - increase the authorized number of shares of PMR common stock to facilitate the issuance of PMR common stock pursuant to the merger;

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     - effectuate a 1-for-2 1/2 reverse stock split pursuant to which each outstanding share of PMR common stock would be converted into four-tenths of a share of PMR common stock; and

     - change the name of PMR to "Psychiatric Solutions, Inc."

OPINION OF PMR'S FINANCIAL ADVISOR

 INTRODUCTION AND SUMMARY

     PMR engaged Raymond James & Associates as financial advisor to PMR on May 18, 2001. In connection with that engagement, the PMR board of directors requested that Raymond James evaluate the fairness, from a financial point of view, to the stockholders of the outstanding common stock of PMR of the issuance of common stock, representing approximately 72.0% of the fully-diluted shares of PMR on a post-merger basis, to the stockholders of Psychiatric Solutions in connection with the proposed merger of Psychiatric Solutions and PMR pursuant and subject to the draft Agreement and Plan of Merger between PMR and Psychiatric Solutions dated April 29, 2002, after taking into account an assumed approximate $14.3 million one-time special dividend to be distributed to stockholders of PMR prior to the closing of the merger.

     On April 29, 2002, Raymond James delivered to the PMR board of directors its opinion, that as of that date and based on the assumptions made, matters considered, and limits of review set forth in Raymond James's written opinion, the issuance of common stock was fair to PMR from a financial point of view. Raymond James later delivered its written opinion, dated April 29, 2002, confirming its oral opinion.

     THE FORM OF THE FULL TEXT OF THE OPINION OF RAYMOND JAMES, DATED APRIL 29, 2002, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY RAYMOND JAMES, IS ATTACHED AS ANNEX C TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND SHOULD BE READ CAREFULLY AND IN ITS ENTIRETY BY PMR STOCKHOLDERS. THE FOLLOWING DESCRIPTION OF THE RAYMOND JAMES WRITTEN OPINION IS ONLY A SUMMARY OF THE RAYMOND JAMES WRITTEN OPINION AND IS QUALIFIED BY, AND NOT A SUBSTITUTE FOR, THE RAYMOND JAMES WRITTEN OPINION.

     PMR STOCKHOLDERS SHOULD NOTE THAT THE RAYMOND JAMES OPINION WAS PREPARED FOR THE PMR BOARD OF DIRECTORS AND ADDRESSES ONLY THE FAIRNESS OF THE TRANSACTION, IN THE AGGREGATE, TO THE COMMON STOCKHOLDERS OF PMR, FROM A FINANCIAL POINT OF VIEW, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF PMR AS TO HOW SUCH STOCKHOLDER SHOULD VOTE UPON THE PROPOSED MERGER. THE RAYMOND JAMES OPINION DOES NOT CONSTITUTE AN OPINION AS TO THE PRICE AT WHICH PMR COMMON STOCK WILL ACTUALLY TRADE AT ANY TIME. NO RESTRICTIONS OR LIMITATIONS WERE IMPOSED UPON RAYMOND JAMES WITH RESPECT TO THE INVESTIGATIONS MADE OR PROCEDURES FOLLOWED IN RENDERING ITS OPINION.

     In conducting its analysis and arriving at its opinion regarding the fairness, from a financial point of view, of the proposed merger to the common stockholders of PMR, Raymond James reviewed a draft of the merger agreement dated April 29, 2002. Raymond James also reviewed:

     - the audited financial statements of PMR as of and for the years ended April 30, 2001 and 2000 and the audited financial statements of Psychiatric Solutions as of and for the years ended December 31, 2001 and 2000;

     - PMR's Annual Reports filed on Form 10-K for the year ending April 30, 2001 and PMR's Quarterly Reports filed on Form 10-Q for the quarters ended July 30, 2001, October 31, 2001, and January 31, 2002;

     - other financial and operating information, including projections, requested from and/or provided by PMR and Psychiatric Solutions; and

     - certain other publicly-available information on PMR. Raymond James also discussed with members of the senior management of PMR and Psychiatric Solutions certain information relating to the aforementioned and any other matters, which Raymond James has deemed relevant to its inquiry.

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     Raymond James assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to it by PMR and Psychiatric Solutions, and Raymond James has not attempted to verify independently any of such information. Raymond James has not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of PMR or Psychiatric Solutions. The financial projections provided to Raymond James and used by Raymond James in the preparation of its opinion were prepared by the management of PMR and Psychiatric Solutions. Neither PMR nor Psychiatric Solutions publicly discloses financial projections of the type provided to Raymond James in connection with its review of the merger, and as a result, these financial projections were not prepared with a view towards public disclosure. The projections for the post-merger combined company were developed by combining the earnings projections for each company provided by its management, and by applying merger-related adjustments reviewed and approved only by the management of PMR. With respect to financial projections and other information and data provided to or otherwise reviewed by or discussed with Raymond James, Raymond James has assumed that such projections and other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management, and Raymond James has relied upon each party to advise Raymond James promptly if any information previously provided became inaccurate or was required to be updated during the period of our review.

     Raymond James's opinion was based upon market, economic, financial and other circumstances and conditions existing and disclosed to Raymond James as of April 29, 2002 and any material change in such circumstances and conditions would require a reevaluation of this opinion, which Raymond James is under no obligation to undertake.

     Raymond James expressed no opinion as to the underlying business decision to effect the merger, the structure or tax consequences of the merger, or the availability or advisability of any alternatives to the merger. Raymond James did not express any opinion as to the likely trading range of the PMR's common stock following the merger, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of PMR at that time. The opinion of Raymond James is limited to the fairness, from a financial point of view, of the merger consideration to the stockholders of PMR. Raymond James expressed no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the board of directors to approve or consummate the merger.

     Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion.

 TRANSACTION TERMS

     Upon consummation of the merger, PMR will issue as consideration to Psychiatric Solutions 7,568,906 shares of PMR common stock (giving effect to the proposed 1-for-2 1/2 reverse stock split of PMR common stock prior to closing), an amount representing approximately 72.0% of the pro forma common stock of PMR. PMR plans to distribute approximately $14.3 million of its cash on hand to its stockholders prior to the closing of the merger. Of PMR's remaining cash on hand, management has estimated that approximately $3.5 million will be used to satisfy severance and transaction-related expenses and that PMR will have sufficient cash on hand at closing to satisfy the closing condition that it not have less than $5.05 million of cash and cash equivalents on hand as of the closing.

  DESCRIPTION OF ANALYTICAL APPROACH

     The analysis performed by Raymond James was affected significantly by two unusual factors: (i) the large amount of cash (approximately $22.8 million as of April 29, 2002) of PMR in relation to PMR's aggregate equity value of approximately $16.0 million as of April 29, 2002 based on the average closing sales price of PMR's common stock for the 60 days prior to such date and (ii) PMR's plan to dividend approximately $14.3 million to its stockholders prior to the closing of the merger.

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     Given the small size of PMR's current operating business and the PMR's lack of research coverage, Raymond James believes that for some time the primary driver of PMR's stock value has been the cash on the PMR's balance sheet.
Because a majority of that cash will be distributed to PMR stockholders prior to the closing of the merger with Psychiatric Solutions, Raymond James believes the "value" of PMR stock could change, perhaps significantly, prior to the closing of the merger. Given that the consideration being paid by PMR consists entirely of PMR stock, the "transaction value" is therefore difficult to estimate with any degree of precision.

     Based upon (i) the large number of alternatives evaluated by PMR's board of directors and (ii) specific guidance from management and the board of directors, Raymond James assumed for its analysis two scenarios that were under consideration by the PMR board of directors:

     - completion of the business combination with Psychiatric Solutions; or

     - a winding-down of the operations of PMR.

In both scenarios, Raymond James assumed a dividend of approximately $14.3 million would be paid to PMR stockholders.

     Relying upon guidance from management, Raymond James assumed that any winding-down of PMR would require that PMR leave approximately $5.0 million of net cash in PMR to fund ongoing obligations associated with PMR's remaining management contracts and to satisfy any legacy liabilities from closed management programs. AS A RESULT, A COMPONENT OF RAYMOND JAMES'S FOCUS WAS COMPARING THE PROSPECTIVE RESIDUAL VALUE OF PMR'S STOCK SUBSEQUENT TO THE ASSUMED DIVIDEND IN EACH OF THE TWO SCENARIOS.

     In analyzing the transaction, Raymond James utilized the following methodologies:

     - a capitalized contribution analysis;

     - an earnings-based pro forma valuation;

     - an earnings before interest, taxes, depreciation and amortization ("EBITDA")-based pro forma valuation; and

     - a discounted cash flow-based valuation.

In the earnings-based and EBITDA-based pro forma valuations and in the discounted cash flow-based valuation, Raymond James utilized ranges of earnings and EBITDA multiples that were derived from, and informed by, a public comparable companies trading analysis and a selected acquisitions analysis.

  CAPITALIZED CONTRIBUTION ANALYSIS

     Raymond James analyzed the capitalized EBITDA contribution of each of PMR and Psychiatric Solutions adjusted for net outstanding indebtedness. To perform this analysis, Raymond James calculated a weighted average EBITDA multiple for Psychiatric Solutions of 5.7x by applying a 4.0x multiple to the EBITDA generated from Psychiatric Solutions' unit management business for the year ended December 31, 2001 (44.9% contribution) and a 7.0x multiple to the EBITDA generated from Psychiatric Solutions' freestanding psychiatric hospital business (55.1% contribution). The unit management multiple represented a 20.0% discount to the EBITDA multiple of Horizon Health Corp. (Nasdaq NM: HORC), the only publicly-traded contract behavioral health care manager. The 7.0x multiple applied to Psychiatric Solutions' freestanding psychiatric hospital business represents a 25.0% discount to Universal Health Services (NYSE: UHS), the only publicly-traded hospital company with a meaningful portion of psychiatric facilities in its portfolio. Raymond James applied a slightly lower EBITDA valuation multiple of 3.5x to PMR's unit management business. The lower multiple reflects the small number of management contracts (PMR's two versus 44 for Psychiatric Solutions), as well as the projected value that likely could be obtained by PMR in a sale of those contracts.

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     Raymond James used the capitalized contribution analysis as the primary methodology for evaluating the fairness of the transaction. Raymond James observed that the capitalized contribution analysis generated implied equity ownership levels of 28.8% and 71.2% for PMR and Psychiatric Solutions, respectively, and that those ownership levels compared favorably to the negotiated pro forma ownership of the two companies in the post-merger entity of approximately 28.0% and 72.0%, respectively.

  EARNINGS-BASED PRO FORMA VALUATION

     In this analysis, Raymond James developed a prospective residual value of PMR's stock, subsequent to the assumed dividend of approximately $14.3 million described above, in each of two scenarios, one involving a winding-down of operations of PMR without the merger and the other involving the merger with Psychiatric Solutions. The analysis in the merger scenario was based on the application of various multiples to the post-merger entity's projected 2002 earnings.

     Computation of Residual Per Share Equity Value in a Wind-Down
Scenario. Relying upon guidance from management, Raymond James assumed that any winding-down of PMR would require that PMR leave approximately $5.0 million of net cash in PMR to fund ongoing obligations associated with the PMR's remaining management contracts and to satisfy any legacy liabilities from closed management programs. Raymond James derived a theoretical post-liquidating dividend per share equity value of $0.49 per PMR share by multiplying (i) the historical discount of PMR's common stock to the implied cash value per share -- 70.2%;(1) by (ii) the estimated cash value per share of PMR common stock post-liquidating dividend -- $0.70.(2)

     Computation of Residual Per Share Equity Value in the Merger
Scenario. Raymond James derived theoretical per share equity values in the merger scenario by applying a range of earnings multiples of 7.5x to 20.0x to the post-merger entity's projected 2002 earnings. In determining the range of earnings multiples to be applied in this analysis, Raymond James utilized multiples implied by the Comparable Public Companies Trading Analysis (discussed below). As of April 29, 2002, the Comparable Public Companies were trading at implied multiples in a range of 9.3x to 27.4x earnings for the latest twelve months.(3) Raymond James noted that the resulting implied per share equity values in the merger scenario exceeded the theoretical per share value in a wind-down scenario across the entire range of multiples considered.

  EBITDA-BASED PRO FORMA VALUATION

     In this analysis, Raymond James developed a prospective residual value of PMR's stock, subsequent to the assumed dividend of approximately $14.3 million discussed above in each of two scenarios, one involving a winding-down of operations of PMR without the merger and the other involving the merger with Psychiatric Solutions. The analysis in the merger scenario was based on an application of various multiples to the post-merger entity's projections 2002 EBITDA.

     Computation of Residual Per Share Equity Value in a Wind-Down Scenario. As in the earnings-based pro forma valuation analysis above, Raymond James derived a theoretical post-liquidating dividend per share equity value of $0.49 per PMR share.

     Computation of Residual Per Share Equity Value in the Merger Scenario. In this analysis, Raymond James derived theoretical enterprise values in the merger scenario by applying a range of EBITDA

---------------

(1) PMR's 60-day trailing average stock price as of April 29, 2002 of $2.23 divided by PMR's cash value per share as of that date of $3.18. Cash value per share was computed by dividing PMR's approximate cash balance of $22.8 million by PMR's common shares outstanding of 7.2 million.

(2) Computed as (i) PMR's approximate post-liquidating dividend cash balance of $5.0 million ($22.8 million less the estimated total liquidating dividend of $14.3 million, less severance, transaction and related expenses of $3.5 million) divided by (ii) PMR's common shares outstanding of approximately
    7.2 million.

(3) As of April 29, 2002, there were no forward estimates available for any of the comparable companies with the exception of Universal Health Services.

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multiples of 4.0x to 8.0x to the post-merger entity's projected 2002 EBITDA. In determining the range of EBITDA multiples to be applied in this analysis, Raymond James utilized multiples implied by the Comparable Public Companies Trading Analysis (discussed below). As of April 29, 2002, the Comparable Public Companies were trading at implied multiples in a range of 5.1x to 9.5x EBITDA for the latest twelve months.(3) Raymond James then subtracted projected pro forma net debt to derive theoretical equity values in the merger scenario. These equity values were then divided by the projected pro forma common shares outstanding to derive theoretical per share equity values in the merger scenario.

     Raymond James noted that the resulting implied per share equity values in the merger scenario exceeded the theoretical per share value in a wind-down scenario across the entire range of multiples considered.

 DISCOUNTED CASH FLOW ANALYSIS

     Using a discounted cash flow analysis, Raymond James estimated the present value of the future cash flows that the post-merger entity could produce over a five-year period (2002 through 2006) without giving effect to potential operating or other efficiencies pro forma the merger, in accordance with forecasts developed by the PMR and Psychiatric Solutions management teams and certain variants of those forecasts. Raymond James determined certain equity market value reference ranges based upon the sum of the aggregate discounted value of the post-merger entity's free cash flows over a five-year investment horizon and the product of the final year's projected free cash flow multiplied by terminal values.

     To calculate free cash flow, Raymond James:

     - tax-affected the post-merger entity's projected earnings before interest, intangible amortization, and tax expense;

     - added back depreciation;

     - subtracted the estimated change in working capital; and

     - subtracted estimated capital expenditures.

     The estimated free cash flows over a five-year projection horizon were discounted to present values utilizing the post-merger entity's estimated weighted average cost of capital ("WACC"). Raymond James estimated the terminal value of the post-merger entity by assuming a sale of the company at the end of 2006 for a range of enterprise values computed by applying a range of theoretical EBITDA valuation multiples of 4.0x to 8.0x to the post-merger entity's projected terminal year (2006) EBITDA. The range of terminal multiples was determined by comparison to the EBITDA multiples of the Comparable Public Companies, which as of April 29, 2002 were trading at implied multiples of enterprise value in a range of 5.1x to 9.5x EBITDA for the latest twelve months.

     In determining the post-merger entity's WACC (the discount rate used in its discounted cash flow calculations), Raymond James relied upon the capital asset pricing model ("CAPM"). In utilizing the CAPM, Raymond James incorporated the following assumptions:

     - a risk-free rate of return equal to the then-current five-year treasury bond yield of 4.74%;

     - an average levered beta for the selected publicly-traded companies and the post-merger entity of 0.48 and 0.45, respectively;

     - a public equity risk premium (above the risk-free rate) of 8.4%; and

     - an illiquidity premium of 30.0% given the projected sub-$100.0 million equity market capitalization of the post-merger entity.

     Raymond James noted that the resulting implied per share equity values in the merger scenario exceeded the theoretical per share value in a wind-down scenario across the entire range of multiples considered.

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 COMPARABLE PUBLIC COMPANIES TRADING ANALYSIS

     To provide contextual data and comparative market information, Raymond James analyzed the operating performance of PMR and Psychiatric Solutions relative to certain companies whose securities are publicly traded and that were deemed by Raymond James to be reasonably similar to PMR pro forma for the merger with Psychiatric Solutions (facility-based behavioral health care providers). The selected companies chosen included: Horizon Health Corp.; Ramsay Youth Services, Inc.; Res-Care, Inc.; and Universal Health Services, Inc. (the "Comparable Public Companies").

     Raymond James examined certain publicly available financial data of the Comparable Public Companies for the latest twelve months and was not able to analyze projected data as no forward year estimates were available for any Comparable Public Company other than Universal Health Services, Inc. The latest twelve months data analyzed included enterprise value (defined as the market value of common equity plus book value of total debt and preferred stock less cash) as a multiple of the latest twelve months revenues, latest twelve months EBITDA and latest twelve months earnings before interest and taxes ("EBIT"), and equity value as a multiple of latest twelve months pre-tax income and per share price to earnings ratios based upon latest twelve months earnings per share ("EPS").

     Raymond James noted that as of April 29, 2002, the Comparable Public Companies were trading at implied multiples of enterprise value in a range of 0.4x to 1.3x (with a mean of 0.8x) for the latest twelve months revenues, a range of 5.1x to 9.5x (with a mean of 7.0x) for the latest twelve months EBITDA, and a range of 6.5x to 14.4x (with an average of 10.3x) for the latest twelve months EBIT. Raymond James noted that as of the same date, the Comparable Public Companies were trading at implied multiples of equity value in:

     - a range of 6.0x to 13.5x (with a mean of 9.8x) for the latest twelve months pre-tax income; and

     - a range of 9.3x to 27.4x (with a mean of 19.2x) for the latest twelve months EPS.

     Raymond James notes that no conclusions can be drawn by simply applying the mean multiples of the Comparable Public Companies to the implied valuation of the post-merger entity merger, as the value of the consideration being paid by PMR, which consists of 100.0% PMR common stock, may change, perhaps significantly, prior to the close of the merger given PMR's plan to distribute the majority of its major asset, cash, to its stockholders prior to the closing of the merger.

 SELECTED ACQUISITIONS ANALYSIS

     Raymond James performed an analysis based upon selected merger and acquisition transactions in the behavioral health care industry set forth below (the "Selected Transactions"). Multiples reviewed in the Selected Transactions analysis included (i) enterprise value (defined as the equity value of the offer plus book value of total debt and preferred stock less cash) as a multiple (when available) of the latest twelve months revenues, latest twelve months EBITDA, and latest twelve months EBIT.

     The Selected Transactions were comprised of the following six facility transactions and seven company transactions (Acquiror/Target): Psychiatric Solutions/Neuro Rehabilitation Center; Psychiatric Solutions/Holly Hill Hospital; Psychiatric Solutions/West Oaks Hospital; Investment AB Bure/Three Magellan Hospitals; Undisclosed Acquiror/Greenbriar Psychiatric Hospital; Ameris Acquisition Corporation/Children's Comprehensive Services, Inc.; Horizon Health Corp./FPM Behavioral Care; Youth & Family Centered Services/YSII Behavioral Health division; Res-Care/Communications Network; Children's Comprehensive Services/Vendell Healthcare; Crescent Real Estate Equities/90 Magellan Hospitals and Related Interests; and Behavioral Healthcare Corp./Transitional
Hospital -- Psychiatric Operations.

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     Based upon the Selected Transactions, Raymond James noted the implied multiples of aggregate transaction value and aggregate purchase price, respectively, are in:

     - a range of 0.3x to 1.9x (with a mean of 0.7x) for the latest twelve months revenues;

     - a range of 2.9x to 8.5x (with a mean of 4.9x) for the latest twelve months EBITDA; and

     - a range of 3.9x to 23.8x (with a mean of 9.9x) for the latest twelve months EBIT.

     Raymond James notes that no conclusions can be drawn by simply applying the mean multiples of the Selected Transactions to the implied valuation of the post-merger entity, as the value of the consideration being paid by PMR, which consists of 100% PMR common stock, may change, perhaps significantly, prior to the closing of the merger given PMR's plan to distribute the majority of its major asset, cash, to its stockholders prior to the closing of the merger.

 CONCLUSION

     In performing its analyses, Raymond James made numerous assumptions with respect to industry performance, general business, economic, market, and financial conditions and other matters, many of which are beyond the control of PMR and Psychiatric Solutions. Any estimates contained in such analyses are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than such estimates. Actual values will depend upon several factors, including events affecting the provider-based behavioral health care industry, general economic, market, and interest rate conditions, and other factors which generally influence the price of securities.

     Pursuant to the terms of Raymond James's engagement, PMR has agreed to pay Raymond James an aggregate fee of $900,000 for its services in connection with the merger, $700,000 of which is contingent upon the consummation of the merger. PMR has also agreed to reimburse Raymond James for its reasonable out-of-pocket expenses incurred in performing its services and to indemnify Raymond James and related persons against certain liabilities.

     Raymond James was selected to render an opinion in connection with the merger based upon Raymond James's qualifications as investment bankers, health care expertise and reputation, including the fact that Raymond James, as part of its health care investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes.

     Raymond James & Associates is a nationally recognized investment banking firm that provides a full range of financial, advisory and brokerage services. Raymond James is currently serving as an advisor to PMR in connection with PMR's evaluation of strategic alternatives. Raymond James is a market maker in PMR common stock; accordingly, Raymond James may at any time hold a long or short position in such securities.

OPINION OF PSYCHIATRIC SOLUTIONS' FINANCIAL ADVISOR

     On April 30, 2002, Brentwood Capital rendered its oral opinion to the Psychiatric Solutions' board of directors, later confirmed in writing in a fairness opinion letter dated April 30, 2002, that, as of the date of such opinion letter and based on and subject to the assumptions, limitations and qualifications described in such opinion letter, both (i) the aggregate merger consideration to be received by the holders of Psychiatric Solutions' capital stock in the merger and (ii) the merger consideration to be received by the holders of Psychiatric Solutions' common stock relative to the consideration to be received by the holders of Psychiatric Solutions' Series A preferred stock and Psychiatric Solutions' Series B preferred stock were fair from a financial point of view.

     THE FULL TEXT OF THE OPINION OF BRENTWOOD CAPITAL, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED, AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY BRENTWOOD CAPITAL, IS ATTACHED AS ANNEX D TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND THIS SUMMARY OF THE OPINION IS QUALIFIED IN ITS

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

ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION BY BRENTWOOD CAPITAL. PSYCHIATRIC SOLUTIONS' STOCKHOLDERS ARE URGED TO READ THE OPINION OF BRENTWOOD CAPITAL CAREFULLY AND IN ITS ENTIRETY.

     BRENTWOOD CAPITAL'S OPINION WAS PROVIDED FOR THE INFORMATION AND ASSISTANCE OF THE PSYCHIATRIC SOLUTIONS BOARD OF DIRECTORS AND IS DIRECTED ONLY TO THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE MERGER CONSIDERATION TO HOLDERS OF PSYCHIATRIC SOLUTIONS' CAPITAL STOCK. THE TERMS OF THE MERGER AGREEMENT AND THE MERGER CONSIDERATION, HOWEVER, WERE DETERMINED THROUGH NEGOTIATIONS BETWEEN PSYCHIATRIC SOLUTIONS AND PMR, AND WERE APPROVED BY THE PSYCHIATRIC SOLUTIONS BOARD OF DIRECTORS.

     BRENTWOOD CAPITAL'S OPINION DOES NOT ADDRESS THE RELATIVE MERITS OF THE MERGER AS COMPARED TO OTHER TRANSACTIONS OR BUSINESS STRATEGIES THAT MIGHT BE AVAILABLE TO PSYCHIATRIC SOLUTIONS, NOR DOES IT ADDRESS THE UNDERLYING BUSINESS DECISION OF THE PSYCHIATRIC SOLUTIONS BOARD OF DIRECTORS TO ENGAGE IN THE MERGER. BRENTWOOD CAPITAL'S OPINION AND PRESENTATION TO THE PSYCHIATRIC SOLUTIONS BOARD OF DIRECTORS WERE ONLY TWO OF MANY FACTORS TAKEN INTO CONSIDERATION BY THE PSYCHIATRIC SOLUTIONS BOARD OF DIRECTORS IN MAKING ITS DETERMINATION TO APPROVE THE MERGER AGREEMENT. BRENTWOOD CAPITAL'S OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO PSYCHIATRIC SOLUTIONS' STOCKHOLDERS AS TO HOW THEY SHOULD VOTE WITH RESPECT TO THE PROPOSED MERGER. IN ADDITION, BRENTWOOD CAPITAL HAS NOT EXPRESSED ANY OPINION AS TO THE PRICES AT WHICH PMR'S COMMON STOCK WILL TRADE FOLLOWING THE ANNOUNCEMENT OR CONSUMMATION OF THE MERGER.

     In rendering its opinion, Brentwood Capital performed a variety of financial analyses, including those summarized below. These analyses were presented to the Psychiatric Solutions' board of directors at a meeting held on April 30, 2002. The summary set forth below does not purport to be a complete description of the analyses underlying the Brentwood Capital fairness opinion or the presentation made by Brentwood Capital to the Psychiatric Solutions' board of directors. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Accordingly, notwithstanding the separate analyses summarized below, Brentwood Capital believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors considered by it, without considering all of its analyses and factors, or attempting to ascribe relative weights to some or all of its analyses and factors, could create an incomplete view of the evaluation process underlying its opinion.

     In performing its analyses, numerous assumptions were made with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Brentwood Capital, Psychiatric Solutions or PMR. Any estimates contained in the analyses performed by Brentwood Capital are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which the businesses or securities might actually be sold. Accordingly, the analyses and estimates are inherently subject to substantial uncertainty.

     In connection with its opinion, Brentwood Capital, among other things:

     - Reviewed a draft of the merger agreement dated April 26, 2002 and related documents;

     - Reviewed certain historical and projected financial statements of both Psychiatric Solutions and PMR;

     - Compared certain financial and other information of Psychiatric Solutions with respect to certain other companies in the behavioral health care management contract and facilities-based behavioral health care services industries;

     - Reviewed the historical price and volume trading activity relating to the common stock of PMR;

     - Conducted extensive discussions with Psychiatric Solutions' management concerning the operations of both Psychiatric Solutions and PMR, their respective financial condition and prospects, as well as strategic and operating benefits anticipated from the merger;

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

     - Conducted on-site visits to certain freestanding psychiatric hospitals of Psychiatric Solutions to inspect the physical characteristics of the properties, to assess the quality and range of services offered at these properties and to meet with on-site management of the facilities.

     In arriving at its opinion, in addition to reviewing the matters listed above, Brentwood Capital performed the following valuation analyses:

     - Compared the trading multiples for comparable publicly traded companies in the behavioral health care management contract and facilities-based behavioral health care services industries with Psychiatric Solutions' implied equity value of the per share merger consideration;

     - Compared completed precedent transaction multiples for control acquisitions in the behavioral health care management contract and facilities-based behavioral health care services industries with Psychiatric Solutions' implied equity value of the per share merger consideration;

     - Performed a discounted cash flow analysis for Psychiatric Solutions to analyze the net present value of: (i) Psychiatric Solutions' five-year annual projected cash flows and (ii) a terminal value for Psychiatric Solutions in fiscal year 2006 based upon a range of EBITDA multiples compared to Psychiatric Solutions' implied equity value of the per share merger consideration;

     - Performed a stand-alone leveraged buyout analysis for Psychiatric Solutions to analyze the maximum prices per share of Psychiatric Solutions' common stock that a third party financial buyer could pay in a competitive environment compared to Psychiatric Solutions' implied equity value of the per share merger consideration;

     - Performed an accretion/dilution analysis for the proposed transaction to analyze the projected pro forma effect of the merger on the combined company's earnings per share; and

     - Conducted such other financial studies, analyses and investigations and reviewed such other factors as Brentwood Capital deemed appropriate for purposes of its opinion.

     In rendering its opinion, Brentwood Capital assumed and relied on the accuracy and completeness of the financial, legal, tax, operating, and other information provided to it by Psychiatric Solutions and PMR, including, without limitation, the financial statements and related notes of Psychiatric Solutions and PMR. Brentwood Capital has not assumed any responsibility for independently verifying that information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of Psychiatric Solutions or PMR or been furnished with any such evaluation or appraisal. With respect to the financial forecast information furnished to or discussed with Brentwood Capital by Psychiatric Solutions or PMR, Brentwood Capital assumed that they were reasonably prepared and reflected the best currently available estimates and judgment of Psychiatric Solutions' or PMR's management as to the expected future financial performance of Psychiatric Solutions or PMR, as the case may be.

     The opinion of Brentwood Capital speaks only as of the date it was rendered, is based on the conditions as they existed, and information supplied to Brentwood Capital, as of April 26, 2002 (the last trading day preceding the finalization of its analysis), and is without regard to any market, economic, financial, legal, or other circumstances or event of any kind or nature which may exist or occur after such date. Brentwood Capital assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the merger. Brentwood Capital further assumed that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes.

     The financial forecasts furnished to Brentwood Capital and used by it in some of its analyses were prepared by the management of either Psychiatric Solutions or PMR. Neither Psychiatric Solutions nor PMR publicly discloses financial forecasts of the type provided to Brentwood Capital in connection with its review of the merger, and as a result, these financial forecasts were not prepared with a view towards public disclosure. The financial forecasts were based on numerous variables and assumptions which are inherently uncertain, including, without limitation, factors related to general economic and competitive

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

conditions, and accordingly, actual results could vary significantly from those set forth in such financial forecasts.

     The following is a summary of the material analyses performed by Brentwood Capital in connection with its opinion. For this summary of Brentwood Capital's opinion, the term "EBITDA" means earnings before interest, taxes, depreciation and amortization, and the term "Enterprise Value" means the sum of (i) equity market capitalization, or market equity value, plus (ii) minority interest,
(iii) preferred stock and (iv) net debt, which equals total debt less cash and cash equivalents. Future earnings for the comparable companies used in the analyses were based on publicly available estimates.

     In performing these analyses, Brentwood Capital used $1.67 as the implied equity value of the per share merger consideration giving regard to the exchange ratio provisions of the merger agreement and the negotiated ownership levels in the combined company of 72.0% for Psychiatric Solutions and 28.0% for PMR. In order to calculate this implied equity value of the per share merger consideration, Brentwood Capital derived the relative equity contribution analysis of the two companies by: (i) applying a 6.0x EBITDA multiple to Psychiatric Solutions' pro forma EBITDA of $11.3 million less net debt of approximately $36.5 million and (ii) applying a 3.5x EBITDA multiple to PMR's pro forma EBITDA of $2.0 million plus cash of approximately $5.1 million. In performing the above analysis, Brentwood Capital calculated an implied equity valuation for Psychiatric Solutions of approximately $31.3 million, or approximately 72.1% of the combined company, while PMR generated an implied equity valuation of approximately $12.1 million, or approximately 27.9% of the combined company. Based on this analysis, Brentwood Capital noted that the relative equity contribution of the two companies is comparable to the negotiated merger ownership levels in the combined company.

 SELECTED COMPARABLE PUBLIC COMPANY ANALYSIS.

     Brentwood Capital compared certain financial and operating statistics to analyze Psychiatric Solutions' implied transaction valuation relative to a group of publicly-traded behavioral health care services companies that Brentwood Capital deemed to be comparable in whole or in part to Psychiatric Solutions. Using publicly available information, Brentwood Capital compared the enterprise value of Psychiatric Solutions implied by the per share merger consideration, expressed as a multiple of pro forma revenue and EBITDA in calendar year 2001, to the respective low, high, median and mean multiples of enterprise values of comparable companies implied by the public trading price of their respective common stock.

     Because Psychiatric Solutions may be reasonably considered, at least in part, both a behavioral health care management contract company and a facilities-based behavioral health care services company, Brentwood Capital conducted its comparable company analysis by examining both types of companies. The only behavioral health care management contract company Brentwood Capital considered comparable to Psychiatric Solutions was

     - Horizon Health Services Corp.

     The facility-based behavioral health care services companies Brentwood Capital considered comparable to Psychiatric Solutions were:

     - Ramsay Youth Services, Inc.;

     - Res-Care, Inc.; and

     - Universal Health Services, Inc.

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

     The following table compares, as of April 26, 2002, the implied transaction multiples of Psychiatric Solutions for the transaction with the low, high, median and mean multiples for the selected comparable public companies as an aggregate group:

                                                                               PSI
                                          COMPARABLE COMPANY ANALYSIS   (AS IMPLIED BY THE
                                          ---------------------------    PER SHARE MERGER
                                          LOW    HIGH   MEDIAN   MEAN     CONSIDERATION)
                                          ----   ----   ------   ----   ------------------
Enterprise Value as a Multiple of LTM:
Net Revenue.............................  0.5x   1.3x    0.7x    0.8x          0.7x
EBITDA..................................  6.0x   9.4x    7.3x    7.5x          6.0x

     For purposes of its analysis, Brentwood Capital compared the last twelve month ("LTM") trading multiples of the comparable companies to the pro forma 2001 results of Psychiatric Solutions. Brentwood Capital noted that analyzing Psychiatric Solutions' pro forma results was a more accurate comparison due to the acquisitions completed during the last four months of fiscal year 2001. Brentwood Capital also noted that certain risks and limitations associated with Psychiatric Solutions' current size and the illiquidity of its capital stock relative to several of the selected comparable publicly traded companies would suggest discounted trading multiples to those comparable companies. In addition, Brentwood Capital noted that the implied transaction value received by holders of Psychiatric Solutions' capital stock may change significantly based on PMR's plan to distribute a majority of its cash to its existing stockholders prior to the close of the contemplated merger.

 SELECTED COMPARABLE TRANSACTION ANALYSIS.

     Using publicly available information, Brentwood Capital reviewed the purchase prices and multiples paid in selected acquisitions of public and private behavioral health care companies that were deemed to be reasonably similar to Psychiatric Solutions in whole or in part. Specifically, Brentwood Capital reviewed the following behavioral health care company transactions:

TARGET                                     ACQUIROR
-----------------------------------------  -----------------------------------------
- Children's Comprehensive Services, Inc.  - Ameris Acquisition, Inc.
- National Mentor                          - Management & Madison Dearborn Partners
- Charter Behavioral Manatee Palms         - Ramsay Youth Services, Inc.
- FPM Behavioral Health                    - Horizon Health Services Corp.
- YSII Behavioral Health                   - Youth & Family Centered Services
- 90 Magellan Hospitals & Related          - Crescent Real Estate Equities
  Operations
- Communications Network                   - Res-Care, Inc.
- Vendell Healthcare                       - Children's Comprehensive Services, Inc.

     For each transaction, Brentwood Capital calculated transaction multiples at announcement based on the enterprise value over the LTM revenue and EBITDA for those transactions for which data was available and meaningful. It should be noted that none of the comparable precedent transactions are identical to the contemplated merger and that, therefore, there are numerous factors that may have impacted the resulting transaction multiples that would affect the implied valuation of Psychiatric Solutions. Financial data regarding the comparable precedent transactions was taken from filings with the SEC, press releases, industry reports and other sources.

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

     The following table compares the implied transaction multiples of Psychiatric Solutions for the transaction with the low, high, median and mean multiples for the selected comparable transactions:

                                                                                   PSI
                                          COMPARABLE TRANSACTION ANALYSIS   (AS IMPLIED BY THE
                                          -------------------------------    PER SHARE MERGER
                                           LOW    HIGH    MEDIAN    MEAN      CONSIDERATION)
                                          -----   -----   -------   -----   ------------------
Enterprise Value as a Multiple of LTM:
Net Revenue.............................  0.4x    1.9x     0.5x     0.9x           0.7x
EBITDA..................................  2.9x    8.5x     5.0x     5.2x           6.0x

     For purposes of its analysis, Brentwood Capital compared the LTM multiples of the comparable transactions to the pro forma 2001 results of Psychiatric Solutions. Brentwood Capital noted that analyzing Psychiatric Solutions' pro forma results was a more accurate comparison due to the acquisitions completed during the last four months of fiscal year 2001. In addition, Brentwood Capital noted that the implied transaction value received by holders of Psychiatric Solutions' capital stock may change significantly based on PMR's plan to distribute a majority of its cash to its existing stockholders prior to the close of the contemplated merger.

 DISCOUNTED CASH FLOW ANALYSIS.

     Using discounted cash flow analysis, based on information obtained from Psychiatric Solutions' management, Brentwood Capital discounted to present value the future cash flows that Psychiatric Solutions is projected to generate through fiscal year 2006. Brentwood Capital calculated terminal values for Psychiatric Solutions by applying multiples of EBITDA in the fiscal year 2006 of 5.0x to 7.0x. The cash flow streams and terminal values were then discounted to present values using discount rates of 16.0% to 20.0%, chosen to reflect different assumptions regarding the returns expected by potential equity holders and Psychiatric Solutions' weighted average cost of capital. Brentwood Capital's analysis of operating cash flows yielded an implied value per share ranging from $1.24 to $2.45 (based on Psychiatric Solutions' fully diluted shares outstanding prior to the merger). Brentwood Capital noted that these results were highly sensitive to the underlying financial projections provided by management, which showed strong revenue increases and margin improvement through 2006.

 LEVERAGED BUYOUT ANALYSIS.

     Utilizing the projections provided by Psychiatric Solutions' management, Brentwood Capital analyzed the value of Psychiatric Solutions as a stand-alone entity in a leveraged transaction. Based on Brentwood Capital's knowledge of the current lending environment for such transactions, Brentwood Capital assumed a financing based on a range of exit multiples and internal rates of return ("IRRs") on invested capital. Brentwood Capital calculated the five-year IRRs required by hypothetical mezzanine holders and equity investors, and analyzed the total indebtedness that could be reasonably incurred in connection with a transaction given current market conditions. Brentwood Capital calculated exit values for Psychiatric Solutions by applying multiples of EBITDA in fiscal year 2006 of 5.0x to 7.0x. Brentwood Capital projected an IRR to mezzanine holders of between 19% and 21% over the five-year period and to equity investors of between 25% and 35% over the five-year period. Based upon its experience in leveraged transactions, Brentwood Capital noted that these return levels are generally consistent with those required in such transactions given current market conditions. Brentwood Capital also noted that upon completion of such a transaction, Psychiatric Solutions' total indebtedness to pro forma 2001 EBITDA ratio would be approximately 4.5x. Brentwood Capital's analysis of a 6.0x hypothetical leveraged buyout yielded an implied equity value per share range of $0.84 to $1.18 (based on Psychiatric Solutions' fully diluted shares outstanding prior to the merger).

 ACCRETION/DILUTION ANALYSIS.

     Based on the financial projections provided by Psychiatric Solutions' and PMR, Brentwood Capital analyzed the pro forma impact of the transaction on the projected earnings per share of the combined

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

company for 2002 and 2003. Brentwood Capital prepared this analysis using the terms and exchange ratios agreed upon in the merger agreement. Assuming no synergies, Brentwood Capital noted that by using this exchange ratio, the combined company's pro forma earnings per share would be slightly dilutive in calendar year 2002 and accretive in calendar year 2003. Brentwood Capital also analyzed the impact of the merger on the combined company's balance sheet and noted that the merger would, among other effects, increase Psychiatric Solutions' cash balance by approximately $5.1 million, thereby improving Psychiatric Solutions' balance sheet from a financial leverage perspective. The actual impact of the merger on Psychiatric Solutions' balance sheet and income statement will depend upon a number of factors including: (i) the actual amount of expenses associated with the merger, (ii) the amount of synergies, if any, realized with the merger, (iii) the actual use of the $5 million excess cash balance towards the execution of Psychiatric Solutions' business strategy and
(iv) the improved terms and availability, if any, of additional capital related to an improved balance sheet.

 TRANSACTION CONSIDERATION ANALYSIS.

     As part of its engagement with Psychiatric Solutions to provide a written opinion with respect to the fairness from a financial point of view, Brentwood Capital reviewed and analyzed the consideration to be received by the holders of Psychiatric Solutions' common stock relative to the consideration to be received by the holders of Psychiatric Solutions' Series A preferred stock and Psychiatric Solutions' Series B preferred stock. The distribution of PMR common stock among Psychiatric Solutions' stockholders was derived by applying the formulations outlined in the Series A preferred stock, Series B preferred stock, warrants to purchase Series B preferred stock and common stock stockholder agreements. Psychiatric Solutions' preferred stock issues are currently structured as participating preferred securities. As a result, holders of the Series A preferred stock, Series B preferred stock and warrants to purchase Series B preferred stock are entitled to receive a liquidation preference equal to their respective investments in Psychiatric Solutions' stock before dividing the remaining shares among all preferred and common stockholders on a pro rata basis.

     Management of Psychiatric Solutions derived the value ascribed to each share of PMR by applying a multiple of pro forma 2002 earnings per share of the combined company. Brentwood Capital noted that the multiple applied to the pro forma earnings per share was discounted from those of publicly traded comparable companies to adjust for differences in size and trading liquidity. The combination of shares allocated to holders of Psychiatric Solutions' capital stock is a result of (i) liquidation preferences and (ii) pro rata ownership determined in the final distribution of PMR stock among Psychiatric Solutions' stockholders.

  OTHER ANALYSES.

     Brentwood Capital conducted such other analyses as it deemed necessary, including: (i) performing a relative contribution analysis examining each of PMR's and Psychiatric Solutions' projected results; (ii) reviewing the relative post-merger ownership; and (iii) reviewing the stock price performance of PMR and other comparable publicly traded companies.

  BRENTWOOD CAPITAL FEE.

     Psychiatric Solutions retained Brentwood Capital to act as its exclusive financial advisor because Brentwood Capital's investment bankers have substantial experience in transactions similar to the contemplated merger and because its bankers are familiar with Psychiatric Solutions. Brentwood Capital, as part of its investment banking services, engages in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, private placements, and valuations for estate, corporate, and other purposes. In addition, Brentwood Capital is currently providing investment banking and other financial advisory services to Psychiatric Solutions and may continue to do so and may receive fees for the rendering of such services.

     In February 2002, Psychiatric Solutions retained Brentwood Capital to act as its financial advisor with respect to a potential private placement of subordinated debt securities. Psychiatric Solutions agreed to pay Brentwood Capital a monthly advisory fee for these services, until the consummation of the private placement or the termination of the Brentwood Capital engagement letter, as well as a fee equal to 2.5% of the total principal amount of the debt securities, less any advisory fees paid.

     In April 2002, Psychiatric Solutions retained Brentwood Capital to act as its financial advisor with respect to participating in and supervising the documentation in connection with the proposed merger. Under this agreement, Psychiatric Solutions agreed to pay Brentwood Capital an advisory fee of $35,000 for these services, payable upon the execution of the merger agreement. In addition, in April 2002, Psychiatric Solutions retained Brentwood Capital, in a separate letter agreement, to prepare and render a written opinion for the board of directors of Psychiatric Solutions with respect to the fairness, from a financial point of view, of (i) the aggregate consideration to be received by the holders of Psychiatric Solutions' capital stock in connection with the proposed transaction and (ii) the consideration to be received by the holders of Psychiatric Solutions' common stock relative to the consideration to be received by the holders of Series A and Series B Preferred Stock of Psychiatric Solutions in connection with the proposed transaction. Under this agreement, the Psychiatric Solutions' board of directors has agreed to pay Brentwood Capital a fee of $35,000 for these services on the date of the delivery of Brentwood Capital's opinion, and agreed to pay an additional advisory fee of $25,000 upon the consummation of the contemplated merger. Psychiatric Solutions also has agreed to indemnify Brentwood Capital and its affiliates, and their respective directors, officers, agents, and employees against certain losses, claims, damages or liabilities relating to or arising out of the proposed transaction, including liabilities under federal securities laws.

ACCOUNTING TREATMENT

     The combined company intends to account for the merger as a purchase under United States generally accepted accounting principles. After the merger, the results of operations of PMR will be included in the consolidated financial statements of Psychiatric Solutions. The purchase price will be allocated based on the fair values of the assets acquired and the liabilities assumed. Pursuant to Statements of Financial Accounting Standards No. 141, "Business Combinations" and No. 142, "Goodwill and Other Intangible Assets," goodwill will no longer be subject to amortization over its estimated useful life. Rather, goodwill will be subject to at least annual assessment for impairment based on a fair value test. Identified intangible assets with finite lives will be amortized over those lives. A final determination of the intangible asset values and required purchase accounting adjustments, including the allocation of the purchase price of the assets acquired and liabilities assumed based on their respective fair values, has not been made. Psychiatric Solutions will determine the fair value of assets and liabilities and will make appropriate business combination accounting adjustments. However, for purposes of disclosing unaudited pro forma information in this joint proxy statement/prospectus, Psychiatric Solutions has made a preliminary determination of the purchase price allocation, based upon current estimates and assumptions, which is subject to revision upon consummation of the merger.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following sets forth a summary of the material U.S. federal income tax consequences that are expected to result from the merger. This summary does not deal with all aspects of federal income taxation that may affect particular Psychiatric Solutions stockholders in light of their individual circumstances and does not consider the effect of any applicable state, local or foreign tax laws. Further, this summary only applies to Psychiatric Solutions stockholders who hold shares of Psychiatric Solutions common stock as capital assets and does not deal with special classes of stockholders, such as:

     - insurance companies;

     - tax-exempt organizations;

     - financial institutions;

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

     - broker-dealers;

     - foreign persons or entities; or

     - persons who acquired shares of Psychiatric Solutions common stock upon the exercise of employee options or otherwise as compensation.

     Accordingly, Psychiatric Solutions stockholders are urged to seek tax advice from their own tax advisors as to their particular circumstances.

     This summary is based upon current law. Future legislative, judicial or administrative changes or interpretations could alter or modify the following statements and conclusions, and any of these changes or interpretations could be retroactive and could affect the tax consequences to PMR, Psychiatric Solutions or the stockholders of PMR or Psychiatric Solutions.

     TAX OPINION REGARDING THE MERGER. Completion of the merger is conditioned upon the receipt by Psychiatric Solutions of an opinion of independent accountants in form and substance satisfactory to Psychiatric Solutions. This opinion, dated the effective time of the merger, will be based on the facts, representations and assumptions set forth in the opinion, and is expected to state that:

     - the merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

     - PMR and Psychiatric Solutions are each a "party to a reorganization" within the meaning of Section 368(b) of the Internal Revenue Code; and

     - no gain or loss will be recognized by PMR, Psychiatric Solutions or Psychiatric Solutions stockholders (except to the extent of any cash received) as a result of the merger.

     Neither PMR nor Psychiatric Solutions will seek a ruling from the IRS concerning the federal income tax consequences of the merger. The opinion of Psychiatric Solutions' independent accountants is not binding on the IRS or the courts. In rendering its opinion, Psychiatric Solutions' independent accountants will assume that the merger will be completed as contemplated by this document and will receive customary representations of facts from PMR and Psychiatric Solutions upon which they will rely.

     TREATMENT OF PMR AND PSYCHIATRIC SOLUTIONS. As a result of the merger qualifying as a tax-free reorganization for federal income tax purposes, neither PMR nor Psychiatric Solutions will recognize any gain or loss with respect to the merger.

     TREATMENT OF HOLDERS OF PSYCHIATRIC SOLUTIONS COMMON STOCK. Except for the federal income tax consequences described below under "-- Cash in Lieu of Fractional Shares" and "-- Treatment of Dissenting Psychiatric Solutions Stockholders", a Psychiatric Solutions stockholder who, under the merger, exchanges Psychiatric Solutions capital stock for PMR common stock generally will not recognize any gain or loss upon the exchange. A Psychiatric Solutions stockholder's aggregate tax basis in PMR common stock received in the merger will equal the holder's aggregate tax basis in Psychiatric Solutions common stock surrendered in the exchange, reduced by any tax basis allocable to fractional shares exchanged for cash. The holding period of the shares of PMR common stock received by a Psychiatric Solutions stockholder in the merger will include the holding period of the Psychiatric Solutions common stock surrendered in the exchange.

     CASH IN LIEU OF FRACTIONAL SHARES. We will not issue any fractional shares of PMR common stock in the merger. A Psychiatric Solutions stockholder who receives cash instead of fractional shares of PMR common stock will be treated as having received fractional shares in the merger and then as having received cash for these fractional shares in a redemption by PMR. Any gain or loss attributable to these fractional shares generally will be capital gain or loss. The amount of this gain or loss will equal the difference between the holder's tax basis of Psychiatric Solutions common stock surrendered in the merger that is allocated to fractional shares and the cash received instead of fractional shares. Any capital gain or loss will be treated as long-term capital gain or loss if a Psychiatric Solutions stockholder has held the Psychiatric Solutions common stock for more than one year at the effective time. Capital gain on assets
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held for more than one year by an individual is generally subject to federal income tax at a maximum 20% capital gains rate.

     TREATMENT OF DISSENTING PSYCHIATRIC SOLUTIONS STOCKHOLDERS. A dissenting Psychiatric Solutions stockholder who receives cash for the fair value of shares in connection with the exercise of dissenters' appraisal rights may be treated as having received the payment in redemption of shares and recognize capital gain or loss equal to the difference between the amount of cash received and such stockholder's basis in the shares (except in respect of any amount constituting interest, which should be treated as ordinary income). A redemption of that type would be subject to the conditions and limitations of Section 302 of the Internal Revenue Code. If the dissenting Psychiatric Solutions stockholder owns, either actually or constructively under the provisions of
Section 318 of the Internal Revenue Code, any PMR shares after the effective date of the merger, the payment made to the dissenting stockholder could be treated as a dividend and recognized as ordinary income. In general, under
Section 318 of the Internal Revenue Code, a stockholder may be considered to own stock that is owned, and in some cases constructively owned, by certain related individuals or entities, as well as stock that the stockholder, or related individuals or entities, has the right to acquire by exercising an option or converting a convertible security. Each Psychiatric Solutions stockholder who contemplates exercising dissenters' appraisal rights should consult his or her own tax advisor as to the taxation of any gain or loss and the possibility that any payment to the stockholder will be treated as a dividend.

     This discussion is intended only to provide you with a general summary, and it is not intended to be a complete analysis or description of all potential United States federal income tax consequences or any other consequences of the merger. In addition, this discussion does not address tax consequences that may vary with, or are contingent on, your individual circumstances. Moreover, this discussion does not address any non-income tax, state or local tax consequences of the merger. Accordingly, we strongly urge you to consult with your tax advisor to determine the particular United States federal, state, local or foreign income or other tax consequences to you of the merger.

     BACKUP WITHHOLDING. Unless an exemption applies under the applicable law and regulations, the exchange agent may be required to withhold 31% of any cash payments to a Psychiatric Solutions stockholder in the merger unless the stockholder provides the appropriate form. Unless an applicable exemption exists and is proved in a manner satisfactory to the exchange agent, a stockholder should complete and sign the Substitute Form W-9 enclosed with the letter of transmittal sent by the exchange agent. This completed form provides the information, including the stockholder's taxpayer identification number, and certification necessary to avoid backup withholding.

     The foregoing summary does not address the particular facts and circumstances of any particular holder of Psychiatric Solutions common stock. In addition, the foregoing summary does not address any non-income tax or any foreign, state or local tax consequences of the merger nor does it address the tax consequences of any transactions other than the merger. Psychiatric Solutions stockholders are urged to seek tax advice to determine their particular U.S. federal, state, local or foreign income or other tax consequences.

     TREATMENT OF THE REVERSE STOCK SPLIT. The reverse stock split should not be taxable to stockholders of PMR or Psychiatric Solutions. Consequently, the holding period of shares of post-reverse split common stock should include the holding period for the shares of common stock exchanged, if those shares are held as a capital asset at the effectiveness of the charter amendment. In addition, the aggregate basis of the shares of post-reverse split common stock should be the same as the aggregate basis of the shares of common stock exchanged. PMR stockholders will not be entitled to receive cash for fractional shares resulting from the reverse stock split. Rather, fractional shares that would otherwise result from the reverse stock split will be rounded down to the nearest whole share.

REGULATORY MATTERS; LEGAL MATTERS

     Neither PMR nor Psychiatric Solutions is aware of any material governmental or regulatory approval required for completion of the merger, other than the effectiveness of the registration statement of which

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this joint proxy statement/prospectus is a part, approval for trading of the PMR common stock issuable to the Psychiatric Solutions stockholders on either the Nasdaq National Market or the Nasdaq SmallCap Market, and compliance with applicable corporate law of Delaware.

NASDAQ MARKET QUOTATION

     It is a condition of the merger that the shares of PMR common stock issuable in the merger be approved for trading on either the Nasdaq National Market or Nasdaq SmallCap Market, subject to official notice of issuance.

APPRAISAL RIGHTS

 PMR

     Under the laws of the state of Delaware, the state of incorporation of PMR, the common stockholders of PMR are not entitled to appraisal rights with respect to the merger.

 PSYCHIATRIC SOLUTIONS

     If the merger is consummated, a holder of record of Psychiatric Solutions capital stock on the date of making a demand for appraisal, as described below, who:

     - continues to hold those shares through the time of the merger;

     - strictly complies with the procedures set forth under Section 262 of the Delaware General Corporation Law ("Section 262"); and

     - has not voted in favor of the merger,

will be entitled to have those shares appraised by the Delaware Court of Chancery under Section 262 and to receive payment for the "fair value" of these shares in lieu of the consideration provided for in the merger agreement. This joint proxy statement/prospectus is being sent to all holders of record of Psychiatric Solutions capital stock on the record date for the Psychiatric Solutions special meeting and constitutes notice of the appraisal rights available to those holders under Section 262. The statutory right of appraisal granted by Section 262 requires strict compliance with the procedures set forth in Section 262. Failure to follow any of such procedures may result in a termination or waiver of appraisal rights under Section 262. The following is a summary of the principal provisions of Section 262 and is not a complete statement of Section 262. The summary is qualified in its entirety by reference to Section 262 which is incorporated herein by reference, together with any amendments to the statute that may be adopted after the date of this joint proxy statement/prospectus. A copy of Section 262 is attached as Annex E to this joint proxy statement/prospectus.

     A holder of Psychiatric Solutions capital stock electing to exercise appraisal rights under Section 262 must deliver a written demand for appraisal of his or her shares prior to the vote on the merger. The written demand must identify the holder of record and state the holder's intention to demand appraisal of the shares. All demands should be delivered to Psychiatric Solutions, Inc., 113 Seaboard Lane, Suite C-100, Franklin, Tennessee 37067,
Attention: Secretary, telephone: (615) 312-5700.

     Only a holder of shares of Psychiatric Solutions capital stock on the date of making a written demand for appraisal who continuously holds those shares through the time of the merger is entitled to seek appraisal. Demand for appraisal must be executed by or for the holder of record, fully and correctly, as that holder's name appears on the holder's stock certificates representing shares of Psychiatric Solutions capital stock. If Psychiatric Solutions capital stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be made in that capacity, and if Psychiatric Solutions capital stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be made by or for all owners of record. An authorized agent, including one or more joint owners, may execute the demand for appraisal for a holder of record; that agent, however, must identify

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the record owner or owners and expressly disclose in the demand that such agent is acting as agent for the record owner or owners of the shares.

     A record holder such as a broker who holds shares of Psychiatric Solutions capital stock as a nominee for beneficial owners, some of whom desire to demand appraisal, must exercise appraisal rights on behalf of those beneficial owners with respect to the shares of Psychiatric Solutions capital stock held for those beneficial owners. In that case, the written demand for appraisal should set forth the number of shares of Psychiatric Solutions capital stock covered by it. Unless a demand for appraisal specifies a number of shares, the demand will be presumed to cover all shares of Psychiatric Solutions capital stock held in the name of the record owner.

     Beneficial owners of Psychiatric Solutions capital stock who are not record holders of such stock and who intend to exercise appraisal rights should instruct the record holder to comply with the statutory requirements with respect to the exercise of appraisal rights before the date of the Psychiatric Solutions special meeting.

     Within ten days after the time of the merger, the surviving corporation is required to send notice of the effectiveness of the merger to each holder who prior to the time of the merger has fully complied with the requirements of
Section 262.

     Within 120 days after the time of the merger, the surviving corporation or any holder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Psychiatric Solutions capital stock held by all holders seeking appraisal. Each of these holders must serve a copy of the petition on the surviving corporation. If no petition is filed by either the surviving corporation or any such holder within the 120-day period, the rights of all holders to appraisal will cease. Holders seeking to exercise appraisal rights should not assume that the surviving corporation will file a petition with respect to the appraisal of the fair value of their shares or that the surviving corporation will initiate any negotiations with respect to the fair value of those shares. The surviving corporation is under no obligation to take any action in this regard. Accordingly, holders who wish to seek appraisal of their shares should initiate all necessary action with respect to the perfection of their appraisal rights within the time periods and in the manner prescribed in
Section 262. Failure to file the petition on a timely basis will cause the holder's appraisal rights to cease.

     Any holder who has complied with subsections (a) and (d) of Section 262 is entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of Psychiatric Solutions capital stock not voted in favor of the merger with respect to which demands for appraisal have been received by Psychiatric Solutions and the number of holders of those shares. The surviving corporation must mail the statement within ten days after the written request has been received by Psychiatric Solutions or within ten days after expiration of the time for delivery of demands for appraisal under subsection (d) of Section 262, whichever is later.

     If a petition for an appraisal is filed in a timely manner, at the hearing on the petition, the Delaware Court of Chancery will determine which holders are entitled to appraisal rights and will appraise the shares of Psychiatric Solutions capital stock owned by those holders, determining the fair value of those shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, to be paid, if any, upon the amount determined to be the fair value.

     Holders considering seeking appraisal should consider that the fair value of their shares determined under Section 262 could be more than, the same as, or less than, the value of the consideration provided for in the merger agreement without the exercise of appraisal rights. The cost of the appraisal proceeding may be determined by the Court of Chancery and assessed against the parties as the Court deems equitable in the circumstances. Upon application of a holder seeking appraisal, the Court may order that all or a portion of the expenses incurred by any such holder in connection with the appraisal proceeding (including, without limitation, reasonable attorney's fees and the fees and expenses of experts) be charged pro rata against the value of all shares of Psychiatric Solutions capital stock entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses.

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     Any holder that has demanded appraisal in compliance with Section 262 will not, after the time of the merger, be entitled to vote such stock for any purpose or receive payment of dividends or other distributions, if any, on the Psychiatric Solutions capital stock, except for dividends or distributions, if any, payable to holders of record at a date prior to the merger.

     A holder may withdraw a demand for appraisal and accept the PMR common stock at any time within 60 days after the time of the merger, or thereafter may withdraw such a demand with the written approval of the surviving corporation. If an appraisal proceeding is properly instituted, such proceeding may not be dismissed as to any holder without the approval of the Delaware Court of Chancery, and any such approval may be conditioned upon such terms as the Court of Chancery deems just. If, after the merger, a holder of Psychiatric Solutions capital stock who had demanded appraisal for the holder's shares fails to perfect, or loses the right to appraisal, those shares will be treated under the merger agreement as if they had been converted as of the time of the merger into PMR common stock.

     Any Psychiatric Solutions stockholder who wishes to exercise appraisal rights or wishes to preserve the right to do so should review carefully Annex E to this joint proxy statement/prospectus because failure to comply with the procedures of Section 262 in a proper and timely manner will result in the loss of appraisal rights. Because of the complexity of the procedures for exercising the right to seek appraisal of the Psychiatric Solutions common stock, Psychiatric Solutions recommends that Psychiatric Solutions stockholders who consider exercising these rights seek the advice of counsel.

FEDERAL SECURITIES LAWS CONSEQUENCES; RESALE RESTRICTIONS

     This document does not cover resales of the PMR common stock to be received by the stockholders of Psychiatric Solutions upon completion of the merger, and no person is authorized to make any use of this document in connection with these resales.

     All shares of PMR common stock received by Psychiatric Solutions stockholders in the merger will be freely transferable, except that shares of PMR common stock received by persons who are deemed to be "affiliates" as defined under the Securities Act of 1933 of Psychiatric Solutions may be resold by them only in transactions permitted by the resale provisions of Rule 145 (or Rule 144 in the case of persons who become affiliates of PMR) or as otherwise permitted under the Securities Act of 1933. Persons who may be deemed to be affiliates of Psychiatric Solutions or PMR generally include individuals or entities that control, are controlled by, or are under common control with, these persons and may include officers and directors of Psychiatric Solutions or PMR as well as significant stockholders. The merger agreement requires Psychiatric Solutions to use its best efforts to cause each of its affiliates to execute a written agreement to the effect that the affiliate will not sell, transfer or otherwise dispose of any of the shares of PMR common stock issued to them in the merger in violation of the Securities Act of 1933 or the rules and regulations promulgated by the SEC.

                  INTERESTS OF CERTAIN DIRECTORS, OFFICERS AND
                           STOCKHOLDERS IN THE MERGER

     PMR and Psychiatric Solutions stockholders should note that some of the directors, executive officers and stockholders of PMR and Psychiatric Solutions have interests in the merger as employees, directors and preferred stockholders that are different from, or in addition to, the PMR and most Psychiatric Solutions stockholders, as described below.

DIRECTOR AND OFFICER POSITIONS WITH COMBINED COMPANY

     PMR has designated two individuals who were directors of PMR on the date of the merger agreement to become directors of the combined company. These individuals are Mark P. Clein and Charles C. McGettigan. Additionally, Psychiatric Solutions has designated five individuals, four of whom were directors of Psychiatric Solutions on the date of the merger agreement, to become directors of the combined company. Psychiatric Solutions directors who will become directors of the combined entity are

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Joey A. Jacobs, who will become the Chairman of the board of directors, Edward
K. Wissing, David S. Heer, and Christopher Grant, Jr. A currently undesignated representative of Psychiatric Solutions' senior subordinated convertible noteholders will also serve as a director. The directors of the combined company will be entitled to compensation for their services. Psychiatric Solutions will also cause the senior officers of the combined company to consist of:

     - Joey A. Jacobs as Chairman, Chief Executive Officer and President;

     - Steven T. Davidson as Chief Development Officer and Secretary;

     - Jack R. Salberg as Chief Operating Officer; and

     - Jack Polson as Controller.

ACCELERATION OF PMR OPTIONS

     Pursuant to the provisions of the PMR 1997 Equity Incentive Plan, as amended, in the event of a change in control of PMR, all of the options granted pursuant to such plan will become fully vested and immediately exercisable unless otherwise provided in the option agreement related to such options. For purposes of the PMR 1997 Equity Incentive Plan, the merger will constitute a change in control. As of May 31, 2002, Mark P. Clein, Susan D. Erskine, Fred D. Furman and Reggie Roman, each an officer or director of PMR, held 190,000, 200,000, 100,000 and 4,032 unvested options to purchase shares of PMR common stock, respectively, subject to the PMR 1997 Equity Incentive Plan.

     Pursuant to the provisions of the PMR Outside Directors' Non-Qualified Stock Option Plan of 1992, in the event of a change in control, all of the options granted pursuant to such plan will become fully vested and immediately exercisable. For purposes of the PMR Outside Directors' Non-Qualified Stock Option Plan of 1992, the merger will constitute a change in control. As of May 31, 2002, Charles C. McGettigan, Eugene Hill, Richard Niglio and Satish Tyagi, each a director of PMR, held 21,000, 21,000, 21,000 and 17,500 unvested options to purchase shares of PMR common stock, respectively, subject to the PMR Outside Directors' Non-Qualified Stock Option Plan of 1992.

EXTENSION OF OPTION EXERCISE PERIODS FOR CERTAIN PMR OFFICERS

     In connection with the closing of the merger, PMR's board of directors has extended or will extend the option exercise period for all options to purchase PMR common stock held by each of Mark P. Clein, Fred D. Furman, Susan D. Erskine, Reggie Roman, and Allen Tepper to a period that is three years from the date of such individual's termination of employment with PMR.

SEVERANCE ARRANGEMENTS FOR CERTAIN PMR OFFICERS

     MARK P. CLEIN. In connection with the merger, Mark P. Clein, the Chief Executive Officer and member of the board of directors of PMR, entered into a consulting agreement with PMR to be effective as of May 10, 2002. Pursuant to the consulting agreement, Mr. Clein terminated his employment with PMR effective May 10, 2002 and waived any and all rights to cash severance payments pursuant to his employment agreement. Pursuant to the consulting agreement Mr. Clein also will provide management and strategic consulting to PMR until the closing of the merger for two lump-sum cash payments of $120,000 each, one of which was paid upon the execution of the consulting agreement and the other of which is payable upon the earlier of the closing of the merger or May 10, 2003. Finally, the consulting agreement provides for the extension of the exercise period of all PMR stock options held by Mr. Clein to a date that is 90 days following the earlier of the closing of the merger or May 10, 2003.

     FRED D. FURMAN. In connection with the merger, PMR and Fred D. Furman, PMR's President and General Counsel, entered into an amendment to his employment agreement effective as of May 1, 2002. Pursuant to the amendment, if Mr. Furman's employment with PMR is terminated by PMR or Mr. Furman in contemplation of, upon or within 180 days following the merger, then Mr. Furman is

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entitled to a lump-sum cash severance payment by PMR on the date of such termination equal to three times Mr. Furman's annual base salary plus three times his average annual bonus.

     SUSAN D. ERSKINE. In connection with the merger, PMR and Susan D. Erskine, PMR's Executive Vice President -- Development and Secretary, entered into an amendment to her employment agreement effective as of May 1, 2002. Pursuant to the amendment, if Ms. Erskine's employment with PMR is terminated by PMR or Ms. Erskine in contemplation of, upon or within 180 days following the merger, then Ms. Erskine is entitled to a lump-sum cash severance payment by PMR on the date of such termination equal to three times Ms. Erskine's annual base salary plus three times her average annual bonus.

PAYMENT OF PREFERENTIAL AMOUNTS TO PSYCHIATRIC SOLUTIONS PREFERRED STOCKHOLDERS

     In the merger, the Series A preferred stock and Series B preferred stock of Psychiatric Solutions will be treated as if converted into Psychiatric Solutions common stock immediately before the merger. As a consequence, holders of Psychiatric Solutions preferred stock will receive additional shares of PMR common stock, relative to Psychiatric Solutions common stockholders, in fulfillment of their preferential rights under Psychiatric Solutions' second amended and restated certificate of incorporation, as amended. To accomplish this preferential payment, the exchange ratio in the merger for Psychiatric Solutions' Series A preferred stockholders and Series B preferred stockholders is 0.336020 and 0.425707, respectively, compared to an exchange ratio of
0.156648 for Psychiatric Solutions' common stockholders. Certain of Psychiatric Solutions' directors are representatives of holders of the Series A preferred stock and Series B preferred stock of Psychiatric Solutions.

AMENDMENTS TO PROMISSORY NOTES OF CERTAIN PMR OFFICERS AND DIRECTORS

     The outstanding promissory notes of each of Mark P. Clein, a director of PMR, Fred D. Furman, the President and General Counsel of PMR, and Susan D. Erskine, the Executive Vice President -- Development, Secretary and a director of PMR, payable to PMR were amended and restated on May 1, 2002, to:

     - permit the payment of all outstanding principal and interest thereon to be paid through the delivery of shares of PMR common stock and provide that each share delivered for such purpose would be valued at the higher of:

      - $2.64 in the case of Mr. Clein, $2.94 in the case of Mr. Furman and $2.00 in the case of Ms. Erskine, and

      - the average closing price of PMR common stock for the five trading days prior to any such delivery; and

     - eliminate the provision in each note which required any dividends received with respect to shares being purchased with the proceeds of such note to be immediately applied toward the payment of amounts outstanding under such note.

CERTAIN FEES TO BE PAID TO AN ENTITY OWNED AND CONTROLLED BY PMR DIRECTOR

     PMR entered into an agreement with McGettigan, Wick & Co., Inc. on February 8, 2001 to provide financial services to the management and board of directors of PMR in connection with potential strategic alternatives for PMR. PMR paid McGettigan, Wick & Co., Inc. a $30,000 retainer fee and has agreed to reimburse all reasonable out-of-pocket expenses incurred by McGettigan, Wick & Co. In addition, upon the closing of the merger, PMR has agreed to pay McGettigan, Wick & Co., Inc. a success fee equal to $270,000 in cash. Charles C. McGettigan, a director and significant stockholder of PMR, and Myron A. Wick III, a significant stockholder of PMR, are each a founder, owner and managing director of McGettigan, Wick & Co., Inc.

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INDEMNIFICATION OF CERTAIN PERSONS

     PMR has agreed to indemnify Psychiatric Solutions' current officers and directors pursuant to terms no less favorable than those contained in Psychiatric Solutions' certificate of incorporation and bylaws. PMR has agreed not to amend, repeal or otherwise modify these provisions for a period of six years from the effective time of the merger in any manner that would adversely affect the rights of Psychiatric Solutions' present directors and officers.

     PMR has agreed that, for six years after completion of the merger, it will maintain directors and officers liability insurance for PMR's current directors and officers comparable to the insurance provided to such persons immediately prior to the effective time of the merger, subject to certain limitations.

     PMR has also agreed that, for six years after completion of the merger, it will maintain directors and officers liability insurance for Psychiatric Solutions' current directors and officers comparable to the insurance provided to such persons immediately prior to the effective time of the merger, subject to certain limitations.

PSYCHIATRIC SOLUTIONS AFFILIATE LETTERS

     Under the terms of the merger agreement, Psychiatric Solutions has agreed to use its best efforts to cause each person who is an affiliate of Psychiatric Solutions to execute and deliver to PMR and Psychiatric Solutions an affiliate letter, whereby each affiliate of Psychiatric Solutions will, among other things, agree that certificates representing the shares of PMR which he will receive in the merger will contain legends. The officers and directors of Psychiatric Solutions will be deemed affiliates of Psychiatric Solutions.

ALLEN TEPPER EMPLOYMENT AGREEMENT

     In connection with the merger, Allen Tepper, currently the Chairman of the Board of Directors and Chief Executive Officer of PMR, may enter into an employment agreement with the combined company pursuant to which he would receive a monthly salary of $5,000 and would be eligible for health benefits. The employment agreement would be for an initial term of 12 months and would include a non-competition provision restricting Mr. Tepper's ability to compete with the Tennessee Mental Health Cooperative for a period of one year following the effective time of the merger.

CONTINGENT VALUE RIGHTS REPRESENTATIVE

     Fred D. Furman, the President and General Counsel of PMR, will serve as the representative of the holders of contingent value rights pursuant to the contingent value rights agreement. As the representative, Mr. Furman will be entitled to certain compensation for services rendered. See "Contingent Value Rights Agreement -- Legacy Receivables Representative" on page 128.

                              THE MERGER AGREEMENT

     The following describes the material terms of the merger agreement, as amended. The full text of the merger agreement, as amended, is attached as Annex A to this joint proxy statement/prospectus. We encourage you to read the merger agreement in its entirety before you decide how to vote.

EFFECTIVE TIME OF THE MERGER

     EFFECTIVE TIME. The merger will be effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware. This filing will be made simultaneously with, or as promptly as practicable following, the closing of the transactions contemplated by the merger agreement. See "-- Conditions to the Merger" on page 115.

     Share certificates should not be surrendered for exchange by stockholders of Psychiatric Solutions prior to approval of the merger and the receipt of a transmittal form.
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     At the effective time, upon completion of the merger:

     - each outstanding share of Psychiatric Solutions common stock will be converted into the right to receive 0.156648 shares of common stock of PMR;

     - each outstanding share of Psychiatric Solutions Series A preferred stock will be converted into the right to receive 0.336020 shares of common stock of PMR; and

     - each outstanding share of Psychiatric Solutions Series B preferred stock will be converted into the right to receive 0.425707 shares of common stock of PMR.

The above exchange ratios give effect to the reverse stock split. PMR and Psychiatric Solutions stockholders will own, respectively, approximately 28% and 72% of the common stock of PMR after the merger.

     The merger agreement also provides that a warrant to purchase 30,000 shares of Series B preferred stock of Psychiatric Solutions and promissory notes in an aggregate principal amount of 3.6 million convertible into Series B preferred stock of Psychiatric Solutions may continue to be held by their respective holders through the effective time of the merger. Following the effective time, the warrant and the convertible notes will be exercisable or convertible, as the case may be, into shares of PMR common stock.

     No fractional shares of PMR common stock will be issued to any Psychiatric Solutions stockholder. In lieu of fractional shares, each holder of Psychiatric Solutions capital stock who would otherwise have been entitled to receive a fraction of a share will receive cash (rounded to the nearest whole cent) without interest in an amount equal to the fractional part of a share multiplied by the closing price for a share of PMR common stock on the Nasdaq National Market on the trading day on which the effective time occurs.

     No dividend or distribution with respect to PMR common stock will be payable with respect to any fractional share and fractional share interests will not entitle their owners to any rights of a stockholder of the combined company.

     Promptly after the effective time, transmittal forms and exchange instructions will be mailed to each holder of record of Psychiatric Solutions common stock to be used to exchange certificates formerly evidencing shares of Psychiatric Solutions capital stock for certificates of PMR common stock. After receipt and upon execution of the transmittal forms, each holder of certificates formerly representing Psychiatric Solutions capital stock will be able to surrender the certificates to the exchange agent, and each holder will receive certificates evidencing the number of whole shares of PMR common stock to which the holder is entitled, any cash which may be payable in lieu of a fractional share of PMR common stock and any dividends or other distributions with respect to PMR common stock with a record date after the effective time. Psychiatric Solutions stockholders should not send in their certificates until they receive a transmittal form.

     After the effective time, each certificate formerly representing shares of Psychiatric Solutions capital stock, until so exchanged, will be deemed, for all purposes, to evidence only the right to receive the number of whole shares of PMR common stock which the holder of the certificates is entitled to receive in the merger, any cash payment in lieu of a fractional share of PMR common stock and any dividend or other distribution with respect to PMR common stock, as described above. The holders of these unexchanged certificates will not be entitled to receive any dividends or other distributions payable by the combined company until the certificates have been exchanged. Subject to applicable laws, following surrender of the certificates, the dividends and distributions, together with any cash payment in lieu of a fractional share of PMR common stock, will be paid without interest.

PSYCHIATRIC SOLUTIONS STOCK OPTIONS

     The merger agreement provides that at the effective time, automatically and without any action on the part of the holder thereof (herein, an "optionholder"), each stock option granted under Psychiatric
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Solutions' stock option plan will be converted into an option to purchase that number of shares of PMR common stock determined by multiplying the number of shares subject to the Psychiatric Solutions stock option at the effective time by the common stock exchange ratio. In addition, the exercise price of the stock option will automatically be adjusted by dividing the exercise price per share by the common stock exchange ratio; provided, however, that any Psychiatric Solutions stock options which are "incentive stock options" (as defined in Section 422 of the Internal Revenue Code) or which are described in Section 423 of the Internal Revenue Code shall be effected in a manner consistent with the requirements of Section 424(a) of the Internal Revenue Code. If the foregoing calculation results in an exchanged Psychiatric Solutions stock option being exercisable for a fraction of a share of PMR common stock, then the number of shares of PMR common stock subject to such option will be rounded to the nearest whole number of shares. The term, exercisability, vesting schedule, and all other terms and conditions of the Psychiatric Solutions stock options will otherwise be unchanged by these provisions and will operate in accordance with their original terms. All shares of PMR common stock issued upon exercise of the exchanged Psychiatric Solutions stock options will be registered under an effective Form S-8 registration statement (or other comparable form) filed with the SEC.

     Based on the Psychiatric Solutions stock options outstanding at the record date and assuming none of such Psychiatric Solutions stock options is exercised prior to the effective time, and assuming an exchange ratio of 0.156648, PMR will be required at the effective time to reserve an aggregate of 339,417 shares of PMR common stock for issuance upon exercise of Psychiatric Solutions stock options assumed by PMR pursuant to the merger. This number is in addition to shares already reserved by PMR pursuant to options previously granted by PMR.

PSYCHIATRIC SOLUTIONS EMPLOYEE BENEFITS

     The combined company will continue to honor the employee benefit plans of PMR and Psychiatric Solutions existing at the effective time until a joint committee creates replacement plans for the employees of the combined company that treat similarly situated employees of PMR and Psychiatric Solutions on a substantially equivalent basis. The combined company will provide all current and past employees of PMR, Psychiatric Solutions and their respective subsidiaries with compensation and benefits on terms which are, in the aggregate, substantially comparable to those provided under the respective PMR or Psychiatric Solutions benefit plans prior to the effective time until the replacement plans have been implemented or, if earlier, through the first anniversary of the effective time.

     Employees of PMR and Psychiatric Solutions will receive full credit for purposes of eligibility, vesting, benefit accrual and eligibility to receive benefits under any employee benefit plans or arrangements established or maintained by the combined company for the employees' service with PMR, Psychiatric Solutions or their subsidiaries prior to the effective time. However, this crediting of service will not duplicate any benefits to employees.

CONDITIONS TO THE MERGER

     CONDITIONS TO EACH PARTY'S OBLIGATIONS TO COMPLETE THE MERGER. The respective obligations of Psychiatric Solutions and PMR to effect the merger are subject to the fulfillment, at or prior to the effective time, of the following conditions, unless waived by the parties:

     - Effective Registration Statement. The registration statement on Form S-4 filed by PMR will be effective, and no stop order or proceeding shall have been initiated or, to the knowledge of either company, threatened by the SEC to suspend effectiveness of the registration statement.

     - Stockholder Approval. The merger agreement and the transactions contemplated, including, in the case of the PMR stockholders, the amendment to the PMR charter (i) authorizing a sufficient number of additional shares of PMR common stock to effectuate the merger, (ii) effecting a 1-for-2 1/2 reverse stock split, and (iii) changing the name of PMR to "Psychiatric Solutions, Inc.", will have been approved and adopted by the required vote of the stockholders of each company.

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     - No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the merger shall be in effect; nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the merger, which makes the consummation of the merger illegal.

     - Nasdaq Listing. The shares of PMR common stock issuable in the merger will have been approved for trading on either the Nasdaq National Market or Nasdaq SmallCap Market, subject to official notice of issuance.

     - Consents and Approvals. All required governmental approvals, waivers or consents will have been obtained unless failure to do so would not have a materially adverse effect after the effective time.

     ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF PSYCHIATRIC SOLUTIONS. The obligation of Psychiatric Solutions to effect the merger is further subject to the fulfillment, at or prior to the effective time, of the following additional conditions, unless waived by Psychiatric Solutions:

     - Performance of Agreements, Representations and Warranties. PMR will have performed and complied with all its agreements in the merger agreement in all material respects, and its representations and warranties will be true and correct in all material respects as of the effective time as if made on the effective time, and Psychiatric Solutions will have received an officer's certificate executed on PMR's behalf by an executive officer of PMR to that effect.

     - Third Party Consents. Psychiatric Solutions will have been furnished with evidence satisfactory to it of all consents and approvals required with respect to certain material contracts of PMR.

     - Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting PMR's conduct or operation of the business of Psychiatric Solutions and its subsidiaries following the merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental entity, domestic or foreign, seeking the foregoing be pending.

     - Legal Opinion. Psychiatric Solutions shall have received a legal opinion from PMR's legal counsel in substantially the form of Exhibit E to the merger agreement.

     - No Material Adverse Effect. There shall not have occurred any material adverse effect as to PMR, and PMR shall not have received any notice of termination or non-renewal with respect to any contract accounting for 10% or more of PMR's annual revenues.

     - Resignation of Directors and Officers. All directors and officers of PMR (other than Mark P. Clein and Charles C. McGettigan in their capacity as a director) shall have resigned as directors and officers, as applicable, of PMR effective as of the effective time.

     - Tax Opinion. Psychiatric Solutions shall have received the written opinion of independent accountants in form and substance reasonably satisfactory to it, and dated on or about the closing date to the effect that:

      - the merger will constitute a reorganization within the meaning of
        Section 368(a) of the Internal Revenue Code;

      - each of PMR and Psychiatric Solutions are parties to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code; and

      - no gain or loss will be recognized by PMR, Psychiatric Solutions or Psychiatric Solutions stockholders (except to the extent of any cash received) as a result of the merger, and such opinions shall not have been withdrawn.

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     - Certificate of Good Standing.  PMR shall have provided Psychiatric
       Solutions a certificate from the Secretary of State of Delaware (or other state of formation, as applicable), dated within ten days prior to the closing date, as to the good standing of and payment of taxes by PMR and its subsidiaries.

     - Consent of Senior Lender. Psychiatric Solutions shall have received, in form and substance reasonably satisfactory to Psychiatric Solutions, the consent of Psychiatric Solutions' senior lender with regard to the merger and the transactions contemplated by the merger agreement, which consent shall contain either amendments to covenants in Psychiatric Solutions' credit agreement with such lender or waivers thereof to enable Psychiatric Solutions not to be in default under such covenants at the effective time.

     - PMR Cash Equivalents. PMR will have on hand at the effective time no less than $5.1 million in cash equivalents, and Psychiatric Solutions shall be reasonably satisfied that payments of all severance resulting from the merger and PMR's transaction costs shall have been made, or provided for, without any effect on such $5.1 million in cash equivalents.

     - PMR Employee Non-Competition Agreements. Mark P. Clein, Fred D. Furman and Susan D. Erskine, each an employee or consultant to PMR, shall have entered into a non-competition agreement with PMR prior to the effective time of the merger.

     - Fairness Opinion. Psychiatric Solutions shall have received a written opinion from its financial advisor, Brentwood Capital Advisors, in form and substance reasonably satisfactory to it, that subject to factors and assumptions set forth in such opinion, the consideration and exchange ratio to be paid in the merger is fair from a financial point of view to the holders of Psychiatric Solutions capital stock and, in particular, fair from a financial point of view to holders of Psychiatric Solutions common stock relative to holders of Psychiatric Solutions preferred stock.

     - Accounts Receivable Credit Balances. PMR shall have settled certain accounts receivable credit balances.

     - Satisfaction of Certain PMR Contractual Obligations. PMR shall have satisfied, or made financial arrangements for the satisfaction of, certain contractual obligations to third parties described in the merger agreement.

     - Allen Tepper Non-Compete. Allen Tepper shall have entered into a non-competition agreement with PMR restricting his ability to compete with the Tennessee Mental Health Cooperative for a period of one year following the effective time.

     ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF PMR. The obligation of PMR to effect the merger is further subject to the fulfillment, at or prior to the effective time, of the following additional conditions, unless waived by PMR:

     - Performance of Agreements, Representations and Warranties. Psychiatric Solutions will have performed and complied with all its agreements in the merger agreement in all material respects, and its representations and warranties will be true and correct in all material respects as of the effective time as if made on the effective time, and PMR will have received an officer's certificate executed by the president of Psychiatric Solutions to that effect.

     - Third Party Consents. PMR will have been furnished with evidence satisfactory to it of all consents and approvals required with respect to certain material contracts of Psychiatric Solutions.

     - Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting PMR's conduct or operation of the business of Psychiatric Solutions and its subsidiaries, following the merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental entity, domestic or foreign, seeking the foregoing be pending.

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     - Legal Opinion.  PMR shall have received a legal opinion from Psychiatric
       Solutions' legal counsel in substantially the form of Exhibit F to the merger agreement.

     - No Material Adverse Effect. There shall not have occurred any material adverse effect as to Psychiatric Solutions, and Psychiatric Solutions shall not have received any notice of termination or non-renewal with respect to any contract accounting for 10% or more of Psychiatric Solutions' annual revenues.

     - Tax Certificates. Psychiatric Solutions shall, prior to the closing date of the merger, provide PMR with:

      - a properly executed FIRPTA notification letter stating that shares of capital stock of Psychiatric Solutions do not constitute "United States real property interests" under Section 897(c) of the Internal Revenue Code for purposes of satisfying PMR's obligations under Treasury Regulation Section 1.1445-2(c)(3), and

      - a form of notice to the IRS in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), along with written authorization for PMR to deliver such notice form to the IRS on behalf of Psychiatric Solutions upon the closing of the merger.

     - Distribution of Contingent Value Rights. There shall not exist any legal or regulatory constraint or prohibition that would prevent PMR from making the distribution of contingent value rights to its stockholders pursuant to the contingent value rights agreement described under the heading "Contingent Value Rights Agreement."

     - Dissenters' Rights. Not more than 10% of the shares of Psychiatric Solutions capital stock outstanding immediately prior to the effective time shall be dissenting shares.

     - Certificates of Good Standing. Psychiatric Solutions shall have provided PMR a certificate from the Secretary of State of Delaware, dated as of a date within ten days prior to the closing date of the merger, as to Psychiatric Solutions' good standing and payment of all applicable taxes.

     - Warrants Exercised/Canceled Prior to Closing. Psychiatric Solutions shall have provided evidence of the exercise or cancellation, as applicable, of certain warrants to purchase Psychiatric Solutions capital stock.

REPRESENTATIONS AND WARRANTIES OF PMR AND PSYCHIATRIC SOLUTIONS

     The merger agreement contains various customary representations and warranties of Psychiatric Solutions and PMR relating to, among other things:

     - proper organization and good standing of Psychiatric Solutions, PMR and their respective subsidiaries;

     - the capitalization of Psychiatric Solutions and PMR;

     - the corporate authorization and enforceability of the merger agreement;

     - the absence of conflicts and consents;

     - possession of and compliance with permits;

     - with respect to PMR only, the filing of SEC reports;

     - the preparation of financial statements;

     - the absence of material adverse changes or events;

     - employee benefit matters;

     - labor controversies;

     - material contracts;

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     - the absence of any undisclosed liabilities;

     - litigation;

     - restrictions on business activities;

     - title to property;

     - environmental matters;

     - intellectual property matters;

     - taxes;

     - conflicts of interest and related party transactions;

     - compliance with laws;

     - accounts receivable;

     - customers and suppliers;

     - third party consents;

     - regulatory matters;

     - Medicare/Medicaid participation;

     - minute books;

     - the opinion of a financial advisor;

     - the required stockholder vote for the approval of the merger;

     - board approval for the merger;

     - brokers and finders; and

     - insurance.

CONDUCT OF THE BUSINESS OF PMR AND PSYCHIATRIC SOLUTIONS PRIOR TO THE MERGER

     Pursuant to the merger agreement, Psychiatric Solutions and PMR have agreed that, prior to the effective time or earlier termination of the merger agreement and except to the extent expressly contemplated by the merger agreement or as consented to in writing, they will and will cause each of their subsidiaries to:

     - Conduct Business in Ordinary Course. To conduct their respective businesses in the usual, regular and ordinary course of business and consistent with past practice;

     - Pay Expenses. To pay their respective debts, taxes and other obligations when due subject to good faith disputes;

     - Preserve Business. To use all reasonable efforts, in good faith, consistent with past practice and policies to preserve their respective business organizations, keep available the services of their respective present officers and key employees and preserve their respective relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, to the end that their respective goodwill and ongoing business shall be unimpaired at the effective time;

     - Give Required Notices. To give all notices and other information required to be given to their respective employees and any applicable governmental authority under the WARN Act, the National Labor Relations Act, the Internal Revenue Code, the Consolidated Omnibus Budget Reconciliation Act, and other applicable law in connection with the merger;

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     - Notice of Extraordinary Events.  To promptly notify the other party of any event or occurrence not in the ordinary course of their respective business, and of any event which could reasonably be likely to have a material adverse effect;

     - No Amendments to Organizational Documents. To not amend or permit any amendments to their respective organizational documents, except as necessary for PMR to:

      - increase the authorized number of shares of PMR common stock to facilitate the issuance of PMR common stock pursuant to the merger,

      - effectuate the proposed 1-for-2 1/2 reverse stock split of PMR common stock, and

      - change the name of PMR to "Psychiatric Solutions, Inc.";

     - No Issuance of Securities. To not issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of any class of capital stock, any options, other rights of any kind to acquire any shares of capital stock, or any other ownership interest, other than the issuance of shares of their respective common stock pursuant to the exercise of stock options or warrants or other rights therefore outstanding as of the date of the merger agreement;

     - No Dividends or Distributions. To not declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise; provided, that PMR shall be entitled to declare a cash dividend so long as its cash equivalents at the effective time are at least $5.1 million and that PMR shall be entitled to distribute the CVRs to its stockholders;

     - No Capital Changes. To not split, combine or reclassify, repurchase or redeem their outstanding capital stock other than the proposed
       1-for-2 1/2 reverse stock split of PMR common stock;

     - No Option Changes. To not accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its stock plans or authorize cash payments in exchange for any options or for other rights granted under any of such plans;

     - No Material Obligations. To not enter into any material contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any material contract; provided specifically that neither PMR nor Psychiatric Solutions shall enter into any agreement or commitment for the purchase of products or supplies or the provision of services in an amount in excess of $50,000 in any one case or $100,000 in the aggregate, other than, in the case of Psychiatric Solutions, in connection with:

      - acquisitions permitted by the merger agreement,

      - the proposed HUD refinancing of each of its four freestanding specialty psychiatric hospitals (See "Business of Psychiatric Solutions -- Recent Developments"), and

      - Psychiatric Solutions' proposed senior subordinated debt financing of up to $20,000,000 (See "Business of Psychiatric Solutions -- Recent Developments");

     - No Extraordinary Acquisitions. To not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to their respective business taken as a whole, other than in the case of Psychiatric Solutions, acquisitions or purchases having a purchase price equal or less than five times the acquiree's trailing 12 months' earnings before interest, taxes, depreciation and amortization, as adjusted for nonrecurring items;

     - No Intellectual Property Transfers. To not transfer to any person or entity any rights to their respective intellectual property other than in the ordinary course of business consistent with past practice;

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     - No Exclusive Arrangements.  To not enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of their respective products or technology;

     - No Material Changes in Assets. To not sell, lease, license or otherwise dispose of or encumber any of their respective properties or assets which are material, individually or in the aggregate, to their businesses, taken as a whole, except for sales of services in the ordinary course;

     - No Incurrence of Material Debt. To not incur any indebtedness for borrowed money in excess of $50,000 in the case of Psychiatric Solutions, or $20,000 in the case of PMR, or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others other than indebtedness incurred by Psychiatric Solutions in connection with:

      - the proposed HUD refinancing of each of the four freestanding specialty psychiatric hospitals (See "Business of Psychiatric Solutions -- Recent Developments"), and

      - Psychiatric Solutions' proposed senior subordinated debt financing of up to $20,000,000 (See "Business of Psychiatric Solutions -- Recent Developments");

     - No Material Operating Leases. To not enter into any operating lease in excess of $50,000 in the case of Psychiatric Solutions, and $20,000 in the case of PMR;

     - No Extraordinary Discharge. To, in the case of Psychiatric Solutions, not pay, discharge or satisfy in an amount in excess of $50,000 in any one case or $100,000 in the aggregate, any claim, liability or obligation arising other than in the ordinary course of business other than the payment, discharge or satisfaction of liabilities reflected or reserved against in their respective financial statements;

     - No Material Capital Expenses. To not make any capital expenditures, capital additions or capital improvements except, in the case of Psychiatric Solutions, in the ordinary course of business and consistent with past practice and in the case of PMR, having a cost in excess of $20,000;

     - No Insurance Reductions. To not materially reduce the amount of any insurance coverage provided by existing insurance policies;

     - No Material Waivers. To not terminate or waive any right of substantial value except, in the case of PMR, in connection with the settlement of legacy receivables subject to the contingent value rights agreement;

     - No Extraordinary Changes in Benefits. To not adopt or amend any employee benefit or stock purchase or option plan, except as required under ERISA or except as necessary to maintain the qualified status of such plan under the Internal Revenue Code; hire any new director level or officer level employee; pay any special bonus or special remuneration to any employee or director, except payments made pursuant to written agreements outstanding on the date hereof; or increase the salaries or wage rates of their respective employees (other than normal increases based on continued service consistent with historical practices), except, in the case of PMR, increases in salary made pursuant to PMR's customary practice of annual review of salary and wage levels provided such salaries or wage increases do not increase the aggregate employee compensation by more than five percent;

     - No Post-Closing Severance.  To not grant any severance or termination pay
       (i) to any director or officer or (ii) to any other employee except payments made pursuant to written agreements outstanding on the date of the merger agreement, except, in the case of PMR, for payments made before the effective time of the merger;

     - No Extraordinary Litigation. To not commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with the other party prior to the filing of such a suit, or
       (iii) for a breach of the merger agreement;

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     - No Material Tax or Accounting Changes.  To not make or change any material tax election, adopt or change any accounting method in respect of taxes or file any material tax return or settle any claim or assessment in respect of taxes;

     - No Revaluation of Assets. To, in the case of Psychiatric Solutions, not revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business, and, in the case of PMR, not revalue any of its assets except for any revaluation relating to writing off notes or accounts receivable reserved for in its consolidated balance sheet dated January 31, 2002;

     - Not Threaten Tax-Free Treatment. To not take any action that would cause the merger not to qualify as a reorganization under Section 368(a) of the Internal Revenue Code;

     - Not Breach Representations, Warranties, and Conditions. To not take any action that is reasonably likely to result in any of the representations and warranties being untrue in any material respect or any of the conditions not being satisfied; or

     - No Agreement To Do The Foregoing. To not take or agree in writing or otherwise to take any of the above actions.

NO SOLICITATION OF ACQUISITION TRANSACTIONS

     The merger agreement provides that prior to the effective time or earlier termination of the merger agreement, Psychiatric Solutions and PMR will not (and will not permit any of their subsidiaries, directors, officers, employees, financial advisors, attorneys or accountants to) solicit, initiate, encourage, facilitate or provide confidential information to facilitate any acquisition proposals, including the following:

     - a merger, reorganization, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its subsidiaries, or

     - a purchase or acquisition of their business that constitutes 15% or more of net revenues, net income or assets or 15% or more of their capital stock (pursuant to a tender offer or otherwise).

     However, if the board of directors of either company determines in good faith, after consultation with outside counsel, that it is necessary to perform the actions described above to comply with its fiduciary duties, it may, in response to a superior acquisition proposal (described below):

     - furnish information about the company to any person making a superior acquisition proposal; and

     - participate in discussions or negotiations regarding the superior acquisition proposal.

     The board of directors of Psychiatric Solutions and PMR may not:

     - modify or withdraw, in a manner adverse to the other party, its recommendation of the merger agreement or the merger;

     - approve or recommend an acquisition proposal described above; or

     - enter into any letter of intent or agreement relating to any proposal.

     However, Psychiatric Solutions or PMR, as the case may be, may terminate the merger agreement after five business days' prior written notice to the other and enter into an acquisition agreement with a third party upon receipt of a superior acquisition proposal consisting of a proposal:

     - to acquire, by tender offer, merger, business combination, exchange offer, recapitalization, liquidation or dissolution, more than 50% of the combined voting power of their outstanding common stock or all or substantially all of their assets;

     - that is on terms which the board of directors determines in its good faith judgment (based upon the advice of a financial advisor of nationally recognized reputation) to be more favorable to its stockholders than the merger;

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     - for which financing is, upon the good faith judgment of the board, reasonably obtainable; and

     - for which, in the good faith judgment of the board, no regulatory approvals are required that would not be reasonably obtainable.

     If Psychiatric Solutions or PMR terminates the merger agreement to accept a superior acquisition proposal, it must pay the other a termination fee. See
"-- Termination Fee" on page 125.

     The merger agreement requires that the companies notify each other immediately after receipt of any acquisition proposal, including the material terms of the proposal and the identity of the person making the proposal, and they must update each other as necessary. Nothing described above prohibits PMR from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Securities Exchange Act of 1934, as amended, or from making any disclosures to PMR's stockholders if, in the good faith judgment of the board of directors of PMR, after consultation with outside counsel, failure to so disclose would be inconsistent with its obligations under applicable law.

CONDUCT OF THE BUSINESS OF THE COMBINED COMPANY FOLLOWING THE MERGER

     At the effective time of the merger, a wholly-owned subsidiary of PMR will be merged with and into Psychiatric Solutions, with Psychiatric Solutions constituting the surviving entity in the merger. Therefore, following the merger, Psychiatric Solutions will be a wholly-owned subsidiary of PMR. Pursuant to the merger agreement, the charter of PMR's wholly-owned subsidiary, as in effect immediately prior to the effective time, will be the charter of the surviving PMR subsidiary corporation, and the charter of the PMR subsidiary will be amended to provide that the name of the surviving corporation will be "Psychiatric Solutions Hospitals, Inc." The charter of PMR will be amended to reflect the new name of PMR, Psychiatric Solutions, Inc.

BOARD, COMMITTEES AND OFFICERS OF PMR

     At the effective time, PMR shall:

     - cause the board of directors to be comprised of:

      - Joey A. Jacobs,

      - Edward K. Wissing,

      - David S. Heer,

      - Christopher Grant, Jr.,

      - A representative of the holders of the senior subordinated convertible notes proposed to be issued by Psychiatric Solutions;

      - Charles C. McGettigan, and

      - Mark P. Clein;

     - cause the compensation committee of PMR to be comprised of:

      - Joey A. Jacobs,

      - David S. Heer, and

      - Christopher Grant, Jr.;

     - cause the audit committee of PMR to be comprised of:

      - Edward K. Wissing,

      - Christopher Grant, Jr., and

      - Charles C. McGettigan; and

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     - cause the executive officers of PMR to consist of:

      - Joey A. Jacobs, Chief Executive Officer and President,

      - Steven T. Davidson, Chief Development Officer and Secretary,

      - Jack R. Salberg, Chief Operating Officer, and

      - Jack Polson, Controller.

TERMINATION, AMENDMENT OR WAIVER

     Termination. The merger agreement may be terminated at any time prior to the effective time, whether before or after the approval by the stockholders of PMR or Psychiatric Solutions:

     - by the mutual written consent of PMR and Psychiatric Solutions; or

     - by either PMR or Psychiatric Solutions if;

      - the merger is not completed by December 31, 2002, so long as the delay or default was not on the part of the terminating party,

      - any required approval by the stockholders of PMR or Psychiatric Solutions is not obtained,

      - a court or other governmental authority permanently prohibits the merger,

      - the non-terminating party fails to perform or comply with any material representations, warranties, covenants or agreements in the merger agreement and does not cure the default in all material respects within 30 days or the default is incurable, or

      - by PMR or Psychiatric Solutions, as the case may be, if, as a result of a superior acquisition proposal, its board of directors makes the determinations described in "-- No Solicitation of Acquisition Transactions" on page 122; provided that the termination will not be effective until the other party has received the termination fee and out-of-pocket expenses required to be paid pursuant to the merger agreement.

     Amendment. The merger agreement may not be amended except by action taken by the parties' respective boards of directors and then only by an instrument in writing signed on behalf of each party and in compliance with applicable law. The amendment may take place at any time prior to the effective time, and, subject to applicable law, whether before or after approval by the stockholders of Psychiatric Solutions and PMR, provided that:

     - if it occurs after Psychiatric Solutions stockholder approval, no amendment may be made which would reduce the amount or change the type of consideration into which each share of Psychiatric Solutions capital stock shall be converted pursuant to the merger agreement; and

     - if it occurs after PMR stockholder approval, no amendment may be made which would increase the amount or change the type of consideration into which each share of Psychiatric Solutions capital stock shall be converted pursuant to the merger agreement.

     Waiver. At any time prior to the effective time, either party to the merger agreement may, to the extent legally allowed:

     - extend the time for the performance of any of the obligations or other acts of the other party pursuant to the merger agreement;

     - waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered pursuant to the merger agreement; and

     - waive compliance by the other party with any of the agreements or conditions contained in the merger agreement.

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     Notwithstanding the foregoing, no waiver may take place:

     - after the Psychiatric Solutions stockholder approval that reduces the amount or changes the type of consideration into which each share of Psychiatric Solutions capital stock shall be converted pursuant to the merger agreement, unless further approval of the Psychiatric Solutions stockholders is obtained, or

     - after the PMR stockholder approval that increases the amount or changes the type of consideration into which each share of Psychiatric Solutions capital stock shall be converted pursuant to the merger agreement, unless further approval of the PMR stockholders is obtained.

TERMINATION FEE

     PMR has agreed that, in the event of a termination of the merger agreement, PMR will pay Psychiatric Solutions a termination fee equal to $750,000, plus out-of-pocket expenses of Psychiatric Solutions (not to exceed $250,000), if:

     - an acquisition proposal has been publicly announced or received by PMR and the merger agreement is terminated by either party based on the failure to complete the merger by December 31, 2002, without any fault of the terminating party;

     - an acquisition proposal has been publicly announced or received by PMR and the merger agreement is terminated by either party based on the failure of the stockholders of PMR to approve the merger; or

     - PMR terminates the merger agreement because its board of directors has received a superior acquisition proposal and has made the determinations described in "-- No Solicitation of Acquisition Transactions" on page 122.

     Psychiatric Solutions has agreed that, in the event of a termination of the merger agreement, Psychiatric Solutions will pay PMR a termination fee equal to $750,000, plus out-of-pocket expenses of PMR (not to exceed $250,000), if:

     - an acquisition proposal has been publicly announced or received by Psychiatric Solutions and the merger agreement is terminated by either party based on the failure to complete the merger by December 31, 2002, without any fault of the terminating party;

     - an acquisition proposal has been publicly announced or received by Psychiatric Solutions and the merger agreement is terminated by either party based on the failure of the stockholders of Psychiatric Solutions to approve the merger; or

     - Psychiatric Solutions terminates the merger agreement because the board has received a superior acquisition proposal and has made the determinations described in "-- No Solicitation of Acquisition Transactions" on page 122.

EXPENSES

     The merger agreement generally provides that all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring the expenses, except that:

     - those costs and expenses (other than fees and expenses of attorneys) incurred in connection with the preparation, filing, printing and mailing of this joint proxy statement/prospectus, including SEC filing fees and fees and expenses of accountants, will be shared equally by PMR and Psychiatric Solutions; and

     - PMR's portion of such costs and expenses, whether paid before or after the effective time of the merger, shall not reduce the $5.1 million of cash and cash equivalents PMR is required to have on hand at the effective time.

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INDEMNIFICATION AND INSURANCE

     The combined company will indemnify each present and former Psychiatric Solutions officer and director against liabilities arising out of such person's services as an officer or director and the transactions contemplated by the merger agreement. The combined company will maintain directors and officers liability insurance for the current directors and officers of both PMR and Psychiatric Solutions comparable to the insurance provided to such persons immediately prior to the effective time of the merger, in each case, subject to certain limitations. See "Interests of Certain Directors, Officers and Stockholders in the Merger -- Indemnification of Certain Persons."

                         STOCKHOLDER VOTING AGREEMENTS

     On May 6, 2002, simultaneously with entering into the merger agreement, certain stockholders of Psychiatric Solutions and PMR entered into voting agreements with Psychiatric Solutions and PMR. This section of the joint proxy statement/prospectus describes the material provisions of these voting agreements. The descriptions of these agreements in this joint proxy statement/prospectus are summaries and therefore they do not contain all the information that may be important to you.

PSYCHIATRIC SOLUTIONS STOCKHOLDER VOTING AGREEMENT

     Under the Psychiatric Solutions stockholder voting agreement, each Psychiatric Solutions stockholder who became a party irrevocably agreed to vote at any meeting of stockholders of Psychiatric Solutions as follows:

     - in favor of the merger and in favor of the actions outlined in the merger agreement; and

     - against an alternative merger or combination between Psychiatric Solutions and any entity other than PMR.

     Also, if and to the extent any executing Psychiatric Solutions stockholder owns any shares of Psychiatric Solutions Series A preferred stock or Psychiatric Solutions Series B preferred stock or was a party to the investors rights agreement, co-sale agreement and voting agreements relating to these Psychiatric Solutions securities, pursuant to the voting agreement such Psychiatric Solutions stockholder agreed to the exchange of such preferred shares for PMR common stock and the termination of each of these agreements as of the effective time. In addition, each Psychiatric Solutions stockholder who became a party to the voting agreement revoked all proxies granted to him with respect to the matters described above and appointed PMR as his attorney and proxy, with power to vote all voting securities owned by him, on the above matters.

     As of the date of the merger agreement, Psychiatric Solutions stockholders executing voting agreements beneficially owned approximately 20,172,261 shares of Psychiatric Solutions capital stock, which constitutes over 80% of the outstanding shares of capital stock of Psychiatric Solutions.

     Pursuant to the Psychiatric Solutions stockholder voting agreement, during the term of the voting agreement each stockholder executing the voting agreement further agreed not, directly or indirectly, to solicit or encourage any offer from any party concerning the possible disposition of all or any substantial portion of Psychiatric Solutions' business, assets or capital stock.

     The voting agreement will terminate with respect to the obligations of the Psychiatric Solutions stockholders relating to the merger upon the earlier to occur of:

     - the completion of the merger; and

     - the termination of the merger agreement in accordance with its terms.

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PMR STOCKHOLDER VOTING AGREEMENT

     Under the PMR stockholder voting agreement, each PMR stockholder who became a party irrevocably agreed to vote at any meeting of stockholders of PMR as follows:

     - in favor of the merger and in favor of the actions outlined in the merger agreement; and

     - against an alternative merger or combination between PMR and any entity other than Psychiatric Solutions.

     In addition, each PMR stockholder who became a party to the voting agreement revoked all proxies granted to him with respect to the matters described above and appointed PMR as his attorney and proxy, with power to vote all voting securities owned by him, on the above matters.

     As of the date of the merger agreement, PMR stockholders executing voting agreements beneficially owned approximately 2,576,194 shares of PMR common stock, which constitutes approximately 36% of the outstanding shares of capital stock of PMR.

     Pursuant to the PMR stockholder voting agreement, during the term of the voting agreement each stockholder executing the voting agreement further agreed not, directly or indirectly, to solicit or encourage any offer from any party concerning the possible disposition of all or any substantial portion of PMR's business, assets or capital stock.

     The voting agreement will terminate with respect to the obligations of the PMR stockholders relating to the merger upon the earlier to occur of:

     - the completion of the merger; and

     - the termination of the merger agreement in accordance with its terms.

                       CONTINGENT VALUE RIGHTS AGREEMENT

     In connection with the transactions contemplated by the merger agreement, PMR expects to issue "contingent value rights" to the holders of its common stock prior to the effective time of the merger. As a result, the holders of the capital stock of Psychiatric Solutions will not be entitled to receive any contingent value rights. If issued, the contingent value rights will have the characteristics described in the contingent value rights agreement attached as Exhibit D to the merger agreement. This section of the joint proxy statement/prospectus describes the material terms of the contingent value rights agreement.

     GENERAL. PMR expects to issue the contingent value rights ("CVRs") prior to the effective time of the merger to each holder of outstanding PMR common stock pursuant to the CVR agreement to be entered into among PMR, Fred D. Furman, as representative, and a trustee. Although PMR presently intends to issue the CVRs, it may determine not to issue the CVRs if the amount distributable in respect of the CVRs, due to collection by PMR of the designated accounts receivable prior to the effective time of the merger, due to determination by PMR that a significant amount of these accounts receivable are not likely to be collected, or a combination of these factors, is not likely to be sufficient to justify the costs and expenses associated with the CVRs.

     PAYMENT OF EXCESS CASH EQUIVALENTS AT EFFECTIVE TIME. The CVR agreement provides that, if the aggregate amount of cash and cash equivalents of PMR immediately prior to the effective time is greater than $5.1 million, then PMR shall pay such excess cash and cash equivalents to each CVR holder on or before the 90th date following the effective time; provided that, the aggregate amount of excess cash and cash equivalents must exceed $100,000 or it will be deemed a "legacy receivable" and be paid to CVR holders in accordance with the paragraph below entitled "Quarterly Payment of Legacy Receivables." However, there is no assurance that any payments will be made with respect to the CVRs, and the CVRs, therefore, may not have any value.

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

     LEGACY RECEIVABLES. The contingent value rights agreement provides that PMR will distribute to the holders of the CVRs cash collected on any and all accounts receivable of PMR that remain uncollected by PMR as of the effective time other than:

     - accounts receivable attributable to the following contracts:

      - Consulting Agreement with Alameda County Medical Center dated March 8, 2002,

      - Transportation Agreement with Alameda County Medical Center dated November 17, 1999,

      - License Agreement with Conundrum Communications, Inc. dated July 31,
        2001,

      - Management and Affiliation Agreement dated April 13, 1995, between Mental Health Cooperative, Inc. and Tennessee Mental Health Cooperative, Inc. with Addendum, as amended,

      - Provider Agreement dated December 4, 1995, between Tennessee Behavioral Health, Inc. and Tennessee Mental Health Corporations, Inc., as amended,

      - Provider Participation Agreement dated February 13, 1996, among Green Spring Health Services, Inc., AdvoCare, Inc. and Tennessee Mental Health Cooperative, Inc., as amended, and

      - Management Agreement between PMR and New Center Community Health Services; and

     - notes payable from employees of PMR.

PMR will retain the right to collect these excluded receivables. The remaining accounts receivable with respect to which the holders of CVRs will be entitled to a cash payment if such receivables are collected are referred to as "legacy receivables."

     LEGACY RECEIVABLES REPRESENTATIVE. The CVR agreement appoints a representative, initially Fred D. Furman, the current President and General Counsel of PMR, to act as an agent for PMR to assist in the collection of legacy receivables. PMR will provide the representative with accounting, legal and administrative support during the term of the CVR agreement. The representative will have the power and authority, subject to the prior written consent of PMR, to bring any action, suit or other legal proceeding with respect to any legacy receivable.

     PMR will compensate the representative as follows:

     - $5,000 monthly following the execution of the CVR agreement for a 12-month period;

     - $3,500 monthly thereafter until the CVRs have expired by their terms; and

     - 10% of actual collections of the legacy receivables related to the management contracts of PMR with either Centennial Medical Center or Skyline Hospital (formerly Nashville Memorial Hospital).

     PMR also agrees to:

     - advance all reasonable expenses and disbursements incurred or to be incurred by the representative; and

     - indemnify the representative for any loss, liability or expense incurred without willful misconduct or bad faith on the part of the representative, arising out of or in connection with the exercise or performance of his duties under the CVR agreement.

     QUARTERLY PAYMENT OF LEGACY RECEIVABLES. The CVR agreement provides that within 30 days following the end of each fiscal quarter, PMR shall:

     - determine the aggregate amount of legacy receivables actually collected by PMR during that quarter; and

     - pay to each CVR holder such holder's pro rata amount of such cash collections based on the ratio of the amount of CVRs held by such holder divided by the total amount of outstanding CVRs,

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

       after deducting fees and expenses of third-parties incurred by PMR to collect the legacy receivables (other than of the legacy receivables representative) and a 15% accounts receivable collection fee to be retained by PMR.

     Notwithstanding the above paragraph, if the aggregate quarterly payment is less than $500,000, then such amount will not be paid to the CVR holders at that time but will be paid on the earlier of:

     - the next succeeding quarter in which the total quarterly payment exceeds $500,000; or

     - on or within 45 days of the expiration date of the CVRs.

     EXPIRATION OF CVRS. The CVRs terminate on the second anniversary of the effective time of the merger unless PMR is engaged in active litigation with respect to any legacy receivables, in which case the CVRs shall terminate on the final resolution of all such litigation. Notwithstanding the previous sentence, the CVRs shall terminate at any time following the first anniversary of the effective time of the merger upon the mutual determination of PMR and the representative if:

     - the legacy receivables relating to the following accounts or entities have been collected in full or settled:

      - Little Rock Community Mental Health Center,

      - Professional Counseling Associates,

      - Centennial Medical Center,

      - Skyline Hospital (formerly Nashville Memorial Hospital), and

      - Austin Travis Mental Health Mental Retardation; and

     - no event of default has occurred and is continuing.

     EVENTS OF DEFAULT. If an event of default occurs and is continuing, either the CVR trustee or CVR holders of not less than 25% of the outstanding CVRs, by notice in writing to PMR (and to the CVR trustee if given by CVR holders), may declare the CVRs to be due and payable immediately, and upon any such declaration, PMR shall pay to the CVR holders in cash for each CVR held by the CVR holders, any payments owed to CVR holders with interest at 8% per annum, from the default payment date through the date payment is made to the CVR trustee.

     If, at any time after the CVRs shall have been so declared due and payable, and before any judgment or decree for the payment of the amounts due shall have been obtained or entered, PMR shall pay or shall deposit with the CVR trustee a sum sufficient to pay all amounts which shall have become due otherwise than by acceleration (with interest upon such overdue amount at 8% per annum to the date of such payment or deposit) and an amount sufficient to cover reasonable compensation to the CVR trustee, its agents, attorneys and counsel, and all other expenses and liabilities incurred and all advances made by the CVR trustee except as a result of negligence or bad faith. If any and all events of default, other than the nonpayment of the amounts which shall have become due by acceleration, have been cured, waived or otherwise remedied, then the CVR holders holding a majority of all the CVRs then outstanding, by written notice to PMR and to the CVR trustee, may waive all defaults with respect to the CVRs and rescind and annul such declaration and its consequences, but no such waiver or rescission and annulment shall extend to or shall affect any subsequent default or shall impair any right consequent thereof.

     CONSOLIDATION, MERGER AND SALE OF ASSETS. The contingent value rights agreement provides that PMR may, without the consent of the CVR holders, consolidate with or merge into any other person or entity or convey, transfer or lease its properties and assets substantially as an entirety to any corporation, partnership or trust organized under the laws of the United States of America, any state thereof or the District of Columbia, provided that:

     - the successor person or entity assumes PMR's obligations under the CVRs and the contingent value rights agreement;

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

     - immediately after giving pro forma effect to the transaction, there exists no event of default; and

     - PMR delivers to the CVR trustee an officer's certificate regarding compliance with the foregoing.

     Solely for purposes of this paragraph, "convey, transfer or lease its properties and assets substantially as an entirety" shall mean properties and assets contributing in the aggregate at least 80% of PMR's total revenues as reported in PMR's last available periodic financial report (quarterly or annual, as the case may be) filed with the SEC.

                              PMR SPECIAL MEETING

     This document is furnished in connection with the solicitation of proxies from the holders of PMR common stock by the PMR board for use at the PMR special meeting in lieu of its 2002 annual meeting. This document and accompanying form of proxy are first being mailed to the stockholders of PMR on or about
[          ], 2002.

TIME AND PLACE; PURPOSE

     The PMR special meeting in lieu of annual meeting will be held at
[          ] local time, on [          ,           ], 2002, at PMR Corporation,
1565 Hotel Circle South, 2nd Floor, San Diego, California 92108. At the PMR special meeting (and any adjournment or postponement of the PMR special meeting), the stockholders of PMR will be asked to consider and vote upon:

     - the approval and adoption of the merger agreement and the merger;

     - the approval of an amendment to the PMR charter to (i) increase the number of authorized shares of PMR common stock, (ii) effectuate a 1-for-2 1/2 reverse stock split prior to the merger, and (iii) change the name of PMR to "Psychiatric Solutions, Inc."; and

     - other matters as may properly come before the PMR special meeting.

     PMR stockholder approval and adoption of the merger agreement is required by the Delaware General Corporation Law and the rules of the Nasdaq Stock Market.

     The PMR board of directors has unanimously approved the terms of the merger agreement, and unanimously believes that the terms of the merger agreement are fair to, and in the best interests of, PMR and its stockholders, and unanimously recommends that holders of PMR common stock vote "for":

     - approval and adoption of the merger agreement; and

     - approval and adoption of the amendment to the PMR charter (i) increasing the number of authorized shares of PMR common stock, (ii) effecting a 1-for-2 1/2 reverse stock split prior to the merger, and (iii) changing the name of PMR to "Psychiatric Solutions, Inc."

AMENDMENT OF PMR'S CHARTER

     The board of directors of PMR has unanimously recommended for approval by the stockholders the proposal to amend the charter to:

     - increase the number of authorized shares of common stock of PMR to facilitate the issuance of new shares in the merger to Psychiatric Solutions' stockholders;

     - effect a 1-for-2 1/2 reverse stock split; and

     - change the name of PMR to "Psychiatric Solutions, Inc."

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

     Under the proposal, the PMR charter would be amended to restate Article I, so that it would read in its entirety as follows:

     "The name of this Corporation is Psychiatric Solutions, Inc."

     Under the proposal, the PMR charter would be further amended to restate
Article V, so that it would read in its entirety as follows:

          "A. This Corporation is authorized to issue two classes of shares to be designated, respectively, "Common Stock" and "Preferred Stock." All of said shares shall be one cent ($0.01) par value each. The total number of shares of stock that the Corporation is authorized to issue is Fifty Million (50,000,000), of which Forty-Eight Million (48,000,000) shares shall be Common Stock, each having a par value of one cent ($0.01) per share, and Two Million (2,000,000) shares shall be Preferred Stock, each having a par value of one cent ($0.01) per share.

          B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate (a "Preferred Stock Designation") pursuant to the Delaware General Corporation Law, to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions of any wholly unissued series of Preferred Stock, and to establish from time to time the number of share constituting any such series or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

          C. The Corporation may purchase, directly or indirectly, its own shares to the extent that may be allowed by law.

          D. Effective immediately upon filing of this Certificate of Amendment with the Secretary of State of the State of Delaware (the "Effective Time"), each share of Common Stock, par value $0.01 per share (the "Old Common Stock"), issued and outstanding immediately prior to such Effective Time shall, without any action on the part of the holder thereof, be converted and reclassified into, and immediately represent, four-tenths of one validly issued, fully paid and non-assessable share of Common Stock, par value $0.01 per share. Notwithstanding the foregoing, no fraction of a share of Common Stock shall be issued by virtue of such conversion and reclassification, and any fraction of a share of Common Stock that would otherwise result pursuant to the preceding sentence (after aggregating all fractional shares to be received by such stockholder) shall automatically be rounded down to the nearest whole share. Each certificate representing shares of Old Common Stock shall thereafter represent that number of shares of Common Stock determined in accordance with the previous sentences; provided, however, that each person holding of record a stock certificate or certificates representing shares of Old Common Stock shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of Common Stock to which such person is entitled. In addition, any options to acquire shares of Common Stock (each, an "Option") outstanding immediately prior to the Effective Time shall, without any action on the part of the holder thereof or the Corporation, be adjusted as follows: (i) the number of shares of Common Stock subject to such Option shall be divided by 2.5 (rounded down to the nearest whole share); and (ii) the per share exercise price set forth in such Option shall be multiplied by 2.5, subject to appropriate reduction on account of any fractions not issued as a result of rounding down; provided, however, that the foregoing adjustments shall not apply if the plan under which a particular Option was granted provides for adjustments similar to the foregoing. The provisions of this Paragraph D shall not change the par value of the Common Stock as set forth in Article V, Paragraph A hereof."

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The proposed amendment to PMR's charter is attached as Annex B to this joint proxy statement/ prospectus.

     The primary purpose of the increase in the number of authorized shares of common stock of PMR is to facilitate the issuance of new shares of common stock in the merger to the stockholders of Psychiatric Solutions. PMR currently has 19,000,000 shares of authorized common stock and 1,000,000 shares of authorized preferred stock. If the proposed amendment to the PMR charter is approved, PMR will have 48 million shares of authorized common stock and 2 million shares of authorized preferred stock. Pursuant to the merger, it is contemplated that PMR would issue approximately 7,568,906 shares of its common stock to the current stockholders of Psychiatric Solutions (on a fully diluted basis taking into account the exercise of conversion of outstanding options, warrants and convertible securities of Psychiatric Solutions). This amendment would also provide PMR the flexibility to issue additional shares of common stock or preferred stock to raise capital, to make acquisitions or for other general corporate purposes.

     The purpose of the reverse stock split is to adjust the trading price of PMR common stock to a higher price than PMR's common stock has been recently
traded. On                  , 2002, the closing sales price for PMR's common
stock on the NASDAQ National Market was $          . For additional information
regarding the ranges of historical closing prices for PMR's common stock, please read "Comparative Per Share Market Price and Dividend Information."

     Based on the number of shares of PMR common stock outstanding as of May 31, 2002, following the reverse stock split but without giving effect to the merger, PMR would have 2,905,162 shares of common stock outstanding (without giving effect to the cancellation of fractional shares that may result from the reverse stock split) and no shares of preferred stock outstanding.

     No fraction of a share shall be issued by virtue of the reverse stock split and any fraction of a share of PMR common stock that would otherwise result pursuant to the reverse stock split (after aggregating all fractional shares to be received by a stockholder) with automatically be rounded down to the nearest whole share of PMR common stock. With the limited exception of stockholders whose fractional share interests are rounded down to the nearest whole share after the reverse stock split, the proportionate ownership interests of stockholders will not be affected by the reverse stock split.

     Pursuant to the reverse stock split, each holder of a share of PMR common stock, par value $0.01 per share ("Old PMR Common Stock"), immediately prior to the effectiveness of the reverse stock split will become the holder of four-tenths of a share of PMR common stock, par value $0.01 per share ("New PMR Common Stock") after consummation of the reverse stock split.

     Commencing on the effective date of the reverse stock split, each PMR common stock certificate will be deemed for all corporate purposes to evidence ownership of the reduced number of shares of common stock resulting from the reverse stock split. As soon as practicable after the effective date, PMR stockholders will be notified as to the effectiveness of the reverse stock split and instructed as to how and when to surrender their certificates representing shares of Old PMR Common Stock.

     The exercise prices and/or conversion ratios of PMR's outstanding stock options and securities having a conversion or redemption feature will be correspondingly adjusted upon the consummation of the reverse stock split.

     If approved, the reverse stock split will result in some stockholders of PMR owning odd lots of less than 100 shares of PMR common stock. Brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in "round lots" of even multiples of 100 shares.

     PMR common stock is currently registered under the Securities Exchange Act of 1934 (the "Exchange Act"), and as a result, PMR is subject to the periodic reporting and other requirements of the Exchange Act. The proposed reverse stock split will not affect the registration of PMR common stock under the Exchange Act.

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     The par value of PMR common stock will remain at $0.01 following the reverse stock split, and the number of shares of PMR common stock outstanding will be reduced by 60% (without giving effect to the issuance of shares of PMR common stock pursuant to the merger). As a consequence, the aggregate par value of the outstanding PMR common stock will be reduced, while the aggregate capital in excess of par value attributable to the outstanding common stock for statutory and accounting purposes will be correspondingly increased. The resolution approving the reverse stock split provides that this increase in capital in excess of par value will be treated as capital for statutory purposes.

     The purpose of the proposed amendment to change the name of PMR to "Psychiatric Solutions, Inc." is to better identify the combined company resulting from the merger with the name previously identified with the largest operations of the combined company, which operations are currently conducted by Psychiatric Solutions.

RECORD DATE; VOTING RIGHTS AND PROXIES

     Only holders of record of PMR common stock at the close of business on
[          ,           ], 2002 are entitled to notice of and to vote at the PMR
special meeting. As of the PMR record date, there were [          ] shares of
PMR common stock outstanding, each of which entitled its holder to one vote.
There were approximately [          ] holders of record on the record date.

     All shares of PMR common stock represented by properly executed proxies will, unless these proxies have been previously revoked, be voted in accordance with the instructions indicated in these proxies. If no instructions are indicated, the shares of PMR common stock will be voted "for" approval and adoption of the merger agreement and the amendment to the charter increasing the number of authorized shares of common stock of PMR. PMR does not know of any matters other than the approval of the merger agreement, and the proposed amendment to the PMR charter that are to come before the PMR special meeting. If any other matter or matters are properly presented for action at the PMR special meeting, the persons named in the enclosed form of proxy and acting under the proxy will have the discretion to vote on those matters in accordance with their best judgment.

     A stockholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice of revocation to PMR by signing and returning a later dated proxy, or by voting in person at the PMR special meeting. Votes cast by proxy or in person at the PMR special meeting will be tabulated by the inspector of election appointed for the meeting.

SOLICITATION OF PROXIES

     Proxies are being solicited by and on behalf of the PMR board. The cost of solicitation will be borne by PMR. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of PMR in person or by telephone, telegram or other means of communication. Those directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Arrangements have also been made with brokerage firms, banks, custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to owners of PMR common stock held of record by those persons and in connection therewith the firms will be reimbursed for reasonable expenses incurred in forwarding those materials.

QUORUM

     The presence in person or by properly executed proxy of a majority of the issued and outstanding shares of PMR common stock entitled to vote at the special meeting is necessary to constitute a quorum at the PMR special meeting. If there are not sufficient shares represented in person or by proxy at the special meeting to constitute a quorum, the special meeting may be postponed or adjourned in order to permit further solicitation of proxies by PMR.

REQUIRED VOTE; FAILURE TO VOTE AND BROKER NON-VOTES

     Approval and adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of PMR common stock. The approval of the proposed amendment to PMR's charter requires the affirmative vote of a majority of the outstanding shares of PMR common stock.

     Any failure to vote, or a vote to abstain, will have the effect of a vote against the merger agreement and the proposed amendment to PMR's charter.

     Under Nasdaq rules, brokers who hold shares in street name for customers have the authority to vote on some "routine" proposals when they have not received instructions from beneficial owners. However, these brokers are precluded from exercising their voting discretion with respect to the approval and adoption of non-routine matters such as the merger agreement and the proposed amendment to PMR's charter and, thus, absent specific instructions from the beneficial owner of the shares, brokers are not empowered to vote the shares with respect to the merger agreement and the proposed amendment to PMR's charter. These "broker non-votes" will therefore have the effect of a vote "against" the merger agreement and the proposed amendment to PMR's charter.

                     PSYCHIATRIC SOLUTIONS SPECIAL MEETING

     This document is furnished in connection with the solicitation of proxies from the holders of Psychiatric Solutions capital stock by the Psychiatric Solutions board for use at the Psychiatric Solutions special meeting. This document and accompanying form of proxy are first being mailed to the
stockholders of Psychiatric Solutions on or about [          ], 2002.

TIME AND PLACE; PURPOSE

     The Psychiatric Solutions special meeting will be held at [          ]local
time, on [          ,           ], 2002 at Harwell Howard Hyne Gabbert & Manner,
P.C., 315 Deaderick Street, Suite 1800, Nashville, Tennessee 37238. At the Psychiatric Solutions special meeting (and any adjournment or postponement of the Psychiatric Solutions special meeting), the stockholders of Psychiatric Solutions will be asked to consider and vote upon the approval and adoption of the merger agreement and other matters as may properly come before the Psychiatric Solutions special meeting.

     Psychiatric Solutions stockholder approval and adoption of the merger agreement is required by the Delaware General Corporation Law.

     The Psychiatric Solutions board of directors has approved the terms of the merger agreement and the completion of the merger contemplated by the merger agreement, believes that the terms of the merger agreement are fair to, and in the best interests of, Psychiatric Solutions and its stockholders, and unanimously recommends that holders of Psychiatric Solutions capital stock vote "for" the approval and adoption of the merger agreement.

RECORD DATE; VOTING RIGHTS AND PROXIES

     Only holders of record of Psychiatric Solutions capital stock at the close
of business on, [          ], 2002 are entitled to notice of and to vote at the
Psychiatric Solutions special meeting. As of the record date, there were
[          ] shares of Psychiatric Solutions capital stock outstanding, each of
which entitles its holder to one vote. There were approximately [          ]
registered holders of record on the record date.

     All shares of Psychiatric Solutions capital stock represented by properly executed proxies will, unless these proxies have been previously revoked, be voted in accordance with the instructions indicated in these proxies. If no instructions are indicated, these shares of Psychiatric Solutions capital stock will be voted "for" approval and adoption of the merger agreement. Psychiatric Solutions does not know of any matters other than the approval of the merger agreement that are to come before the Psychiatric Solutions special meeting. If any other matter or matters are properly presented for action at the Psychiatric Solutions special meeting, the persons named in the enclosed form of proxy and acting under the proxy will have the discretion to vote on those matters in accordance with their best judgment.

     A stockholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice of revocation to Psychiatric Solutions by signing and returning a later dated proxy, or by voting in person at the Psychiatric Solutions special meeting. Votes cast by proxy or in person at the Psychiatric Solutions special meeting will be tabulated by the inspector of election appointed for the meeting.

SOLICITATION OF PROXIES

     Proxies are being solicited by and on behalf of the Psychiatric Solutions board. The cost of solicitation will be borne by Psychiatric Solutions. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of Psychiatric Solutions in person or by telephone, telegram or other means of communication. Those directors, officers and employees will not be additionally compensated but may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Arrangements have also been made with brokerage firms, banks, custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to owners of Psychiatric Solutions capital stock held of record by these persons and in connection therewith these firms will be reimbursed for reasonable expenses incurred in forwarding those materials.

     Psychiatric Solutions stockholders should not send any certificates representing Psychiatric Solutions capital stock with their proxy cards. Following the effective time, Psychiatric Solutions stockholders will receive instructions for the surrender and exchange of their stock certificates.

QUORUM

     The presence in person or by properly executed proxy of a majority of the issued and outstanding shares of Psychiatric Solutions capital stock entitled to vote at the special meeting is necessary to constitute a quorum at the Psychiatric Solutions special meeting. If there are not sufficient shares represented in person or by proxy at the special meeting to constitute a quorum, the special meeting may be postponed or adjourned in order to permit further solicitation of proxies by Psychiatric Solutions. Abstentions and "broker non-votes" are counted for purposes of determining whether a quorum is present.

REQUIRED VOTE AND FAILURE TO VOTE

     Approval and adoption of the merger agreement requires the affirmative vote of (i) a majority of the outstanding shares of Psychiatric Solutions common stock, and (ii) a majority of the outstanding shares of Psychiatric Solutions Series A preferred stock and Series B preferred stock, voting as a single class. Any failure to vote, or a vote to abstain, will have the effect of a vote against the merger and the merger agreement.

                   BENEFICIAL OWNERSHIP OF PMR CAPITAL STOCK

     The following table presents information regarding beneficial ownership of PMR's common stock as of May 31, 2002, as adjusted to reflect the proposed 1-for-2 1/2 reverse stock split, by:

     - each person whom PMR knows beneficially owns more than 5 percent of PMR's common stock;

     - each of PMR's directors;

     - PMR's chief executive officer and each of our four other most highly compensated executive officers; and

     - all of PMR's executive officers and directors as a group.

     This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G (if any) filed with the Securities and Exchange Commission. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, PMR believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Except as otherwise indicated, the address of each holder identified below is in care of PMR, 1565 Hotel Circle South, 2nd Floor, San Diego, California 92108.

                                                               BENEFICIAL OWNERSHIP(1)
                                                             ----------------------------
                                                             NUMBER OF
BENEFICIAL OWNER                                              SHARES     PERCENT OF TOTAL
----------------                                             ---------   ----------------
Persons and entities affiliated with Proactive Investment
  Managers, L.P.(2)(3)(4)..................................    554,680        19.09
  50 Osgood Place, Penthouse
  San Francisco, CA 94133
Jon D. Gruber(2)(3)........................................    499,980        17.21
  50 Osgood Place, Penthouse
  San Francisco, CA 94133
J. Patterson McBaine(2)(4).................................    495,380        17.05
  50 Osgood Place, Penthouse
  San Francisco, CA 94133
J. P. Morgan Chase & Co.(5)................................    262,584         9.04
  270 Park Avenue
  New York, NY 10017
Myron A. Wick III(2).......................................    211,962         7.30
  50 Osgood Place, Penthouse
  San Francisco, CA 94133
Dimensional Fund Advisors Inc.(6)..........................    192,720         6.63
  1299 Ocean Avenue, 11th Floor
  Santa Monica, CA 90401
Allen Tepper(7)............................................    362,096        12.46
Charles C. McGettigan(2)...................................    239,832         8.26
  50 Osgood Place, Penthouse
  San Francisco, CA 94133

                                                               BENEFICIAL OWNERSHIP(1)
                                                             ----------------------------
                                                             NUMBER OF
BENEFICIAL OWNER                                              SHARES     PERCENT OF TOTAL
----------------                                             ---------   ----------------
Mark P. Clein..............................................    238,288         8.20
Fred D. Furman.............................................    145,009         4.99
Susan D. Erskine(8)........................................     72,767         2.50
Richard A. Niglio..........................................     49,581         1.71
Reggie Roman...............................................     17,035            *
Eugene D. Hill, III........................................     26,400            *
Satish Tyagi...............................................      5,000            *
All executive officers and directors as a group............  1,156,009        39.79

---------------

 *  Less than one percent.

(1) Applicable percentages of ownership are based on 2,905,162 shares of PMR Common Stock outstanding on May 31, 2002, as adjusted to reflect the proposed 1-for-2 1/2 reverse stock split, and adjusted as required by rules promulgated by the SEC. Under the rules, shares are deemed to be "beneficially owned" by a person if he or she directly or indirectly has or shares the power to vote or dispose of such shares, whether or not he or she has any pecuniary interest in such shares, or if he or she has the right to acquire the power to vote or dispose of such shares within 60 days, including any right to acquire such power through the exercise of any option, warrant or right. The shares beneficially owned by Ms. Erskine and Messrs. Tepper, McGettigan, Clein, Furman, Niglio, Roman, and Hill include 21,780, 10,000, 20,800, 104,821, 24,704, 14,800, 7,035, and 14,800 shares, respectively, that may be acquired by such persons within 60 days through the exercise of stock options. The shares owned by the executive officers and directors as a group include 218,740 shares that may be acquired by such persons within 60 days through the exercise of stock options.

(2) Charles C. McGettigan, a director of PMR since 1992, Jon D. Gruber, J. Patterson McBaine, and Myron A. Wick III are general partners of Proactive Investment Managers, L.P. Proactive Investment Managers, L.P. is the general partner of Proactive Partners, L.P. and Fremont Proactive Partners, L.P. Shares beneficially owned include (i) 202,732 shares held by Proactive Partners, L.P., (ii) with respect to Mr. McGettigan, 16,300 shares held by Mr. McGettigan, (iii) with respect to Messrs. Gruber and McBaine, 263,478 shares held by entities controlled by Messrs. Gruber and McBaine (which include (A) 173,498 shares held by Lagunitas Partners L.P., a limited partnership of which an entity controlled by Messrs. Gruber and McBaine is the controlling general partner and (B) 89,980 shares held by entities controlled by Messrs. Gruber and McBaine and in various accounts managed by an investment advisor controlled by Messrs. Gruber and McBaine), (iv) with respect to Mr. Gruber, 33,700 shares held by Mr. Gruber, (v) with respect to Mr. McBaine, 29,170 shares held by Mr. McBaine, and (vi) with respect to Mr. Wick, 9,230 shares held by Mr. Wick. Proactive Investment Managers, L.P. and its general partners, Messrs. McGettigan, Gruber, McBaine and Wick, share voting and investment power of the shares and may be deemed to be beneficial owners of the shares held by Proactive Partners, L.P. Messrs. McGettigan, Gruber, McBaine and Wick disclaim beneficial ownership of any shares held by Proactive Investment Managers, L.P., Proactive Partners, L.P., or other entities they control or for which they exercise voting and investment power as described above, except to the extent of their respective interests in such shares arising from their pecuniary interest in such partnerships.

(3) Includes 25,850 shares over which Mr. Gruber shares ownership with his wife, 2,480 shares over which Mr. Gruber has sole voting and investment power as a trustee for a foundation, 1,600 shares over which Mr. Gruber has sole voting and investment power as a trustee of accounts for the benefit of his children and 800 shares held by Mr. Gruber's wife.

(4) Includes 2,200 shares over which Mr. McBaine has shared ownership with his wife, 1,600 shares over which Mr. McBaine and his wife share voting and investment power as trustees for a foundation, 800 shares held by Mr. McBaine's child who lives with Mr. McBaine and 1,600 shares held by Mr. McBaine's child, over which shares Mr. McBaine has voting and investment power.

(5) Based solely on the Schedule 13G/A filed with the SEC on February 13, 2002, J.P. Morgan Chase & Co. is the beneficial owner of 262,584 shares. J.P. Morgan Chase & Co. has sole dispositive power over, and sole power to vote or to direct voting of, such shares.

(6) Based solely on the Schedule 13G filed with the SEC on February 12, 2002, Dimensional Fund Advisors Inc. is the beneficial owner of 192,720 shares as a result of acting as an investment advisor to certain investment companies, commingled group trusts and separate accounts (together, the "Funds"). Dimensional Fund Advisors Inc. possesses voting and/or investment power over the shares, all of which are owned by the Funds. Dimensional Fund Advisors Inc. disclaims beneficial ownership of such shares.

(7) Includes 3,630 shares held by Mr. Tepper, 342,466 shares held by Mr. Tepper as Trustee FBO Tepper Family Trust and 6,400 shares held by Mr. Tepper and Ms. Tepper as Trustees FBO The Tepper 1996 Charitable Remainder Trust UA DTD 11/19/96.

(8) Includes 48,188 shares held by the Erskine Family Trust and 2,800 shares held by Ms. Erskine's spouse, William N. Erskine, who has sole voting and dispositive power over such shares and as to which Ms. Erskine disclaims beneficial ownership.

                            BENEFICIAL OWNERSHIP OF
                      PSYCHIATRIC SOLUTIONS CAPITAL STOCK

     The following table provides information, as of May 31, 2002, concerning the beneficial ownership of Psychiatric Solutions common stock and Series A preferred stock and Series B preferred stock by: (1) each person or entity known by Psychiatric Solutions to beneficially own more than 5% of Psychiatric Solutions outstanding capital stock; (2) each director; (3) each executive officer; and (4) all directors and executive officers as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares shown as beneficially owned by them.

                                           AMOUNT AND NATURE OF              PERCENT OF
                                           BENEFICIAL OWNERSHIP             CAPITAL STOCK
                                    ----------------------------------       OUTSTANDING
                                     COMMON      SERIES A    SERIES B       (ON AN AS-IF
     NAME OF BENEFICIAL OWNER         STOCK     PREFERRED    PREFERRED   CONVERTED BASIS)(1)
     ------------------------       ---------   ----------   ---------   -------------------
Charles R. F. Treadway, M.D.(2)...  1,136,761      110,000           0           5.5%
Christopher Grant, Jr.(3).........          0      500,000     287,188           3.4%
Joey A. Jacobs(4).................  1,618,441            0       8,000           7.0%
Edward K. Wissing (5).............     52,500            0       5,000             *
David S. Heer(6)..................          0    4,370,000   1,946,007          27.1%
Eileen M. More(7).................          0    4,500,000   1,946,007          27.6%
Bill F. Cook(8)...................  1,018,441      500,000   1,882,562          14.8%
Steven T. Davidson(9).............    170,000            0           0             *
Jack R. Salberg(10)...............    174,667            0           0             *
Jack Polson(11)...................     60,000            0           0             *
Acacia Venture Partners.
  L.P.(6).........................          0    4,370,000   1,946,007          27.1%
Oak Investment Partners(7)........          0    4,500,000   1,946,007          27.6%
Clayton Associates LLC(8).........  1,018,441      500,000   1,882,562          14.8%
All directors and executive
  officers as a group (10
  persons)(12)....................  4,230,810    9,980,000   6,074,764          81.3%

---------------

  *  Less than one percent

 (1) The percentages shown are based on 22,800,363 shares of common stock outstanding on May 31, 2002 assuming the conversion of all Series A preferred stock and Series B preferred stock. Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended, shares of common stock which a person has the right to acquire pursuant to the exercise of stock options and warrants held by such holder that are exercisable within sixty
     (60) days of such date are deemed outstanding for the purpose of computing the percentage ownership of such person, but are not deemed outstanding for computing the percentage ownership of any other person.

 (2) Includes options to purchase 15,000 shares of common stock.

 (3) Mr. Grant is the board designee for the CGJF Group and as such is deemed to beneficially own the shares owned by the CGJR Group. Mr. Grant disclaims such beneficial ownership. The CGJR Group consists of (i) CGJF Health Care Services Private Equities, L.P. which owns 250,000 shares of Series A preferred stock and 177,417 shares of Series B preferred stock and warrants to purchase 20,120 shares of Series B preferred stock; (ii) CGJR II, L.P. which owns 160,000 shares of Series A preferred stock and 57,251 shares of Series B preferred stock; and (iii) CGJR/MF III, L.P. which owns 90,000 shares of Series A preferred stock and 32,400 shares of Series B preferred stock.

 (4) Includes options to purchase 400,000 shares of common stock.

 (5) Includes options to purchase 22,500 shares of common stock.

 (6) Includes capital stock held by Acacia Venture Partners, L.P. which owns 4,124,000 shares of Series A preferred stock and 1,395,732 shares of Series B preferred stock and warrants to purchase

     523,133 shares of Series B preferred stock; shares held by South Park Venture Partners, L.P. which owns 246,000 shares of Series A preferred stock and 20,460 shares of Series B preferred stock and warrants to purchase 762 shares of Series B preferred stock and South Pointe Venture Partners, L.P. which owns 2,542 shares of Series B preferred stock and warrants to purchase 3,378 shares of Series B preferred stock. Mr. Heer is the board designee for Acacia Venture Partners and a managing director of Acacia Venture Partners. The address for Acacia Venture Partners is 101 California Street, Suite 3160, San Francisco, California 94111.

 (7) Includes shares held by Oak Investment Partners VII Limited Partnership which owns 4,389,750 shares of Series A preferred stock and 1,383,976 shares of Series B preferred stock and warrants to purchase 523,645 shares of Series B preferred stock; Oak Investment Partners VII Affiliates Fund, Limited Partnership which owns 34,758 shares of Series B preferred stock and warrants to purchase 3,628 shares of Series B preferred stock; and Oak VII Affiliates Fund, Limited Partnership which owns 110,250 shares of Series A preferred stock. Mrs. More is the board designee of Oak Investment Partners. The address for Oak Investment Partners is One Gorham Island, Westpoint, Connecticut 06880.

 (8) Includes shares held by Clayton Associates, LLC which owns 1,018,441 shares of common stock, 100,000 shares of Series A preferred stock and 8,400 shares of Series B preferred stock and warrants to purchase 2,520 shares of Series B preferred stock; FCA Venture Partners I, L.P. which owns 400,000 shares of Series A preferred stock and 33,600 shares of Series B preferred stock and warrants to purchase 10,080 shares of Series B preferred stock; and FCA Venture Partners II, L.P. which owns 1,604,200 shares of Series B preferred stock and warrants to purchase 223,762 shares of Series B preferred stock. Mr. Cook is the board designee of Clayton Associates and FCA. The address for Clayton Associates is 113 Seaboard Lane, Suite B-200, Franklin, Tennessee 37067 and for FCA is One Burton Hill Boulevard, Suite 180, Nashville, Tennessee 37215.

 (9) Includes options to purchase 170,000 shares of common stock.

(10) Includes options to purchase 174,667 shares of common stock.

(11) Includes options to purchase 60,000 shares of common stock.

(12) Includes warrants to purchase 1,311,028 shares of Series B preferred stock and options to purchase 842,167 shares of common stock.

                   DIRECTORS AND OFFICERS OF COMBINED COMPANY
                              FOLLOWING THE MERGER

     The board of directors and the executive officers of PMR will change as a result of the merger. PMR and Psychiatric Solutions have designated two and four individuals, respectively, who were directors of one of the companies on the date of the merger agreement, to become directors of the combined company. A seventh director will be appointed by the holders of certain subordinated convertible notes issued by Psychiatric Solutions pursuant to its pending subordinated debt financing. (See "Business of Psychiatric Solutions -- Recent Developments").

     The following individuals will be the directors and officers of the combined company following the merger:

DIRECTORS

                          NAME                             AGE   CURRENT BOARD MEMBERSHIP
                          ----                             ---   ------------------------

Christopher Grant, Jr..                                     47   Psychiatric Solutions
Charles C. McGettigan...................................   57    PMR
Designee of Psychiatric Solutions Sub-Debtholders
Mark P. Clein...........................................   42    PMR
Joey A. Jacobs..........................................   48    Psychiatric Solutions

Edward K. Wissing.                                          64   Psychiatric Solutions
David S. Heer...........................................   42    Psychiatric Solutions

     Christopher Grant, Jr. Mr. Grant has been a director of Psychiatric Solutions since formation. Mr. Grant was a co-founder in 1997 and remains a General Partner of Salix Ventures, an investment banking firm. Prior to founding Salix, Mr. Grant managed CGJR Health Care Services Group, a Nashville-based health care venture fund since May 1995. Mr. Grant was chief operating officer of Surgical Health Corporation from January 1994 until it was acquired by Health South Corporation in May 1995. Mr. Grant had been chief operating officer and director of Heritage Surgical Corporation from March 1993 until it was acquired by Surgical Health in 1994. From 1985 until its acquisition in 1989, Mr. Grant served as chief financial officer and later as president and director of MediVision. Mr. Grant then served as senior vice president and treasurer of Medical Care International, the company that acquired MediVision, until March 1993. Mr. Grant received a bachelors degree from Williams College in 1976 and a JD from Boston University in 1979. He practiced law in Boston from 1979 until 1985.

     Charles C. McGettigan. Mr. McGettigan has been a director of PMR since 1992. Mr. McGettigan was a co-founder in November 1988 and remains a Managing Director of McGettigan, Wick & Co., Inc., an investment banking firm. He is a general partner of Proactive Investment Managers, L.P., a limited partnership which, through its holdings, is a principal stockholder of PMR. Mr. McGettigan has previously served as an investment banker with Blyth Eastman Dillon & Co. (1970-1980); Dillon, Read & Co., Inc. (1980-1982); Woodman, Kirkpatrick & Gilbreath (1983-1984); and Hambrecht & Quist (1984-1988). Mr. McGettigan serves on the Boards of Directors of Cuisine Solutions, Inc., Modtech, Inc., Onsite Energy, Sonex Research, and Tanknology -- NDE.

     Mark P. Clein. Mr. Clein has been a director of PMR since 1999. Mr. Clein has served as Chief Executive Officer of PMR since May 14, 1999, and previously served as Executive Vice President and Chief Financial Officer of PMR from May 1996 to May 1999. Prior to joining PMR, Mr. Clein was a Managing Director of Health Care Investment Banking for Jefferies & Co., an investment banking firm, from August 1995 to May 1996. Previously, Mr. Clein was a Managing Director of the investment banking firms of Rodman & Renshaw, Inc. (March 1995 to August
1995) and Mabon Securities Corp. (March 1993 to March 1995) and served as a Vice President with Sprout Group, an affiliate of Donaldson, Lufkin and Jenrette, Inc. (May 1991 to March 1993), and a Vice President and partner with Merrill Lynch Venture Capital, Inc. (1982 to February 1990 and August 1990 to February
1991). Mr. Clein holds a Masters of Business Administration degree from Columbia University and a Bachelors degree from the University of North Carolina.

     Joey A. Jacobs, Chairman of the Board. Mr. Jacobs serves as President and Chief Executive Officer of Psychiatric Solutions and co-founded Psychiatric Solutions in April 1997. Prior to founding Psychiatric Solutions, Mr. Jacobs served for 21 years in various capacities with Hospital Corporation of America ("HCA," also formerly known as Columbia and Columbia/HCA). Most recently at HCA, Mr. Jacobs was the president of the Tennessee Division. Mr. Jacobs' background at HCA also includes serving as president of the company's Central Group, vice president of the Western Group, assistant vice president of the Central Group and assistant vice president of the Salt Lake City Division.

     Edward K. Wissing. Mr. Wissing has been a director of Psychiatric Solutions since August 1997. Mr. Wissing served as President and Chief Executive Officer of American HomePatient, Inc., a national provider of home health care products and services, from May 1994 until May 1998. Mr. Wissing has been actively involved in the home health care industry and has twice chaired the Health Industry Distributor's Association. Mr. Wissing serves on the Boards of Directors of American Homecare Supply, a provider of home medical equipment products and services, Care Centric, a home health care software and home care consulting provider, and Pediatric Services of America, a pediatric home care services and equipment provider.

     David S. Heer. Mr. Heer has been a director of Psychiatric Solutions since November 1999. Mr. Heer joined Acacia Venture Partners, a venture capital firm, at its inception in 1995 and has been a managing director since that time. Prior to joining Acacia Venture Partners, Mr. Heer was an associate at First Century Partners where he focused on the health care services sector since 1987. Prior to joining First Century Partners, Mr. Heer was a financial analyst with Intel. Mr. Heer serves on the board of several Acacia Venture Partners portfolio companies.

     The merger agreement designates Mr. Grant, Mr. Wissing and Mr. McGettigan as members of the audit committee. The audit committee will review and evaluate the results and scope of the audit and other services provided by the combined company's independent accountants, as well as the combined company's accounting principles and system of internal accounting controls.

     The merger agreement designates Mr. Grant, Mr. Heer and Mr. Jacobs as the members of the compensation committee. The compensation committee will advise, recommend and approve compensation policies, strategies, and pay levels necessary to support organizational objectives.

EXECUTIVE OFFICERS

     Executive officers of the combined company will be elected annually by the combined company's board of directors to serve in their respective capacities until their successors are duly elected and qualified or until their earlier resignation or removal. The following will initially serve as executive officers of the combined company:

                                                                       CURRENT COMPANY
NAME                AGE        POSITION IN COMBINED COMPANY              AFFILIATION
----                ---   ---------------------------------------   ---------------------
Joey A. Jacobs....  48    Chief Executive Officer and President     Psychiatric Solutions
Steven T.           44    Chief Development Officer and Secretary   Psychiatric Solutions
  Davidson........
Jack R. Salberg...  54    Chief Operating Officer                   Psychiatric Solutions
Jack Polson.......  36    Controller                                Psychiatric Solutions

Psychiatric Solutions' Chief Financial Officer position is currently vacant.

     Steven T. Davidson, Chief Development Officer. Mr. Davidson has served as Chief Development Officer of Psychiatric Solutions since August 1997 and has over 19 years of health care experience. Prior to joining Psychiatric Solutions, Mr. Davidson served as the Director of Development at Hospital Corporation of America ("HCA," formerly known as Columbia and Columbia/HCA) from 1991 until 1997. Mr. Davidson also served as a Senior Audit Supervisor and Hospital Controller during his term at HCA, which began in 1983, where he supervised audits of hospitals and other corporate functions. Prior to joining HCA, Mr. Davidson was employed by Ernst and Young as a Senior Auditor. Mr. Davidson is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

     Jack Salberg, Chief Operating Officer. Mr. Salberg has served as Chief Operating Officer of Psychiatric Solutions since May 2000 and has more than 29 years of operational experience in both for-profit and non-profit health care sectors. Prior to joining Psychiatric Solutions, Mr. Salberg served as president and chief executive officer of Sunrise Healthcare from 1996 to 2000. In addition, Mr. Salberg served for ten years in various capacities with American Healthcorp, most recently as senior vice president with specific responsibilities for multi-facility contract management. Mr. Salberg also spent three years as head of Health Group, Inc.'s psychiatric division. In addition, Mr. Salberg was employed for four years with Humana Corporation as a hospital executive director and seven years with Arden Hill Hospital, an independent hospital, as its associate executive director.

     Jack E. Polson. Mr. Polson has served as the Controller of Psychiatric Solutions since June 1997. From June 1995 until joining Psychiatric Solutions, Mr. Polson served as Controller for Columbia Healthcare Network, a risk-bearing physician health organization. From May 1992 until June 1995, Mr. Polson served as an internal audit supervisor for Columbia/HCA, a hospital corporation.

EXECUTIVE COMPENSATION

     The following table provides information about the cash and non-cash compensation during 2001 earned by or awarded to Psychiatric Solutions' chief executive officer and the other three executive officers who will remain executive officers of the combined company and whose combined salary and bonus exceeded $100,000 during 2001.

                                                                                           LONG-TERM
                                                                                          COMPENSATION
                                                                                          ------------
                                                       ANNUAL COMPENSATION                   AWARDS
                                             ----------------------------------------      SECURITIES
NAME AND                                                               OTHER ANNUAL        UNDERLYING       ALL OTHER
PRINCIPAL POSITIONS                   YEAR   SALARY($)     BONUS($)   COMPENSATION($)      OPTIONS(#)    COMPENSATION($)
-------------------                   ----   ---------     --------   ---------------     ------------   ---------------
Joey A. Jacobs......................  2001    230,000        25,000            --                --               --
  Chief Executive Officer
  and President
Steven T. Davidson..................  2001    155,000        25,000            --                --               --
  Chief Development Officer and
  Secretary
Jack R. Salberg.....................  2001    224,640        81,389            --                --               --
  Chief Operating Officer
Jack Polson.........................  2001    100,000         5,000            --                --               --
  Controller

     Option Grants. Psychiatric Solutions did not grant any stock options to the executive officers during the year ended December 31, 2001.

     Option Exercise and Values. The table below provides information as to exercise of options by the executive officers during the 2001 fiscal year under the option plans and the year-end value of unexercised options.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

                            NUMBER OF                   NUMBER OF UNDERLYING          VALUE OF UNEXERCISED
                            SECURITIES                UNEXERCISED OPTIONS/SARS      IN-THE-MONEY OPTIONS/SARS
                            UNDERLYING                   AT FISCAL YEAR-END         AT FISCAL YEAR-END($)(1)
                             OPTIONS       VALUE     ---------------------------   ---------------------------
NAME                       EXERCISED(#)   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                       ------------   --------   -----------   -------------   -----------   -------------
Joey A. Jacobs...........       0           N/A        400,000              0       $100,000          $ 0
Steven T. Davison........       0           N/A        170,000         20,000       $ 37,500          $ 0
Jack R. Salberg..........       0           N/A        174,667         87,333       $      0          $ 0
Jack Polson..............       0           N/A         60,000          5,000       $ 13,750          $ 0

---------------

(1) This amount represents the aggregate of the number of "in-the-money" options multiplied by the difference between $0.35, the fair market value of the common stock at December 31, 2001 as determined by the board of directors of Psychiatric Solutions, and the exercise price for that option. Options are classified as "in-the-money" if the market value of the underlying common stock exceeds the exercise price of the option. Actual values which may be realized, if any, upon the exercise of options will be based on the per share market price of the common stock at the time of exercise and are thus dependent upon future performance of the common stock.

     Effective January 1, 2002, Psychiatric Solutions entered into an Amended and Restated Employment Agreement with Mr. Jacobs. Mr. Jacobs' agreement provides for an annual base salary of $230,000 and an annual cash incentive compensation award tied to objective criteria as established by the Psychiatric Solutions board of directors. The employment agreement has an initial term of one year, subject to automatic annual renewals absent prior notice from either party.

     Mr. Jacobs' employment agreement provides for various payments to Mr. Jacobs upon cessation of employment, depending on the circumstances. If Psychiatric Solutions terminates Mr. Jacobs' employment "Without Cause" or if he resigns pursuant to a "Constructive Discharge," then: (i) all options scheduled to vest during the succeeding 18 month period will immediately vest; (ii) any restricted stock will immediately vest; (iii) Mr. Jacobs will receive a cash payment equal to 150% of his base salary and bonus earned during the 12 months prior to termination; and (iv) all benefits and perquisites will continue for 18 months. If Psychiatric Solutions terminates Mr. Jacobs' employment for "Cause" or if Mr. Jacobs resigns other than pursuant to a "Constructive Discharge" or "Change of Control," Mr. Jacobs will only receive his earned but unpaid base salary through the date of termination.

     If Mr. Jacobs resigns after a "Change in Control" of Psychiatric Solutions, his employment agreement provides for Psychiatric Solutions to pay him a cash amount equal to 150% of his base salary and bonus earned during the 12 months prior to termination and to continue all benefits and perquisites for 18 months.

     Effective May 1, 2000, Psychiatric Solutions entered into an Employment Agreement with Mr. Salberg. Mr. Salberg's agreement provides for an annual base salary of $216,000 and an annual cash incentive compensation award tied to objective criteria as established by the Psychiatric Solutions board of directors. The employment agreement has an initial term of one year, subject to automatic annual renewals absent prior notice from either party.

     Mr. Salberg's employment agreement provides for various payments to Mr. Salberg upon cessation of employment, depending on the circumstances. If Psychiatric Solutions terminates Mr. Salberg's employment "Without Cause" or if he resigns pursuant to a "Constructive Discharge," then: (i) all options scheduled to vest during the succeeding 18 month period will immediately vest;
(ii) any restricted stock will immediately vest; (iii) Mr. Salberg will receive a cash payment equal to 150% of his base salary and bonus earned during the 12 months prior to termination; and (iv) all benefits and perquisites will continue for 18 months. If Psychiatric Solutions terminates Mr. Salberg's employment for "Cause" of if Mr. Salberg resigns other than pursuant to a "Constructive Discharge" or "Change of Control," Mr. Salberg will only receive his earned but unpaid base salary through the date of termination.

     If Mr. Salberg resigns after a "Change in Control" of Psychiatric Solutions, his employment agreement provides for Psychiatric Solutions to pay him a cash amount equal to 150% of his base salary and bonus earned during the 12 months prior to termination and to continue all benefits and perquisites for 18 months.

                        COMPARISON OF STOCKHOLDER RIGHTS

GENERAL

     If the merger is consummated, the stockholders of Psychiatric Solutions will become stockholders of PMR except for persons who exercise their dissenters' rights. The rights of the stockholders of both PMR and Psychiatric Solutions are governed by and subject to the provisions of the Delaware General Corporation Law. The rights of current Psychiatric Solutions stockholders following the merger will be governed by the PMR charter (as described under the heading "PMR Special Meeting -- Amendment of PMR's Charter"), and bylaws rather than the provisions of the Psychiatric Solutions Second Amended and Restated Certificate of Incorporation, as amended, and its bylaws. The following is a brief summary of certain differences between the rights of PMR stockholders and the rights of Psychiatric Solutions stockholders, and is qualified in its entirety by reference to the relevant provisions of the Delaware General Corporation Law, the PMR charter and bylaws and the Psychiatric Solutions amended and restated certificate of incorporation and bylaws.

NUMBER, CLASSIFICATION AND REMOVAL OF DIRECTORS

     Under the PMR bylaws, the number of directors, which is presently set at seven, is determined by resolution of the PMR Board of Directors. The PMR bylaws further provide for three classes of directors with staggered terms of three years each. Newly created directorships resulting from any increase in the authorized number of directors and any vacant directorships may be filled by a majority of the directors then in office. Subject to certain exceptions, any director (or the entire PMR Board of Directors) may be removed only for cause and only by the affirmative vote of the holders of two-thirds of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

     The Psychiatric Solutions Second Amended and Restated Certificate of Incorporation, as amended, provides that a majority of the holders of the outstanding preferred stock, voting as a class, must approve an increase or decrease in the number of members of the Board of Directors. The number of directors presently authorized is nine. For so long as not less than 2,700,000 shares of preferred stock is outstanding and the number of authorized members of the Board of Directors is nine or more, the preferred stock, voting as a separate class, may elect five members of the Board of Directors. The holders of preferred stock further have the authority to elect, remove and fill vacancies for such directors. The remaining four directors are elected by the common stockholders by majority vote; and the common stockholders may remove and fill vacancies created by such board members.

CUMULATIVE VOTING

     Neither PMR's charter nor Psychiatric Solutions Second Amended and Restated Certificate of Incorporation, as amended, provides for cumulative voting rights for the election of directors or otherwise.

POWER TO CALL SPECIAL MEETING

     The PMR bylaws provide that a special meeting of stockholders may be called at any time by the Chairman of the Board, the Chief Executive Officer, the President, or a majority of the PMR Board of Directors. Upon written request of any person or persons entitled to call a special meeting, the Secretary shall call a special meeting to be held not less than ten nor more than sixty days after the receipt of such request.

     The Psychiatric Solutions bylaws provide that a special meeting of the stockholders may be called for any purpose or purposes upon (i) written request from the Chairman of the Board of Directors, (ii) written request from the Chief Executive Officer, (iii) a resolution approved by a majority of the total number of authorized directors, or (iv) written request from the holders of not less than ten percent of the shares entitled to vote at the special meeting. The special meeting shall be held not less than 35 nor more than 120 days after a resolution approved by the Board of Directors or receipt by the Chairman of the Board of Directors, the Chief Executive Officer or the Secretary of a written request for a special meeting.

STOCKHOLDER VOTE REQUIRED FOR CERTAIN TRANSACTIONS

     The PMR charter and bylaws contain no provision that would require greater than a majority of stockholders to approve mergers, consolidations, sales of a substantial amount of assets or other similar transactions.

     The Psychiatric Solutions Second Amended and Restated Certificate of Incorporation, as amended, requires that a majority of the holders of preferred stock, voting as a class, approve (i) a transaction in which all or substantially all of the assets of Psychiatric Solutions are transferred, (ii) a consolidation, merger or reorganization in which majority control of Psychiatric Solutions is transferred, or (iii) any transaction or series of transactions in which in excess of 50% of Psychiatric Solutions' voting power is transferred.

ACTION BY WRITTEN CONSENT IN LIEU OF A STOCKHOLDER MEETING

     The PMR charter and bylaws are silent on the issue of action by written consent. The Delaware General Corporation Law provides that, unless otherwise specified in a corporation's certificate of incorporation, any action permitted or required by law may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action taken is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a stockholder meeting. Prompt notice of the taking of any corporate action without a meeting by less than unanimous consent shall be given to those stockholders who have not consented in writing.

     The Psychiatric Solutions bylaws provide that any action permitted or required by law to be taken at an annual or special meeting may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action taken is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a stockholder meeting. Prompt notice of the taking of any corporate action without a meeting by less than unanimous consent shall be given to those stockholders who have not consented in writing.

AMENDMENTS TO CERTIFICATES OF INCORPORATION

     Section 242 of the Delaware General Corporation Law provides that an amendment to a corporation's certificate of incorporation must be approved by the board of directors and by the affirmative vote of the holders of at least a majority of the outstanding stock entitled to vote. PMR's charter generally requires the affirmative vote of the holders of two-thirds of the combined voting power of the then outstanding shares of stock entitled to vote on any proposed amendment to the charter. However, in the event that a resolution to amend the charter is adopted by the affirmative vote of at least 80% of PMR's Board of Directors, PMR's charter requires that approval of the amendment shall only require the affirmative vote of the holders of a majority of the combined voting power of the then outstanding shares of stock entitled to vote thereon, voting as a single class.

     In addition to approval by a majority of the board of directors as required by Section 242 of the Delaware General Corporation Law, an amendment to the Psychiatric Solutions certificate of incorporation requires the approval of a majority of common stock holders (which includes holders of preferred stock voting on an as-converted basis). Psychiatric Solutions' Second Amended and Restated Certificate of Incorporation, as amended, provides that in the event the proposed amendment (i) affects the power, preferences, or other special rights or privileges, qualifications, limitations, or restrictions of the preferred stock, (ii) adjusts the authorized number of shares of capital stock, or (iii) authorizes or designates a new class or series of capital stock or other securities ranking pari passu with or senior to the preferred stock, a majority of the holders of outstanding preferred stock, voting as a separate class, must approve such amendment in addition to approval by the common stock holders (which includes holders of preferred stock voting on an as-converted basis).

AMENDMENT TO BYLAWS

     The PMR bylaws provide that the PMR Board of Directors shall have the power to adopt, amend, and repeal the bylaws, subject to the right of the stockholders in certain instances to vote with respect to any such amendments. The PMR bylaws further provide that the PMR stockholders may not adopt, alter, amend, or repeal the PMR bylaws without the affirmative vote of the holders of two-thirds of the combined voting power of the then outstanding shares of stock entitled to vote on any proposed amendment.

     The Psychiatric Solutions bylaws provide that the Psychiatric Solutions stockholders may amend the bylaws by majority vote. Psychiatric Solutions' Second Amended and Restated Certificate of Incorporation, as amended, provides that the Board of Directors may amend the bylaws at any time; provided, however, the stockholders by majority vote may change or repeal any amendment by the Board of Directors; and, provided further, no amendment to the bylaws adopted by the Board of Directors may vary or conflict with any amendment adopted by the stockholders. The Psychiatric Solutions' Second Amended and Restated Certificate of Incorporation, as amended, further provides that any amendment to the bylaws that affects the power, preferences, or other special rights or privileges, qualifications, limitations, or restrictions of the preferred stock must be approved by a majority of the holders of the preferred stock, voting as a separate class.

PREFERRED STOCK

     There are no outstanding shares of PMR preferred stock.

     Psychiatric Solutions has outstanding 10,497,000 shares of Series A Preferred Stock and 4,975,736 shares of Series B Preferred Stock.

PREEMPTIVE RIGHTS

     The Delaware General Corporation Law does not affirmatively grant stockholders preemptive rights. PMR's charter does not grant stockholders preemptive rights. Psychiatric Solutions' Second Amended and Restated Certificate of Incorporation, as amended, grants preemptive rights only pursuant to written agreement.

                        DESCRIPTION OF PMR CAPITAL STOCK

     The following is a summary of the material terms of the charter and bylaws concerning the capital stock of PMR. Copies of the PMR charter and PMR bylaws will be sent to holders of shares of PMR common stock and Psychiatric Solutions capital stock upon request. See "Where You Can Find More Information" on page
149. For a comparison of provisions of the PMR charter and the Psychiatric Solutions second amended and restated certificate of incorporation, as amended, see "Comparison of Stockholder Rights" on page 144.

AUTHORIZED CAPITAL STOCK

     PMR's authorized capital stock currently consists of 19,000,000 shares of PMR common stock, par value $0.01 per share, and 1,000,000 shares of PMR preferred stock, par value $0.01 per share. These share numbers do not take into account the proposed amendments to PMR's charter described on page 130 under the heading "PMR Special Meeting -- Amendment of PMR's Charter. If the proposed amendment to PMR's charter is approved by PMR's stockholders, PMR's authorized capital stock will consist of 48,000,000 shares of PMR common stock, par value $0.01, and 2,000,000 shares of PMR preferred stock, par value $0.01.

COMMON STOCK

     The holders of PMR common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding PMR preferred stock, holders of PMR common stock are entitled to receive ratably dividends as they may be declared by the PMR board out of funds legally available for dividends. In the event of a liquidation or dissolution of PMR, holders of PMR common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding PMR preferred stock.

     Holders of PMR common stock have no cumulative voting rights, no preemptive rights and have no rights to convert their PMR common stock into any other securities. All of the outstanding shares of PMR common stock are, and the shares of PMR common stock issued pursuant to the merger will be, duly authorized, validly issued, fully paid and nonassessable.

PREFERRED STOCK

     The PMR board is authorized to designate any series of PMR preferred stock and the powers, preferences and rights of the shares of the series and the qualifications, limitations or restrictions of the series of preferred stock without further action by the holders of the PMR common stock. As of the date of this document, there were no shares of preferred stock outstanding.

TRANSFER AGENT AND REGISTRAR

     StockTrans, Inc. is the transfer agent and registrar for the PMR common stock.

STOCK EXCHANGE LISTING

     It is a condition of the merger that the shares of PMR common stock issuable in the merger be approved for trading on either the Nasdaq National Market or Nasdaq SmallCap Market on or prior to the effective time, subject to official notice of issuance. PMR's stock symbol will be changed to "PSYS."

                         INDEPENDENT PUBLIC ACCOUNTANTS

     It is expected that representatives of Ernst & Young LLP will be present at each of the Special Meetings to respond to appropriate questions of stockholders and to make a statement if they so desire.

                                 LEGAL MATTERS

     The validity of the PMR common stock to be issued to Psychiatric Solutions stockholders pursuant to the merger will be passed upon by Vinson & Elkins L.L.P., counsel to PMR. Certain tax matters relating to the merger will be passed upon for Psychiatric Solutions by Kruse & Associates, P.C. See "The Merger -- Material U.S. Federal Income Tax Consequences" and "The Merger Agreement -- Conditions to the Merger" on pages 105 and 115, respectively.

                                    EXPERTS

     The consolidated financial statements and the related financial statement schedule of PMR Corporation at April 30, 2001 and 2000, and for each of the three years in the period ended April 30, 2001, included in this joint proxy statement of PMR Corporation, which is referred to and made part of this prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Psychiatric Solutions, Inc. at December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001, included in this joint proxy statement of PMR Corporation, which is referred to and made part of this prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The financial statements of Sunrise Behavioral Health, Ltd., for the four months ended April 30, 2000, included in this joint proxy statement of PMR Corporation, which is referred to and made part of this prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The combined financial statements of Cypress Creek Hospital, Inc., West Oaks Hospital, Inc. and Healthcare Rehabilitation Center Of Austin, Inc., for the years ended December 31, 2000, 1999 and 1998, included in this joint proxy statement of PMR Corporation, which is referred to and made part of this prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The financial statements of Holly Hill/Charter Behavioral Health System, L.L.C. for the years ended September 30, 2001 and 2000, included in this joint proxy statement of PMR Corporation, which is referred to and made part of this prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                             STOCKHOLDER PROPOSALS

     Any proposals of holders of common stock intended to be presented at the annual meeting of stockholders of PMR or the combined company, as the case may be, to be held in 2003 must be received by PMR or the combined company, as the
case may be, at its executive offices, no later than [          ] to be
considered for inclusion in the proxy statement and form of proxy relating to that meeting.

                      WHERE YOU CAN FIND MORE INFORMATION

     PMR files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by PMR at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, or at the SEC's public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The filings of PMR with the SEC are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. PMR invites you to visit its web site at http://www.pmrcorp.com, and Psychiatric Solutions invites you to visit its web site at http://www.psysolutions.com.

     PMR filed a registration statement on Form S-4 to register with the SEC PMR common stock to be issued to Psychiatric Solutions stockholders in the merger. This document is a part of that registration statement and constitutes a prospectus of PMR in addition to being a proxy statement of each of Psychiatric Solutions and PMR. As allowed by SEC rules, this document does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

                 INDEX TO PMR CONSOLIDATED FINANCIAL STATEMENTS

PMR Corporation Financial Statements for the nine months
  ended January 31, 2002 (Unaudited)........................
  Condensed Consolidated Balance Sheets as of January 31,
     2002 (Unaudited) and April 30, 2001....................   FA-2
  Condensed Consolidated Unaudited Statements of Operations
     for the three months ended January 31, 2002 and 2001
     and the nine months ended January 31, 2002 and 2001....   FA-3
  Condensed Consolidated Unaudited Statements of Cash Flows
     for the nine months ended January 31, 2002 and 2001....   FA-4
  Notes to Condensed Consolidated Financial Statements as of
     January 31, 2002.......................................   FA-5
PMR Corporation Financial Statements for the years ended
  April 30, 2001 and April 30, 2000
  Independent Auditors' Report..............................   FA-8
  Consolidated Balance Sheets as of April 30, 2001 and
     2000...................................................   FA-9
  Consolidated Statements of Operations for the years ended
     April 30, 2001, 2000, and 1999.........................  FA-10
  Consolidated Statements of Stockholders' Equity...........  FA-11
  Consolidated Statements of Cash Flows for the years ended
     April 30, 2001, 2000, and 1999.........................  FA-12
  Notes to Consolidated Financial Statements................  FA-13
  Valuation and Qualifying Accounts.........................    S-1

                                PMR CORPORATION

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                              JANUARY 31,     APRIL 30,
                                                                  2002           2001
                                                              ------------   ------------
                                                              (UNAUDITED)
                                         ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 11,367,100   $ 13,636,122
  Short-term investments, available for sale................     8,168,459      4,129,364
  Accounts receivable, net of allowance for doubtful
     accounts of $3,932,000 in 2002 and $4,992,000 in
     2001...................................................     1,458,443        794,549
  Prepaid expenses and other current assets.................       406,922        453,768
                                                              ------------   ------------
Total current assets........................................    21,400,924     19,013,803
Furniture and office equipment, net of accumulated
  depreciation of $2,570,000 in 2002 and $2,473,000 in
  2001......................................................       306,430        742,754
Long-term accounts and notes receivable, net of allowance
  for doubtful accounts of $0 in 2002 and $520,000 in
  2001......................................................       499,136      1,514,482
Other assets................................................        65,671         88,035
                                                              ------------   ------------
Total assets................................................  $ 22,272,161   $ 21,359,074
                                                              ============   ============
                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $    179,268   $    466,564
  Accrued expenses..........................................     1,231,522      1,274,788
  Accrued compensation and employee benefits................       292,529        530,646
  Advances from case management agencies....................     1,872,722      1,312,187
                                                              ------------   ------------
Total current liabilities...................................     3,576,041      3,584,185
Note payable................................................            --         81,284
Contract settlement reserve.................................     3,750,439      4,199,146
Other long-term liabilities.................................         4,812         27,360
Stockholders' equity:
  Common stock, $.01 par value, authorized
     shares -- 7,600,000; issued and outstanding
     shares -- 2,902,007 in 2002 and 2001...................        72,550         72,550
  Additional paid-in capital................................    31,294,658     31,259,688
  Notes receivable from employees and officers..............      (435,750)      (539,260)
  Accumulated other comprehensive income....................        51,782         49,747
  Accumulated deficit.......................................   (15,846,864)   (17,348,126)
  Treasury stock, common stock at cost -- 43,830 shares in
     2002 and 4,000 shares in 2001..........................      (195,507)       (27,500)
                                                              ------------   ------------
Total stockholders' equity..................................    14,940,869     13,467,099
                                                              ------------   ------------
Total liabilities and stockholders' equity..................  $ 22,272,161   $ 21,359,074
                                                              ============   ============

            See notes to condensed consolidated financial statements

                                PMR CORPORATION

          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                                             THREE MONTHS ENDED JANUARY 31,    NINE MONTHS ENDED JANUARY 31,
                                             -------------------------------   -----------------------------
                                                 2002               2001          2002              2001
                                             ------------       ------------   -----------       -----------
Revenues...................................  $ 4,886,930        $ 4,099,796    $14,325,692       $13,544,880
                                             -----------        -----------    -----------       -----------
Expenses:
  Direct operating expenses................    4,213,680          3,734,957     12,053,526        12,022,764
  Research & development...................           --            379,247        196,872           662,840
  Marketing, general and administrative....      664,850          2,474,909      2,843,190         6,454,851
  Provision for doubtful accounts..........        8,895            166,407         27,425           552,263
  Recovery of provision for doubtful
    accounts...............................   (1,937,012)                --     (3,225,375)               --
  Depreciation and amortization............      128,146            198,454        438,347           660,504
  Software development amortization........           --          1,034,978             --         1,724,964
  Special charges (credit).................      (22,588)           273,148      1,035,382           483,673
                                             -----------        -----------    -----------       -----------
    Total expenses.........................    3,055,971          8,262,100     13,369,367        22,561,859
                                             -----------        -----------    -----------       -----------
Interest expense...........................       (2,537)            (4,871)        (9,404)          (16,320)
Interest income............................      178,369            368,463        509,861         1,058,498
                                             -----------        -----------    -----------       -----------
Net income (loss) before income taxes......    2,006,791         (3,798,712)     1,456,782        (7,974,801)
Income tax benefit.........................      (44,481)          (929,305)       (44,481)         (929,305)
                                             -----------        -----------    -----------       -----------
Net income (loss)..........................  $ 2,051,272        $(2,869,407)   $ 1,501,263       $(7,045,496)
                                             ===========        ===========    ===========       ===========
Earnings (loss) per common share
  Basic....................................  $      0.71        $     (1.00)   $      0.52       $     (2.49)
                                             ===========        ===========    ===========       ===========
  Diluted..................................  $      0.71        $     (1.00)   $      0.52       $     (2.49)
                                             ===========        ===========    ===========       ===========
Shares used in computing earnings (loss)
  per share:
  Basic....................................    2,876,872          2,861,081      2,887,286         2,834,238
                                             ===========        ===========    ===========       ===========
  Diluted..................................    2,884,548          2,861,081      2,888,900         2,834,238
                                             ===========        ===========    ===========       ===========
Dividend declared per share of common stock
  outstanding of 2,902,007 shares on
  December 29, 2000........................  $        --        $      2.50    $        --       $      2.50
                                             ===========        ===========    ===========       ===========

            See notes to condensed consolidated financial statements

                                PMR CORPORATION

          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                              NINE MONTHS ENDED JANUARY 31,
                                                              -----------------------------
                                                                  2002            2001
                                                              -------------   -------------
OPERATING ACTIVITIES
  Net income (loss).........................................   $ 1,501,263     $(7,045,496)
  Adjustments to reconcile net income (loss) to net cash
     provided by (used in) operating activities:
     Stock compensation expense.............................        34,970          72,097
     Special charge.........................................     1,035,382         483,673
     Depreciation and amortization..........................       438,347       2,385,468
     Provision for doubtful accounts........................    (3,197,950)        552,263
     Changes in operating assets and liabilities:
       Accounts and notes receivable........................     3,549,402       4,057,375
       Prepaid expenses and other assets....................        58,270        (421,011)
       Accounts payable and accrued expenses................    (1,697,578)       (655,395)
       Accrued compensation and employee benefits...........      (238,117)         65,763
       Advances from case management agencies...............       560,535         519,371
       Contract settlement reserve..........................      (448,707)     (1,113,909)
       Deferred rent expense................................       (22,548)        (13,958)
                                                               -----------     -----------
Net cash provided by (used in) operating activities.........     1,573,269      (1,113,759)
                                                               -----------     -----------
INVESTING ACTIVITIES
  Proceeds from the sale and maturity of short-term
     investments............................................    (8,522,125)     13,981,098
  Purchases of short-term investments.......................     4,485,065      (2,197,530)
  Software development costs................................            --      (1,187,654)
  Purchases of furniture and office equipment...............       340,550        (213,111)
                                                               -----------     -----------
Net cash (used in) provided by investing activities.........    (3,696,510)     10,382,803
                                                               -----------     -----------
FINANCING ACTIVITIES
  Proceeds from sale of common stock........................            --         218,062
  Payments on note payable to bank..........................       (81,284)        (87,408)
  Acquisition of treasury stock.............................      (168,007)        (27,500)
  Proceeds from payments of notes receivable from employees
     and officers...........................................       103,510              --
  Cash dividend paid........................................            --      (7,255,017)
                                                               -----------     -----------
Net cash used in financing activities.......................      (145,781)     (7,151,863)
                                                               -----------     -----------
Net (decrease) increase in cash and cash equivalents........    (2,269,022)      2,117,181
Cash and cash equivalents at beginning of period............    13,636,122       9,192,254
                                                               -----------     -----------
Cash and cash equivalents at end of period..................   $11,367,100     $11,309,435
                                                               ===========     ===========

            See notes to condensed consolidated financial statements

                                PMR CORPORATION

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                JANUARY 31, 2002

NOTE A -- BASIS OF PRESENTATION

     The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for audited financial statements. The condensed consolidated balance sheet at April 30, 2001 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the financial position of PMR Corporation ("PMR" or the "Company") have been included. Operating results for the three and nine months ended January 31, 2002 are not necessarily indicative of the results that may be expected for the year ending April 30, 2002. For further information, refer to the financial statements and footnotes thereto included in the Company's Annual Report on Form 10-K for the year ended April 30, 2001.

     During the quarter ended January 31, 2002, the Company recovered $1.9 million in provision for doubtful accounts. The recovery was primarily due to the collection of approximately $600,000 of previously reserved accounts receivable relating to closed outpatient programs and a change in estimate on the collectability of certain other related receivables.

NOTE B -- EARNINGS PER SHARE

     Statement of Financial Accounting Standards ("SFAS") No. 128, Earnings per Share, requires dual presentation of basic and diluted earnings per share by entities with complex capital structures. Basic earnings per share includes no dilution and is computed by dividing net loss by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in the earnings of the entity. The Company has calculated its earnings per share in accordance with SFAS No. 128 for all periods presented.

     The following table sets forth the computation of basic and diluted earnings per share:

                                 THREE MONTHS ENDED JANUARY 31,   NINE MONTHS ENDED JANUARY 31,
                                 ------------------------------   ------------------------------
                                     2002             2001            2002             2001
                                 ------------     -------------   ------------     -------------
NUMERATOR:
Net income (loss) available to
  common stockholders..........   $2,051,272       $(2,869,407)    $1,501,263       $(7,045,496)
                                  ==========       ===========     ==========       ===========
DENOMINATOR:
Weighted average shares
  outstanding for basic
  earnings per share...........    2,876,872         2,861,081      2,887,286         2,834,238
                                  ----------       -----------     ----------       -----------
Effects of dilutive securities:
  Employee stock options and
     warrants..................        7,676                --          1,615                --
                                  ----------       -----------     ----------       -----------
Dilutive potential common
  shares.......................        7,676                --          1,615                --
                                  ----------       -----------     ----------       -----------
Shares used in computing
  diluted earnings (loss) per
  common share.................    2,884,548         2,861,081      2,888,900         2,834,238
                                  ==========       ===========     ==========       ===========
Earnings (loss) per common
  share, basic.................   $     0.71       $     (1.00)    $     0.52       $     (2.49)
                                  ==========       ===========     ==========       ===========
Earnings (loss) per common
  share, diluted...............   $     0.71       $     (1.00)    $     0.52       $     (2.49)
                                  ==========       ===========     ==========       ===========

     No potential common shares were included in the computation of diluted earnings per share for the three and nine months ended January 31, 2001 because the inclusion thereof would have had an antidilutive effect.

NOTE C -- DISCLOSURES ABOUT REPORTABLE SEGMENTS

     In accordance with the criteria of SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, the Company determined that it operates in two reportable segments: Health Services Business and Health Information Business. The Company's reportable segments are strategic business units that offer different services to a variety of inpatient and outpatient recipients and healthcare industry participants. The Health Services Business segment consists of two outpatient programs and two case management programs. Under the Health Information Business, the Company has licensed its software application to Conundrum Communications, Inc. ("Conundrum") in exchange for eligibility to receive royalties for a period of five years. The Company does not anticipate incurring any further costs associated with the Health Information Business. Activities classified as "Other" in the following schedule relate primarily to unallocated home office items.

     A summary of segment activity is as follows:

                                               NINE MONTHS ENDED JANUARY 31,
                                   -----------------------------------------------------
                                     HEALTH        HEALTH
                                    SERVICES     INFORMATION
                                    BUSINESS      BUSINESS        OTHER         TOTAL
                                   -----------   -----------   -----------   -----------
2002
Revenues.........................  $14,325,692   $        --   $        --   $14,325,692
Income (loss) before income
  taxes..........................    5,199,846    (1,412,799)   (2,330,265)    1,456,782
2001
Revenues.........................  $13,544,880   $        --   $        --   $13,544,880
Income (loss) before income
  taxes..........................    1,275,938    (5,489,075)   (3,761,664)   (7,974,801)

NOTE D -- MERGER AGREEMENT SUBSEQUENT TO BALANCE SHEET DATE

     On May 6, 2002, the Company, announced the execution of a definitive merger agreement dated May 6, 2002, providing for the merger of a wholly-owned subsidiary of PMR with and into Psychiatric Solutions, Inc., a privately-held Delaware corporation ("PSI"), with PSI being the surviving corporation and becoming a wholly-owned subsidiary of PMR. In connection with the merger, PSI stockholders will exchange all warrants, preferred stock and common stock of PSI for shares of PMR common stock. Upon completion of the merger, PSI stockholders will own approximately 72% of the Company and PMR shareholders will own approximately 28% of the Company. The transaction will be subject to PMR stockholder approval, regulatory approval, and other customary closing conditions.

NOTE E -- REVERSE STOCK SPLIT

     In connection with and as a condition to the proposed merger discussed in Note D above, the Company is also proposing an amendment to its charter in order to effect a proposed 1-for-2 1/2 reverse stock split. The reverse stock split will be subject to PMR stockholder approval. All shares and per share amounts have been retroactively restated for all periods presented to reflect this reverse stock split.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
PMR Corporation

     We have audited the accompanying consolidated balance sheets of PMR Corporation as of April 30, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended April 30, 2001. Our audits also included the financial statement schedule listed in the index at item 14(a). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of PMR Corporation at April 30, 2001 and 2000, and the consolidated results of its operations and its cash flows for each of the three years in the period ended April 30, 2001, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          Ernst & Young LLP

San Diego, California
June 15, 2001,
except for Note 17, as to which the date is July 19, 2001 and Notes 20 and 21 as to which the date is May 6, 2002

     The foregoing report is in the form that will be signed upon the completion of the restatement of capital accounts described in Note 21 to the financial statements.

                                          /s/ Ernst & Young LLP

San Diego, California
June 7, 2002

                                PMR CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                                      APRIL 30,
                                                              --------------------------
                                                                  2001          2000
                                                              ------------   -----------
                                         ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 13,636,122   $ 9,192,254
  Short-term investments, available-for-sale................     4,129,364    18,579,754
  Accounts receivable, net of allowance for doubtful
     accounts of $4,992,000 in 2001 and $6,623,000 in
     2000...................................................       794,549     5,087,162
  Prepaid expenses and other current assets.................       453,768     1,245,162
                                                              ------------   -----------
Total current assets........................................    19,013,803    34,104,332
Furniture and office equipment, net of accumulated
  depreciation of $2,400,000 in 2001 and $1,770,000 in
  2000......................................................       742,754     2,170,829
Long-term accounts and notes receivable, net of allowance
  for doubtful accounts of $520,000 in 2001 and 2000........     1,514,482     2,578,728
Capitalized software development............................            --     1,572,288
Other long-term assets......................................        88,035       309,385
                                                              ------------   -----------
Total assets................................................  $ 21,359,074   $40,735,562
                                                              ============   ===========

                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $    466,564   $   863,395
  Accrued expenses..........................................     1,274,788     1,395,246
  Accrued compensation and employee benefits................       530,646       835,866
  Advances from case management agencies....................     1,312,187     1,084,196
                                                              ------------   -----------
Total current liabilities...................................     3,584,185     4,178,703
Note payable, long-term portion.............................        81,284       196,127
Contract settlement reserve.................................     4,199,146     5,313,055
Other long-term liabilities.................................        27,360        45,973
Stockholders' equity:
Convertible preferred stock, $.01 par value, authorized
  shares -- 400,000; issued & outstanding shares -- none in
  2001 and 2000.............................................            --            --
  Common stock, $.01 par value, authorized
     shares -- 7,600,000; issued and outstanding
     shares -- 2,902,007 in 2001 and 2,823,207 in 2000......        72,550        70,580
  Additional paid-in capital................................    31,259,688    37,995,983
  Notes receivable from employees and officers..............      (539,260)     (332,000)
  Accumulated other comprehensive income (loss).............        49,747      (154,274)
  Accumulated deficit.......................................   (17,348,126)   (6,578,585)
  Treasury stock, at cost...................................       (27,500)           --
                                                              ------------   -----------
Total stockholders' equity..................................    13,467,099    31,001,704
                                                              ------------   -----------
Total liabilities and stockholders' equity..................  $ 21,359,074   $40,735,562
                                                              ============   ===========

                            See accompanying notes.

                                PMR CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                        YEARS ENDED APRIL 30,
                                                              -----------------------------------------
                                                                  2001           2000          1999
                                                              ------------   ------------   -----------
Revenues....................................................  $ 17,682,291   $ 42,510,179   $55,822,568
                                                              ------------   ------------   -----------
Expenses:
  Direct operating expenses.................................    15,287,649     34,626,858    38,574,192
  Research and development..................................       997,117             --            --
  Marketing, general and administrative.....................     8,292,006      8,561,708    11,046,105
  Provision for doubtful accounts...........................       723,376      5,128,847     4,427,962
  Depreciation and amortization.............................     1,361,740      1,010,415     1,107,730
  Software development amortization.........................     2,759,942             --            --
  Special charge (credit)...................................     1,246,425      1,432,823      (262,408)
  Write-off of costs related to terminated acquisition......            --             --     1,612,240
                                                              ------------   ------------   -----------
    Total expenses..........................................    30,668,255     50,760,651    56,505,821
                                                              ------------   ------------   -----------
Interest expense............................................       (20,625)       (26,908)     (396,149)
Other income -- interest....................................     1,307,743      1,491,977     2,005,170
(Loss) income from continuing operations before income taxes
  and cumulative change.....................................   (11,698,846)    (6,785,403)      925,768
Income tax (benefit) expense................................      (929,305)     4,881,927       379,000
                                                              ------------   ------------   -----------
Net (loss) income from continuing operations before
  cumulative change.........................................   (10,769,541)   (11,667,330)      546,768
Cumulative change in accounting principle, net of income tax
  benefit...................................................            --             --       592,689
                                                              ------------   ------------   -----------
Net loss from continuing operations.........................   (10,769,541)   (11,667,330)      (45,921)
Results from discontinued operation -- Stadt Solutions
  LLC.......................................................            --        664,011      (400,870)
                                                              ------------   ------------   -----------
Net loss....................................................  $(10,769,541)  $(11,003,319)  $  (446,791)
                                                              ============   ============   ===========
(Loss) earnings per common share from continuing operations
  before cumulative change:
  Basic.....................................................  $      (3.79)  $      (4.42)  $      0.20
                                                              ------------   ------------   -----------
  Diluted...................................................  $      (3.79)  $      (4.42)  $      0.20
                                                              ------------   ------------   -----------
Loss per common share from continuing operations:
  Basic.....................................................  $      (3.79)  $      (4.42)  $     (0.02)
                                                              ------------   ------------   -----------
  Diluted...................................................  $      (3.79)  $      (4.42)  $     (0.02)
                                                              ------------   ------------   -----------
Earnings (loss) per common share from discontinued
  operation:
  Basic.....................................................  $         --   $       0.25   $     (0.14)
                                                              ------------   ------------   -----------
  Diluted...................................................  $         --   $       0.25   $     (0.14)
                                                              ------------   ------------   -----------
Loss per common share:
  Basic.....................................................  $      (3.79)  $      (4.16)  $     (0.16)
                                                              ------------   ------------   -----------
  Diluted...................................................  $      (3.79)  $      (4.16)  $     (0.16)
                                                              ------------   ------------   -----------
Dividend declared per share of common stock outstanding of
  2,902,007 shares on December 29, 2000 and 2,821,476 shares
  on January 26, 2000.......................................  $       2.50   $       3.75
                                                              ============   ============   ===========
Shares used in computing per share amounts:
  Basic.....................................................     2,839,200      2,642,529     2,769,567
                                                              ============   ============   ===========
  Diluted...................................................     2,839,200      2,642,529     2,769,567
                                                              ============   ============   ===========

                            See accompanying notes.

                                PMR CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                        SERIES C
                                       CONVERTIBLE
                                     PREFERRED STOCK      COMMON STOCK       ADDITIONAL    NOTES RECEIVABLE     RETAINED
                                     ---------------   -------------------     PAID-IN      FROM EMPLOYEES      EARNINGS
                                     SHARES   AMOUNT    SHARES     AMOUNT      CAPITAL       AND OFFICERS      (DEFICIT)
                                     ------   ------   ---------   -------   -----------   ----------------   ------------
Balance at April 30, 1998..........     --    $  --    2,779,860   $69,496   $47,959,557     $        --      $  5,847,033
 Issuance of common stock under
   stock option plan...............     --       --       14,891       373       148,598              --                --
 Issuance of common stock for
   compensation....................     --       --          800        20        15,230              --                --
 Acquisition of treasury stock at
   cost............................     --       --           --        --            --              --                --
 Net loss..........................     --       --           --        --            --              --          (446,791)
                                      ----    -----    ---------   -------   -----------     -----------      ------------
Balance at April 30, 1999..........     --       --    2,795,551    69,889    48,123,385              --         5,400,242
 Acquisition of treasury stock at
   cost............................     --       --           --        --            --              --                --
 Issuance of common stock under
   stock option plan...............     --       --       27,656       691       250,342              --                --
 Reissued treasury stock under
   stock option plan...............     --       --           --        --            --              --            13,326
 Reissued treasury stock in
   exchange of notes receivable....     --       --           --        --            --      (1,312,250)         (988,834)
 Proceeds from payment of employees
   and officers....................     --       --           --        --            --         980,250                --
 Stock compensation expense........     --       --           --        --       202,790              --                --
 Dividend paid on common stock.....     --       --           --        --   (10,580,534)             --                --
 Net loss..........................     --       --           --        --            --              --       (11,003,319)
 Unrealized loss on short-term
   investments.....................     --       --           --        --            --              --                --
 Comprehensive loss................     --       --           --        --            --              --                --
                                      ----    -----    ---------   -------   -----------     -----------      ------------
Balance at April 30, 2000..........     --       --    2,823,207    70,580    37,995,983        (332,000)       (6,578,585)
 Acquisition of treasury stock at
   cost............................     --       --           --        --            --              --                --
 Issuance of common stock under
   stock option plan...............     --       --       78,800     1,970       423,353        (423,260)               --
 Proceeds from payments on notes
   receivable from employees and
   officers........................     --       --           --        --            --         216,000                --
 Stock compensation expense........     --       --           --        --        95,368              --                --
 Dividend paid on common stock.....     --       --           --        --    (7,255,016)             --                --
 Net loss..........................     --       --           --        --            --              --       (10,769,541)
 Unrealized gain on short-term
   investments.....................     --       --           --        --            --              --                --
 Comprehensive loss................     --       --           --        --            --              --                --
                                      ----    -----    ---------   -------   -----------     -----------      ------------
Balance at April 30, 2001..........     --    $  --    2,902,007   $72,550   $31,259,688     $  (539,260)     $(17,348,126)
                                      ====    =====    =========   =======   ===========     ===========      ============

                                                    ACCUMULATED
                                                       OTHER
                                                   COMPREHENSIVE       TOTAL
                                      TREASURY        INCOME       STOCKHOLDERS'
                                        STOCK         (LOSS)          EQUITY
                                     -----------   -------------   -------------
Balance at April 30, 1998..........  $        --     $      --     $ 53,876,086
 Issuance of common stock under
   stock option plan...............           --            --          148,971
 Issuance of common stock for
   compensation....................           --            --           15,250
 Acquisition of treasury stock at
   cost............................     (942,500)           --         (942,500)
 Net loss..........................           --            --         (446,791)
                                     -----------     ---------     ------------
Balance at April 30, 1999..........     (942,500)           --       52,651,016
 Acquisition of treasury stock at
   cost............................   (1,786,406)           --       (1,786,406)
 Issuance of common stock under
   stock option plan...............           --            --          251,033
 Reissued treasury stock under
   stock option plan...............      427,822            --          441,148
 Reissued treasury stock in
   exchange of notes receivable....    2,301,084            --               --
 Proceeds from payment of employees
   and officers....................           --            --          980,250
 Stock compensation expense........           --            --          202,790
 Dividend paid on common stock.....           --            --      (10,580,534)
 Net loss..........................           --            --      (11,003,319)
 Unrealized loss on short-term
   investments.....................           --      (154,274)        (154,274)
                                                                   ------------
 Comprehensive loss................           --            --      (11,157,593)
                                     -----------     ---------     ------------
Balance at April 30, 2000..........           --      (154,274)      31,001,704
 Acquisition of treasury stock at
   cost............................      (27,500)           --          (27,500)
 Issuance of common stock under
   stock option plan...............           --            --            2,063
 Proceeds from payments on notes
   receivable from employees and
   officers........................           --            --          216,000
 Stock compensation expense........           --            --           95,368
 Dividend paid on common stock.....           --            --       (7,255,016)
 Net loss..........................           --            --      (10,769,541)
 Unrealized gain on short-term
   investments.....................           --       204,021          204,021
                                                                   ------------
 Comprehensive loss................           --            --      (10,565,520)
                                     -----------     ---------     ------------
Balance at April 30, 2001..........  $   (27,500)    $  49,747     $ 13,467,099
                                     ===========     =========     ============

                            See accompanying notes.

                                PMR CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               YEARS ENDED APRIL 30,
                                                     ------------------------------------------
                                                         2001           2000           1999
                                                     ------------   ------------   ------------
OPERATING ACTIVITIES
Net loss...........................................  $(10,769,541)  $(11,003,319)  $   (446,791)
Adjustments to reconcile net loss to net cash (used
  in) provided by operating activities:
  Depreciation and amortization....................     4,121,682      1,010,415      1,116,769
  Special charge (credit)..........................     1,246,425      1,432,823       (262,408)
  Provision for doubtful accounts..................       723,376      5,128,847      8,051,576
  Stock compensation expense.......................        95,368        202,790             --
  Deferred income taxes, net of valuation
     allowance.....................................            --      8,071,815        357,000
  Write-off of costs related to terminated
     acquisition...................................            --             --      1,612,240
  Cumulative effect of change in accounting
     principle.....................................            --             --        592,689
  Loss applicable to minority interest.............            --             --       (676,729)
  Changes in operating assets and liabilities:
     Accounts and notes receivable.................     4,633,483     11,950,486    (13,164,122)
     Prepaid expenses and other assets.............       758,395        668,018       (364,550)
     Accounts payable and accrued expenses.........    (1,051,777)    (2,565,844)    (4,926,082)
     Accrued compensation and employee benefits....      (305,220)    (1,247,216)       (95,611)
     Advances from case management agencies........       227,991        237,843       (840,124)
     Payable to related party......................            --     (3,052,610)     3,052,610
     Contract settlement reserve...................    (1,113,909)    (1,359,672)      (807,266)
     Minority interest.............................            --     (1,921,057)            --
     Other long-term liabilities...................       (18,613)        (7,466)       (34,128)
                                                     ------------   ------------   ------------
Net cash (used in) provided by operating
  activities.......................................    (1,452,340)     7,545,853     (6,834,927)
                                                     ------------   ------------   ------------
INVESTING ACTIVITIES
Proceeds from the sale and maturity of short-term
  investments......................................    16,980,209     15,576,782     24,159,504
Purchases of short-term investments................    (2,325,798)    (6,801,256)   (31,412,013)
Software development costs.........................    (1,187,654)    (1,572,288)            --
Purchases of furniture and office equipment, net of
  disposals........................................      (391,253)      (205,393)    (1,134,717)
                                                     ------------   ------------   ------------
Net cash provided by (used in) investing
  activities.......................................    13,075,504      6,997,845     (8,387,226)
                                                     ------------   ------------   ------------
FINANCING ACTIVITIES
Cash dividend paid.................................    (7,255,016)   (10,580,534)            --
Acquisition of treasury stock......................       (27,500)    (1,786,406)      (523,750)
Issuance of common stock...........................         2,063        251,033        164,221
Issuance of treasury stock.........................            --        441,148             --
Proceeds from payments of notes receivable from
  employees and officers...........................       216,000        980,250             --
Payments on note payable to bank...................      (114,843)       (97,947)       (97,951)
Investment by related party in subsidiary..........            --             --      2,597,786
                                                     ------------   ------------   ------------
Net cash (used in) provided by financing
  activities.......................................    (7,179,296)   (10,792,456)     2,140,306
                                                     ------------   ------------   ------------
Net increase (decrease) in cash and cash
  equivalents......................................     4,443,868      3,751,242    (13,081,847)
Cash and cash equivalents of discontinued
  operation........................................            --        192,166       (192,166)
Cash and cash equivalents at beginning of period...     9,192,254      5,248,846     18,522,859
                                                     ------------   ------------   ------------
Cash and cash equivalents at end of period.........  $ 13,636,122   $  9,192,254   $  5,248,846
                                                     ============   ============   ============
SUPPLEMENTAL INFORMATION:
Tax (refund) payments, net.........................  $   (938,706)  $ (3,624,370)  $  3,806,563
Interest paid......................................  $     20,625   $     28,521   $    396,170

                            See accompanying notes.

                                PMR CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  ORGANIZATION, BUSINESS AND PRINCIPLES OF CONSOLIDATION

     PMR Corporation ("the Company"), operates a health services business. Over the past thirteen years, the Company has been a leader in the development and management of specialized mental health care programs and disease management services designed to treat individuals diagnosed with a serious mental illness ("SMI"), primarily schizophrenia and bi-polar disorder (i.e., manic-depressive illness). The Company manages, administers, or provides consulting services for a range of outpatient and community-based psychiatric programs for SMI patients consisting of outpatient programs and case management programs. In fiscal year 2000, the Company launched a health information business through InfoScriber Corporation ("InfoScriber"), its wholly-owned subsidiary, whose mission was to become a strategic health information company that would provide critical disease-specific information to pharmaceutical companies, providers, managed care organizations, and other health care organizations.

     The consolidated financial statements include the accounts of PMR Corporation and its wholly-owned subsidiaries, Psychiatric Management Resources, Inc., Collaborative Care Corporation and InfoScriber Corporation. The Company accounted for its consolidation in accordance with Statement of Financial Accounting Standards No. 94, Consolidation of All Majority-Owned Subsidiaries. All inter-company balances have been eliminated in consolidation. The Company does not consolidate any of the organizations it manages as it does not have operating control as defined in Emerging Issues Task Force Statement No. 97-2, Application of FASB Statement No. 94 and APB Opinion No. 16 to Physician Practice Management Entities and Certain Other Entities with Contractual Management Arrangements (EITF 97-2).

     On February 15, 2001, the Company announced its intention to explore strategic alternatives to maximize shareholder value. The Company initially retained SunTrust Equitable Securities, and has now retained Raymond James and Associates, Inc. to assist the Company in evaluating the sale or merger of its health service operations, or the sale, merger, or strategic financing of InfoScriber. The Company also engaged the firm of McGettigan, Wick & Co. to assist in an advisory role. A principal of McGettigan, Wick & Co. serves on the Company's Board of Directors; see Note 16 for related party disclosure. Moreover, the Company has not entered into any material contracts for the sale of data of InfoScriber resulting in negative cash flow for InfoScriber during fiscal year 2001.

  RECENT OPERATING RESULTS AND LIQUIDITY

     The Company experienced significant losses in fiscal years 2001 and 2000. These losses have reduced the Company's equity position at April 30, 2001. Management of the Company has undertaken significant changes to its business and operations including reducing the number of Outpatient Programs managed and exiting the InfoScriber business (see Note 17).

     Although there can be no assurances, management believes that the Company has the financial resources needed to meet its liquidity needs throughout fiscal year 2002.

  LEGISLATION, REGULATIONS AND MARKET CONDITIONS

     The Company is subject to federal, state and local government regulation relating to licensure, conduct of operations, ownership of facilities, expansion of facilities and services, and reimbursement for services. As such, in the ordinary course of business, the Company's operations are continuously subject to state and federal regulatory scrutiny, supervision and control. Such regulatory scrutiny often includes inquiries, investigations, examinations, audits, site visits, and surveys, some of which may be non-routine. The Company believes that it is in substantial compliance with the applicable laws and regulations.

                                PMR CORPORATION

However, if the Company is ever found to have engaged in improper practices, it could be subjected to civil, administrative or criminal fines, penalties, or restitutionary relief.

  CONCENTRATION OF CREDIT RISK

     The Company grants credit to contracting providers in various states without collateral. At April 30, 2001, the Company has net current and long term receivables aggregating approximately $1.0 million from two providers, each of which comprise more than 10% of total net consolidated receivables. The Company monitors the credit worthiness of these customers and believes the balances outstanding, net of allowances at April 30, 2001, are fully collectible.

     Substantially all of the Company's cash and cash equivalents are held at five financial institutions. The Company monitors the financial status of these banks and does not believe the deposits are subject to a significant degree of risk.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and related disclosures at the date of the financial statements and the amounts of revenues and expenses reported during the period. Actual results could differ from those estimates. The Company's significant accounting estimates are the allowance for doubtful accounts and the contract settlement reserve.

  CASH AND CASH EQUIVALENTS

     Cash and cash equivalents consist of highly liquid investments with maturities, when acquired, of three months or less. Investments with original maturities of three months or less that were classified as cash equivalents totaled approximately $4.2 million and $544,000 as of April 30, 2001 and 2000, respectively.

  SHORT-TERM INVESTMENTS

     Marketable equity securities and debt securities are classified as available-for-sale because management has the intent and ability to sell the securities prior to maturity for use in current operations. Available-for-sale securities are carried at fair value, which approximates cost, with unrealized gains and losses reported as a separate component of stockholders' equity. The cost of debt securities in this category is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization along with realized gains and losses, interest and dividends are included in interest income. The cost of securities sold is based on the specific identification method.

  DIVIDEND PAID ON COMMON STOCK

     In the third quarter of fiscal year 2001, the Board of Directors declared a dividend of $7,255,017, or $2.50 per share of common stock, payable to stockholders of record on December 21, 2000. In fiscal year 2000, the Board of Directors declared a dividend of $10,580,534, or $3.75 per share of common stock, payable to stockholders of record on January 26, 2000. No dividends were paid in fiscal year 1999.

  EARNINGS PER SHARE

     Statement of Financial Accounting Standards ("SFAS") No. 128, Earnings per Share, requires dual presentation of basic and diluted earnings per share by entities with complex capital structures. Basic EPS

                                PMR CORPORATION
includes no dilution and is computed by dividing net income by the weighted-average number of common shares outstanding for the period.

     Diluted EPS reflects the potential dilution of securities that could share in the earnings of the entity. The Company has calculated its earnings per share in accordance with SFAS No. 128 for all periods presented.

     The following table sets forth the computation of basic and diluted earnings per share:

                                                        YEARS ENDED APRIL 30,
                                               ---------------------------------------
                                                   2001           2000         1999
                                               ------------   ------------   ---------
Numerator:
  Net loss available to common
     stockholders............................  $(10,769,541)  $(11,003,319)  $(446,791)
                                               ============   ============   =========
Denominator:
  Weighted average shares outstanding for
     basic earnings per share................     2,839,200      2,642,529   2,769,567
                                               ------------   ------------   ---------
  Shares used in computing diluted earnings
     per common share........................     2,839,200      2,642,529   2,769,567
                                               ============   ============   =========
Loss per common share, basic.................  $      (3.79)  $      (4.16)  $   (0.16)
                                               ============   ============   =========
Loss per common share, diluted...............  $      (3.79)  $      (4.16)  $   (0.16)
                                               ============   ============   =========

  REVENUE RECOGNITION AND CONTRACT SETTLEMENT RESERVE

     The Outpatient Programs that the Company currently manages or administers consist primarily of psychiatric partial hospitalization programs. In these programs, the patient is ambulatory, but requires intensive, coordinated clinical services for SMI. In general, these programs are an alternative to inpatient care. They involve patients in crisis or recovering from crisis who, thus, require more intensive clinical services than those generally available in a traditional outpatient setting. Presently, the Company's Outpatient Program Management Services are provided under a contract, which has a remaining term of three years, with an acute care hospital. This contract governs the method by which the Company provides consulting or management services, the responsibility of the hospital provider for licensure, billing, staff, insurance and the provision of health care services and the manner in which the Company will be compensated. Typically, the Company provides a program administrator or consultant, proprietary software and data systems, policies and procedures, clinical protocols and curricula and other technical and administrative information that enhance the quality of care and the efficiency of administration of the program. This contract provides for payment of fees by the hospital based on the services that the Company provides, but may be renegotiated to a fixed fee. The hospital maintains responsibility for substantially all direct program costs under these contracts.

     The Company has been retained to manage and provide the outpatient psychiatric portion of a managed health care program funded by the State of Tennessee ("TennCare"). Under the terms of its agreements, the Company receives a monthly case rate payment from the managed care consortium responsible for managing the TennCare program, and is responsible for planning, coordinating and managing psychiatric case management to residents of Tennessee who are eligible to participate in the TennCare program using the proprietary treatment programs developed by the Company. The Company offers its case management services through long-term exclusive management agreements with leading independent providers for case management services. Pursuant to those agreements, the Company contributes its proprietary protocols and management expertise and, when necessary, negotiates case management rates and contracts on behalf of the Providers. The Company may also provide training,

                                PMR CORPORATION
management information systems support, and accounting and fiscal services. Presently, the Company has agreements with two case management agencies in Tennessee. Revenue under this program was approximately $14,417,000, $14,299,000, and $10,534,000, for the years ended April 30, 2001, 2000, and
1999, respectively.

     The Company does not employ or bill for any services rendered by psychiatrists or other professionals whose patients are enrolled in the programs managed by the Company.

     Revenue under the acute outpatient psychiatric programs is recognized when services are rendered based upon contractual arrangements with providers at the estimated net realizable amounts. Under certain management contracts, the Company is obligated under warranty provisions to indemnify the Providers for all or some portions of the Company's management fees that may be disallowed as reimbursable to the Providers by Medicare's fiscal intermediaries. The Company has recorded contract settlement reserves to provide for possible amounts ultimately owed to its Providers resulting from disallowance of costs by Medicare and Medicare cost report settlement adjustments. Such reserve is classified as a non-current liability in the accompanying balance sheets as ultimate resolution of substantially all of these issues is not expected to occur during fiscal year 2002. Disallowance of costs by Medicare are pertinent only for services rendered through September 30, 2000 inasmuch as the Medicare program converted to the prospective payment methodology for the reimbursement of outpatient services effective October 1, 2000. Under provisions of the indemnification clause of the Company's management contracts, the Company indemnified providers approximately $1,240,000 and $2,874,000 for the years ended April 30, 2001 and 2000, respectively. The Company was not required to indemnify any provider during fiscal 1999.

     The Company completed the sale of its Chemical Dependency Programs to a private company in fiscal year 2000. The transaction resulted in an immaterial net gain on sale for the Company. Revenues from the Chemical Dependency Programs were approximately $700,000 and $1.1 million in fiscal years 2000 and 1999, respectively.

     Stadt Solutions LLC ("Stadt Solutions") recorded pharmaceutical revenue when the product was sold to customers at pharmacies, net of any estimated contractual allowances. A substantial portion of the net revenue for Stadt Solutions was derived directly from customers insured under Medicaid or other government-sponsored health care programs. The Company sold substantially all of its interest in Stadt Solutions in fiscal year 2000. Activity related to Stadt Solutions is presented in the Company's financial statements and footnotes as a discontinued operation for all fiscal years (see Note 2).

  INSURANCE

     The Company carries "occurrence basis" insurance to cover general liability, property damage and workers' compensation risks. Medical professional liability risk is covered by a "claims made" insurance policy that provides for guaranteed tail coverage. Loss reserves for incurred by not reported medical professional liability claims are not material.

  STOCK OPTIONS

     SFAS No. 123, Accounting for Stock-Based Compensation (SFAS No. 123), establishes the use of the fair value based method of accounting for stock-based compensation arrangements, under which compensation cost is determined using the fair value of stock-based compensation determined as of the grant date, and is recognized over the periods in which the related services are rendered. In accordance with the provisions of SFAS No. 123, the Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) and related Interpretations in accounting for its employee stock options. Under APB 25, when the purchase price of restricted stock or the exercise price of the Company's employee stock options equals or exceeds the fair value of the

                                PMR CORPORATION
underlying stock on the date of issuance or grant, no compensation expense is recognized. In accordance with SFAS No. 123, the Company has presented pro forma disclosures of net income and earnings per share as if SFAS No. 123 had been applied.

  COMPREHENSIVE INCOME (LOSS)

     The Company follows SFAS No. 130, Reporting Comprehensive Income, which requires that all components of comprehensive income, including net income, be reported in the financial statements in the period in which they are recognized. Comprehensive income is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. Net income (loss) and other comprehensive income (loss), including foreign currency translation adjustments and unrealized gains and losses on investments, shall be reported, net of their related tax effect, to arrive at comprehensive income
(loss). The Company reports comprehensive income (loss) as a separate component of Stockholders' Equity.

  CHANGE IN ACCOUNTING PRINCIPLE

     In April 1998, the Accounting Standards Executive Committee issued Statement of Position 98-5, Reporting on Costs of Start-up Activities (SOP 98-5) which is effective for fiscal years beginning after December 15, 1998. SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. In addition, all start-up costs and organization costs previously capitalized must be written off. Initial application of SOP 98-5 is reported as the cumulative effect of a change in accounting principle. In fiscal year 1999, the Company incurred a charge of $593,000 representing the effect, net of income tax benefits of $411,000, of writing off previously capitalized start-up costs.

  RECLASSIFICATION

     Certain reclassifications have been made to the 1999 and 2000 financial statements to make them comparable to the presentation of the fiscal year 2001 financial statements.

2.  DISCONTINUED OPERATION

     During fiscal year 2000, the Company sold substantially all of its interest in Stadt Solutions, a majority owned subsidiary owned partially by Stadt Holdings (formerly Stadtlander Drug Distribution Co., Inc.). Stadt Solutions comprised the Company's entire pharmaceutical segment. The transaction, which effected the sale of the Company's ownership interest in Stadt Solutions, resulted in cash proceeds of approximately $3.3 million and a gain of approximately $664,000, net of fiscal year 2000 operating losses. The operating results of the discontinued operation are summarized as follows:

                                                               YEARS ENDED APRIL 30,
                                                             -------------------------
                                                                2000          1999
                                                             -----------   -----------
Net revenue................................................  $26,878,254   $29,666,887
                                                             -----------   -----------
Loss before minority interest and income tax benefit.......   (2,773,570)   (1,356,170)
Minority interest..........................................    1,384,011       676,729
                                                             -----------   -----------
Loss before income tax benefit.............................   (1,389,559)     (679,441)
Income tax benefit.........................................           --       278,571
                                                             -----------   -----------
Net loss...................................................  $(1,389,559)  $  (400,870)
                                                             ===========   ===========

     Net current assets and net long-term liabilities of the discontinued operation have been reported as a separate component of the consolidated balance sheets for all years presented. Net results of operation for

                                PMR CORPORATION
the discontinued operation have been reported as a separate component of the consolidated statements of operations for all years presented. There were no discontinued operations during fiscal year 2001.

3.  INVESTMENTS

     The following is a summary of available-for-sale securities, stated at fair value:

                                                                     APRIL 30,
                                                              ------------------------
                                                                 2001         2000
                                                              ----------   -----------
U.S. government securities..................................  $3,876,999   $17,477,803
Commercial paper............................................     252,365       502,188
Certificate of deposit......................................          --       599,763
                                                              ----------   -----------
Total debt securities.......................................  $4,129,364   $18,579,754
                                                              ==========   ===========

     At April 30, 2001, all investments contain contractual maturities of two years or less. The balance sheet classification as short-term available-for-sale securities is based on management's intentions rather than actual maturity dates. Therefore, classification of these securities may differ from stated maturities. As management has the ability and intent to sell these available-for-sale securities prior to maturity and views the portfolio as available for use in current operations, the investments are classified as current at April 30, 2001. Unrealized holding gains, reported as other comprehensive income in accordance with SFAS No. 130 (see Note 1), totaled $50,000 at April 30, 2001 and unrealized losses at April 30, 2000 were $154,000.

4.  CAPITALIZED SOFTWARE DEVELOPMENT

     The Company records capitalized software development costs in accordance with FASB Statement No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed, and related interpretations. Capitalized software development costs consist primarily of consulting fees and salaries and benefits for in-house programmers incurred by the newly established InfoScriber subsidiary. Amortization commenced upon completion and commercial release of the software in August 2000. Research for and development of Version 2 of the InfoScriber medication management software started immediately after completion of Version 1. Version 2 was expected to completely replace Version 1 and was anticipated to be technically feasible shortly after April 30, 2001. Accordingly, the Company amortized the total capitalized cost of Version 1 of approximately $2.8 million through April 30, 2001. Given the Company's plan to terminate the operations of its InfoScriber subsidiary (see Note 17), the Company does not plan to develop Version 2 of the software.

5.  LONG TERM RECEIVABLES

     Long-term receivables consist primarily of amounts due from contracting providers for which the Company has established specific payment terms for receivable amounts which were previously past due or for which payment, due to contract terms, is expected to exceed one year. Management expects to receive payment on long-term receivables as contract terms are met, none of which are expected to exceed two years. An allowance for doubtful accounts has been established to state long-term receivables at their estimated net realizable value.

                                PMR CORPORATION

6.  FURNITURE AND OFFICE EQUIPMENT

     Furniture and office equipment consist of the following at April 30:

                                                                2001          2000
                                                             -----------   -----------
Furniture and equipment....................................  $ 2,857,193   $ 3,389,337
Leasehold improvements.....................................      285,448       551,307
                                                             -----------   -----------
                                                               3,142,641     3,940,644
Accumulated depreciation...................................   (2,399,887)   (1,769,815)
                                                             -----------   -----------
                                                             $   742,754   $ 2,170,829
                                                             ===========   ===========

     Furniture and office equipment are stated at cost and are depreciated over their estimated useful lives using the straight-line method over terms of three to five years. Depreciation expense from continuing operations was approximately $1,173,000, $898,000, and $750,000 for the years ended April 30, 2001, 2000, and
1999, respectively.

7.  OTHER ASSETS

     Other assets consist of the following at April 30:

                                                                2001         2000
                                                              ---------   ----------
Proprietary information and covenants not to compete........  $ 225,000   $  862,503
Intangible assets...........................................         --       45,403
Other.......................................................    227,197      316,442
                                                              ---------   ----------
                                                                452,197    1,224,348
Amortization................................................   (364,162)    (914,963)
                                                              ---------   ----------
                                                              $  88,035   $  309,385
                                                              =========   ==========

     Other assets are amortized using the straight-line method over their estimated useful lives. The estimated useful life of proprietary information and covenants not to compete is five to ten years. Amortization expense from continuing operations was approximately $189,000, $112,000, and $358,000 for the fiscal years ended April 30, 2001, 2000, and 1999, respectively.

8.  BORROWINGS

  LINE OF CREDIT

     Previously, the Company had a credit agreement with a bank permitting borrowing for working capital needs of up to a specified level. The Company did not pursue renewal of this agreement and it expired on October 31, 2000.

  EQUIPMENT NOTE PAYABLE

     The Company has a promissory note for the purchase of office furniture, fixtures, and equipment. The note is collateralized by all assets acquired with proceeds from the loan. The note matures in November 2002 and requires principal and interest payments due monthly with interest accruing at 8.36%. The balance outstanding under this note was approximately $188,000 and $294,000 at April 30, 2001 and 2000, respectively.

                                PMR CORPORATION

9.  STOCK OPTIONS AND WARRANTS

     The Company's 1997 Equity Incentive Plan, as amended (the "1997 Plan") provides for the granting of options to purchase up to 1,200,000 shares of common stock to eligible employees. Under the 1997 Plan, options may be granted for terms of up to ten years and are generally exercisable in cumulative annual increments of 20% each year, commencing one year after the date of grant. The 1997 Plan also provides for the full vesting of all outstanding options under certain change of control events. Option prices must equal or exceed the fair market value of the common shares on the date of grant. The termination date of the 1997 Plan is October 6, 2008.

     The Company has a non-qualified stock option plan for its outside directors (the "1992 Plan"). The 1992 Plan provides for the Company to grant each outside director options to purchase 6,000 shares of the Company's common stock annually at the fair market value at the date of grant. Options for a maximum of 210,000 shares may be granted under this plan. The options vest 30% immediately and in ratable annual increments over the three-year period following the date of grant. In 1997, the Board of Directors amended the 1992 Plan to provide for full vesting of all outstanding options under certain change of control events.

     During fiscal year 2000, the Company recognized $142,500 compensation expense related to stock options issued to certain officers with exercise prices below fair market value.

  WARRANTS

     In September 1995, the Company granted rights to earn up to 20,000 warrants to a case management agency in connection with a Management and Affiliation Agreement. The warrants may be earned in each of the five years beginning May 1997 only if certain financial performance criteria are met. The exercise price is equal to the average closing price of the Company's common stock for the ten day period prior to April 30 for the year in which the warrants are earned. As of April 30, 2001, no warrants were earned under the agreement. Rights to earn 16,000 of the warrants were expired at April 30, 2001.

     In November 1996, the Company granted warrants to purchase a total of 12,000 shares of common stock to the case management agency discussed above. The warrants are exercisable in increments of 2,000 shares per year for six years beginning May 1997. The exercise price is equal to the average closing price of the Company's common stock for the ten day period prior to April 30 for the covered year. As of April 30, 2001, warrants to purchase 8,000 shares of the Company's stock were outstanding at prices ranging from $9.60 to $47.98. The warrants expire in September 2002.

     In 1996 and 1997, warrants to purchase 21,200 shares of the Company's common stock were issued to brokers in connection with certain financing transactions. The exercise price of the warrants was $6.25. The warrants expired in October 1999 before any were exercised.

     In March 2000, warrants to purchase 400 shares of the Company's common stock were issued to an outside party at an exercise price of $11.25. The warrants are immediately exercisable and expire in March 2005. None of the warrants were exercised as of April 30, 2001.

     In March 2000, the Company granted rights to an outside party to earn up to 4,000 warrants to purchase the Company's common stock. The exercise price of the warrants is $12.345. The warrants are earned only if certain criteria are met by the outside party. Upon being earned, the warrants are exercisable at a rate of 33.3% on the first day of the calendar quarter following each of the first, second and third anniversary of their respective effective dates. The warrants expire the earlier of five years from the date of grant or on the date the Membership Agreement with the outside party is terminated. As of April 30, 2001, warrants to purchase 200 shares of the Company's stock were outstanding under this agreement and none were exercised.

                                PMR CORPORATION

     In April 2000, the Company granted rights to an outside party to earn up to 24,000 warrants to purchase the Company's common stock. The exercise price of the warrants is $8.75. The warrants expired in April 2001 before any were exercised.

     A summary of the Company's stock option and warrant activity and related information is as follows:

                                                                        WEIGHTED-AVERAGE
                                                             SHARES      EXERCISE PRICE
                                                            ---------   ----------------
Outstanding April 30, 1998................................    641,444        $27.15
  Granted.................................................    836,633         18.13
  Exercised...............................................    (14,892)        10.33
  Forfeited...............................................   (392,220)        37.25
                                                            ---------
Outstanding April 30, 1999................................  1,070,965         16.70
  Granted.................................................    425,200          6.28
  Exercised...............................................   (337,656)         5.95
  Forfeited...............................................   (364,991)        15.68
                                                            ---------
Outstanding April 30, 2000................................    793,518         15.95
  Granted.................................................    224,440          5.48
  Exercised...............................................    (78,800)         5.40
  Forfeited...............................................   (160,534)        13.15
                                                            ---------
Outstanding April 30, 2001................................    778,624         14.58
                                                            =========

     At April 30, 2001, options and warrants to purchase 386,174 and 8,600 shares of common stock, respectively, were exercisable. Shares available for future grant under the 1997 and 1992 Plans totaled 238,544 at April 30, 2001. The weighted-average fair value of options and warrants granted was $3.83, $4.25, and $7.10 for the fiscal years ended April 30, 2001, 2000, and 1999, respectively.

     A summary of options and warrants outstanding and exercisable at April 30, 2001 follows:

                                                           WEIGHTED-
         OPTIONS                              WEIGHTED-     AVERAGE       OPTIONS     WEIGHTED-
           AND                                 AVERAGE     REMAINING        AND        AVERAGE
         WARRANTS           EXERCISE PRICE    EXERCISE    CONTRACTUAL    WARRANTS     EXERCISE
       OUTSTANDING               RANGE          PRICE        LIFE       EXERCISABLE     PRICE
       -----------          ---------------   ---------   -----------   -----------   ---------
 55,600...................  $ 3.45 - $ 5.15    $ 4.23         8.4           5,800      $ 3.93
 47,640...................    5.15 -   6.88      5.85         7.5          10,000        6.20
257,998...................    7.98 -  11.88      9.70         6.8         145,838       10.60
266,657...................   12.35 -  17.83     17.15         6.5          96,496       16.70
138,240...................   19.53 -  28.45     22.45         4.3         125,849       22.53
 12,489...................   47.98 -  58.45     53.25         4.2          10,791       52.50
--------                                                                ----------
778,624...................                      14.58         6.4         394,774       16.83
========                                                                ==========

     Adjusted pro forma information regarding net income and net income per share is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options and stock purchase plan under the fair value method of SFAS 123. The fair value for these options was

                                PMR CORPORATION
estimated at the date of grant using the "Black-Scholes" method for option pricing with the following weighted-average assumptions for fiscal years 2001, 2000, and 1999:

                                                              2001   2000   1999
                                                              ----   ----   ----
Expected life (years).......................................   5.0    5.0    5.0
Risk-free interest rate.....................................  5.75%  6.12%  4.71%
Annual dividend yield.......................................    --     --     --
Volatility..................................................  82.6%  70.0%  69.0%

     For purposes of pro forma disclosures, the estimated fair value of the options granted is amortized to expense over the options' vesting period. The Company's pro forma information for the years ended April 30, 2001, 2000, and 1999 follows:

                                                  2001           2000          1999
                                              ------------   ------------   -----------
Pro forma net loss..........................  $(12,162,678)  $(11,712,350)  $(2,747,903)
Pro forma net loss per share, basic.........         (4.28)         (4.43)        (0.99)
Pro forma net loss per share, diluted.......         (4.28)         (4.43)        (0.99)

10.  NOTES RECEIVABLE FROM EMPLOYEES AND OFFICERS

     In fiscal year 2001 and 2000, the Company loaned approximately $423,000 and $1.3 million, respectively, to certain employees and officers of the Company for the purchase of stock pursuant to the exercise of stock options. The notes receivable are recorded as a separate component of stockholders' equity in the accompanying balance sheets and totaled $539,260 and $332,000 at April 30, 2001 and 2000, respectively. The notes for purchase of stock are with recourse in addition to being collateralized by stock under the respective pledge agreements.

     The Company also made available loans of approximately $451,000 to certain officers for related tax liabilities. The notes receivable are included in long-term accounts and notes receivable in the accompanying balance sheets and totaled approximately $451,000 and $352,000 at April 30, 2001 and 2000, respectively. The notes for related tax liabilities are without recourse. The notes are collateralized by stock under their respective pledge agreements.

11.  INCOME TAXES

     Income tax expense (benefit) consists of the following:

                                                     2001         2000         1999
                                                   ---------   -----------   ---------
Federal:
  Current........................................  $(741,000)  $(1,000,000)  $(524,000)
  Deferred.......................................         --     4,653,000     231,000
                                                   ---------   -----------   ---------
                                                    (741,000)    3,653,000    (293,000)
                                                   ---------   -----------   ---------
State:
  Current........................................   (188,000)           --    (146,000)
  Deferred.......................................         --     1,229,000     128,000
                                                   ---------   -----------   ---------
                                                    (188,000)    1,229,000     (18,000)
                                                   ---------   -----------   ---------
                                                   $(929,000)  $ 4,882,000   $(311,000)
                                                   =========   ===========   =========

                                PMR CORPORATION

     At April 30, 2001, the Company had federal and state tax net operating loss carryforwards of approximately $20,412,000 and $13,132,000, respectively. The federal and state tax loss carryforwards will begin to expire in 2019 and 2004, respectively, unless previously utilized.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance has been recognized in fiscal years 2001 and 2000 as realization of such assets is uncertain due primarily to changes in the Company's core business and associated business risks, including an unproven history of earnings in the new business segment.

     Significant components of the Company's deferred tax assets and liabilities at April 30 are as follows:

                                                                2001          2000
                                                            ------------   -----------
Deferred tax assets:
  Allowance for bad debts.................................  $  2,388,000   $ 2,825,000
  Contract settlement reserve.............................     1,711,000     2,392,000
  Other...................................................       445,000        61,000
  Depreciation and amortization...........................       692,000       482,000
  Net operating loss carryforwards........................     7,899,000     5,491,000
  Accrued compensation and employee benefits..............            --       188,000
  Special charge..........................................       130,000       153,000
                                                            ------------   -----------
Total deferred tax assets.................................    13,265,000    11,592,000
                                                            ------------   -----------
Deferred tax liabilities:
  Right to bill...........................................       633,000     1,036,000
  Non-accrual experience method...........................     2,335,000     1,328,000
                                                            ------------   -----------
Total deferred tax liabilities............................     2,968,000     2,364,000
                                                            ------------   -----------
Net deferred tax asset before valuation allowance.........    10,297,000     9,228,000
Valuation allowance for deferred tax assets...............   (10,297,000)   (9,228,000)
                                                            ------------   -----------
Net deferred tax asset....................................  $         --   $        --
                                                            ============   ===========

     A reconciliation between the federal income tax rate and the effective income tax rate is as follows:

                                                              YEAR ENDED APRIL 30,
                                                              ---------------------
                                                              2001    2000    1999
                                                              -----   -----   -----
Statutory federal income tax rate...........................   -41%    -35%     35%
State income taxes, net of federal tax benefit..............    -2%     -6%      6%
Change in valuation allowance...............................    35%      0%      0%
Net effect of valuation of deferred tax assets..............     0%    121%      0%
                                                               ---     ---     ---
                                                                -8%     80%     41%
                                                               ===     ===     ===

12.  CUSTOMERS

     Approximately 11% of the Company's consolidated revenues from continuing operations for the year ended April 30, 2001 were derived from contracts with outpatient psychiatric care providers that were not terminated during fiscal year 2001. Approximately 7% of consolidated revenues from continuing operations were from outpatient programs terminated during fiscal year 2001. Case management contracts, both of

                                PMR CORPORATION
which continue to be operational, accounted for the remaining 82% of fiscal year 2001 consolidated revenues from continuing operations. There were no outpatient psychiatric care providers responsible for 10% or more of the Company's consolidated revenues from continuing operations in fiscal year 2001. Individual providers responsible for ten percent or more of the Company's consolidated revenues from continuing operations totaled 32% and 12% of revenues for the fiscal years ended April 20, 2000 and 1999, respectively.

13.  EMPLOYEE BENEFITS

     The Company maintains a tax deferred retirement plan under Section 401(k) of the Internal Revenue Code for the benefit of all employees meeting minimum eligibility requirements. Under the plan, each employee may defer up to 15% of pre-tax earnings, subject to certain limitations. The Company will match 50% of an employee's deferral to a maximum of 3% of the employee's gross salary. The Company's matching contributions vest over a five-year period. For the years ended April 30, 2001, 2000, and 1999, the Company contributed approximately $116,000, $236,000, and $272,000, respectively, to match employee deferrals.

14.  COMMITMENTS AND CONTINGENCIES

  LEASES

     The Company leases its corporate headquarters in San Diego under a non-cancelable leasing arrangement. During fiscal year 2001, the Company entered into a non-cancelable sublease agreement, which requires future minimum rental income to be received by the Company of $110,000. The Company also leases certain equipment under operating lease agreements. At April 30, 2001, future minimum lease payments for all operating leases with initial terms of one year or more are approximately $309,000 and $8,000 for the fiscal years ended April 2002 and 2003 and thereafter, respectively.

     Rent expense from continuing operations totaled approximately $427,000, $2,052,000, and $2,668,000 for the years ended April 30, 2001, 2000, and 1999 respectively. Rent expense for the fiscal year ended April 30, 2001 is net of sublease rental income of $10,000.

  LITIGATION

     The Company is a party to various legal proceedings arising in the normal course of business. In management's opinion, the outcome of these proceedings is not expected to have a material adverse effect on the Company's consolidated financial position, results of operations, or cash flows.

15.  SPECIAL CHARGE (CREDIT)

     A summary of the special charge for the year ended April 30, 2001 is as follows:

Severance...................................................   $  600,164
Write-off of property and equipment.........................      561,647
Other costs.................................................       84,614
                                                               ----------
Total special charge........................................   $1,246,425
                                                               ==========

     The special charge in fiscal year 2001 resulted primarily from management's decision to close 14 programs, reduce administrative overhead during the fiscal year, and the impairment charge recognized on InfoScriber's furniture, equipment, and certain other current assets under the provisions of SFAS No.
121. The components of the exit costs resulting from closing Outpatient Program locations and reducing operations and administrative overhead consist of severance for terminated employees, costs for non-

                                PMR CORPORATION
cancelable facility lease commitments, write-offs of office furniture and equipment, and other miscellaneous charges.

     A summary of the special charge for the year ended April 30, 2000 is as follows:

Severance...................................................   $  800,349
Lease costs.................................................      371,166
Write-off of property and equipment.........................      177,826
Other costs.................................................       83,482
                                                               ----------
Total special charge........................................   $1,432,823
                                                               ==========

     The special charge in fiscal year 2000 resulted primarily from management's decision to close 26 programs and reduce administrative overhead during the year. The components of the exit costs resulting from closing program locations and reducing administrative overhead consist of severance for terminated employees, costs for non-cancelable facility lease commitments, write-offs of office furniture and equipment, and other miscellaneous charges.

     A summary of the special charge (credit) for the fiscal year ended April 30, 1999 is as follows:

CMI settlement:
  Return of common stock....................................   $(418,750)
  Cash settlement...........................................    (150,000)
  Release of liabilities and other..........................    (109,542)
                                                               ---------
                                                                (678,292)
Write-off of goodwill.......................................     311,884
                                                               ---------
Write-off of property and equipment.........................     104,000
                                                               ---------
Total special charge (credit)...............................   $(262,408)
                                                               =========

     The special charge (credit) in fiscal year 1999 relates primarily to a favorable settlement of disputes and the restructuring of the relationship with Case Management Inc. ("CMI"). The Company originally incurred a special charge relating to the closing of several programs identified in the year ended April 30, 1998, which included a special charge relating to CMI. During fiscal year 1999, the Company resolved its dispute with CMI. The ultimate outcome of the dispute involved the return of common stock that was previously issued to CMI as part of the consideration for a restrictive covenant, a cash settlement, and the release of claims against the Company for certain liabilities. The favorable outcome with CMI resulted in a net credit of $678,292.

     Additional components of the special charge (credit) include a charge of $311,884 to write down certain goodwill and a charge of $104,000 to establish a reserve for the write-off of certain property and equipment. The charges relate to goodwill at the Company's chemical dependency program and property and equipment at the Company's chemical dependency program and several additional sites.

     Components of the accrued special charge at April 30, 2001 are as follows:

Non-cancelable lease costs..................................   $ 95,000
Severance...................................................    148,000
Other costs.................................................     22,000
                                                               --------
Accrued special charges, April 30, 2001.....................   $265,000
                                                               ========

                                PMR CORPORATION

     Components of the accrued special charges at April 30, 2000 are as follows:

Non-cancelable lease costs..................................   $192,000
Severance...................................................    133,000
Other costs.................................................     51,000
                                                               --------
Accrued special charges, April 30, 2000.....................   $376,000
                                                               ========

     Accruals for special charges are included in the accompanying balance sheets as a component of accrued expenses.

     An analysis of the accrual activity during fiscal year 2001 is as follows:

Accrued special charges, April 30, 2000.....................            $ 376,000
  Impaired long-term assets, net............................  (14,000)
  Lease costs, net..........................................  (97,000)
  Severance, net............................................   15,000
  Other, net................................................  (15,000)   (111,000)
                                                                        ---------
Accrued special charges, April 30, 2001.....................            $ 265,000
                                                                        =========

     An analysis of the accrual activity during fiscal year 2000 is as follows:

Accrued special charges, April 30, 1999.....................              $ 786,000
  Costs to resolve claims...................................   (400,000)
  Impaired long-term assets.................................   (104,000)
  Lease costs, net..........................................    (90,000)
  Severance, net............................................    133,000
  Other, net................................................     51,000    (410,000)
                                                                          ---------
Accrued special charges, April 30, 2000.....................              $ 376,000
                                                                          =========

16.  RELATED PARTY

     In January 2001, the Company retained McGettigan, Wick & Co. Inc., which holds a seat in the Company's Board of Directors, to provide financial advisory services to the management and Board of Directors of the Company relative to the structuring, evaluation, negotiation, documentation, and closing of strategic alternatives for the Company. The fee for providing such services was $10,000, payable for three months commencing in February 2001, plus out-of-pocket expenses. Also due and payable upon consummation of any sale or merger of, acquisition by, or third-party financing for the Company will be a success fee equal to 5% of the consideration received or paid by the Company. The aggregate retainer fee of $30,000 will be credited against the success fee. If the Company were the acquiror, the success fee will be 0.5% of any equity consideration issued by the Company plus 0.167% of any assumed debt obligation of the seller.

17.  SUBSEQUENT EVENT

     In July 2001, after exploring numerous strategic alternatives, the Company has decided to terminate the operations of its InfoScriber subsidiary in the near future. The Company is in the process of evaluating the necessary steps to accomplish this task and is developing a formal disposition plan. The Company will account for the disposition of InfoScriber as a discontinued operation in fiscal year 2002, when the disposition plan is completed. However, in accordance with SFAS No. 121, the Company has recorded in

                                PMR CORPORATION
the fourth quarter of fiscal year 2001 an impairment charge of approximately $464,000 related to InfoScriber's furniture, equipment, and certain other current assets, which has been included in the special charge in the statement of operations.

18.  DISCLOSURES ABOUT REPORTABLE SEGMENTS

     In accordance with the criteria of SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, the Company determined that it operates in three reportable segments: Outpatient Programs, Case Management Programs, and Health Information. The Company's reportable segments are strategic business units that offer different services to a variety of inpatient and outpatient recipients and a variety of health care organizations. Accounting policies of segments are the same as those described in Note 1. There are no intersegment revenues. All revenues are derived from services performed in the United States.

     Activities classified as Other in the following schedule relate primarily to unallocated home office items. Assets for Outpatient Programs, Case Management Programs, and Health Information segment consist primarily of cash, accounts receivable, furniture and office equipment, and intangible assets. The Company evaluates the performance of each reportable segment based on income
(loss) from operations before income taxes and before the cumulative effect of a change in accounting principle.

     Revenues from one provider, which are included in the Case Management Programs segment, are greater than 10% of consolidated revenues for the year ended April 30, 2001 (see Note 12) and totaled approximately $14.0 million, $13.7 million, and $10.5 million for the years ended April 30, 2001, 2000, and 1999, respectively.

     A summary of reportable segments is shown below. The summary excludes the previously disclosed Pharmaceuticals segment due to the discontinued operation of Stadt Solutions (see Note 2).

                                               CASE         HEALTH
                              OUTPATIENT    MANAGEMENT    INFORMATION
                               PROGRAMS      PROGRAMS      BUSINESS        OTHER          TOTAL
                              -----------   -----------   -----------   ------------   ------------
2001
  Revenues..................  $ 3,265,169   $14,417,122   $        --   $         --   $ 17,682,291
  Operating profit (loss)...    1,629,151     1,321,783    (5,091,671)    (4,753,744)    (6,894,481)
  Depreciation and
    amortization............       33,361       648,758     2,817,217        622,346      4,121,682
  Special charge............      249,571            --       851,592        145,262      1,246,425
  Net interest income.......           --       112,063       382,228        792,827      1,287,118
  Income (loss) from
    continuing operations
    before income taxes and
    cumulative change.......    1,513,628       141,672    (8,378,252)    (4,975,894)   (11,698,846)
  Total assets..............    3,502,460     1,681,523     3,707,182     12,467,909     21,359,074

                                PMR CORPORATION

                                               CASE         HEALTH
                              OUTPATIENT    MANAGEMENT    INFORMATION
                               PROGRAMS      PROGRAMS      BUSINESS        OTHER          TOTAL
                              -----------   -----------   -----------   ------------   ------------
2000
  Revenues..................  $26,861,993   $14,298,819   $        --   $  1,349,367   $ 42,510,179
  Operating profit (loss)...    7,412,352     1,693,444    (1,296,519)    (8,487,664)      (678,387)
  Depreciation and
    amortization............      232,162       266,109         7,617        504,527      1,010,415
  Special charge............    1,432,823            --            --             --      1,432,823
  Net interest income.......           --            --            --      1,465,069      1,465,069
  Income (loss) from
    continuing operations
    before income taxes and
    cumulative change.......    5,672,808       748,586    (1,304,136)   (11,902,661)    (6,785,403)
  Total assets..............    4,788,180     2,601,569     1,691,066     31,654,747     40,735,562
1999
  Revenues..................  $43,662,377   $10,534,204   $        --   $  1,625,987   $ 55,822,568
  Operating profit (loss)...   14,603,771     1,268,794            --     (9,670,294)     6,202,271
  Depreciation and
    amortization............      283,438       199,827            --        624,465      1,107,730
  Special credit............     (262,408)           --            --             --       (262,408)
  Net interest income.......           --            --            --      1,609,021      1,609,021
  Income (loss) from
    continuing operations
    before income taxes and
    cumulative change.......   11,861,117       488,685            --    (11,424,034)       925,768
  Total assets..............   17,254,231     2,892,800            --     46,905,454     67,052,485

19.  UNAUDITED QUARTERLY FINANCIAL INFORMATION

     The following table presents unaudited quarterly financial information for the eight quarters ended April 30, 2001. Management believes this information reflects all adjustments (consisting of normal recurring adjustments) that they consider necessary for a fair presentation with accounting principles generally accepted in the United States. The results for any quarter are not necessarily indicative of results for any future period:

                                                    QUARTERS FOR THE YEARS ENDED,
                        -------------------------------------------------------------------------------------
                                     APRIL 30, 2001                              APRIL 30, 2000
                        -----------------------------------------   -----------------------------------------
                        4/30/01    1/31/01    10/31/00   7/31/00    4/30/00    1/31/00    10/31/99   7/31/99
                        --------   --------   --------   --------   --------   --------   --------   --------
                                                             (UNAUDITED)
                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues..............  $ 4,137    $ 4,100    $ 4,263    $ 5,182    $ 7,234    $ 9,946    $12,506    $12,824
Net (loss) income from
  continuing
  operations..........   (3,725)    (2,869)    (2,523)    (1,653)    (8,247)    (2,951)       243       (712)
Net (loss) income from
  discontinued
  operations, net of
  gain on sale........       --         --         --         --        272      1,077       (406)      (279)
Net loss..............   (3,725)    (2,869)    (2,523)    (1,653)    (7,975)    (1,873)      (164)      (991)
Net loss per share:
  Basic...............    (1.28)     (1.00)     (0.90)     (0.59)     (2.85)     (0.74)     (0.06)     (0.37)
  Diluted.............    (1.28)     (1.00)     (0.90)     (0.59)     (2.85)     (0.74)     (0.06)     (0.37)

                                PMR CORPORATION

20.  MERGER AGREEMENT SUBSEQUENT TO BALANCE SHEET DATE

     On May 6, 2002, the Company, announced the execution of a definitive merger agreement dated May 6, 2002, providing for the merger of a wholly-owned subsidiary of PMR with and into Psychiatric Solutions, Inc., a privately-held Delaware corporation ("PSI"), with PSI being the surviving corporation and becoming a wholly-owned subsidiary of PMR. In connection with the merger, PSI stockholders will exchange all warrants, preferred stock and common stock of PSI for shares of PMR common stock. Upon completion of the merger, PSI stockholders will own approximately 72% of the company and PMR shareholders will own approximately 28% of the company. The transaction will be subject to PMR stockholder approval, regulatory approval, and other customary closing conditions.

21.  REVERSE STOCK SPLIT

     In connection with and as a condition to the proposed merger discussed in
Note 20 above, the Company is also proposing an amendment to its charter in order to effect a proposed 1-for-2 1/2 reverse stock split. The reverse stock split will be subject to PMR stockholder approval. All shares and per share amounts have been retroactively restated for all periods presented to reflect this reverse stock split.

                                  SCHEDULE II

                                PMR CORPORATION

                       VALUATION AND QUALIFYING ACCOUNTS

                 COL. A                      COL. B        COL. C        COL. D           COL. E
----------------------------------------  ------------   ----------   -------------     -----------
                                                         ADDITIONS
                                           BALANCE AT    CHARGED TO                     BALANCE AT
                                          BEGINNING OF   COSTS AND    DEDUCTIONS --       END OF
              DESCRIPTION                    PERIOD       EXPENSES      DESCRIBE          PERIOD
              -----------                 ------------   ----------   -------------     -----------
YEAR ENDED APRIL 30, 2001
Allowance for doubtful accounts.........  $ 7,142,662    $  723,376    $2,353,709(1)    $ 5,512,329
Contract settlement reserve.............    5,313,055        41,973     1,155,882(2)      4,199,146
YEAR ENDED APRIL 30, 2000
Allowance for doubtful accounts.........   10,781,138     5,128,847     8,767,323(1)      7,142,662
Contract settlement reserve.............    6,672,727     1,945,806     3,305,478(2)      5,313,055
YEAR ENDED APRIL 30, 1999(3)
Allowance for doubtful accounts.........    9,081,610     4,427,962     2,728,434(1)     10,781,138
Contract settlement reserve.............    7,479,993     1,983,123     2,790,389(2)      6,672,727

---------------

(1) Uncollectible accounts written-off, net of recoveries and reclassification of allowance from contract settlement reserve.

(2) Contract settlement reserve written-off and reclassified to allowance for doubtful accounts.

(3) Restated to remove activity of discontinued operations.

        INDEX TO PSYCHIATRIC SOLUTIONS CONSOLIDATED FINANCIAL STATEMENTS

PSYCHIATRIC SOLUTIONS, INC.
  Report of Independent Auditors............................    FB-2
  Consolidated Balance Sheets as of December 31, 2000 and
     2001 and as of March 31, 2002..........................    FB-3
  Consolidated Statements of Operations for the years ended
     December 31, 1999, 2000 and 2001 and for the three
     months ended March 31, 2001 and 2002...................    FB-4
  Consolidated Statements of Stockholders' Equity for the
     years ended December 31, 1999, 2000 and 2001 and the
     three months ended March 31, 2002......................    FB-5
  Consolidated Statements of Cash Flows for the years ended
     December 31, 1999, 2000 and 2001 and the three months
     ended March 31, 2001 and 2002..........................    FB-6
  Notes to Consolidated Financial Statements................    FB-8
CYPRESS CREEK HOSPITAL, INC., WEST OAKS HOSPITAL, INC.
AND HEALTHCARE REHABILITATION CENTER OF AUSTIN, INC.
  Report of Independent Auditors............................   FB-26
  Combined Statements of Operations for the years ended
     December 31, 1998, 1999 and 2000 and for the six months
     ended June 30, 2000 and 2001...........................   FB-27
  Combined Statements of Cash Flows for the years ended
     December 31, 1998, 1999 and 2000 and the six months
     ended June 30, 2000 and 2001...........................   FB-28
  Notes to Combined Financial Statements....................   FB-29
HOLLY HILL/CHARTER BEHAVIORAL HEALTH SYSTEM, L.L.C.
  Report of Independent Auditors............................   FB-33
  Statements of Operations for the years ended September 30,
     2000 and 2001..........................................   FB-34
  Statements of Cash Flows for the years ended September 30,
     2000 and 2001..........................................   FB-35
  Notes to Financial Statements.............................   FB-36
PSYCHIATRIC SOLUTIONS, INC.
  Report of Independent Auditors............................   FB-40
  Statement of Operations for the four months ended April
     30, 2000...............................................   FB-41
  Statement of Cash Flows for the four months ended April
     30, 2000...............................................   FB-42
  Notes to Financial Statements.............................   FB-43

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
Psychiatric Solutions, Inc.

     We have audited the accompanying consolidated balance sheets of Psychiatric Solutions, Inc., as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Psychiatric Solutions, Inc., at December 31, 2001 and 2000, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

                                          /s/ Ernst & Young LLP

Nashville, Tennessee
April 5, 2002

                          PSYCHIATRIC SOLUTIONS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                     DECEMBER 31
                                                              --------------------------    MARCH 31
                                                                 2001           2000          2002
                                                              -----------   ------------   -----------
                                                                                           (UNAUDITED)
                                                ASSETS
Current assets:
  Cash......................................................  $ 1,262,282   $    335,596   $ 1,156,910
  Accounts receivable, less allowance for doubtful accounts
    of $3,940,000, $2,443,000 and $2,484,652 (unaudited),
    respectively............................................   17,477,022      6,423,906    19,191,632
  Prepaids and other........................................      818,975        203,612       920,464
                                                              -----------   ------------   -----------
Total current assets........................................   19,558,279      6,963,114    21,269,006
Property and equipment:
  Land......................................................    5,259,654             --     5,259,654
  Buildings.................................................   11,669,824             --    11,669,824
  Equipment.................................................    1,631,412        609,966     1,811,909
Less accumulated depreciation...............................     (580,522)      (301,955)     (883,296)
                                                              -----------   ------------   -----------
                                                               17,980,368        308,011    17,858,091
Cost in excess of net assets acquired, net..................   15,207,402     15,028,898    15,214,473
Contracts, net..............................................      913,936      1,220,774       837,226
Other assets................................................      558,295        268,583       610,539
Net assets of discontinued operations.......................       75,499      2,566,235       111,791
                                                              -----------   ------------   -----------
Total assets................................................  $54,293,779   $ 26,355,615   $55,901,126
                                                              ===========   ============   ===========

                                LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable..........................................  $ 2,641,232   $    715,659   $ 2,980,845
  Salaries and benefits payable.............................    2,531,596        651,637     2,297,305
  Other accrued liabilities.................................    2,622,407      1,513,137     2,216,030
  Revolving line of credit..................................   11,149,815      6,826,155    11,899,600
  Current portion of long-term debt.........................    4,237,199      1,827,712     4,475,256
                                                              -----------   ------------   -----------
Total current liabilities...................................   23,182,249     11,534,300    23,869,036
Long-term debt, less current portion........................   20,951,397      7,987,410    20,624,482
Deferred tax liability......................................      382,718        382,718       382,718
Other liabilities...........................................      540,000        216,000       621,000
Series A Preferred Stock, redeemable and convertible,
  10,500,000 shares authorized; 10,497,000 and 10,500,000
  issued and outstanding at December 31, 2001 and 2000 and
  March 31, 2002 (stated at liquidation preference value)...   10,497,000     10,500,000    10,497,000
Series B Preferred Stock, redeemable and convertible,
  6,200,000 shares authorized; 4,975,736 shares issued and
  outstanding at December 31, 2001 and 2000 and March 31,
  2002 (liquidation preference value of $7,463,604),
  respectively; 1,141,693, 662,720 and 1,337,348 warrants
  issued and outstanding at December 31, 2001 and 2000 and
  March 31, 2002............................................    8,554,564      7,836,104     8,853,567
Stockholders' deficit:
  Common Stock, $.01 par value, 35,000,000 shares
    authorized; 7,295,628, 8,120,616 and 7,327,628 issued
    and outstanding at December 31, 2001 and 2000 and March
    31, 2002, respectively..................................       72,957         81,207        73,277
  Additional paid-in capital................................       74,368        356,977       186,811
  Accumulated deficit.......................................   (9,961,474)   (12,539,101)   (9,206,765)
                                                              -----------   ------------   -----------
Total stockholders' deficit.................................   (9,814,149)   (12,100,917)   (8,946,677)
                                                              -----------   ------------   -----------
Total liabilities and stockholders' deficit.................  $54,293,779   $ 26,355,615   $55,901,126
                                                              ===========   ============   ===========

                            See accompanying notes.

                          PSYCHIATRIC SOLUTIONS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                      YEAR ENDED DECEMBER 31,           THREE MONTHS ENDED MARCH 31,
                              ---------------------------------------   -----------------------------
                                 2001          2000          1999           2002             2001
                              -----------   -----------   -----------   -------------    ------------
                                                                                 (UNAUDITED)
Revenue.....................  $43,998,677   $23,502,241   $ 4,500,341    $23,188,390      $7,218,518
Salaries, wages and employee
  benefits..................   26,182,853    15,256,497     4,350,827     13,970,130       4,271,517
Professional fees...........    7,039,275     3,771,133       990,237      3,108,008       1,123,968
Rentals and leases..........      327,729       375,693       215,806        189,930          16,833
Other operating expenses....    3,955,443     1,679,325       403,262      2,671,332         510,394
Provision for bad debts.....      661,979       467,082       528,835        715,145          72,178
Depreciation and
  amortization..............      944,645       757,014       233,742        385,989         234,849
Interest expense............    2,660,100     1,723,462       371,401      1,372,147         405,268
                              -----------   -----------   -----------    -----------      ----------
                               41,772,024    24,030,206     7,094,110     22,412,681       6,635,007
Income (loss) from
  continuing operations
  before income taxes.......    2,226,653      (527,965)   (2,593,769)       775,709         583,511
  Provision for income
     taxes..................           --            --            --         21,000              --
                              -----------   -----------   -----------    -----------      ----------
Income (loss) from
  continuing operations.....    2,226,653      (527,965)   (2,593,769)       754,709         583,511
                              -----------   -----------   -----------    -----------      ----------
Discontinued operations
  before extraordinary item
Income (loss) from
  operations of discontinued
  lines of business.........       88,736       349,813    (4,283,394)            --         (57,439)
  Gain (loss) on disposal of
     discontinued lines of
     business, net of income
     taxes of $223,000 for
     2001...................    1,499,033    (1,738,278)           --             --              --
                              -----------   -----------   -----------    -----------      ----------
Income (loss) from
  discontinued operations...    1,587,769    (1,388,465)   (4,283,394)            --         (57,439)
                              -----------   -----------   -----------    -----------      ----------
Net income (loss) before
  extraordinary item........    3,814,422    (1,916,430)   (6,877,163)       754,709         526,072
Loss from early retirement
  of debt...................   (1,236,795)           --            --             --              --
                              -----------   -----------   -----------    -----------      ----------
Net income (loss)...........  $ 2,577,627   $(1,916,430)  $(6,877,163)   $   754,709      $  526,072
                              ===========   ===========   ===========    ===========      ==========

                            See accompanying notes.

                          PSYCHIATRIC SOLUTIONS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

                                      COMMON STOCK       ADDITIONAL
                                   -------------------    PAID-IN     ACCUMULATED
                                    SHARES     AMOUNT     CAPITAL       DEFICIT         TOTAL
                                   ---------   -------   ----------   ------------   ------------
Balance at December 31, 1999.....  7,962,991   $79,631   $ 309,604    $(10,622,671)  $(10,233,436)
  Common Stock issued............    157,625     1,576      47,373              --         48,949
  Net loss.......................         --        --          --      (1,916,430)    (1,916,430)
                                   ---------   -------   ---------    ------------   ------------
Balance at December 31, 2000.....  8,120,616    81,207     356,977     (12,539,101)   (12,100,917)
  Common Stock issued............     36,764       368       3,849               -          4,217
  Reacquired common stock........   (861,752)   (8,618)   (286,458)              -       (295,076)
  Net income.....................         --        --          --       2,577,627      2,577,627
                                   ---------   -------   ---------    ------------   ------------
Balance at December 31, 2001.....  7,295,628   $72,957   $  74,368    $ (9,961,474)  $ (9,814,149)
  Common Stock issued............     32,000       320       3,380              --          3,700
  Issuance of stock options......         --        --     109,063              --        109,063
  Net income.....................         --        --          --         754,709        754,709
                                   ---------   -------   ---------    ------------   ------------
Balance at March 31, 2002
  (unaudited)....................  7,327,628   $73,277   $ 186,811    $ (9,206,765)  $ (8,946,677)
                                   =========   =======   =========    ============   ============

                            See accompanying notes.

                          PSYCHIATRIC SOLUTIONS, INC.,

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                               THREE MONTHS ENDED
                                         YEAR ENDED DECEMBER 31,                    MARCH 31,
                                 ---------------------------------------   ---------------------------
                                    2001          2000          1999            2002           2001
                                 -----------   -----------   -----------   --------------   ----------
                                                                                   (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss)..............  $ 2,577,627   $(1,916,430)  $(6,877,163)   $   754,709     $  526,072
Adjustments to reconcile net
  income (loss) to net cash
  provided by (used in)
  continuing operating
  activities:
  Depreciation and
    amortization...............      944,645       757,014       233,742        385,989        234,849
  Provision for doubtful
    accounts...................      661,979       467,082       528,835        715,145         72,178
  Accretion of detachable
    warrants...................      704,339       165,556            --        390,050        279,450
  Issuance of stock options....           --            --            --        109,063             --
  Amortization of loan costs...      172,021        68,956            --         51,142         32,073
  Extraordinary loss on
    extinguishment of debt.....    1,236,795            --            --             --             --
  Loss (income) from
    discontinued operations....   (1,587,769)    1,388,465     4,499,563             --         57,439
  Long-term interest accrued...      324,000       216,000            --         81,000         81,000
  Changes in operating assets
    and liabilities, net of
    effect of acquisitions:
    Accounts receivable........      392,721      (641,504)   (1,966,734)    (2,429,755)        70,081
    Prepaids and other current
       assets..................     (117,919)      (73,769)      (16,301)      (101,489)      (216,600)
    Accounts payable...........     (246,992)       46,964       221,858        360,613       (535,424)
    Salaries and benefits
       payable.................      783,002        61,670        66,334       (234,291)      (129,297)
    Accrued liabilities and
       other liabilities.......      946,848      (717,581)       33,242       (427,377)      (200,033)
                                 -----------   -----------   -----------    -----------     ----------
Net cash provided by (used in)
  continuing operating
  activities...................    6,791,297      (177,577)   (3,276,624)      (345,201)       271,788
INVESTING ACTIVITIES
Cash paid for acquisitions, net
  of cash acquired.............     (304,707)   (9,528,838)   (4,913,262)            --             --
Capital purchases of leasehold
  improvements, equipment and
  software.....................     (115,618)     (105,743)     (127,399)      (187,002)       (39,103)
Change in net assets of
  discontinued operations......    2,387,867       939,352      (167,551)       (36,292)     1,187,728
Other assets...................           --       (23,517)       16,670        (48,357)            --
                                 -----------   -----------   -----------    -----------     ----------
Net cash provided by (used in)
  investing activities.........    1,967,542    (8,718,746)   (5,191,542)      (271,651)     1,148,625

                                                                     (Continued)

                          PSYCHIATRIC SOLUTIONS, INC.,

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                               THREE MONTHS ENDED
                                       YEAR ENDED DECEMBER 31,                     MARCH 31,
                               ----------------------------------------   ----------------------------
                                   2001          2000          1999            2002           2001
                               ------------   -----------   -----------   --------------   -----------
                                                                                  (UNAUDITED)
FINANCING ACTIVITIES
Proceeds from issuance of
  Series B Preferred Stock...  $         --   $ 1,913,600   $ 5,550,004    $        --     $        --
Net payments of (proceeds
  from) long-term debt.......    (6,955,998)    6,440,463     3,683,901        569,880      (1,640,543)
Payment of loan costs........      (880,372)     (289,530)           --        (62,100)           (544)
Proceeds from issuance of
  Common Stock...............         4,217         3,449        65,159          3,700              --
                               ------------   -----------   -----------    -----------     -----------
Net cash (used in) provided
  by financing activities....    (7,832,153)    8,067,982     9,299,064        511,480      (1,641,087)
Net (decrease) increase in
  cash.......................       926,686      (828,341)      830,898       (105,372)       (220,674)
Cash at beginning of the
  period.....................       335,596     1,163,937       333,039      1,262,282         335,596
                               ------------   -----------   -----------    -----------     -----------
Cash at end of the period....  $  1,262,282   $   335,596   $ 1,163,937    $ 1,156,910     $   114,922
                               ============   ===========   ===========    ===========     ===========
SUPPLEMENTAL CASH FLOW
  INFORMATION:
  Interest paid..............  $  1,717,411   $ 1,401,170   $   323,758    $   953,946     $   429,752
                               ============   ===========   ===========    ===========     ===========
EFFECT OF ACQUISITIONS:
Assets acquired, net of cash
  acquired...................  $ 30,978,310   $16,133,703   $ 5,163,466    $        --     $        --
Liabilities assumed..........    (3,661,159)   (2,559,365)     (226,165)            --              --
Notes payable issued.........    (4,500,000)   (4,000,000)           --             --              --
Common Stock issued..........            --       (45,500)      (24,039)            --              --
Long-term debt issued........   (22,512,444)           --            --             --              --
                               ------------   -----------   -----------    -----------     -----------
Cash paid for acquisitions,
  net of cash acquired.......  $    304,707   $ 9,528,838   $ 4,913,262    $        --     $        --
                               ============   ===========   ===========    ===========     ===========
SIGNIFICANT NON-CASH
  TRANSACTIONS:
Issuance of detachable stock
  warrants as consideration
  for Bridge Loan............  $    718,460   $   372,500   $        --    $   299,003     $        --
                               ============   ===========   ===========    ===========     ===========
Financing of early debt
  termination fee............  $    818,156   $        --   $        --    $        --     $        --
                               ============   ===========   ===========    ===========     ===========

There were no acquisitions during the three months ended March 31, 2002 and 2001, respectively.

                            See accompanying notes.

                          PSYCHIATRIC SOLUTIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 2001

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  DESCRIPTION OF BUSINESS

     Psychiatric Solutions, Inc. (the "Company" or "PSI") was formed on September 26, 1996 as a Delaware corporation with its corporate office in Nashville, Tennessee. The Company manages behavioral health units and owns psychiatric hospitals.

     The Company has formed two operating divisions: (1) Psychiatric Unit Management, and (2) Freestanding Specialty Hospitals. The Psychiatric Unit Management division provides psychiatric management and development services to behavioral health units in hospitals and clinics. The Freestanding Specialty Hospitals division includes owned psychiatric hospitals. As of December 31, 2001, the Company managed 48 behavioral health units and owned four psychiatric hospitals in two states.

  BASIS OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions are eliminated in consolidation.

  UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

     The accompanying unaudited consolidated balance sheet as of March 31, 2002 and the related unaudited consolidated statements of operations and cash flows for the three months ended March 31, 2001 and March 31, 2002, and the unaudited consolidated statement of stockholders' deficit for the three months ended March 31, 2002 (interim financial statements) have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the interim results have been included.

     The unaudited interim consolidated financial statements should be read in conjunction with the audited December 31, 2001 consolidated financial statements appearing herein. The results of the three months ended March 31, 2002 may not be indicative of operating results for the full year.

  CASH

     Cash consists of demand deposits held at financial institutions. The Company places its cash in financial institutions that are federally insured and limits the amount of credit exposure with any one financial institution.

  ACCOUNTS RECEIVABLE

     Accounts receivable vary according to the type of service being provided. Accounts receivable for the Psychiatric Unit Management division is comprised of contractually determined fees for services rendered. Such amounts are recorded net of estimated bad debts. Concentration of credit risk is limited by the number of customers.

     Accounts receivable for the Freestanding Specialty Hospitals division are comprised of patient service revenue and are recorded net of contractual adjustments and estimated bad debts. Such amounts are owed by various governmental agencies, insurance companies and private patients. Medicare and Medicaid comprised approximately 14% and 12%, respectively, of patient receivables at December 31, 2001. Concentration of credit risk from other payers is limited by the number of patients and payers.

                          PSYCHIATRIC SOLUTIONS, INC.

  INCOME TAXES

     The Company accounts for income taxes under the liability method. Under this method, deferred tax assets and liabilities are determined based upon differences between the financial statement carrying amounts and tax bases of assets and liabilities and are measured using the enacted tax laws that will be in effect when the differences are expected to reverse.

  LONG-LIVED ASSETS

  Property and Equipment

     Property and equipment are stated at cost and depreciated using the straight-line method over the useful lives of the assets, which range from 4 to 40 years. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or estimated useful lives of the assets. Capitalized software consists primarily of costs incurred for external services and materials associated with the purchase and implementation of software systems. Depreciation expense was $278,567 and $214,141 for the years ended December 31, 2001 and 2000, respectively.

  Cost in Excess of Net Assets Acquired

     Cost in excess of net assets acquired (or goodwill) consists of the excess purchase price over the fair value of acquired tangible and identifiable intangible assets. Goodwill is amortized on a straight-line basis over 40 years. The amounts reported at December 31, 2001 and 2000 are net of accumulated amortization of $840,114 and $480,874, respectively. Amortization expense related to goodwill was $359,240 and $276,071 for the years ended December 31, 2001 and 2000, respectively.

  Contracts

     Contracts represent the fair value of management contracts and service contracts purchased and are being amortized using the straight-line method over five years. The amounts reported at December 31, 2001 and 2000 are net of accumulated amortization of $620,256 and $313,418, respectively. Amortization expense related to contracts was $306,256 and $263,007 for the years ended December 31, 2001 and 2000, respectively.

     When events, circumstances and operating results indicate that the carrying values of certain long-lived assets and the related identifiable intangible assets might be impaired, the Company prepares projections of the undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the projections indicate that the recorded amounts are not expected to be recoverable, such amounts are reduced to estimated fair value. Fair value is estimated based upon projections of discounted cash flows.

  OTHER ASSETS

     Other assets consist principally of loan costs which are deferred and amortized over the term of the related debt. The amounts reported at December 31, 2001 and 2000 are net of accumulated amortization of $85,229 and $68,956, respectively.

  STOCK-BASED COMPENSATION

     The Company accounts for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. Management of the Company has

                          PSYCHIATRIC SOLUTIONS, INC.

determined that the pro forma net income disclosures as required by Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," would not differ materially from net loss as shown on the accompanying Consolidated Statements of Operations. (See Note 9)

  USE OF ESTIMATES

     Management of the Company has made certain estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with accounting principles generally accepted in the United States. Actual results could differ from those estimates.

  RISK MANAGEMENT

     The Company carries general and professional liability insurance from an unrelated commercial insurance carrier for per occurrence losses up to $6,000,000 with policy limits of $8,000,000 in the aggregate, on a claims-made basis. Management is not aware of any claims against it or its affiliated physician groups.

     The Company also carries workers' compensation insurance from an unrelated commercial insurance carrier. The Company's experience with workers' compensation claims has been insignificant. The Company believes that adequate provision has been made for workers compensation and professional and general liability risks.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts reported in the accompanying Consolidated Balance Sheets for cash, accounts receivable, and accounts payable approximate their fair value given the short-term maturity of these instruments. Based upon the borrowing rates currently available to the Company, the carrying amounts reported in the accompanying Consolidated Balance Sheets for long-term debt approximate fair value.

  RECLASSIFICATIONS

     Certain prior period amounts have been reclassified in order to conform to current period presentation.

RECENT PRONOUNCEMENTS

     During July 2001, the Financial Accounting Standards Board ("FASB") issued Statements of Financial Accounting Standards No. 141, Business Combinations ("SFAS 141") and No. 142, Goodwill and Other Intangible Assets ("SFAS 142"). SFAS 141 is effective for transactions completed subsequent to June 30, 2001 and SFAS 142 is effective for years beginning after December 15, 2001. Under the provisions of SFAS 142, goodwill will no longer be amortized but will be subject to annual impairment tests. Other intangible assets will continue to be amortized over their useful lives. Goodwill recorded by the Company as a result of an acquisition completed subsequent to July 1, 2001, will not be amortized. Otherwise, the Company will apply the new rules on accounting for goodwill and other intangible assets beginning in 2002. Application of the nonamortization provisions of SFAS 142 is expected to result in an increase in income before income taxes of approximately $378,000 per year based on the current allocation of intangible assets. During 2002, the Company will perform the first of the required impairment tests of goodwill and does not expect a material impact on the earnings and financial position of the Company.

     In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("SFAS 144"), which supersedes SFAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Effects of Disposal of a

                          PSYCHIATRIC SOLUTIONS, INC.

Segment of a Business and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. SFAS 144 removes goodwill from its scope and clarifies other implementation issues related to SFAS 121. SFAS 144 also provides a single framework for evaluating long-lived assets to be disposed of by sale. The Company does not expect SFAS 144 to have a material effect on its results of operations or financial position.

     In April 2002, the FASB issued Statement of Financial Accounting Standards No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections ("SFAS 145"). SFAS 145 prohibits the classification of gains or losses from debt extinguishments as extraordinary items unless the criteria outlined in APB Opinion No. 30, Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, are met. SFAS 145 also eliminates an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. SFAS 145 is effective for fiscal years beginning after May 15, 2002, with early adoption encouraged. The Company intends to adopt the provisions of SFAS 145 during fiscal 2003 and restate its prior audited consolidated financial statements for the reclassification of extraordinary loss on extinguishment of debt.

2.  REVENUE

     Revenue consists of the following amounts:

                                                                   DECEMBER 31,
                                                             -------------------------
                                                                2001          2000
                                                             -----------   -----------
Patient service revenue....................................  $16,025,787   $        --
Management fee revenue.....................................   27,972,890    23,502,241
                                                             -----------   -----------
Total revenue..............................................  $43,998,677   $23,502,241
                                                             ===========   ===========

  NET PATIENT SERVICE REVENUE

     Patient service revenue is reported on the accrual basis in the period in which services are provided, at established rates, regardless of whether collection in full is expected.

     Net patient service revenue includes amounts estimated by management to be reimbursable by Medicare and Medicaid under provisions of cost or prospective reimbursement formulas in effect. Amounts received are generally less than the established billing rates of the facilities and the differences (contractual allowances) are reported as deductions from patient service revenue at the time the service is rendered. The effect of other arrangements for providing services at less than established rates is also reported as deductions from patient service revenue.

     Settlements under cost reimbursement agreements with third party payers are estimated and recorded in the period in which the related services are rendered and are adjusted in future periods as final settlements are determined. Final determination of amounts earned under the Medicare and Medicaid programs often occur in subsequent years because of audits by the programs, rights of appeal and the application of numerous technical provisions.

  MANAGEMENT FEE REVENUE

     Revenue is recorded as management fee revenue for the Psychiatric Unit Management division. The Psychiatric Unit Management division receives contractually determined management fees and director fees from hospitals and clinics for providing psychiatric management and development services.

                          PSYCHIATRIC SOLUTIONS, INC.

     There were no individual or group of affiliated contracts in 2001 and 2000, which provided a significant concentration of management fee revenue.

3.  DISCONTINUED OPERATIONS

     Included in discontinued operations are the operating results and estimated losses on the unwind of service agreements entered into with physicians, as well as the operating results and gain on disposal for the Employee Assistance Program. As part of the Company's Physician Practice Management Division, the Company had acquired certain net assets of psychiatric clinics, and had operated the clinics and managed the physician practices under long-term service agreements with the physicians that practiced exclusively through the clinics. The Company had not consolidated these clinics or the physician practices it managed, as it did not have operating control. Additionally, discontinued operations include the operating results and estimated losses on the closure of clinics owned by the Company. Such clinics provided group and individual therapy sessions to patients through partial hospitalization and intensive outpatient programs. The Company-owned clinics were all closed as of December 31, 2000. The Company's Employee Assistance Programs division contracted with employers to provide confidential assistance and counseling to their employees.

     The Company's implementation of plans during 2000 to exit these lines of business resulted in an estimated loss on disposal of discontinued operations of $1,738,278 during the year ended December 31, 2000. The December 31, 2000 loss on disposal consists primarily of lease termination costs and the write down of fixed assets and other assets directly resulting from the decision to exit the Physician Practice Management line of business. The December 31, 2000 loss on disposal also includes an estimate of losses from operations associated with the physician practice service agreements of approximately $359,000 through the disposal date. Such costs are recorded within net assets of discontinued operations in the accompanying Consolidated Balance Sheet. The December 31, 2001 income (loss) on disposal consists primarily of a gain on the sale of the Employee Assistance Programs division of $1,169,562 (net of taxes of $223,000), the operations of the Employee Assistance Programs division from the measurement date through the disposal date of $245,753 and final adjustments to the Company's 2000 loss on disposal of $83,718. Significant assets and liabilities of the discontinued lines of business included in the accompanying Consolidated Balance Sheets are as follows:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                2001         2000
                                                              ---------   -----------
Cash........................................................  $ (82,684)  $   (27,595)
Other current assets........................................         --        37,504
Accounts receivable, net....................................    358,903     2,202,640
Fixed assets, net...........................................     50,402       509,712
Other assets................................................    195,934     2,086,451
Accounts payable............................................         --      (107,112)
Accrued expenses............................................   (447,056)   (1,784,887)
Long-term debt..............................................         --      (350,478)
                                                              ---------   -----------
                                                              $  75,499   $ 2,566,235
                                                              =========   ===========

     Accounts receivable primarily include contractually determined fees for management services due under the service agreements. Such amounts are recorded net of estimated bad debts. Management fee revenue earned under the service agreements and net patient service revenue earned from the Company-owned clinics totaled $9,876,181 and $12,814,081 for the years ended December 31, 2001 and 2000, respectively. Management fee revenue earned under the service agreements includes reimbursement of

                          PSYCHIATRIC SOLUTIONS, INC.

clinic expenses incurred on behalf of the clinic facilities. These reimbursed clinic expenses do not include the salaries and benefits of physicians and therapists who provide medical service.

4.  ACQUISITIONS

  1999 ACQUISITIONS

     During 1999, the Company purchased all of the outstanding stock of Cornerstone Behavioral Health Services Inc. for approximately $4.6 million. Cornerstone is the manager of approximately 20 geropsychiatric units in acute care hospitals situated primarily in suburban communities in the south and midwest.

  2000 ACQUISITIONS

     During 2000, the Company acquired various entities, which provided psychiatric management and development services and employee assistance and counseling services. Certain assets of these entities were acquired in exchange for Common Stock, cash, notes payable or a combination thereof. The Company issued 130,000 shares of Common Stock in connection with these acquisitions during 2000.

     The following table summarizes the allocation of the aggregate purchase price of the aforementioned acquisitions:

2000                                                SUNRISE       EAP         TOTAL
----                                              -----------   --------   -----------
Assets acquired:
  Assets receivable.............................  $ 4,640,317   $ 49,754   $ 4,690,071
  Other current assets..........................       80,695         --        80,695
  Fixed assets..................................       97,534     18,519       116,053
  Costs in excess of net assets acquired........    9,789,957    930,950    10,720,907
  Contracts.....................................      525,977         --       525,977
                                                  -----------   --------   -----------
                                                   15,134,480    999,223    16,133,703
  Liabilities assumed...........................    2,177,642    381,723     2,559,365
  Subordinated convertible notes issued.........    3,600,000    400,000     4,000,000
  Common stock issued...........................           --     45,500        45,500
                                                  -----------   --------   -----------
Cash paid, net of cash acquired.................  $ 9,356,838   $172,000   $ 9,528,838
                                                  ===========   ========   ===========

  2001 ACQUISITIONS

     During 2001, the Company acquired four free-standing psychiatric hospitals, three in Texas and one in North Carolina. All of the acquisitions were accounted for by the purchase method. The aggregate purchase price of these transactions was allocated to the assets acquired and liabilities assumed based upon their respective fair values. The consolidated financial statements include the accounts and operations of the acquired entities for periods subsequent to the respective acquisition dates. The goodwill associated with these acquisitions is deductible for federal income tax purposes.

                          PSYCHIATRIC SOLUTIONS, INC.

     The following table summarizes the allocation of the aggregate purchase price of the aforementioned acquisitions:

                                      WEST OAKS                   TEXAS
                                         AND                      NEURO
                                       CYPRESS                    REHAB
2001                                    CREEK      HOLLY HILL     CENTER        TOTAL
----                                 -----------   ----------   ----------   -----------
Assets acquired:
  Accounts receivable..............  $ 7,090,871   $1,616,944   $3,400,001   $12,107,816
  Other current assets.............      243,548       99,499      154,397       497,444
  Fixed assets.....................    6,833,333    6,264,340    4,737,633    17,835,306
  Costs in excess of net assets
     acquired......................            -      402,833      134,911       537,744
                                     -----------   ----------   ----------   -----------
                                      14,167,752    8,383,616    8,426,942    30,978,310
  Liabilities assumed..............    2,105,075      758,310      797,774     3,661,159
  Subordinated convertible notes
     issued........................    2,000,000            -    2,500,000     4,500,000
  Long-term debt issued............    9,908,091    7,542,413    5,061,940    22,512,444
                                     -----------   ----------   ----------   -----------
Cash paid, net of cash acquired....  $   154,586   $   82,893   $   67,228   $   304,707
                                     ===========   ==========   ==========   ===========

OTHER INFORMATION

  PRO FORMA RESULTS

     The following represents the unaudited pro forma results of consolidated operations as if the aforementioned acquisitions had occurred at the beginning of the immediate preceding period, after giving effect to certain adjustments, including the depreciation and amortization of the assets acquired based upon their fair values and changes in interest expense resulting from changes in consolidated debt:

                                                    2001          2000          1999
                                                 -----------   -----------   -----------
Revenue........................................  $92,093,000   $87,600,000   $25,577,000
Income before extraordinary items..............    3,642,000    (2,671,000)   (1,017,000)
Net income.....................................    2,405,000    (2,671,000)   (1,017,000)

     The pro forma information given does not purport to be indicative of what the Company's results of operations would have been if the acquisitions had in fact occurred at the beginning of the periods presented, and is not intended to be a projection of the impact on future results or trends.

                          PSYCHIATRIC SOLUTIONS, INC.

5.  LONG-TERM DEBT

     Long-term debt consists of the following:

                                                                   DECEMBER 31,
                                                             -------------------------
                                                                2001          2000
                                                             -----------   -----------
Debt payable to banks:
  Revolving line of credit, expiring on May 5, 2005 and
     bearing interest at the prime rate plus 1.25% (10.75%
     at December 31, 2000).................................  $        --   $ 6,826,155
  Non-revolving line of credit, due on May 5, 2005 and
     bearing interest at the prime rate plus 2% (11.5% at
     December 31, 2000)....................................           --     4,950,000
  Revolving line of credit, expiring on November 30, 2004
     and bearing interest at the prime rate plus 2% (7% at
     December 31, 2001)....................................   11,149,815            --
  Non-revolving line of credit, due on November 30, 2003
     and bearing interest at the prime rate plus 4.75%
     (9.75% at December 31, 2001)..........................   15,656,305            --
Related party bridge loan (liquidation preference value of
  $1,000,000)..............................................      903,732       793,056
Subordinated convertible notes.............................    3,600,000     3,600,000
Subordinated promissory note...............................    4,880,338       400,000
Other......................................................      273,018        72,066
                                                             -----------   -----------
                                                              36,463,208    16,641,277
Less current portion.......................................   15,511,811     8,653,867
                                                             -----------   -----------
Long-term debt.............................................  $20,951,397   $ 7,987,410
                                                             ===========   ===========

  DEBT PAYABLE TO BANKS

  2000 Senior Credit Facility

     In conjunction with an acquisition in May 2000, the Amended Loan Agreement and the amounts outstanding thereunder were replaced with a $17,500,000 senior credit facility (2000 Senior Credit Facility). The 2000 Senior Credit Facility included two lines of credit: a $5,500,000 non-revolving term loan (2000 Term
Loan) and a $12,000,000 revolving working capital line of credit (2000 Revolver). Both lines of credit were collateralized by the Company's assets and stock of the Company's subsidiaries.

     Until the maturity date of the 2000 Revolver, the Company could borrow, repay and re-borrow an amount not to exceed the lesser of $12,000,000 or the Borrowing Base (the estimated net value of eligible accounts receivable, as defined in the 2000 Senior Credit Facility, multiplied by 85%). The 2000 Revolver was due in full at maturity in May 2005, with the exception of an Interim Availability Balance (as defined in the 2000 Senior Credit Facility) of approximately $385,000, which was due during 2001. The available borrowings under the 2000 Revolver were $795,158 as of December 31, 2000.

     Under the 2000 Revolver, all of the Company's collections, except for Medicare and Medicaid, are deposited into lockbox accounts controlled by the lender. The funds deposited into the lockbox accounts were applied to outstanding borrowings with the lender on a daily basis. As such, the outstanding borrowings with the 2000 Revolver were classified as short term at December 31, 2000.

                          PSYCHIATRIC SOLUTIONS, INC.

     The Company was required to pay an unused fee in the amount of .375% per year of the unused portion of the 2000 Senior Credit Facility. This fee was payable monthly in arrears on the first day of each calendar month. Such fees were $41,332 for the year ended December 31, 2000.

     In conjunction with the amendment dated August 31, 2001, the Company borrowed an additional $3,500,000 under the 2000 Term Loan and $1,500,000 under a new Term Loan B. The 2000 Term Loan was to be repaid in twenty equal quarterly installments commencing as of January 1, 2002. Prior to the amendment, the 2000 Term Loan was payable in twenty quarterly installments of $275,000 beginning on June 30, 2000. In addition to the quarterly principal payments of the 2000 Term Loan, the Company was required to make additional principal payments on the 2000 Term Loan in the amount of 30% of the Excess Cash Flow (as defined in the 2000 Senior Credit Facility) within ninety days of each fiscal year end. The Term Loan B was to be repaid in equal monthly installments commencing as of March 1, 2002, with final payment on August 1, 2003. Interest accrued on the 2000 Revolver was payable weekly. Interest accrued on the 2000 Term Loan and Term Loan B was payable monthly.

  2001 Senior Credit Facility

     In conjunction with an acquisition in November 2001, the Amended Loan Agreement was replaced with a $33,156,305 senior credit facility (2001 Senior Credit Facility). The 2001 Senior Credit Facility includes two lines of credit: a $15,656,305 non-revolving term loan (2001 Term Loan) and a $17,500,000 revolving working capital line of credit (2001 Revolver). Both lines of credit are collateralized by the Company's assets and stock of the Company's subsidiaries.

     Until the maturity date of the 2001 Revolver, the Company may borrow, repay and re-borrow an amount not to exceed the lesser of $17,500,000 or the Borrowing Base (the estimated net collectible value of eligible receivables, as defined in the 2001 Senior Credit Facility, multiplied by 85%). The 2001 Revolver is due in full at maturity in November 2004. The available borrowings under the 2001 Revolver were $14,659,210 at December 31, 2001. The 2001 Term Loan is due in monthly installments of principal and interest, as well as an additional principle payment equal to 50% of the Company's excess cash flows for the year that is due within 30 days after preparation of the Company's audited financial statements, but in no event later than 145 days after year-end.

     Under the 2001 Revolver, all of the Company's collections, except for Medicare and Medicaid, are deposited into lockbox accounts controlled by the lender. The funds deposited into the lockbox accounts are applied to outstanding borrowings with the lender on a daily basis. As such, the outstanding borrowings under the 2001 Revolver are classified as short term at December 31, 2001.

     The Company must pay an unused fee in the amount of 0.05% per month of the monthly unused portion of the 2001 Senior Credit Facility. This fee is payable monthly is arrears on the first day of each calendar month. Such fees were approximately $4,000 at December 31, 2001.

     The 2001 Senior Credit Facility contains customary covenants which include
(i) a specified monthly census required for any owned, operated or leased hospitals of the Company, (ii) a limitation on capital expenditures, sales of assets, mergers, changes of ownership and management, new lines of business and dividends, and (iii) various financial covenants.

     At December 31, 2001, the Company was in compliance with all applicable debt covenant requirements.

  EXTRAORDINARY ITEM

     Commensurate with the refinancing of the 2000 Senior Credit Facility, the Company expensed the remaining deferred loan costs associated with this debt of $418,639 and incurred early termination

                          PSYCHIATRIC SOLUTIONS, INC.

penalties of $818,156, resulting in an extraordinary loss on extinguishment of debt of $1,236,795 at December 31, 2001.

  RELATED PARTY BRIDGE LOAN

     In October 2000, the Company entered into subordinated notes totaling $1,000,000 with certain stockholders of the Company (collectively referred to as the Bridge Loan). The Bridge loan bears interest at 10% payable monthly. The proceeds were used to fund short-term working capital requirements.

     Based upon terms as amended on July 31, 2001, the subordinated notes and accrued but unpaid interest are payable upon the earlier of (i) 180 days after the July 31, 2001, amendment (i.e., January 31, 2002), or (ii) the availability under the Borrowing Base under the 2001 Revolver equals or exceeds $2,000,000 on a daily basis as of each day during the 45 day period immediately proceeding the maturity date, or (iii) the receipt of proceeds by the Company for any transaction having aggregate amounts of proceeds of at least $4,000,000, or (iv) a change of control of PSI.

     As consideration for the issuance of the Bridge Loan, the Company granted warrants ("Bridge Loan Warrants") to purchase 250,000 shares of the Company's Series B Preferred Stock at $0.01 per share. The Bridge Loan Warrants expire October 12, 2005. In 2000, the carrying value of the Bridge Loan was reduced and the carrying value of the Series B Preferred Stock was increased by $372,500, the fair market value of the Bridge Loan Warrants issued. The carrying value of the Bridge Loan is being accreted to its face value over its maximum life of six months. Accretion of the Bridge Loan was $206,944 and $165,556 for the years ended December 31, 2001 and 2000, respectively.

     In 2001, the Company granted additional Bridge Loan Warrants to purchase 478,973 shares of the Company's Series B Preferred Stock at $0.01 per share. The additional warrants expire October 12, 2005. The carrying value of the Bridge Loan was decreased by $469,500, the fair market value of the Bridge Loan Warrants issued. The carrying value of the additional Bridge Loan is being accreted over the life of the loan. Accretion of the additional Bridge Loan Warrants was $497,395 for December 31, 2001.

  SUBORDINATED CONVERTIBLE NOTES

     In connection with an acquisition during May 2000, the Company issued subordinated convertible notes payable (Subordinated Convertible Notes). The Subordinated Convertible Notes mature and become immediately due and payable upon the earlier of (i) sale of the Company (ii) any change of control as defined in the Subordinated Convertible Notes, or (iii) the Company's initial public offering of common stock. Interest accrues on the Subordinated Convertible Notes at 9% and is payable May 1, 2005. As of December 31, 2001 and 2000, the Company has accrued $540,000 and $216,000 of interest, respectively, which is included in other liabilities on the accompanying consolidated balance sheets.

     Any time until April 30, 2004, holders of the Subordinated Convertible Notes may convert the unpaid principal balance, in increments of $1,000, into a number of shares of Series B Preferred Stock based upon the following conversion prices:

CONVERSION DATE                                                CONVERSION PRICE
---------------                                                ----------------
May 1, 2000 -- April 30, 2001...............................   $2.00 per share
May 1, 2001 -- April 30, 2002...............................   $2.33 per share
May 1, 2002 -- April 30, 2003...............................   $2.67 per share
May 1, 2003 -- April 30, 2004...............................   $3.00 per share

                          PSYCHIATRIC SOLUTIONS, INC.

 SUBORDINATED PROMISSORY NOTE

     In connection with an acquisition in 2000, the Company issued a promissory note payable (Subordinated Promissory Note) in the amount of $400,000 bearing interest at 9% for the year ended December 31, 2000. The Subordinated Promissory Note matures in five equal annual installments beginning April 1, 2001. Accrued interest is due and payable on the first day of each calendar quarter beginning July 1, 2000.

     In connection with two acquisitions in 2001, the Company issued promissory notes (Subordinated Promissory Notes) totaling $4,500,000. A $2,500,000 Subordinated Promissory Note bears interest at 9% per annum and matures June 30, 2002, with periodic interest payments due beginning December 31, 2001. The $2,000,000 Subordinated Promissory Note bears interest at 9% per annum and matures June 30, 2005, with periodic principal and interest payments due beginning September 30, 2002. Per the provisions of the $2,500,000 Subordinated Promissory Note, the entire principal amount plus accrued interest becomes immediately due and payable upon the receipt of at least $5,000,000 of proceeds by the Company from any sale of subordinated debt or equity securities.

     These Subordinated Promissory Notes contain customary covenants which include a cross default covenant with the occurrence of a default of any indebtedness of at least $1,000,000 held by any creditor of the Company. As of December 31, 2001, the Company was in compliance with these covenants.

  OTHER

     The aggregate maturities of long-term debt, are as follows:

2002........................................................   $15,511,811
2003........................................................     1,392,983
2004........................................................     1,923,151
2005........................................................     5,472,649
2006 and thereafter.........................................    12,162,614
                                                               -----------
          Total.............................................   $36,463,208
                                                               ===========

6.  PREFERRED STOCK

     The Company is authorized to issue 10,500,000 shares of Series A Preferred Stock and had outstanding 10,497,000 and 10,500,000 at December 31, 2001 and 2000, respectively. The Company is authorized to issue 6,200,000 shares of Series B Preferred Stock and has outstanding 4,975,736 at December 31, 2001 and 2000.

     The Company issued 1,275,733 and 3,700,003 shares of Series B Preferred Stock at $1.50 per share during 2000 and 1999, for proceeds of $1,913,600 and $5,550,004, respectively. The proceeds from the issuance of the Series B Preferred Stock were used primarily to fund acquisitions and for working capital purposes.

     During 2001, the Company cancelled 3,000 shares of its Preferred Stock A in connection with the unwinding of a certain physician practice during the year.

 VOTING RIGHTS

     Shares of the Preferred Stock are generally voted equally with the shares of Common Stock, and not as a separate class, at any annual or special meeting of stockholders of the Company. Holders of Preferred Stock may act by written consent in the same manner as holders of Common Stock. A holder of Preferred

                          PSYCHIATRIC SOLUTIONS, INC.

Stock is entitled to one vote per share of Common Stock into which Preferred Stock held by such holder could then be converted. Among other required votes, the approval of the holders of at least a majority of the outstanding Preferred Stock is required to (i) amend any provision of the Certificate of Incorporation or Bylaws so as to adversely change any voting powers, preferences or other special right of the Preferred Stock; (ii) change the authorized number of shares of Common Stock or Preferred Stock; (iii) authorize or designate any new class or series of stock of the Company with rights equal or senior to the Preferred Stock; (iv) redeem, repurchase, pay dividends on or make other distributions with respect to any other stock of the Company, except in limited circumstances; (v) voluntarily dissolve or liquidate the Company; (vi) effect a change in control of the Company; (vii) sell, lease, or otherwise dispose of all or substantially all of the assets of the Company; (viii) take any action that results in the payment or declaration of a dividend on any shares of Common Stock or Preferred Stock; or (ix) change the size of the Board of Directors.

 DIVIDENDS

     Holders of the Preferred Stock, in preference to any other stock of the Company, are entitled to receive cash dividends at a rate of Eight Cents ($0.08) per annum on each outstanding share of Preferred Stock. Such dividends are payable only when and if declared by the Board of Directors and are non-cumulative. So long as Preferred Stock is outstanding, no distribution will be made on any other stock of the Company nor will any shares of any other stock of the Company be purchased, redeemed or otherwise acquired for value by the Company (except in limited circumstances) until all dividends on Preferred Stock have been paid or declared and set apart.

 CONVERSION FEATURES

     Any shares of Preferred Stock may, at the option of the holder, be converted at any time into fully paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Preferred Stock is entitled upon conversion is dependent upon the then effective "Series Conversion Rate" (as defined in the amended and restated Certificate of Incorporation [the "Certificate"]). The Series Conversion Rate is subject to an antidilution adjustment if the Company issues or sells, or is deemed to issue or sell, shares of Common Stock at a per share price less than the then "Effective Series Preferred Price" as defined in the Certificate. An adjustment to the Series Conversion Rate would increase the voting power of the holders thereof. The Company is deemed to issue or sell shares of Common Stock if, among other things, the Company issues or sells options or other securities convertible into Common Stock. At December 31, 2001 and 2000, the Preferred Stock was convertible into 15,472,731 and 15,475,736 shares, respectively, of the Company's common stock. Each share of Preferred Stock will automatically be converted into shares of Common Stock, based on the then "Effective Series Preferred Price" (as defined in the Certificate) immediately upon the closing of a public offering under the Securities Act of 1933, as amended, covering the offer and sale of common stock in which (i) the per share price is at least four times the "Series B Preferred Price", and (ii) the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least $20,000,000. Upon such automatic conversion, any declared and unpaid dividends will be paid to the holder.

 REDEMPTION FEATURES

     The holders of at least 66 and 2/3% of the outstanding shares of Preferred Stock may require the Company, to the extent it may lawfully do so, to redeem the Preferred Stock in three equal annual installments beginning on the seventh anniversary of the original issue date, and ending three years from such first redemption rate. The Company will effectively redeem the Preferred Stock by paying in cash a sum equal to the original issue price per share of Preferred Stock plus declared and unpaid dividends with respect to such shares in exchange for the shares of Preferred Stock to be redeemed.

                          PSYCHIATRIC SOLUTIONS, INC.

  LIQUIDATION PREFERENCES

     Holders of the Preferred Stock are entitled to a preference on liquidation. Upon any liquidation, dissolution, or winding up of the Company, the holders of Series A and Series B are entitled to receive $1.00 per share, and $1.50 per share, respectively, plus all declared and unpaid dividends. If, upon any liquidation, distribution or winding up, the assets of the Company are insufficient to make the payment of the full amount of such preference to all holders of Preferred Stock, then such assets will be distributed among the holders of Preferred Stock at the time outstanding, on a pro rata basis.

7.  LEASES

     At December 31, 2001, future minimum lease payments under non-cancelable leases are as follows:

                                                               OPERATING
                                                                 LEASES
                                                               ----------
2002........................................................   $  561,087
2003........................................................      396,648
2004........................................................      372,353
2005........................................................      156,165
2006........................................................      143,282
Thereafter..................................................      143,282
                                                               ----------
Total minimum lease payments................................   $1,772,817
                                                               ==========

     Rent expense totaled $535,631 and $1,967,958 for December 31, 2001 and 2000, respectively.

8.  INCOME TAXES

     During the years ended December 31, 2001 and 2000, the Company generated net operating loss (NOL) carryforwards for federal and state income tax purposes. The NOL carryforwards are applicable to both discontinued and continuing operations. As a result of each period's loss and existing NOL carryforwards, the Company has not recorded a provision for current federal income tax for the years ended December 31, 2001 and 2000. At December 31, 2001 and 2000, the Company has a cumulative NOL carryforward for federal income tax purposes of $6,996,448 and $2,536,100, respectively, which expires between 2012 and 2021. For financial reporting purposes, a valuation allowance has been recorded against the deferred tax assets related to these carryforwards.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax

                          PSYCHIATRIC SOLUTIONS, INC.

purposes. Significant components of the company's deferred tax assets and liabilities for continuing and discontinued operations are as follows:

                                                                2001          2000
                                                             -----------   -----------
Deferred tax assets:
  Net operating loss carryforwards.........................  $ 2,655,852   $   962,704
  Allowance for doubtful accounts..........................    1,044,659     1,638,335
  Accrued vacation.........................................      370,420       183,284
  Depreciation.............................................           --        56,105
  Amortization.............................................           --     1,632,462
  Other....................................................       49,423       466,671
                                                             -----------   -----------
Total gross deferred tax assets............................    4,120,354     4,939,561
  Less: Valuation allowance................................   (3,890,289)   (5,016,105)
                                                             -----------   -----------
Total deferred tax assets..................................      230,065       (76,544)
Deferred tax liability:
  Depreciation.............................................      (81,182)           --
  Amortization.............................................     (438,115)     (306,174)
  Other....................................................      (93,486)           --
                                                             -----------   -----------
Net deferred tax asset (liability).........................  $  (382,718)  $  (382,718)
                                                             ===========   ===========

     The provision for income taxes for the years ended December 31, 2001 and 2000 differs from the amount computed by applying the statutory rate of 34% due to the following:

                                                                 2001         2000
                                                              -----------   ---------
Tax at federal statutory rate...............................  $   841,708   $  (7,871)
State income taxes..........................................       98,034      14,154
Nondeductible goodwill amortization.........................       87,030      31,866
Meals and entertainment.....................................       16,533      20,991
Change in valuation allowance...............................   (1,043,305)     79,108
Other.......................................................           --    (138,248)
                                                              -----------   ---------
                                                              $        --   $      --
                                                              ===========   =========

     The valuation allowance has changed by approximately $83,000 for the tax effect of discontinued operations.

9.  STOCK OPTION PLANS

     During 1997, the Company and its stockholders adopted the 1997 Incentive and Nonqualified Stock Option Plan for Key Personnel (the "Plan"). The maximum aggregate number of shares of Common Stock to be issued under the Plan shall not exceed 2,200,000.

     Shares issued under the Plan may be in the form of incentive stock options or non-qualified options to officers, employers and directors. The exercise price per share determined by the Compensation Committee of the Board of Directors (the "Committee") generally is not less than fair market value of the Common Stock on the date of grant. Stock options shall become exercisable in whole or in part on such date or dates as determined by the Committee at the date of grant. Options granted generally vest and are exercisable ratably by the respective grantee over a four-year period beginning on the date of grant. Each

                          PSYCHIATRIC SOLUTIONS, INC.

option shall generally expire ten years from the grant date. In connection with an acquisition in 1997, the Company granted options to purchase 491,996 shares to the sellers. The 491,996 shares are subject to the same terms as shares under the Plan, but are not considered to be under the Plan.

     Stock option activity, including options granted for acquisitions, is as follows:

                                             NUMBER OF           OPTION       WEIGHTED AVERAGE
                                              OPTIONS        EXERCISE PRICE    EXERCISE PRICE
                                         -----------------   --------------   ----------------
Balance at December 31, 1999...........      1,752,507       $0.10 to $0.35        $0.18
  Granted..............................        739,000                $0.35        $0.35
  Canceled.............................       (406,852)      $0.10 to $0.35        $0.26
  Exercised............................        (27,625)      $0.10 to $0.35        $0.20
                                             ---------       --------------        -----
Balance at December 31, 2000...........      2,057,030       $0.10 to $0.35        $0.23
  Granted..............................        310,000                $0.35        $0.35
  Canceled.............................       (465,467)      $0.10 to $0.35        $0.30
  Exercised............................        (36,764)      $0.10 to $0.35        $0.12
                                             ---------       --------------        -----
Balance at December 31, 2001...........      1,864,799       $0.10 to $0.35        $0.24
                                             =========       ==============        =====

     The following table summarizes information concerning outstanding and exercisable options at December 31, 2001.

                        OPTIONS OUTSTANDING                               OPTIONS EXERCISABLE
--------------------------------------------------------------------   -------------------------
                                                          WEIGHTED
                                            NUMBER          AVG.       WEIGHTED       NUMBER
                                        OUTSTANDING AT    REMAINING    AVERAGE    EXERCISABLE AT
                                         DECEMBER 31,    CONTRACTUAL   EXERCISE    DECEMBER 31,
EXERCISE PRICES                              2001           LIFE        PRICE          2001
---------------                         --------------   -----------   --------   --------------
$0.10.................................      758,299          6.00       $0.10         758,299
$0.10.................................       35,000          7.00       $0.10          32,812
$0.35.................................       80,000          7.00       $0.35          64,999
$0.35.................................      151,500          8.00       $0.35          87,958
$0.35.................................      555,000          9.00       $0.35         196,563
$0.35.................................      285,000         10.00       $0.35          17,813
                                          ---------                     -----       ---------
$0.10 - 0.35..........................    1,864,799                     $0.24       1,158,444
                                          =========                     =====       =========

     Pro forma information regarding net income and earnings per share is required by SFAS No. 123, "Accounting for Stock Based Compensation," and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. During 2001 and 2000, the Company granted 310,000 and 739,000 stock options, respectively. The fair value of these options was estimated at $0.05 and $0.08 per share for 2001 and 2000, respectively, on the date of grant using a minimum value option pricing model with the following weighted-average assumptions: risk free interest rate of 3.69% and 6.27%; dividend yield of 0%; and a weighted-average expected life of the options of approximately ten years.

     Option valuation models require the input of highly subjective assumptions. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

                          PSYCHIATRIC SOLUTIONS, INC.

     For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the option's vesting period. The Company's pro forma information follows:

                                                                 2001         2000
                                                              ----------   -----------
Net income (loss)...........................................  $2,577,627   $(1,916,430)
Pro forma compensation expense from stock options...........      12,234        19,081
                                                              ----------   -----------
Pro forma net income (loss).................................  $2,565,393   $(1,935,511)
                                                              ==========   ===========

10.  EMPLOYEE BENEFIT PLANS

     The Company adopted the Psychiatric Solutions, Inc., Retirement Savings Plan (the "Plan"). The Plan is a tax-qualified profit sharing plan with a cash or deferred arrangement whereby employees who have completed two months of service and are age 21 or older are eligible to participate. The plan allows eligible employees to make contributions of 1% to 15% of their annual compensation. The plan includes a discretionary company matching contribution not to exceed 15% of eligible employee compensation. Employer contributions vest 20% after two years of service and continue vesting at 20% per year until fully vested. There were no employer contributions to the plan during 2000 or 2001.

11.  CONTINGENCIES AND HEALTHCARE REGULATION

  CONTINGENCIES

     The Company is subject to various claims and legal actions which arise in the ordinary course of business. The Company has professional liability insurance to protect against such claims or legal actions. In the opinion of management, the ultimate resolution of such matters will be adequately covered by insurance and will not have a material adverse effect on the Company's financial position or results of operations.

  CURRENT OPERATIONS

     Final determination of amounts earned under prospective payment and cost-reimbursement activities is subject to review by appropriate governmental authorities or their agents. In the opinion of the Company's management, adequate provision has been made for any adjustments that may result from such reviews.

     Laws and regulations governing the Medicare and Medicaid programs are complex and subject to interpretation. The Company believes that it is in compliance with all applicable laws and regulations and is not aware of any pending or threatened investigations involving allegations of potential wrongdoing. While no such regulatory inquiries have been made, compliance with such laws and regulations can be subject to future government review and interpretation as well as significant regulatory action including fines, penalties, and exclusion from the Medicare and Medicaid programs.

     The Company has acquired and may continue to acquire professional corporations with prior operating histories. Acquired corporations may have unknown or contingent liabilities for failure to comply with health care laws and regulations, such as billing and reimbursement, fraud and abuse and similar anti-referral laws. Although the Company attempts to assure itself that no such liabilities exist and obtains indemnification from prospective sellers covering such matters, there can be no assurance that any such matter will be covered by indemnification or, if covered, that the liability sustained will not exceed contractual limits or the financial capacity of the indemnifying party.

                          PSYCHIATRIC SOLUTIONS, INC.

12.  RELATED PARTY TRANSACTIONS

     During 2001 and 2000, the Company leased office space from a company whose chief executive officer is Dr. Richard Treadway, the chairman of the Company's board of directors. The term of the lease was from May 16, 1999 to July 2002 and was terminated on December 7, 2001. Rent expense for this space totaled $142,154 for the year ended December 31, 2001. The Company believes the terms of this lease were at fair market value.

     Currently the Company leases 7,745 square feet of office space for its executive offices from a company in which Dr. Treadway is a minority investor. The lease was entered into in October 2001 and has a term of approximately six years. The annual rent under this lease is approximately $492,000. The Company believes the terms of this lease are at fair market value.

     Joey Jacobs, the Company's Chief Executive Officer, serves as a member of the board of directors of Stones River Hospital, a hospital in which the Company manages a unit pursuant to a management agreement. The term of the third amendment to the management agreement is two years, and automatically renews for one year terms unless terminated by either party. Total revenue from this management agreement was $678,243 for the year ended December 31, 2001. The Company believes the terms of the management agreement are consistent with management agreements negotiated at arms-length.

13.  SEGMENT INFORMATION

     The Company's hospitals and management contracts comprising the Freestanding Specialty Hospitals and Psychiatric Unit Management divisions, respectively are each similar in their activities and the economic environments in which they operate. Accordingly, the Company's reportable operating segments consist of (1) Freestanding Specialty Hospitals and (2), Psychiatric Unit Management. Prior to the acquisitions of the Company's hospitals in fiscal 2001, management had determined that the Company did not have separately reportable segments as defined under Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information.

     The following is a financial summary by business segment for the periods indicated. EBITDA represents EBITDA, or net income before interest expense (net of interest income), income taxes, depreciation, amortization. EBITDA is commonly used as an analytical indicator within the healthcare industry and serves as a measure of leverage capacity and debt service ability. EBITDA should not be considered as a measure of financial performance under accounting principles generally accepted in the United States, and the items excluded in determining EBITDA are significant components in understanding and assessing financial performance. Because neither is a measurement determined in accordance with accounting principles generally accepted in the United States, it is susceptible to varying

                          PSYCHIATRIC SOLUTIONS, INC.

calculations, and as a result our calculation of EBITDA as presented may not be comparable to EBITDA or other similarly titled measures used by the companies:

                          YEAR ENDED DECEMBER 31, 2001

                                           FREESTANDING   PSYCHIATRIC
                                            SPECIALTY        UNIT        CORPORATE
                                            HOSPITALS     MANAGEMENT     AND OTHER    CONSOLIDATED
                                           ------------   -----------   -----------   ------------
Revenue..................................  $16,020,097    $27,972,890   $     5,690   $43,998,677
Salaries, wages and employee benefits....    9,463,453     15,461,893     1,257,507    26,182,853
Professional fees........................    2,609,511      4,114,796       314,968     7,039,275
Rentals and leases.......................      103,678        114,994       109,057       327,729
Other operating expenses.................    2,067,871      1,540,739       346,833     3,955,443
Provision for doubtful accounts..........      384,781        277,198            --       661,979
                                           -----------    -----------   -----------   -----------
EBITDA...................................    1,390,803      6,463,270    (2,022,675)    5,831,398
Depreciation and amortization............      170,485        717,985        56,175       944,654
Interest expense.........................      532,672        324,000     1,803,428     2,660,100
Inter-segment expenses...................      447,967      1,773,325    (2,221,292)           --
                                           -----------    -----------   -----------   -----------
Income (loss) from continuing operations
  before income taxes....................  $   239,679    $ 3,647,960   $(1,660,986)  $ 2,226,644
                                           ===========    ===========   ===========   ===========
Segment assets...........................  $31,471,318    $20,393,873   $ 2,428,588   $54,293,779
                                           ===========    ===========   ===========   ===========
Capital expenditures.....................  $18,373,050    $        --   $   115,618   $18,488,668
                                           ===========    ===========   ===========   ===========

14.  OTHER INFORMATION

     A summary of activity in the Company's allowance for doubtful accounts follows:

                                                    ADDITIONS     ADDITIONS     ACCOUNTS
                                      BALANCES AT   CHARGED TO   (1) CHARGED     WRITTEN     BALANCE AT
                                       BEGINNING    COSTS AND     TO OTHER     OFF, NET OF     END OF
                                       OF PERIOD     EXPENSES     ACCOUNTS     RECOVERIES      PERIOD
                                      -----------   ----------   -----------   -----------   ----------
Allowance for doubtful accounts
Year ended December 31, 1999........  $       --     $528,835    $       --     $161,835     $  367,000
Year ended December 31, 2000........     367,000      467,082     1,818,000      209,082      2,443,000
Year ended December 31, 2001........   2,443,000      661,979       921,458       86,437      3,940,000

---------------

(1) Allowances as a result of acquisition.

15.  SUBSEQUENT EVENT (UNAUDITED)

     Effective May 6, 2002, the boards of directors of PSI and PMR Corporation have approved an agreement to merge. PMR develops and manages specialized mental health programs and disease management services designed to treat individuals diagnosed with a serious mental illness. As a result of the merger holders of PSI common stock, Series A Preferred Stock and Series B preferred stock will receive 0.156648, 0.336020 and 0.425707 shares, respectively, of PMR common stock in exchange for each share of the PSI stock that they own. PSI shareholders will own approximately 72% of the combined company. The proposed merger is subject to customary closing conditions and approval of the shareholders of both companies.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Cypress Creek Hospital, Inc., West Oaks Hospital, Inc. and Healthcare Rehabilitation Center Of Austin, Inc.

     We have audited the accompanying combined statements of operations and cash flows of Cypress Creek Hospital, Inc., West Oaks Hospital, Inc. and Healthcare Rehabilitation Center Of Austin, Inc. (collectively the "Brown Schools Facilities") for the years ended December 31, 2000, 1999 and 1998. These financial statements are the responsibility of the Brown Schools Facilities' management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the operations and cash flows of Cypress Creek Hospital, Inc., West Oaks Hospital, Inc. and Healthcare Rehabilitation Center Of Austin, Inc. for the years ended December 31, 2000, 1999 and 1998 in conformity with accounting principles generally accepted in the United States.

                                          /s/ Ernst & Young LLP

Nashville, Tennessee
May 31, 2002

                         CYPRESS CREEK HOSPITAL, INC.,
                          WEST OAKS HOSPITAL, INC. AND
                HEALTHCARE REHABILITATION CENTER OF AUSTIN, INC.

                       COMBINED STATEMENTS OF OPERATIONS

                                     YEARS ENDED DECEMBER 31,           SIX MONTHS ENDED JUNE 30,
                              ---------------------------------------   -------------------------
                                 2000          1999          1998          2001          2000
                              -----------   -----------   -----------   -----------   -----------
                                                                                UNAUDITED
Net patient service
  revenue...................  $45,178,655   $38,014,253   $40,400,347   $28,167,521   $23,414,664
Other revenue...............      329,054       141,533        74,493        39,735       166,172
                              -----------   -----------   -----------   -----------   -----------
                               45,507,709    38,155,786    40,474,840    28,207,256    23,580,836
Expenses:
  Salaries, wages and
     employee benefits......   27,316,964    22,054,865    21,942,237    15,742,477    13,027,542
  Supplies..................    3,184,588     2,497,757     2,640,792     1,903,237     1,549,674
  Professional fees.........    5,267,879     4,976,424     4,693,658     3,826,208     3,811,599
  Provision for doubtful
     accounts...............    1,227,080     1,086,822     2,104,466     1,112,041       720,885
  Other operating
     expenses...............    5,089,803     5,140,053     5,099,152     3,102,798     2,593,892
  Depreciation and
     amortization...........      736,926       688,546       630,741       376,551       332,277
  Management fees...........    2,321,766     1,959,794     1,980,428     1,360,485     1,167,418
  Interest..................    2,444,792     2,111,796     1,688,746     1,641,567     1,112,457
  Impairment of long-lived
     assets.................      827,000            --            --            --            --
                              -----------   -----------   -----------   -----------   -----------
                               48,416,798    40,516,057    40,780,220    29,065,364    24,315,744
                              -----------   -----------   -----------   -----------   -----------
Net loss....................  $(2,909,089)  $(2,360,271)  $  (305,380)  $  (858,108)  $  (734,908)
                              ===========   ===========   ===========   ===========   ===========

                            See accompanying notes.

                         CYPRESS CREEK HOSPITAL, INC.,
                          WEST OAKS HOSPITAL, INC. AND
                HEALTHCARE REHABILITATION CENTER OF AUSTIN, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                                     YEARS ENDED DECEMBER 31,           SIX MONTHS ENDED JUNE 30,
                              ---------------------------------------   -------------------------
                                 2000          1999          1998          2001          2000
                              -----------   -----------   -----------   -----------   -----------
CASH FLOWS FROM OPERATING
  ACTIVITIES
Net loss....................  $(2,909,089)  $(2,360,271)  $  (305,380)  $  (858,108)  $  (734,908)
Adjustments to reconcile net
  loss to net cash provided
  by (used in) operating
  activities:
  Depreciation and
     amortization...........      736,926       688,546       630,741       376,551       332,277
  Impairment of long-lived
     assets.................      827,000            --            --            --            --
  Provision for doubtful
     accounts...............    1,227,080     1,086,822     2,104,466     1,112,041       720,885
  Changes in operating
     assets and liabilities:
     Accounts receivable....   (5,316,708)      373,039    (2,137,954)   (2,477,461)   (5,214,118)
     Prepaid expenses and
       other assets.........      (28,447)      (66,136)      104,136      (147,776)      (28,446)
     Accounts payable and
       accrued expenses.....    1,363,716      (734,782)    1,037,204      (887,888)      850,965
     Estimated payable under
       third-party
       reimbursement
       programs.............      789,527      (859,898)      309,629       784,116       942,947
       Other liabilities....     (746,518)       (5,347)     (880,004)      (38,268)    1,619,323
                              -----------   -----------   -----------   -----------   -----------
Net cash (used in) provided
  by operating activities...   (4,056,513)   (1,878,027)      862,838    (2,136,793)   (1,511,075)
CASH FLOWS FROM INVESTING
  ACTIVITIES
Purchases of property and
  equipment, net............     (380,383)   (1,076,685)   (1,225,691)     (109,317)       60,438
                              -----------   -----------   -----------   -----------   -----------
Net cash (used in) provided
  by investing activities...     (380,383)   (1,076,685)   (1,225,691)     (109,317)       60,438
CASH FLOWS FROM FINANCING
  ACTIVITIES
Net transfers from parent...    4,436,621     2,818,179       496,487     2,249,152     1,450,362
                              -----------   -----------   -----------   -----------   -----------
Net cash flows from
  financing activities......    4,436,621     2,818,179       496,487     2,249,152     1,450,362
(Decrease) increase in
  cash......................         (275)     (136,533)      133,634         3,042          (275)
Cash at beginning of
  period....................       16,606       153,139        19,505        16,331        16,606
                              -----------   -----------   -----------   -----------   -----------
Cash at end of period.......  $    16,331   $    16,606   $   153,139   $    19,373   $    16,331
                              ===========   ===========   ===========   ===========   ===========
SUPPLEMENTAL INFORMATION:
Interest payments...........  $ 2,444,792   $ 2,111,796   $ 1,688,746   $ 1,641,567   $ 1,112,457
                              ===========   ===========   ===========   ===========   ===========

                            See accompanying notes.

                         CYPRESS CREEK HOSPITAL, INC.,
                          WEST OAKS HOSPITAL, INC. AND
                HEALTHCARE REHABILITATION CENTER OF AUSTIN, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                               DECEMBER 31, 2000

1.  ORGANIZATION

     The accompanying combined financial statements include the accounts of the following entities (collectively, the Brown Schools Facilities).

     - Cypress Creek Hospital, Inc. (Cypress) owns and operates a 114-bed private acute care psychiatric facility located in Houston, Texas. Cypress provides inpatient, day treatment and outpatient services and programs for critically ill children, adolescents and adults.

     - Healthcare Rehabilitation Center of Austin, Inc. (HRC) owns and operates a 127-bed private specialty neuropsychiatry/neurobehavioral hospital and residential treatment center. HRC provides long-term acute care, medical rehabilitation, brain injury and neurobehavioral treatment programs for children, adolescents and adults.

     - West Oaks Hospital, Inc. (West Oaks) owns and operates a 142-bed private acute care psychiatric facility located in Houston, Texas. West Oaks provides inpatient, day treatment and outpatient services and programs for critically ill children, adolescents and adults.

     The Brown Schools Facilities were wholly-owned subsidiaries of The Brown Schools, Inc. (the Parent). Cypress and West Oaks were purchased by Psychiatric Solutions, Inc. (PSI) on October 1, 2001 for approximately $14 million. HRC was purchased on November 1, 2001 for approximately $8.4 million.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  UNAUDITED INTERIM COMBINED FINANCIAL STATEMENTS

     The accompanying unaudited combined statements of operations and cash flows for the six months ended June 30, 2001 and 2000 have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the interim results have been included.

     The unaudited interim combined financial statements should be read in conjunction with the audited December 31, 2000, 1999, and 1998 combined financial statements appearing herein. The results of the six months ended June 30, 2001 and 2000 may not be indicative of operating results for the full year.

  NET PATIENT SERVICE REVENUE

     The Brown Schools Facilities receive payment for patient services from the federal government primarily under the Medicare program, health maintenance organizations, preferred provider organizations and other private insurers and directly from patients. Patient service revenue is reported on the accrual basis in the period in which services are provided, at established rates, regardless of whether collection in full is expected. Net patient service revenue is based on established billing rates less allowances and discounts for patients covered by Medicare and various other discount arrangements. Payments received under these programs and arrangements, which are based on either predetermined rates or the cost of services, are generally less than the Brown Schools Facilities' customary charges, and the differences are recorded as contractual adjustments or policy discounts at the time service is rendered.

                         CYPRESS CREEK HOSPITAL, INC.,
                          WEST OAKS HOSPITAL, INC. AND
                HEALTHCARE REHABILITATION CENTER OF AUSTIN, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Settlements under cost reimbursement agreements with third party payors are estimated and recorded in the period in which the related services are rendered and are adjusted in future periods as final settlements are determined. Final determination of amounts earned under the Medicare and Medicaid programs often occur in subsequent years because of audits by the programs, rights of appeal and the application of numerous technical provisions. Adjustments to estimated settlements increased net revenues approximately $94,000, $197,000 and $522,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

  RELATED PARTY TRANSACTIONS

     Interest expense is allocated by the Parent to the Brown Schools Facilities based upon a percentage of the Brown Schools Facilities' fixed assets and working capital. Interest expense totaled approximately $2,445,000, $2,112,000 and $1,689,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

     The Brown Schools Facilities are charged a management fee by the Parent equal to 5% of its unaudited revenues. Management fees were $2,322,000, $1,960,000 and $1,980,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

     The Parent carries employee health and dental insurance from an unrelated commercial carrier on behalf of the Brown Schools Facilities. Premiums are allocated based on the number of enrolled employees and dependents at the individual facilities. Health and dental expenses were approximately $835,000, $649,000 and $734,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

  CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include all highly liquid investments with a remaining maturity of three months or less at date of acquisition.

  INVENTORIES

     Inventories, consist principally of supplies, are stated at the lower of cost (first-in, first-out) or market.

  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost. Depreciation is computed by the straight-line method over the estimated useful life of the assets. Depreciation expense was approximately $737,000, $689,000 and $631,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

     When events, circumstances and operating results indicate that the carrying values of certain long-lived assets and the related identifiable intangible assets might be impaired, the Brown Schools Facilities prepares projections of the undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the projections indicated that the recorded amounts are not expected to be recoverable, such amounts are reduced to estimated fair value. Fair value is estimated based upon projections of discounted cash flows for assets to be held and used. Fair value for assets expected to be sold is estimated based upon comparable sales values.

  INCOME TAXES

     The provision for income taxes for the years ended December 31, 2000, 1999, and 1998 differs from the amount computed by applying the statutory rate of 34% due primarily to a valuation allowance that

                         CYPRESS CREEK HOSPITAL, INC.,
                          WEST OAKS HOSPITAL, INC. AND
                HEALTHCARE REHABILITATION CENTER OF AUSTIN, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

has been recorded against the deferred taxes of the Brown Schools Facilities. A valuation allowance has been recognized to reflect the possible limitation in the ability to utilize net operating loss carryforwards and other tax benefits in future years. Additionally, at December 31, 2000, the Brown Schools Facilities have net operating loss carryforwards of approximately $7,600,000, which expire in various years through 2020.

  GENERAL AND PROFESSIONAL LIABILITY RISKS

     The Parent, on behalf of the Brown Schools Facilities, carries general and professional liability insurance from an unrelated commercial insurance carrier, on a claims-made basis, for per occurrence losses up to $1,000,000 in 1998 and $2,000,000 in 1999 and 2000 with policy limits of $3,000,000 in the aggregate in 1998 and $2,000,000 in 1999 and 2000. In addition, the Parent has an umbrella policy with an unrelated insurance carrier with coverage up to $9,000,000 per occurrence and in the aggregate in 1998 and $25 million per occurrence and in the aggregate in 1999 and 2000. The Parent also carries workers' compensation insurance from an unrelated commercial insurance carrier. The cost of general and professional liability and workers' compensation coverage is allocated to the Brown Schools Facilities based upon a percentage of the number of full time employees as compared to the consolidated total of the Parent. The cost for the years ended December 31, 2000, 1999 and 1998 was approximately $706,000, $729,000 and $735,000, respectively.

 USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3.  CONCENTRATIONS OF CREDIT RISK

     The Brown Schools Facilities' primary concentration of credit risk is patient accounts receivable, which consists of amounts owed by governmental agencies, insurance companies, and private patients. The Brown Schools Facilities manages the receivables by regularly reviewing its accounts and contracts and by providing appropriate allowances for uncollectible accounts. The Medicare and Medicaid programs comprised approximately 15% and 21% of patient receivables at December 31, 2000, respectively. Remaining receivables relate primarily to various commercial insurance carriers and HMO/PPO programs. Concentration of credit risk from other payers is limited by the number of patients and payors.

4.  RETIREMENT PLAN

     The Brown Schools Facilities participates in the Parent's defined contribution retirement plan, The Brown Schools, Inc. 401(k) Plan (the Plan). The Plan covers substantially all employees. Retirement expense was approximately $55,000, $46,000 and $61,000 for the years ended December 31, 2000, 1999 and 1998, respectively. The Brown Schools Facilities make discretionary contributions to the Plan through the Parent.

5.  IMPAIRMENT OF LONG-LIVED ASSETS

     The Brown Schools Facilities recognized an impairment related to the fixed assets of HRC of approximately $827,000 for the year ended December 31, 2000. The Brown Schools Facilities recorded these fixed assets at fair value based upon sales proceeds received from the sale of HRC to PSI.

                         CYPRESS CREEK HOSPITAL, INC.,
                          WEST OAKS HOSPITAL, INC. AND
                HEALTHCARE REHABILITATION CENTER OF AUSTIN, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

6.  COMMITMENTS AND CONTINGENCIES

 CURRENT OPERATIONS

     Final determination of amounts earned under prospective payment and cost-reimbursement activities is subject to review by appropriate governmental authorities or their agents. In the opinion of management, adequate provision has been made for any adjustments that may result from such reviews.

 CONTINGENCIES

     Laws and regulations governing the Medicare and Medicaid programs are complex and subject to interpretation. The Brown Schools Facilities believe that it is in compliance with all applicable laws and regulations and is not aware of any pending or threatened investigations involving allegations of potential wrongdoing. While no such regulatory inquiries have been made, compliance with such laws and regulations can be subject to future government review and interpretation as well as significant regulatory action including fines, penalties, and exclusion from the Medicare and Medicaid programs.

     The Brown Schools Facilities are subject to claims and suits arising in the ordinary course of business. In the opinion of management, the ultimate resolution of such pending legal proceedings will not have a material effect on the Brown Schools Facilities' results of operations.

 LEASES

     The Brown Schools Facilities lease office space and certain equipment under operating agreements. Total rent expense under operating leases was approximately $475,000, $481,000 and $550,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Holly Hill/Charter Behavioral Health System, L.L.C.

     We have audited the accompanying statements of operations and cash flows of Holly Hill/Charter Behavioral Health System, L.L.C. (the Company) for the years ended September 30, 2001 and 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the operations and cash flows of Holly Hill/Charter Behavioral Health System, L.L.C. for the years ended September 30, 2001 and 2000 in conformity with accounting principles generally accepted in the United States.

                                                  /s/ Ernst & Young LLP

Nashville, Tennessee
June 4, 2002

              HOLLY HILL/CHARTER BEHAVIORAL HEALTH SYSTEM, L.L.C.

                            STATEMENTS OF OPERATIONS

                                                              YEARS ENDED SEPTEMBER 30,
                                                              -------------------------
                                                                 2001          2000
                                                              -----------   -----------
Revenues....................................................  $10,666,452   $10,056,888
Expenses:
  Salaries, wages and employee benefits.....................    5,693,052     5,674,026
  Professional fees.........................................      148,507       158,836
  Supplies..................................................      533,129       445,171
  Provision for doubtful accounts...........................      658,376       300,222
  Other operating expenses..................................    1,818,320     1,836,067
  Depreciation and amortization.............................      542,537       450,913
  Management fees...........................................      201,123       300,000
  Settlement of malpractice claim...........................           --     1,000,000
  Impairment of long-lived assets...........................    1,910,166            --
                                                              -----------   -----------
                                                               11,505,210    10,165,235
                                                              -----------   -----------
Net loss....................................................  $  (838,758)  $  (108,347)
                                                              ===========   ===========

                            See accompanying notes.

              HOLLY HILL/CHARTER BEHAVIORAL HEALTH SYSTEM, L.L.C.

                            STATEMENTS OF CASH FLOWS

                                                              YEARS ENDED SEPTEMBER 30,
                                                              --------------------------
                                                                 2001           2000
                                                              -----------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss....................................................  $ (838,758)   $  (108,347)
Adjustments to reconcile net loss to net cash provided by
  operating activities:
  Depreciation and amortization.............................     542,537        450,913
  Provision for doubtful accounts...........................     658,376        300,222
  Impairment of long-lived assets...........................   1,910,166             --
  Changes in operating assets and liabilities:
     Accounts receivable....................................    (852,299)       343,431
     Prepaid expenses and other assets......................       2,627         (9,727)
     Accounts payable and accrued expenses..................    (601,832)       372,860
     Estimated payable under third-party reimbursement
      programs..............................................     303,087       (127,710)
                                                              ----------    -----------
Net cash provided by operating activities...................   1,123,904      1,221,642
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment, net....................    (185,602)       (55,221)
Other assets................................................    (500,000)            --
                                                              ----------    -----------
Net cash used in investing activities.......................    (685,602)       (55,221)
CASH FLOWS FROM FINANCING ACTIVITIES
Distributions paid to partners..............................          --     (1,801,000)
                                                              ----------    -----------
Net cash provided by (used in) financing activities.........          --     (1,801,000)
                                                              ----------    -----------
Increase (decrease) in cash.................................     438,302       (634,579)
Cash at beginning of year...................................   2,411,134      3,045,713
                                                              ----------    -----------
Cash at end of year.........................................  $2,849,436    $ 2,411,134
                                                              ==========    ===========
SUPPLEMENTAL INFORMATION:
Interest payments...........................................  $   19,407    $        --
                                                              ==========    ===========
SIGNIFICANT NON-CASH TRANSACTION:
Finance purchase of property through a capital lease
  arrangement...............................................  $  245,550    $        --
                                                              ==========    ===========

                            See accompanying notes.

              HOLLY HILL/CHARTER BEHAVIORAL HEALTH SYSTEM, L.L.C.

                         NOTES TO FINANCIAL STATEMENTS

                               SEPTEMBER 30, 2001

1.  ORGANIZATION

     Holly Hill/Charter Behavioral Health System, L.L.C. (the Company), a Tennessee limited liability company, was organized in July 1995 to provide psychiatric and mental health services to patients in and around the Raleigh, North Carolina area. The Company is 50% owned by HCA Inc. and 50% owned by Magellan Health Services, Inc (Magellan). Related profit and loss is allocated evenly based upon respective ownership percentages. Charter Behavioral Health System (Charter) was hired by the Company to manage operations. Charter filed a petition for bankruptcy in February 2000 and ceased management functions as of September 30, 2000. Subsequent to September 30, 2000, Magellan was hired as manager of operations.

     Effective November 30, 2001, the Company was purchased by Psychiatric Solutions, Inc. (PSI) for approximately $8.4 million (including the assumption of certain liabilities).

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  NET PATIENT SERVICE REVENUE

     The Company receives payment for patient services from the federal government primarily under the Medicare program, health maintenance organizations, preferred provider organizations and other private insurers and directly from patients. Patient service revenue is reported on the accrual basis in the period in which services are provided, at established rates, regardless of whether collection in full is expected.

     Net patient service revenue is based on established billing rates less allowances and discounts for patients covered by Medicare and various other discount arrangements. Payments received under these programs and arrangements, which are based on either predetermined rates or the cost of services, are generally less than the Company's customary charges, and the differences are recorded as contractual adjustments or policy discounts at the time service is rendered.

     Settlements under cost reimbursement agreements with third party payors are estimated and recorded in the period in which the related services are rendered and are adjusted in future periods as final settlements are determined. Final determination of amounts earned under the Medicare and Medicaid programs often occur in subsequent years because of audits by the programs, rights of appeal and the application of numerous technical provisions. Adjustments to estimated settlements that increased net revenues were approximately $27,000 and $385,000 for the years ended September 30, 2001 and 2000, respectively.

  RELATED PARTY TRANSACTIONS

     Information systems fees are provided by a related party and are allocated based on direct costs incurred. The costs for the years ended September 30, 2001 and 2000 was approximately $4,700 and $30,000, respectively. Management fees of $201,000 and $300,000 for 2001 and 2000, respectively, were paid to a related party for management services as specified by the management and control agreement.

  CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include all highly liquid investments with a remaining maturity of three months or less at date of acquisition.

  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost. Depreciation is computed by the straight-line method over the estimated useful life of the assets. Depreciation expense was approximately $437,000 and

              HOLLY HILL/CHARTER BEHAVIORAL HEALTH SYSTEM, L.L.C.

$451,000 for the years ended September 30, 2001 and 2000, respectively. Amortization expense under capital leases was approximately $106,000 for the year ended September 30, 2001.

     When events, circumstances and operating results indicate that the carrying values of certain long-lived assets and the related identifiable intangible assets might be impaired, the Company prepares projections of the undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the projections indicated that the recorded amounts are not expected to be recoverable, such amounts are reduced to estimated fair value. Fair value is estimated based upon projections of discounted cash flows for assets to be held and used. Fair value for assets expected to be sold is estimated based upon comparable sales values.

  INCOME TAXES

     The Company is not a tax paying entity. No provision is made in the accounts of the Company since such taxes are liabilities of individual members of the Company, and the amounts thereof depend on their respective tax situations.

     The Company's tax returns and tax amounts of distributable Company income or loss are subject to examination by the federal and state taxing authorities. In the event of an examination of the Company's tax return, the tax liability of the members could be changed if any adjustment to the Company income or loss is ultimately substained by the taxing authorities.

  GENERAL AND PROFESSIONAL LIABILITY RISKS

     For the year ended September 30, 2000, the Company participated in Charter's self insured program for general and professional liability. The cost was allocated by Charter based on actuarially determined estimates. The cost for the year ended September 30, 2000 was approximately $245,000. Charter filed for bankruptcy in February 2000. Due to the provisions in the petition, it was determined that the Company was subject to a risk of loss for all claims incurred during the periods covered under Charter's self-insurance program. A claim was asserted during 1999 and a settlement was paid by the Company in the amount of $1,000,000 during 2000. The Company also participated in Charter's workers' compensation insurance plan from an unrelated insurance carrier. The cost for the year ended September 30, 2000 was approximately $69,000.

     Subsequent to September 30, 2000, Magellan, on behalf of the Company, carries general and professional liability insurance from an unrelated commercial insurance carrier, on a claims-made basis, for per occurrence losses up to $1,000,000 with policy limits of $3,000,000 in the aggregate. In addition, Magellan has an umbrella policy with an unrelated insurance carrier with coverage up to $10 million per occurrence and in the aggregate. Magellan allocates the cost of general and professional liability coverage to the Company based upon a pro rata share of premiums. The cost for the year ended September 30, 2001 was approximately $217,000. Also, Magellan, on behalf of the Company, carries workers' compensation insurance from an unrelated carrier. Magellan allocated costs of approximately $168,000 to the Company for the year ended September 30, 2001.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

              HOLLY HILL/CHARTER BEHAVIORAL HEALTH SYSTEM, L.L.C.

3.  CONCENTRATIONS OF CREDIT RISK

     The Company's primary concentration of credit risk is patient accounts receivable, which consists of amounts owed by governmental agencies, insurance companies, and private patients. The Company manages the receivables by regularly reviewing its accounts and contracts and by providing appropriate allowances for uncollectible accounts. The Medicare and Medicaid programs comprised approximately 19% and 17% of patient receivables at September 30, 2001, respectively. Remaining receivables relate primarily to various commercial insurance carriers and HMO/PPO programs. Concentration of credit risk from other payers is limited by the number of patients and payers.

4.  RETIREMENT PLAN

     The Company participates in a defined contribution retirement plan through a related party. Benefits are discretionary and are determined as a percentage of a participant's salary and are vested over specified periods of employee service. Retirement expense was approximately $79,000 for the year ended September 30, 2000 and is included in the accompanying statement of operations as salaries and benefits.

5.  IMPAIRMENT OF LONG-LIVED ASSETS

     The Company recognized an impairment of approximately $1.9 million related to its fixed assets. The Company recorded its fixed assets to fair value based upon sales proceeds received from the sale of the Company to PSI.

6.  COMMITMENTS AND CONTINGENCIES

  CURRENT OPERATIONS

     Final determination of amounts earned under prospective payment and cost-reimbursement activities is subject to review by appropriate governmental authorities or their agents. In the opinion of management, adequate provision has been made for any adjustments that may result from such reviews.

  CONTINGENCIES

     Laws and regulations governing the Medicare and Medicaid programs are complex and subject to interpretation. The Company believes that it is in compliance with all applicable laws and regulations and is not aware of any pending or threatened investigations involving allegations of potential wrongdoing. While no such regulatory inquiries have been made, compliance with such laws and regulations can be subject to future government review and interpretation as well as significant regulatory action including fines, penalties, and exclusion from the Medicare and Medicaid programs.

     The Company is subject to claims and suits arising in the ordinary course of business. In the opinion of management, the ultimate resolution of such pending legal proceedings will not have a material effect on the Company's results of operations.

              HOLLY HILL/CHARTER BEHAVIORAL HEALTH SYSTEM, L.L.C.

  LEASES

     The Company leases office space and certain equipment under both operating and capital lease agreements. Future minimum lease payments under noncancelable operating leases with terms greater than one year and capital leases at September 30, 2001, are as follows:

                                                              OPERATING          CAPITAL
                                                                LEASES            LEASES
                                                           ----------------   --------------
2002.....................................................      $14,265           $122,984
2003.....................................................       11,643            122,984
2004.....................................................        5,822             30,746
                                                               -------           --------
                                                               $31,730            276,714
Amounts representing interest............................                          31,164
                                                                                 --------
Present value of minimum lease payments..................                        $245,550
                                                                                 ========

     Total rent expense under operating leases was approximately $16,638 and $11,039 for the years ended September 30, 2001 and 2000, respectively.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Psychiatric Solutions, Inc.

     We have audited the accompanying statements of operations and cash flows of Sunrise Behavioral Health, Ltd. (the Partnership) for the four months ended April 30, 2000. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of the Partnership for the four months ended April 30, 2000, in conformity with accounting principles generally accepted in the United States.

                                          /s/ Ernst & Young LLP

Nashville, Tennessee
May 30, 2002

                        SUNRISE BEHAVIORAL HEALTH, LTD.

                            STATEMENT OF OPERATIONS

                    FOR THE FOUR MONTHS ENDED APRIL 30, 2000

Management fee revenues:....................................   $7,082,691
Costs and expenses:
  Direct costs:
     Salaries and related costs of leased employees.........    4,188,046
     Contract and consulting fees...........................      775,127
     Provision for doubtful accounts........................    1,284,285
     Other direct costs.....................................      199,303
  General and administrative................................      833,570
  Interest..................................................      262,764
  Depreciation and amortization.............................      200,076
                                                               ----------
Total costs and expenses....................................    7,743,171
                                                               ----------
Net loss....................................................   $ (660,480)
                                                               ==========

                            See accompanying notes.

                        SUNRISE BEHAVIORAL HEALTH, LTD.

                            STATEMENT OF CASH FLOWS

                    FOR THE FOUR MONTHS ENDED APRIL 30, 2000

OPERATING ACTIVITIES
Net loss....................................................   $(660,480)
Adjustments to reconcile net loss to net cash provided by
  operating activities:
  Depreciation and amortization.............................     200,076
  Provision for doubtful accounts...........................   1,284,285
  Amortization of discount on notes payable.................      19,958
  Changes in operating assets and liabilities:
     Accounts receivable....................................    (446,308)
     Prepaid expenses and other current assets..............       8,634
     Accounts payable and accrued expenses..................    (398,878)
     Deferred revenue.......................................     264,707
                                                               ---------
Net cash provided by operating activities...................     271,994
INVESTING ACTIVITIES
Purchases of property and equipment.........................     (13,940)
Increase in other non-current assets........................    (400,000)
                                                               ---------
Net cash used in investing activities.......................    (413,940)
FINANCING ACTIVITIES
Borrowings on long-term debt................................     256,000
Repayments of long-term debt................................    (125,000)
Distributions paid to partners..............................    (200,129)
                                                               ---------
Net cash used in financing activities.......................     (69,129)
                                                               ---------
Net decrease in cash........................................    (211,075)
Cash at beginning of period.................................     218,175
                                                               ---------
Cash at end of period.......................................   $   7,100
                                                               =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for interest....................   $ 178,106
                                                               =========

                            See accompanying notes.

                        SUNRISE BEHAVIORAL HEALTH, LTD.

                         NOTES TO FINANCIAL STATEMENTS

                                 APRIL 30, 2000

1.  PARTNERSHIP

     Sunrise Behavioral Health, Ltd. (the Partnership or the Company), a Texas limited partnership, was organized in March 1995 to own and manage geriatric psychiatry units within rural general acute care hospitals. The Partnership has contracts with hospitals, generally for three or five years and on a year-to-year basis thereafter, to provide turnkey psychiatric care staffing and management services.

     Net income or loss of the Partnership is first allocated to the Class B limited partner in an amount equal to the Class B preferred return distribution through February 28, 1998, and the remainder is allocated to the Class A limited partners and the general partner in proportion to the respective partner's ownership percentage. In addition to Class B distributions, if any, the general partner intends to distribute annually, at a minimum, an amount that approximates the federal and state tax liability of the partners arising from the Partnership operations.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  MANAGEMENT FEE REVENUES

     Management fee revenues are recognized as earned based on a contracted fee per month or per patient discharge. Unbilled fees are accrued to recognize revenues earned for which billings have not yet been presented to the hospital. Deferred revenues represent amounts received from hospitals or included in accounts receivable which have not yet been earned. Management fee revenues from no single hospital represent more than 10% of the total management fee revenues for the four months ended April 30, 2000.

  PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided over the estimated useful lives of the assets which range from five to seven years.

  INTANGIBLE AND OTHER ASSETS

     Intangible and other assets are amortized on a straight-line basis over the following periods: hospital contracts and relationships purchased, the estimated economic useful life of the relationships, primarily eight years; goodwill, twenty-five years; and debt issuance costs, over three years.

     When events, circumstances and operating results indicate that the carrying values of certain long-lived assets and the related identifiable intangible assets might be impaired, the Partnership prepares projections of the undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the projections indicate that the recorded amounts are not expected to be recoverable, such amounts are reduced to estimated fair value. Fair value is estimated based upon projections of discounted cash flows.

  INCOME TAXES

     The Partnership is not a tax paying entity. No provision is made in the accounts of the Partnership since such taxes are liabilities of individual partners of the Partnership, and the amounts thereof depend on their respective tax situations.

     The Partnership's tax returns and tax amounts of distributable Partnership income or loss are subject to examination by the federal and state taxing authorities. In the event of an examination of the Partnership's tax return, the tax liability of the partners could be changed if any adjustment to the Partnership income or loss is ultimately sustained by the taxing authorities.

                        SUNRISE BEHAVIORAL HEALTH, LTD.

  EQUITY-BASED COMPENSATION

     Equity-based compensation arising from grants of partnership units is accounted for by the intrinsic value method under Accounting Principles Board Opinion No. 25 (APB No. 25). SFAS No. 123, "Accounting for Stock-Based Compensation," was effective for the Partnership beginning January 1, 1996. This statement requires expanded disclosures of stock-based or similar compensation arrangements with employees and encourages (but does not require) compensation cost to be measured based on the fair value of the equity instrument awarded. As permitted by SFAS No. 123, the Partnership continues to apply APB No. 25 to its equity-based compensation awards to employees and discloses the pro forma effect on net income.

     The fair value of options issued was estimated at the date of grant using an option pricing model with the following weighted-average assumptions: risk-free interest rate ranging from 5.0% to 5.8%, no dividend yield and an expected ten year life of the options. The estimated fair value for these options was calculated using the minimum value method and may not be indicative of the future impact since this model does not take into consideration volatility. The pro forma effects under SFAS No. 123's fair value based method were not materially different than from the corresponding APB No. 25 intrinsic value methodology because the weighted-average grant date fair value of options granted during the period was negligible.

  RISKS AND UNCERTAINTIES

     The Balanced Budget Act of 1997 (BBA), which is effective for all Medicare providers with fiscal years beginning on or after October 1, 1997, established a payment cap per discharge for Medicare-funded distinct part psychiatric programs. The BBA reduced reimbursement on a per discharge basis for certain hospitals, which has and may continue to further impact revenues of the Partnership.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

3.  DEBT AND CREDIT FACILITIES

  SENIOR TERM LOAN AND LINE OF CREDIT

     In August 1998, the Company entered into a new loan agreement with a bank under which the Company borrowed $2,500,000 under a senior term loan and may borrow up to $7,500,000 under a line of credit. The initial proceeds of $6,764,390 under these facilities were used to repay amounts outstanding under the Company's previous $10,000,000 line of credit. The new revolving line of credit and term loan are both subject to limitations on distributions and expenditures as well as maintenance of specified financial covenants generally related to net worth, liquidity, debt service coverage and cash flows, and are collateralized by accounts receivable, equipment and contract rights.

     The line of credit borrowings under the new loan agreement are limited to the lesser of $7,500,000 or an amount determined by a defined borrowing base.

  SUBORDINATED NOTES TO RELATED PARTY

     In August 1998, the Company issued $1,900,000 in subordinated notes due in August 2000 to the general partner and certain Class A limited partners at a rate of 9%. In conjunction with the issuance of

                        SUNRISE BEHAVIORAL HEALTH, LTD.

the new subordinated notes, the Company issued to the holders of such notes warrants to purchase 844,445 partnership units of the Company at $2.25 per unit. The Company valued the warrants at $119,751, and such warrants were recorded as partners' equity and as a discount on the new subordinated notes which is amortized as additional interest expense over the term of the notes.

  CONVERTIBLE DEBT

     Convertible debt of $1,200,000 is payable to a Class A limited partner, bears interest at 9% payable quarterly, matures in 2000 and is convertible at any time through March 2000 into 240,845 Class A limited partner units. The convertible debt is subject to the maintenance of specified financial covenants generally related to interest coverage and cash flows and "excess cash flow" prepayment provisions as defined in the convertible debt agreement. At April 30, 2000, the Partnership was in violation of certain of these covenants.

  DEBT AND CREDIT FACILITIES RETIREMENT

     The Company's operations and substantially all net assets were sold to Psychiatric Solutions, Inc. effective May 1, 2000 (see Note 7). In connection with this transaction, the obligations referred to above were retired subsequent to April 30, 2000.

4.  RELATED PARTY TRANSACTIONS AND CONSULTING AGREEMENTS

     The Partnership has a consulting agreement with a company owned by a Class A limited partner, who is a director and the sole owner of the entity that is the general partner. Under the agreement, which was amended in November 1997, the Partnership paid $40,000 during the four months ended April 30, 2000, for consulting services.

     The Partnership has a consulting agreement with a company owned by an officer and Class A limited partner of the Partnership. Under the agreement, which was amended in November 1997, the Partnership paid $28,335 during the four months ended April 30, 2000, for consulting services.

5.  EMPLOYEE AND PHYSICIAN ARRANGEMENTS

     Physicians are retained under consulting contracts with the Partnership. Professional liability insurance is carried at several levels, including the hospital, the physician and the Partnership.

     Administrative, management and other health care personnel are contracted under an employee leasing arrangement with an outside company. Under this arrangement, the lessor receives a fee and reimbursement for labor costs, including taxes and benefits. The employee leasing arrangement can be terminated by either the lessee or lessor with a 30-day notice. All employee leasing costs are included in leased employee expenses, except for administrative employee leasing costs which are included in general and administrative expenses totaling $381,492 for the four months ended April 30, 2000.

     The Partnership has a profit sharing plan under Section 401(k) of the Internal Revenue Code, which covers substantially all employees, including personnel under employee leasing arrangements. The Partnership is required to match employee contributions to the Plan. Partnership contributions of $57,294 for the four months ended April 30, 2000, is included in salaries and related costs of leased employees.

                        SUNRISE BEHAVIORAL HEALTH, LTD.

6.  COMMITMENTS AND CONTINGENCIES

     The Partnership leases office space and vehicles under noncancelable operating leases that expire through 2002. Future minimum lease payments under the operating leases are as follows:

2002........................................................   $ 64,948
2003........................................................     70,954
2004........................................................     20,411
                                                               --------
                                                               $156,313
                                                               ========

     Rent expense was $44,760 for the four months ended April 30, 2000.

     The Partnership is subject to various claims and legal actions which arise in the ordinary course of business. The Partnership has an occurrence-based professional liability insurance policy to protect against such claims or legal actions. In the opinion of management, the ultimate resolution of such matters will be adequately covered by insurance and will not have a material adverse effect on the Partnership's financial position or results of operations.

7.  SUBSEQUENT EVENT

     Effective May 1, 2000, Psychiatric Solutions, Inc. acquired substantially all of the net assets of the Partnership for cash for approximately $9.4 million and a subordinated convertible note of approximately $3.6 million.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                                PMR CORPORATION,

                          PMR ACQUISITION CORPORATION

                                      AND

                          PSYCHIATRIC SOLUTIONS, INC.

                                  MAY 6, 2002

                               TABLE OF CONTENTS

                                                                      PAGE
                                                                      ----
ARTICLE I THE MERGER................................................   A-2
  1.1   The Merger..................................................   A-2
  1.2   Closing; Effective Time.....................................   A-2
  1.3   Effect of the Merger........................................   A-2
  1.4   Certificate of Incorporation; Bylaws........................   A-2
  1.5   Board and Officers of the Surviving Corporation.............   A-2
  1.6   Board, Committees and Officers of PMR.......................   A-3
  1.7   Effect on Capital Stock.....................................   A-3
  1.8   Surrender of Certificates...................................   A-5
  1.9   No Further Ownership Rights in PSI Capital Stock............   A-6
  1.10  Lost, Stolen or Destroyed Certificates......................   A-6
  1.11  Tax Consequences............................................   A-6
  1.12  Taking of Necessary Action; Further Action..................   A-6
  1.13  Withholding.................................................   A-6
  1.14  Stock Transfer Books........................................   A-7
  1.15  Pre-Closing Distribution to PMR Shareholders................   A-7

ARTICLE II REPRESENTATIONS AND WARRANTIES OF PSI....................   A-7
  2.1   Organization, Standing and Power............................   A-7
  2.2   Capital Structure...........................................   A-8
  2.3   Authority; No Conflict; Required Filings and Consents.......   A-9
  2.4   Financial Statements........................................  A-10
  2.5   Absence of Certain Changes..................................  A-10
  2.6   Absence of Undisclosed Liabilities..........................  A-11
  2.7   Litigation..................................................  A-11
  2.8   Restrictions on Business Activities.........................  A-12
  2.9   Governmental Authorization..................................  A-12
  2.10  Title to Property...........................................  A-12
  2.11  Intellectual Property.......................................  A-12
  2.12  Environmental Matters.......................................  A-13
  2.13  Tax Matters.................................................  A-14
  2.14  Employee Benefit Plans......................................  A-16
  2.15  Certain Agreements Affected by the Merger...................  A-18
  2.16  Employee Matters............................................  A-18
  2.17  Conflicts of Interest; Related Party Transactions...........  A-19
  2.18  Insurance...................................................  A-19
  2.19  Compliance With Laws........................................  A-19
  2.20  Accounts Receivable.........................................  A-19
  2.21  Customers and Suppliers.....................................  A-19
  2.22  Material Contracts..........................................  A-20
  2.23  No Breach of PSI Material Contracts.........................  A-20
  2.24  Third Party Consents........................................  A-20
  2.25  Certain Additional Regulatory Matters.......................  A-20
  2.26  Medicare/Medicaid Participation.............................  A-21

                                                                      PAGE
                                                                      ----
  2.27  Minute Books................................................  A-22
  2.28  Complete Copies of Materials................................  A-22
  2.29  Brokers' and Finders' Fees..................................  A-22
  2.30  Vote Required...............................................  A-22
  2.31  Board Approval..............................................  A-22
  2.32  State Takeover Statutes.....................................  A-22
  2.33  Programs....................................................  A-22
  2.34  Representations Complete....................................  A-22

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PMR AND MERGER SUB....  A-23
  3.1   Organization, Standing; and Power...........................  A-23
  3.2   Capital Structure...........................................  A-24
  3.3   Authority; No Conflict; Required Filings and Consents.......  A-24
  3.4   SEC Documents; Financial Statements.........................  A-25
  3.5   Absence of Certain Changes..................................  A-25
  3.6   Absence of Undisclosed Liabilities..........................  A-26
  3.7   Litigation..................................................  A-27
  3.8   Restrictions on Business Activities.........................  A-27
  3.9   Governmental Authorization..................................  A-27
  3.10  Title to Property...........................................  A-27
  3.11  Intellectual Property.......................................  A-27
  3.12  Environmental Matters.......................................  A-29
  3.13  Tax Matters.................................................  A-29
  3.14  Employee Benefit Plans......................................  A-30
  3.15  Certain Agreements Affected by the Merger...................  A-33
  3.16  Employee Matters............................................  A-33
  3.17  Conflicts of Interest; Related Party Transactions...........  A-34
  3.18  Insurance...................................................  A-34
  3.19  Compliance With Laws........................................  A-34
  3.20  Accounts Receivable.........................................  A-34
  3.21  Customers and Suppliers.....................................  A-34
  3.22  Material Contracts..........................................  A-35
  3.23  No Breach of Material Contracts.............................  A-35
  3.24  Third Party Consents........................................  A-35
  3.25  Certain Additional Regulatory Matters.......................  A-35
  3.26  Medicare/Medicaid Participation.............................  A-36
  3.27  Minute Books................................................  A-37
  3.28  Complete Copies of Materials................................  A-37
  3.29  Brokers' and Finders' Fees..................................  A-37
  3.30  Vote Required...............................................  A-37
  3.31  PMR Board Approval; Merger Sub Approval.....................  A-37
  3.32  State Takeover Statutes.....................................  A-37
  3.33  Representations Complete....................................  A-37

                                                                      PAGE
                                                                      ----
ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME......................  A-38
  4.1   Conduct of Business of PSI..................................  A-38
  4.2   Restriction on Conduct of Business of PSI...................  A-38
  4.3   Conduct of Business of PMR..................................  A-40
  4.4   Restriction on Conduct of Business of PMR...................  A-41

ARTICLE V ADDITIONAL AGREEMENTS.....................................  A-43
  5.1   Rule 145 Affiliates.........................................  A-43
  5.2   Registration Statement; Proxy Statement.....................  A-43
  5.3   Stockholders' Meetings......................................  A-44
  5.4   Access to Information; Confidentiality......................  A-44
  5.5   No Solicitation by PSI......................................  A-45
  5.6   No Solicitation by PMR......................................  A-46
  5.7   Best Efforts................................................  A-48
  5.8   Stock Options and Other Stock Awards; Employee Benefit        A-49
        Plans.......................................................
  5.9   Update Disclosure; Breaches.................................  A-50
  5.10  Public Announcements........................................  A-51
  5.11  Nasdaq Listing..............................................  A-51
  5.12  Indemnification of PSI and PMR Directors and Officers.......  A-51
  5.13  Plan of Reorganization......................................  A-52
  5.14  Headquarters; Name..........................................  A-52
  5.15  Obligations of Merger Sub...................................  A-52
  5.16  Financial Statements........................................  A-52
  5.17  Appraisal Rights............................................  A-52

ARTICLE VI CONDITIONS TO THE MERGER.................................  A-52
  6.1   Conditions to Obligations of Each Party to Effect the         A-52
        Merger......................................................
  6.2   Additional Conditions to Obligations of PSI.................  A-53
  6.3   Additional Conditions to the Obligations of PMR.............  A-55

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER.......................  A-56
  7.1   Termination.................................................  A-56
  7.2   Effect of Termination.......................................  A-57
  7.3   Amendment...................................................  A-57
  7.4   Extensions; Waiver..........................................  A-57
  7.5   Fees and Expenses; Termination Fees.........................  A-57

ARTICLE VIII GENERAL PROVISIONS.....................................  A-58
  8.1   Non-Survival at Effective Time..............................  A-58
  8.2   Notices.....................................................  A-59
  8.3   Definitions.................................................  A-59
  8.4   Interpretation..............................................  A-60
  8.5   Counterparts................................................  A-61
  8.6   Entire Agreement; Nonassignability; Parties in Interest.....  A-61
  8.7   Severability................................................  A-61
  8.8   Remedies Cumulative.........................................  A-61
  8.9   Governing Law...............................................  A-61
  8.10  Rules of Construction.......................................  A-61

                                   SCHEDULES

Schedule A        PSI Stockholders Executing Voting Agreement
Schedule B        PMR Stockholders Executing Voting Agreement
Schedule C        Directors and Officers of the Surviving Corporation
                  Following Effective Time
Schedule D        Directors and Officers of PMR Following Effective Time
PSI DISCLOSURE SCHEDULE

Schedule 2.1      PSI Subsidiaries
Schedule 2.2      PSI Securityholders
Schedule 2.5      Absence of Certain Changes
Schedule 2.6(a)   Absence of Undisclosed Liabilities
Schedule 2.7      PSI Litigation
Schedule 2.8      Restrictions on Business Activities
Schedule 2.10     PSI Real Property
Schedule 2.11     PSI Intellectual Property
Schedule 2.12(b)  Environmental Matters
Schedule 2.13(a)  Tax Return Matters
Schedule 2.13(c)  Tax Liability Matters
Schedule 2.14     PSI Employee Plans
Schedule 2.14(h)  PSI Benefit Plans
Schedule 2.16     Employee Matters
Schedule 2.17(b)  Related Party Transactions
Schedule 2.22     PSI Material Contracts
Schedule 2.24     Third Party Consents
Schedule 2.29     Brokers' and Finders' Fees
Schedule 4.2(j)   Pending Additional Indebtedness
Schedule 5.1      List of PSI Affiliates
Schedule 6.3(h) Employees of PSI Entering into Non-Competition Agreements with PMR and PSI
PMR DISCLOSURE SCHEDULE

Schedule 3.1      PMR Subsidiaries
Schedule 3.5      Absence of Certain Changes
Schedule 3.6      Absence of Undisclosed Liabilities
Schedule 3.7      PMR Litigation
Schedule 3.8      Restrictions on Business Activities
Schedule 3.10     PMR Real Property
Schedule 3.11     PMR Intellectual Property
Schedule 3.14     PMR Employee Plans
Schedule 3.15     Certain Agreements Affected by the Merger
Schedule 3.16     Employee Matters
Schedule 3.17(b)  Related Party Transactions
Schedule 3.22     PMR Material Contracts
Schedule 3.24     Third Party Consents

Schedule 3.29     Brokers' and Finders' Fees
Schedule 4.4      Restrictions on Conduct of PMR
Schedule 4.4(f)   Intellectual Property
Schedule 4.4(n)   Employee Benefit Plans; New Hires; Pay Increases
Schedule 6.2(g)   Officers and Directors Resigning from PMR
Schedule 6.2(l)   Employees of PMR Entering into Non-Competition Agreements
Schedule 6.2(n)   PMR Accounts Receivable Credit Balances
Schedule 6.2(o)   PMR Contractual Obligations

                                    EXHIBITS

Exhibit A  --   Voting Agreement (PSI)
Exhibit B  --   Voting Agreement (PMR)
Exhibit C  --   Form of Affiliate Letter
Exhibit D  --   Contingent Value Rights Agreement
Exhibit E  --   Legal Opinion (PMR)
Exhibit F  --   Legal Opinion (PSI)
Exhibit G  --   FIRPTA Notice
Exhibit H  --   IRS Notice
Exhibit I  --   Non-Competition Agreement

                             INDEX OF DEFINED TERMS

                        DEFINED TERM                           SECTION
                        ------------                           -------
Affiliate...................................................   5.1
Agreement...................................................   Introduction
Books and Records...........................................   8.3
Canceled Warrants...........................................   2.2(a)
Cash Equivalents............................................   8.3
Certificate or Certificates.................................   1.7(b)(iv)
Certificate of Merger.......................................   1.2
Closing.....................................................   1.2
Closing Date................................................   1.2
COBRA.......................................................   2.14(c)
Code........................................................   Recital G
Confidential Information....................................   2.11(g)
Confidentiality Agreement...................................   5.4(b)
Contingent Value Rights.....................................   4.4(b)
Convertible Notes...........................................   2.2(a)
Dissenting Shares...........................................   1.7(d)
DGCL........................................................   Recital A
Effective Time..............................................   1.2
Encumbrances................................................   8.3
Environmental and Safety Laws...............................   2.12(a)(i)
ERISA.......................................................   2.14(a)
Exchange Agent..............................................   1.8(a)
Exercised Warrants..........................................   2.2(a)
Federal Health Care Program.................................   2.26
Governmental Entity.........................................   2.3
Hazardous Materials.........................................   2.12(a)(ii)
HSR Act.....................................................   2.3
Intellectual Property.......................................   2.11(a)
Latest Audited PSI Balance Sheet............................   2.5(b)
Latest PMR Balance Sheet....................................   3.5(b)
Law.........................................................   2.3
Liability...................................................   8.3
Merger......................................................   Recital A
Merger Consideration........................................   1.7(b)(iv)
Merger Sub..................................................   Introduction
NASD........................................................   3.3
Nasdaq......................................................   3.3
Order.......................................................   5.7(a)(ii)
PMR.........................................................   Introduction
PMR Acquisition Agreement...................................   5.6(b)
PMR Applicable Period.......................................   5.6(a)
PMR Authorizations..........................................   3.9

                        DEFINED TERM                           SECTION
                        ------------                           -------
PMR Balance Sheet Date......................................   3.5
PMR Benefit Plans...........................................   3.14(h)
PMR Common Stock............................................   Recital E
PMR Director Plan...........................................   3.2
PMR Disclosure Schedule.....................................   Article III
PMR Employee Plans..........................................   3.14(a) and 5.8(b)
PMR ERISA Affiliate.........................................   3.14(a)
PMR Facilities..............................................   3.12(a)(ii)
PMR Financial Statements....................................   3.4
PMR Insurance Amount........................................   5.12(d)
PMR Material Adverse Effect.................................   Article III
PMR Material Contracts......................................   3.22
PMR Meeting.................................................   5.3
PMR Notice..................................................   5.6(a)
PMR Option..................................................   5.8(a)
PMR Out-of-Pocket Expenses..................................   7.5(b)
PMR Property................................................   3.12(a)(i)
PMR SEC Documents...........................................   3.4
PMR Stockholder Approval....................................   6.1(c)
PMR Stock Plan..............................................   3.2
PMR Subsidiary or PMR Subsidiaries..........................   3.1
PMR Superior Proposal.......................................   5.6(b)
PMR Takeover Proposal.......................................   5.6(a)
PMR Tax Affiliate...........................................   3.13(a)
PMR Termination Fee.........................................   7.5(b)
PMR Third Party Intellectual Property Rights................   3.11(b)
PMR Voting Agreements.......................................   Recital I
Person......................................................   8.3
Proceeding..................................................   8.3
Proxy Statement.............................................   5.2(a)
PSI.........................................................   Introduction
PSI Acquisition Agreement...................................   5.5(b)
PSI Applicable Period.......................................   5.5(a)
PSI Authorizations..........................................   2.9
PSI Balance Sheet Date......................................   2.5
PSI Benefit Plans...........................................   2.14(h)
PSI Capital Stock...........................................   Recital E
PSI Common Stock............................................   1.7(b)(i) and 2.2(a)
PSI Disclosure Schedule.....................................   Article II
PSI Employee Plans..........................................   2.14(a)
PSI ERISA Affiliate.........................................   2.14(a)
PSI Facilities..............................................   2.12(a)(iv)
PSI Financial Statements....................................   2.4
PSI Indemnified Parties.....................................   5.12(b)

                        DEFINED TERM                           SECTION
                        ------------                           -------
PSI Insurance Amount........................................   5.12(c)
PSI Material Adverse Effect.................................   Article II
PSI Material Contracts......................................   2.22
PSI Meeting.................................................   5.3
PSI Notice..................................................   5.5(a)
PSI Out-of-Pocket Expenses..................................   7.5(c)
PSI Preferred Stock.........................................   1.7(b)(ii)
PSI Property................................................   2.12(a)(iii)
PSI Series A Preferred Stock................................   1.7(b)(ii) and 2.2(a)
PSI Series B Preferred Stock................................   1.7(b)(ii) and 2.2(a)
PSI Stockholder Approval....................................   6.1(b)
PSI Stock Plan..............................................   1.7(g)
PSI Subsidiary or PSI Subsidiaries..........................   2.1
PSI Superior Proposal.......................................   5.5(b)
PSI Takeover Proposal.......................................   5.5(a)
PSI Tax Affiliate...........................................   2.13(a)
PSI Termination Fee.........................................   7.5(c)
PSI Third Party Intellectual Property Rights................   2.11(b)
PSI Voting Agreements.......................................   Recital H
PSI Warrants................................................   1.7(b)(iii)
Registration Statement......................................   5.2(a)
Replacement Plans...........................................   5.8(b)
Representatives.............................................   5.4(a)
Reverse Stock Split.........................................   5.3
Rule 145....................................................   5.1
Section 262.................................................   1.7(d)
1 Shareholders' Meetings....................................   5.3
SSA.........................................................   2.25(a)(v)
State Health Care Program...................................   2.26
Subsidiary..................................................   8.3
Surviving Corporation.......................................   1.1
Tax, Taxes, Taxable and Tax Authority.......................   8.3
Tax Return..................................................   8.3
TRICARE.....................................................   2.25(a)

                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") is made and entered into as of May 6, 2002, by and between PMR Corporation, a Delaware corporation ("PMR"), PMR Acquisition Corporation, a Delaware corporation ("MERGER SUB"), and Psychiatric Solutions, Inc., a Delaware corporation ("PSI").

                                    RECITALS

     A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), PMR and PSI will enter into a business combination transaction pursuant to which Merger Sub will merge with and into PSI (the "MERGER").

     B. The Board of Directors of PSI has (i) determined that the Merger is consistent with and in furtherance of the long-term business strategy of PSI and is in the best interests of PSI and its stockholders, (ii) approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) determined to recommend that the stockholders of PSI adopt and approve this Agreement and the Merger.

     C. The Board of Directors of PMR has (i) determined that the Merger is consistent with and in furtherance of the long-term business strategy of PMR and is in the best interests of PMR and its stockholders, (ii) approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) determined to recommend that the stockholders of PMR adopt and approve this Agreement and the Merger.

     D. The Board of Directors of Merger Sub has determined that the Merger is in the best interests of Merger Sub and its sole stockholder and has approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement, and PMR, as the sole stockholder of Merger Sub, has approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement.

     E. Pursuant to the Merger, among other things, each outstanding share of capital stock of PSI ("PSI CAPITAL STOCK") shall be converted into shares of common stock of PMR, par value $0.01 per share ("PMR COMMON STOCK"), in the manner set forth herein.

     F. PSI, PMR and Merger Sub desire to make certain representations, warranties, covenants and other agreements in connection with the Merger as set forth herein.

     G. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 354(a)(1) of the Internal Revenue Code of 1986, as amended (the "CODE"), and to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code.

     H. Concurrently with the execution of this Agreement and as a condition to the willingness of PMR to enter into this Agreement, each of the persons identified on Schedule A attached hereto have entered into voting agreements with PMR and PSI (the "PSI VOTING AGREEMENTS"), dated as of the date of this Agreement, which agreements are in the form of Exhibit A attached hereto, pursuant to which each such person has agreed, among other things, to vote all shares of PSI Capital Stock held by such person in favor of the adoption of this Agreement.

     I. Concurrently with the execution of this Agreement and as a condition to the willingness of PSI to enter into this Agreement, each of the persons identified on Schedule B attached hereto have entered into voting agreements with PMR and PSI (the "PMR VOTING AGREEMENTS"), dated as of the date of this Agreement, which agreements are in the form of Exhibit B attached hereto, pursuant to which each such person has agreed, among other things, to vote all shares of PMR Common Stock held by such person in favor of the adoption of this Agreement.

     NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 The Merger. Upon the terms of this Agreement and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time (as defined in Section 1.2), Merger Sub shall be merged with and into PSI, and as a result of the Merger, the separate corporate existence of Merger Sub shall cease, and PSI shall continue as the surviving corporation of the Merger (the "SURVIVING CORPORATION"); provided, however, that at any time prior to the Effective Time, without any requirement to obtain approval of the stockholders of any of PMR, Merger Sub or PSI, the parties hereto, by written instrument executed and delivered by each such party, shall be permitted to change the direction of the Merger and in such event, as a result of the Merger, the separate corporate existence of PSI shall cease, and Merger Sub shall continue as the "Surviving Corporation."

     1.2 Closing; Effective Time. As promptly as practicable following the satisfaction or, if permissible, waiver of the conditions set forth in Article VI (or such other date as may be agreed by each of the parties hereto), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "CERTIFICATE OF MERGER") with the Secretary of State of the State of Delaware in such form as is required by, and executed in accordance with, the relevant portions of the DGCL. The term "EFFECTIVE TIME" means the date and time of such filing (or such later time as may be agreed by each of the parties hereto and specified in the Certificate of Merger). Immediately prior to the filing of the Certificate of Merger, a closing (the "CLOSING") will be held at the offices of Harwell Howard Hyne Gabbert & Manner, P.C., 315 Deaderick Street, Suite 1800, Nashville, Tennessee 37238 (or such other place as the parties may agree). The date on which the Closing shall occur is referred to herein as the "CLOSING DATE."

     1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of each of PSI and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of PSI and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

     1.4  Certificate of Incorporation; Bylaws.

          (a) At the Effective Time, the Certificate of Incorporation of PSI as the Surviving Corporation shall be amended and restated to read the same as the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that Section 1 of the amended and restated Certificate of Incorporation of the Surviving Corporation, instead of reading the same as Section 1 of the Certificate of Incorporation of Merger Sub, shall read as follows: "The name of this corporation is Psychiatric Solutions, Inc."

          (b) At the Effective Time, the Bylaws of PSI as the Surviving Corporation shall be amended to read the same as the Bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that all references to Merger Sub in the Bylaws of the Surviving Corporation shall be changed to refer to Psychiatric Solutions, Inc.

     1.5 Board and Officers of the Surviving Corporation. Immediately following the Effective Time, the Board of Directors and officers of the Surviving Corporation shall be as set forth in Schedule C hereto until the earlier of the resignation or removal of any individual set forth in Schedule C or until their respective successors are duly elected and qualified, as the case may be, it being agreed that if any director shall be unable to serve as a director at the Effective Time the party which designated such individual as indicated in Schedule C shall designate another individual to serve in such individual's place. If any officer set forth in Schedule C ceases to be a full-time employee of either PMR or PSI at or before the Effective Time, the parties will agree upon another person to serve in such person's stead.

     1.6 Board, Committees and Officers of PMR. Immediately following the Effective Time, the Board of Directors of PMR, committees of the Board of Directors of PMR, composition of such committees (including chairpersons thereof) and officers of PMR shall be as set forth in Schedule D hereto until the earlier of the resignation or removal of any individual set forth in Schedule D or until their respective successors are duly elected and qualified, as the case may be, it being agreed that if any director shall be unable to serve as a director (including as a member or chairperson or any committee) at the Effective Time the party which designated such individual as indicated in Schedule D shall designate another individual to serve in such individual's place. If any officer set forth in Schedule D ceases to be a full-time employee of either PMR or PSI at or before the Effective Time, the parties will agree upon another person to serve in such person's stead until the Effective Time.

     1.7 Effect on Capital Stock. By virtue of the Merger and without any action on the part of PMR, Merger Sub, PSI or the holders of any of PSI's securities:

          (a) Each issued and outstanding share of common stock, par value $0.01 per share, of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

          (b) Conversion of PSI Capital Stock.

             (i) Subject to Sections 1.7(c), 1.7(d), 1.7(e), 1.7(f) and 1.8(d),
        each share of common stock, par value $0.001 per share, of PSI (the "PSI COMMON STOCK") issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 1.7(e)) shall be converted into the right to receive 0.392263 shares of fully paid and nonassessable shares of PMR Common Stock; provided however, in the event that PMR has amended its Certificate of Incorporation prior to the Effective Time to effectuate the Reverse Stock Split (as defined in Section 5.3), such number shall be 0.196132.

             (ii) Subject to Sections 1.7(c), 1.7(d), 1.7(e), 1.7(f) and 1.8(d),
        each issued and outstanding share of PSI's Series A Preferred Stock ("PSI SERIES A PREFERRED STOCK") shall be converted into the right to receive 0.840693 shares of fully paid and nonassessable shares of PMR Common Stock; provided, however, in the event that PMR has amended its Certificate of Incorporation prior to the Effective Time to effectuate the Reverse Stock Split, such number shall be 0.420347. Subject to Sections 1.7(c), 1.7(d), 1.7(e), 1.7(f) and 1.8(d), each issued and outstanding share of PSI's Series B Preferred Stock ("PSI SERIES B PREFERRED STOCK") shall be converted into the right to receive 1.064909 shares of fully paid and nonassessable shares of PMR Common Stock; provided, however, in the event that PMR has amended its Certificate of Incorporation prior to the Effective Time to effectuate the Reverse Stock Split, such number shall be 0.532455. The PSI Series A Preferred Stock and the PSI Series B Preferred Stock may be referred to collectively as "PSI PREFERRED STOCK."

             (iii) The shares of PMR Common Stock into which the shares of PSI Capital Stock are converted into the right to receive pursuant to the Merger are referred to herein collectively as the "MERGER CONSIDERATION." At the Effective Time, all such shares of PSI Capital Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate or certificates that immediately prior the Effective Time represented any such shares (a "CERTIFICATE" or "CERTIFICATES") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration with respect thereto and any cash in lieu of fractional shares of PMR Common Stock to be issued in consideration therefor upon surrender of such Certificate in accordance with Section 1.8. Each share of PSI Common Stock or PSI Preferred Stock issued and outstanding immediately prior to the Effective Time that is restricted or not fully vested shall upon such conversion and exchange have the same restrictions or vesting arrangements applicable to such shares prior to the conversion.

          (c) Anti-Dilution Provisions. In the event that the capitalization of PMR (as set forth in Section 3.2) changes prior to the Effective Time (other than changes resulting from a Reverse Stock Split) or in the event that the capitalization of PSI (as set forth in Section 2.2) changes prior to the Effective Time, the exchange ratios set forth in Sections 1.7(a) and 1.7(b) shall be appropriately adjusted to reflect such changes in the capitalization of PSI or PMR, or both, as the case may be; provided, however, that in the event that (i) there are no changes to the capitalization of PMR (as set forth in Section 3.2) prior to the Effective Time (other than resulting from any Reverse Stock Split) and (ii) PSI issues any additional shares of PSI Common Stock or any option, warrant or other security exercisable for, exchangeable for or convertible into, directly or indirectly, any shares of PSI Common Stock prior to the Effective Time, then the exchange ratios set forth in Section 1.7(a) and
     Section 1.7(b) shall be adjusted in a manner that provides for (i) the issuance of an aggregate of 8,678,505 shares of PMR Common Stock to the holders of PSI Preferred Stock or, if PMR has effectuated the Reverse Stock Split, 4,339,253 shares (allocated between the holders of the PSI Series A Preferred Stock and PSI Series B Preferred Stock in the same proportions as set forth in Section 1.7(b)) and (ii) the issuance of an aggregate of 10,243,761 shares of PMR Stock allocated among the holders of shares of PSI Common Stock, holders of shares of PSI Preferred Stock and the holders of options, warrants and other securities exercisable for, exchangeable for or convertible into, directly or indirectly, shares of PSI Common Stock (other than the Cancelled Warrants and the Convertible Notes) upon the exercise, exchange or conversion thereof, with such allocation to be made on a pro rata basis in relation to the fully diluted capitalization of PSI immediately prior to the Effective Time, assuming that all shares of PSI Preferred Stock and all options, warrants and such other securities, other than the Cancelled Warrants and the Convertible Notes, are exercised, exchanged or converted into shares of PSI Common Stock immediately prior to the Effective Time.

          (d) Dissenters' Rights. Notwithstanding anything in this Agreement to the contrary, shares (the "DISSENTING SHARES") of PSI Capital Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such Dissenting Shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL ("SECTION 262") shall not be converted into the right to receive the Merger Consideration as provided in
     Section 1.7(b), but instead the holders of Dissenting Shares shall be entitled to payment of the fair value of such Dissenting Shares in accordance with the provisions of Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder's Dissenting Shares under Section 262 shall cease and such Dissenting Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the appropriate portion of the Merger Consideration as provided in Section 1.7(b). At the Effective Time, all Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except, subject to the immediately preceding sentence, the right to receive the fair value of such shares in accordance with the provisions of Section 262. PSI shall serve prompt notice to PMR of any demands for appraisal of any shares of PSI Capital Stock, and PMR shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. PSI shall not, without the prior written consent of PMR, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

          (e) Cancellation of PSI Capital Stock Owned by PSI. At the Effective Time, all shares of PSI Capital Stock that are owned by PSI as treasury stock, and each share of PSI Capital Stock owned by any direct or indirect wholly owned PSI Subsidiary immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

          (f) Fractional Shares. No fraction of a share of PMR Common Stock will be issued, but in lieu thereof each holder of shares of PSI Capital Stock who would otherwise be entitled to a fraction of a share of PMR Common Stock (after aggregating all fractional shares of PMR Common Stock to be received by such holder) shall receive from PMR an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) PMR Stock Price.

          (g) PSI Stock Option Plans. At the Effective Time, the Psychiatric Solutions, Inc. 1997 Incentive and Non-Qualified Stock Option Plan for Key Personnel (the "PSI STOCK PLAN") and all options to purchase PSI Common Stock then outstanding under the PSI Stock Plan shall be assumed by PMR in accordance with Section 5.8.

     1.8 Surrender of Certificates.

          (a) Exchange Agent. PMR's transfer agent shall act as exchange agent (the "EXCHANGE AGENT") in the Merger.

          (b) PMR to Provide Common Stock and Cash. Within thirty (30) business days following the Closing Date, PMR shall make available to the Exchange Agent for exchange in accordance with this Article I, through such reasonable procedures as PMR may adopt, (i) the shares of PMR Common Stock issuable pursuant to Section 1.7(b) in exchange for shares of PSI Capital Stock outstanding immediately prior to the Effective Time and (ii) cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 1.7(f).

          (c) Exchange Procedures. Within ten (10) business days after the date hereof, PMR shall deliver to PSI (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates (as defined below) shall pass, only upon receipt by the Exchange Agent of a Certificate or Certificates, which immediately prior to the Effective Time represented outstanding shares of PSI Capital Stock, whose shares were converted into the right to receive shares of PMR Common Stock (and cash in lieu of fractional shares) pursuant to Section 1.7, and shall be in such form and have such other provisions as PMR may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of PMR Common Stock (and cash in lieu of fractional shares). PSI shall mail or provide such letter of transmittal and such instructions to every holder of record of a Certificate. To the extent at Closing PMR shall have received Certificates, together with corresponding letters of transmittal, duly completed and validly executed in accordance with the instructions thereto, then within thirty (30) business days after the Closing (i) such holders of record submitting the same shall be entitled to receive a certificate representing the number of whole shares of PMR Common Stock and payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 1.7, and (ii) such Certificates shall be canceled.

          (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to PMR Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of PMR Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of PMR Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 1.8(d)) with respect to such shares of PMR Common Stock.

          (e) Transfers of Ownership. If any certificate for shares of PMR Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to PMR or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of PMR Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of PMR or any agent designated by it that such tax has been paid or is not payable.

          (f) No Liability.  Notwithstanding anything to the contrary in this
     Section 1.8, none of the Exchange Agent, PMR, the Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (g) Dissenting Shares. The provisions of this Section 1.8 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of PMR under this Section 1.8 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the number of shares of PMR Common Stock and cash in lieu of any fractional shares to which such holder is entitled pursuant to Section 1.7 hereof.

          (h) Unclaimed Shares. Any amounts of PMR Common Stock (and cash in lieu of fractional shares) delivered or made available to the Exchange Agent pursuant to this Section 1.8 and not exchanged for PSI Capital Stock within six (6) months after the Effective Time pursuant to this Section 1.8 shall be returned by the Exchange Agent to PMR, which thereafter shall act as Exchange Agent subject to the rights of holders of unsurrendered Certificates under this Article I. Thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any PMR Common Stock (and cash in lieu of fractional shares) that may be payable upon due surrender of the PSI Capital Stock held by them.

     1.9 No Further Ownership Rights in PSI Capital Stock. All shares of PMR Common Stock issued upon the surrender for exchange of shares of PSI Capital Stock in accordance with the terms hereof (including any cash paid in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of PSI Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of PSI Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

     1.10 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of PMR Common Stock (and cash in lieu of fractional shares) as may be required pursuant to Section 1.7; provided, however, that PMR may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against PMR, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

     1.11 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code.

     1.12 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of PSI, the officers and directors of PSI and the Surviving Corporation are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

     1.13 Withholding. PMR or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of PSI Capital Stock such amounts as PMR or the Exchange Agent are required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent that amounts are so withheld by PMR or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of PSI Capital Stock in respect of whom such deduction and withholding was made by PMR or the Exchange Agent.

     1.14 Stock Transfer Books. At the Effective Time, the stock transfer books of PSI shall be closed and there shall be no further registration of transfers of shares of PSI Capital Stock thereafter on the records of PSI. From and after the Effective Time, the holders of Certificates representing shares of PSI Capital Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of PSI Capital Stock except as otherwise provided herein or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or PMR for any reason shall be converted into the shares of PMR Common Stock, any cash in lieu of fractional shares of PMR Common Stock to which holders thereof are entitled pursuant to
Section 1.7(g) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 1.7(c).

     1.15 Pre-Closing Distribution to PMR Shareholders. Prior to the Effective Time, PMR shall distribute to holders of PMR Common Stock: PMR Cash Equivalents in excess of $5.05 million pursuant to Section 6.2(k) and Contingent Value Rights pursuant to the Contingent Value Rights Agreement described in Section 4.4(b).

                                   ARTICLE II

                     REPRESENTATIONS AND WARRANTIES OF PSI

     In this Agreement, any reference to any event, change, condition or effect being "material" with respect to any entity or group of entities means any material event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity or group of entities. In this Agreement, any reference to a "PSI MATERIAL ADVERSE EFFECT" means any event, change, condition or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of PSI and the PSI Subsidiaries (as defined in Section 2.1), taken as a whole, other than any event, change, condition or effect relating to (i) this Agreement or the transactions contemplated hereby or the announcement thereof, (ii) the failure to obtain applicable regulatory or third party consents that may be required in connection with this Agreement or the transactions contemplated hereby, (iii) the United States economy in general, or (iv) the behavioral healthcare industry in general; provided, however, that a PSI Material Adverse Effect shall include any change in or effect on the business of PSI and the PSI Subsidiaries that is, or is reasonably likely to be, materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of PSI and the PSI Subsidiaries taken as a whole, if such change or effect is significantly more adverse to PSI and the PSI Subsidiaries, taken as a whole, than to the behavioral healthcare industry in general.

     In this Agreement, any reference to a party's "knowledge" means actual knowledge of such party's officers and directors, provided that such persons shall make due and diligent inquiry of those employees of such party whom such officers or directors reasonably believe would have actual knowledge of the matters represented.

     Except as disclosed in a document of even date herewith attached as an exhibit to this Agreement and delivered by PSI to PMR prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the "PSI DISCLOSURE SCHEDULE", PSI represents and warrants to PMR and Merger Sub as follows:

     2.1 Organization, Standing and Power. Each of PSI and the PSI Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of PSI and the PSI Subsidiaries has the corporate power to own its properties and to carry on its business as now being conducted and as currently proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on PSI. PSI has made available to PMR a true and correct copy of the Certificate of Incorporation and Bylaws or other charter documents, as applicable, of PSI and each of the PSI Subsidiaries, each as amended to date. Neither PSI nor any of the PSI Subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents.

Set forth in Schedule 2.1 of the PSI Disclosure Schedule is a complete and accurate list of all Subsidiaries of PSI (the entities identified in Schedule
2.1 are referred to collectively as the "PSI SUBSIDIARIES" and individually a "PSI SUBSIDIARY"). PSI is the owner of all outstanding shares of capital stock of each of the PSI Subsidiaries, and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each such PSI Subsidiary are owned by PSI free and clear of all liens, charges, claims or encumbrances or rights of others. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any such PSI Subsidiary, or otherwise obligating PSI or any such PSI Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. Except as set forth in Schedule 2.1 to the PSI Disclosure Schedule, PSI does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

     2.2 Capital Structure.

          (a) The authorized capital stock of PSI immediately prior to the Effective Time consists of 53,500,000 shares of capital stock, consisting of (i) 35,000,000 shares of Common Stock, par value $.01 per share (the "PSI COMMON STOCK"), 7,327,627 shares of which are issued and outstanding on the date of this Agreement, (ii) 10,500,000 shares of Series A preferred stock, $.01 par value per share (the "PSI SERIES A PREFERRED STOCK") of which 10,497,000 shares are issued and outstanding on the date of this Agreement, and (iii) 8,000,000 shares of Series B preferred stock $.01 par value per share (the "PSI SERIES B PREFERRED STOCK") of which 4,975,736 shares are issued and outstanding on the date of this Agreement. As of the date of this Agreement, there are outstanding warrants to purchase 1,341,028 shares of PSI Series B Preferred Stock and 180,379 shares of PSI Common Stock. Warrants to purchase 928,308 shares of PSI Series B Preferred Stock will be exercised prior to the Effective Time (the "EXERCISED WARRANTS"). The remaining warrants to purchase 412,720 shares of PSI Series B Preferred Stock will be canceled prior to the Effective Time (the "CANCELED WARRANTS"). There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities, other than as set forth in this Section 2.2. Attached to or as set forth in Schedule 2.2 to the PSI Disclosure Schedule is a true and correct list of PSI's stockholders and any persons with rights to acquire PSI securities, which list will be promptly updated from time to time prior to Closing to reflect any changes thereto (which changes are in any event subject to the restrictions imposed under Section 5.9). All outstanding shares of PSI Capital Stock are duly authorized, validly issued, fully paid and nonassessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of PSI or any agreement to which PSI is a party or by which it is bound. PSI has reserved (i) sufficient shares of PSI Common Stock for issuance upon conversion of the PSI Preferred Stock, and (ii) 3,373,313 shares of PSI Common Stock for issuance to employees and consultants pursuant to the PSI Stock Plan, of which 709,886 shares have been issued pursuant to option exercises or direct stock purchases, 2,205,499 shares are subject to outstanding, unexercised options, and 457,928 shares are available for issuance thereunder. PSI has outstanding subordinated notes with an aggregate principal amount of $3,564,000.14 which are convertible into PSI Series B Preferred Stock (the "CONVERTIBLE NOTES"). Except for (i) the rights created pursuant to this Agreement, (ii) PSI's right to repurchase any unvested shares under the PSI Stock Plan,
     (iii) outstanding warrants to purchase 1,341,028 shares of PSI Series B Preferred Stock and 180,379 shares of PSI Common Stock, and (iv) the Convertible Notes, there are no other options, warrants, calls, rights, commitments or agreements of any character to which PSI is a party or by which it is bound obligating PSI to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of PSI or obligating PSI to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Except for the agreements contemplated by this Agreement, there are no contracts, commitments or agreements relating to voting, purchase or sale of PSI's capital stock (i) between or among PSI and any of its securityholders and (ii) to PSI's knowledge, between or among any of PSI's securityholders. The terms of the PSI Stock Plan and the applicable stock option agreements permit the assumption or substitution of options to purchase PMR Common Stock as provided in this Agreement, without the consent or approval of the holders of such securities, the PSI stockholders, or otherwise. None of the outstanding options permit any accelerated vesting or exercisability of those options by reason of the Merger or any other transactions contemplated by this Agreement. True and complete copies of all agreements and instruments relating to or issued under the PSI Stock Plan have been provided to PMR and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form provided to PMR. All outstanding shares of PSI Common Stock and PSI Preferred Stock were issued in compliance with all applicable federal and state securities laws.

          (b) Each of the PSI stockholders and/or optionholders is the registered and beneficial owner of that number of shares of PSI Capital Stock and/or PSI options set forth opposite its name in Schedule 2.2. The number of shares of PSI Capital Stock and/or PSI options set forth opposite such person's name in Schedule 2.2 constitutes the entire interest of such person in the outstanding capital stock or voting securities of PSI. No other person or entity not disclosed in Schedule 2.2 has a beneficial interest in or a right to acquire any PSI Capital Stock or PSI options. In addition, the shares of PSI Capital Stock and/or PSI Options disclosed in
     Schedule 2.2 are and will, at all times during the term of this Agreement and through and including the Closing, be free and clear of any liens, pledges, options, charges, restrictions or other encumbrances.

          (c) Notwithstanding anything in the foregoing to the contrary, the exercise of options by any PSI option holder between the date of this Agreement and the Effective Time shall not cause a breach of this Section 2.2.

     2.3 Authority; No Conflict; Required Filings and Consents. PSI has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of PSI. This Agreement has been duly executed and delivered by PSI and constitutes the valid and binding obligation of PSI enforceable against PSI in accordance with its terms. The execution and delivery of this Agreement by PSI does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Certificate of Incorporation or Bylaws of PSI or the Certificate of Incorporation or Bylaws (or similar instruments) of any of the PSI Subsidiaries, as amended, (ii) any foreign or domestic law, statute, code ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction or decree ("LAW") applicable to PSI or any of the PSI Subsidiaries or any of their properties or assets or (iii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, franchise, or license applicable to PSI or any of the PSI Subsidiaries or any of their properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("GOVERNMENTAL ENTITY") is required by or with respect to PSI or any of the PSI Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger as provided in Section 1.2 ; (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country; (iii) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"); and (iv) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a PSI Material Adverse Effect and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement.

     2.4 Financial Statements. PSI has delivered to PMR its audited consolidated financial statements (including balance sheet, statement of operations and statement of cash flows) as at and for the twelve-month periods ended December 31, 1999, 2000 and 2001 (collectively, the "PSI FINANCIAL STATEMENTS"). The PSI Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated and with each other. The PSI Financial Statements fairly present the consolidated financial condition and operating results of PSI as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. PSI and the PSI Subsidiaries maintain adequate systems of internal controls established and administered in accordance with generally accepted accounting principles.

     2.5 Absence of Certain Changes. Since December 31, 2001 (the "PSI BALANCE SHEET DATE"), except as set forth in Schedule 2.5 of the PSI Disclosure Schedule, and except for changes that are not prohibited by Section 4.2 or changes as otherwise contemplated by this Agreement, PSI and the PSI Subsidiaries conducted their respective businesses in the ordinary course consistent with past practice and there has not occurred:

          (a) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a PSI Material Adverse Effect;

          (b) any discharge or satisfaction of any Encumbrance other than those then required to be discharged or satisfied prior to the Closing Date pursuant to the existing terms of any agreement between PSI or any of the PSI Subsidiaries and a party unaffiliated with PSI or any of the PSI Subsidiaries, or payment of any obligation or Liability, other than current Liabilities shown on the consolidated balance sheet of PSI as of December 31, 2001 included in the PSI Financial Statements (the "LATEST AUDITED PSI BALANCE SHEET") and current Liabilities incurred in the ordinary course of business consistent with prior practice, or any cancellation, forgiveness or compromise by PSI or any of the PSI Subsidiaries of any debts or claims other than in the ordinary course of business or any waiver or release of any right of substantial value to PSI and the PSI Subsidiaries;

          (c) any declaration, setting aside or payment of any dividend or other distribution of any assets of any kind whatsoever with respect to any shares of the capital stock of PSI or the PSI Subsidiaries, or any direct or indirect redemption, purchase or other acquisition of any such shares of the capital stock of PSI or the PSI Subsidiaries;

          (d) any stock split, reverse stock split, combination, reclassification or recapitalization of any capital stock of PSI or the PSI Subsidiaries, or any issuance of any other security in respect of or in exchange for, any shares of any capital stock of PSI or the PSI Subsidiaries;

          (e) any issuance by PSI or the PSI Subsidiaries of any shares of their capital stock or any debt security or securities, rights, options or warrants convertible into or exercisable or exchangeable for any shares of such capital stock or debt security;

          (f) any license, sale, transfer, pledge, mortgage or other disposition of any tangible or intangible asset of PSI or the PSI Subsidiaries, except for inventory sold in the ordinary course of business;

          (g) any termination or receipt by PSI or the PSI Subsidiaries of any notice of termination or non-renewal of any Contract between PSI or the PSI Subsidiaries and any other Person involving payments by or to PSI or any of the PSI Subsidiaries in excess of $100,000 in the aggregate;

          (h) any write-down or write-up of the value of any asset of PSI or the PSI Subsidiaries, or, other than in the ordinary course of business, any write-off of any accounts receivable or notes receivable of PSI or the PSI Subsidiaries or any portion thereof in excess of $50,000 in the aggregate;

          (i) any increase in or modification of compensation payable or to become payable to any officer, employee, consultant or agent of PSI or the PSI Subsidiaries, other than any such increases in the ordinary course of business, consistent with past practice, or the entering into of any employment contract with any officer or employee;

          (j) any increase in or modification or acceleration of any benefits payable or to become payable under any bonus, pension, severance, insurance or other benefit plan, payment or arrangement (including, but not limited to, the granting of stock options, restricted stock awards or stock appreciation rights) made to, for or with any officer, employee, consultant or agent of PSI or the PSI Subsidiaries;

          (k) the making of any loan, advance or capital contribution to or investment in any Person or the engagement in any transaction with any employee, officer, director or stockholder of PSI or the PSI Subsidiaries, other than advances to employees in the ordinary course of business for travel and similar business expenses;

          (l) any change in the accounting methods or practices followed by PSI or the PSI Subsidiaries or any change in depreciation or amortization policies or rates theretofore adopted;

          (m) any material deterioration in the aging of PSI's or the PSI Subsidiaries' accounts payable or material acceleration in the aging of PSI's or the PSI Subsidiaries' accounts receivable or other change in PSI's or the PSI Subsidiaries' working capital management practices;

          (n) any material change in the manner in which PSI or the PSI Subsidiaries extend discounts or credit or otherwise deal with third party payors, patients or other customers;

          (o) any termination of employment of any officer or key employee of PSI or the PSI Subsidiaries;

          (p) except as contemplated hereby, any amendments or changes in PSI's or the PSI Subsidiaries' articles or certificate of incorporation or bylaws (or other governing documents);

          (q) any labor disputes or any union organizing campaigns;

          (r) the commencement of any litigation or other action by or against PSI or the PSI Subsidiaries; or

          (s) any agreement, understanding, or authorization, whether in writing or otherwise, for PSI or the PSI Subsidiaries to take any of the actions specified in items (a) through (r) above.

     2.6 Absence of Undisclosed Liabilities. Except as set forth in Schedule 2.6(a), neither PSI nor any of the PSI Subsidiaries have any Liability, except for (i) Liabilities reflected or reserved against in the Latest Audited PSI Balance Sheet, and (ii) Liabilities that have arisen since the date of the Latest Audited PSI Balance Sheet in the ordinary course of business (none of which arise from any breach of Contract, breach of warranty, tort, infringement, violation of Law, or any action, suit or Proceeding (including any Liability under any Environmental and Safety Laws)). There are no loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March 1975) that are not adequately provided for on the Latest Audited PSI Balance Sheet. Except as set forth in
Schedule 2.6(a), neither PSI nor any of the PSI Subsidiaries have, either expressly or by operation of Law, assumed or undertaken any Liability of any other Person, including, without limitation, any obligation for corrective or remedial action relating to or required under any Environmental and Safety Laws. The reserves reflected on the Latest Audited PSI Balance Sheet for Liabilities that were incurred but not reported are adequate to cover such Liabilities.

     2.7 Litigation. Except as set forth in Schedule 2.7 of the PSI Disclosure Schedule, there is no Proceeding pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of PSI or any of the PSI Subsidiaries, threatened against PSI or any of the PSI Subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such). There is no judgment, decree or order against PSI or any of the PSI Subsidiaries, or, to the knowledge of PSI and the PSI Subsidiaries, any of their respective directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a PSI Material Adverse Effect. Schedule 2.7 of the PSI Disclosure Schedule also lists all litigation that PSI has pending against other parties.

     2.8 Restrictions on Business Activities. Except as set forth on Schedule 2.8, there is no agreement, judgment, injunction, order or decree binding upon PSI or any of the PSI Subsidiaries which has or could reasonably be expected to have the effect of prohibiting or impairing any current or future business practice of PSI or any of the PSI Subsidiaries, any acquisition of property by PSI or any of the PSI Subsidiaries or the conduct of business by PSI or any of the PSI Subsidiaries as currently conducted or as proposed to be conducted by PSI or any of the PSI Subsidiaries.

     2.9 Governmental Authorization. PSI and each of the PSI Subsidiaries have obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which PSI or any of the PSI Subsidiaries currently operates or holds any interest in any of its properties or (ii) that is required for the operation of PSI's or any of the PSI Subsidiaries' business or the holding of any such interest ((i) and (ii) herein collectively called "PSI AUTHORIZATIONS"), and all of such PSI Authorizations are in full force and effect, except where the failure to obtain or have any such PSI Authorizations could not reasonably be expected to have a PSI Material Adverse Effect. PSI and the PSI Subsidiaries are in material compliance with the terms and conditions of the PSI Authorizations.

     2.10 Title to Property. PSI and the PSI Subsidiaries have good and marketable title to all of their respective properties, interests in properties and assets, real and personal, reflected in the PSI Balance Sheet or acquired after the PSI Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the PSI Balance Sheet Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties and (iii) liens securing debt which is reflected on the PSI Balance Sheet. The plants, property and equipment of PSI and the PSI Subsidiaries that are used in the operations of their businesses are in good operating condition and repair, subject to normal wear and tear. All properties used in the operations of PSI and the PSI Subsidiaries are reflected in the PSI Balance Sheet to the extent generally accepted accounting principles require the same to be reflected. Schedule 2.10 identifies each parcel of real property owned or leased by PSI or any of the PSI Subsidiaries.

     2.11 Intellectual Property.

          (a) PSI and the PSI Subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, trade secrets, inventions, ideas, algorithms, processes, computer software programs or applications (in source code and/or object code form), and tangible or intangible proprietary information or material ("INTELLECTUAL PROPERTY") that are used or proposed to be used in the business of PSI and the PSI Subsidiaries as currently conducted or as proposed to be conducted by PSI and the PSI Subsidiaries. PSI has not (i) licensed any of its Intellectual Property in source code form to any party or (ii) entered into any exclusive agreements relating to its Intellectual Property with any party.

          (b) Schedule 2.11 lists (i) all patents and patent applications and all registered and unregistered trademarks, trade names and service marks, registered and unregistered copyrights, registered domain names, and maskworks, included in the Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all licenses, sublicenses and other agreements as to which PSI is a party and pursuant to which any person is authorized to use any Intellectual Property (other than computer software licenses which are used by PSI in the ordinary course of business), and
     (iii) all licenses, sublicenses and other agreements as to which PSI is a party and pursuant to which PSI is authorized to use any third party patents, trademarks or copyrights ("PSI THIRD PARTY INTELLECTUAL PROPERTY RIGHTS") which are incorporated in, are, or form a part of any PSI product.

          (c) There is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of PSI or any of the PSI Subsidiaries, or any PSI Third Party Intellectual Property Rights, by any third party, including any employee or former employee of PSI or any of the PSI Subsidiaries. Neither PSI nor any of the PSI Subsidiaries has entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders or license agreements arising in the ordinary course of business.

          (d) PSI is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in material breach of any license, sublicense or other agreement relating to the Intellectual Property or PSI Third Party Intellectual Property Rights.

          (e) All patents, registered trademarks, service marks and copyrights held by PSI are valid and subsisting. PSI has not been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party. The manufacturing, marketing, licensing or sale of PSI's products do not infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party. PSI has not brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party.

          (f) PSI has secured valid written assignments from all consultants and employees who contributed to the creation or development of Intellectual Property of the rights to such contributions that PSI does not already own by operation of law.

          (g) PSI has taken all necessary and appropriate steps to protect and preserve the confidentiality of all Intellectual Property not otherwise protected by patents, patent applications or copyright ("CONFIDENTIAL INFORMATION"). All use, disclosure or appropriation of Confidential Information owned by PSI by or to a third party has been pursuant to the terms of a written agreement between PSI and such third party. All use, disclosure or appropriation of Confidential Information not owned by PSI has been pursuant to the terms of a written agreement between PSI and the owner of such Confidential Information, or is otherwise lawful.

          (h) As of the date of this Agreement, there are no actions that must be taken by PSI or any PSI Subsidiary within sixty (60) days of the Closing Date that, if not taken, will result in the loss of any Intellectual Property, including the payment of any registration, maintenance or renewal fees or the filing of any responses to PTO office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Intellectual Property.

     2.12 Environmental Matters.

          (a) The following terms shall be defined as follows:

             (i) "ENVIRONMENTAL AND SAFETY LAWS" shall mean any federal, state or local laws, ordinances, codes, regulations, rules, policies and orders that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public.

             (ii) "HAZARDOUS MATERIALS" shall mean any toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation, those substances, materials and wastes defined in or regulated under any Environmental and Safety Laws.

             (iii) "PSI PROPERTY" shall mean all real property leased or owned by PSI or any PSI Subsidiaries either currently or in the past.

             (iv) "PSI FACILITIES" shall mean all buildings and improvements on PSI Property.

          (b) Except as set forth on Schedule 2.12(b), PSI represents and warrants as follows: (i) no methylene chloride is contained in or has been used at or released from the PSI Facilities by PSI or PSI Subsidiaries;
     (ii) all Hazardous Materials and wastes, if disposed of by PSI or PSI Subsidiaries, have been disposed of in accordance with all Environmental and Safety Laws; and (iii) PSI and the PSI Subsidiaries have received no notice (verbal or written) of any noncompliance of the PSI Facilities or PSI's past or present operations with Environmental and Safety Laws; (iv) no notices, administrative actions or suits are pending or threatened against PSI or PSI Subsidiaries relating to a violation of any Environmental and Safety Laws; (v) there are no polychlorinated biphenyls
     (PCBs) deposited, stored, disposed of or located on the PSI Property or PSI Facilities or any equipment on the PSI Property containing PCBs at levels in excess of 50 parts per million; (vi) PSI's and the PSI Subsidiaries' uses and activities of the PSI Facilities have at all times complied with all Environmental and Safety Laws; (vii) PSI and the PSI Subsidiaries have all the permits and licenses required to be issued under federal, state or local laws regarding Environmental and Safety Laws and are in full compliance with the terms and conditions of those permits; neither PSI nor any PSI Subsidiary are a potentially responsible party under the federal Comprehensive Environmental Response Compensation and Liability Act (CERCLA), or state analog statute, arising out of events occurring prior to the Closing Date; (viii) there have not been in the past, during the period of time in which PSI or any PSI Subsidiary owned or controlled the applicable PSI Property or PSI Facilities, and are not now, any Hazardous Materials on, under or migrating to or from any PSI Facilities or PSI Property, other than in compliance with Environmental and Safety Laws; and
     (ix) there have not been in the past, during the period of time in which PSI or any PSI Subsidiary owned or controlled the applicable PSI Property, and are not now, any underground tanks or underground improvements at, on or under the PSI Property, including without limitation, treatment or storage tanks, sumps, or water, gas or oil wells, that are not currently maintained in compliance with Environmental and Safety Laws.

     2.13 Tax Matters.

          (a) Except as set forth in Schedule 2.13(a), PSI and each other Person included in any consolidated or combined Tax Return and part of an affiliated group, within the meaning of Section 1504 of the Code, of which PSI is or has been a member ("PSI TAX AFFILIATE"), for the years that it was a PSI Tax Affiliate of PSI:

             (i) has timely paid or caused to be paid all Taxes required to be paid by it through the date hereof and as of the Closing Date (including any Taxes shown due on any Tax Return);

             (ii) has filed or caused to be filed in a timely and proper manner (within any applicable extension periods) all Tax Returns required to be filed by it with the appropriate Governmental Entities in all jurisdictions in which such Tax Returns are required to be filed, and all Tax Returns filed on behalf of PSI and each PSI Tax Affiliate were complete and correct in all material respects; and

             (iii) has not requested or caused to be requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed if due.

          (b) PSI has previously made available to PMR for review true, correct and complete copies of all Tax Returns filed by or on behalf of PSI through the Closing Date for the periods ending after December 31, 1994.

          (c) Except as set forth in Schedule 2.13(c):

             (i) neither PSI nor any PSI Tax Affiliate (for the years that it was a PSI Tax Affiliate of PSI) has been notified by the Internal Revenue Service or any other taxing authority that any issues have been raised (and no such issues are currently pending) by the Internal Revenue Service or any other taxing authority in connection with any Tax Return filed by or on behalf of

        PSI or any PSI Tax Affiliate; there are no pending Tax audits and no waivers of statutes of limitations have been given or requested with respect to PSI or any PSI Tax Affiliate (for the years that it was a PSI Tax Affiliate of PSI); no Tax Encumbrances have been filed against PSI or any PSI Tax Affiliate (for the years that it was a tax of PSI) except for Encumbrances for current Taxes not yet due and payable for which adequate reserves have been provided for in the Latest PSI Balance Sheet or the Latest Audited PSI Balance Sheet; no unresolved deficiencies or additions to Taxes have been proposed, asserted, or assessed against PSI or any PSI Tax Affiliate (for the years that it was a PSI Tax Affiliate of PSI);

             (ii) full and adequate provision (at assumed tax rates) has been made (A) on the Latest PSI Balance Sheet and the Latest Audited PSI Balance Sheet, and the Books and Records of PSI for all deferred Taxes not yet due and payable by PSI for all periods on or prior to the Closing Date, and (B) on the Books and Records of PSI for all deferred Taxes payable by PSI for all periods beginning on or after the Latest Audited PSI Balance Sheet Date;

             (iii) neither PSI nor any PSI Subsidiaries have incurred any Liability for Taxes from and after the Latest Audited PSI Balance Sheet Date other than Taxes incurred in the ordinary course of business and consistent with past practices;

             (iv) PSI has not (A) made an election (or had an election made on its behalf by another Person) to be treated as a "consenting corporation" under Section 341(f) of the Code or (B) been a "personal holding company" within the meaning of Section 542 of the Code;

             (v) PSI and each PSI Tax Affiliate has complied with all applicable Laws relating to the collection or withholding of Taxes (such as sales Taxes or withholding of Taxes from the wages of employees) in all material respects;

             (vi) neither PSI nor the PSI Subsidiaries have any Liability in respect of any Tax sharing agreement with any Person and all Tax sharing agreements to which either PSI or the PSI Subsidiaries have been bound have been terminated;

             (vii) neither PSI nor the PSI Subsidiaries have incurred any Liability to make or possibly make any payments either alone or in conjunction with any other payments that:

                (A) shall be non-deductible under, or would otherwise constitute a "parachute payment" within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign income Tax
           Law); or

                (B) are or may be subject to the imposition of an excise Tax under Section 4999 of the Code;

             (viii) neither PSI nor the PSI Subsidiaries have agreed to (nor has any other Person agreed to on its behalf) and is not required to make any adjustments or changes either on, before or after the Closing Date, to its accounting methods pursuant to Section 481 of the Code, and the Internal Revenue Service has not proposed any such adjustments or changes in the accounting methods of such Persons;

             (ix) no claim has been made within the last three years by any taxing authority in a jurisdiction in which PSI and the PSI Subsidiaries do not file Tax Returns that PSI or the PSI Subsidiaries are or may be subject to taxation by that jurisdiction;

             (x) the consummation of the transactions hereunder will not trigger the realization or recognition of intercompany gain or income to PSI or the PSI Subsidiaries under the federal consolidated return regulations with respect to federal, state, or local taxes; and

             (xi) PSI is not currently, nor has it been at any time during the previous five years, a "U.S. real property holding corporation."

     2.14 Employee Benefit Plans.

          (a) Schedule 2.14 lists, with respect to PSI, any PSI Subsidiary and any trade or business (whether or not incorporated) which is treated as a single employer with PSI (a "PSI ERISA AFFILIATE") within the meaning of
     Section 414(b), (c), (m) or (o) of the Code, (i) all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) each loan to a non-officer employee in excess of $10,000, each loan to any officer or director and any stock option, stock purchase, phantom stock, stock right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements, (iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (iv) other fringe or employee benefit plans, programs or arrangements that apply to senior management of PSI and that do not generally apply to all employees, and (v) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of PSI of greater than $10,000 remain for the benefit of, or relating to, any present or former employee, consultant or director of PSI (together, the "PSI EMPLOYEE PLANS").

          (b) PSI has made available to PMR a copy of each of the PSI Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications relating thereto) and has, with respect to each PSI Employee Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports filed for the last three plan years. Any PSI Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied (or has time remaining in which to apply) to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or has been established under a standardized prototype plan for which an Internal Revenue Service opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. PSI has also furnished PMR with the most recent Internal Revenue Service determination or opinion letter issued with respect to each such PSI Employee Plan, and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any PSI Employee Plan subject to Code Section 401(a). PSI has also furnished PMR with all registration statements and prospectuses prepared in connection with each PSI Employee Plan.

          (c) (i) None of the PSI Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"); (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any PSI Employee Plan, which could reasonably be expected to have, in the aggregate, a PSI Material Adverse Effect; (iii) each PSI Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as would not have, in the aggregate, a PSI Material Adverse Effect, and PSI and each PSI Subsidiary or PSI ERISA Affiliate have performed all obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any material default or violation by any other party to, any of the PSI Employee Plans; (iv) neither PSI nor any PSI Subsidiary or PSI ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the PSI Employee Plans; (v) all material contributions required to be made by PSI or any PSI Subsidiary or PSI ERISA Affiliate to any PSI Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each PSI

     Employee Plan for the current plan years; (vi) with respect to each PSI Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; (vii) no PSI Employee Plan is covered by, and neither PSI nor any PSI Subsidiary or PSI ERISA Affiliate has incurred or expects to incur any liability under Title IV of ERISA or Section 412 of the Code; and (viii) each PSI Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to PMR (other than ordinary administrative expenses typically incurred in a termination event). With respect to each PSI Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, PSI has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such PSI Employee Plan. No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of PSI is threatened, against or with respect to any such PSI Employee Plan, including any audit or inquiry by the Internal Revenue Service or United States Department of Labor. No payment or benefit which will or may be made by PSI to any employee of PSI or any PSI Subsidiary will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

          (d) With respect to each PSI Employee Plan, PSI and each of its United States PSI Subsidiaries have complied with (i) the applicable health care continuation and notice provisions of COBRA and the regulations (including proposed regulations) thereunder except to the extent that such failure to comply would not, in the aggregate, have a PSI Material Adverse Effect,
     (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations thereunder, except to the extent that such failure to comply would not, in the aggregate, have a PSI Material Adverse Effect and (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including proposed regulations) thereunder, except to the extent that such failure to comply would not, in the aggregate, have a PSI Material Adverse Effect.

          (e) There has been no amendment to, written interpretation or announcement (whether or not written) by PSI, any PSI Subsidiary or other PSI ERISA Affiliate relating to, or change in participation or coverage under, any PSI Employee Plan which would materially increase the expense of maintaining such PSI Employee Plan above the level of expense incurred with respect to that PSI Employee Plan for the most recent fiscal year included in PSI's financial statements.

          (f) PSI does not currently maintain, sponsor, participate in or contribute to, nor has it ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

          (g) Neither PSI nor any PSI Subsidiary or other PSI ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as defined in Section 3(37) of ERISA.

          (h) Each compensation and benefit plan required to be maintained or contributed to by the law or applicable custom or rule of the relevant jurisdiction outside of the United States (the "PSI BENEFIT PLANS") is listed in Schedule 2.14(h) of the Disclosure Schedule. As regards each such PSI Benefit Plan, unless disclosed in Schedule 2.14(h) of the PSI Disclosure Schedule (i) each of the PSI Benefit Plans is in material compliance with the provisions of the laws of each jurisdiction in which each such PSI Benefit Plan is maintained, to the extent those laws are applicable to the PSI Benefit Plans; (ii) all material contributions to, and material payments from, the PSI Benefit Plans which may have been required to be made in accordance with the terms of any such PSI Benefit

     Plan, and, when applicable, the law of the jurisdiction in which such PSI Benefit Plan is maintained, have been timely made or shall be made by the Closing Date, and all such contributions to the PSI Benefit Plans, and all payments under the PSI Benefit Plans, for any period ending before the Closing Date that are not yet, but will be, required to be made, are reflected as an accrued liability on the PSI Balance Sheet, or disclosed to PMR within fifteen (15) days following the date hereof in Schedule 2.14(h) of the Disclosure Schedule; (iii) PSI and the PSI Subsidiaries and ERISA Affiliates have materially complied with all applicable reporting and notice requirements, and all of the PSI Benefit Plans have obtained from the governmental body having jurisdiction with respect to such plans any required determinations, if any, that such PSI Benefit Plans are in compliance with the laws of the relevant jurisdiction if such determinations are required in order to give effect to the PSI Benefit Plan; (iv) each of the PSI Benefit Plans has been administered in all material respects at all times in accordance with its terms and applicable law and regulations; (v) to the knowledge of PSI, there are no pending investigations by any governmental body involving the PSI Benefit Plans, and no pending claims (except for claims for benefits payable in the normal operation of the PSI Benefit Plans), suits or proceedings against any PSI Benefit Plan or asserting any rights or claims to benefits under any PSI Benefit Plan; and (vi) the consummation of the transactions contemplated by this Agreement will not by itself create or otherwise result in any liability with respect to any PSI Benefit Plan other than the triggering of payment to participants.

     2.15 Certain Agreements Affected by the Merger. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, employee or consultant of PSI or any of the PSI Subsidiaries, (ii) materially increase any benefits otherwise payable by PSI or (iii) result in the acceleration of the time of payment or vesting of any such benefits except as required under Code Section 411(d)(3).

     2.16 Employee Matters. PSI and each of the PSI Subsidiaries are in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. PSI has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees and is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing. PSI is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). Except as set forth on Schedule 2.16, there are no pending claims against PSI or any of the PSI Subsidiaries under any workers compensation plan or policy or for long term disability. There are no controversies pending or, to the knowledge of PSI or any of the PSI Subsidiaries, threatened, between PSI or any of the PSI Subsidiaries and any of their respective employees, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any agency, court or tribunal, foreign or domestic. Neither PSI nor any of the PSI Subsidiaries is a party to any collective bargaining agreement or other labor union contract nor does PSI nor any of the PSI Subsidiaries know of any activities or proceedings of any labor union or to organize any such employees. To PSI's knowledge, no employees of PSI or any of the PSI Subsidiaries are in violation of any term of any employment contract, patent disclosure agreement, enforceable noncompetition agreement, or any enforceable restrictive covenant to a former employer relating to the right of any such employee to be employed by PSI or any of the PSI Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by PSI or to the use of trade secrets or proprietary information of others. No employees of PSI or any of the PSI Subsidiaries have given notice to PSI or any of the PSI Subsidiaries, nor is PSI otherwise aware, that any such employee intends to terminate his or her employment with PSI or any of the PSI Subsidiaries. Except as set forth in Schedule 2.16, the employment of each of the employees of PSI and each of the PSI Subsidiaries is "at will" and PSI and each of the PSI Subsidiaries does not have any obligation to provide any particular form or period of notice prior to terminating the employment of any of their employees.

     2.17 Conflicts of Interest; Related Party Transactions.

          (a) None of PSI, the PSI Subsidiaries or any officer nor, to the knowledge of the officers of PSI, any employee, agent or other Person acting on behalf of PSI or the PSI Subsidiaries has, directly or indirectly, given or agreed to give any money, gift or similar benefit (other than legal price concessions to customers in the ordinary course of business) to any physician, psychologist, counselor, or other direct or indirect referral source, or any family member or agent of the foregoing, or official or employee of any Governmental Entity or other Person who was or is in a position to help or hinder the business of PSI or the PSI Subsidiaries (or assist in connection with any actual or proposed transaction) that (i) might subject PSI or the PSI Subsidiaries to any material damage or material penalty in any Proceeding before any agency, court or tribunal, foreign or domestic, (ii) if not given in the past, could have resulted in a PSI Material Adverse Effect, (iii) if not continued in the future, could result in a PSI Material Adverse Effect; or
     (iv) is in material violation of any Laws, including the federal illegal remuneration statute, 42 U.S.C. sec. 1320a-76.

          (b) Except as set forth in Schedule 2.17(b), and except for compensation to regular employees of PSI or the PSI Subsidiaries, no current or former Affiliate of PSI, or the PSI Subsidiaries or any associate of such Person (as defined in Rule 12b-2 promulgated under the Exchange Act thereof, is now, or has been during the last five fiscal years, (i) a party to any transaction or agreement with PSI or any of the PSI Subsidiaries, or (ii) the direct or indirect owner of an interest in any Person which is a present or potential competitor, supplier or customer of PSI or the PSI Subsidiaries (other than non-affiliated holdings in publicly-held companies), nor does any such Person receive income from any source other than PSI or the PSI Subsidiaries which should properly accrue to PSI or the PSI Subsidiaries. Except as set forth in Schedule 2.17, neither PSI nor the PSI Subsidiaries are a guarantor or otherwise liable for any actual or potential Liability or obligation, whether direct or indirect, of any of its Affiliates. Except as set forth in Schedule 2.17, there are no intercompany loans or open account balances between PSI and the PSI Subsidiaries.

     2.18 Insurance. PSI and each of the PSI Subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of PSI and the PSI Subsidiaries. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and PSI and the PSI Subsidiaries are otherwise in compliance with the terms of such policies and bonds. PSI has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

     2.19 Compliance With Laws. Each of PSI and the PSI Subsidiaries has complied with, are not in violation of, and have not received any notices of violation with respect to, any Law with respect to the conduct of the PSI business, or the ownership or operation of its business, except for such violations or failures to comply as could not be reasonably expected to have a PSI Material Adverse Effect.

     2.20 Accounts Receivable. Subject to any reserves set forth in the PSI Financial Statements, the accounts receivable shown on the PSI Financial Statements represent bona fide claims against debtors for services rendered, sales and other charges, and are not subject to discount except for normal cash and immaterial trade discounts. The amount carried for doubtful accounts and allowances disclosed in the PSI Financial Statements was calculated in accordance with generally accepted accounting principles and in a manner consistent with prior periods.

     2.21 Customers and Suppliers. No third party payor or customer which individually accounted for more than five percent (5%) of PSI's gross revenues during the 12-month period preceding the date hereof, and no hospital, health care provider or supplier of PSI, has canceled or otherwise terminated, or made any written threat to PSI to cancel or otherwise terminate its relationship with PSI, or has decreased materially its services or supplies to PSI in the case of any such hospital, health care provider or supplier, or its usage of the services or products of PSI in the case of such third party payor or customer, and to PSI's knowledge, no such hospital, health care provider, supplier, third party payor or customer intends to cancel or otherwise terminate its relationship with PSI or to decrease materially its services or supplies to PSI or its usage of the services or products of PSI, as the case may be. PSI has not knowingly breached, so as to provide a benefit to PSI that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any third party payor, customer, hospital, health care provider or supplier of PSI.

     2.22 Material Contracts. Except for the contracts and agreements described in Schedule 2.22 (collectively, the "PSI MATERIAL CONTRACTS"), neither PSI nor any PSI Subsidiary is a party to or bound by any material contract, including without limitation:

          (a) any distributor, sales, advertising, agency or manufacturer's representative contract;

          (b) any continuing contract for the purchase of materials, supplies, equipment or services involving in the case of any such contract more than $50,000 annually;

          (c) any trust indenture, mortgage, promissory note, loan agreement or other contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with generally accepted accounting principles;

          (d) any contract for capital expenditures in excess of $50,000 in the aggregate;

          (e) any contract limiting the freedom of PSI to engage in any line of business or to compete with any other Person as that term is defined in the Exchange Act or any confidentiality, secrecy or non-disclosure contract;

          (f) any contract with any person with whom PSI does not deal at arm's length;

          (g) any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person; or

          (h) any contracts or commitments providing for payments based in any manner on the revenues or profits of the business of PSI or the PSI Subsidiaries;

provided, however that PSI Material Contracts comprised of managed care contracts, management service/unit management agreements and Medical Director Agreements are not required to be disclosed on Schedule 2.22.

     2.23 No Breach of PSI Material Contracts. All PSI Material Contracts are in written form. PSI has performed all of the obligations required to be performed by it and is entitled to all benefits under, and is not alleged to be in default in respect of any PSI Material Contract. Each of the PSI Material Contracts is in full force and effect, unamended, and there exists no default or event of default or event, occurrence, condition or act, with respect to PSI or to PSI's knowledge with respect to the other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or conditions, would become a default or event of default under any PSI Material Contract. True, correct and complete copies of all PSI Material Contracts have been made available to PMR.

     2.24 Third Party Consents. Except as set forth in Schedule 2.24, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not require the consent, approval, order or authorization of any third party under the PSI Material Contracts.

     2.25 Certain Additional Regulatory Matters.

          (a) Except where such activities have not had and will not have a PSI Material Adverse Effect, neither PSI, the PSI Subsidiaries, nor any officer, director or managing employee of such Person (within the meaning of 42 U.S.C. (sec. 1320a-5(b)) has engaged in any activities which constitute violations of, or are cause for imposition of civil penalties upon PSI or the PSI Subsidiaries or mandatory or permissive exclusion of such Persons from Medicare or Medicaid, under sec.sec. 1320a-7, 1320a-7a, 1320a-7b, or 1395nn of Title 42 of the United States Code, sec. 3727 et seq. of Title 51 of the

     United States Code ("TRICARE"), any other state or federal health care program, or the regulations promulgated pursuant to such statutes or regulations or related state or local statutes or which constitute violations of or deficiencies under the standards of any private accrediting organization from which PSI or any of the PSI Subsidiaries is accredited or seeks accreditation, including the following activities:

             (i) making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;

             (ii) making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment;

             (iii) presenting or causing to be presented a claim for reimbursement under TRICARE, Medicare, Medicaid or any other State Health Care Program or Federal Health Care Program (each as defined below) that is (A) for an item or service that the person presenting or causing to be presented knows or should know was not provided as claimed, or (B) for an item or service where the person presenting knows or should know that the claim is false or fraudulent;

             (iv) offering, paying, soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind (A) in return for referring, or to induce the referral of, an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by TRICARE, Medicare or Medicaid, or any other State Health Care Program or any Federal Health Care Program, or
        (B) in return for, or to induce, the purchase, lease, or order, or the arranging for or recommending of the purchase, lease, or order, of any good, facility, service, or item for which payment may be made in whole or in part by TRICARE, Medicare or Medicaid or any other State Health Care Program or any Federal Health Care Program;

             (v) making or causing to be made or inducing or seeking to induce the making of any false statement or representation (or omitting to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading) of a material fact with respect to (A) the conditions or operations of a facility in order that the facility may qualify for TRICARE, Medicare, Medicaid or any other State Health Care Program certification or any Federal Health Care Program certification, or (B) information required to be provided under sec. 1124(A) of the Social Security Act ("SSA") (42 U.S.C.
        sec. 1320a-3); or

             (vi) failing substantially to provide medically necessary items or services, if the failure adversely affects individuals covered by Medicare or Medicaid.

          (b) Each of the facilities operated by PSI and the PSI Subsidiaries has a Medicaid number and a participating provider agreement in each state, as applicable, to which it bills directly to such states' Medicaid agency for services provided by it.

     2.26 Medicare/Medicaid Participation. Neither PSI, the PSI Subsidiaries, any officer, director, or managing employee (as defined in SSA sec. 1126(b) or any regulations promulgated thereunder): (x) have had a civil monetary penalty assessed against him, her or it under sec. 1128A of the SSA or any regulations promulgated thereunder; (y) have been excluded from participation under the Medicare program or a state health care program as defined in SSA sec. 1128(h) or any regulations promulgated thereunder ("STATE HEALTH CARE PROGRAM") or a federal health care program as defined in SSA sec. 1128B(f) ("FEDERAL HEALTH CARE PROGRAM"); or (z) have been convicted (as that term is defined in 42 C.F.R. sec. 1001.2) of any of the following categories of offenses as described in SSA sec.sec. 1128(a) and (b)(1), (2), (3) or any regulations promulgated thereunder:

             (i) criminal offenses relating to the delivery of an item or service under Medicare or any State Health Care Program or any Federal Health Care Program;

             (ii) criminal offenses under federal or state law relating to patient neglect or abuse in connection with the delivery of a health care item or service;

             (iii) criminal offenses under federal or state law relating to fraud, theft, embezzlement, breach of fiduciary responsibility, or other financial misconduct in connection with the delivery of a health care item or service or with respect to any act or omission in a program operated by or financed in whole or in part by any federal, state or local governmental agency;

             (iv) federal or state laws relating to the interference with or obstruction of any investigation into any criminal offense; or

             (v) criminal offenses under federal or state law relating to the unlawful manufacture, distribution, prescription or dispensing of a controlled substance.

     2.27 Minute Books. The minute books of PSI and the PSI Subsidiaries made available to PMR contain a complete and accurate summary of all meetings of directors and stockholders or actions by written consent since the time of incorporation of PSI and the respective PSI Subsidiaries through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

     2.28 Complete Copies of Materials. PSI has delivered or made available true and complete copies of each document which has been requested by PMR or its counsel in connection with their legal and accounting review of PSI and the PSI Subsidiaries.

     2.29 Brokers' and Finders' Fees. Except as set forth on Schedule 2.29, PSI has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     2.30 Vote Required. The affirmative vote of the holders of greater than 50% of the PSI Common Stock and 50% of the PSI Preferred Stock outstanding on the record date set for the PSI Meeting is the only vote of the holders of any of PSI's Capital Stock necessary to approve this Agreement and the transactions contemplated hereby.

     2.31 Board Approval. The Board of Directors of PSI has (i) approved this Agreement and the Merger, (ii) determined that the Merger is in the best interests of the stockholders of PSI and is on terms that are fair to such stockholders and (iii) recommended that the stockholders of PSI approve this Agreement and the Merger.

     2.32 State Takeover Statutes. The Board of Directors of PSI has approved this Agreement, the agreements entered into or proposed to be entered into as contemplated by this Agreement and the transactions contemplated hereby and thereby (including the Merger), and such approval is sufficient to render inapplicable to such agreements and transactions the provisions of any "fair price," "moratorium," "control share," "interested shareholders," "affiliated transaction" or other anti-takeover statute or regulation and any applicable anti-takeover or other restrictive provisions of PSI's Certificate of Incorporation, Bylaws or other governing documents.

     2.33 Programs. Each facility where behavioral health, substance abuse, and human service programs provided by PSI or the PSI Subsidiaries are offered to Medicare or Medicaid beneficiaries, are eligible to receive payment under Titles XVIII and XIX of the Social Security Act and are "providers" under existing provider agreements with the Medicare and Medicaid programs through the applicable carriers. Each facility is in substantial compliance with the conditions of participation in the Medicare and Medicaid programs and have received all approvals or qualifications necessary for reimbursement through the Medicare and Medicaid programs.

     2.34 Representations Complete. None of the representations or warranties made by PSI herein or in any Schedule hereto, including the PSI Disclosure Schedule, or certificate furnished by PSI pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                  ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF PMR AND MERGER SUB

     In this Agreement, any reference to any event, change, condition or effect being "material" with respect to any entity or group of entities means any material event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity or group of entities. In this Agreement, any reference to a "PMR MATERIAL ADVERSE EFFECT" means any event, change, condition or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of PMR and the PMR Subsidiaries, taken as a whole, other than any event, change, condition or effect relating to (i) this Agreement or the transactions contemplated hereby or the announcement thereof,
(ii) the failure to obtain applicable regulatory or third party consents that may be required in connection with this Agreement or the transactions contemplated hereby, (iii) the United States economy in general, (iv) the behavioral healthcare industry in general, or (v) the termination of employment of any senior management employee of PMR prior to the Effective Time; provided, however, that a PMR Material Adverse Effect shall include any change in or effect on the business of PMR and the PMR Subsidiaries that is, or is reasonably likely to be, materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of PMR and the PMR Subsidiaries, taken as a whole, if such change or effect is significantly more adverse to PMR and the PMR Subsidiaries, taken as a whole, than to the human services industry in general.

     In this Agreement, any reference to a party's "knowledge" means actual knowledge of such party's officers or directors, provided that such persons shall make due and diligent inquiry of those employees of such party whom such officers and directors reasonably believe would have actual knowledge of the matters represented.

     Except as disclosed in a document of even date herewith and delivered by PMR and Merger Sub to PSI prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the "PMR DISCLOSURE SCHEDULE"), PMR and Merger Sub represent and warrant to PSI as follows:

     3.1 Organization, Standing; and Power. Each of PMR and the PMR Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. PMR has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a PMR Material Adverse Effect. PMR has made available to PSI a true and correct copy of the Certificate of Incorporation and Bylaws or other charter documents, as applicable, of PMR and each of the PMR Subsidiaries, each as amended to date. Neither PMR nor any of the PMR Subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents. PMR is the owner of all outstanding shares of capital stock of each of the entities set forth in Schedule 3.1 of the PMR Disclosure Schedule (collectively, the "PMR SUBSIDIARIES" and each a "PMR SUBSIDIARY") and all such shares are duly authorized, validly issued, fully paid and nonassessable. Schedule 3.1 is a complete and accurate list of all subsidiaries of PMR. All of the outstanding shares of capital stock of each such PMR Subsidiary are owned by PMR free and clear of all liens, charges, claims or encumbrances or rights of others. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any such PMR Subsidiary, or otherwise obligating PMR or any such PMR Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities of any such PMR Subsidiary. Except as set forth in Schedule 3.1 to the PMR Disclosure Schedule, PMR does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

     3.2 Capital Structure. The authorized capital stock of PMR consists of 19,000,000 shares of PMR Common Stock, of which there are 7,180,442 shares issued and outstanding. The shares of PMR Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable. There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities, other than pursuant to (i) the exercise of outstanding warrants to purchase shares of PMR Common Stock and (ii) the exercise of options outstanding as of such date under PMR's 1997 Equity Incentive Plan (the "PMR STOCK PLAN") and PMR's Outside Directors' Non-Qualified Stock Option Plan of 1992 (the "PMR DIRECTOR PLAN"). All outstanding shares of PMR Common Stock are duly authorized, validly issued, fully paid and nonassessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of PMR or any agreement to which PMR is a party or by which it is bound. PMR has reserved sufficient shares of PMR Common Stock for issuance to employees and consultants pursuant to the PMR Stock Plan, of which 1,248,651 shares have been issued pursuant to option exercises or direct stock purchases, 1,147,401 shares are subject to outstanding, unexercised options, and 1,603,948 shares are available for issuance thereunder. PMR has reserved sufficient shares of PMR Common Stock for issuance to directors of PMR pursuant to the PMR Director Plan, of which 219,000 shares have been issued pursuant to option exercises or direct stock purchases, 287,250 shares are subject to outstanding, unexercised options, and 518,750 shares are available for issuance thereunder. Notwithstanding anything in the foregoing to the contrary, the exercise of options by any PMR option holder between the date of this Agreement and the Effective Time shall not cause a breach of this Section 3.2.

     3.3 Authority; No Conflict; Required Filings and Consents. Each of PMR and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of PMR and Merger Sub. This Agreement has been duly executed and delivered by each of PMR and Merger and constitutes the valid and binding obligation of PMR and Merger Sub enforceable against each of PMR and Merger Sub in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Articles of Incorporation or Bylaws of PMR or Merger Sub, as amended, (ii) any Law applicable to PMR, Merger Sub or their respective properties or assets or (iii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, franchise, or license applicable to PMR, Merger Sub or their respective properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to PMR or Merger Sub in connection with the execution and delivery of this Agreement by PMR or Merger Sub or the consummation by PMR or Merger Sub of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger, together with the required officers' certificates, as provided in Section 1.2, (ii) the filing of a Form 8-K with the SEC and National Association of Securities Dealers ("NASD") within 15 days after the Closing Date, (iii) the filing and effectiveness of a registration statement on Form S-4 with the SEC, (iv) any filings as may be required under applicable state securities laws and the securities laws of any foreign country, (v) such filings as may be required under the HSR Act, (vi) the filing with The Nasdaq National Market (the "NASDAQ") of a Notification Form for Listing of Additional Shares with respect to the shares of PMR Common Stock issuable upon conversion of the PSI Capital Stock in the Merger and upon exercise of the options under the PSI Stock Plan assumed by PMR, (vii) the filing of a registration statement on Form S-8 with the SEC, or other applicable form covering the shares of PMR Common Stock issuable pursuant to outstanding options under the PSI Stock Plan assumed by PMR and (viii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on PMR and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

     3.4 SEC Documents; Financial Statements. PMR has made available to PSI each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement, and other filing filed with the SEC by PMR since April 30, 2001 (collectively, the "PMR SEC DOCUMENTS"). In addition, PMR has made available to PSI all exhibits to the PMR SEC Documents filed prior to the date hereof, and will promptly make available to PSI all exhibits to any additional PMR SEC Documents filed prior to the Effective Time. Except as set forth in any PMR SEC Document, as of their respective filing dates, the PMR SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, and none of the PMR SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed PMR SEC Document. Except as set forth in any PMR SEC Document, the financial statements of PMR, including the notes thereto, included in the PMR SEC Documents (the "PMR FINANCIAL STATEMENTS") were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q of the SEC). The PMR Financial Statements fairly present the consolidated financial condition and operating results of PMR at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments).

     3.5 Absence of Certain Changes. Since April 30, 2001 (the "PMR BALANCE SHEET DATE"), except as set forth in Schedule 3.5 or as disclosed in the PMR SEC Documents or as contemplated by this Agreement, PMR and the PMR Subsidiaries conducted their respective businesses in the ordinary course consistent with past practice and there has not occurred:

          (a) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a PMR Material Adverse Effect;

          (b) any discharge or satisfaction of any Encumbrance other than those then required to be discharged or satisfied prior to the Closing Date pursuant to the existing terms of any agreement between PMR or any of the PMR Subsidiaries and a party unaffiliated with PMR or any of the PMR Subsidiaries, or payment of any obligation or Liability, other than current Liabilities shown on the consolidated balance sheet of PMR as of January 31, 2002 (the "LATEST PMR BALANCE SHEET") included in the PMR Financial Statements and current Liabilities incurred in the ordinary course of business consistent with prior practice, or any cancellation, forgiveness or compromise by PMR or any of the PMR Subsidiaries of any debts or claims other than in the ordinary course of business or any waiver or release of any right of substantial value to PMR and the PMR Subsidiaries;

          (c) except as expressly permitted by Section 4.4(b), any declaration, setting aside or payment of any dividend or other distribution of any assets of any kind whatsoever with respect to any shares of the capital stock of PMR or the PMR Subsidiaries, or any direct or indirect redemption, purchase or other acquisition of any such shares of the capital stock of PMR or the PMR Subsidiaries;

          (d) any stock split, reverse stock split, combination, reclassification or recapitalization of any capital stock of PMR or the PMR Subsidiaries, or any issuance of any other security in respect of or in exchange for, any shares of any capital stock of PMR or the PMR Subsidiaries;

          (e) any issuance by PMR or the PMR Subsidiaries of any shares of their capital stock or any debt security or securities, rights, options or warrants convertible into or exercisable or exchangeable for any shares of such capital stock or debt security;

          (f) any license, sale, transfer, pledge, mortgage or other disposition of any tangible or intangible asset of PMR or the PMR Subsidiaries, except for inventory sold in the ordinary course of business;

          (g) any termination or receipt by PMR or the PMR Subsidiaries of any notice of termination or non-renewal of any Contract between PMR or the PMR Subsidiaries and any other Person involving payments by or to PMR or any of the PMR Subsidiaries in excess of $100,000 in the aggregate;

          (h) any write-down or write-up of the value of any asset of PMR or the PMR Subsidiaries, or, other than in the ordinary course of business, any write-off of any accounts receivable or notes receivable of PMR or the PMR Subsidiaries or any portion thereof in excess of $50,000 in the aggregate;

          (i) any increase in or modification of compensation payable or to become payable to any officer, employee, consultant or agent of PMR or the PMR Subsidiaries, (other than (i) increases not more than 5% different from the aggregate compensation prior to the increase, or (ii) any severance benefit or bonus which is completely paid prior to the Effective Time), or the entering into of any employment contract with any officer or employee;

          (j) any increase in or modification or acceleration of any benefits payable or to become payable under any pension, insurance or other benefit plan, payment or arrangement (including, but not limited to, the granting of stock options, restricted stock awards or stock appreciation rights) made to, for or with any officer, employee, consultant or agent of PMR or the PMR Subsidiaries;

          (k) the making of any loan, advance or capital contribution to or investment in any Person or the engagement in any transaction with any employee, officer, director or stockholder of PMR or the PMR Subsidiaries, other than advances to employees in the ordinary course of business for travel and similar business expenses;

          (l) any change in the accounting methods or practices followed by PMR or the PMR Subsidiaries or any change in depreciation or amortization policies or rates theretofore adopted;

          (m) any material deterioration in the aging of PMR's or the PMR Subsidiaries' accounts payable or material acceleration in the aging of PMR's or the PMR Subsidiaries' accounts receivable or other change in PMR's or the PMR Subsidiaries' working capital management practices;

          (n) any material change in the manner in which PMR or the PMR Subsidiaries extend discounts or credit to or otherwise deal with third party payors, patients or other customers;

          (o) any termination of employment of any officer or key employee of PMR or the PMR Subsidiaries;

          (p) except as contemplated hereby, any amendments or changes in PMR's or the PMR Subsidiaries' articles or certificate of incorporation or bylaws (or other governing documents);

          (q) any labor disputes or any union organizing campaigns;

          (r) the commencement of any litigation or other action by or against PMR or the PMR Subsidiaries; or

          (s) any agreement, understanding, or authorization, whether in writing or otherwise, for PMR or the PMR Subsidiaries to take any of the actions specified in items (a) through (r) above.

     3.6 Absence of Undisclosed Liabilities. Except as set forth in Schedule 3.6, neither PMR nor any of the PMR Subsidiaries have any Liability, except for
(i) Liabilities reflected or reserved against in the consolidated balance sheet of PMR as of January 31, 2002, and (ii) Liabilities that have arisen since the date of the Latest PMR Balance Sheet in the ordinary course of business (none of which arise from any breach of Contract, breach of warranty, tort, infringement, violation of Law, or any action, suit or Proceeding (including any Liability under any Environmental and Safety Laws)). There are no loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March 1975) that are not adequately provided for on the Latest PMR Balance Sheet. Except as set forth in Schedule 3.6, neither PMR nor any of the PMR Subsidiaries have, either expressly or by operation of Law, assumed or undertaken any Liability of any other Person, including, without limitation, any obligation for corrective or remedial action relating to or required under any Environmental and Safety Laws. The reserves reflected on the Latest PMR Balance Sheet for Liabilities that were incurred but not reported are adequate to cover such Liabilities.

     3.7 Litigation. Except as set forth in Schedule 3.7 of the PMR Disclosure Schedule, there is no Proceeding pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of PMR or any of the PMR Subsidiaries, threatened against PMR or any of the PMR Subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such). There is no judgment, decree or order against PMR or any of the PMR Subsidiaries, or, to the knowledge of PMR and the PMR Subsidiaries, any of their respective directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a PMR Material Adverse Effect. Schedule 3.7 of the PMR Disclosure Schedule also lists all litigation that PMR has pending against other parties.

     3.8 Restrictions on Business Activities. Except as set forth in Schedule 3.8, there is no agreement, judgment, injunction, order or decree binding upon PMR or any of the PMR Subsidiaries which has or could reasonably be expected to have the effect of prohibiting or impairing any current or future business practice of PMR or any of the PMR Subsidiaries, any acquisition of property by PMR or any of the PMR Subsidiaries or the conduct of business by PMR or any of the PMR Subsidiaries as currently conducted or as proposed to be conducted by PMR or any of the PMR Subsidiaries.

     3.9 Governmental Authorization. PMR and each of the PMR Subsidiaries have obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which PMR or any of the PMR Subsidiaries currently operates or holds any interest in any of its properties or (ii) that is required for the operation of PMR's or any of the PMR Subsidiaries' business or the holding of any such interest ((i) and (ii) herein collectively called "PMR AUTHORIZATIONS"), and all of such PMR Authorizations are in full force and effect, except where the failure to obtain or have any such PMR Authorizations could not reasonably be expected to have a PMR Material Adverse Effect.

     3.10 Title to Property. PMR and the PMR Subsidiaries have good and marketable title to all of their respective properties, interests in properties and assets, real and personal, reflected in the Latest PMR Balance Sheet or acquired after the PMR Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the PMR Balance Sheet Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties and (iii) liens securing debt which is reflected on the Latest PMR Balance Sheet. The plants, property and equipment of PMR and the PMR Subsidiaries that are used in the operations of their businesses are in good operating condition and repair, subject to normal wear and tear. All properties used in the operations of PMR and the PMR Subsidiaries are reflected in the Latest PMR Balance Sheet to the extent generally accepted accounting principles require the same to be reflected. Schedule 3.10 identifies each parcel of real property owned or leased by PMR or any of the PMR Subsidiaries.

     3.11 Intellectual Property.

          (a) PMR and the PMR Subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use all Intellectual Property that are used or proposed to be used in the business of PMR and the PMR Subsidiaries as currently conducted or as proposed to be conducted by PMR and the PMR Subsidiaries. Except as set forth in Schedule 3.11, PMR has not
     (i) licensed any of its Intellectual Property in source code form to any party or (ii) entered into any exclusive agreements relating to its Intellectual Property with any party.

          (b) Schedule 3.11 lists (i) all patents and patent applications and all registered and unregistered trademarks, trade names and service marks, registered and unregistered copyrights, registered domain names, and maskworks, included in the Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all licenses, sublicenses and other agreements as to which PMR is a party and pursuant to which any person is authorized to use any Intellectual Property (other than computer software licenses used by PMR in the ordinary course of business), and (iii) all licenses, sublicenses and other agreements as to which PMR is a party and pursuant to which PMR is authorized to use any third party patents, trademarks or copyrights ("PMR THIRD PARTY INTELLECTUAL PROPERTY RIGHTS") which are incorporated in, are, or form a part of any PMR product.

          (c) There is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of PMR or any of the PMR Subsidiaries, or any PMR Third Party Intellectual Property Rights, by any third party, including any employee or former employee of PMR or any of the PMR Subsidiaries. Neither PMR nor any of the PMR Subsidiaries has entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders or license agreements arising in the ordinary course of business.

          (d) PMR is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in material breach of any license, sublicense or other agreement relating to the Intellectual Property or PMR Third Party Intellectual Property Rights.

          (e) All patents, registered trademarks, service marks and copyrights held by PMR are valid and subsisting. PMR has not been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party. The manufacturing, marketing, licensing or sale of PMR's products do not infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party. PMR has not brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party.

          (f) PMR has secured valid written assignments from all consultants and employees who contributed to the creation or development of Intellectual Property of the rights to such contributions that PMR does not already own by operation of law.

          (g) PMR has taken all necessary and appropriate steps to protect and preserve the confidentiality of all Intellectual Property not otherwise protected by patents, patent applications or copyright Confidential Information. All use, disclosure or appropriation of Confidential Information owned by PMR by or to a third party has been pursuant to the terms of a written agreement between PMR and such third party. All use, disclosure or appropriation of Confidential Information not owned by PMR has been pursuant to the terms of a written agreement between PMR and the owner of such Confidential Information, or is otherwise lawful.

          (h) As of the date of this Agreement, except as set forth in Schedule 3.11, there are no actions that must be taken by PMR or any PMR Subsidiary within sixty (60) days of the Closing Date that, if not taken, will result in the loss of any Intellectual Property, including the payment of any registration, maintenance or renewal fees or the filing of any responses to PTO office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Intellectual Property.

     3.12 Environmental Matters.

          (a) The following terms shall be defined as follows:

             (i) "PMR PROPERTY" shall mean all real property leased or owned by PMR or the PMR Subsidiaries either currently or in the past.

             (ii) "PMR FACILITIES" shall mean all buildings and improvements on PMR Property.

          (b) PMR represents and warrants as follows: (i) no methylene chloride is contained in or has been used at or released from the PMR Facilities by PMR or PMR Subsidiaries; (ii) all Hazardous Materials and wastes if disposed of by PSI or PSI Subsidiaries have been disposed of in accordance with all Environmental and Safety Laws; and (iii) PMR and the PMR Subsidiaries have received no notice (verbal or written) of any noncompliance of the PMR Facilities or its past or present operations with Environmental and Safety Laws; (iv) no notices, administrative actions or suits are pending or threatened relating to a violation of any Environmental and Safety Laws; (v) there are no polychlorinated biphenyls
     (PCBs) deposited, stored, disposed of or located on the PMR Property or PMR Facilities or any equipment on the PMR Property containing PCBs at levels in excess of 50 parts per million; (vi) PMR and the PMR Subsidiaries' uses and activities of the PMR Facilities have at all times complied with all Environmental and Safety Laws; and (vii) PMR and the PMR Subsidiaries have all the permits and licenses required to be issued under federal, state or local laws regarding Environmental and Safety Laws and are in full compliance with the terms and conditions of those permits; neither PMR nor any PMR Subsidiary are a potentially responsible party under the federal Comprehensive Environmental Response Compensation and Liability Act (CERCLA), or state analog statute, arising out of events occurring prior to the Closing Date.

     3.13 Tax Matters.

          (a) Except as set forth in Schedule 3.13(a), PMR and each other Person included in any consolidated or combined Tax Return and part of an affiliated group, within the meaning of Section 1504 of the Code, of which PMR is or has been a member ("PMR TAX AFFILIATE"), for the years that it was a PMR Tax Affiliate of PMR:

             (i) has timely paid or caused to be paid all Taxes required to be paid by it through the date hereof and as of the Closing Date (including any Taxes shown due on any Tax Return) other than as fully reserved for in the PMR Financial Statements;

             (ii) has filed or caused to be filed in a timely and proper manner (within any applicable extension periods) all Tax Returns required to be filed by it with the appropriate Governmental Entities in all jurisdictions in which such Tax Returns are required to be filed, and all Tax Returns filed on behalf of PMR and each PMR Tax Affiliate were complete and correct in all material respects; and

             (iii) has not requested or caused to be requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed if due.

          (b) PMR has previously made available to PSI for review true, correct and complete copies of all Tax Returns filed by or on behalf of PMR through the Closing Date for the periods ending after December 31, 1994.

          (c) Except as set forth in Schedule 3.13(c):

             (i) neither PMR nor any PMR Tax Affiliate (for the years that it was a PMR Tax Affiliate of PMR) has been notified by the Internal Revenue Service or any other taxing authority that any issues have been raised (and no such issues are currently pending) by the Internal Revenue Service or any other taxing authority in connection with any Tax Return filed by or on behalf of PMR or any PMR Tax Affiliate; there are no pending Tax audits and no waivers of statutes of limitations have been given or requested with respect to PMR or any PMR Tax Affiliate (for the years that it was a PMR Tax Affiliate of PMR); no Tax Encumbrances have been filed against

        PMR or any PMR Tax Affiliate (for the years that it was a tax of PMR) except for Encumbrances for current Taxes not yet due and payable for which adequate reserves have been provided for in the Latest PMR Balance Sheet or the Latest Audited PMR Balance Sheet; no unresolved deficiencies or additions to Taxes have been proposed, asserted, or assessed against PMR or any PMR Tax Affiliate (for the years that it was a PMR Tax Affiliate of PMR);

             (ii) full and adequate provision (at assumed tax rates) has been made (A) on the Latest PMR Balance Sheet and the Latest Audited PMR Balance Sheet, and the Books and Records of PMR for all deferred Taxes not yet due and payable by PMR for all periods on or prior to the Closing Date, and (B) on the Books and Records of PMR for all deferred Taxes payable by PMR for all periods beginning on or after the Latest Audited PMR Balance Sheet Date;

             (iii) neither PMR nor any PMR Subsidiaries have incurred any Liability for Taxes from and after the Latest Audited PMR Balance Sheet Date other than Taxes incurred in the ordinary course of business and consistent with past practices;

             (iv) PMR has not (A) made an election (or had an election made on its behalf by another Person) to be treated as a "consenting corporation" under Section 341(f) of the Code or (B) been a "personal holding company" within the meaning of Section 542 of the Code;

             (v) PMR and each PMR Tax Affiliate has complied with all applicable Laws relating to the collection or withholding of Taxes (such as sales Taxes or withholding of Taxes from the wages of employees) in all material respects;

             (vi) neither PMR nor the PMR Subsidiaries have any Liability in respect of any Tax sharing agreement with any Person and all Tax sharing agreements to which either PMR or the PMR Subsidiaries have been bound have been terminated;

             (vii) neither PMR nor the PMR Subsidiaries have incurred any Liability to make or possibly make any payments either alone or in conjunction with any other payments that:

                (A) shall be non-deductible under, or would otherwise constitute a "parachute payment" within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign income Tax
           Law); or

                (B) are or may be subject to the imposition of an excise Tax under Section 4999 of the Code;

             (viii) neither PMR nor the PMR Subsidiaries have agreed to (nor has any other Person agreed to on its behalf) and is not required to make any adjustments or changes either on, before or after the Closing Date, to its accounting methods pursuant to Section 481 of the Code, and the Internal Revenue Service has not proposed any such adjustments or changes in the accounting methods of such Persons;

             (ix) no claim has been made within the last three years by any taxing authority in a jurisdiction in which PMR and the PMR Subsidiaries do not file Tax Returns that PMR or the PMR Subsidiaries are or may be subject to taxation by that jurisdiction;

             (x) the consummation of the transactions hereunder will not trigger the realization or recognition of intercompany gain or income to PMR or the PMR Subsidiaries under the federal consolidated return regulations with respect to federal, state, or local taxes; and

             (xi) PMR is not currently, nor has it been at any time during the previous five years, a "U.S. real property holding corporation."

     3.14 Employee Benefit Plans.

          (a) Schedule 3.14(a) lists, with respect to PMR, any PMR Subsidiary and any trade or business (whether or not incorporated) which is treated as a single employer with PMR (a "PMR ERISA AFFILIATE") within the meaning of
     Section 414(b), (c), (m) or (o) of the Code, (i) all material employee benefit plans (as defined in Section 3(3) of the ERISA, (ii) each loan to a non-officer employee in excess of $10,000, each loan to any officer or director and any stock option, stock purchase, phantom stock, stock right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements, (iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (iv) other fringe or employee benefit plans, programs or arrangements that apply to senior management of PMR and that do not generally apply to all employees, and (v) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of PMR of greater than $10,000 remain for the benefit of, or relating to, any present or former employee, consultant or director of PMR (together, the "PMR EMPLOYEE PLANS").

          (b) PMR has made available to PSI a copy of each of the PMR Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications relating thereto) and has, with respect to each PMR Employee Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports filed for the last three plan years. Any PMR Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied (or has time remaining in which to apply) to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or has been established under a standardized prototype plan for which an Internal Revenue Service opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. PMR has also furnished PSI with the most recent Internal Revenue Service determination or opinion letter issued with respect to each such PMR Employee Plan, and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any PMR Employee Plan subject to Code Section 401(a). PMR has also furnished PSI with all registration statements and prospectuses prepared in connection with each PMR Employee Plan.

          (c) Except as set forth on Schedule 3.14(c), (i) None of the PMR Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person other than as required under COBRA; (ii) there has been no "prohibited transaction," as such term is defined in
     Section 406 of ERISA and Section 4975 of the Code, with respect to any PMR Employee Plan, which could reasonably be expected to have, in the aggregate, a PMR Material Adverse Effect; (iii) each PMR Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as would not have, in the aggregate, a PMR Material Adverse Effect, and PMR and each PMR Subsidiary or PMR ERISA Affiliate have performed all obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any material default or violation by any other party to, any of the PMR Employee Plans; (iv) neither PMR nor any PMR Subsidiary or PMR ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the PMR Employee Plans; (v) all material contributions required to be made by PMR or any PMR Subsidiary or PMR ERISA Affiliate to any PMR Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each PMR Employee Plan for the current plan years; (vi) with respect to each PMR Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; (vii) no PMR Employee Plan is covered by, and neither PMR nor any PMR Subsidiary or PMR ERISA Affiliate has incurred or expects to incur any liability under Title IV of ERISA or Section 412 of the Code; and (viii) each PMR Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to PMR (other than ordinary administrative expenses typically incurred in a termination event). With respect to each PMR Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, PMR has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such PMR Employee Plan. No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of PMR is threatened, against or with respect to any such PMR Employee Plan, including any audit or inquiry by the Internal Revenue Service or United States Department of Labor. Except as set forth on Schedule 3.14(c), no payment or benefit which will or may be made by PMR to any employee of PMR or any PMR Subsidiary will be characterized as an "excess parachute payment" within the meaning of
     Section 280G(b)(1) of the Code.

          (d) With respect to each PMR Employee Plan, PMR and each of its United States PMR Subsidiaries have complied with (i) the applicable health care continuation and notice provisions of COBRA and the regulations (including proposed regulations) thereunder except to the extent that such failure to comply would not, in the aggregate, have a PMR Material Adverse Effect,
     (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations thereunder, except to the extent that such failure to comply would not, in the aggregate, have a PMR Material Adverse Effect and (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including proposed regulations) thereunder, except to the extent that such failure to comply would not, in the aggregate, have a PMR Material Adverse Effect.

          (e) Except as set forth on Schedule 3.14(e), there has been no amendment to, written interpretation or announcement (whether or not written) by PMR, any PMR Subsidiary or other PMR ERISA Affiliate relating to, or change in participation or coverage under, any PMR Employee Plan which would materially increase the expense of maintaining such PMR Employee Plan above the level of expense incurred with respect to that PMR Employee Plan for the most recent fiscal year included in PMR's financial statements.

          (f) PMR does not currently maintain, sponsor, participate in or contribute to, nor has it ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

          (g) Neither PMR nor any PMR Subsidiary or other PMR ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as defined in Section 3(37) of ERISA.

          (h) Each compensation and benefit plan required to be maintained or contributed to by the law or applicable custom or rule of the relevant jurisdiction outside of the United States (the "PMR BENEFIT PLANS") is listed in Schedule 3.14(h) of the Disclosure Schedule. As regards each such PMR Benefit Plan, unless disclosed in Schedule 3.14(h) of the PMR Disclosure Schedule (i) each of the PMR Benefit Plans is in material compliance with the provisions of the laws of each jurisdiction in which each such PMR Benefit Plan is maintained, to the extent those laws are applicable to the PMR Benefit Plans; (ii) all material contributions to, and material payments from, the PMR Benefit Plans which may have been required to be made in accordance with the terms of any such PMR Benefit Plan, and, when applicable, the law of the jurisdiction in which such PMR Benefit Plan is maintained, have been timely made or shall be made by the Closing Date, and all such contributions to the PMR Benefit Plans, and all payments under the PMR Benefit Plans, for any period ending before the Closing Date that are not yet, but will be, required to be made, are reflected as an accrued liability on the PMR Balance Sheet, or disclosed to PSI within fifteen (15) days following the date hereof in Schedule 3.14(h) of the PMR Disclosure Schedule; (iii) PMR and the PMR Subsidiaries and PMR ERISA Affiliates have materially complied with all applicable reporting and notice requirements, and all of the PMR Benefit Plans have obtained from the governmental body having jurisdiction with respect to such plans any required determinations, if any, that such PMR Benefit Plans are in compliance with the laws of the relevant jurisdiction if such determinations are required in order to give effect to the PMR Benefit Plan; (iv) each of the PMR Benefit Plans has been administered in all material respects at all times in accordance with its terms and applicable law and regulations; (v) to the knowledge of PMR, there are no pending investigations by any governmental body involving the PMR Benefit Plans, and no pending claims (except for claims for benefits payable in the normal operation of the PMR Benefit Plans), suits or proceedings against any PMR Benefit Plan or asserting any rights or claims to benefits under any PMR Benefit Plan; and (vi) the consummation of the transactions contemplated by this Agreement will not by itself create or otherwise result in any liability with respect to any PMR Benefit Plan other than the triggering of payment to participants.

     3.15 Certain Agreements Affected by the Merger.  Except as set forth in
Schedule 3.15, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, employee or consultant of PMR or any of the PMR Subsidiaries, (ii) materially increase any benefits otherwise payable by PMR or (iii) result in the acceleration of the time of payment or vesting of any such benefits except as required under Code
Section 411(d)(3).

     3.16 Employee Matters. PMR and each of the PMR Subsidiaries are in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. PMR has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees; and is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing. PMR is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). Except as set forth on Schedule 3.16, there are no pending claims against PMR or any of the PMR Subsidiaries under any workers compensation plan or policy or for long term disability. There are no controversies pending or, to the knowledge of PMR or any of the PMR Subsidiaries, threatened, between PMR or any of the PMR Subsidiaries and any of their respective employees, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any agency, court or tribunal, foreign or domestic. Neither PMR nor any of the PMR Subsidiaries is a party to any collective bargaining agreement or other labor union contract nor does PMR nor any of the PMR Subsidiaries know of any activities or proceedings of any labor union or to organize any such employees. To PMR's knowledge, no employees of PMR or any of the PMR Subsidiaries are in violation of any term of any employment contract, patent disclosure agreement, enforceable noncompetition agreement, or any enforceable restrictive covenant to a former employer relating to the right of any such employee to be employed by PMR or any of the PMR Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by PMR or to the use of trade secrets or proprietary information of others. No employees of PMR or any of the PMR Subsidiaries have given notice to PMR or any of the PMR Subsidiaries, nor is PMR otherwise aware, that any such employee intends to terminate his or her employment with PMR or any of the PMR Subsidiaries. Except as set forth in Schedule 3.16, the employment of each of the employees of PMR and each of the PMR Subsidiaries is "at will" and PMR and each of the PMR Subsidiaries does not have any obligation to provide any particular form or period of notice prior to terminating the employment of any of their employees.

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

     3.17 Conflicts of Interest; Related Party Transactions.

          (a) None of PMR, the PMR Subsidiaries or any officer, employee, agent or other Person acting on behalf of PMR or the PMR Subsidiaries has, directly or indirectly, given or agreed to give any money, gift or similar benefit (other than legal price concessions to customers in the ordinary course of business) to any physician, psychologist, counselor, or other direct or indirect referral source, or any family member or agent of the foregoing, or official or employee of any Governmental Entity or other Person who was or is in a position to help or hinder the business of PMR or the PMR Subsidiaries (or assist in connection with any actual or proposed transaction) that (i) might subject PMR or the PMR Subsidiaries to any material damage or material penalty in any Proceeding before any agency, court or tribunal, foreign or domestic, (ii) if not given in the past, could have resulted in a PMR Material Adverse Effect, (iii) if not continued in the future, could result in a PMR Material Adverse Effect, or
     (iv) is in material violation of any Laws, including the federal illegal remuneration statute, 42 U.S.C. sec. 1320a-76.

          (b) Except as set forth in Schedule 3.17(b), and except for compensation to regular employees of PMR or the PMR Subsidiaries, no current or former Affiliate of PMR, or the PMR Subsidiaries or any associate of such Person (as defined in Rule 12b-2 promulgated under the Exchange Act thereof, is now, or has been during the last five fiscal years, (i) a party to any transaction or agreement with PMR or any of the PMR Subsidiaries, or (ii) the direct or indirect owner of an interest in any Person which is a present or potential competitor, supplier or customer of PMR or the PMR Subsidiaries (other than non-affiliated holdings in publicly-held companies), nor does any such Person receive income from any source other than PMR or the PMR Subsidiaries which should properly accrue to PMR or the PMR Subsidiaries. Except as set forth in Schedule 3.17(b), neither PMR nor the PMR Subsidiaries are a guarantor or otherwise liable for any actual or potential Liability or obligation, whether direct or indirect, of any of its Affiliates. Except as set forth in Schedule 3.17(b), there are no intercompany loans or open account balances between PMR and the PMR Subsidiaries.

     3.18 Insurance. PMR and each of the PMR Subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of PMR and the PMR Subsidiaries. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and PMR and the PMR Subsidiaries are otherwise in compliance with the terms of such policies and bonds. PMR has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

     3.19 Compliance With Laws. Each of PMR and the PMR Subsidiaries has complied with, are not in violation of, and have not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not be reasonably expected to have a PMR Material Adverse Effect.

     3.20 Accounts Receivable. Subject to any reserves set forth in the PMR Financial Statements, the accounts receivable reflected as current assets on the PMR Financial Statements represent bona fide claims against debtors for services rendered, sales and other charges, and are not subject to discount except for normal cash and immaterial trade discounts. The amount carried for doubtful accounts and allowances disclosed in the PMR Financial Statements was calculated in accordance with generally accepted accounting principles and in a manner consistent with prior periods.

     3.21 Customers and Suppliers. No third party payor or customer which individually accounted for more than 1% of PMR's gross revenues during the 12-month period preceding the date hereof, and no hospital, health care provider or supplier of PMR, has canceled or otherwise terminated, or made any written threat to PMR to cancel or otherwise terminate its relationship with PMR, or has decreased materially its services or supplies to PMR in the case of any such hospital, health care provider or supplier, or its usage of the services or products of PMR in the case of such third party payor or customer,

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

and to PMR's knowledge, no such hospital, health care provider, supplier, third party payor or customer intends to cancel or otherwise terminate its relationship with PMR or to decrease materially its services or supplies to PMR or its usage of the services or products of PMR, as the case may be. PMR has not knowingly breached, so as to provide a benefit to PMR that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any third party payor, customer, hospital, health care provider or supplier of PMR.

     3.22 Material Contracts. Except for the contracts and agreements described in Schedule 3.22 (collectively, the "PMR MATERIAL CONTRACTS"), neither PMR nor any PMR Subsidiary is a party to or bound by any material contract, including without limitation:

          (a) any distributor, sales, advertising, agency or manufacturer's representative contract;

          (b) any continuing contract for the purchase of materials, supplies, equipment or services involving in the case of any such contract more than $50,000 annually;

          (c) any trust indenture, mortgage, promissory note, loan agreement or other contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with generally accepted accounting principles;

          (d) any contract for capital expenditures in excess of $50,000 in the aggregate;

          (e) any contract limiting the freedom of PMR to engage in any line of business or to compete with any other Person as that term is defined in the Exchange Act or any confidentiality, secrecy or non-disclosure contract;

          (f) any contract with any person with whom PMR does not deal at arm's length;

          (g) any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person; provided, however, that PMR Material Contracts comprised of Management Services Contracts for which the program under PMR management no longer provides clinical services to patients and contracts related to Infoscriber are not required to be disclosed on Schedule 3.22 (provided, however, that PMR will disclose the Infoscriber License Agreement with Conundrum Communication, Inc. on such schedule); or

          (h) any contracts or commitments providing for payments based in any manner on the revenues or profits of the business of PMR or the PMR Subsidiaries.

     3.23 No Breach of Material Contracts. All PMR Material Contracts are in written form. PMR has performed all of the obligations required to be performed by it and is entitled to all benefits under, and is not alleged to be in default in respect of any PMR Material Contract. Each of the PMR Material Contracts is in full force and effect, unamended, and there exists no default or event of default or event, occurrence, condition or act, with respect to PMR or to PMR's knowledge with respect to the other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or conditions, would become a default or event of default under any PMR Material Contract. True, correct and complete copies of all PMR Material Contracts have been made available to PMR.

     3.24 Third Party Consents. Except as set forth in Schedule 3.24, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not require the consent, approval, order or authorization of any third party under the PMR Material Contracts.

     3.25 Certain Additional Regulatory Matters.

          (a) Except where such activities have not had and will not have a PMR Material Adverse Effect, neither PMR, the PMR Subsidiaries, nor any officer, director or managing employee of such Person (within the meaning of 42 U.S.C. (sec. 1320a-5(b)) has engaged in any activities which constitute violations of, or are cause for imposition of civil penalties upon PMR or the PMR

     Subsidiaries or mandatory or permissive exclusion of such Persons from Medicare or Medicaid, under sec.sec. 1320a-7, 1320a-7a, 1320a-7b, or 1395nn of Title 42 of the United States Code, TRICARE, any other state or federal health care program, or the regulations promulgated pursuant to such statutes or regulations or related state or local statutes or which constitute violations of or deficiencies under the standards of any private accrediting organization from which PMR or any of the PMR Subsidiaries is accredited or seeks accreditation, including the following activities:

             (i) making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;

             (ii) making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment;

             (iii) presenting or causing to be presented a claim for reimbursement under TRICARE, Medicare, Medicaid or any other State Health Care Program or Federal Health Care Program that is (A) for an item or service that the person presenting or causing to be presented knows or should know was not provided as claimed, or (B) for an item or service where the person presenting knows or should know that the claim is false or fraudulent;

             (iv) offering, paying, soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind (A) in return for referring, or to induce the referral of, an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by TRICARE, Medicare or Medicaid, or any other State Health Care Program or any Federal Health Care Program, or
        (B) in return for, or to induce, the purchase, lease, or order, or the arranging for or recommending of the purchase, lease, or order, of any good, facility, service, or item for which payment may be made in whole or in part by TRICARE, Medicare or Medicaid or any other State Health Care Program or any Federal Health Care Program;

             (v) making or causing to be made or inducing or seeking to induce the making of any false statement or representation (or omitting to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading) of a material fact with respect to (A) the conditions or operations of a facility in order that the facility may qualify for TRICARE, Medicare, Medicaid or any other State Health Care Program certification or any Federal Health Care Program certification, or (B) information required to be provided under sec. 1124(A) of the SSA (42 U.S.C. sec. 1320a-3); or

             (vi) failing substantially to provide medically necessary items or services, if the failure adversely affects individuals covered by Medicare or Medicaid.

     3.26 Medicare/Medicaid Participation. Neither PMR, the PMR Subsidiaries, any officer, director, or managing employee (as defined in SSA sec. 1126(b) or any regulations promulgated thereunder): (x) have had a civil monetary penalty assessed against him, her or it under sec. 1128A of the SSA or any regulations promulgated thereunder; (y) have been excluded from participation under the Medicare program or a State Health Care Program or Federal Health Care Program; or (z) have been convicted (as that term is defined in 42 C.F.R. sec. 1001.2) of any of the following categories of offenses as described in SSA sec.sec. 1128(a) and (b)(1), (2), (3) or any regulations promulgated thereunder:

             (i) criminal offenses relating to the delivery of an item or service under Medicare or any State Health Care Program or any Federal Health Care Program;

             (ii) criminal offenses under federal or state law relating to patient neglect or abuse in connection with the delivery of a health care item or service;

             (iii) criminal offenses under federal or state law relating to fraud, theft, embezzlement, breach of fiduciary responsibility, or other financial misconduct in connection with the delivery of a health care item or service or with respect to any act or omission in a program operated by or financed in whole or in part by any federal, state or local governmental agency;

             (iv) federal or state laws relating to the interference with or obstruction of any investigation into any criminal offense; or

             (v) criminal offenses under federal or state law relating to the unlawful manufacture, distribution, prescription or dispensing of a controlled substance.

     3.27 Minute Books. The minute books of PMR and the PMR Subsidiaries made available to PMR contain a complete and accurate summary of all meetings of directors and stockholders or actions by written consent since the time of incorporation of PMR and the respective PMR Subsidiaries through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

     3.28 Complete Copies of Materials. PMR has delivered or made available true and complete copies of each document which has been requested by PMR or its counsel in connection with their legal and accounting review of PMR and the PMR Subsidiaries.

     3.29 Brokers' and Finders' Fees. Except as set forth in Schedule 3.29, PMR has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     3.30 Vote Required. The affirmative vote of the holders of at least a majority of the PMR Common Stock outstanding on the record date set for the PMR Meeting is the only vote of the holders of any of PMR's Common Stock necessary to approve (i) an amendment to PMR's Certificate of Incorporation to increase in the number of shares of PMR Common Stock authorized to be issued by PMR, (ii) an amendment to PMR's Certificate of Incorporation to effectuate the Reverse Stock Split, and (iii) the issuance of PMR Common Stock pursuant to the Merger, and no other vote of the holders of PMR Common Stock is necessary to approve either this Agreement or the transactions contemplated hereby.

     3.31 PMR Board Approval; Merger Sub Approval. The Board of Directors of PMR has (i) approved this Agreement and the Merger, (ii) determined that the Merger is in the best interests of the stockholders of PMR and (iii) recommended that the stockholders of PMR approve this Agreement and the Merger. The Board of Directors of Merger Sub has determined that the Merger is in the best interests of Merger Sub and its sole stockholder and has approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement, and PMR, as the sole stockholder of Merger Sub, has approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement.

     3.32 State Takeover Statutes. The Boards of Directors of PMR and Merger Sub have approved this Agreement, the agreements entered into or proposed to be entered into as contemplated by this Agreement and the transactions contemplated hereby and thereby (including the Merger), and such approvals are sufficient to render inapplicable to such agreements and transactions the provisions of any "fair price," "moratorium," "control share," "interested shareholders," "affiliated transaction" or other anti-takeover statute or regulation and any applicable anti-takeover or other restrictive provisions of the Certificate of Incorporation, Bylaws or other governing documents of each of PMR and Merger Sub.

     3.33 Representations Complete. None of the representations or warranties made by PMR herein or in any Schedule hereto, including the PMR Disclosure Schedule, or certificate furnished by PMR pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

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

                                   ARTICLE IV

                      CONDUCT PRIOR TO THE EFFECTIVE TIME

     4.1 Conduct of Business of PSI.

          (a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, PSI agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by PMR, which consent will not unreasonably be withheld or delayed):

             (i) to carry on its and the PSI Subsidiaries' business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted;

             (ii) to pay and to cause the PSI Subsidiaries to pay debts and Taxes when due subject to good faith disputes over such debts or Taxes;

             (iii) to pay or perform other obligations when due;

             (iv) to use all reasonable efforts, in good faith, consistent with past practice and policies to preserve intact its and the PSI Subsidiaries' present business organizations, keep available the services of its and the PSI Subsidiaries' present officers and key employees and preserve its and the PSI Subsidiaries' relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it or the PSI Subsidiaries, to the end that its and the PSI Subsidiaries' goodwill and ongoing businesses shall be unimpaired at the Effective Time; and

             (v) to give all notices and other information required to be given to the employees of PSI and any applicable government authority under the WARN Act, the National Labor Relations Act, the Code, the Consolidated Omnibus Budget Reconciliation Act, and other applicable law in connection with the transactions provided for in this Agreement.

          (b) PSI agrees to promptly notify PMR of any event or occurrence not in the ordinary course of its or the PSI Subsidiaries' business, and of any event which could reasonably be likely to have a PSI Material Adverse Effect.

     4.2 Restriction on Conduct of Business of PSI. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as set forth in the PSI Disclosure Schedule and as expressly contemplated by this Agreement, PSI shall not do, cause or permit any of the following, or allow, cause or permit any of the PSI Subsidiaries to do, cause or permit any of the following, without the prior written consent of PMR, which consent will not be unreasonably withheld or delayed:

          (a) Charter Documents. Cause or permit any amendments to its Certificate of Incorporation or Bylaws;

          (b) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with written agreements providing for the repurchase of shares in connection with any termination of service to it or the PSI Subsidiaries;

          (c) Stock Option Plans, Etc. Accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its stock plans or authorize cash payments in exchange for any options or for other rights granted under any of such plans;

          (d) Material Contracts. Enter into any material contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any PSI Material Contract; provided specifically that PSI shall not enter into any agreement or commitment for the purchase of products or supplies or the provision of services to PSI in an amount in excess of $50,000 in any one case or $100,000 in the aggregate, other than in connection with the acquisitions permitted by Section 4.2(e) and the transactions described in
     Schedule 4.2(j);

          (e) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its and the PSI Subsidiaries' business taken as a whole, other than acquisitions or purchases having a purchase price equal or less than five (5) times the acquiree's trailing twelve (12) months' earnings before interest, taxes, depreciation and amortization (EBITDA), as adjusted for nonrecurring items. PSI shall notify PMR of any such permitted transactions within two (2) business days of any signed letters of intent.

          (f) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of its Common Stock pursuant to the exercise of stock options, warrants or other rights therefor outstanding as of the date of this Agreement;

          (g) Intellectual Property. Transfer to any person or entity any rights to its Intellectual Property other than in the ordinary course of business consistent with past practice;

          (h) Exclusive Rights. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

          (i) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its and its Subsidiaries' businesses, taken as a whole except for sales of products in the ordinary course;

          (j) Indebtedness. Incur any indebtedness for borrowed money in excess of $50,000 or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others other than indebtedness described in Schedule 4.2(j) provided that the indebtedness is incurred on substantially the same terms;

          (k) Leases.  Enter into any operating lease in excess of $50,000;

          (l) Payment of Obligations. Pay, discharge or satisfy in an amount in excess of $50,000 in any one case or $100,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the PSI Financial Statements;

          (m) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements except in the ordinary course of business and consistent with past practice;

          (n) Insurance. Materially reduce the amount of any insurance coverage provided by existing insurance policies;

          (o) Termination or Waiver. Terminate or waive any right of substantial value;

          (p) Employee Benefit Plans; New Hires; Pay Increases. Adopt or amend any employee benefit or stock purchase or option plan, except as required under ERISA or except as necessary to maintain the qualified status of such plan under the Code; hire any new director level or officer level employee; pay any special bonus or special remuneration to any employee or director, except payments made pursuant to written agreements outstanding on the date hereof; or increase the salaries or wage rates of its employees (other than normal increases based on continued service consistent with historical practices);

          (q) Severance Arrangements.  Grant any severance or termination pay
     (i) to any director or officer or (ii) to any other employee except payments made pursuant to written agreements outstanding on the date hereof;

          (r) Lawsuits. Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with PMR prior to the filing of such a suit, or (iii) for a breach of this Agreement;

          (s) Taxes. Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

          (t) Revaluation. Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; or

          (u) Other. Take or agree in writing or otherwise to take, any of the actions described in Sections 4.4(a) through 4.4(s) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

     4.3 Conduct of Business of PMR.

          (a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, PMR agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by PSI, which consent will not unreasonably be withheld or delayed):

             (i) to carry on its and the PMR Subsidiaries' business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted;

             (ii) to pay and to cause the PMR Subsidiaries to pay debts and Taxes when due subject (A) to good faith disputes over such debts or Taxes and (B) to PSI's consent to the filing of material Tax Returns (which consent shall not be unreasonably withheld or delayed);

             (iii) to pay or perform other obligations when due;

             (iv) to use all reasonable efforts, in good faith, consistent with past practice and policies to preserve intact its and the PMR Subsidiaries' present business organizations, keep available the services of its and the PMR Subsidiaries' present officers and key employees and preserve its and the PMR Subsidiaries' relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it or the PMR Subsidiaries, to the end that its and the PMR Subsidiaries' goodwill and ongoing businesses shall be unimpaired at the Effective Time;

             (v) to give all notices and other information required to be given to the employees of PMR and any applicable government authority under the WARN Act, the National Labor Relations Act, the Code, the Consolidated Omnibus Budget Reconciliation Act, and other applicable law in connection with the transactions provided for in this Agreement; and

             (vi) to continue to pay and to cause the PMR Subsidiaries to pay current liabilities in the ordinary course of business and consistent with past practices such that the consolidated current liabilities of PMR and the PMR Subsidiaries at the Effective Time shall not exceed the total Current Liabilities reflected on the Latest PMR Balance Sheet by more than one percent (1%).

          (b) PMR agrees to promptly notify PSI of any event or occurrence not in the ordinary course of its or the PMR Subsidiaries' business, and of any event which could have a PMR Material Adverse Effect.

     4.4 Restriction on Conduct of Business of PMR. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as set forth in the PMR Disclosure Schedule and as expressly contemplated by this Agreement, PMR shall not do, cause or permit any of the following, or allow, cause or permit any of the PMR Subsidiaries to do, cause or permit any of the following, without the prior written consent of PSI, which consent will not unreasonably be withheld or delayed:

          (a) Charter Documents. Cause or permit any amendments to its Certificate of Incorporation or Bylaws, except as necessary to (i) increase the authorized number of shares of PMR Common Stock to facilitate the issuance of PMR Common Stock pursuant to the Merger, or (ii) effectuate the Reverse Stock Split;

          (b) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with written agreements providing for the repurchase of shares in connection with any termination of service to it or the PMR Subsidiaries; provided, however, that notwithstanding the foregoing, (i) PMR shall be entitled to declare and pay cash dividends in respect of PMR Common Stock, on one or more occasions, if with respect to any such dividend, after giving pro forma effect to the declaration and payment of any such dividend the aggregate amount of Cash Equivalents (as defined in Section 8.3) of PMR at Closing would not be less than $5.05 million, and (ii) PMR shall be entitled to declare and make a distribution in respect of PMR Common Stock of contingent value rights having the term specified in the form of Contingent Value Rights Agreement attached to this Agreement as Exhibit D (the "CONTINGENT VALUE RIGHTS");

          (c) Stock Option Plans, Etc. Except as set forth in Schedule 4.4(c), accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its stock plans or authorize cash payments in exchange for any options or other rights granted under any of such plans;

          (d) Material Contracts. Except as set forth on Schedule 4.4(d), enter into any material contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its material contracts; provided however, that PMR shall not enter into any agreement or commitment for the purchase of products or supplies or the provision of services in an amount in excess of $50,000 in any one case or $100,000 in the aggregate;

          (e) Issuance of Securities. Except as set forth in Schedule 4.4(e), issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of its Common Stock pursuant to the exercise of stock options, warrants or other rights therefor outstanding as of the date of this Agreement;

          (f) Intellectual Property. Except as set forth in Schedule 4.4(f), transfer to any person or entity any rights to its Intellectual Property other than in the ordinary course of business consistent with past practice;

          (g) Exclusive Rights. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

          (h) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to PMR's and the PMR Subsidiaries' businesses, taken as a whole except for sales of assets relating to PMR's management and administration functions at PMR's corporate headquarters;

          (i) Indebtedness. Incur any indebtedness for borrowed money in excess of $20,000 or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

          (j) Leases.  Enter into any operating lease in excess of $20,000;

          (k) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements having a cost in excess of $20,000;

          (l) Insurance. Materially reduce the amount of any insurance coverage provided by existing insurance policies;

          (m) Termination or Waiver. Except in connection with the settlement of the Legacy Receivables (as defined in the Contingent Value Rights Agreement), terminate or waive any right of substantial value;

          (n) Employee Benefit Plans; New Hires; Pay Increases. Except as set forth in Schedule 4.4(n), adopt or amend any employee benefit or stock purchase or option plan, except as required under ERISA or except as necessary to maintain the qualified status of such plan under the Code, or hire any new director level or officer level employee, or increase the salaries or wage rates of its employees, except for any salary or wage increase made pursuant to PMR's customary practice of annual review of salary and wage levels provided that any such salary or wage increases to not increase the aggregate employee compensation expense, on an annualized basis, by more than 5% from the aggregate employee compensation expense immediately prior to any such increase;

          (o) Severance Arrangements.  Grant any severance or termination pay
     (i) to any director or officer or (ii) to any other employee except, in both instances, payments made before the Effective Time;

          (p) Lawsuits. Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with PSI prior to the filing of such a suit, or (iii) for a breach of this Agreement;

          (q) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its and the PMR Subsidiaries' business, taken as a whole;

          (r) Taxes. Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes (except for the settlement of any claim or assessment in an amount not to exceed the amount reserved for such claim or assessment in the Latest PMR Balance Sheet), or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

          (s) Revaluation. Revalue any of its assets except for any revaluation relating to writing off notes or accounts receivable reserved for in the Latest PMR Balance Sheet; or

          (t) Other. Take or agree in writing or otherwise to take, any of the actions described in Sections 4.4(a) through 4.4(s) above, or any action which would make any of its representations or

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

     warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     5.1 Rule 145 Affiliates. Schedule 5.1 sets forth those persons who may be deemed affiliates ("AFFILIATES") of PSI within the meaning of Rule 145 promulgated under the Securities Act ("RULE 145"). PSI shall provide PMR such information and documents as PMR shall reasonably request for purposes of reviewing such list. PSI shall use its best efforts to deliver or cause to be delivered to PMR on or prior to the Effective Time a duly executed affiliates letter in the form of Exhibit C attached hereto for each such "affiliate" of PSI. PMR shall be entitled to place appropriate legends on the certificates evidencing any PMR Common Stock to be received by such affiliates pursuant to the terms of this Agreement and to issue appropriate stock transfer instructions to the transfer agent for PMR Common Stock.

     5.2 Registration Statement; Proxy Statement.

          (a) As promptly as practicable after the execution of this Agreement,
     (i) PMR and PSI shall prepare, and PMR shall file with the SEC, a joint proxy statement relating to the meeting of PSI's stockholders and PMR's stockholders to be held in connection with the Merger (together with any amendments thereof or supplements thereto, the "PROXY STATEMENT") and (ii) PMR shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the "REGISTRATION STATEMENT") in which the Proxy Statement shall be included as a prospectus in connection with the registration under the Securities Act of the shares of PMR Common Stock to be issued to the stockholders of PSI pursuant to the Merger. Each of PMR and PSI will use all reasonable efforts to cause the Registration Statement to become effective as promptly as practicable, and, prior to the effective date of the Registration Statement, PMR shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of shares of PMR Common Stock in the Merger. Each of PMR and PSI shall furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such actions and the preparation of the Registration Statement and Proxy Statement. As promptly as practicable after the Registration Statement shall have become effective, each of PMR and PSI shall mail the Proxy Statement to its respective stockholders and, if necessary, after the Proxy Statement shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy materials and, if required in connection therewith, resolicit proxies. The Proxy Statement shall include the recommendation of the Board of Directors of each of PMR and PSI in favor of the Merger, except as otherwise provided in Section 5.5(b) or Section 5.7(b).

          No amendment or supplement to the Proxy Statement or the Registration Statement will be made by PMR or PSI without the approval of the other party (which approval shall not be unreasonably withheld or delayed). PMR and PSI each will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the PMR Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

          (b) The information supplied by PMR for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of PMR and PSI, (iii) the time of each of the Stockholders' Meetings (as defined in Section 5.3), and (iv) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance relating to PMR or any of its Subsidiaries, or their respective officers or directors, should be discovered by PMR which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, PMR shall promptly inform PSI and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law or regulation, disseminated to the stockholders of PMR and PSI. All documents that PMR is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

          (c) The information supplied by PSI for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of PSI and PMR, (iii) the time of each of the Stockholders' Meetings, and (iv) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance relating to PSI or any PSI Subsidiary, or their respective officers or directors, should be discovered by PSI which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, PSI shall promptly inform PMR and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law or regulation, disseminated to the stockholders of PMR and PSI. All documents that PSI is responsible for providing to PMR for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

     5.3 Stockholders' Meetings. PSI shall collect proxies and/or call and hold a meeting of its stockholders (together, the "PSI MEETING") and PMR shall call and hold a meeting of its stockholders (the "PMR Meeting" and, together with PSI Meeting, the "STOCKHOLDERS' MEETINGS") as promptly as practicable for the purpose of obtaining the PSI Stockholder Approval (as defined in Section 6.1), the PMR Stockholder Approval (as defined in Section 6.1) and approval of an amendment to PMR's Certificate of Incorporation to provide for a "reverse stock split" pursuant to which each outstanding share of PMR Common Stock would be converted into one-half of a share of PMR Common Stock (the "REVERSE STOCK SPLIT"), and PMR and PSI shall use their best efforts to hold the Stockholders' Meetings on the same day and as soon as practicable after the date on which the Registration Statement becomes effective.

     5.4 Access to Information; Confidentiality.

          (a) Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which PSI or PMR or any of their respective Subsidiaries is a party or pursuant to applicable Law or the regulations or requirements of any stock exchange or other regulatory organization with whose rules the parties are required to comply, from the date of this Agreement to the Effective Time, PSI and PMR shall (and shall cause their respective Subsidiaries to): (i) provide to the other party (and the other party's officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, "REPRESENTATIVES") access, at reasonable times upon prior notice, to its and its Subsidiaries' officers, employees, agents, properties, offices, facilities, books and records and (ii) furnish promptly such information concerning its and its Subsidiaries' business, properties, contracts, assets, liabilities and personnel as the other party or its Representatives may reasonably request. No investigation conducted pursuant to this Section
     5.4 shall affect or be deemed to modify any representation or warranty made in this Agreement.

          (b) The parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement dated as of July 26, 2001, between PSI and PMR (the "CONFIDENTIALITY AGREEMENT") with respect to the information disclosed pursuant to this Section 5.4.

     5.5 No Solicitation by PSI.

          (a) PSI shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes any PSI Takeover Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding any PSI Takeover Proposal; provided, however, that if the Board of Directors of PSI determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to PSI's stockholders under applicable law, PSI may, in response to a PSI Superior Proposal (as defined in Section 5.5(b)) which was not solicited by it or which did not otherwise result from a breach of this Section 5.5(a), and subject to providing prior written notice of its decision to take such action to PMR (the "PSI NOTICE") and compliance with Section 5.5(c), for a period of five business days following delivery of the PSI Notice (x) furnish information with respect to PSI and its Subsidiaries to any person making a PSI Superior Proposal pursuant to a customary confidentiality agreement (as determined by PSI after consultation with its outside counsel) and (y) participate in discussions or negotiations regarding such PSI Superior Proposal. For purposes of this Agreement, a "PSI TAKEOVER PROPOSAL" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or the assets of PSI and its Subsidiaries, taken as a whole, or 15% or more of any class of equity securities of PSI or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of PSI or any of its Subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving PSI or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

          (b) Except as expressly permitted by this Section 5.5, neither the Board of Directors of PSI nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to PMR, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any PSI Takeover Proposal, or
     (iii) cause PSI to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "PSI ACQUISITION AGREEMENT") related to any PSI Takeover Proposal. Notwithstanding the foregoing, in the event that the Board of Directors of PSI determines in good faith that there is a substantial probability that the adoption of this Agreement by holders of PSI Capital Stock will not be obtained due to the existence of a PSI Superior Proposal, the Board of Directors of PSI may (subject to this and the following sentences) terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause PSI to enter into any PSI Acquisition Agreement with respect to any PSI Superior Proposal), but only at a time that is after the fifth business day following PMR' receipt of written notice advising PMR that the Board of Directors of PSI is prepared to accept a PSI Superior Proposal, specifying the material terms and conditions of such PSI Superior Proposal and identifying the person making such PSI Superior Proposal. For purposes of this Agreement, a "PSI SUPERIOR PROPOSAL" means any proposal made by a third party (i) to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of PSI Capital Stock then outstanding or all or substantially all the assets of PSI, (ii) that is otherwise on terms which the Board of Directors of PSI determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to PSI's stockholders than the Merger, (iii) for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of PSI, is reasonably capable of being obtained by such third party and (iv) for which, in the good faith judgment of the Board of Directors of PSI, no regulatory approvals are required, including antitrust approvals, that could not reasonably be expected to be obtained.

          (c) In addition to the obligations of PSI set forth in paragraphs (a) and (b) of this Section 5.5, PSI shall immediately advise PMR orally and in writing of any request for nonpublic information or of any PSI Takeover Proposal, including the material terms and conditions of such request or PSI Takeover Proposal and the identity of the person making such request or PSI Takeover Proposal. PSI will keep PMR reasonably informed on as prompt a basis as is practicable of the status and details of any such PSI Takeover Proposal or request and any related discussions or negotiations, including by forwarding copies of any material written communications relating thereto. PSI agrees not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it (or its Subsidiaries) is a party. PSI shall use commercially reasonable efforts to ensure that the officers, directors and employees of PSI and its Subsidiaries and any investment banking firm or other advisor or representative retained by such party are aware of and instructed to comply with the restrictions described in this Section 5.5.

          (d) Nothing contained in this Section 5.5 shall prohibit PSI from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to PSI's stockholders if, in the good faith judgment of the Board of Directors of PSI, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law.

          (e) PSI will immediately cease and cause its Subsidiaries, and its and their officers, directors, agents, representatives and advisors, to cease any and all existing activities, discussions or negotiations with any parties conducted prior to the date of this Agreement with respect to any PSI Takeover Proposal, provided, however, that nothing in this Section 5.5(e) shall limit or restrict PSI's ability to take any actions otherwise permitted by subparagraphs (a) through (d) of Section 5.5.

     5.6 No Solicitation by PMR.

          (a) PMR shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes any PMR Takeover Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding any PMR Takeover Proposal; provided, however, that if the Board of Directors of PMR determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to PMR' stockholders under applicable law, PMR may, in response to a PMR Superior Proposal (as defined in Section 5.6(b)) which was not solicited by it or which did not otherwise result from a breach of this Section 5.6(a), and subject to providing prior written notice of its decision to take such action to PSI (the "PMR NOTICE") and compliance with Section 5.6(c), for a period of five business days following delivery of the PMR Notice (x) furnish information with respect to PMR and its Subsidiaries to any person making a PMR Superior Proposal pursuant to a customary confidentiality agreement (as determined by PMR after consultation with its outside counsel) and (y) participate in discussions or negotiations regarding such PMR Superior Proposal. For purposes of this Agreement, "PMR TAKEOVER PROPOSAL" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or the assets of PMR and its Subsidiaries, taken as a whole, or 15% or more of any class of equity securities of PMR or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of PMR or any of its Subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving PMR or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

          (b) Except as expressly permitted by this Section 5.6, neither the Board of Directors of PMR nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to PSI, the approval or recommendation by such Board of Directors or such committee of the Merger, this Agreement or the issuance of PMR Common Stock in connection with the Merger, (ii) approve or recommend, or propose publicly to approve or recommend, any PMR Takeover Proposal, or (iii) cause PMR to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "PMR ACQUISITION AGREEMENT") related to any PMR Takeover Proposal. Notwithstanding the foregoing, in the event that the Board of Directors of PMR determines in good faith that there is a substantial probability that the PMR Stockholder Approval will not be obtained due to the existence of a PMR Superior Proposal, the Board of Directors of PMR may (subject to this and the following sentences) terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause PMR to enter into any PMR Acquisition Agreement with respect to any PMR Superior Proposal), but only at a time that is after the fifth business day following PSI's receipt of written notice advising PSI that the Board of Directors of PMR is prepared to accept a PMR Superior Proposal, specifying the material terms and conditions of such PMR Superior Proposal and identifying the person making such PMR Superior Proposal. For purposes of this Agreement, a "PMR SUPERIOR PROPOSAL" means any proposal made by a third party (i) to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of PMR Common Stock then outstanding or all or substantially all of the assets of PMR, (ii) that is otherwise on terms which the Board of Directors of PMR determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to PMR' stockholders than the Merger, (iii) for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of PMR, is reasonably capable of being obtained by such third party and (iv) for which, in the good faith judgment of the Board of Directors of PMR, no regulatory approvals are required, including antitrust approvals, that could not reasonably be expected to be obtained.

          (c) In addition to the obligations of PMR set forth in paragraphs (a) and (b) of this Section 5.6, PMR shall immediately advise PSI orally and in writing of any request for nonpublic information or of any PMR Takeover Proposal, the material terms and conditions of such request or PMR Takeover Proposal and the identity of the person making such request or PMR Takeover Proposal, forwarding a copy of any written communications relating thereto. PMR will keep PSI reasonably informed on as prompt a basis as is practicable of the status and details of any such PMR Takeover Proposal or request and any related discussions or negotiations, including by forwarding copies of any material written communications relating thereto. PMR agrees not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it (or its Subsidiaries) is a party. PMR shall use commercially reasonable efforts to ensure that the officers, directors and employees of PMR and its Subsidiaries and any investment banking firm or other advisor or representative retained by such party are aware of and instructed to comply with the restrictions described in this Section 5.6.

          (d) Nothing contained in this Section 5.6 shall prohibit PMR from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to PMR' stockholders if, in the good faith judgment of the Board of Directors of PMR, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law.

          (e) PMR will immediately cease and cause its Subsidiaries, and its and their officers, directors, agents, representatives and advisors, to cease any and all existing activities, discussions or negotiations with any parties conducted prior to the date of this Agreement with respect to any PMR Takeover

     Proposal, provided, however, that nothing in this Section 5.6(e) shall limit or restrict PMR's ability to take any action otherwise permitted by subparagraphs (a) through (d) of Section 5.6.

     5.7 Best Efforts.

          (a) Appropriate Actions.

             (i) Subject to the provisions of Sections 5.5 and 5.6 regarding superior proposals, PSI and PMR shall use their reasonable best efforts to (A) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable,
        (B) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by PMR or PSI or any of their Subsidiaries, or to avoid any action or proceeding by any Governmental Entity (including, without limitation, those in connection with the HSR Act), in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, including, without limitation, the Merger, and (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (x) the Securities Act and the Exchange Act, and any other applicable federal or state securities Laws,
        (y) the HSR Act and (z) any other applicable Law; provided that PMR and PSI shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. PSI and PMR shall furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement and the Registration Statement) in connection with the transactions contemplated by this Agreement. PSI and PMR shall not take any action, or refrain from taking any action, the effect of which would be to delay or impede the ability of PSI and PMR to consummate the transactions contemplated by this Agreement.

             (ii) Each of the parties hereto agrees, and shall cause each of its respective Subsidiaries to cooperate and to use their respective reasonable best efforts to obtain any government clearances required for completion of the transactions (including compliance with the HSR Act), to respond to any government requests for information, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "ORDER") that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement. Each of the parties hereto also agrees to take any and all of the following actions to the extent necessary to obtain the approval of any Governmental Entity with jurisdiction over the enforcement of any applicable laws regarding the Merger: entering into negotiations; providing information; substantially complying with any second request for information pursuant to the HSR Act; making proposals; and entering into and performing agreements or submitting to judicial or administrative orders. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other federal, state or foreign antitrust or fair trade law. Each party shall promptly notify the other party of any communication to that party from any Governmental Entity in connection with any required filing with, or approval or review by, such Governmental Entity in connection with the Merger and permit the other party to review in advance any such proposed communication to any Governmental Entity. Neither party shall agree to participate in any meeting with any Governmental Entity in respect of any such filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat.

          (b) Third Party Consents; Minimize Adverse Effects.

             (i) PSI and PMR shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, all reasonable efforts to obtain any third party consents, (A) necessary, proper or advisable to consummate the transactions contemplated in this Agreement, (B) disclosed or required to be disclosed in the PSI Disclosure Schedule or the PMR Disclosure Schedule, as the case may be, or (C) required to prevent a PSI Material Adverse Effect or a PMR Material Adverse Effect from occurring prior to or after the Effective Time.

             (ii) In the event that either party shall fail to obtain any third party consent described in subsection (b)(i) above, such party shall use all reasonable efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon PSI and PMR, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

          (c) Notices. From the date of this Agreement until the Effective Time, PSI and PMR shall each promptly notify the other in writing of any pending or, to the knowledge of such party, threatened action, proceeding or investigation by any Governmental Entity or any other person (i) challenging or seeking material damages in connection with the Merger or the conversion of PSI Capital Stock into PMR Common Stock, or the issuance of PMR stock to PSI's Stockholders, pursuant to the Merger or (ii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of PMR or the PMR Subsidiaries to own or operate all or any portion of the businesses or assets of PSI or the PSI Subsidiaries, which in either case is reasonably likely to have a PSI Material Adverse Effect prior to or after the Effective Time, or a PMR Material Adverse Effect after the Effective Time.

     5.8 Stock Options and Other Stock Awards; Employee Benefit Plans.

          (a) Prior to the Effective Time, PSI and PMR shall take such action as may be necessary to cause each PSI Option under the PSI Stock Plan, copies of which (as amended through the date hereof) have heretofore been made available to PMR by PSI, to be automatically converted at the Effective Time into an option (a "PMR OPTION") to purchase a number of shares of PMR Common Stock equal to the number of shares of PSI Common Stock that could have been purchased under such PSI Option multiplied by the common stock exchange ratio in Section 1.7(b)(i) (rounded to the nearest whole number of shares of PMR Common Stock), at a price per share of PMR Common Stock equal to the per-share option exercise price specified in such PSI Option divided by the common stock exchange ratio in Section 1.7(b)(i) (rounded down to the nearest whole cent); provided, however, that with respect to any options which are "incentive stock options" (as defined in Section 422 of the Code) or which are described in Section 423 of the Code shall be affected in a manner that is consistent with the requirements of Section 424(a) of the Code. Pursuant to the terms of the PSI Stock Plan, each such option shall be subject to the same terms and conditions as the related PSI Option. The date of grant of the substituted PMR Option shall be the date on which the corresponding PSI Option was granted. As promptly as practicable after the Effective Time, PMR shall issue to each holder of an outstanding PSI Option a document evidencing the foregoing assumption by PMR. In addition, PMR shall take all necessary actions to amend the PMR Stock Plan to authorize the issuance of a sufficient number of shares of PMR Common Stock to cover the PMR Options to be granted pursuant to the Merger. As soon as practicable after the Effective Time, to the extent necessary to provide for registration of shares of PMR Common Stock subject to such substituted PMR Options, PMR shall file a registration statement on Form S-8 (or any successor form) with respect to such shares of PMR Common Stock and shall use its best efforts to maintain such registration statement (or any successor form), including the current status of any related prospectus or prospectuses, for so long as such options remain outstanding. The conversion feature contained in the Convertible Notes shall be adjusted to account for the Merger based upon the provisions contained in the Convertible Notes.

          (b) From and after the Effective Time, all employee benefit plans of PMR (the "PMR EMPLOYEE PLANS") and the PSI Employee Plans in effect as of the Effective Time shall, subject to applicable law, the terms of this Agreement and the terms of such plans, remain in effect with respect to the employees of PMR or PSI (or their respective Subsidiaries), as the case may be, until such time as PMR shall amend its, or adopt new, employee benefit plans and arrangements with respect to employees of the Surviving Corporation and its Subsidiaries (the "REPLACEMENT PLANS"). From and after the Effective Time, subject to the terms and conditions of the Replacement Plans PMR shall, and shall cause its Subsidiaries to, honor in accordance with their terms all PMR Employee Plans and PSI Employee Plans, respectively, as amended as permitted hereunder, and all other contracts, arrangements and commitments that apply to current or former employees or directors of PMR, PSI or their respective Subsidiaries.

          (c) Prior to the Effective Time, a committee (consisting of the Chief Executive Officer of PSI and the Chief Executive Officer of PMR and an equal number of representatives from PSI and PMR as they shall appoint) shall be formed to conduct a review of PMR's and PSI's respective employee benefit and compensation plans and programs in order to coordinate the provision of benefits and compensation to the employees of PMR and its Subsidiaries after the Effective Time and to eliminate duplicative benefits, including, without limitation, through the establishment of the Replacement Plans. The Replacement Plans shall, in all material respects,
     (i) treat similarly situated employees of PMR and PSI and their respective Subsidiaries on a substantially equivalent basis, taking into account all relevant factors, including, without limitation, duties, geographic location, tenure, qualifications and abilities, and (ii) not discriminate between employees who were covered by the PMR Employee Plans, on the one hand, and those covered by the PSI Employee Plans, on the other, at the Effective Time. Notwithstanding the foregoing, the employee benefit plans and arrangements maintained for current and former employees of PMR, PSI and their respective Subsidiaries following the Effective Time shall provide, until any applicable Replacement Plan has been implemented (or, if earlier, through the first anniversary of the Effective Time), a level of compensation and benefits that is substantially comparable in the aggregate to that provided under the PMR Employee Plans or the PSI Employee Plans, as the case may be, as in effect immediately prior to the date of this Agreement; provided, however, that changes may be made to such plans to the extent necessary to comply with applicable law.

          (d) Employees of PMR, PSI and their respective Subsidiaries shall receive credit for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits under any employee benefit plan, program or arrangement established or maintained by the Surviving Corporation or any of its Subsidiaries for service accrued or deemed accrued prior to the Effective Time with PMR, PSI or any of their respective Subsidiaries, as the case may be; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.

     5.9 Update Disclosure; Breaches. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto by written update to its Disclosure Schedule of (i) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, or (ii) the failure of PSI or PMR, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would be likely to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.9 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

     5.10 Public Announcements. PMR and PSI shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law or any listing agreement with the Nasdaq.

     5.11 Nasdaq Listing. PMR shall promptly prepare and submit to the Nasdaq a listing application covering the shares of PMR Common Stock to be issued in the Merger, and shall use all reasonable efforts to cause such shares to be approved for listing on the Nasdaq, subject to official notice of issuance, prior to the Effective Time.

     5.12 Indemnification of PSI and PMR Directors and Officers.

          (a) PMR and the Surviving Corporation agree that the indemnification obligations set forth in PSI's Certificate of Incorporation and PSI's Bylaws, in each case as of the date of this Agreement, shall survive the Merger (and, prior to the Effective Time, PMR shall cause the Certificate of Incorporation and Bylaws of Merger Sub to reflect such provisions) and shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of the individuals who on or prior to the Effective Time were directors, officers, employees or agents of PSI or its Subsidiaries.

          (b) PSI shall, to the fullest extent permitted under applicable Law and regardless of whether the Merger becomes effective, indemnify and hold harmless, and, after the Effective Time, PMR and the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless, each present and former director, officer, trustee, fiduciary, employee or agent of PSI and each PSI Subsidiary and each such person who served at the request of PSI or any PSI Subsidiary as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, the "PSI INDEMNIFIED PARTIES") against all costs and expenses (including reasonable attorneys'
     fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective
     Time), whether civil, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer or director, in each case occurring before the Effective Time (including the transactions contemplated by this Agreement). Without limiting the foregoing, in the event of any such claim, action, suit, proceeding or investigation, (i) PSI or PMR and the Surviving Corporation, as the case may be, shall pay the fees and expenses of counsel selected by any PSI Indemnified Party, which counsel shall be reasonably satisfactory to PSI or to PMR and the Surviving Corporation, as the case may be, promptly after statements therefor are received (unless the Surviving Corporation shall elect to defend such action) and (ii) PSI and PMR and the Surviving Corporation shall cooperate in the defense of any such matter.

          (c) For six years from the Effective Time, the Surviving Corporation shall use its best efforts to provide to PSI's current directors and officers liability insurance protection of the same kind and scope as that provided by PSI's directors' and officers' liability insurance policies (copies of which have been made available to PMR) immediately prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend more than 200% of the current amount expended by PSI (the "PSI INSURANCE AMOUNT") to maintain or procure insurance coverage pursuant hereto and further provided that if PMR is unable to maintain or obtain the insurance called for by this Section 5.12(c), PMR shall use its best efforts to obtain as much comparable insurance as available for the PSI Insurance Amount.

          (d) For six years from the Effective Time, the Surviving Corporation shall use its best efforts to provide to PMR's current directors and officers liability insurance protection of the same kind and scope as that provided by PMR's directors' and officers' liability insurance policies (copies of which have been made available to PSI) immediately prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend more than 200% of the current amount expended by PMR (the "PMR INSURANCE AMOUNT") to maintain or procure insurance coverage pursuant hereto and further provided that if the Surviving Corporation is unable to maintain or obtain the insurance called for by this Section 5.12(c), the Surviving Corporation shall use its best efforts to obtain as much comparable insurance as available for the PMR Insurance Amount.

          (e) In the event PMR or any of their respective successors or assigns
     (i) consolidates with or merges into any other person or shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all its properties and assets to any person, then, and in each case, proper provision shall be made so that the successors and assigns of PMR, as the case may be, honor the indemnification obligations set forth in this Section 5.12.

          (f) The obligations of PSI, PMR and the Surviving Corporation under this Section 5.12 shall not be terminated or modified in such a manner as to adversely affect any director, officer, employee, agent or other person to whom this Section 5.12 applies without the consent of such affected director, officer, employees, agents or other persons (it being expressly agreed that each such director, officer, employee, agent or other person to whom this Section 5.12 applies shall be third party beneficiaries of this
     Section 5.12).

     5.13 Plan of Reorganization. The Agreement is intended to constitute a "plan of reorganization" within the meaning of section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date hereof and until the Effective Time, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any actions or cause any actions to be taken which could prevent the Merger from qualifying, as a reorganization under the provisions of section 368(a) of the Code. Following the Effective Time, neither the Surviving Corporation, PMR nor any of their affiliates shall knowingly take any action or knowingly cause any action to be taken which would cause the Merger to fail to qualify as a reorganization under section 368(a) of the Code.

     5.14 Headquarters; Name. As promptly as reasonably practicable after the Effective Time, PMR and PSI shall take all action necessary such that their combined headquarters shall be located at Nashville, Tennessee. Effective as of the Effective Time, PMR shall amend its Certificate of Incorporation such that its name shall be changed to Psychiatric Solutions, Inc.

     5.15 Obligations of Merger Sub. PMR shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

     5.16 Financial Statements. PSI shall use its best efforts to cause to be prepared all financial statement information relating to PSI and the PSI Subsidiaries (including their predecessors) as is required to be included in the Registration Statement pursuant to Article 3-05 of Regulation S-X promulgated under the Securities Act.

     5.17 Appraisal Rights. PSI shall use its reasonable best efforts to ensure that the condition set forth in Section 6.3(j) is satisfied. If (i) a PSI Takeover Proposal shall have been announced or otherwise publicly disclosed (or disclosed to the PSI stockholders generally) and (ii) the Merger is not consummated because of a failure of the condition set forth in Section 6.3(j) to be satisfied, then PSI shall pay PMR the PMR Termination Fee and the PMR Out-of-Pocket Expenses in immediately available funds promptly upon PSI's receipt of a written demand therefor from PMR.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

     6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

          (a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the knowledge of PMR or PSI, threatened by the SEC.

          (b) PSI Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the PSI stockholders ("PSI STOCKHOLDER APPROVAL"). Any agreements or arrangements that may result in the payment of any amount that would not be deductible by reason of Section 2806 of the Code shall have been approved by such number of stockholders of PSI as is required by the terms of Section 280G(b)(5)(B) and shall be obtained in a manner which satisfies all applicable requirements of such Code Section 280(G)(b)(5) (B) and the proposed Treasury Regulations thereunder, including (without limitation) Q-7 of Section 1.280G-1 of such proposed regulations.

          (c) PMR Stockholder Approval. This Agreement, the Merger and an amendment to PMR's Certificate of Incorporation authorizing a sufficient number of additional shares of PMR Common Stock to provide for the issuance of the Merger Consideration shall have been approved and adopted by the requisite vote of the PMR stockholders ("PMR STOCKHOLDER APPROVAL").

          (d) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable efforts to have such injunction or other order lifted.

          (e) Blue Sky Filings. There shall have been obtained any and all material permits, approvals and consents of securities or "blue sky" authorities of any jurisdiction that are necessary so that the consummation of the Merger and the transactions contemplated thereby will be in compliance with applicable laws, the failure to comply with which would be reasonably likely to have, individually or in the aggregate, a PMR Material Adverse Effect or a PSI Material Adverse Effect.

          (f) Nasdaq. The shares of PMR Common Stock issuable to PSI's shareholders pursuant to the Merger shall have been approved for trading on either the Nasdaq National Market or Nasdaq SmallCap Market, subject to official notice of issuance.

          (g) Additional Governmental Approvals. PMR and PSI and their respective Subsidiaries shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the several transactions contemplated hereby, including such additional approvals, waivers and consents as may be required under the Securities Act, under state Blue Sky laws, and under the HSR Act.

     6.2 Additional Conditions to Obligations of PSI. The obligations of PSI to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by PSI:

          (a) Representations, Warranties and Covenants. Except as disclosed in the PMR Disclosure Schedule dated the date of this Agreement, (i) the representations and warranties of PMR in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true in all respects) on and as of the date of this Agreement and on and as of the Effective Time as though such representations and warranties were made on and as of such time and (ii) PMR shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time.

          (b) Certificate of PMR. PSI shall have been provided with a certificate executed on behalf of PMR by an executive officer of PMR to the effect set forth in Section 6.2(a).

          (c) Third Party Consents. PSI shall have been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Merger under the PMR Material Contracts set forth in Schedule 3.24 hereto.

          (d) Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting PMR's conduct or operation of the business of PSI and its Subsidiaries, following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

          (e) Legal Opinion. PSI shall have received a legal opinion from PMR's legal counsel in substantially the form of Exhibit E.

          (f) No Material Adverse Effect. There shall not have occurred any PMR Material Adverse Effect; PMR shall not have received any notice of termination or non-renewal with respect to any contract accounting for ten percent (10%) or more of PMR's annual revenues.

          (g) Resignation of Directors and Officers. The directors and officers of PMR set forth in Schedule 6.2(g) shall have resigned as directors and officers, as applicable, of PMR effective as of the Effective Time.

          (h) Tax Opinion. PSI shall have received the written opinion of independent accountants in form and substance reasonably satisfactory to it, and dated on or about the Closing Date to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, (ii) each of PMR and PSI are parties to the reorganization within the meaning of Section 368(b) of the Code, and (iii) no gain or loss will be recognized by PMR, PSI or PSI shareholders (except to the extent of any cash received) as a result of the Merger, and such opinions shall not have been withdrawn. In rendering such opinion, the opining party shall be entitled to rely upon, among other things, reasonable assumptions as well as representations of PMR and PSI.

          (i) Certificate of Good Standing. PMR shall have provided PSI a certificate from the Secretary of State of Delaware (or other state of formation, as applicable), dated as of a date within ten (10) days prior to the Closing Date, as to the good standing of and payment of all applicable taxes by PMR and each of the PMR Subsidiaries.

          (j) Consent of Senior Lender. PSI shall have received, in form and substance reasonably satisfactory to PSI, the consent of PSI's senior lender with regard to the Merger and the transactions contemplated by this Agreement, which consent shall contain either amendments to covenants in PSI's credit agreement with such lender or waivers thereof to enable PSI not to be in default under such covenants at the Effective Time.

          (k) Parent Cash Equivalents. PMR will have on hand at the Effective Time no less than $5.05 million in Cash Equivalents, and PSI shall be reasonably satisfied that payments of all severance resulting from the Merger, PMR's transaction costs shall have been made, or provided for, without any effect on such $5.05 million in Cash Equivalents.

          (l) Parent Employee Non-Competition Agreements. The employees of PMR set forth in Schedule 6.2(l) shall have entered into a Non-Competition Agreement in the form attached as Exhibit I.

          (m) Fairness Opinion. PSI shall have received a written opinion from its financial advisor, in form and substance reasonably satisfactory to it, that subject to factors and assumptions set forth in such opinion, the consideration and exchange ratio to be paid in the Merger is fair from a financial point of view to the holders of PSI Capital Stock.

          (n) Accounts Receivable Credit Balances. PMR shall have settled the accounts receivable credit balances set forth on Schedule 6.2(n).

          (o) Satisfaction of Certain PMR Contractual Obligations. PMR shall have satisfied, or made financial arrangements for the satisfaction of, certain contractual obligations to third parties described on Schedule 6.2(o).

          (p) Allen Tepper Non-Compete. Allen Tepper shall have entered into a non-competition agreement with PMR restricting his ability to compete with the Tennessee Mental Health Cooperative for a period of one year following the Effective Time.

     6.3 Additional Conditions to the Obligations of PMR. The obligations of PMR to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by
PMR:

          (a) Representations, Warranties and Covenants. Except as disclosed in the PSI Disclosure Schedule dated the date of this Agreement (i) the representations and warranties of PSI in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true in all respects) on and as of the date of this Agreement and on and as of the Effective Time as though such representations and warranties were made on and as of such time and (ii) PSI shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time.

          (b) Certificate of PSI. PMR shall have been provided with a certificate executed on behalf of PSI by its President to the effect set forth in Section 6.3(a).

          (c) Third Party Consents. PMR shall have been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Merger under the PSI Material Contracts set forth in Schedule 2.24 hereto.

          (d) Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting PMR's conduct or operation of the business of PSI and its Subsidiaries, following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

          (e) Legal Opinion. PMR shall have received a legal opinion (pursuant to the American Bar Association Legal Opinion Accord) from PSI's legal counsel in substantially the form of Exhibit F.

          (f) No Material Adverse Effect. There shall not have occurred any PSI Material Adverse Effect; PSI shall not have received any notice of termination or non-renewal with respect to any contract accounting for ten percent (10%) or more of PSI's annual revenues.

          (g) Tax Certificates. PSI shall, prior to the Closing Date, provide PMR with a properly executed FIRPTA Notification Letter, substantially in the form of Exhibit G attached hereto, which states that shares of capital stock of PSI do not constitute "United States real property interests" under Section 897(c) of the Code, for purposes of satisfying PMR's obligations under Treasury Regulation Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such Notification Letter, PSI shall have provided to PMR, as agent for PSI, a form of notice to the Internal Revenue

     Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) and substantially in the form of Exhibit H attached hereto along with written authorization for PMR to deliver such notice form to the Internal Revenue Service on behalf of PSI upon the Closing of the Merger.

          (h) PSI Employee Non-Competition Agreements. The employees of PSI set forth in Schedule 6.3(h) shall have accepted employment with PMR and shall have entered into a Non-Competition Agreement in the form attached hereto as Exhibit I.

          (i) Distribution of Contingent Value Rights. There shall not exist any legal or regulatory constraint or prohibition that would prevent PMR from making the distribution of Contingent Value Rights to its stockholders.

          (j) Dissenters' Rights. Not more than 10% of the shares of PSI Capital Stock outstanding immediately prior to the Effective Time shall be Dissenting Shares.

          (k) Certificates of Good Standing. PSI shall have provided PMR a certificate from the Secretary of State of Delaware, dated as of a date within 10 days prior to the Closing Date, as to PSI's good standing and payment of all applicable taxes.

          (l) Warrants Exercised/Canceled Prior to Closing. PSI shall have provided evidence of the exercise of the Exercised Warrants and the cancellation of the Canceled Warrants.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the PSI Stockholder Approval or the PMR Stockholder Approval:

          (a) by mutual written consent of PMR, Merger Sub and PSI;

          (b) by either PMR or PSI:

             (i) if the Merger shall not have been consummated by December 31, 2002; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

             (ii) if the approval of the PSI Stockholder Approval shall not have been obtained at the PSI Meeting duly convened therefor or at any adjournment or postponement thereof;

             (iii) if the PMR Stockholder Approval shall not have been obtained at the PMR Meeting duly convened therefor or at any adjournment or postponement thereof; or

             (iv) if any court of competent jurisdiction or any governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger.

          (c) by PMR, if PSI shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform
     (A) would give rise to the failure of a condition set forth in Section 6.3(a) or (b), and (B) is incapable of being cured by PSI or is not cured within 30 days of notice of such breach or failure;

          (d) by PMR in accordance with Section 5.6(b); provided that, in order for the termination of this Agreement pursuant to this paragraph (d) to be deemed effective, PMR shall have complied with all provisions contained in
     Section 5.6, including the notice provisions therein, and with applicable requirements, including the payment of the Termination Fee and PSI Out-of Pocket Expenses, of Section 7.5;

          (e) by PSI, if PMR shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform
     (A) would give rise to the failure of a condition set forth in Section 6.2(a) or (b), and (B) is incapable of being cured by PMR or is not cured within 30 days of notice of such breach or failure; or

          (f) by PSI in accordance with Section 5.5(b); provided that, in order for the termination of this Agreement pursuant to this paragraph (f) to be deemed effective, PSI shall have complied with all provisions of Section 5.5, including the notice provisions therein, and with applicable requirements, including the payment of the Termination Fee and PMR Out-of-Pocket Expenses, of Section 7.5.

     7.2 Effect of Termination. In the event of termination of this Agreement by either PSI or PMR as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of PMR, Merger Sub or PSI, other than the provisions of Section 2.29, Section 3.29, Section 5.4(b), this Section 7.2, Section 7.5 and Article VIII, which provisions will survive such termination. Any termination of this Agreement pursuant to Section 7.1 hereof shall not relieve any party hereto for liabilities related to any breach of any of its representations, warranties, covenants or agreements in this Agreement, which right to recover damages shall be in addition to (and not exclusive of) any other remedy at law or in equity available to any party.

     7.3 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, (i) after the PSI Stockholder Approval is obtained, no amendment may be made which would reduce the amount or change the type of consideration into which each share of PSI Common Stock shall be converted pursuant to this Agreement upon consummation of the Merger; and (ii) after the PMR Stockholder Approval is obtained, no amendment may be made which would increase the amount or change the type of consideration into which each share of PSI Common Stock shall be converted pursuant to this Agreement upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     7.4 Extensions; Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein; provided, however, that (i) after the PSI Stockholder Approval is obtained, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof which reduces the amount or changes the form of the consideration to be delivered to the holders of PSI Common Stock hereunder other than as contemplated by this Agreement and (ii) after the PMR Stockholder Approval is obtained, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof which increases the amount or changes the form of the consideration to be delivered to the holders of PSI Common Stock hereunder other than as contemplated by this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     7.5 Fees and Expenses; Termination Fees.

          (a) Except as provided in this Section 7.5, all fees and expenses incurred in connection with the Merger, this Agreement, and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated; provided, however, that (i) each of PMR and PSI shall bear 50% of the costs and expenses (other than fees and expenses of attorneys) incurred in connection with the preparation, filing, printing and mailing of the Registration Statement and the Proxy Statement, including SEC filing fees and fees and expenses of accountants, and (ii) PMR's portion of such costs and expenses, whether paid before or after the

     Effective Time, shall not reduce the $5.05 million of Cash Equivalents PMR is required to have on hand at the Effective Time pursuant to Sections 4.4(b) and 6.2(k).

          (b) In the event that (i) a PSI Takeover Proposal shall have been made known to PSI or any of the PSI Subsidiaries or has been made directly to its stockholders generally or any person shall have publicly announced an intention (whether or not conditional) to make a PSI Takeover Proposal and thereafter this Agreement is terminated by either PMR or PSI pursuant to
     Section 7.1(b)(i) or (ii), or (ii) this Agreement is terminated by PSI pursuant to Sections 7.1(f) and 5.5(b) based on a PSI Superior Proposal, then PSI shall promptly, but in no event later than five (5) days after the date of such termination, pay PMR a fee equal to the sum of $750,000 (the "PMR TERMINATION FEE") and the PMR Out-of-Pocket Expenses payable by wire transfer of same day funds. "PMR OUT-OF-POCKET EXPENSES" means the lesser of (A) all documented out-of-pocket expenses and fees incurred by PMR (including, without limitation, fees and expenses payable to all legal, accounting, financial, public relations and other professional advisers and expenses related to printing and mailing the Proxy Statement) arising out of, in connection with or related to this Agreement and the transactions contemplated herein and (B) $250,000. PSI acknowledges that the agreements contained in this Section 7.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, PMR would not enter into this Agreement; accordingly, if PSI fails promptly to pay the amount due pursuant to this Section 7.5(b), and, in order to obtain such payment, PMR commences a suit which results in a judgment against PSI for the fee set forth in this Section 7.5(b), PSI shall pay to PMR its costs and expenses (including connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

          (c) In the event that (i) a PMR Takeover Proposal shall have been made known to PMR or any of the PMR Subsidiaries or has been made directly to its stockholders generally or any person shall have publicly announced an intention (whether or not conditional) to make a PMR Takeover Proposal and thereafter this Agreement is terminated by either PMR or PSI pursuant to
     Section 7.1(b)(i) or (iii), or (ii) this Agreement is terminated by PMR pursuant to Sections 7.1(d) and 5.6(b) based on a PMR Superior Proposal then PMR shall promptly, but in no event later than five (5) days after the date of such termination, pay PSI the sum of $750,000 (the "PSI TERMINATION FEE") and the PSI Out-of-Pocket Expenses, payable by wire transfer of same day funds. "PSI OUT-OF-POCKET EXPENSES" means the lesser of (A) all documented out-of-pocket expenses and fees incurred by PSI (including, without limitation, fees and expenses payable to all legal, accounting, financial, public relations and other professional advisers and expenses relating to printing and mailing the Proxy Statement) arising out of, in connection with or related to this Agreement and the transactions contemplated herein and (B) $250,000. PMR acknowledges that the agreements contained in this Section 7.5(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, PSI would not enter into this Agreement; accordingly, if PMR fails promptly to pay the amount due pursuant to this Section 7.5(c), and, in order to obtain such payment, PSI commences a suit which results in a judgment against PMR for the fee set forth in this Section 7.5(c), PMR shall pay to PSI its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N. A. in effect on the date such payment was required to be made.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     8.1 Non-Survival at Effective Time. The representations and warranties set forth in Article III shall not survive the Effective Time. The agreements set forth in this Agreement shall terminate at the Effective Time, except that the agreements set forth in Article I, Section 5.4 (Access to Information; Confidentiality), Section 5.8 (Stock Options and Other Stock Awards; Employee Benefit Plans),

Section 5.10 (Public Announcements), Section 5.12 (Indemnification of Directors and Officers), Section 7.3 (Amendment), Section 7.4 (Waiver), Section 7.5 (Fees and Expenses) and this Article VIII shall survive the Effective Time and the Closing. The exhibits to this Agreement shall survive the Effective Time and the Closing.

     8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

          (a) if to PMR, to:

              PMR Corporation
              1565 Hotel Circle South, 2nd Floor
              San Diego, CA 92108
              Attention: Chief Executive Officer
              Facsimile No.: (619) 610-4184
              Telephone No.: (619) 610-4001
              with a copy to:
              Vinson & Elkins L.L.P.
              One American Center
              600 Congress Avenue
              Austin, TX 78701
              Attention: Thomas P. Mason
              Facsimile No.: (512) 236-3250
              Telephone No.: (512) 495-8439
              (Effective 5/27/02, the address will be:
              The Terrace 7
              2801 Via Fortuna, Suite 100
              Austin, Texas 78746
              Facsimile No.: (512) 236-3250
              Telephone No.: (512) 542-8439)

          (b) if to PSI, to:

              Psychiatric Solutions, Inc.
              113 Seaboard Lane, Suite C-100
              Franklin, TN 37067
              Attention: Chief Executive Officer
              Facsimile No.: (615) 312-5711
              Telephone No.: (615) 312-5700

              with a copy to:

              Harwell Howard Hyne Gabbert & Manner, P.C.
              315 Deaderick Street, Suite 1800
              Nashville, TN 37238
              Attn: Lee C. Dilworth
              Facsimile No.: (615) 251-1059
              Telephone No.: (615) 251-1076

     8.3 Definitions.  For purposes of this Agreement:

     "BOOKS AND RECORDS" shall mean all books of account, tax records, sales and purchase records, customer and supplier lists, computer software, formulae, business reports, plans and projections and all other documents, files, correspondence and other information (whether in written, printed, electronic or computer printout form).

     "CASH EQUIVALENTS" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the full faith and credit of the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition, (iii) demand or time deposits, certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million and a Keefe Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause
(iii) above, (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within one year after the date of acquisition, and (vi) investments in money market or other mutual funds at least 95% of whose assets comprise securities described in clauses (ii) through (v) above.

     "ENCUMBRANCES" shall mean security interests, mortgages, liens, pledges, charges, easements, reservations, restrictions, rights of way, options, rights of first refusal and all other encumbrances of record or contract, whether or not relating to the extension of credit or the borrowing of money.

     "LIABILITY" shall mean any liability or obligation (including as related to Taxes), whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

     "PERSON" shall be construed broadly and shall include any individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof).

     "PROCEEDING" shall mean a private or governmental action, suit, proceeding, claim, arbitration or investigation.

     "SUBSIDIARY" shall mean any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     "TAX" (and, with correlative meaning, "TAXES" and "TAXABLE") shall mean (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental entity (a "TAX AUTHORITY") responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period, and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of being a transferee of or successor to any person or as a result of any express or implied obligation to indemnify any other person.

     "TAX RETURN" shall mean any return, statement, report or form (including, without limitation, estimated tax returns and reports, withholding tax returns and reports and information returns and reports) required to be filed with respect to Taxes.

     8.4 Interpretation. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to May 6, 2002. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     8.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     8.6 Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the PSI Disclosure Schedule and the PMR Disclosure Schedule
(a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms; (b) are not intended to confer upon any other person any rights or remedies hereunder, except as set forth in Sections 1.7(b), 1.7(c), 1.7(d), 1.7(e), 1.7(g), 1.8 and 5.8; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

     8.7 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     8.8 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

     8.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Delaware without reference to such state's principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within the State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

     8.10 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     IN WITNESS WHEREOF, PMR, Merger Sub and PSI have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

                                          PMR:

                                          PMR Corporation

                                          By: /s/ MARK CLEIN
                                            ------------------------------------

                                          Name: Mark Clein
                                              ----------------------------------

                                          Title: Chief Executive Officer
                                             -----------------------------------

                                          MERGER SUB:

                                          PMR Acquisition Corporation

                                          By: /s/ MARK CLEIN
                                            ------------------------------------

                                          Name: Mark Clein
                                              ----------------------------------

                                          Title: Chief Executive Officer
                                             -----------------------------------

                                          PSI:

                                          Psychiatric Solutions, Inc.

                                          By: /s/ JOEY A. JACOBS
                                          --------------------------------------
                                          Name: Joey A. Jacobs
                                          Title: President & Chief Executive
                                          Officer

                [Signature page to Agreement and Plan of Merger]

                                   SCHEDULE A
                        TO AGREEMENT AND PLAN OF MERGER

                  PSI STOCKHOLDERS EXECUTING VOTING AGREEMENT

Acacia Venture Partners, L.P.
South Park Venture Partners, L.P.
South Pointe Venture Partners, L.P.
CGJF Health Care Services Private Equities, L.P.
CGJR II, L.P.
CGJR/MF III, L.P.
Oak Investment Partners VII Limited Partnership
Oak Investment Partners VII Affiliates Fund, Limited Partnership
Oak VII Affiliates Fund, Limited Partnership
Clayton Associates, LLC
FCA Venture Partners I, L.P.
FCA Venture Partners II, L.P.
Joey Jacobs
Charles R.F. Treadway, M.D.
K. Bryce DeHaven
Douglas B. Lewis

                                   SCHEDULE B
                        TO AGREEMENT AND PLAN OF MERGER

                  PMR STOCKHOLDERS EXECUTING VOTING AGREEMENT

Proactive Investment Managers
Jon D. Gruber
J. Patterson McBaine
Myron Wick
Allen Tepper
Charles McGettigan
Mark Clein

                                   SCHEDULE C
                        TO AGREEMENT AND PLAN OF MERGER

                    DIRECTORS AND OFFICERS OF THE SURVIVING
                      CORPORATION FOLLOWING EFFECTIVE TIME

Board of Directors

Joey A. Jacobs
Steven T. Davidson

Officers

Joey A. Jacobs, Chief Executive Officer and President
Steven T. Davidson, Chief Development Officer and Secretary
Jack R. Salberg, Chief Operating Officer
Jack Polson, Controller

                                   SCHEDULE D
                        TO AGREEMENT AND PLAN OF MERGER

             DIRECTORS AND OFFICERS OF PMR FOLLOWING EFFECTIVE TIME

Board of Directors

Class One (1-year initial term):

Christopher Grant, Jr.
Charles McGettigan

Class Two (2-year initial term):

[REPRESENTATIVE OF PSI SUBORDINATED NOTEHOLDERS]
Mark Clein

Class Three (3-year initial term):

Joey A. Jacobs, Chairman of the Board
Edward K. Wissing
David S. Heer

Officers

Joey A. Jacobs, Chief Executive Officer and President
Steven T. Davidson, Chief Development Officer and Secretary
Jack R. Salberg, Chief Operating Officer
Jack Polson, Controller

Audit Committee

Christopher Grant, Jr.
Edward K. Wissing
Charles McGettigan

Compensation Committee

Christopher Grant, Jr.
David S. Heer
Joey A. Jacobs

                                AMENDMENT NO. 1

                        TO AGREEMENT AND PLAN OF MERGER

     This Amendment No. 1 to Agreement and Plan of Merger (this "AMENDMENT") is made and entered into as of June 10, 2002 by and among PMR Corporation, a Delaware corporation ("PMR"), PMR Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of PMR ("MERGER SUB"), and Psychiatric Solutions, Inc., a Delaware corporation ("PSI").

     WHEREAS, PMR, Merger Sub, and PSI are parties to that certain Agreement and Plan of Merger dated as of May 6, 2002 (the "MERGER AGREEMENT");

     WHEREAS, Section 7.3 of the Merger Agreement permits the Merger Agreement to be amended by a signed, written instrument upon action taken by or on behalf of the respective Boards of Directors of the parties thereto at any time prior to the Effective Time; and

     WHEREAS, PMR, Merger Sub, and PSI now desire to amend the Merger Agreement.

     NOW, THEREFORE, for and in consideration of the premises and the mutual benefits to the parties arising out of this Amendment, the receipt and sufficiency of which are hereby acknowledged by the parties' execution and delivery hereof, the parties hereto agree as follows:

          1. Definitions. Capitalized terms not defined in this Amendment shall have the meanings ascribed thereto in the Merger Agreement.

          2. Amendments to the Merger Agreement.

          2.1. Amendments to Index of Defined Terms. The Index of Defined Terms is hereby amended as follows:

             (a) So as to add the following to the alphabetical list of terms defined and used in the Merger Agreement:

             "PMR Stock Price Section 1.7(f)"

             (b) So as to change the cross-reference to the section of the Merger Agreement in which the following is defined:

             "Reverse Stock Split Section 3.30"

          2.2. Amendment to Section 1.4. Section 1.4 of the Merger Agreement is hereby amended so as to read in its entirety as follows:

          "1.4 Certificate of Incorporation; Bylaws.

             (a) At the Effective Time, the Certificate of Incorporation of PSI as the Surviving Corporation shall be amended and restated to read the same as the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that Section 1 of the amended and restated Certificate of Incorporation of the Surviving Corporation, instead of reading the same as Section 1 of the Certificate of Incorporation of Merger Sub, shall read as follows: "The name of this corporation is Psychiatric Solutions Hospitals, Inc."

             (b) At the Effective Time, the Bylaws of PSI as the Surviving Corporation shall be amended to read the same as the Bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that all references to Merger Sub in the Bylaws of the Surviving Corporation shall be changed to refer to Psychiatric Solutions Hospitals, Inc."

          2.3. Amendment to Section 1.7(b). Section 1.7(b) of the Merger Agreement is hereby amended so as to read in its entirety as follows:

          "(b) Conversion of PSI Capital Stock.

             (i) Subject to Sections 1.7(c), 1.7(d), 1.7(e), 1.7(f) and 1.8(d),
        each share of common stock, par value $0.001 per share, of PSI (the "PSI COMMON STOCK") issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 1.7(e)) shall be converted into the right to receive 0.156648 shares of fully paid and nonassessable shares of PMR Common Stock.

             (ii) Subject to Sections 1.7(c), 1.7(d), 1.7(e), 1.7(f) and 1.8(d),
        each issued and outstanding share of PSI's Series A Preferred Stock ("PSI SERIES A PREFERRED STOCK") shall be converted into the right to receive 0.336020 shares of fully paid and nonassessable shares of PMR Common Stock. Subject to Sections 1.7(c), 1.7(d), 1.7(e), 1.7(f) and 1.8(d), each issued and outstanding share of PSI's Series B Preferred Stock ("PSI SERIES B PREFERRED STOCK") shall be converted into the right to receive 0.425707 shares of fully paid and nonassessable shares of PMR Common Stock. The PSI Series A Preferred Stock and the PSI Series B Preferred Stock may be referred to collectively as "PSI PREFERRED STOCK."

             (iii) The shares of PMR Common Stock into which the shares of PSI Capital Stock are converted into the right to receive pursuant to the Merger are referred to herein collectively as the "MERGER CONSIDERATION." At the Effective Time, all such shares of PSI Capital Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate or certificates that immediately prior the Effective Time represented any such shares (a "CERTIFICATE" or "CERTIFICATES") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration with respect thereto and any cash in lieu of fractional shares of PMR Common Stock to be issued in consideration therefor upon surrender of such Certificate in accordance with Section 1.8. Each share of PSI Common Stock or PSI Preferred Stock issued and outstanding immediately prior to the Effective Time that is restricted or not fully vested shall upon such conversion and exchange have the same restrictions or vesting arrangements applicable to such shares prior to the conversion."

     2.4 Amendment to Section 1.7(c). Section 1.7(c) of the Merger Agreement is hereby amended so as to read in its entirety as follows:

          "(c) Anti-Dilution Provisions. In the event that the capitalization of PMR (as set forth in Section 3.2) changes prior to the Effective Time (other than changes resulting from the Reverse Stock Split) or in the event that the capitalization of PSI (as set forth in Section 2.2) changes prior to the Effective Time, the exchange ratios set forth in Sections 1.7(a) and 1.7(b) shall be appropriately adjusted to reflect such changes in the capitalization of PSI or PMR, or both, as the case may be; provided, however, that in the event that (i) there are no changes to the capitalization of PMR (as set forth in Section 3.2) prior to the Effective Time (other than resulting from the Reverse Stock Split) and (ii) PSI issues any additional shares of PSI Common Stock or any option, warrant or other security exercisable for, exchangeable for or convertible into, directly or indirectly, any shares of PSI Common Stock prior to the Effective Time, then the exchange ratios set forth in Section 1.7(a) and
     Section 1.7(b) shall be adjusted in a manner that provides for (1) the issuance of an aggregate of 3,479,474 shares of PMR Common Stock to the holders of PSI Preferred Stock (allocated between the holders of the PSI Series A Preferred Stock and PSI Series B Preferred Stock in the same proportions as set forth in Section 1.7(b)), and (2) the issuance of an aggregate of 4,089,432 shares of PMR Stock allocated among the holders of shares of PSI Common Stock, holders of shares of PSI Preferred Stock and the holders of options, warrants and other securities exercisable for, exchangeable for or convertible into, directly or indirectly, shares of PSI Common Stock (other than the Cancelled Warrants and the Convertible Notes) upon the exercise, exchange or conversion thereof, with such allocation to be made on a pro rata basis in relation to the fully diluted capitalization of PSI immediately prior to the Effective Time, assuming that all shares of PSI

     Preferred Stock and all options, warrants and such other securities, other than the Cancelled Warrants and the Convertible Notes, are exercised, exchanged or converted into shares of PSI Common Stock immediately prior to the Effective Time."

     2.5 Amendment to Section 1.7(f). Section 1.7(f) of the Merger Agreement is hereby amended so as to read in its entirety as follows:

          "(f) Fractional Shares. No fraction of a share of PMR Common Stock will be issued, but in lieu thereof each holder of shares of PSI Capital Stock who would otherwise be entitled to a fraction of a share of PMR Common Stock (after aggregating all fractional shares of PMR Common Stock to be received by such holder) shall receive from PMR an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the closing price for a share of PMR Common Stock on the Nasdaq National Market on the trading day on which the Effective Time occurs (the "PMR STOCK PRICE")."

     2.6. Amendment to Section 1.15. Section 1.15 of the Merger Agreement is hereby amended so as to read in its entirety as follows:

          "1.15 Pre-Closing Distribution to PMR Shareholders. Prior to the Effective Time, PMR shall be entitled to distribute to holders of PMR Common Stock (i) PMR Cash Equivalents in excess of $5.05 million pursuant to Section 6.2(k) and (ii) Contingent Value Rights pursuant to the Contingent Value Rights Agreement described in Section 4.4(b)."

     2.7. Amendment to Section 2.2(a). Section 2.2(a) of the Merger Agreement is hereby amended so as to read in its entirety as follows:

          "(a) The authorized capital stock of PSI immediately prior to the Effective Time consists of 53,500,000 shares of capital stock, consisting of (i) 35,000,000 shares of Common Stock, par value $.01 per share (the "PSI COMMON STOCK"), 7,327,627 shares of which are issued and outstanding on the date of this Agreement, (ii) 10,500,000 shares of Series A preferred stock, $.01 par value per share (the "PSI SERIES A PREFERRED STOCK") of which 10,497,000 shares are issued and outstanding on the date of this Agreement, and (iii) 8,000,000 shares of Series B preferred stock $.01 par value per share (the "PSI SERIES B PREFERRED STOCK") of which 4,975,736 shares are issued and outstanding on the date of this Agreement. As of the date of this Agreement, there are outstanding warrants to purchase 1,341,028 shares of PSI Series B Preferred Stock and 180,379 shares of PSI Common Stock, of which warrants to purchase 928,308 shares of PSI Series B Preferred Stock will be exercised prior to the Effective Time (the "EXERCISED WARRANTS"), warrants to purchase 382,720 shares of PSI Series B Preferred Stock will be canceled prior to the Effective Time (the "CANCELED WARRANTS"), and warrants to purchase 30,000 shares of PSI Series B Preferred Stock will remain outstanding at the Effective Time. There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities, other than as set forth in this Section 2.2. Attached to or as set forth in Schedule 2.2 to the PSI Disclosure Schedule is a true and correct list of PSI's stockholders and any persons with rights to acquire PSI securities, which list will be promptly updated from time to time prior to Closing to reflect any changes thereto (which changes are in any event subject to the restrictions imposed under Section 5.9). All outstanding shares of PSI Capital Stock are duly authorized, validly issued, fully paid and nonassessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of PSI or any agreement to which PSI is a party or by which it is bound. PSI has reserved (i) sufficient shares of PSI Common Stock for issuance upon conversion of the PSI Preferred Stock, and (ii) 3,373,313 shares of PSI Common Stock for issuance to employees and consultants pursuant to the PSI Stock Plan, of which 709,886 shares have been issued pursuant to option exercises or direct stock purchases, 2,166,749 shares are subject to outstanding, unexercised options, and 496,678 shares are available for issuance thereunder. PSI has outstanding subordinated notes with an aggregate principal amount of $3,600,000 which are convertible into PSI Series B Preferred Stock (the "CONVERTIBLE NOTES").

     Except for (i) the rights created pursuant to this Agreement, (ii) PSI's right to repurchase any unvested shares under the PSI Stock Plan, (iii) outstanding warrants to purchase 1,341,028 shares of PSI Series B Preferred Stock and 180,379 shares of PSI Common Stock, and (iv) the Convertible Notes, there are no other options, warrants, calls, rights, commitments or agreements of any character to which PSI is a party or by which it is bound obligating PSI to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of PSI or obligating PSI to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Except for the agreements contemplated by this Agreement, there are no contracts, commitments or agreements relating to voting, purchase or sale of PSI's capital stock (i) between or among PSI and any of its securityholders and (ii) to PSI's knowledge, between or among any of PSI's securityholders. The terms of the PSI Stock Plan and the applicable stock option agreements permit the assumption or substitution of options to purchase PMR Common Stock as provided in this Agreement, without the consent or approval of the holders of such securities, the PSI stockholders, or otherwise. None of the outstanding options permit any accelerated vesting or exercisability of those options by reason of the Merger or any other transactions contemplated by this Agreement. True and complete copies of all agreements and instruments relating to or issued under the PSI Stock Plan have been provided to PMR and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form provided to PMR. All outstanding shares of PSI Common Stock and PSI Preferred Stock were issued in compliance with all applicable federal and state securities laws."

     2.8. Amendment to Section 3.30. Section 3.30 of the Merger Agreement is hereby amended so as to read in its entirety as follows:

          "3.30 Vote Required. The affirmative vote of the holders of at least a majority of the PMR Common Stock outstanding on the record date set for the PMR Meeting is the only vote of the holders of any of PMR's Common Stock necessary to approve (a) an amendment to PMR's Certificate of Incorporation to (i) increase in the number of shares of PMR Common Stock authorized to be issued by PMR, (ii) effectuate a "reverse stock split" pursuant to which each outstanding share of PMR Common Stock would be converted into four-tenths of a share of PMR Common Stock (the "REVERSE STOCK SPLIT"), and
     (iii) change the name of PMR to "Psychiatric Solutions, Inc.", and (b) the issuance of PMR Common Stock pursuant to the Merger, and no other vote of the holders of PMR Common Stock is necessary to approve either this Agreement or the transactions contemplated hereby."

     2.9. Amendment to Section 5.3. Section 5.3 of the Merger Agreement is hereby amended so as to read in its entirety as follows:

          "5.3 Stockholders' Meetings. PSI shall collect proxies and/or call and hold a meeting of its stockholders (together, the "PSI MEETING") and PMR shall call and hold a meeting of its stockholders (the "PMR MEETING" and, together with PSI Meeting, the "STOCKHOLDERS' MEETINGS") as promptly as practicable for the purpose of obtaining the PSI Stockholder Approval (as defined in Section 6.1) and the PMR Stockholder Approval (as defined in
     Section 6.1), and PMR and PSI shall use their best efforts to hold the Stockholders' Meetings on the same day and as soon as practicable after the date on which the Registration Statement becomes effective."

     2.10. Amendment to Section 6.1(c). Section 6.1(c) of the Merger Agreement is hereby amended so as to read in its entirety as follows:

          "(c) PMR Stockholder Approval. This Agreement, the Merger, and an amendment to PMR's Certificate of Incorporation for the purpose of (i) authorizing a sufficient number of additional shares of PMR Common Stock to provide for the issuance of the Merger Consideration, (ii) effecting the Reverse Stock Split, and (iii) changing the name of PMR to "Psychiatric Solutions, Inc.", shall have been approved and adopted by the requisite vote of the PMR stockholders ("PMR STOCKHOLDER APPROVAL")."

     3. No Other Changes/Promises. Except as specifically set forth in this Amendment, the terms and provisions of the Merger Agreement shall remain unmodified and the Merger Agreement is hereby confirmed by the parties as being in full force and effect as amended herein. This Amendment and the Merger Agreement constitute the entire understanding of the parties with respect to the subject matter thereof, and no other covenants have been made by either party to the to the other.

     4. Counterparts. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                                   *   *   *

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, PMR, Merger Sub and PSI have caused this Amendment No. 1 to Agreement and Plan of Merger to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

                                          PMR:

                                          PMR CORPORATION

                                          By: /s/ FRED D. FURMAN
                                            ------------------------------------
                                              Name: Fred D. Furman
                                              Title: President & General Counsel

                                          MERGER SUB:

                                          PMR ACQUISITION CORPORATION

                                          By: /s/ FRED D. FURMAN
                                            ------------------------------------
                                              Name: Fred D. Furman
                                              Title: President & Secretary

                                          PSI:

                                          PSYCHIATRIC SOLUTIONS, INC.

                                          By: /s/ JOEY A. JACOBS
                                            ------------------------------------
                                              Name: Joey A. Jacobs
                                              Title: President & Chief Executive
                                              Officer

                                                                         ANNEX B

       AMENDMENT TO PMR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                            CERTIFICATE OF AMENDMENT
                                       TO
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                                PMR CORPORATION

                       (Incorporated on January 8, 1988)

                    (Pursuant to Section 242 of the General
                   Corporation Law of the State of Delaware)

--------------------------------------------------------------------------------

     PMR Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies:

FIRST:     The name of the Corporation is PMR Corporation.

SECOND: The Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 9, 1998.

THIRD: The Amended and Restated Certificate of the Corporation is hereby amended so that ARTICLE I reads in its entirety as follows:

     "The name of this Corporation is Psychiatric Solutions, Inc."

FOURTH: The Amended and Restated Certificate of the Corporation is hereby amended so that ARTICLE V reads in its entirety as follows:

     "A. This Corporation is authorized to issue two classes of shares to be designated, respectively, "Common Stock" and "Preferred Stock." All of said shares shall be one cent ($0.01) par value each. The total number of shares of stock that the Corporation is authorized to issue is Fifty Million (50,000,000), of which Forty-Eight Million (48,000,000) shares shall be Common Stock, each having a par value of one cent ($0.01) per share, and Two Million (2,000,000) shares shall be Preferred Stock, each having a par value of one cent ($0.01) per share.

     B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate (a "Preferred Stock Designation") pursuant to the Delaware General Corporation Law, to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions of any wholly unissued series of Preferred Stock, and to establish from time to time the number of share constituting any such series or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

     C. The Corporation may purchase, directly or indirectly, its own shares to the extent that may be allowed by law.

     D. Effective immediately upon filing of this Certificate of Amendment with the Secretary of State of the State of Delaware (the "Effective Time"), each share of Common Stock, par value $0.01 per share (the "Old Common Stock"), issued and outstanding immediately prior to such Effective Time shall, without any action on the part of the holder thereof, be converted and reclassified into, and immediately represent, four-tenths of one validly issued, fully paid and non-assessable share of Common Stock, par value $0.01 per share. Notwithstanding the foregoing, no fraction of a share of Common Stock shall be issued by virtue of such conversion and reclassification, and any fraction of a share of Common Stock that would otherwise result pursuant to the preceding sentence (after aggregating all fractional shares to be received by such stockholder) shall automatically be rounded down to the nearest whole share. Each certificate representing shares of Old Common Stock shall thereafter represent that number of shares of Common Stock determined in accordance with the previous sentences; provided, however, that each person holding of record a stock certificate or certificates representing shares of Old Common Stock shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of Common Stock to which such person is entitled. In addition, any options to acquire shares of Common Stock (each, an "Option") outstanding immediately prior to the Effective Time shall, without any action on the part of the holder thereof or the Corporation, be adjusted as follows: (i) the number of shares of Common Stock subject to such Option shall be divided by 2.5 (rounded down to the nearest whole share); and (ii) the per share exercise price set forth in such Option shall be multiplied by 2.5, subject to appropriate reduction on account of any fractions not issued as a result of rounding down; provided, however, that the foregoing adjustments shall not apply if the plan under which a particular Option was granted provides for adjustments similar to the foregoing. The provisions of this Paragraph D shall not change the par value of the Common Stock as set forth in Article V, Paragraph A hereof."

FIFTH: The above amendments to the Restated Certificate of Incorporation of the Corporation were duly adopted by the unanimous approval of the Board of Directors of the Corporation and have been duly approved by the stockholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and the Restated Certificate of Incorporation of the Corporation, or otherwise.

                                 *     *     *

     IN WITNESS WHEREOF, the undersigned has executed this Certificate this
     day of             , 2002.

                                          PMR CORPORATION

                                          By:
                                            ------------------------------------
                                              Fred Furman
                                              President and General Counsel

                                                                         ANNEX C
                  OPINION OF RAYMOND JAMES & ASSOCIATES, INC.

April 29, 2002

Board of Directors
PMR Corporation
1565 Hotel Circle South
Second Floor
San Diego, California 92108

Members of the Board:

     You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of the outstanding common stock, par value $0.01 per share (the "Common Stock") of PMR Corporation (the "Company") of the issuance of Common Stock, representing approximately 72.0% of the fully-diluted shares of the Company on a post-merger basis, to the shareholders of Psychiatric Solutions, Inc. ("Psychiatric Solutions") (the "Transaction Consideration") in connection with the proposed merger (the "Merger") of Psychiatric Solutions with a subsidiary of the Company pursuant and subject to the draft Agreement and Plan of Merger between the Company, PMR Acquisition Corporation and Psychiatric Solutions dated as of April 29, 2002 (the "Agreement") after taking into account an assumed approximate $14.3 million one-time special dividend (the "Liquidating Dividend") to be distributed to shareholders of the Company prior to the closing of the Merger.

     In connection with our review of the proposed Merger and the preparation of our opinion, we have, among other things:

          1. reviewed the financial terms and conditions as stated in the draft Agreement;

          2. reviewed the audited financial statements of the Company as of and for the years ended April 30, 2001 and 2000 and the audited financial statements of Psychiatric Solutions as of and for the years ended December 31, 2001 and 2000;

          3. reviewed the Company's Annual Reports filed on Form 10-K for the year ending April 30, 2001 and the Company's Quarterly Reports filed on 10-Q for the quarters ended July 30, 2001, October 31, 2001, and January 31, 2002;

          4. reviewed other financial and operating information, including projections, requested from and/or provided by the Company and Psychiatric Solutions;

          5. reviewed certain other publicly available information on the Company; and

          6. discussed with members of the senior management of the Company and Psychiatric Solutions certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry.

     We have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by the Company, Psychiatric Solutions, or any other party and have not attempted to verify independently any of such information. We have not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company or Psychiatric Solutions. With respect to financial projections and other information and data provided to or otherwise reviewed by or discussed with us, we have assumed that such projections and other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management, and we have relied upon each party to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review.

     Under the terms of the Merger, PMR and Psychiatric Solutions intend to adopt a plan of reorganization within the meaning of Section 354(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code"), and to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code.

     Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of April 29, 2002 and any material change in such circumstances and conditions would require a reevaluation of this opinion, which we are under no obligation to undertake.

     We express no opinion as to the underlying business decision to effect the Merger, the structure or tax consequences of the Agreement, or the availability or advisability of any alternatives to the Merger. This letter does not express any opinion as to the likely trading range of the Company's common stock following the Merger, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of the Company at that time. Our opinion is limited to the fairness, from a financial point of view, of the Transaction Consideration to the shareholders of the Company. We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board of Directors to approve or consummate the Merger.

     In conducting our investigation and analyses and in arriving at our opinion, we have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant, including the review of (i) historical and projected revenues, operating earnings, net income, and capitalization of the Company and of Psychiatric Solutions and certain other publicly-held companies in businesses we believe to be comparable to the Company and to Psychiatric Solutions; (ii) the current and projected financial position and results of operations of the Company and Psychiatric Solutions; (iii) the historical market prices and trading activity of the Common Stock of the Company; (iv) financial and operating information concerning selected business combinations which we deemed comparable in whole or in part; and (v) the general condition of the securities markets.

     In arriving at this opinion, Raymond James & Associates, Inc. ("Raymond James") did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.

     Raymond James is actively engaged in the health care investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations, and similar transactions. Raymond James has been engaged to render financial advisory services to the Company in connection with the proposed Merger and will receive a fee for such services, which fee is contingent upon consummation of the Merger. Raymond James will also receive a fee upon the delivery of this opinion. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.

     In the ordinary course of our business, Raymond James may trade in the securities of the Company for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     It is understood that this letter is for the information of the Board of Directors of the Company in evaluating the proposed Merger and does not constitute a recommendation to any shareholder of the Company regarding how said shareholder should vote on the proposed Merger. The Company may include the full text of this letter in any proxy statement or offering memorandum prepared by the Company in connection with and describing the Merger. Except for such uses, this opinion is not to be quoted or referred to, in whole or in part, without our prior written consent, which will not be unreasonably withheld.

     Based upon and subject to the foregoing, it is our opinion that, as of April 29, 2002, the Transaction Consideration is fair, from a financial point of view, to the holders of the Company's outstanding Common Stock.

Very truly yours,

/s/ Raymond James & Associates, Inc.

RAYMOND JAMES & ASSOCIATES, INC.

                                                                         ANNEX D

                   OPINION OF BRENTWOOD CAPITAL ADVISORS LLC

April 30, 2002

Board of Directors
Psychiatric Solutions, Inc.
113 Seaboard Lane, Suite C-100
Franklin, TN 37067

Ladies and Gentlemen:

     PMR Corporation, a Delaware corporation ("Acquiror"), and Psychiatric Solutions, Inc., a Delaware corporation ("Target"), are contemplating a transaction pursuant to which Target will be merged with a wholly-owned subsidiary of Acquiror with Target as the surviving corporation (the "Transaction"). The terms of the Transaction are set forth in an Agreement and Plan of Merger between Acquiror, Target and PMR Acquisition Corporation, a Delaware corporation (the "Agreement"). You have requested our opinion as to the fairness, from a financial point of view, of (i) the aggregate Merger Consideration to the stockholders of Target and (ii) the Merger Consideration to be received by the holders of common stock, par value $.01 per share (the "Common Stock"), of Target relative to the consideration to be received by the holders of Series A preferred stock, par value $.01 per share (the "Series A Preferred"), of Target and Series B preferred stock, par value $.01 per share (the "Series B Preferred"), of Target. The Series A Preferred and the Series B Preferred are collectively referred to herein as the "Preferred Stock."

     The Agreement provides for, among other things, (i) each share of Common Stock to be converted into the right to receive .38649 shares of common stock, par value $.01 per share, of Acquiror (the "PMR Common Stock"), (ii) each share of Series A Preferred to be converted into the right to receive .44843 shares of PMR Common Stock and (iii) each share of Series B Preferred and bridge loan warrants to be converted into the right to receive .67265 shares of PMR Common Stock. Capitalized terms used but not defined herein have the meanings ascribed to those terms in the Agreement.

     Brentwood Capital Advisors LLC, as part of its investment banking business, engages in the valuation of businesses and securities in connection with mergers and acquisitions, private placements, and valuations for estate, corporate, and other purposes. We have been engaged by the Board of Directors of Target to render this opinion in connection with the Transaction and have received and will receive a fee from Target for our services. We have acted as an investment banker to Target with respect to a potential private placement of subordinated debt securities and have received and are entitled to receive an advisory fee each month until consummation of the private placement or termination of our engagement as well as a fee equal to 2.5% of the total principal amount of the debt securities, less any advisory fees paid. We will receive a fee upon delivery of this opinion and upon the closing of the Transaction.

     In conducting our analysis and arriving at our opinion, we have considered such financial and other information as we deemed appropriate including, among other things, the following: the Agreement, certain historical and current financial information with respect to Target and Acquiror, certain projected financial information of Acquiror and Target, certain historical financial information and other information with respect to other companies in the unit management and behavioral healthcare industries and certain historical price and volume trading information with respect to PMR Common Stock. We also have held discussions with members of the senior management of Target regarding the strategic rationale for, and the potential benefits of, the transactions contemplated by the Agreement and the past and current business operations, financial condition, and future prospects of Acquiror and Target, respectively. As part of such discussions, we have been advised by management of Target that the Transaction significantly advances the Target's overall strategic and operational goals in the unit management and behavioral healthcare industries.

     We have taken into account our assessment of general economic, market, and financial and other conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of the industries in which Acquiror and Target operate generally. Our opinion is necessarily based on the information made available to us and conditions as they exist and can be evaluated as of the date hereof.

     We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us for purposes of our opinion and have not assumed any responsibility for, nor undertaken an independent verification of, such information. With respect to the internal operating data and financial analyses and forecasts supplied to us (including forecasts of estimated cost savings as a result of the Transaction), we have assumed that such data, analyses and forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of Acquiror's and Target's senior management as to the recent and likely future performance of Acquiror and Target, respectively. Accordingly, we express no opinion with respect to such analyses of forecasts or the assumptions on which they are based.

     We have assumed that the Transaction will be consummated in accordance with the terms set forth in the Agreement, including, among other things, that the Transaction will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and that the other conditions to consummation of the Transaction set forth in the Agreement will be met. In addition, we have assumed that 412,700 warrants to purchase Series B Preferred with an exercise price of $1.50 per share will be cancelled. We have also assumed that without the payment of a liquidation preference valued at $1.00 per share and $1.50 per share for the holders of Series A Preferred and Series B Preferred, respectively, such holders would not vote in favor of the Transaction. We were not asked to consider and our opinion does not address the relative merits of the Transaction as compared to any alternative business strategies that might exist for Target or the effect of any other transactions in which Target might engage. Furthermore, we have not made an independent evaluation or appraisal of the assets or liabilities of Acquiror or Target or any of their subsidiaries or affiliates and have not been furnished with any such evaluation or appraisal.

     In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of Target.

     Target is entitled to reproduce this opinion, in whole but not in part, in the proxy statement/prospectus as required by applicable law or where otherwise appropriate; provided, however, that any excerpt or reference to this opinion (including any summary thereof) in such document must be approved by us in advance in writing. Notwithstanding the foregoing, this opinion does not constitute a recommendation to any holder of Target Preferred Stock or Common Stock to vote in favor of the Transaction. We were engaged by the Board of Directors of Target to render this opinion in connection with the Board's discharge of its fiduciary obligations. We have advised the Board of Directors that we do not believe that any person (including a stockholder of Target) other than the Board of Directors has the legal right to rely upon this opinion for any claim arising under state law and that, should any such claim be brought against us, this assertion will be raised as a defense. In the absence of governing authority, this assertion will be resolved by the final adjudication of such issue by a court of competent jurisdiction. Resolution of this matter under state law, however, will have no effect on the rights and responsibilities of any person under the federal securities laws or on the rights or responsibilities of Target's Board of Directors under applicable state law.

     Based upon and subject to the foregoing, and based upon such other matters we consider relevant, it is our opinion that, as of the date hereof and based on conditions as they currently exist, (i) the aggregate Merger Consideration is fair, from a financial point of view, to the stockholders of Target and (ii) the Merger Consideration is fair, from a financial point of view, to the holders of Common Stock of Target relative to the Merger Consideration to be received by the holders of Preferred Stock of Target.

Very truly yours,

/s/ Brentwood Capital Advisors LLC

BRENTWOOD CAPITAL ADVISORS LLC

                                                                         ANNEX E

                        DELAWARE GENERAL CORPORATION LAW

SEC. 262 APPRAISAL RIGHTS.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation; or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law, Articles VII and VIII of PMR's Amended and Restated Certificate of Incorporation and Article VII of PMR's Amended and Restated Bylaws provide for the indemnification of officers, directors, employees and agents under certain circumstances.

     Set forth below are Articles VII and VIII of PMR's Amended and Restated Certificate of Incorporation pertaining to indemnification of officers, directors, employees and agents and insurance:

                                  ARTICLE VII

          A. No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of the directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by Delaware General Corporation Law, as so amended.

          B. Any repeal or modification of this Article VII shall be prospective and shall not affect the rights under this Article VII in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

                                  ARTICLE VIII

          The Corporation may indemnify any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any and all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement or incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim, to the fullest extent permitted by the Delaware General Corporation Law, as amended from time to time. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise, against any such expense, liability or loss, to the fullest extent permitted by the Delaware General Corporation Law.

     Set forth below is Article VII of PMR's Amended and Restated Bylaws:

                                  ARTICLE VII

          INDEMNIFICATION OF DIRECTORS, OFFICERS, AGENTS AND EMPLOYEES

          SECTION 1. Indemnification in Suits and Proceedings With Others. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

          SECTION 2. Indemnification in Derivative Suits. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

          SECTION 3. Reasonable Defense Expenses. To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him in connection therewith.

          SECTION 4. Standard of Conduct and Determination. Any indemnification under Sections 1 and 2 of this Article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Sections 1 and 2 of this Article.

          Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

          SECTION 5. Advance of Defense Expenses. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the manner provided in Section 4 of this Article upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in this Section.

          SECTION 6. Nonexclusivity of Indemnification. The indemnification provided by this Section shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

          SECTION 7. Insurance Authorization. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Section.

          SECTION 8. Definition of "Corporation" in Mergers. For purposes of this Section, references to "the Corporation" shall include, in the case of a merger or consolidation, in addition to the resulting Corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section with respect to the resulting or supervising corporation as he would have with respect to such constituent corporation if its separate existence had continued.

          SECTION 9. Other Definitions. For references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the Corporation" purposes of this Section, reference to "other enterprises" shall include employee benefit plans; shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Section.

     PMR has also purchased liability insurance policies covering directors and officers of PMR.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  2.1     Agreement and Plan of Merger by and between PMR Corporation,
          PMR Acquisition Corporation and Psychiatric Solutions, Inc.
          dated May 6, 2002, as amended by Amendment No. 1 dated as of
          June 10, 2002 (included as Annex A to this registration
          statement).
  3.1     PMR's Amended and Restated Certificate of Incorporation,
          filed with the Delaware Secretary of State on March 9, 1998
          (incorporated by reference to Exhibit 3.1 to PMR's Annual
          Report on Form 10-K for the fiscal year ended April 30,
          1998).
  3.2     PMR's Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Company's Annual Report on Form 10-K
          for the fiscal year ended April 30, 1997).
  4.1     Reference is made to Exhibits 3.1 and 3.2.
  4.2     Common Stock Specimen Certificate (incorporated by reference to Exhibit 4.1 to PMR's Registration Statement on Form S-18
          (Reg. No. 23-20095-A)).
  5.1*    Opinion of Vinson & Elkins L.L.P. regarding legality.
  8.1*    Opinion of Kruse & Associates, P.C. regarding tax matters.
 10.1     Amended and Restated Promissory Note between Mark P. Clein and PMR Corporation in the amount of $59,554, dated as of
          May 1, 2002.
 10.2     Amended and Restated Promissory Note between Mark P. Clein and PMR Corporation in the amount of $278,504.82, dated as of May 1, 2002.

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 10.3     Amended and Restated Promissory Note between Fred D. Furman and PMR Corporation in the amount of $256,623.60, dated as of May 1, 2002.
 10.4     Amended and Restated Promissory Note between Fred D. Furman and PMR Corporation in the amount of $209,317.15, dated as of May 1, 2002.
 10.5     Amended and Restated Promissory Note between Susan Erskine and PMR Corporation in the amount of $20,414, dated as of
          May 1, 2002.
 10.6     Consulting Agreement between Mark P. Clein and PMR
          Corporation dated as of May 10, 2002.
 10.7     Employment Agreement between Fred D. Furman and PMR
          Corporation dated as of August 25, 1999.
 10.8     Employment Agreement between Susan D. Erskine and PMR
          Corporation dated as of August 25, 1999.
 10.9     Amendment to Employment Agreement between Fred D. Furman and
          PMR Corporation dated as of May 1, 2002.
 10.10    Amendment to Employment Agreement between Susan Erskine and
          PMR Corporation dated as of May 1, 2002.
 10.11    Amended and Restated Employment Agreement between Joey
          Jacobs and Psychiatric Solutions, Inc. dated as of January
          1, 2002.
 10.12    Employment Agreement between Jack Salberg and Psychiatric
          Solutions, Inc. dated as of May 1, 2000.
 10.13    Revolving Credit and Term Loan Agreement between Psychiatric
          Solutions, Inc., certain of its related entities,
          CapitalSource Finance, LLC, and the lenders thereunder,
          dated as of November 30, 2001.
 21.1     List of Subsidiaries.
 23.1     Consent of Ernst & Young LLP, Independent Auditors on behalf of PMR Corporation.
 23.2     Consent of Ernst & Young LLP, Independent Auditors on behalf of Psychiatric Solutions.
 23.3     Consent of Kruse & Associates, P.C. (set forth in Exhibit
          8.1).
 23.4     Consent of Vinson & Elkins L.L.P. (set forth in Exhibit
          5.1).
 23.5     Consent of Raymond James & Associates, Inc. (set forth in
          Exhibit 99.3).
 23.6     Consent of Brentwood Capital Advisors LLC. (set forth in
          Exhibit 99.4).
 24.1     Powers of Attorney (set forth on signature page).
 99.1     Form of PMR Proxy.
 99.2     Form of Psychiatric Solutions Proxy.
 99.3     Opinion of Raymond James & Associates, Inc. (included as
          Annex C to this registration statement).
 99.4     Opinion of Brentwood Capital Advisors LLC (included as Annex
          D to this registration statement).

---------------

* To be filed by amendment.

ITEM 22. UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of its annual report pursuant to
     Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (6) That every prospectus: (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the directors, officers and controlling persons of PMR pursuant to the foregoing provisions, or otherwise, PMR has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by PMR of expenses incurred or paid by a director, officer or controlling person of PMR in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, PMR will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Diego, California, on the 10th day of June, 2002.

                                          PMR CORPORATION

                                          By:      /s/ FRED D. FURMAN
                                            ------------------------------------
                                                       Fred D. Furman
                                               President and General Counsel

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints Fred D. Furman and Reggie A. Roman, or either or them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated.

                    SIGNATURE                                      TITLE                       DATE
                    ---------                                      -----                       ----

                 /s/ ALLEN TEPPER                    Chairman of the Board of Directors   June 10, 2002
 ------------------------------------------------       and Chief Executive Officer
                   Allen Tepper                        (Principal Executive Officer)


                /s/ MARK P. CLEIN                                 Director                June 10, 2002
 ------------------------------------------------
                  Mark P. Clein


                /s/ FRED D. FURMAN                     President and General Counsel      June 10, 2002
 ------------------------------------------------
                  Fred D. Furman


               /s/ SUSAN D. ERSKINE                      Executive Vice President,        June 10, 2002
 ------------------------------------------------          Secretary and Director
                 Susan D. Erskine


                 /s/ SATISH TYAGI                                 Director                June 10, 2002
 ------------------------------------------------
                   Satish Tyagi


            /s/ CHARLES C. MCGETTIGAN                             Director                June 10, 2002
 ------------------------------------------------
              Charles C. McGettigan


                /s/ EUGENE D. HILL                                Director                June 10, 2002
 ------------------------------------------------
                  Eugene D. Hill

                    SIGNATURE                                      TITLE                       DATE
                    ---------                                      -----                       ----


                /s/ RICHARD NIGLIO                                Director                June 10, 2002
 ------------------------------------------------
                  Richard Niglio


               /s/ REGGIE A. ROMAN                        Chief Financial Officer         June 10, 2002
 ------------------------------------------------      (Principal Financial Officer)
                 Reggie A. Roman

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 2.1      Agreement and Plan of Merger by and between PMR Corporation,
          PMR Acquisition Corporation and Psychiatric Solutions, Inc.
          dated May 6, 2002, as amended by Amendment No. 1 dated as of
          June 10, 2002 (included as Annex A to this registration
          statement).
 3.1      PMR's Amended and Restated Certificate of Incorporation,
          filed with the Delaware Secretary of State on March 9, 1998
          (incorporated by reference to Exhibit 3.1 to PMR's Annual
          Report on Form 10-K for the fiscal year ended April 30,
          1998).
 3.2      PMR's Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Company's Annual Report on Form 10-K
          for the fiscal year ended April 30, 1997).
 4.1      Reference is made to Exhibits 3.1 and 3.2.
 4.2      Common Stock Specimen Certificate (incorporated by reference to Exhibit 4.1 to PMR's Registration Statement on Form S-18
          (Reg. No. 23-20095-A)).
 5.1*     Opinion of Vinson & Elkins L.L.P. regarding legality.
 8.1*     Opinion of Kruse & Associates, P.C. regarding tax matters.
10.1      Amended and Restated Promissory Note between Mark P. Clein and PMR Corporation in the amount of $59,554, dated as of
          May 1, 2002.
10.2      Amended and Restated Promissory Note between Mark P. Clein and PMR Corporation in the amount of $278,504.82, dated as of May 1, 2002.
10.3      Amended and Restated Promissory Note between Fred D. Furman and PMR Corporation in the amount of $256,623.60, dated as of May 1, 2002.
10.4      Amended and Restated Promissory Note between Fred D. Furman and PMR Corporation in the amount of $209,317.15, dated as of May 1, 2002.
10.5      Amended and Restated Promissory Note between Susan Erskine and PMR Corporation in the amount of $20,414, dated as of
          May 1, 2002.
10.6      Consulting Agreement between Mark P. Clein and PMR
          Corporation dated as of May 10, 2002.
10.7      Employment Agreement between Fred D. Furman and PMR
          Corporation dated as of August 25, 1999.
10.8      Employment Agreement between Susan D. Erskine and PMR
          Corporation dated as of August 25, 1999.
10.9      Amendment to Employment Agreement between Fred D. Furman and
          PMR Corporation dated as of May 1, 2002.
10.10     Amendment to Employment Agreement between Susan Erskine and
          PMR Corporation dated as of May 1, 2002.
10.11     Amended and Restated Employment Agreement between Joey
          Jacobs and Psychiatric Solutions, Inc. dated as of January
          1, 2002.
10.12     Employment Agreement between Jack Salberg and Psychiatric
          Solutions, Inc. dated as of May 1, 2000.
10.13     Revolving Credit and Term Loan Agreement between Psychiatric
          Solutions, Inc., certain of its related entities,
          CapitalSource Finance, LLC, and the lenders thereunder,
          dated as of November 30, 2001.
21.1      List of Subsidiaries.
23.1      Consent of Ernst & Young LLP, Independent Auditors on behalf of PMR Corporation.
23.2      Consent of Ernst & Young LLP, Independent Auditors on behalf of Psychiatric Solutions.
23.3      Consent of Kruse & Associates, P.C. (set forth in Exhibit
          8.1).
23.4      Consent of Vinson & Elkins L.L.P. (set forth in Exhibit
          5.1).
23.5      Consent of Raymond James & Associates, Inc. (set forth in
          Exhibit 99.3).
23.6      Consent of Brentwood Capital Advisors LLC. (set forth in
          Exhibit 99.4).

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
24.1      Powers of Attorney (set forth on signature page).
99.1      Form of PMR Proxy.
99.2      Form of Psychiatric Solutions Proxy.
99.3      Opinion of Raymond James & Associates, Inc. (included as
          Annex C to this registration statement).
99.4      Opinion of Brentwood Capital Advisors LLC (included as Annex
          D to this registration statement).

---------------

* To be filed by amendment.